FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206847-04

$787,915,000 (Approximate)

Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32
(Central Index Key Number 0001690577)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.
(Central Index Key Number 0001005007)

as Depositor

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Bank of America, National Association
(Central Index Key Number 0001102113)

Starwood Mortgage Funding III LLC
(Central Index Key Number 0001682532)

KeyBank National Association
(Central Index Key Number 0001089877)

CIBC Inc.
(Central Index Key Number 0001548567)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-C32

Banc of America Merrill Lynch Commercial Mortgage Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-C32 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered certificates listed under “Summary of Certificates”) represent the ownership interests in the issuing entity, which will be a New York common law trust named Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2017. The rated final distribution date for the certificates is the distribution date in December 2049.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$36,900,000	1.9680%	Fixed(5)	November 2021
Class A-2	$6,800,000	3.2970%	Fixed(5)	November 2021
Class A-SB	$58,600,000	3.5140%	Fixed(5)	July 2026
Class A-3	$190,000,000	3.4590%	Fixed(5)	November 2026
Class A-4	$342,567,000	3.7200%	WAC Cap(5)	December 2026
Class X-A	$634,867,000(6)	0.7804%	Variable(7)	December 2026
Class X-B	$109,968,000(6)	0.2623%	Variable(7)	December 2026
Class A-S	$65,754,000	3.9940%	WAC Cap(5)	December 2026
Class B	$44,214,000	4.0950%	WAC Cap(5)	December 2026
Class C	$43,080,000	4.2969%	WAC(5)	December 2026

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 49 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Banc of America Merrill Lynch Commercial Mortgage Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act (as defined in this prospectus) contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The offered certificates will be offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc., CIBC World Markets Corp. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity and delivered to and accepted by the underwriters, and subject to each underwriter’s right to reject any order in whole or in part. The underwriters will purchase the offered certificates from Banc of America Merrill Lynch Commercial Mortgage Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunning manager with respect to approximately 66.1% of each class of offered certificates and Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 33.9% of each class of offered certificates. KeyBanc Capital Markets Inc., CIBC World Markets Corp. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 21, 2016. Banc of America Merrill Lynch Commercial Mortgage Inc. expects to receive from this offering approximately 106.8% of the initial aggregate certificate balance of the offered certificates, plus accrued interest from December 1, 2016, before deducting expenses payable by the depositor.

KeyBanc Capital Markets	Drexel Hamilton	CIBC World Markets

December 8, 2016

MSBAM 2016-C32

Commercial Mortgage Pass-Through Certificates, Series 2016-C32
Geographic Overview of Mortgage Pool

Utah
1 property
$7,125,000
0.8% of total
Missouri
1 property
$5,451,045
0.6% of total
Minnesota
1 property
$18,000,000
2.0% of total
Illinois
4 properties
$22,524,615
2.5% of total
Indiana
2 properties
$9,800,000
1.1% of total
Michigan
4 properties
$24,060,017
2.7% of total
Pennsylvania
3 properties
$37,940,696
4.2% of total
New York
3 properties
$75,709,304
8.3% of total
Washington
3 properties
$15,000,000
1.7% of total
Ohio
4 properties
$40,985,956
4.5% of total
Massachusetts
1 property
$19,000,000
2.1% of total
Nevada
1 property
$4,244,373
0.5% of total
Maryland
2 properties
$49,950,000
5.5% of total
Virginia
5 properties
$65,853,623
7.3% of total
California
11 properties
$165,437,359
18.2% of total
North Carolina
1 property
$3,380,000
0.4% of total
Arizona
2 properties
$4,815,280
0.5% of total
South Carolina
2 properties
$8,977,600
1.0% of total
Hawaii
1 property
$63,000,000
6.9% of total
Colorado
1 property
$6,991,161
0.8% of total
Georgia
2 properties
$57,843,175
6.4% of total
New Mexico
1 property
$4,937,700
0.5% of total
Texas
5 properties
$27,841,031
3.1% of total
Tennessee
3 properties
$86,784,946
9.6% of total
Florida
9 properties
$62,295,758
6.9% of total
Oklahoma
2 properties
$10,704,231
1.2% of total
Alabama
1 property
$8,300,000
0.9% of total
Mortgaged Properties by Property Type
Self Storage 2.3%
Leased Fee 0.9%
Mixed Use 5.7%
Manufactured Housing 0.8%
Hospitality 9.6%
Retail 40.8%
Multifamily 11.3%
Industrial 12.3%
Office 16.2%
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$36,900,000	30.000%	1.9680%	Fixed(5)	November 2021	2.85	1 – 59
Class A-2	$6,800,000	30.000%	3.2970%	Fixed(5)	November 2021	4.90	59 – 59
Class A-SB	$58,600,000	30.000%	3.5140%	Fixed(5)	July 2026	7.35	59 – 115
Class A-3	$190,000,000	30.000%	3.4590%	Fixed(5)	November 2026	9.85	115 – 119
Class A-4	$342,567,000	30.000%	3.7200%	WAC Cap(5)	December 2026	9.90	119 – 120
Class X-A	$634,867,000(6)	N/A	0.7804%	Variable(7)	December 2026	N/A	N/A
Class X-B	$109,968,000(6)	N/A	0.2623%	Variable(7)	December 2026	N/A	N/A
Class A-S	$65,754,000	22.750%	3.9940%	WAC Cap(5)	December 2026	9.98	120 – 120
Class B	$44,214,000	17.875%	4.0950%	WAC Cap(5)	December 2026	9.98	120 – 120
Class C	$43,080,000	13.125%	4.2969%	WAC(5)	December 2026	9.98	120 – 120

Non-Offered Certificates(8)
Class X-D	$48,749,000(6)	N/A	0.9009%	Variable(7)	December 2026	N/A	N/A
Class D	$48,749,000	7.750%	3.3960%	WAC Cap(5)	December 2026	9.98	120 – 120
Class E	$23,807,000	5.125%	4.2969%	WAC(5)	December 2026	9.98	120 – 120
Class F	$10,203,000	4.000%	4.2969%	WAC(5)	January 2027	9.98	120 – 121
Class G	$36,278,869	0.000%	4.2969%	WAC(5)	January 2027	10.07	121 – 121
Class R(9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB and Class A-3 certificates will at all times be a fixed rate per annum equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for each class of the Class A-4, Class A-S, Class B and Class D certificates will be a variable rate per annum equal to the lesser of (a) the initial pass-through rate for such class set forth in the table above and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for each class of the Class C, Class E, Class F and Class G certificates will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis. The Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are collectively referred to as the “principal balance certificates.”

(6)	The Class X certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S and Class B certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the

Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	Not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

(9)	The Class R certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	21
Risk Factors	49
The Certificates May Not Be a Suitable Investment for You	49
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	49
Risks Related to Market Conditions and Other External Factors	49
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	49
Other Events May Affect the Value and Liquidity of Your Investment	49
Risks Relating to the Mortgage Loans	50
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	50
Risks of Commercial and Multifamily Lending Generally	50
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	52
General	52
A Tenant Concentration May Result in Increased Losses	53
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	53
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	53
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	54
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	54
Early Lease Termination Options May Reduce Cash Flow	55
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	56
Retail Properties Have Special Risks	56
Office Properties Have Special Risks	58
Industrial Properties Have Special Risks	58
Multifamily Properties Have Special Risks	60
Hotel Properties Have Special Risks	62
Mixed Use Properties Have Special Risks	63
Self Storage Properties Have Special Risks	63
Leased Fee Properties Have Special Risks	64
Manufactured Housing Community Properties Have Special Risks	65
Risks Relating to Affiliation with a Franchise or Hotel Management Company	66
Cold Storage Properties Have Special Risks	67
Condominium Ownership May Limit Use and Improvements	68
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	69
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	69
Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates	70
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	71
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	71
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	72
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	73
Risks Related to Zoning Non-Compliance and Use Restrictions	75
Risks Relating to Inspections of Properties	76
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	76
Insurance May Not Be Available or Adequate	76

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	77
Terrorism Insurance May Not Be Available for All Mortgaged Properties	77
Risks Associated with Blanket Insurance Policies or Self-Insurance	79
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	79
Limited Information Causes Uncertainty	79
Historical Information	79
Ongoing Information	80
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	80
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	81
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	81
Static Pool Data Would Not Be Indicative of the Performance of this Pool	82
Appraisals May Not Reflect Current or Future Market Value of Each Property	82
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	84
The Borrower’s Form of Entity May Cause Special Risks	84
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	86
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	87
Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates	87
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	87
Other Financings or Ability to Incur Other Indebtedness Entails Risk	88
Tenancies-in-Common May Hinder Recovery	90
Risks Relating to Enforceability of Cross-Collateralization	90
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	91
Risks Associated with One Action Rules	91
State Law Limitations on Assignments of Leases and Rents May Entail Risks	91
Various Other Laws Could Affect the Exercise of Lender’s Rights	91
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	92
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	92
Risks Related to Ground Leases and Other Leasehold Interests	93
Increases in Real Estate Taxes May Reduce Available Funds	95
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	95
Risks Related to Conflicts of Interest	95
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	95
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	97
The Servicing of Certain Mortgage Loans Will Shift to Other Servicers	98
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	99
Potential Conflicts of Interest of the Operating Advisor	100
Potential Conflicts of Interest of the Asset Representations Reviewer	101
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	102
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	103

Other Potential Conflicts of Interest May Affect Your Investment	104
Other Risks Relating to the Certificates	104
The Certificates Are Limited Obligations	104
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	104
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	105
Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates	107
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	107
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	109
General	109
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	110
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	111
Losses and Shortfalls May Change Your Anticipated Yield	112
Risk of Early Termination	112
Release of Collateral May Reduce the Yield on Your Certificates	112
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	113
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	113
You Have Limited Voting Rights	113
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	114
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	115
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	115
Risks Relating to Modifications of the Mortgage Loans	116
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	117
Risks Relating to Interest on Advances and Special Servicing Compensation	118
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer	118
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	118
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	119
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	119
Tax Considerations Relating to Foreclosure	119
REMIC Status	120
Material Federal Tax Considerations Regarding Original Issue Discount	120
Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates	120
Description of the Mortgage Pool	121
General	121
Certain Calculations and Definitions	122
Definitions	123

Mortgage Pool Characteristics	133
Overview	133
Property Types	134
Retail Properties	135
Office Properties	136
Multifamily Properties	137
Hotel Properties	137
Mixed Use Properties	140
Leased Fee Properties	140
Manufactured Housing Community Properties	140
Specialty Use Concentrations	140
Significant Obligors	141
Mortgage Loan Concentrations	141
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	141
Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	143
Geographic Concentrations	144
Mortgaged Properties With Limited Prior Operating History	145
Tenancies-in-Common	145
Condominium Interests	145
Fee & Leasehold Estates; Ground Leases	146
Environmental Considerations	147
Redevelopment, Renovation and Expansion	151
Assessment of Property Value and Condition	152
Litigation and Other Considerations	152
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	154
Tenant Issues	155
Tenant Concentrations	155
Lease Expirations and Terminations	156
Expirations	156
Terminations	157
Purchase Options and Rights of First Refusal	158
Affiliated Leases	161
Insurance Considerations	161
Use Restrictions	163
Appraised Value	164
Non-Recourse Carveout Limitations	164
Real Estate and Other Tax Considerations	166
Delinquency Information	166
Certain Terms of the Mortgage Loans	166
Amortization of Principal	166
Due Dates; Mortgage Rates; Calculations of Interest	167
Single Purpose Entity Covenants	168
Prepayment Protections and Certain Involuntary Prepayments	168
“Due-on-Sale” and “Due-on-Encumbrance” Provisions	170
Defeasance	171
Partial Releases	172
Escrows	174
Mortgaged Property Accounts	175
Exceptions to Underwriting Guidelines	176
Additional Indebtedness	177
General	177
Whole Loans	177
Mezzanine Indebtedness	177
Preferred Equity	180
Other Secured Indebtedness	180

Other Unsecured Indebtedness	180
The Whole Loans	182
General	182
The Non-Serviced Pari Passu Whole Loans	189
The Non-Serviced Pari Passu-AB Whole Loans	191
The Hilton Hawaiian Village Whole Loan	191
The Potomac Mills Whole Loan	196
Additional Information	207
TRANSACTION PARTIES	207
The Sponsors and Mortgage Loan Sellers	207
Morgan Stanley Mortgage Capital Holdings LLC	207
Bank of America, National Association	219
Starwood Mortgage Funding III LLC	232
KeyBank National Association	238
CIBC Inc.	243
The Originators	253
The Depositor	253
The Issuing Entity	254
The Trustee	254
The Certificate Administrator	255
The Master Servicer	257
The Special Servicer	262
Other Servicers	264
The Primary Servicer and CD 2016-CD2 Special Servicer	264
The Operating Advisor and Asset Representations Reviewer	269
DESCRIPTION OF THE CERTIFICATES	270
General	270
Distributions	271
Method, Timing and Amount	271
Available Funds	272
Priority of Distributions	273
Pass-Through Rates	276
Interest Distribution Amount	278
Principal Distribution Amount	278
Certain Calculations with Respect to Individual Mortgage Loans	280
Application Priority of Mortgage Loan Collections or Whole Loan Collections	281
Allocation of Yield Maintenance Charges and Prepayment Premiums	284
Assumed Final Distribution Date; Rated Final Distribution Date	285
Prepayment Interest Shortfalls	286
Subordination; Allocation of Realized Losses	287
Reports to Certificateholders; Certain Available Information	289
Certificate Administrator Reports	289
Information Available Electronically	294
Voting Rights	298
Delivery, Form, Transfer and Denomination	299
Book-Entry Registration	299
Definitive Certificates	302
Certificateholder Communication	302
Requests to Communicate	302
List of Certificateholders	303
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	303
General	303
Dispute Resolution Provisions	309
Asset Review Obligations	309
POOLING AND SERVICING AGREEMENT	309
General	309

Assignment of the Mortgage Loans	310
Servicing Standard	310
Subservicing	311
Advances	312
P&I Advances	312
Servicing Advances	313
Nonrecoverable Advances	314
Recovery of Advances	315
Accounts	316
Withdrawals from the Collection Account	318
Servicing and Other Compensation and Payment of Expenses	320
General	320
Master Servicing Compensation	325
Special Servicing Compensation	327
Disclosable Special Servicer Fees	331
Certificate Administrator and Trustee Compensation	332
Operating Advisor Compensation	332
Asset Representations Reviewer Compensation	332
CREFC® Intellectual Property Royalty License Fee	333
Appraisal Reduction Amounts	334
Maintenance of Insurance	340
Modifications, Waivers and Amendments	342
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	346
Inspections	347
Collection of Operating Information	348
Special Servicing Transfer Event	348
Asset Status Report	350
Realization Upon Mortgage Loans	353
Sale of Defaulted Loans and REO Properties	355
The Directing Certificateholder	357
General	357
Major Decisions	359
Asset Status Report	362
Replacement of Special Servicer	362
Control Termination Event and Consultation Termination Event	362
Servicing Override	363
Rights of Holders of Companion Loans	364
Limitation on Liability of Directing Certificateholder	364
The Operating Advisor	365
General	365
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	366
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	367
Recommendation of the Replacement of the Special Servicer	369
Eligibility of Operating Advisor	369
Other Obligations of Operating Advisor	370
Delegation of Operating Advisor’s Duties	371
Termination of the Operating Advisor With Cause	371
Rights Upon Operating Advisor Termination Event	372
Waiver of Operating Advisor Termination Event	372
Termination of the Operating Advisor Without Cause	372
Resignation of the Operating Advisor	373
Operating Advisor Compensation	373
The Asset Representations Reviewer	374
Asset Review	374

Asset Review Trigger	374
Asset Review Vote	375
Review Materials	376
Asset Review	377
Eligibility of Asset Representations Reviewer	378
Other Obligations of Asset Representations Reviewer	379
Delegation of Asset Representations Reviewer’s Duties	379
Assignment of Asset Representations Reviewer’s Rights and Obligations	380
Asset Representations Reviewer Termination Events	380
Rights Upon Asset Representations Reviewer Termination Event	381
Termination of the Asset Representations Reviewer Without Cause	381
Resignation of Asset Representations Reviewer	381
Asset Representations Reviewer Compensation	382
Replacement of Special Servicer Without Cause	382
Termination of Master Servicer and Special Servicer for Cause	385
Servicer Termination Events	385
Rights Upon Servicer Termination Event	386
Waiver of Servicer Termination Event	387
Resignation of the Master Servicer and Special Servicer	388
Limitation on Liability; Indemnification	388
Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA	391
Dispute Resolution Provisions	391
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	391
Repurchase Request Delivered by a Party to the PSA	392
Resolution of a Repurchase Request	393
Mediation and Arbitration Provisions	395
Litigation Control	396
Servicing of the Non-Serviced Mortgage Loans	396
Rating Agency Confirmations	402
Evidence as to Compliance	404
Limitation on Rights of Certificateholders to Institute a Proceeding	406
Termination; Retirement of Certificates	406
Amendment	407
Resignation and Removal of the Trustee and the Certificate Administrator	408
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	410
Certain Legal Aspects of Mortgage Loans	410
California	410
General	411
Types of Mortgage Instruments	411
Leases and Rents	411
Personalty	412
Foreclosure	412
General	412
Foreclosure Procedures Vary from State to State	412
Judicial Foreclosure	412
Equitable and Other Limitations on Enforceability of Certain Provisions	412
Nonjudicial Foreclosure/Power of Sale	413
Public Sale	413
Rights of Redemption	414
Anti-Deficiency Legislation	415
Leasehold Considerations	415
Cooperative Shares	415
Bankruptcy Laws	416
Environmental Considerations	421
General	421

Superlien Laws	421
CERCLA	421
Certain Other Federal and State Laws	422
Additional Considerations	422
Due-on-Sale and Due-on-Encumbrance Provisions	423
Subordinate Financing	423
Default Interest and Limitations on Prepayments	423
Applicability of Usury Laws	423
Americans with Disabilities Act	424
Servicemembers Civil Relief Act	424
Anti-Money Laundering, Economic Sanctions and Bribery	425
Potential Forfeiture of Assets	425
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	425
Pending Legal Proceedings Involving Transaction Parties	427
Use of Proceeds	427
Yield and Maturity Considerations	427
Yield Considerations	427
General	427
Rate and Timing of Principal Payments	428
Losses and Shortfalls	429
Certain Relevant Factors Affecting Loan Payments and Defaults	429
Delay in Payment of Distributions	430
Yield on the Certificates with Notional Amounts	430
Weighted Average Life	431
Pre-Tax Yield to Maturity Tables	435
Material Federal Income Tax Considerations	439
General	439
Qualification as a REMIC	440
Status of Offered Certificates	442
Taxation of Regular Interests	442
General	442
Original Issue Discount	443
Acquisition Premium	445
Market Discount	445
Premium	446
Election To Treat All Interest Under the Constant Yield Method	446
Treatment of Losses	446
Yield Maintenance Charges and Prepayment Premiums	447
Sale or Exchange of Regular Interests	447
Taxes That May Be Imposed on a REMIC	448
Prohibited Transactions	448
Contributions to a REMIC After the Startup Day	448
Net Income from Foreclosure Property	449
Bipartisan Budget Act of 2015	449
Taxation of Certain Foreign Investors	449
FATCA	450
Backup Withholding	451
Information Reporting	451
3.8% Medicare Tax on “Net Investment Income”	451
Reporting Requirements	451
Certain State and Local Tax Considerations	452
Method of Distribution (Underwriter)	452
Incorporation of Certain Information by Reference	455
Where You Can Find More Information	455
Financial Information	456

Certain ERISA Considerations	456
General	456
Plan Asset Regulations	457
Administrative Exemptions	457
Insurance Company General Accounts	459
Legal Investment	459
Legal Matters	460
Ratings	460
Index of Defined Terms	463

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Annex F:	Definition of “Mortgage File”	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SECURITIES AND EXCHANGE COMMISSION AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS INFORMATION REGARDING THE CERTIFICATES DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Banc of America Merrill Lynch Commercial Mortgage Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the MSBAM 2016-C32 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF

CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROSPECTUS, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE Financial Services and Markets Act 2000 (“FSMA”)THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY

PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED

CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUING ENTITY NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

(THIS PAGE INTENTIONALLY LEFT BLANK)

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32, Commercial Mortgage Pass-Through Certificates, Series 2016-C32.

Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc., a Delaware corporation and a wholly-owned subsidiary of Bank of America, National Association, a national banking association organized under the laws of the United States of America, which is a subsidiary of Bank of America Corporation. The depositor’s address is One Bryant Park, New York, New York 10036 and its telephone number is (980) 388-7451. See “Transaction Parties—The Depositor”.

Issuing Entity	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are (1) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, (2) Bank of America, National Association, a national banking association, (3) Starwood Mortgage Funding III LLC, a Delaware limited liability company, (4) KeyBank National Association, a national banking association, and (5) CIBC Inc., a Delaware corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”. The sponsors originated or acquired, and will transfer to the depositor, the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	9	$307,879,993	33.9%
Bank of America, National Association	19	296,164,463	32.7
Starwood Mortgage Funding III LLC	7	137,461,821	15.2
KeyBank National Association	12	86,113,343	9.5
CIBC Inc.	9	79,333,250	8.7
Total	56	$906,952,869	100.0%

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Originator	Each mortgage loan seller or its affiliate originated the mortgage loans as to which it is acting as mortgage loan seller, except for the following:

●	The Hilton Hawaiian Village mortgage loan, representing approximately 6.9% of the initial pool balance, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, Barclays Bank PLC and Morgan Stanley Bank, N.A.

●	The Wolfchase Galleria mortgage loan, representing approximately 6.1% of the initial pool balance, is part of a whole loan that was co-originated by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York and Morgan Stanley Bank, N.A.

●	The Potomac Mills mortgage loan, representing approximately 5.7% of the initial pool balance, is part of a whole loan that was co-originated by Bank of America, National Association, Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC.

●	The FedEx Ground Portfolio mortgage loan, representing approximately 4.7% of the initial pool balance, is part of a whole loan that was co-originated by Bank of America, National Association and Citigroup Global Markets Realty Corp.

See “Transaction Parties—The Originators”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will be primarily responsible for the servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) or companion loan (a “non-serviced companion loan”) that is part of a whole loan (a “non-serviced whole loan”) that is serviced under a separate pooling and servicing agreement (see “—The Mortgage Pool—Whole Loans” below)). The principal west coast commercial mortgage master servicing offices of the master servicer are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of the master servicer are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Each non-serviced mortgage loan will be serviced by the servicer under a separate pooling and servicing agreement, which servicer is identified in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We note that Midland Loan Services, a Division of PNC Bank, National Association is the primary servicer with respect to the 191 Peachtree and Wolfchase Galleria mortgage loans, collectively representing approximately 12.1% of the initial pool balance, by reason of its role as the master servicer under the MSC 2016-UBS12 pooling and servicing agreement, which governs the servicing of the 191 Peachtree and Wolfchase Galleria whole loans.

Primary Servicer

KeyBank National Association, a national banking association, will act as primary servicer with respect to the mortgage loans it will be transferring to the issuing entity. These mortgage loans represent approximately 9.5% of the initial pool balance. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211, and its telephone number is (888) 979-1200. The master servicer is required to pay the fees of the primary servicer to the extent the master servicer receives its master servicing fee under the pooling and servicing agreement. See “Transaction Parties—Other Servicers—The Primary Servicer and CD 2016-CD2 Special Servicer”.

Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer under the pooling and servicing agreement with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan) and the related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) generally, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and all special servicer non-major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. Midland Loan Services, a Division of PNC Bank, National Association was selected to be the special servicer by Eightfold Real Estate Capital, L.P. or an affiliate thereof, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Midland Loan Services, a Division of PNC Bank, National Association assisted Eightfold Real Estate Capital, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

The special servicer with respect to each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See

“Transaction Parties—The Non-Serviced Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We note that KeyBank National Association is the special servicer under the CD 2016-CD2 pooling and servicing agreement, pursuant to which the FedEx Ground Portfolio whole loan is being serviced prior to the securitization of the related control note. See “Transaction Parties—Other Servicers—The Primary Servicer and CD 2016-CD2 Special Servicer”.

We note that Rialto Capital Advisors, LLC is the initial special servicer with respect to the 191 Peachtree and Wolfchase Galleria mortgage loans, collectively representing approximately 12.1% of the initial pool balance, by reason of its anticipated role as the special servicer under the MSC 2016-UBS12 pooling and servicing agreement, which governs the servicing of the 191 Peachtree and Wolfchase Galleria whole loans.

We note that AEGON USA Realty Advisors, LLC is the special servicer under each of the Hilton USA Trust 2016-HHV trust and servicing agreement and the CFCRE 2016-C6 pooling and servicing agreement, pursuant to which the Hilton Hawaiian Village and Potomac Mills mortgage loans, respectively, collectively representing approximately 12.7% of the initial pool balance, are serviced.

If the special servicer obtains knowledge that it has become a borrower party (as described under “—Directing Certificateholder” below) with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to appoint (and may remove and replace with or without cause) a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as described under “—Directing Certificateholder” below). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned while the related mortgage loan is an excluded special servicer loan.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust offices of Wilmington Trust, National Association are located at 1100 North Market Street, Wilmington, Delaware 19890.

Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the applicable trustee under the pooling and servicing agreement governing the servicing thereof will be the mortgagee of record for such mortgage loan (and any related companion loan).

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator, as well as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attn: Corporate Trust Services, and the office designated for purposes of certificate transfers and exchanges is located at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attn: MSBAM 2016-C32. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the applicable custodian set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will, with limited exception, hold the mortgage file for such mortgage loan (and any related companion loan); provided, that such mortgage file will not include originals of any promissory notes not included in the related lead securitization trust. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will have no obligations or rights with respect to non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Park Bridge Lender Services LLC, a New York limited liability company, will be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been met and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset

Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the holders of any serviced subordinate companion loans and any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights (other than with respect to any non-serviced mortgage loan or excluded loan). The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by a specified percentage of the controlling class certificateholders (by certificate balance). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance) is one of the following (each, a “borrower party”): a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or certain affiliates of the foregoing.

The controlling class will be the most subordinate class of the Class E, Class F and Class G certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” in this prospectus, at least equal to 25% of the initial certificate balance of that class; provided, that if at any time the certificate balances of the certificates other than the Class E, Class F and Class G certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate of such classes of certificates that has a certificate balance greater than zero without regard to any appraisal reduction amounts or collateral deficiency amounts. No other class of certificates will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class G certificates.

It is anticipated that on the closing date Eightfold Real Estate Capital, L.P. (or an affiliate) will purchase the Class E, Class F, and Class G certificates, and that Eightfold Real Estate Capital, L.P. (or an affiliate) is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan or servicing shift whole loan).

With respect to each non-serviced mortgage loan, the applicable entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below was (or was an affiliate of) the initial directing certificateholder for the indicated transaction (as of the closing date thereof) and will have certain consent and consultation rights with respect to the servicing of such non-serviced mortgage loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization (subject to similar appraisal mechanics); however, with respect to each of the FedEx Ground Portfolio and the American Greetings HQ mortgage loans, the holder of the related control note (rather than the initial directing certificateholder for the indicated transaction) will have such consent and consultation rights with respect to the servicing of the such mortgage loans. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc., CIBC World Markets Corp. and Drexel Hamilton, LLC are the underwriters. The underwriters are required to purchase the certificates offered in this prospectus from the depositor (in the amounts to be set forth under the heading “Method of Distribution (Underwriter)” in this prospectus, subject to certain conditions.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2016 (or, in the case of any mortgage loan that has its first due date after December 2016, the date that would have been its due date in December 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 21, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the immediately succeeding business day. The first determination date will be in January 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing or corporate offices of either the master servicer or the special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account, any other account required to be established under the pooling and servicing agreement or other trust administration accounts are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final Distribution

Date; Rated Final

Distribution Date	The assumed final distribution date set forth below for each class of certificates offered by this prospectus has been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	November 2021
Class A-2	November 2021
Class A-SB	July 2026
Class A-3	November 2026
Class A-4	December 2026
Class X-A	December 2026
Class X-B	December 2026
Class A-S	December 2026
Class B	December 2026
Class C	December 2026

The rated final distribution date will be the distribution date in December 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date pursuant to the pooling and servicing agreement. The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-C32: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B and Class C.

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E, Class F, Class G and Class R.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approximate % of Initial Pool Balance	Approximate Initial Credit Support(1)
Class A-1	$36,900,000	4.07%	30.000%
Class A-2	$6,800,000	0.75%	30.000%
Class A-SB	$58,600,000	6.46%	30.000%
Class A-3	$190,000,000	20.95%	30.000%
Class A-4	$342,567,000	37.77%	30.000%
Class X-A	$634,867,000(2)	N/A	N/A
Class X-B	$109,968,000(2)	N/A	N/A
Class A-S	$65,754,000	7.25%	22.750%
Class B	$44,214,000	4.88%	17.875%
Class C	$43,080,000	4.75%	13.125%

(1)	The approximate initial credit support with respect to each class of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate
Class A-1	1.9680%(1)
Class A-2	3.2970%(1)
Class A-SB	3.5140%(1)
Class A-3	3.4590%(1)
Class A-4	3.7200%(1)
Class X-A	0.7804%(2)
Class X-B	0.2623%(2)
Class A-S	3.9940%(1)
Class B	4.0950%(1)
Class C	4.2969%(1)

(1)

The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB and Class A-3 certificates will at all times be a fixed rate per annum equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for each class of the Class A-4, Class A-S and Class B certificates will be a variable rate per annum equal to the lesser of (a) the initial pass-through rate for such class set forth in the table above and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for the Class C certificates will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)

The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

See “—Interest Rate Calculation Convention” below.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, excess interest accrued after any related anticipated repayment date, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the net interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	For each distribution date, the master servicer is entitled to a servicing fee with respect to each mortgage loan, serviced companion loan and any related REO loan, in each case payable from interest payments thereon. The servicing fee, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer with respect to each serviced mortgage loan and each serviced pari passu companion loan, is calculated based on the related outstanding principal balance at a servicing fee rate equal to (1) with respect to each mortgage loan, the sum of the per annum rates set forth on Annex A-1 under “Master Servicing Fee Rate” and “Primary Servicing Fee Rate”, and (2) with respect to each serviced pari passu companion loan, 0.00250% per annum.

For each distribution date, the special servicer is entitled to a special servicing fee (calculated on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month) on each mortgage loan (other than any non-serviced mortgage loan) as to which a special servicing transfer event has occurred and that has not become a corrected mortgage loan, as well as on any related serviced companion loan and any related REO loan, in each case payable from interest payments thereon. If the related interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then the special servicer will be entitled to collect such fees from general collections on all mortgage loans.

The special servicer will also be entitled to (i) liquidation fees generally equal to 1.0% of liquidation proceeds in respect of a specially serviced loan (and any related serviced companion loan or related REO loan) and, in certain cases, mortgage loans repurchased by the related mortgage loan seller and (ii) workout fees generally equal to 1.0% of interest and principal payments made in respect of a rehabilitated mortgage loan (and any related serviced companion loan), subject in each case to a minimum fee of $25,000 and a maximum fee equal to $1,000,000 and subject to certain adjustments and exceptions as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicer Compensation”.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any successor REO loan at a per annum rate equal to 0.00662%. The trustee will be paid a trustee fee, which will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (excluding each non-serviced mortgage loan) and successor REO loan at a rate equal to 0.00259% per annum with respect to each such mortgage loan and any successor REO Loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00055%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including its investor reporting package.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances related to the performance of their duties under the pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to such other pooling and servicing agreement will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above, including with respect to such outside special servicer, a liquidation fee or workout fee, as applicable, under certain circumstances when such non-serviced mortgage loan becomes a specially serviced loan. In certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this transaction to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
Hilton Hawaiian Village	0.00125%	0.125%
191 Peachtree	0.0025%	0.250%
Wolfchase Galleria	0.0025%	0.250%
Potomac Mills	0.0025%	0.125%
FedEx Ground Portfolio(1)	0.0025%	0.250%
American Greetings HQ(1)	0.0300%	0.250%

(1)	After the securitization of the related controlling pari passu companion loan, the master servicer and special servicer with respect to such future securitization will be entitled to the primary servicing fee and special servicing fee, respectively, in respect of such mortgage loan specified in the related pooling and servicing agreement for such securitization.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

Distributions

A. Amount and Order

of Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, any primary servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC® and (ii) any yield maintenance charges and prepayment premiums will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows, to the extent of funds allocated to principal and available for distribution: either (i)(a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, and

(b) second, to principal on each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the certificate balance of such class of certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of losses on the mortgage loans to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates: first, up to an amount equal to, and pro rata based on, any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class, and second, up to an amount equal to, and pro rata based on, interest on such unreimbursed losses previously allocated to each such class at the pass-through rate for such class from the date the related loss was allocated to such class;

Fourth, to each class of the Class A-S, Class B and Class C certificates, in that order, as follows: (a) to interest on such class of certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in this clause or prior enumerated clauses set forth above), to principal on such class of certificates until its certificate balance has been reduced to zero; and (c) to reimburse such class of certificates, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and second, for interest on such unreimbursed losses at the pass-through rate for such class from the date the related loss was allocated to such class;

Fifth, to the non-offered certificates (other than the Class X-D and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Sixth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which losses on the mortgage loans are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or losses on the mortgage loans will be allocated to the Class X certificates or the Class R certificates, although principal payments and losses on the mortgage loans may reduce the notional amounts of the Class X certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are non-offered certificates.

(3)	Other than the Class X-D and Class R certificates.

With respect to each whole loan, subject to the terms of the related intercreditor agreement, losses thereon will first be allocated to any related subordinate companion loan, and remaining losses will be allocable pro rata to the related mortgage loan and any related pari passu companion loans.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan and any successor REO loan unless, in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or, with respect to mortgage loans with an anticipated repayment date, interest in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will be required to advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer will be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make such advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar property protection advances as those described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above-described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-six (56) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in seventy-six (76) commercial, multifamily and/or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $906,952,869.

Whole Loans	Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-six (56) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”), and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Hilton Hawaiian Village	$63,000,000	6.9%	$633,600,000	$578,400,000	31.2%	57.2%	4.47x	2.44x
191 Peachtree	$55,000,000	6.1%	$120,500,000	N/A	64.9%	64.9%	2.69x	2.69x
Wolfchase Galleria	$54,922,796	6.1%	$109,845,592	N/A	64.9%	64.9%	1.72x	1.72x
Potomac Mills	$52,000,000	5.7%	$239,000,000	$125,000,000	38.0%	54.4%	4.39x	2.65x
FedEx Ground Portfolio	$42,500,000	4.7%	$127,500,000	N/A	44.2%	44.2%	3.16x	3.16x
American Greetings HQ(3)	$26,952,706	3.0%	$64,886,144	N/A	61.7%	61.7%	1.45x	1.45x

(1)	Calculated including the related pari passu companion loans but excluding any related subordinate companion loan.

(2)	Calculated including the related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

(3)	All information presented in this prospectus with respect to the American Greetings HQ Whole Loan is calculated without regard to the $15,000,000 American Greetings HQ State of Ohio Loan, unless otherwise expressly indicated. The Whole Loan Cut-Off Date LTV Ratio and Whole Loan Underwritten NCF DSCR are 71.8% and 1.11x, respectively, when calculated to include the American Greetings HQ State of Ohio Loan. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness”.

The whole loans identified in the table below (each, a “non-serviced whole loan”) will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement. The related mortgage loans are each referred to as a “non-serviced mortgage loan”, and the related companion loans are each referred to as a “non-serviced companion loan.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Lead Servicing Agreement as of the Closing Date(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Custodian	Controlling Noteholder	Directing Certificateholder
Hilton Hawaiian Village	Hilton USA Trust 2016-HHV	6.9%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Hilton USA Trust 2016-HHV	Franklin CMBS, L.P.
191 Peachtree	MSC 2016-UBS12	6.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	MSC 2016-UBS12	RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC
Wolfchase Galleria	MSC 2016-UBS12	6.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	MSC 2016-UBS12	RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC
Potomac Mills	CFCRE 2016-C6	5.7%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Teachers Insurance and Annuity Association of America (2)	Teachers Insurance and Annuity Association of America (2)
FedEx Ground Portfolio	CD 2016-CD2(3)	4.7%	Wells Fargo Bank, National Association(3)	KeyBank National Association(3)	Wells Fargo Bank, National Association(3)	Bank of America, National Association(3)	Och-Ziff Capital Investments, L.L.C.(3)
American Greetings HQ	MSC 2016-BNK2(3)	3.0%	Wells Fargo Bank, National Association(3)	C-III Asset Management LLC(3)	Wells Fargo Bank, National Association(3)	Bank of America, National Association(3)	C-III Investment Management LLC or an affiliate(3)

(1)	Servicing agreement expected to be the lead servicing agreement on the closing date of this securitization. Information presented in this table relating to the lead securitization transaction parties is current as of the closing date of such lead securitization.

(2)	The Potomac Mills whole loan is serviced pursuant to the CFCRE 2016-C6 pooling and servicing agreement. The initial controlling noteholder for the Potomac Mills whole loan is the holder of the Potomac Mills subordinate companion loan. If the outstanding principal amount of the Potomac Mills subordinate companion loan as notionally reduced by any appraisal reduction amounts or realized losses allocated to such subordinate companion loan is less than 25% of the initial principal amount of such subordinate companion loan less any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills subordinate companion loan, the controlling noteholder will be the CFCRE 2016-C6 controlling class representative. At all other times, the controlling noteholder for the Potomac Mills whole loan will be the holder of the Potomac Mills subordinate companion loan. The initial controlling noteholder for the Potomac Mills whole loan is Teachers Insurance and Annuity Association of America.

(3)	After the securitization of the related controlling pari passu companion loan, the related whole loan will be serviced under the related pooling and servicing agreement for that securitization transaction (and by the service provider parties thereto).

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics	The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related pari passu companion loan, but excluding the principal balance and debt service payment of any related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

In the case of cross-collateralized and cross-defaulted mortgage loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross-collateralization, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

With respect to any mortgage loan with an anticipated repayment date, unless otherwise indicated, references in the following tables to the related maturity date refer to the applicable anticipated repayment date with respect to such mortgage loan.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans

Initial Pool Balance(1)	$906,952,869
Number of mortgage loans	56
Number of mortgaged properties	76
Number of crossed loans	2
Crossed loans as a percentage	0.7%
Range of Cut-off Date Balances	$1,900,000 to $63,000,000
Average Cut-off Date Balance	$16,195,587
Range of Mortgage Rates	2.9882% to 6.0100%
Weighted average Mortgage Rate	4.3160%
Range of original terms to maturity	60 months to 122 months
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	59 months to 121 months
Weighted average remaining term to maturity	119 months
Range of original amortization terms(2)	180 months to 360 months
Weighted average original amortization term(2)	356 months
Range of remaining amortization terms(2)	179 months to 360 months
Weighted average remaining amortization term(2)	356 months
Range of Cut-off Date LTV Ratios	31.2% to 75.0%
Weighted average Cut-off Date LTV Ratio	59.0%
Range of LTV Ratios as of the maturity date	17.4% to 65.4%
Weighted average LTV Ratio as of the maturity date	51.9%
Range of UW NCF DSCRs(3)	1.27x to 4.47x
Weighted average UW NCF DSCR(3)	2.14x
Range of UW NOI Debt Yields	7.9% to 21.2%
Weighted average UW NOI Debt Yield	11.4%
Percentage of Initial Pool Balance consisting of:
Partial Interest-Only	36.4%
Amortizing Balloon	32.5%
Interest-Only	31.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes eight (8) mortgage loans, representing approximately 31.1% of the initial pool balance, that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(3)	Debt service coverage ratios are calculated based on annual debt service equal to 12 times the monthly payment in effect as of the cut-off date; provided, that (i) in the case of a mortgage loan that provides for monthly payments in accordance with a specified payment schedule, debt service coverage ratios are instead calculated based on annual debt service equal to the average of the principal and interest payments for the first 12 payment periods of the mortgage loan following the cut-off date, (ii) in the case of a mortgage loan that provides for interest-only payments through its maturity or anticipated repayment date, as applicable, such items are calculated based on annual debt service equal to the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (iii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on annual debt service equal to the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan, except as described below.

With respect to the Southeast Retail Portfolio mortgage loan, representing approximately 1.0% of the initial pool balance, proceeds of such mortgage loan refinanced a prior loan that was in maturity default at the time of refinancing.

With respect to the Kohl’s – Lutz, FL Fee mortgage loan, representing approximately 0.8% of the initial pool balance, proceeds of such mortgage loan refinanced a prior loan that was in maturity default at the time of refinancing.

With respect to the Chestnut Commons mortgage loan, representing approximately 0.6% of the initial pool balance, proceeds of such mortgage loan refinanced a prior loan that was in maturity default at the time of refinancing.

With respect to The Orchard mortgage loan, representing approximately 0.6% of the initial pool balance, the proceeds of borrower’s $6,900,000 acquisition of the property were applied by the seller as a discounted payoff of the seller’s $7,965,000 mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	With respect to two (2) mortgaged properties, representing approximately 1.8% of the initial pool balance by allocated loan amount, the related borrower or an affiliate acquired all or a portion of the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide (or was able to only partially provide) the related mortgage loan seller with historical financial information for such acquired mortgaged property. Seven (7) mortgaged properties, representing approximately 10.0% of the initial pool balance by allocated loan amount, were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged properties have limited or no prior operating history. Seventeen (17) mortgaged properties, representing approximately 8.1% of the initial pool balance by allocated loan amount, are single tenant properties subject to a triple net lease with the related tenant and, consequently, historical financial statements or operating statements are not available for such mortgaged properties.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	All of the mortgage loans were originated in accordance with the respective sponsors’ underwriting standards described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”, “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Guidelines and Processes—Exceptions to Underwriting Standards”; “—Starwood Mortgage Funding III LLC—Starwood’s Commercial Mortgage Loan Underwriting Guidelines and Processes—Exceptions to Underwriting Standards”; “—KeyBank National Association—KeyBank’s Commercial Mortgage Loan Underwriting Guidelines and Processes—Exceptions to Underwriting Standards” and “—CIBC Inc.—Exceptions to CIBC’s Disclosed Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through:

●	the certificate administrator’s website initially located at www.ctslink.com; and

●	and may be available to certificateholders through:

●	the master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination	On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans is less than 1.0% of the initial pool balance, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus, which generally will include the outstanding principal balance of each such mortgage loan, together with accrued and unpaid interest thereon.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties). In the absence of a cash offer at least equal to such serviced mortgage loan’s outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the pooling and servicing agreement, the special servicer may purchase such defaulted mortgage loan (or defaulted whole loan) or accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price. The special servicer will not be required to accept the highest cash offer if it determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

The sale of defaulted mortgage loans (other than any non-serviced mortgage loan) is generally subject to (i) with respect to any mortgage loan that is part of a whole loan or any mortgage loan with existing mezzanine debt, to the extent set forth in the related intercreditor agreement, the right of the holder of the related debt held outside the issuing entity to purchase the related mortgage loan, and (ii) any consent or consultation rights of the directing certificateholder or, with respect to any mortgage loan that is part of a whole loan, the related controlling companion loan holder (if any), to the extent set forth in the related intercreditor agreement, as further described in this prospectus under “Description of the Mortgage Pool—The Whole Loans”.

With respect to each non-serviced mortgage loan, if the related controlling pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement governing the servicing of the related whole loan, and the special servicer under such pooling and servicing agreement determines to sell such pari passu companion loan, then such special servicer will be required to sell such non-serviced mortgage loan together with any related pari passu companion loan (and, in some cases, any related subordinate companion loan) as a single whole loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs for federal income tax purposes (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and together, the “Trust REMICs”).

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A, Class X-B and Class C certificates will be issued with original issue discount and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act, or Rule 3a-7 under the Investment Company Act of 1940, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans, or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement or other business objective under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and other tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or other tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or other tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and other tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. In addition, certain retail properties may have tenants that are part of national chains that have announced wide-spread store closures. We cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have any such stores as tenant.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the tenant mix, such as the tenants being concentrated in a particular industry or business;

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and

Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, or guarantees by non-profit entities, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Industrial Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor or licensor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Cold Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties that operate as refrigerated distribution/warehouse facilities, which we refer to as “cold storage properties”, including those discussed in the paragraphs below.

Cold storage properties are part of the supply chain linking producers, distributors and retailers of refrigerated, frozen and perishable food products. These temperature-controlled warehouses are generally production facilities, distribution centers, “public” or port warehouses. Production warehouses typically serve one or a small number of tenants and customers and are generally used by food processors located nearby. The production warehouse tenants and customers store large quantities of ingredients or partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end-markets. Distribution center warehouses primarily store a wide variety of tenants’ and customers’ finished products until future shipment to end-users. Each distribution center is typically located in a key distribution hub that services the surrounding regional market. Distribution centers also include “retail” warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants and customers. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost-effective distribution. Port warehouses primarily store goods that are being imported and exported.

Significant factors determining the value of cold storage properties include the quality and mix of customers, the location of the property, availability of labor sources, the age, design and construction quality of the facilities, energy costs, proximity to customers and accessibility of rail lines, major roadways and other distribution channels. Site characteristics which are valuable to such a property include high ceiling clear heights, wide column spacing, a large number of bays and large bay depths, divisibility, large minimum truck turning radii and overall functionality and accessibility. Warehousing sales can be seasonal, depending on the timing and availability of livestock, seafood and crops grown for frozen food production and the seasonal build-up of certain products for holiday consumption, and this seasonality can be expected to cause periodic fluctuations in a cold storage property’s revenues and operating expenses.

Substantially all of the customers at a cold storage property are in the food industry. The food industry may be affected by outbreaks of diseases among crops or livestock that could have a negative effect on the supply of the affected products. Livestock diseases such as Asian bird flu may adversely affect consumer demand for related products. Declines in domestic consumption or foreign exports of various foods could lead to a reduced demand for cold storage facilities and negatively impact the related mortgaged properties.

An interruption or reduction in demand for a customer’s products or a decline in a particular industry segment could result in a decrease of sales and overall profitability at a cold storage facility. A facility that suited the needs of its original customer may be difficult to relet to another customer, or may become functionally obsolete relative to newer properties. In addition, in certain locations, customers depend upon shipping products in pooled shipments with products of other customers going to the same markets. In these cases, the mix of customers in a cold storage property can significantly influence the cost of delivering products to markets.

Cold storage properties, in particular production facilities dedicated to a single customer, may not be easily convertible to an alternate use and if not used as a cold storage facility, the actual market value of such properties may be substantially lower than its current appraised value.

Cold storage properties are also subject to certain risks specific to industrial properties. See “—Industrial Properties Have Special Risks”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Remaining Terms to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, industrial, multifamily, hospitality and mixed use properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Tennessee, New York, Virginia, Hawaii, Florida, Georgia and Maryland. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at another mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates

Under various United States federal, state, local and municipal environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials. In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage. Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to hazardous substances related to the properties.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Third Party Reports—Environmental Report”; “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Third Party Reports—Environmental Site Assessments”; “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes—Assessments of Property Condition—Environmental Assessment”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process—Environmental Assessments”; “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes—Third Party Reports—Environmental Assessment”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”; and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans may in the future undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may in the future undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans (such as an office property used substantially as a data center) may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California or other areas of high seismic activity) do not require earthquake insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 29 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Additionally, the risks related to blanket insurance or self-insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same self-insurance or blanket insurance policy, and which may also cover other properties owned by affiliates of such borrowers.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations”.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and/or underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process”; and “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—Review of MSMCH Mortgage Loans”; “—Bank of America, National Association—Review of Bank of America Mortgage Loans”; “—Starwood Mortgage Funding III LLC —Review of SMF III Mortgage Loans”; “—KeyBank National Association—Review of KeyBank Mortgage Loans”; and “—CIBC Inc.—Review of CIBC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that any such “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”; “—The Morgan Stanley Group’s Underwriting Standards”; “—CIBC Inc.—CIBC’s Underwriting Guidelines and Processes”; “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes”; and “—KeyBank National

Association—KeyBank’s Underwriting Guidelines and Process” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies in Common”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the properties will be sufficient to fully fund such reserves. See Annex A-1 for additional information with respect to the reserves established for the mortgage loans.

Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates

While many of the borrowers have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the property, some borrowers may not be special purpose entities. The loan documents and organizational documents of these borrowers that are not special purpose entities generally do not limit the purpose of the borrowers to owning the mortgaged properties and do not contain the representations, warranties and covenants customarily employed to ensure that a borrower is a special purpose entity (such as limitations on indebtedness, affiliate transactions and the conduct of other businesses, restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge or sell all of its assets and restrictions upon amending its organizational documents). Consequently, these borrowers may have other monetary obligations, and certain of the loan documents provide that a default under any such other obligations constitutes a default under the related mortgage loan.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty no. 13 in Annex D-1 and the identified exceptions to that representation in Annex D-2. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

In the case of a mortgage loan secured by both a fee and a leasehold interest in the related mortgaged property, in certain circumstances, including where the related fee is owned by an affiliate or other accommodation mortgagee that is not itself a borrower under the mortgage loan, or is not a special purpose bankruptcy remote entity, or has not received consideration for mortgaging its fee interest, the bankruptcy and other risks noted above may still be present.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Each of the following relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Bank of America, National Association, one of the sponsors and originators, and of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not the interests of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where a financial institution buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator, a sponsor, the parent of the depositor and the holder of one or more of the Potomac Mills pari passu companion loans, the FedEx Ground Portfolio pari passu companion loans and the American Greetings HQ pari passu companion loans. Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator and the holder of one or more of the 191 Peachtree pari passu companion loans. KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association, a mortgage loan seller, an originator, a sponsor, a primary servicer of certain of the serviced mortgage loans and the special servicer for the FedEx Ground Portfolio whole loan prior to the securitization of the related control note. CIBC World Markets Corp., one of the underwriters, is an affiliate of CIBC Inc., a mortgage loan seller, an originator and a sponsor. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.”

The Servicing of Certain Mortgage Loans Will Shift to Other Servicers

The servicing of the FedEx Ground Portfolio whole loan is being governed by the CD 2016-CD2 pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. In addition, the servicing of the American Greetings HQ whole loan is being governed by the MSC 2016-BNK2 pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. With respect to each such whole loan, the servicing and administration of such whole loan will shift to the master servicer and special servicer under the applicable other securitization and will be governed exclusively by the pooling and servicing agreement entered into in connection with that securitization and the related intercreditor agreement. The identity of the master servicer and special servicer for the CD 2016-CD2 and MSC 2016-BNK2 transactions is set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool—Whole Loans”. In addition, the provisions of the pooling and servicing agreement that will govern any such future securitization have not yet been determined, although they will be required to satisfy certain requirements set forth in the related intercreditor agreement. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that will govern any such future securitization, nor will they have any assurance as to the particular terms of any such other pooling and servicing agreement except to the extent of compliance with the requirements set forth in the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of such non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to a mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan (and will be replaced according to the procedures described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”). The replacement special servicer (referred to herein as an “excluded special servicer”) will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

In addition, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, delayed action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Eightfold Real Estate Capital, L.P. (or its affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement, and Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below. Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, assisted Eightfold Real Estate Capital, L.P. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date.

In addition, Midland Loan Services, a Division of PNC Bank, National Association, is the master servicer under the MSC 2016-UBS12 pooling and servicing agreement, pursuant to which the 191 Peachtree whole loan and the Wolfchase Galleria whole loan are being serviced.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

Absent a control termination event, the directing certificateholder will be entitled to direct the servicing actions of the special servicer in respect of serviced mortgage loans (other than any excluded loan) and, subject to certain limitations, will be entitled to replace the special servicer with or without cause. In addition, if a control termination event has occurred and is continuing, but absent a consultation termination event, the directing certificateholder will retain certain consultation rights with respect to the special servicer’s servicing actions related to such mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder.”

The directing certificateholder and its affiliates may have interests that are in conflict with those of certain certificateholders, and the special servicer may, at the direction of, or in consultation with, the directing certificateholder, take actions with respect to a mortgage loan that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. See “Pooling and Servicing Agreement—The Directing Certificateholder.” Each certificateholder, by its acceptance of its certificates, will be deemed to acknowledge and agree that the directing certificateholder will be controlled by the controlling class, will have no duty to any certificateholders and may have certain conflicts of interest, as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder.” It is expected that Eightfold Real Estate Capital, L.P. or an affiliate thereof will be appointed as the initial directing certificateholder.

Such conflicts of interest may be particularly significant if the directing certificateholder or any affiliate thereof holds certificates or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as the directing certificateholder or the holder of the majority of the controlling class obtains knowledge that it is a borrower party (the related mortgage loan being referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as the directing certificateholder or a controlling class certificateholder is a borrower party, it will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties. Notwithstanding those restrictions, there can be no assurance that a borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or that a borrower-related certificateholder will not otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation.

With respect to each of the non-serviced mortgage loans, the holder of the related controlling companion loan or its designee will have rights to direct the servicing of the related whole loan similar to the rights of the directing certificateholder with respect to the other mortgage loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Any such controlling companion loan holder may have interests in conflict with those of the MSBAM 2016-C32 certificateholders, and to the extent the controlling companion loan has been securitized, the controlling class certificateholders (or a directing certificateholder on their behalf) under such securitization may have similar conflicting interests. As a result, it is possible that such entities may direct the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the MSBAM 2016-C32 certificates. Each certificateholder, by its acceptance of its certificates, will be deemed to make acknowledgements and agreements with respect to conflicts of interest of the controlling companion loan holder similar to those made with respect to the directing certificateholder (see “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder”).

With respect to each of the non-serviced whole loans, the holder of the controlling note (and, to the extent such controlling note has been securitized (and to the extent known), the initial directing certificateholder (or equivalent entity) as of the closing date for the related securitization transaction) is set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the control eligible certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer or an affiliate thereof will constitute the initial directing certificateholder. For a description of certain conflicts of interest related to the directing certificateholder, see “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

In addition, Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, assisted Eightfold Real Estate Capital, L.P. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Other Potential Conflicts of Interest May Affect Your Investment

The property managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	the property managers, borrowers and affiliates thereof may also own other properties, including competing properties.

None of the borrowers, property managers or their affiliates (or any employee thereof) has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Among other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On 30 September 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, among other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity will retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and

Due Diligence Requirements or similar requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates

We make no representation or warranty regarding any accounting implications related to the offered certificates. The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products that are effective as of the start of the first fiscal year that began after December 15, 2009 for each investor in the offered certificates. These changes, or any other future changes, may impact the accounting for entities such as the issuing entity and could require the issuing entity to be consolidated in an investor’s financial statements. Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due, in part, to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings of such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate the other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X certificate or any other certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate, other than a Class X certificate, at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or at the anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in any class of Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of Class X certificates is based upon the outstanding certificate balance(s) of the related class(es) of principal balance certificates whose certificate balances comprise such notional amount, the yield to maturity on any class of Class X certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the underlying principal balance certificates.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in any class of Class X certificates. Investors in Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer may not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and then, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B or Class D certificates will result in a corresponding reduction in the notional amount of the corresponding class of Class X certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Release of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described in Annex A-1. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. Any such prepayment may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances. Any such release or substitution may impact the value of the collateral upon which the lender may realize, which may adversely affect the yield to maturity of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for further details regarding the various release provisions.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on such classes of certificates will be subordinated to such rights of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and the Class A-S certificates (solely in the case of the Class B and Class C certificates) and the Class B certificates (solely in the case of the Class C certificates). See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans serviced under the pooling and servicing agreement, those decisions are generally made by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to such non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing certificateholder (or equivalent entity) appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

Subject to the rights of the holders of any serviced subordinate companion loans and any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and except that, with respect to the non-serviced mortgage loans, it will only have limited consultation rights) and the right to replace the special servicer under the pooling and servicing agreement with or without cause, except that if a control termination event occurs and is continuing, the directing certificateholder will lose the related consent rights and the right to replace the special servicer, and if a consultation termination event occurs, then the directing certificateholder will lose the related consultation rights. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans and whole loans serviced under the pooling and servicing agreement, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders.”

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note), take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited (or no) consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”, “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer under the pooling and servicing agreement for this securitization with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any non-serviced loan or any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 75% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 75% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the special servicer (so long as a control termination event has occurred and is continuing), the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will require the trustee to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer, as applicable, for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each of the non-serviced whole loans, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer responsible for servicing such whole loan with or without cause, and without the consent of the issuing entity. The certificateholders will generally have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holder of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan will have certain non-binding consultation rights with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Each such companion loan holder and any representative thereof may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any whole loan that includes a subordinate companion loan, the holders of the subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the controlling noteholder (or designated party with respect to any securitization trust holding the controlling note) may conflict with those of the holders of some or all of the classes of certificates, and accordingly such party may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (other than Bank of America, National Association, a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so (except that the repurchase and substitution obligations of Starwood Mortgage Funding III LLC will also be guaranteed by Starwood Mortgage Capital LLC). We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected non-serviced mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity’s claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may be eligible for relief under the federal bankruptcy laws, if it is characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-six (56) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $906,952,869 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2016 (or, in the case of any Mortgage Loan that has its first due date after December 2016, the date that would have been its due date in December 2016 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Six (6) of the Mortgage Loans, representing approximately 32.5% of the Initial Pool Balance, are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loan are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the PSA (as defined in “Description of the Certificates—General” in this prospectus) for this transaction.

The mortgage loan sellers set forth in the following chart will sell their respective Mortgage Loans to the depositor, which will in turn transfer the Mortgage Loans to the issuing entity in exchange for the Certificates:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	9	10	$ 307,879,993	33.9%
Bank of America, National Association	19	23	296,164,463	32.7
Starwood Mortgage Funding III LLC	7	17	137,461,821	15.2
KeyBank National Association	12	17	86,113,343	9.5
CIBC Inc.	9	9	79,333,250	8.7
Total	56	76	$ 906,952,869	100.0%

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 21, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a Subordinate Companion Loan is calculated without regard to any related Subordinate Companion Loan, unless otherwise indicated.

With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, all information presented in this prospectus is calculated without regard to the $15,000,000 American Greetings HQ State of Ohio Loan. With respect to such Mortgage Loan, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related American Greetings HQ State of Ohio Loan are 71.8% and 1.11x, respectively. See also “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness”.

References to any specified Mortgage Loan should be construed to refer to the Mortgage Loan secured by the Mortgaged Property (or portfolio of Mortgaged Properties) with the same name identified on Annex A-1, representing the approximate percentage of the Initial Pool Balance set forth on Annex A-1.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Allocated Loan Amount” means, in the case of Mortgage Loans secured by a portfolio of Mortgaged Properties, a portion of the Cut-off Date Balance allocated to each Mortgaged Property based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. With respect to any Mortgage Loan that is secured by a single Mortgaged Property, “Allocated Loan Amount” means the Cut-off Date Balance of such Mortgage Loan.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, “Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date;

●	in the case of a Mortgage Loan that provides for interest-only payments through its maturity, or its Anticipated Repayment Date, as applicable, “Annual Debt Service” means the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, “Annual Debt Service” means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan (other than a Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical” or “as-renovated” value as well as “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

“Maturity/ARD Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of an ARD Loan, that will be outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net operating income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “effective gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “total operating expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio”, Cut-off Date Loan-to-Value Ratio”, “Cut-off Date LTV”, or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or Mortgaged Properties.

●	In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, Loan-to-Value Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan (except, in the case of a Mortgage Loan with a Subordinate Companion Loan, Loan-to-Value Ratios were calculated without regard to any related Subordinate Companion Loan).

●	With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties. See the definition of “Appraised Value” above and Annex A-1 and the related footnotes.

“EGI” means “Effective Gross Income”, as defined under “Cash Flow Analysis” above.

“GLA” means gross leasable area.

“Grace Period” is the number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or default interest.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender; provided that hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“IO” means interest-only.

“IO Period UW NCF DSCR” means the Debt Service Coverage Ratio with respect to any related mortgage loan that has an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet. Similarly, “2nd Largest Tenant”, “3rd Largest Tenant”, “4th Largest Tenant” and “5th Largest Tenant” mean, with respect to any Mortgaged Property, the tenant occupying the second, third, fourth or fifth (as applicable) largest amount of net rentable square feet.

“Lease Expiration of Largest Tenant” means the date at which the applicable Largest Tenant’s lease is scheduled to expire. Similarly, “Lease Expiration of 2nd Largest Tenant”, “Lease Expiration of 3rd Largest Tenant”, “Lease Expiration of 4th Largest Tenant” and “Lease Expiration of 5th Largest Tenant” mean, with respect to any Mortgaged Property, the date at which the applicable 2nd Largest Tenant’s, 3rd Largest Tenant’s, 4th Largest Tenant’s or 5th Largest Tenant’s, as applicable, lease is scheduled to expire.

“Loan Per Unit” means the applicable principal balance per unit of measure as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the subject Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD”, “Loan-to-Value Ratio at Maturity or ARD”, “Balloon LTV”, “Maturity Date LTV Ratio” or “Maturity Date LTV” means, with respect to any Mortgage Loan, (a) the Maturity/ARD Balance for such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratio at Maturity or ARD was calculated including both such Mortgage Loan and any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

In the case of an ARD Loan, the LTV Ratio at Maturity or ARD is calculated with respect to the related Maturity/ARD Balance on the related Anticipated Repayment Date. For further description, see the definition of “Appraised Value” above and Annex A-1 and the footnotes thereto.

With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Maturity/ARD Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties.

“Mortgage Rate” means, with respect to each Mortgage Loan or Whole Loan and any interest accrual period, the annual rate at which interest accrues on such Mortgage Loan or Whole Loan (without regard to any increase in such rate after the Anticipated Repayment Date in the case of an ARD Loan) during such period (in the absence of a default), as set forth in the related Mortgage Note from time to time (the initial Mortgage Rate with respect to each Mortgage Loan is set forth on Annex A-1); provided, that for purposes of calculating Pass-Through Rates equal to, based on and limited by the weighted average Net Mortgage Rate, the Mortgage Rate for any mortgage loan will be determined without regard to any default interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction of interest or principal due to a modification, waiver or amendment of the terms of that Mortgage Loan pursuant to the PSA.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI” means historical net operating income for a Mortgaged Property for the annual or other period specified (or ending on the “NOI Date” specified), and generally consists of revenue derived from the use and operation of the Mortgaged Property, consisting primarily of rental income (and in the case of cooperative mortgage loans, assuming that the property was operated as a rental property), less the sum of (a) operating expenses (such as utilities, administrative expenses, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes (except in the case of certain Mortgage Loans included in the issuing entity, where the related borrowers are exempted from real estate taxes and assessments) and, if applicable, ground lease payments. Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy Rate” means the percentage of Square Feet, Units, Rooms or Pads, as the case may be, of a Mortgaged Property that was occupied or leased as of or, in the case of certain properties, average Units or Rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Rate As-of Date”), as specified by the borrower or as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property. Such percentage may include tenants which have executed a lease to occupy such Mortgaged Property even though the applicable tenant has not taken physical occupancy. The Occupancy Rate presented in this prospectus may include space subject to build-out or other renovation and may exclude space currently under renovation. Generally, for purposes of the presentation in this prospectus, we consider a “master lease” to be a lease by an affiliate of the borrower, or by an entity (or an affiliate of an entity) from which the borrower acquired the Mortgaged Property, that (in either case) is obligated to pay rent under a lease with the borrower but does not conduct business operations at the leased premises. We do not consider the following to be a “master lease” for purposes of the presentation in this prospectus: (i) a lease executed in connection with a sale-leaseback arrangement under which an unaffiliated seller of a property (or an affiliate thereof) conducts business operations at the Mortgaged Property and executes a long-term lease at the Mortgaged Property simultaneously with its acquisition by the borrower; (ii) a lease executed by the borrower, property seller or other person that (a) relates to space, whether or not occupied, that is leased by an unaffiliated tenant and (b) has the effect of making that borrower, seller or other person liable, in whole or in part, for the payment of rent that is not more than the rent payable by the unaffiliated tenant under its lease; or (iii) a master lease that was not taken into account in the underwriting. “Master leases” are typically used in connection with the origination of a loan to bring occupancy to a “stabilized” level but may not provide additional economic support for the Mortgage Loan. A master lease may relate to all or a portion of a Mortgaged Property.

In some cases, the “Debt Service Coverage Ratio” information and the “Occupancy Rate” with respect to a Mortgaged Property reflects the existence of a “master lease.”

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“LO(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account (rather than tenants, or in the case of hotel properties, credit card companies, depositing such rents directly).

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default under the loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office building, industrial/warehouse facility, self-storage, any combination of the foregoing, or any other property type for which such term is used, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” or “Term to Maturity or ARD” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any mortgaged property securing an underlying mortgage loan, the annual operating expenses estimated for that property, generally derived from the historical annual expenses reflected in the operating statements and other information furnished by the related borrower, except that those expenses were often modified as follows:

●	operating expenses were generally adjusted by various factors such as inflation, appraisers’ estimates and historical trends;

●	if there was no management fee or a management fee which varies from the market, it was assumed that a management fee is payable with respect to the mortgaged property in an amount that is the greater of the market rate as determined by an appraiser or the lender’s minimum management fee underwriting criteria for the applicable property type; and

●	those expenses were adjusted so as to eliminate any capital expenditures, loan closing costs, tenant improvements or leasing commissions and similar nonrecurring expenses.

Underwritten Expenses generally include:

●	salaries, wages and benefits;

●	the costs of utilities;

●	repairs and maintenance;

●	marketing;

●	insurance;

●	management;

●	landscaping;

●	security, if provided at the mortgaged property;

●	real estate taxes;

●	general and administrative expenses; and

●	ground lease payments, and other costs,

but without any deductions for debt service, depreciation and amortization or capital expenditures, tenant improvements or leasing commissions.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to both such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan. With respect to any cross collateralized and cross defaulted Mortgage Loan, unless otherwise indicated, such terms mean the ratio of the aggregate Underwritten Net Cash Flow derived from the Mortgaged Properties securing all Mortgage Loans comprising such group divided by the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by the estimated capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR”, “Underwritten NCF DSCR”, or “UW NCF DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan. For purposes of the information presented in this prospectus, the Underwritten Net Cash Flow DSCR (unless otherwise indicated) with respect to (a) any Mortgage Loan that is part of a Whole Loan, reflects the Annual Debt Service payable under both such Mortgage Loan and any related Pari Passu Companion Loan, but does not reflect the Annual Debt Service payable under any Subordinate Companion Loan, and (b) any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, is calculated on the basis of the Underwritten Net Cash Flow generated by all the Mortgaged Properties securing such group and the aggregate Annual Debt Service payable under all Mortgage Loans comprising such group, in each case unless otherwise indicated.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten NCF DSCRs are presented herein for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a mortgaged property to generate sufficient cash flow to repay the related mortgage loan.

In some cases, the “UW NCF DSCR” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease.”

“Underwritten Net Operating Income” or “UW NOI” with respect to any Mortgaged Property, means an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller. In general, it is the estimated revenue derived from the use and operation of such Mortgaged Property (in certain cases, however, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), consisting primarily of rental income, less the sum of (a) estimated operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees, franchise fees and advertising), and (b) estimated fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth herein. Certain of such assumptions and subjective judgments of each related mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer has control. In some cases, the Underwritten Net Operating Income set forth herein for any mortgaged property is higher, and may be materially higher, than the annual net operating income for such mortgaged property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases, near term market rent steps, expirations of “free rent” periods, market rents, and market vacancy data), contractual rent increases and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income.

The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the Mortgaged Property, as determined by the appraisal obtained in connection with the origination of the related Mortgage Loan, assuming that the related Mortgaged Property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves.

Historical operating results may not be available or were deemed not relevant for some of the Mortgage Loans which are secured by Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Operating Income were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants or from other borrower-supplied information such as estimates or budgets.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property divided by the Cut-off Date Balance for such Mortgage Loan. With respect to any Mortgage Loan that is part of a Whole Loan, the Underwritten NOI Debt Yield is calculated with regard to both such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, Underwritten NOI Debt Yield is calculated on the basis of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income derived for the Mortgaged Properties securing all Mortgage Loans comprising such group, in each case unless otherwise indicated.

“Underwritten EGI” or “UW EGI” or “UW Effective Gross Income” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark-to-market, vacancy and collection loss.

“Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan. With respect to any Mortgage Loan that is part of a Whole Loan, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service payable with respect to both the Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, UW

NOI DSCR is calculated on the basis of the aggregate Annual Debt Service of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income of all Mortgage Loans comprising such group, in each case unless otherwise indicated.

“Underwritten Revenue” or “UW Revenue” means, with respect to any Mortgage Loan, the gross potential rent, less vacancies and collection loss.

“Units”, “Rooms”, or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes or (d) in the case of certain Mortgaged Properties operating as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten NCF DSCR, Underwritten NOI DSCR, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented including such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any Subordinate Companion Loan or any other indebtedness, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans, unless otherwise indicated.

If we present a debt rating for some tenants and not others in the tables or elsewhere in this prospectus, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$906,952,869
Number of mortgage loans	56
Number of mortgaged properties	76
Number of crossed loans	2
Crossed loans as a percentage	0.7%
Range of Cut-off Date Balances	$1,900,000 to $63,000,000
Average Cut-off Date Balance	$16,195,587
Range of Mortgage Rates	2.9882% to 6.0100%
Weighted average Mortgage Rate	4.3160%
Range of original terms to maturity	60 months to 122 months
Weighted average original term to maturity	120 months
Range of remaining terms to maturity	59 months to 121 months
Weighted average remaining term to maturity	119 months
Range of original amortization terms(2)	180 months to 360 months
Weighted average original amortization term(2)	356 months
Range of remaining amortization terms(2)	179 months to 360 months
Weighted average remaining amortization term(2)	356 months
Range of Cut-off Date LTV Ratios	31.2% to 75.0%
Weighted average Cut-off Date LTV Ratio	59.0%
Range of LTV Ratios as of the maturity date	17.4% to 65.4%
Weighted average LTV Ratio as of the maturity date	51.9%
Range of UW NCF DSCRs(3)	1.27x to 4.47x
Weighted average UW NCF DSCR(3)	2.14x
Range of UW NOI Debt Yields	7.9% to 21.2%
Weighted average UW NOI Debt Yield	11.4%
Percentage of Initial Pool Balance consisting of:
Partial Interest-Only	36.4%
Amortizing Balloon	32.5%
Interest-Only	31.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes eight (8) Mortgage Loans, representing approximately 31.1% of the Initial Pool Balance, that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(3)	Debt service coverage ratios are calculated based on annual debt service equal to 12 times the monthly payment in effect as of the Cut-off Date; provided, that (i) in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, debt service coverage ratios are instead calculated based on annual debt service equal to the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, (ii) in the case of a Mortgage Loan that provides for interest-only payments through its maturity or Anticipated Repayment Date, as applicable, such items are calculated based on annual debt service equal to the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (iii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to its maturity or Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on annual debt service equal to the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include seven (7) Mortgage Loans, representing approximately 9.2% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail
Anchored	11	$176,289,126	19.4%
Free-Standing	17	56,829,812	6.3%
Regional Mall	1	54,922,796	6.1%
Super Regional Mall	1	52,000,000	5.7%
Unanchored	2	18,825,000	2.1%
Shadow Anchored	3	11,328,000	1.2%
Subtotal:	35	$370,194,734	40.8%
Office
CBD	2	$108,000,000	11.9%
Suburban	2	39,152,706	4.3%
Subtotal:	4	$147,152,706	16.2%
Industrial
Distribution Warehouse	3	$42,500,000	4.7%
Warehouse/Flex	1	25,450,000	2.8%
Warehouse	2	21,286,457	2.3%
Flex	3	14,749,373	1.6%
Cold Storage	1	7,513,543	0.8%
Subtotal:	10	$111,499,373	12.3%
Multifamily
Garden	9	$68,320,007	7.5%
Student Housing	3	19,054,231	2.1%
Mid-Rise	3	15,000,000	1.7%
Subtotal:	15	$102,374,238	11.3%
Hospitality
Full Service	2	$87,000,000	9.6%
Subtotal:	2	$87,000,000	9.6%
Mixed Use
Retail/Industrial	1	$37,500,000	4.1%
Office/Retail	1	8,900,000	1.0%
Multifamily/Retail	1	5,000,000	0.6%
Subtotal:	3	$51,400,000	5.7%
Self Storage
Self Storage	4	$21,250,000	2.3%
Subtotal:	4	$21,250,000	2.3%
Leased Fee
Leased Fee	2	$8,381,818	0.9%
Subtotal:	2	$8,381,818	0.9%
Manufactured Housing
Manufactured Housing	1	$7,700,000	0.8%
Subtotal:	1	$7,700,000	0.8%

Total:	76	$906,952,869	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

Additional information with respect to certain specific property types is set forth below.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart, we note the following:

●	With respect to the Wolfchase Galleria Mortgage Loan and the Potomac Mills Mortgage Loan, collectively representing approximately 11.8% of the Initial Pool Balance, the related Mortgage Loan documents permit each borrower to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the related Mortgage Loan documents, provided the related borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from certain affiliates of the existing guarantors or a guarantor that has a net worth amount of at least five times the full cost of any such alterations and liquid assets of at least 120% of the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such guaranty.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e., such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger cotenancy clauses in other tenants’ leases. The following are certain examples of tenants which have rights to “go dark” among the five largest tenants (by square feet) at the 15 largest Mortgaged Properties:

●	With respect to the Potomac Mills Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the largest tenant, Costco Warehouse, occupying approximately 10.1% of the net rentable square footage at the Mortgaged Property, may cease operations at any time during the term of the Costco Warehouse lease. If the Costco Warehouse premises are not open for business for 24 consecutive months, the borrower can terminate the lease upon 60 days’ prior written notice and payment of the unamortized book value of the Costco Warehouse tenant’s improvements, net of the borrower’s contribution towards such improvements. The second largest tenant, J.C. Penney, occupying approximately 6.9% of the net rentable square footage at the Mortgaged Property, can discontinue operations at the Mortgaged Property at any time, provided the J.C. Penney tenant gives the borrower notice prior to the date of such discontinuance. The borrower may terminate the J.C. Penney lease within three months after the date on which the borrower was served notice of the J.C. Penney tenant’s intention to discontinue its operations at the Mortgaged Property. The third largest tenant, AMC Theatres, occupying approximately 5.2% of the net rentable square footage at the Mortgaged Property, may cease operations at its leased premises at any time. If the tenant ceases operations at the AMC Theatres leased premises for at least 180 consecutive calendar days, the borrower may terminate the AMC Theatres lease upon 30 days’ written notice. The fourth largest tenant, Buy Buy Baby/and That!, occupying approximately 5.0% of the net rentable square footage at the Mortgaged Property, may cease operations at any time. If the Buy Buy Baby/and That! tenant goes dark for more than 365 days, the borrower may terminate the Buy Buy Baby/and That! lease upon payment of the then unamortized costs of the Buy Buy Baby/and That! tenant’s improvements, less the tenant’s allowance, attributable, on a per square foot basis, to that portion of the Buy Buy Baby/and That! premises recaptured by the borrower. The fifth largest tenant, Marshalls, occupying approximately 4.2% of the net rentable square footage at the Mortgaged Property, may cease operations at any time upon 180 days’ prior written notice. Upon such notice, the borrower may terminate the Marshalls lease not earlier than the date the Marshalls tenant goes dark and not later than one year after the date the Marshalls tenant goes dark upon payment of an amount equal to the unamortized costs of all the Marshalls tenant’s leasehold improvements for which the Marshalls tenant has paid.

●	With respect to the Big Flats Consumer Square Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the anchor tenant, Sam’s Club, as well as three others of the top five tenants at the Mortgaged Property, Field & Stream, Hobby Lobby and T.J. Maxx, each has the right to cease to operate at the Mortgaged Property. The borrower has the right to terminate the related lease and recapture the related space if the applicable tenant goes dark for a specified period (ranging from 90 to 180 days), subject, in the case of Sam’s Club, to the tenant’s right to rescind within 30 days after the borrower gives notice of termination.

●	With respect to The Crossings of Spring Hill Mortgage Loan, representing approximately 3.2% of the Initial Pool Balance, four of the five largest tenants, Ross Dress for Less, Bed Bath & Beyond, PetSmart and Books-A-Million, are permitted to go dark at the Mortgaged Property.

●	With respect to the Enterprise Plaza Mortgage Loan, representing approximately 2.7% of the Initial Pool Balance, three of the five largest tenants, T.J. Maxx, Dollar Tree and Verizon Wireless, are permitted to go dark at the Mortgaged Property. The borrower has the right to terminate the related lease and recapture the related space if the applicable tenant goes dark for a specified period (ranging from 90 to 180 days); provided that in the case of T.J. Maxx, the borrower is required to pay the tenant the cost of unamortized tenant improvements.

In addition, there may be other Mortgaged Properties among the 15 largest Mortgage Loans, and there are other Mortgaged Properties that are not included in the 15 largest Mortgage Loans, including certain single tenant Mortgaged Properties, with respect to which the related tenants are not required to continue to operate their respective businesses at such Mortgaged Properties.

●	On October 20, 2014, Walgreen Co. (“Walgreens”) announced it is pursuing a cost reduction initiative with the goal of realizing $1 billion in cost savings by fiscal year 2017. On April 9, 2015, Walgreens announced plans to close approximately 200 stores. In October 2015, Walgreens also announced plans to acquire Rite Aid. Walgreens, according to a regulatory filing, could sell up to 1,000 stores in connection with its acquisition of Rite Aid. With respect to the Mortgage Loans identified on Annex A-1 as Walgreens Pool 7, Walgreens Pool 5, Walgreens – Alma, MI and Michigan Rite Aid Portfolio, collectively representing approximately 5.7% of the Initial Pool Balance, Walgreens or Rite Aid is the sole tenant at each related Mortgaged Property.

●	With respect to the Rosedale Marketplace Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, an affiliate of the borrower owns another shopping center located just northeast of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart, we note the following:

●	With respect to the 191 Peachtree Mortgage Loan, which represents approximately 6.1% of the Initial Pool Balance, the related Mortgaged Property includes an office building with a 14-story parking garage and a separate 11-story parking garage. Approximately 10.2% of underwritten effective gross income is comprised of parking income.

In addition, with respect to the 191 Peachtree Mortgage Loan, affiliates of the borrower own interests in a nearby office property, which may compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily and mixed use properties with a multifamily component set forth in the above chart, we note the following:

●	With respect to the Capitol Hill Apartments Portfolio Mortgage Loan, representing approximately 1.7% of the Initial Pool Balance, each Mortgaged Property is a micro-unit apartment building, with an average unit size of 193 square feet at Ilaria Apartments, 181 square feet at Cortena Apartments and 149 square feet at Morino Apartments.

●	With respect to the Carelton Courtyard and University Place Mortgage Loan, representing approximately 1.4% of the Initial Pool Balance, 29 units at the related Mortgaged Property have some or all of their rents subsidized under, or certain related tenants receive rental assistance through, the Section 8 tenant-based assistance program of the U.S. Department of Housing and Urban Development (“HUD”) or another federal, state or local tenant-based assistance program. We cannot assure you that any such program will be continued in its present form or that the level of assistance provided thereby will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related Mortgage Loan.

●	With respect to the James Creek and Foxfire Student Housing Mortgage Loan, representing approximately 1.2% of the Initial Pool Balance, the related Mortgaged Property is 95% or more occupied by student tenants, substantially all of which do not have parent guarantees for their leases.

●	With respect to The Heights at State College Phase IV Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, such Mortgaged Property is a student housing property.

●	With respect to the Falcon Creek Phase II Apartments and the Windy Knolls Phase II Apartments Mortgage Loan, collectively representing approximately 0.9% of the Initial Pool Balance, each such Mortgaged Property is located in an area with a large military population and is enrolled in a rental partnership program (“RPP”) with all five branches of the military. Pursuant to each RPP, the applicable Mortgaged Property is a preferred housing provider of military personnel, the applicable military branch pre-screens tenants and rental payments come directly from the applicable military branch. Under the RPP, the borrower is owed 30-days’ notice of lease termination due to military orders. As of August 31, 2016, approximately 52% of total units at the Falcon Creek Phase II Apartments were occupied by military personnel. As of October 26, 2016, approximately 38% of total units at the Windy Knolls Phase II Apartments Mortgaged Property were occupied by military personnel.

In addition, each such Mortgaged Property is the second phase of a multi-phase development designed to operate as one community. Most of the common area amenities with respect to each such Mortgaged Property are located on the phase I component of the community, and are therefore not part of the collateral. However, each Mortgaged Property benefits from a reciprocal easement agreement (“REA”) with the related phase I of the development, granting tenants at such Mortgaged Property access to amenities located on phase I. The borrowers are not permitted to terminate or modify such REAs without lender’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Hotel Properties

With respect to the hotel properties set forth in the above chart, we note the following:

●	With respect to the Hilton Hawaiian Village Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, food and beverage revenue and resort fee revenue together comprise approximately 24.6% of underwritten revenue. In addition, the current liquor license for the

Mortgaged Property will expire on June 30, 2017. Furthermore, for the trailing 12-month period ending September 30, 2016, revenue from the retail component of the Hilton Hawaiian Village Property (inclusive of reimbursements for common area maintenance, tax and marketing expenses, as provided by the borrower sponsor) net of related expenses (an estimate of undistributed expenses attributable to the retail component of the Mortgaged Property was provided by the borrower sponsor), accounted for approximately 13.1% of net cash flow for such period. The retail portions of the Mortgaged Property may be separately released as described below under “—Certain Terms of the Mortgage Loans—Partial Releases.”

●	With respect to the Hilton Hawaiian Village Mortgage Loan, it is anticipated that the ownership of the related borrower will be restructured (the “Restructuring”), as follows. On February 26, 2016, Hilton Worldwide Holdings, Inc. (“Hilton” ) announced plans to separate into three independent, publicly traded companies: Park Hotels & Resorts Inc., Hilton Grand Vacations Inc. and Hilton. Following the proposed Restructuring, it is anticipated that Park Hotels & Resorts Inc. will indirectly own a portfolio of Hilton’s owned and leased real estate properties, including the Mortgaged Property. In connection with the proposed Restructuring, the related borrower has signed an operating lease with an affiliate (other than with respect to the retail portions of the Mortgaged Property), which is also a signatory to the loan documents (other than the promissory notes) as a co-obligor. The operating lease will automatically be effective upon consummation of the Restructuring. The borrower is also required to deliver a substitute management agreement at that time. The existing property management agreement is with Hilton Management LLC (the “Hilton Manager”) and expires on the earlier of the restructuring and December 31, 2043. The substitute management agreement is expected to be between the Hilton Manager and the operating lessee and to become effective on the Restructuring and expire on December 31 of the 30th full operating year following the date of the Restructuring. In addition, it is expected that upon the Restructuring, the borrower will engage the operating lessee to manage the retail portions of the Mortgaged Property, and the operating lessee will in turn engage the Hilton Manager to manage such portions of the Mortgaged Property. The restructuring is anticipated to occur in 2017 and is subject to certain conditions; accordingly there is no assurance as to whether or not the restructuring will occur.

●	With respect to certain Mortgage Loans secured by hotel properties, there are hotels under construction or development that are expected to compete with the related Mortgaged Properties. Below are some examples with respect to the 15 largest Mortgage Loans:

●	With respect to the Hilton Hawaiian Village Mortgage Loan, the related appraisal identified two hotels either recently opened or currently under construction in the Waikiki submarket that are expected to compete with the related Mortgaged Property. The 623-room Hilton Garden Inn (Ohana Waikiki West Redevelopment) opened in June 2016, while the 230-room boutique Hyatt Centric (Waikiki Trade Center Redevelopment) is expected to open in March 2017.

●	With respect to the Le Meridien Tampa Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, food and beverage revenues constitute approximately 27.0% of underwritten revenues.

●	With respect to the Le Meridien Tampa Mortgage Loan, the Mortgaged Property is ground leased from the City of Tampa, and master leased to Tampa Hotel Partners Master Tenant, LLC (the “Le Meridien Tampa Master Tenant”) in order to facilitate the utilization of certain income tax credits by the Le Meridien Tampa Master Tenant. The Le Meridien Tampa Master Tenant receives all income from the related Mortgaged Property and makes fixed payments of rent to the related borrower. Accordingly, the related borrower is entitled to receive only such fixed payments under the master lease, and not the related hotel income. The Le Meridien Master Tenant has a 0.01% managing member that is under common control with the related borrower; and is 99.99% owned by an entity which is not affiliated with the related borrower. The Le Meridien Master Tenant has not signed the Mortgage Loan documents but has agreed in a subordination, non-disturbance and attornment agreement with the lender (the “Master

Tenant SNDA”) to comply with the provisions of the lockbox and cash management agreement for the Mortgaged Property. However, such contractual provision does not create a security interest in the hotel rents in favor of the lender. Moreover, the provisions of the lockbox and cash management agreement do not allow the lender to retain all hotel rents, but instead require that the excess of (i) hotel rents over (ii) the rents under the master lease plus required deposits to certain reserve funds maintained for the Mortgaged Property, must be remitted to the Le Meridien Master Tenant. Pursuant to the Master Tenant SNDA, upon a foreclosure of the Le Meridien Tampa Mortgage Loan, the lender is not permitted to terminate the master lease prior to June 12, 2019. The Master Tenant SNDA provides that following a transfer of the Mortgaged Property in connection with foreclosure or similar action, the lender or other transferee has the right to continue to require that hotel rents from the Mortgaged Property be deposited into a lockbox account controlled by the lender or other transferee (but with amounts in excess of the master lease rent to continue to be remitted to the Le Meridien Master Tenant); however, prior to June 12, 2019, the lender may not terminate the master lease for failure to comply with these provisions. On and after June 12, 2019, the 99.99% owner of the Le Meridien Tampa Master Tenant has the right to put its interest in the Le Meridien Master Tenant to the sole member of the borrower for a purchase price of approximately $300,000, but is not required to do so. The Le Meridien Master Tenant is not required under the Le Meridien Tampa Mortgage Loan documents to be a special purpose entity. We cannot assure you that these arrangements, particularly in the event of a bankruptcy or insolvency of the Le Meridien Tampa Master Tenant, would not have an adverse effect on repayment of the Le Meridien Tampa Mortgage Loan.

Further, although the related borrower is entitled to receive only the rents under the related master lease, the Le Meridien Tampa Mortgage Loan has been underwritten based on hotel rents. See “Mortgage Loan No. 15—Le Meridien Tampa” in Annex A-3 to this prospectus for a comparison of the debt service coverage ratio and debt yield based on hotel rents compared to those based on the master lease rent.

●	In addition, with respect to the Le Meridien Tampa Mortgage Loan, pursuant to the Master Tenant SNDA, if the lender initiates legal proceedings to foreclose the related Mortgage or commences a sale pursuant to any power of sale granted in the Mortgage, it must offer the Le Meridien Tampa Master Tenant the right to purchase the Le Meridien Tampa Mortgage Loan at a price equal to then outstanding balance of the related Mortgage Note, including accrued and unpaid interest, plus the amount of all other monetary obligations then due and payable under the Mortgage Note, the Mortgage, and the other Mortgage Loan documents, including, without limitation, late charges, interest at the default rate, and default yield maintenance premium (as such terms are defined in the Mortgage Loan documents), but not including advance interest, special servicing compensation or other amounts due under the PSA. The Le Meridien Tampa Master Tenant has a period of 15 business days after receipt of the offer to accept such offer, and, if it accepts such offer, a period of 15 business days after such acceptance to consummate such purchase.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hilton Hawaiian Village	$63,000,000	6.9%	12/31/2043(1)	11/1/2026
Le Meridien Tampa	$24,000,000	2.6%	6/16/2034	12/1/2026

(1)	The management agreement expires on the earlier of the date above and the date of the occurrence of the Restructuring described above. Upon the Restructuring, the borrower is required to deliver a substitute management agreement or agreements as described above, which will expire on December 31 of the 30th full operating year following the date of the Restructuring.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart, we note the following:

●	Each such mixed use Mortgaged Property has one or more retail, office, industrial and multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks”.

●	With respect to the Mortgaged Property identified on Annex A-1 as The Barlow, securing a Mortgage Loan representing 4.1% of the Initial Pool Balance, such Mortgaged Property is a mixed-use Mortgaged Property with warehouse, manufacturing, retail, restaurant, distillery and winery spaces.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Leased Fee Properties

See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Manufactured Housing Community Properties

With respect to the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the Mortgaged Property identified on Annex A-1 as Whisper Creek, securing a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, such Mortgaged Property is age restricted to tenants at least 55 years of age. Additionally, approximately 27% of income is derived from seasonal recreational vehicle tenancies. The related Mortgage Loan documents (i) require an upfront deposit into a seasonality reserve in the amount of $442,892 as well as ongoing annual deposits within 10 days of the monthly payment date in October of each year in an amount equal to the amount the lender estimates will be payable during the next ensuing 12 months with respect to debt service, taxes, insurance premiums and capital expenditures and (ii) provide that funds on deposit in the seasonality reserve will be applied on each monthly payment date to the payment of taxes, insurances, debt service and capital expenditures.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have, among their 5 largest tenants, a tenant that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance(1)
Restaurant	12	13.2%
Movie theater	2	11.8%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	2.6%
Bank branch	3	3.0%
Gym, fitness center or a health club	3	1.3%
Brewery, Winery and/or Distillery	1	4.1%
Cold Storage Facility	1	0.8%
On-site gas station and/or automobile repair and servicing company	2	2.9%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

With respect to the FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7%, of the Initial Pool Balance, such Mortgaged Property is being used as a FedEx distribution facility and has been constructed specifically for that purpose. In particular, FedEx’s material handling system is specific to FedEx’s use. Accordingly, such Mortgaged Property may not be easily converted to an alternate use.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
Hilton Hawaiian Village	$63,000,000	6.9%	$243,566.43	4.47x	31.2%	Hospitality
191 Peachtree	$55,000,000	6.1%	$143.60	2.69x	64.9%	Office
Wolfchase Galleria	$54,922,796	6.1%	$420.48	1.72x	64.9%	Retail
100 Hamilton	$53,000,000	5.8%	$737.88	3.21x	46.9%	Office
Potomac Mills	$52,000,000	5.7%	$199.32	4.39x	38.0%	Retail
FedEx Ground Portfolio	$42,500,000	4.7%	$226.33	3.16x	44.2%	Industrial
Big Flats Consumer Square	$40,300,000	4.4%	$70.18	1.96x	57.6%	Retail
The Barlow	$37,500,000	4.1%	$209.88	1.31x	63.6%	Mixed Use
The Crossings of Spring Hill	$28,845,000	3.2%	$131.17	1.53x	73.4%	Retail
Club Royale Apartments	$27,711,899	3.1%	$82,969.76	1.39x	71.7%	Multifamily
American Greetings HQ(2)	$26,952,706	3.0%	$140.00	1.45x	61.7%	Office
Willco Business Center	$25,450,000	2.8%	$89.32	1.36x	67.3%	Industrial
Enterprise Plaza	$24,500,000	2.7%	$128.80	1.29x	64.8%	Retail
Walgreens Pool 7	$24,487,754	2.7%	$281.03	1.27x	64.6%	Retail
Le Meridien Tampa	$24,000,000	2.6%	$184,615.38	1.41x	62.3%	Hospitality
Top 3 Total/Weighted Average	$172,922,796	19.1%		3.03x	52.6%
Top 5 Total/Weighted Average	$277,922,796	30.6%		3.32X	48.8%
Top 15 Total/Weighted Average	$580,170,155	64.0%		2.48x	55.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan.

(2)	All information presented in this prospectus with respect to the American Greetings HQ Whole Loan is calculated without regard to the $15,000,000 American Greetings HQ State of Ohio Loan, unless otherwise expressly indicated. The Whole Loan Cut-Off Date LTV Ratio and Whole Loan Underwritten NCF DSCR are 71.8% and 1.11x, respectively, when calculated to include the American Greetings HQ State of Ohio Loan. See “—Additional Indebtedness—Other Secured Indebtedness”.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.5% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

As set forth below in the table entitled “Cross-Collateralized/Multi-Property Mortgage Loans”, the Mortgage Pool will include ten (10) Mortgage Loans, collectively representing approximately 15.6% of the Initial Pool Balance, each of which is secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of properties securing a multi-property Mortgage Loan or group of cross-collateralized Mortgage Loans may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of cross-collateralized Mortgage Loans.

Cross-Collateralized/Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Group	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
FedEx Ground Portfolio	Multi-property	$42,500,000	4.7%
Walgreens Pool 7	Multi-property	24,487,754	2.7
Walgreens Pool 5	Multi-property	20,324,067	2.2
Capitol Hill Apartment Portfolio	Multi-property	15,000,000	1.7
James Creek and Foxfire Student Housing	Multi-property	10,704,231	1.2
Stout Field Industrial Portfolio	Multi-property	9,800,000	1.1
Southeast Retail Portfolio	Multi-property	9,400,000	1.0
Florida NNN Portfolio I	Cross-Collateralized Group and Multi-property	4,440,000	0.5
Michigan Rite Aid Portfolio	Multi-property	3,262,890	0.4
Florida NNN Portfolio II	Cross-Collateralized Group and Multi-property	1,940,000	0.2
Total		$141,858,942	15.6%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Related Borrower Loans (Other than Cross-Collateralized Groups)

Seven (7) groups of Mortgage Loans, set forth in the table below are comprised of Mortgage Loans that are not cross-collateralized but have borrower sponsors that are related by virtue of having at least one controlling project sponsor, affiliate or principal in common. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Mortgage Loan Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Group 1:
Wolfchase Galleria	1	$54,922,796	6.1%
Potomac Mills	1	52,000,000	5.7%
Total for Group 1:	2	$106,922,796	11.8%
Group 2:
Walgreens Pool 7	6	$24,487,754	2.7%
Walgreens Pool 5	5	20,324,067	2.2%
Total for Group 2:	11	$44,811,821	4.9%
Group 3:
Club Royale Apartments	1	$27,711,899	3.1%
Valencia Apartments	1	4,393,959	0.5%
Burnet House Apartments	1	4,194,233	0.5%
Park Royale Apartments	1	1,987,268	0.2%
Total for Group 3:	4	$38,287,359	4.2%
Group 4:
Bay Area Self Storage Phase 1	1	$8,750,000	1.0%
Bay Area Self Storage Phase 2	1	5,000,000	0.6%
Total for Group 4:	2	$13,750,000	1.5%
Group 5:
Fairgate Apartments	1	$5,363,250	0.6%
Colonial East Apartments	1	3,420,000	0.4%
Total for Group 5:	2	$8,783,250	1.0%
Group 6:
Falcon Creek Phase II Apartments	1	$4,324,398	0.5%
Windy Knolls Phase II Apartments	1	3,950,000	0.4%
Total for Group 6:	2	$8,274,398	0.9%
Group 7:
StorQuest - Oakland, CA	1	$5,600,000	0.6%
StorQuest - Tucson Pima, AZ	1	1,900,000	0.2%
Total for Group 7:	2	$7,500,000	0.8%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State/Jurisdiction	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
California	11	$165,437,359	18.2%
Tennessee	3	$86,784,946	9.6%
New York	3	$75,709,304	8.3%
Virginia	5	$65,853,623	7.3%
Hawaii	1	$63,000,000	6.9%
Florida	9	$62,295,758	6.9%
Georgia	2	$57,843,175	6.4%
Maryland	2	$49,950,000	5.5%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout nineteen (19) other states, with less than 5.5% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Sixteen (16) Mortgaged Properties securing approximately 26.7% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, which areas are more susceptible to hurricanes.

Mortgaged Properties With Limited Prior Operating History

With respect to two (2) Mortgaged Properties, representing approximately 1.8% of the Initial Pool Balance by allocated loan amount, the related borrower or an affiliate acquired all or a portion of the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide (or was able to only partially provide) the related mortgage loan seller with historical financial information for such acquired Mortgaged Property.

Seven (7) Mortgaged Properties, representing approximately 10.0% of the Initial Pool Balance by allocated loan amount, were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has limited or no prior operating history.

Seventeen (17) Mortgaged Properties, representing approximately 8.1% of the Initial Pool Balance by allocated loan amount, are single tenant properties subject to a triple net lease with the related tenant and, consequently, historical financial statements or operating statements are not available for such Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Two (2) Mortgage Loans secured by the Mortgaged Properties identified as Big Springs Village and 2601 Westinghouse Boulevard on Annex A-1, collectively representing approximately 1.3% of the Initial Pool Balance, have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

Three (3) of the Mortgaged Properties, identified on Annex A-1 as Hilton Hawaiian Village, Willco Business Center and The Heights at State College Phase IV, representing approximately 6.9%, 2.8% and 0.9%, respectively, of the Initial Pool Balance, are secured in whole or in part by the related borrower’s interest in one or more units in a condominium. With respect to such Mortgaged Properties (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to The Heights at State College Phase IV Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, the related Mortgaged Property is subject to a condominium regime, and the related borrower controls 3.8% of the condominium board. The sponsor under the related Mortgage Loan controls the owners of all condominium units and the condominium board.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	72	$738,000,163	81.4%
Fee/Leasehold(3)	2	118,000,000	13.0
Leasehold	2	50,952,706	5.6
Total	76	$906,952,869	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-2.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, unless the related fee interest is also encumbered by the related Mortgage, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Hilton Hawaiian Village Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, an approximately 0.14 acre parcel of the Mortgaged Property located under the Diamond Head Apartments at the Mortgaged Property and identified as the Taran outparcel (the “Taran Outparcel”), is ground leased, which ground lease expires July 31, 2035, which is less than nine years beyond the maturity date of the related Whole Loan. With respect to such ground lease, from and after the date that the lender acquires the borrower’s interest in the ground lease, the lender is required to obtain ground lessor’s consent to assign the ground lease.

With respect to the 191 Peachtree Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, a portion of the Mortgaged Property consisting of the land located under the parking garage serving the office building at 191 Peachtree Street is comprised of a ground leasehold interest. The ground lessor of such portion of the Mortgaged Property has the right to mortgage its fee interest; however, any such mortgage is required to be subordinate to the ground lease. In addition, with respect to such ground leasehold interest, the lender has the right to obtain a new lease upon termination in bankruptcy or upon termination due to default by the ground lessor, however, the ground lease does not require the ground lessor to enter into a new lease with the mortgagee upon any other termination. In addition, the ground lessor is not required to accept performance and compliance by the lender if, at the time of the curing of a default, ground lessor is not furnished with evidence satisfactory to ground lessor of the interest in the ground lease claimed by the lender tendering the performance or compliance. Further, the ground lease does not specifically provide that it cannot be terminated without lender’s consent; however, it provides that it cannot be modified without lender’s consent and that the ground lessor will not accept a surrender of the ground lessee’s interest without lender’s consent.

The American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, is secured by a leasehold mortgage encumbering the air rights leasehold interests and sub-leasehold interests in the office portion of two buildings (the American Greetings building (596,673 SF) and the Tech West building (59,296 SF) containing a total of 655,969 SF). The ground lease between American Greetings Corporation as ground lessor (which is also the sole tenant at such Mortgaged Property) and the American Greetings HQ borrower as ground lessee has a flat lease rate of $202,701 per year with no rental increases during the term of the American Greetings HQ Whole Loan, and expires in June 2089. The ground lessor of each Mortgaged Property related to such Mortgage Loans has the right to mortgage its fee interest; however, any such mortgage is required to be subordinate to the ground lease. In addition, there are related leases and subleases with the Cleveland-Cuyahoga County Port Authority which were executed in order to accommodate the tax abatements related to the American Greetings HQ Mortgaged Property. See Annex A-3 for more information on the American Greetings HQ leases. See also “—Real Estate and Other Tax Considerations” below.

With respect to the Le Meridien Tampa Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, the Le Meridien Tampa Property is comprised of the Le Meridien Tampa Borrower’s interest in a ground lease from the City of Tampa that expires March 31, 2119 with the option for the lessee to terminate the ground leasehold after 60 years on March 31, 2073. The ground lease provides for an initial payment of $1 per annum for the first two years, $10,000 per annum for years three through 30, $15,000 per annum for years 31 through 60 and $25,000 per annum for the remaining 46 years. The ground lease is currently in its fourth year. The ground lease is subject to a right of reverter in favor of the United States of America, the original owner of the related fee interest, as described under “—Purchase Options and Rights of First Refusal.”

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 34 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 12 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 40 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Hilton Hawaiian Village Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, there is no environmental indemnitor separate from the related borrower. Pursuant to the related Whole Loan documents, the borrower is required to maintain environmental insurance against claims for pollution and remediation legal liability related to the Mortgaged Property (“PLL Policy”) as follows: (A) to be a claims made and reported policy for an initial term of ten years and such PLL Policy shall either be extended or replaced with an equivalent PLL Policy or borrower is required to purchase the optional extended reporting period of two years in accordance with the terms and conditions of the PLL Policy such that, in either case, the PLL Policy shall be in effect until two (2) years past the maturity date; (B) with limits of liability of $10,000,000 for each “Pollution Condition” and $25,000,000 in the aggregate; (C) with a self-insured retention amount of $50,000 for each “Pollution Condition”; (D) names the lender as an additional named insured per mortgagee assignment endorsements providing automatic rights of assignment in the event of defaults; (E) the borrower and/or operating lessee will not be permitted to add any additional locations during the PLL Policy term; and (F) will, throughout the PLL Policy term, include the same coverages, terms, conditions and endorsements (and will not be amended in any way without the prior written consent of the lender) as the PLL Policy approved as of the origination date. The borrower has obtained a blanket Real Estate Environmental Liability policy (which covers the Mortgaged Property and two other hotels) from Steadfast Insurance Company, which is rated AA- by Standard & Poor’s Global Ratings and A+ (XV) by A.M. Best Company, with a limit of liability of $10,000,000 for each “Pollution Condition” and $25,000,000 in the aggregate; with a deductible of $25,000 for each “Pollution Condition” and which names the lender as an additional named insured. The policy has a term of ten years ending October 21, 2026, with a 90-day extended reporting period and a three-year optional extended reporting period. The Mortgage Loan matures November 1, 2026.

●	With respect to the Walgreens Pool 7 Mortgage Loan, representing approximately 2.7% of the Initial Pool Balance, the ESA relating to the Mortgaged Property identified on Annex A-1 as Walgreens Scottsdale reported that such Mortgaged Property is located within an approximately 13-square-mile site listed on the National Priorities List in connection with the contamination of groundwater with chlorinated solvents and has been the subject of remediation efforts to restore groundwater to drinking water standards. The environmental consultant concluded that the identification of the Mortgaged Property within such site constitutes a REC, but that no further action appeared to be warranted at the time of the ESA.

●	With respect to the Parkview Plaza Mortgage Loan, representing approximately 2.5% of the Initial Pool Balance, the ESA identified a release of petroleum products from two 10,000-gallon gasoline underground storage tanks and dispensers at an adjacent property that reportedly operated at the site from the 1970s to approximately 1986, when the tanks were removed. The ESA notes that active remediation took place for this REC in the past and that the contaminant plume is stable, but additional remediation is being considered to address lingering groundwater impacts. At origination, the borrower deposited $125,000 into an environmental remediation reserve, which amount equals 125% of the lender’s estimated cost of certain investigative and remedial steps that the borrower has agreed to undertake to address the condition, including, installing a vapor mitigation system on designated portions of the Mortgaged Property and investigating potential vapor encroachment on portions of the Mortgaged Property.

●	With respect to the Walgreens Pool 5 Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the ESA relating to the Mortgaged Property identified on Annex A-1 as Walgreens Espanola reported that a gas station previously operated on an adjacent property that was the subject of a release and was entered into the Leaking Underground Storage Tank program. The ESA noted that the release case’s status as of the date of the environmental report was listed as “Cleanup, State Lead with the Corrective Action Fund”. The ESA reported that ground water monitoring has been ongoing and, according to a state representative, is required to be continued at the Mortgaged Property and the adjacent property in order to delineate the release and identify an appropriate remediation plan. According to the ESA, the related state has assumed responsibility for the cleanup using its Corrective Action Fund. The environmental consultant concluded that the open status of the release case and the requirement for continued groundwater monitoring at the Mortgaged Property and the adjacent property constitute a REC and recommended continued cooperation with the applicable state agency to accomplish case closure.

●	With respect to the Livonia Commons Mortgage Loan, representing approximately 1.9% of the Initial Pool Balance, the related ESA stated that the Mortgaged Property was historically occupied by a gas station from the 1960s to 1999 and a dry cleaner from at least the 1970s to 1999. The gas station previously had three underground storage tanks (“USTs”) containing gasoline and diesel fuel. During tank removal activities, in 1998, a release was reported to the regulator, Michigan Department of Environmental Quality (“MDEQ”) and assigned Leaking Underground Storage Tank (“LUST”) Release Number C-1082-98. According to the ESA, the release currently has an “open” status in the MDEQ database. Based on the level of contaminants (in excess of the applicable criteria) as identified in a baseline environmental assessment prepared in March 2015 and provided to the environmental consultant, and the open status of the LUST incident, the environmental consultant concluded that the release of petroleum products from the former UST system represents a REC. The environmental consultant further noted that the open status of the LUST incident is reportedly due to the insufficient size of a restrictive covenant proposed for the former gas station/UST area.

The ESA also stated that prior subsurface investigations indicated that a historical release of chlorinated solvents typical of dry cleaner operations occurred in the area of the former dry cleaner. The ESA further stated that there is a Vapor Mitigation System Plan in place for a proposed building being constructed at the Mortgaged Property in the area where the former dry cleaner was located that consists of a soil gas collection pipe and vent riser system and a vapor intrusion barrier. The ESA stated that because any potential vapor encroachment in the area of the proposed building will be mitigated by the Vapor Mitigation System Plan, the historical dry cleaner condition was considered to represent a controlled REC. The Phase I recommended continuation with the Vapor Mitigation System Plan for the proposed building. It has not been confirmed whether or not the vapor mitigation system contemplated by such plan is in place at the Mortgaged Property.

At loan origination, the borrower deposited the sum of $18,750 into a reserve for the purpose of obtaining the closure of the LUST case and delivery of a no further action letter from the MDEQ (the “Lust Closure Work”), which reserve is required to be disbursed to the borrower to pay for the actual cost of obtaining such closure and no further action letter. The borrower has covenanted in the Mortgage Loan documents to diligently pursue the LUST Closure Work. In addition, the borrower procured an environmental impairment liability insurance policy in favor of borrower and naming the lender as an additional named insured from Great American Insurance Group which has an AM Best rating of A+ (Superior), a Standard & Poor’s rating of A+ and a Moody’s rating of A1. The policy has per incident and aggregate limits of $3,000,000, with a deductible per incident of not more than $50,000 (except with respect to On-Site Clean-Up Costs for Biological Hazards, as to which the per incident and aggregate limit is $25,000, and the deductible is $2,500) and a term of ten years expiring September 14, 2026, with an optional three year tail period. The Mortgage Loan matures October 1, 2026. The policy by its terms may be cancelled by the borrower, and the Mortgage Loan documents allow the borrower to cancel the policy upon delivery to the lender of (i) an unconditional no further action letter from the MDEQ or other regulatory agency having authority to issue the same confirming the administrative closure of the LUST incident and (ii) an updated ESA reflecting there are no further RECs with respect to the Mortgaged Property.

●	With respect to the Enterprise Plaza Mortgage Loan, representing approximately 2.7% of the Initial Pool Balance, the related ESA identified five closed cases resulting from prior releases of hazardous substances or petroleum products from a Shell gas station operated at the Mortgaged Property as a controlled REC.

●	With respect to the Bay Area Self Storage Phase 1 and Bay Area Self Storage Phase 2 Mortgage Loans, collectively representing approximately 1.5% of the Initial Pool Balance, the ESA for each of these neighboring Mortgaged Properties identified a reported release of chlorinated solvents from an adjacent property as a result of a solvent recycling business which operated at such location in the 1960s until around 1972, which release has impacted soil and groundwater. A responsible party has been identified for this REC and has undertaken remediation activities that have significantly reduced contaminant concentrations at the source area and designated treatment areas. Groundwater and surface water monitoring will continue, with quarterly water level measurements and semi-annual sampling for the existing groundwater monitoring wells, selected remediation and monitoring wells and designated surface water monitoring points. Pursuant to the environmental indemnity agreement, the borrowers and non-recourse carveout guarantors agreed to undertake such investigation and remediation measures as may be required by governmental authorities to address this REC, at their sole cost and expense. The non-recourse carveout guarantors are required to maintain an aggregate ongoing net worth and liquidity of not less than $25,000,000 and $2,000,000, respectively.

●	With respect to the portfolio of Mortgaged Properties identified on Annex A-1 as Michigan Rite Aid Portfolio, representing approximately 0.4% of the Initial Pool Balance, the ESAs reported certain soil and groundwater contamination as a result of various fluid releases in the soil related to the properties previously being used as gas stations. A Michigan Baseline Environmental Assessment (“BEA”) has been received and acknowledged by the Michigan Department of Environmental Quality (the “MDEQ”) and the related borrower is required to follow a due care plan.

●	With respect to the Mortgaged Property identified on Annex A-1 as Southeast Retail Portfolio – Berkley Center, which partially secures a Mortgage Loan representing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the ESA identified a REC related to the presence of a gas station on the property that includes two double-walled underground storage tanks (“USTs”). The USTs are monitored with a leak detection system.

●	With respect to The Heights at State College Phase IV Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, according to the ESA, the Mortgaged Property is located in Zone 1 of the Environmental Protection Agency’s (“EPA”) Map of Radon Zones, where average predicted radon levels exceed the EPA’s recommended action level of 4.0 pCi/L. The amount of $9,300 was reserved at loan origination for additional testing and mitigation.

●	With respect to the Fairgate Apartments Mortgage Loan, representing approximately 0.6% of the Initial Pool Balance, radon testing at the Mortgaged Property revealed high levels of radon for 66 of the 216 units. The amount of $84,150 ($390 per unit) was reserved at loan origination for radon testing and mitigation. Within 70 days of loan origination, the 66 units that tested high for radon are required to be retested. If the average of two tests for such unit is at or falls below actionable levels for the relevant unit, remediation will be waived for such unit and funds will be released from the radon reserve at a rate of $1,275 per unit.

●	With respect to the Colonial East Apartments Mortgage Loan, representing approximately 0.4% of the Initial Pool Balance, radon testing at the Mortgaged Property revealed high levels of radon for 17 of the 192 units. The amount of $21,675 ($113 per unit) was reserved at loan origination for radon testing and mitigation. Within 70 days of loan origination, the 17 units that tested high for radon are required to be retested. If the average of two tests for such unit is at or falls below actionable levels for the relevant unit, remediation will be waived for such unit and funds will be released from the radon reserve at a rate of $1,275 per unit.

●	With respect to the CVS Pharmacy – Sanford, FL Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the related ESA identified petroleum contaminated ground water situated beneath the southeast portion of the related Mortgaged Property, due to a former gas station previously occupying the site. The documented petroleum contamination is included in the Florida Department of Environmental Protection’s (“FDEP”) Early Detection Incentive petroleum cleanup program. The FDEP is the responsible party obligated to perform remediation at the related Mortgaged Property and is in the process of remediating the petroleum contamination. According to FDEP representatives, impacted groundwater will continue to undergo active treatment until it meets applicable standards. Additionally, petroleum impacted soil resulting from release at the former car dealership facility, which is adjacent to the Mortgaged Property, is present beneath the northern portion of the Mortgaged Property. According to FDEP representatives, the petroleum-impacted soil will continue to be monitored by the FDEP until the petroleum concentrations in the soil drop below the applicable cleanup levels. The environmental consultant recommended monitoring progress of the FDEP corrective actions until Site Rehabilitation Completion Orders are issued by the FDEP for no further action. The related borrower has a Steadfast Insurance Company environmental insurance policy in the amount of $2,000,000 with a term that expires on September 7, 2026.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, property improvement plans (“PIPs”). Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, each of the three Mortgaged Properties in the portfolio is a newly-built, built-to-suit property with certain punch list items and change-order work that remains to be completed. In each case, the primary facilities are complete and the tenant is in occupancy and has commenced operations. The related borrowers established escrows in the amount of $2,516,110 at loan origination, which amount represents the estimated cost for completion of the subject work. In addition, a completion guaranty was provided by the guarantor with respect to costs and expenses of the subject construction.

●	With respect to the Parkview Plaza Mortgage Loan, representing approximately 2.5% of the Initial Pool Balance, the related Mortgage Loan documents permit the conversion of a portion of the Mortgaged Property that was formerly a bank branch into a Taco Bell restaurant, including the ability to raze the existing improvements, subject to satisfaction of certain conditions, including, (i) the lender’s prior approval of plans for the renovation and approval over budget modifications, (ii) delivery of a completion guaranty in form and substance satisfactory to the lender, (iii) if the work is not to be paid for and guaranteed by the parent company of Taco Bell, the borrower is required to provide cash or a letter of credit as security for the completion of the work equal to the excess of the total unpaid amounts incurred and to be incurred over the alteration threshold (5% of the outstanding principal balance of the loan), and (iv) if required by the lender, delivery of a REMIC opinion.

●	With respect to the Livonia Commons Mortgage Loan, representing approximately 1.9% of the Initial Pool Balance, at origination, the related borrower deposited into an escrow with Fidelity Title Insurance Company funds for various renovations and repairs at the Mortgaged Property, in the amount of (i) $240,415 relating to the following: underground utility work and Panda Express sand pad construction, construction of a sprinkler room, traffic signal work, “white box” work for one tenant, and vapor barrier/soil removal work for Panda Express, (ii) $108,237 for prior work performed by a contractor and $251,548 to repair flooring issues at Dick’s Sporting Goods. Such funds are required to be disbursed to the borrower upon completion of the related improvements (or portions thereof) for which disbursement is sought and compliance with disbursement conditions to the lender and escrow agent’s satisfaction. The borrower’s rights under the related escrow agreement have been collaterally assigned to the lender. The escrow agreement provides that the lender has the right to direct the escrow agent to transfer the escrow funds held under the escrow agreement to the lender, to be held under the Mortgage Loan documents, upon the occurrence of an event of default under the Livonia Commons Mortgage Loan; however, such right may not be enforceable in connection with a bankruptcy of the related borrower. Absent the occurrence of an event of default, the lender does not have the right to hold such funds. The borrower has provided the lender with an acknowledgement of acceptance of completion of the landlord’s work for the Panda Express building by the related tenant. Approximately $96,489.41 was recently released from the foregoing reserves for the completion of the underground utility work, Panda Express pad construction and construction of the sprinkler room.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. See “Appraised Value” above.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely in the land and not in any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 11 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or to remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, certain Mortgaged Properties may be subject to ongoing litigation. For example:

With respect to the 100 Hamilton Mortgage Loan, representing approximately 5.8% of the Initial Pool Balance, on September 26, 2016, the Office of Federal Contract Compliance Programs of the Department of Labor (“OFCCP”) filed a complaint with the Department of Labor Office of Administrative Law Judges against Palantir Technologies, Inc. (“Palantir”), a software company, government contractor and the largest tenant at the related Mortgaged Property, representing 83.4% of NRA (and 100% of NRA beginning September 1, 2020). The complaint claims that Palantir violated Executive Order 11246 and its implementing rules and regulations, under which Palantir is obligated not to discriminate against any employee or applicant based on race, color, religion, sex or national origin. In support, the complaint alleges that Palantir has used a hiring and selection process for its engineer positions that discriminated against Asian applicants. The complaint cites data allegedly showing a statistically significant disparity between the number of Asian applicants for these positions and the number of Asians hired. The complaint seeks as relief (a) an order enjoining Palantir from violating the Executive Order, (b) an order canceling all of Palantir’s government contracts and subcontracts, (c) an order debarring Palantir from entering into future government contracts until it has demonstrated compliance with the Executive Order, and (d) an order requiring Palantir to compensate those affected by its hiring decisions. On October 14, 2016, Palantir responded to the complaint, denying the OFCCP’s allegations. Palantir’s response claims that data shows that across all Palantir positions 36% of those eventually hired over the period in question were Asian, a rate that allegedly exceeds the percentage of qualified Asian employees in the external labor market.

With respect to the FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, litigation was filed on August 24, 2016 against the mortgage borrower that owns the related Mortgaged Property located in Yonkers, New York. Such property is an assemblage of three separate parcels acquired by the applicable borrower from three separate sellers, who are also named in the suit as defendants, as are the equity owners of such seller entities. The complaint alleges a claim for unpaid real estate commissions by a broker. The plaintiffs seek damages in the amount of $2,925,000, representing a 5% commission on the total sales price of the three parcels, $58,500,000. The plaintiffs at this time have only produced written brokerage commission agreements for two of the three parcels (which sold for $28,000,000), and not for the third parcel, although they allege they represented the third seller as well. Both of the original commission agreements had expired (only one had a tail clause for 12 months after expiration, which had also expired) prior to the actual sale of the subject Mortgaged Property. The plaintiffs claim that they introduced the brokers who ultimately represented the sellers at the time of the sale as co-brokers. The plaintiffs also allege that SunCap Property Group, LLC (“SunCap”), an affiliate of the borrower sponsor, induced the sellers to close the transaction without paying the plaintiffs. SunCap did in fact indemnify the sellers from any brokerage claims by the plaintiffs. The plaintiffs’ claims against SunCap allege (i) that the plaintiffs procured the ultimate buyer through their co-broker arrangement with the brokers and are therefore entitled to the brokerage commissions, (ii) breach of duties owed to them by the co-brokers, and (iii) tortious interference with their rights to the commissions by SunCap. SunCap disputes the allegations on grounds that the plaintiff did not have a listing agreement with respect to one of the parcels, that the listing agreements with respect to the remaining parcels had expired and that the plaintiffs did not play any role in procuring SunCap as the purchaser of the parcels comprising the Mortgaged Property. As additional support for its indemnity of the sellers, SunCap placed $520,000 in escrow with SunCap’s local counsel. The FedEx Ground Portfolio borrower additionally escrowed at closing $550,000 with lender in a litigation reserve.

With respect to the Club Royale Apartments Mortgage Loan, the Valencia Apartments Mortgage Loan, the Burnet House Apartments Mortgage Loan and the Park Royale Apartments Mortgage Loan, collectively representing approximately 4.2% of the Initial Pool Balance, the owner of the related borrower sponsor has been in ongoing litigation since 2003 over eight causes of action brought by one of his siblings, of which all but one claim (Quantum Merit) have been dismissed. The Quantum Merit claim has yet to be ruled on. The initial 2003 lawsuit sought damages of over $250 million. The owner of the related borrower sponsor has also been in litigation since 2014 over a breach of contract suit brought by another sibling. No ruling has been made on that claim. None of the lawsuits involve the mortgage borrower or make any claims relating to title to the related Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below. See also representation and warranty no. 13 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Forty-one (41) of the Mortgage Loans, representing approximately 73.0% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Fifteen (15) of the Mortgage Loans, representing approximately 27.0% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Southeast Retail Portfolio, Kohl’s - Lutz, FL Fee and Chestnut Commons, representing approximately 1.0%, 0.8% and 0.6%, respectively, of the Initial Pool Balance, proceeds of each such Mortgage Loan refinanced a prior loan that was in maturity default at the time of refinancing.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, within approximately the last 10 years, parties to bankruptcy proceedings, foreclosure proceedings, deed in lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to fifteen (15) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 191 Peachtree, Wolfchase Galleria, Potomac Mills, The Crossings of Spring Hill, American Greetings HQ, Enterprise Plaza, Rosedale Marketplace, Southeast Retail Portfolio, Kohl’s - Lutz, FL Fee, Chestnut Commons, The Orchard, Florida NNN Portfolio I, Michigan Rite Aid Portfolio, CVS Pharmacy – Sanford, FL and Florida NNN Portfolio II, collectively representing approximately 33.1% of the Initial Pool Balance by allocated loan amount, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In addition, with respect to large loan sponsors that oversee many real estate projects, there are often prior defaults, foreclosure proceedings and deed-in-lieu of foreclosure transactions associated with such sponsors’ real estate portfolios.

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following events within approximately the last 10 years:

●	With respect to the Wolfchase Galleria Mortgage Loan and the Potomac Mills Mortgage Loan, collectively representing approximately 11.8% of the Initial Pool Balance, the related loan sponsor (Simon Property Group, L.P.) has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, one of the non-recourse carveout guarantors reported three foreclosures, one deed–in-lieu of foreclosure, and two loan modifications with respect to loans secured by properties owned by his affiliates during the last ten years, including a loan modification relating to an office property known as Peachtree Center, located at 161 Peachtree, nearby to the Mortgaged Property securing the 191 Peachtree Mortgage Loan.

●	With respect to The Crossings at Spring Hill Mortgage Loan, representing approximately 3.2% of the Initial Pool Balance, the related borrower sponsor held a minority ownership interest in a borrower of a mortgage loan that filed for bankruptcy, which bankruptcy was dismissed, and the lender of such mortgage loan foreclosed on the related property. A deficiency judgment was settled with the foreclosing lender.

●	With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, some of the related loan sponsor family members were previous investors in the Shops of Fairlawn Retail Limited Partnership, which has CMBS financing. This entity went to a special servicer and restructured its obligations. Such loan sponsor family members no longer have any interest in this partnership.

●	With respect to the Enterprise Plaza Mortgage Loan, representing approximately 2.7% of the Initial Pool Balance, in August 2015 the anchor tenant was the subject of bankruptcy proceedings, which led such tenant to depart from the Mortgaged Property. The related anchor space has not yet been relet.

There are likely other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan or its affiliates that have (i) occurred prior to the last 10 years, (ii) occurred during the last 10 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans, or (iii) otherwise occurred at any time and of which we are not aware. We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan or its affiliates.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-five (25) Mortgaged Properties, collectively representing approximately 17.3% of the Initial Pool Balance by Allocated Loan Amount, are each leased entirely (or substantially in its entirety) to a single tenant.

●	Six (6) Mortgaged Properties, collectively representing approximately 8.0% of the Initial Pool Balance by Allocated Loan Amount, are leased to multiple tenants; however, one such tenant occupies more than 50% of the NRA of each such Mortgaged Property.

●	With respect to the 100 Hamilton Mortgage Loan, representing approximately 5.8% of the Initial Pool Balance, Palantir Technologies, Inc. (“Palantir”), the larger of the two tenants at the Mortgaged Property, occupying 83.4% of NRA, is under contract to expand into the remaining 16.6% of space when the lease of the tenant presently occupying such space expires in August 2020. Beginning in September 2020, the entire Mortgaged Property will be leased to Palantir through April 2027.

●	With respect to the American Greetings HQ Mortgaged Property, see “—Affiliated Leases” below.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3.

With respect to the Mortgage Loans secured in whole or part by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied entirely (or substantially in its entirety) by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
100 Hamilton	5.8%	No	4/30/2027	12/1/2026
Advance Auto Parts Distribution Facility	2.1%	No	3/8/2022	11/1/2026
CVS Pharmacy – Sanford, FL	0.3%	No	11/30/2026	12/1/2026
Michigan Rite Aid Portfolio – Rite Aid – Spring Lake, MI	0.2%	No	3/31/2026	11/1/2026
Michigan Rite Aid Portfolio – Rite Aid – Coloma, MI	0.2%	No	3/31/2026	11/1/2026
Florida NNN Portfolio I – Aspen Dental	0.2%	No	12/31/2025	12/1/2026

The Mortgage Loans shown in the table below represent Mortgage Loans among the 15 largest Mortgage Loans as to which one or more leases representing 25% or greater of the NRA of the related Mortgaged Property or Mortgaged Properties (excluding any such Mortgage Loan that is secured by a single Mortgaged Property leased entirely (or substantially in its entirety) to a single tenant and shown in the table above) expires in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leases Expiring	Calendar Year of Expiration	Maturity Date
Big Flats Consumer Square	4.4%	26.2%	2018	11/1/2026
The Barlow	4.1%	36.2%	2025	12/6/2026
The Crossings of Spring Hill	3.2%	27.7%	2018	11/1/2026
The Crossings of Spring Hill	3.2%	43.2%	2019	11/1/2026
Enterprise Plaza	2.7%	27.3%	2021	12/1/2026

There may be other Mortgaged Properties as to which leases representing at least 25% or greater of the NRA of the related Mortgaged Property expire in a single calendar year prior to, or the same year as, or over several calendar years prior to, maturity of the related Mortgage Loan.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 25%) of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, coinciding with or shortly after, the calendar year in which the maturity of the related Mortgage Loan occurs.

With respect to a substantial portion of the Mortgage Loans, all of the leases at the related Mortgaged Property expire prior to the maturity of such Mortgage Loans.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease without satisfaction of any condition precedent other than notice and/or payment of a termination fee. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, the largest tenant, Deloitte & Touche, representing approximately 21.3% of the net rentable area, has the right to terminate its lease effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019, and the tenant pays a termination fee. The termination payment is estimated to be the unamortized portion of (i) the construction allowance, (ii) payments made by the landlord pursuant to a prior lease with the tenant which was assigned to the borrower, and (iii) brokerage commissions, other than to one specified broker, plus all rent which would have been due for the 12-month period following the termination date. In addition, the fourth largest tenant, Carlock, Copeland & Stair, which leases approximately 4.3% of the net rentable area at the Mortgaged Property, has the right to terminate its lease with respect to up to 26,014 square feet (one full floor) effective as of December 31, 2019, upon at least 12 months’ prior notice and payment of a termination fee equal to certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space. The fifth largest tenant, Morgan & Morgan, which leases approximately 4.2% of the net rentable area at the Mortgaged Property, has the right to terminate its lease as to a maximum of 15% of the leased premises, effective January 31, 2024, upon at least 12 months’ prior notice and payment of a termination fee equal to the unamortized costs of free or abated rent, certain construction allowances, and brokerage commissions.

●	With respect to the Willco Business Center Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, Autobody Dimensions, Inc., the largest tenant, representing approximately 7.0% of the net rentable area, may terminate its lease at any time by providing 120 days’ notice. In addition, Cianbro Corporation, the fifth largest tenant, representing approximately 3.1% of the net rentable area, may terminate its lease any time by providing 9 months’ notice and payment of an amount equal to 5 months’ rent.

●	With respect to the Walgreens Pool 7 Mortgage Loan, representing approximately 2.7% of the Initial Pool Balance, the sole tenant at each related Mortgaged Property may terminate its lease in January 2027 and every five years thereafter by providing 6 months’ notice.

For more information related to tenant termination options, see the charts entitled “Major Tenants” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3.

Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. In addition, certain leases may have been underwritten based on average or straight-lined rents. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or may not be in physical occupancy, or may have been underwritten based on average or straight-lined rents, as set forth below:

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, the fifth largest tenant, Morgan & Morgan, representing approximately 4.2% of the net rentable area, received a rent abatement of $121,538 through November, 2016, which amount was reserved for at origination.

●	With respect to the 100 Hamilton Mortgage Loan, representing approximately 5.8% of the Initial Pool Balance, the largest tenant, Palantir Technologies, Inc. (“Palantir”), representing 83.4% of NRA (and 100% of NRA beginning September 1, 2020), is entitled to three months of free rent for May, June and July 2017, in the total amount of $1,464,897. The lender collected a free rent reserve in the amount of $1,464,897 at origination.

In addition, the Mortgaged Properties have various levels of vacancy. See Annex A-1 for the Underwritten Occupancy at each Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

With respect to the Mortgage Loans identified on Annex A-1 as Hilton Hawaiian Village, Potomac Mills, American Greetings HQ, Le Meridien Tampa, Livonia Commons, Trinity Village, Walgreens - Alma, MI, Michigan Rite Aid Portfolio and Manassas Crossroads, collectively representing approximately 22.8% of the Initial Pool Balance, certain tenants at the related Mortgaged Properties or other third parties hold purchase options, rights of first refusal or rights of first offer to purchase the related Mortgaged Property or a portion thereof. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 5 and representation and warranty no. 6 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, we note the following:

●	With respect to the Hilton Hawaiian Village Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, under its existing management agreement with the Hilton Manager, if the borrower desires to sell or lease the Mortgaged Property, it must notify the Hilton Manager stating the price or rental, and all terms and conditions for such sale or lease, together with all other information reasonably requested by the Hilton Manager (the “ROFO Notice”). Within 60 days of receipt of the ROFO Notice, or if additional information is requested, then 60 days after receipt by the Hilton Manager of the information, the Hilton Manager has the right to elect to purchase or lease the Mortgaged Property or to have its designee or designees (which, in the Hilton Manager’s sole discretion, may be any entity, including an unrelated third party) purchase or lease the Mortgaged Property upon the terms and conditions set forth in the ROFO Notice; provided that the Hilton Manager or its designees may substitute cash for the fair market value of any proposed non-cash compensation. If the Hilton Manager does not elect to purchase or lease (or have its designees purchase or lease) the Mortgaged Property, the borrower may market the Mortgaged Property during the following 120 days at a price or rental at least equal to 95% of the price or rental, and upon other terms and conditions no more favorable to a purchaser or lessee than, set forth in the ROFO Notice. Any such transfer by the borrower is subject to the rights of the Hilton Manager to consent or withhold consent as described above.

●	With respect to the Potomac Mills Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the borrower elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the borrower elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure. In addition, in the event the lease with the third largest tenant, AMC Theatres, is terminated due to a casualty, the tenant has a right of first refusal to purchase or lease the portion of the Mortgaged Property it previously leased in the event the borrower offers such portion of the Mortgaged Property for sale or lease for the exhibition of motion pictures, provided that following such casualty, the Mortgaged Property is rebuilt within 5 years. In addition, one tenant, IKEA Property, Inc., owns its improvements, and has the option to purchase the parcel it leases during the lease term for a purchase price of $1.00. No value was attributed to this parcel in the appraisal. For additional information, see “—Partial Releases” below.

●	With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, the related Mortgaged Property is subject to a fair market value purchase option in favor of an affiliate of the borrower and developer of the Crocker Park Development, Crocker Park, LLC, that if exercised during the term of the related Mortgage Loan requires the repayment or defeasance of such Mortgage Loan, however, such option is subordinate to the related Mortgage Loan documents and does not survive foreclosure or assignment-in-lieu of foreclosure.

●	With respect to the Willco Business Center Mortgage Loan, representing approximately 2.8% of the Initial Pool Balance, the largest tenant, Autobody Dimensions, Inc., has a right of first offer to purchase one of the Mortgaged Property’s buildings, representing approximately 16.8% of the Mortgaged Property’s net rentable area. The tenant has entered into a subordination, non-disturbance and attornment agreement with the lender pursuant to which the tenant has agreed that such right is not applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the applicable property or to any subsequent transfer or sale of the applicable property by the lender or its nominee.

●	With respect to the Le Meridien Tampa Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property consists of a ground leasehold interest pursuant to a ground lease to the related borrower from the City of Tampa, as fee owner. The City of Tampa acquired its fee interest (the “Underlying Property”) from the United States of America (the “United States”). The deed transferring the Underlying Property to the City of Tampa (the “Deed”) is subject to a right of reverter in favor of the United States in the event that certain provisions contained in the Deed or in the City of Tampa’s Application for Obtaining Property for Historic Monument Purposes dated May 30, 2003 and the approved program attached thereto entitled “Program of Preservation and Utilization (collectively, the “PPU”) are violated. The PPU has been amended by a non-disturbance and attornment agreement among the United States, the borrower, the City of Tampa and the prior lender on the Mortgaged Property (the “NDA”). The covenants included in the Deed and PPU, violation of which gives rise to the right of reverter, include, but are not limited to, compliance with requirements relating to lead-based paint and asbestos, providing access to the United States to perform environmental remediation (if required), maintaining certain historic features of the building described in the Deed and complying with certain federal and local requirements for preservation and rehabilitation of historic properties, not discriminating on the basis of race, color, religion, national origin or sex in the use, occupancy, sale or lease of the Underlying Property or employment practices thereon, using the Underlying Property in accordance with the PPU (which permits operation of the Underlying Property as a hotel by private entities) filing certain reports with the United States, paying real and personal property taxes on the Underlying Property, and not transferring the Underlying Property except to another state or local governmental agency, except as provided in the PPU. Because such right of reverter on the fee interest is superior to the Mortgage on the related Mortgaged Property, in the event that such right of reverter is exercised, the issuing entity could, and in certain circumstances is likely to, lose its interest in the Mortgaged Property. At loan origination, the City of Tampa delivered to the lender an Estoppel and Agreement (i) representing that there are no defaults or non-compliance by the City, or to the City’s knowledge, by the borrower or the Le Meridien Tampa Master Tenant, with any of the terms, restrictions, reservations and/or conditions of the Deed or the PPU and the City has not received any notice of exercise of the right of reverter by the United States, and (ii) agreeing, as to its sole obligations under the Deed and the PPU, to comply with all terms, provisions and conditions thereof and not to take or fail to take any action that could give rise to the right of reverter. In addition, the United States, under the NDA, is required to provide to the City of Tampa, and the City of Tampa is required to provide to the borrower, the Le Meridien Tampa Master Tenant, and the lender, notice of any violation of the Deed or the PPU that could give rise to the right of reverter, and the United States has agreed to delay exercising its rights of reverter for 180 days following its giving of notice, during which time the borrower, the Le Meridien Tampa Master Tenant and any lender of which the United States has been given notice would have the opportunity to cure such violation. However, such parties may not be able to effect a cure during such period, and such cure rights may not be sufficient to prevent an exercise of the right of reverter (and consequent loss of the issuing entity’s interest in the Mortgaged Property) in all circumstances. The Le Meridien Tampa Mortgage Loan documents provide that it is an event of default under the Le Meridien Tampa Mortgage Loan if the Deed or PPU are violated in any manner that could trigger the right of reverter, and also provide for full recourse to the related non-recourse carve-out guarantor if the United States exercises its right of reverter. We cannot assure you that the related non-recourse carve-out guarantor would have sufficient assets to, or would, repay the Le Meridien Tampa Mortgage Loan in such circumstance.

●	In addition to the right of reverter, the Deed grants the United States the right of full unrestricted use of the Underlying Property during a national emergency without charge, provided that it must pay fair rental use for improvements added without federal aid. Pursuant to the NDA, prior to exercising such rights the United States must determine that use of the Underlying Property is essential to address the national emergency.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, the sole tenant is American Greetings Corporation, which is an affiliate of the related borrower and is also the ground lessor and fee owner of the related Mortgaged Property. See Annex A-3 for more information on the American Greetings HQ leases. See also “—Real Estate and Other Tax Considerations” below.

●	With respect to the Le Meridien Tampa Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, the related Mortgaged Property has been master leased to the Le Meridien Tampa Master Tenant, which has a 0.01% managing member which is under common control with the borrower, but is 99.99% owned by an unaffiliated entity. See “—Hotel Properties” above.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California, Tennessee, Utah and Washington) do not require earthquake insurance. Sixteen (16) of the Mortgaged Properties, securing 26.7% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

With respect to certain of the Mortgaged Properties, including Mortgaged Properties securing certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the Mortgaged Properties).

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, to the extent that certain conditions are satisfied under the related Mortgage Loan documents, including that the single tenant at each of the Mortgaged Properties maintains coverage for the Mortgaged Property reasonably satisfactory to the lender, the related borrower is deemed to be in compliance with the insurance requirements of the related Mortgage Loan documents. The related borrower is at all times required to maintain commercial general liability insurance, business interruption insurance and terrorism coverage with respect to the related Mortgaged Property.

●	With respect to the portfolios of Mortgaged Properties identified on Annex A-1 as Walgreens Pool 7 and Walgreens Pool 5, collectively representing approximately 4.9% of the Initial Pool Balance, each of the related individual borrowers may rely on the related sole tenant’s third-party insurance (but only prior to February 1, 2025 with respect to rent loss and/or business interruption insurance) or may rely on the related tenant’s election to self-insure (but only prior to February 1, 2025) upon satisfaction of the conditions set forth in the related Mortgage Loan documents.

●	With respect to the Advance Auto Parts Distribution Facility, Walgreens – Alma, MI, and Michigan Rite Aid Portfolio Mortgage Loans, representing approximately 2.1%, 0.4%, and 0.4%, respectively, of the Initial Pool Balance, to the extent that certain conditions are satisfied under the related Mortgage Loan documents, including that the single tenant at each of the Mortgaged Properties maintains coverage for the Mortgaged Property, the related borrower is deemed to be in compliance with the insurance requirements of the related Mortgage Loan documents.

●	With respect to the CVS Pharmacy - Sanford, FL Mortgage Loan, representing approximately 0.3% of the Initial Pool Balance, the related Mortgage Loan documents provide that so long as (i) the lease to Holiday CVS, L.L.C. (or an approved replacement lease with an approved replacement tenant) is in full force and effect, and (ii) such tenant is current in payment of all rent and no other monetary default under such lease is continuing beyond any applicable notice and cure period, and (iii) such tenant maintains a rating of not less than the lower investment-grade rating by each applicable rating agency as more fully set forth in such Mortgage Loan documents, then such tenant has the right to self-insure for the coverages required under the Mortgage Loan documents. As of the origination of the related Mortgage Loan, the only insurance maintained by the related borrower is liability insurance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”. See also representation and warranty no. 16 on Annex D-1 and the exceptions thereto on Annex D-2.

Further, with respect to Mortgaged Properties that are part of condominium regimes, or are leased to a single tenant, or are ground leased, the insurance may be maintained by the tenant, condominium association or ground lessor rather than the related borrower, and the related leases, condominium documents or ground leases may require restoration, regardless of whether the conditions in the Mortgage Loan documents to restoration have been satisfied.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. For example, certain Mortgage Loans being sold by MSMCH provide, and Mortgage Loans sold by other sellers may provide, that terrorism insurance may be provided by insurers having a lower rating than is generally required for other insurance under the related Mortgage Loan documents, so long as such insurers providing terrorism insurance meet a specified minimum rating, generally “BBB-” or “BBB”, from at least one (1) credit rating agency (which is generally not required to be a rating agency rating the Certificates). In addition, certain Mortgage Loans may cap the insurance premium that the related borrower is required to spend on terrorism insurance, generally at an amount equal to two (2) times the insurance premium payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the loan documents on a stand-alone basis

(without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

See representation and warranty no. 16 and no. 29 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. With respect to the 15 largest Mortgage Loans, examples include:

With respect to the FedEx Ground Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, the individual properties located in Elmsford, New York and Yonkers, New York are currently operated under temporary certificates of occupancy, until completion of certain work required in connection with the initial zoning approvals with respect to those properties. The related borrowers established escrows at loan origination in an amount equal to the estimated cost for completion of the subject work. In addition, a completion guaranty was provided by the guarantor with respect to costs and expenses of the related work.

With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, if the space lease of the sole tenant, American Greetings Corporation (“American Greetings”), is in effect and there is no default thereunder, then the related ground lease cannot be assigned to a competitor of American Greetings without its consent. In addition, the common areas surrounding the buildings comprising the collateral are owned by American Greetings and are not included as collateral for the American Greeting HQ Whole Loan. The related borrower has entered into a reciprocal easement agreement with American Greetings governing ingress, egress and maintenance of such common areas, the common facilities servicing the buildings and the portions of the buildings owned by the American Greetings HQ Borrower and the owner of the ground floor retail parcel (which is not part of the collateral).

With respect to the Le Meridien Tampa Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, the related Mortgaged Property is listed on the National Register of Historic Places, and is subject to certain restrictions and approval requirements relating to alteration or restoration of such Mortgaged Property.

With respect to the Carelton Courtyard and University Place Mortgage Loan, representing approximately 1.4% of the Initial Pool Balance, the portion of the related Mortgaged Property known as “Carelton Courtyard” is encumbered by that certain Land Use Restriction Agreement dated November 15, 1994 (the “LURA”) with the Housing Authority of the City of Galveston, Texas (the “Authority”) pursuant to which, inter alia, the owner of the Mortgaged Property is required to make available for occupancy not less than 84 units to “Lower-Income Families” (as defined in the LURA), of which not less than 48 units shall be made available to “Very Low-Income Families” (as defined in the LURA), and in each case rent is restricted to such families as set forth in the LURA. The LURA is a title exception and runs with the related Mortgaged Property. The term of the LURA expires upon the occurrence of certain events, one of which is the date on which the related borrower involuntarily loses the related Mortgage Property to a foreclosure or deed-in-lieu. Prior to termination of the LURA and the restrictions therein, the Authority can enforce noncompliance by the related borrower of the LURA by, among other things, the appointment of a receiver to take over operations of the related Mortgaged Property. The related borrower and guarantor under the related Mortgage Loan are personally liable for loss or damage suffered by the lender in connection with a default under the LURA.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-stabilized”, “as-renovated”, “as-complete” and/or “as-hypothetical” values, in addition to “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as described below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 26 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Hilton Hawaiian Village Mortgage Loan, which represents approximately 6.9% of the Initial Pool Balance, the non-recourse carveout guarantor’s liability as to full recourse items (which consist of voluntary or collusive bankruptcy events) is capped at an amount equal to 10% of the outstanding principal balance of the Whole Loan at the time of the related recourse event, plus any and all reasonable third party costs actually incurred by the lender. In addition, there is no separate environmental indemnitor for such Mortgage Loan, and breaches of the environmental covenants in the loan documents are not recourse to the non-recourse carveout guarantor. In addition, any transfer in violation of the related Whole Loan documents is a loss carveout and not a full recourse event.

●	With respect to the 191 Peachtree Mortgage Loan, which represents approximately 6.1% of the Initial Pool Balance, the non-recourse carveout guaranty of one of the two non-recourse carveout guarantors, Oaktree Pinnacle Investment Fund, L.P., does not cover (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits (or the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property. In addition, Oaktree Pinnacle Investment Fund, L.P. is not a party to the environmental indemnity agreement with respect to the related Whole Loan.

●	With respect to the Wolfchase Galleria Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor under the non-recourse carveout guaranty, the recourse liability of a guarantor or replacement guarantor under the guaranty is required to be limited to $33,000,000, in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including court costs and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. In addition, the borrower is permitted to replace the existing guarantor for liabilities under the non-recourse carveout guaranty accruing after the date of such replacement with an entity that has a net worth in excess of $450,000,000 or with respect to a pension fund advisor, controls under management total assets in excess of $600,000,000 and is acting on behalf of one or more pension funds that have aggregate total assets in excess of $600,000,000 and either (i) owns and operates (exclusive of the Mortgaged Property) at least 5 shopping centers totaling in the aggregate 3,000,000 square feet of gross leasable area, or (ii) employs a property manager that either (x) satisfies clause (i) (but as to management rather than ownership of shopping centers), (y) is Simon Property Group, L.P. or an affiliate or (z) is reasonably approved by the lender.

●	With respect to the 100 Hamilton Mortgage Loan, representing approximately 5.8% of the Initial Pool Balance, there is no separate non-recourse carveout guarantor or environmental indemnitor. The related borrower is the sole party responsible for any breaches or violations of the non-recourse carve-out provisions in the related loan documents and the related environmental indemnity.

●	With respect to the Potomac Mills Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, the guarantor’s liability is limited to $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. In addition, the borrower is permitted to replace the existing guarantor for liabilities under the non-recourse carveout guaranty accruing after the date of such replacement with a replacement guarantor that satisfies certain conditions set forth in the related Mortgage Loan documents, including such replacement guarantor (i) being controlled by the borrower sponsor or an affiliate, (ii) having total assets of at least $1,000,000,000, a net worth in excess of $500,000,000 and liquid assets of at least $40,000,000, (iii) owning and operating at least five shopping centers totaling at least 5,000,000 square feet of gross leasable area and (iv) delivery of an updated non-consolidation opinion and REMIC opinion.

●	With respect to the Big Flats Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the related non-recourse carveout guarantor, DRA Growth and Income Master Fund IX, LLC, is a closed end investment fund which is currently engaged in the fund raising process, and has no material assets at the present time. The related borrower sponsor has informed the related loan seller that it anticipates raising funds in December 2016 to early 2017. However, we cannot assure you that such non-recourse carveout guarantor will have material assets in the future.

●	With respect to the Bay Area Self Storage Phase 1 Mortgage Loan and the Bay Area Self Storage Phase 2 Mortgage Loan, collectively representing approximately 1.5% of the Initial Pool Balance, the related guarantor’s personal residence is excluded from the assets available to satisfy any claim under the guaranty or environmental indemnity agreement.

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor. With respect to the Rosedale Marketplace Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, the guarantor is a Canadian general partnership.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, the related borrower spent approximately $137.1 million on the development of the office improvements and the ground lessor/sole tenant American Greetings Corporation spent another approximately $51.5 million on additional tenant improvements. To accommodate a sales tax exemption on the hard costs of construction, the predecessor to the related borrower entered into a “lease-leaseback” transaction with Cleveland-Cuyahoga County Port Authority which will expire in September 2020. In addition, the related Mortgaged Property, the adjacent public parking garage, together with other internal roadways and other public infrastructure benefitting such Mortgaged Property, were financed with the proceeds of a tax incremental financing issued by the City of Westlake, Ohio (“TIF”). In connection with the TIF, the related Mortgaged Property, along with other properties within the TIF district, received a 30-year real estate tax exemption from any increase in taxes related to the improvement of the TIF district parcels which expires in December 2043.

●	With respect to the Le Meridien Tampa Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property is entitled to receive exemptions from portions of its real estate tax liability for Hillsborough County and the City of Tampa, which exemptions terminate December 31, 2024. The Le Meridien Tampa Mortgage Loan was underwritten using the average of the estimated real estate tax liability over the 15-year period following loan origination. According to the related appraisal, the 2016 estimated tax liability is $202,644 and the estimated tax liability in 2025 following the expiration of the real estate tax exemptions is $413,866 (assuming no sale or transfer of ownership). We cannot assure you that the actual tax liability either prior to or after the expiration of the applicable real estate tax exemptions will not be greater than such estimates.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-five (25) Mortgage Loans, representing approximately 32.5% of the Initial Pool Balance, provide for payments of interest and principal for their entire terms and then have an expected Maturity/ARD Balance at the maturity date (or in the case of an ARD loan, the related anticipated repayment date).

Twenty-three (23) Mortgage Loans, representing approximately 36.4% of the Initial Pool Balance, provide for payments of interest-only for the first 12 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Maturity/ARD Balance at the related maturity date.

Eight (8) Mortgage Loans, representing approximately 31.1% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Amortization Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Partial Interest-Only	23	$330,208,250	36.4%
Amortizing Balloon	25	294,494,619	32.5
Interest-Only	8	282,250,000	31.1
Total	56	$906,952,869	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
First	44	$676,203,690	74.6%
Fifth	1	55,000,000	6.1%
Sixth	11	175,749,180	19.4%
Total	56	$906,952,869	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods (Default Days)

Grace Period (Default Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	20	$453,561,805	50.0%
4	11	115,847,194	12.8%
5	16	258,210,620	28.5%
7	9	79,333,250	8.7%
Total	56	$906,952,869	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Single Purpose Entity Covenants

With respect to the Parkview Plaza Mortgage Loan, representing approximately 2.5% of the Initial Pool Balance, a non-consolidation opinion was not delivered in connection with the origination of such Mortgage Loan.

With respect to the Rosedale Marketplace Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, the borrower has the right to make, and may have already made, a loan in the amount of $5,000,000 to the non-recourse carveout guarantor, which is an affiliate.

See “—Additional Indebtedness” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws” below.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Forty-five (45) of the Mortgage Loans, representing approximately 84.0% of the Initial Pool Balance, prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates (or, in the case of an Anticipated Repayment Date or an open prepayment date, that would be outstanding on such date) under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Six (6) of the Mortgage Loans, representing approximately 3.2% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	Three (3) Mortgage Loans, representing approximately 7.9% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease such Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Two (2) Mortgage Loans, representing approximately 4.9% of the Initial Pool Balance, prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and following such specified period of time, for a further specified period of time permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease such Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance
3	15	$163,920,453	18.1%
4	18	319,298,153	35.2
5	12	95,011,757	10.5
6	6	79,299,711	8.7
7	5	249,422,796	27.5
Total	56	$906,952,869	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of equity interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of forty-five (45) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 84.0% of the Initial Pool Balance, permit the respective borrowers (subject to the satisfaction of various conditions, including that no event of default exists) to defease the subject Mortgage Loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the Mortgage Loan the requisite amount of “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) (“Government Securities”), and to thereby obtain a release of the related Mortgaged Property or, if applicable, one or more of the related Mortgaged Properties. As to any such Mortgage Loan, such option (a “Defeasance Option”) may not be exercised prior to the expiration of a specified period (the “Defeasance Lock-Out Period”), which Defeasance Lock-Out Period, in each case, does not end prior to the second anniversary of the Closing Date. The Mortgage Loans referred to in this paragraph do not include any Mortgage Loan that grants the related borrower the option to either defease or prepay the Mortgage Loan with a Prepayment Premium or Yield Maintenance Charge but does not provide for a period that is solely a defeasance period.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase Government Securities, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts at least equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including, or together with, as applicable, a balloon payment due at maturity or the principal amount outstanding as of an anticipated repayment date or open prepayment date, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, defeasance collateral purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Certain of the loans that permit defeasance are secured by multiple properties as to which the borrower may effect a separate defeasance of one or more individual properties, and certain other loans that permit defeasance are secured by single properties but permit a partial defeasance in connection with the release of designated release parcels. Each multi-property mortgage loan or mortgage loan with separate release properties or parcels that allows for partial defeasance of the aggregate debt, and that we intend to include in the issuing entity (excluding Mortgage Loans that also permit partial releases upon prepayment, which are described below under “—Partial Release”), including the Southeast Retail Portfolio Mortgage Loan, the Florida NNN Portfolio I Mortgage Loan and the Florida NNN Portfolio II Mortgage Loan, collectively representing approximately 1.7% of the Initial Pool Balance, provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related Mortgaged Properties or parcels would be released upon, among other things, delivery of defeasance collateral in an amount equal to, or sufficient to defease a principal amount equal to, a specified percentage (generally 110% to 125%) of the allocated loan amount allocable to such properties or parcels, except that, with respect to the Florida NNN Portfolio II Mortgage Loan, representing approximately 0.2% of the Initial Pool Balance, the entirety of the Mortgaged Properties securing such Mortgage Loan may be released (resulting in such Mortgage Loan and the Florida NNN Portfolio I Mortgage Loan no longer being cross-

collateralized and cross-defaulted) upon defeasance of 100% of the outstanding principal balance of such Mortgage Loan.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the mortgage loan seller (or, in certain cases, the master servicer) will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. In general, if a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, the related promissory note will be split and only the defeased portion of the borrower’s obligations will be assumed by the successor borrower. Certificateholders will not be entitled to any defeasance fees or any additional amounts payable to the lender in respect of successor borrowers established for defeasance purposes.

Partial Releases

The Mortgage Loans described below (which do not include the Mortgage Loans that permit partial release solely upon a defeasance of individual Mortgaged Properties, as identified above) permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property, or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements.

●	With respect to the Hilton Hawaiian Village Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, following the related lockout period, the related borrower is entitled to obtain releases of (1) the ground leased outparcel known as the Taran Outparcel, (2) partial release parcels (which are not pre-identified in the related Whole Loan documents but which must not materially and adversely affect the ongoing operations of the remaining Mortgaged Property other than the lost income associated therewith), and (3) release parcels comprised of the retail portion of the Mortgaged Property or portions thereof, in each case upon prepayment of the related Whole Loan in an amount equal to the applicable release price, and satisfaction of the conditions set forth in the related Whole Loan documents. With respect to the Taran Outparcel the release price is $2,500,000. With respect to the unidentified partial release parcels, the release price is the product of (i) 110% and (ii) the product of (A) 100% of the difference in the value of the Mortgaged Property including the release parcel and excluding the release parcel, as set forth in an appraisal obtained pursuant to the Whole Loan documents and (B) 57.2%. With respect to the retail release parcels, the release price is the product of (i) 110% and (ii) the product of (A) the greater of (x) 100% of the difference in the value of the Mortgaged Property including the retail release parcel and excluding the retail release parcel, as set forth in an appraisal obtained pursuant to the Whole Loan documents or (y) the net sale proceeds and (B) 57.2%. Conditions to release include, among others, (i) satisfaction of REMIC requirements, (ii) payment of any then applicable yield maintenance premium (if prior to the open period), (iii) with respect to release of the retail release parcels or unidentified partial release parcels, a minimum debt yield following release at least equal to the Release Debt Yield, (iv) conditions relating to zoning, separate tax parcels, and title endorsements and (v) rating agency confirmation (x) with respect to release of the retail release parcels, and (y) with respect to release of the unidentified partial release parcels, only if a released parcel encompasses more than 15% of the hotel rooms in the related Mortgaged Property or the release price equals or exceeds the product of (x) 15% and (y) the original principal balance of the related Whole Loan. “Release Debt Yield” means the greater of (i) the lesser of (A) 15% or (B) the debt yield immediately prior to giving effect to the applicable partial release or (ii) 10.2%.

●	With respect to the Potomac Mills Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, in the event that IKEA Property, Inc., which tenant owns its improvements, exercises its option to purchase its leased parcel, the related borrower may, without the lender’s consent, obtain the release of such parcel for no consideration and without payment of a prepayment fee, provided that the borrower provides evidence that (a) such parcel has been subdivided from the remainder of the Mortgaged Property and (b) the remainder of the Mortgaged Property constitutes a separate tax lot and provided, among other things, that (i) the loan-to-value ratio of the remaining property is equal to or less than 125% or (ii) the borrower pays down the principal balance of the Mortgage Loan by an amount not less than (x) the fair market value of the released parcel at the time of the transfer and release, or (y) an amount such that the loan-to-value ratio of the remaining property does not increase after the transfer, unless the borrower delivers an opinion of counsel stating that if the amount in (ii) is not paid, the securitization will not fail to maintain its REMIC status.

●	With respect to the Walgreens Pool 7 Mortgage Loans, representing approximately 2.7% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of one or more such Mortgaged Properties, subject to the satisfaction of certain conditions, including, but not limited to, (i) partial prepayment with yield maintenance or partial defeasance of the Mortgage Loan in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to the Mortgaged Property or Mortgaged Properties being released and (b) an amount that results, with respect to the Mortgaged Property or Mortgaged Properties remaining after the release, in the loan-to-value ratio being not greater than 70% and the debt service coverage ratio being equal to or greater than 1.30x, (ii) delivery of a REMIC opinion. In addition, the Mortgage Loan documents permit the release of a certain portion of the Mortgaged Property identified on Annex A-1 as Walgreens Scottsdale in connection with the substitution of certain real property located adjacent to the existing Mortgaged Property, subject to the satisfaction of certain conditions, including but not limited to, (i) the borrower’s simultaneous acquisition of fee title to such real property to be substituted, (ii) delivery of a REMIC opinion and (iii) the borrower’s payment of the lender’s costs and expenses in connection with the substitution.

●	With respect to the Walgreens Pool 5 Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the related Mortgage Loan documents permit the release of one or more such Mortgaged Properties, subject to the satisfaction of certain conditions, including, but not limited to, (i) partial prepayment with yield maintenance or partial defeasance of the Mortgage Loan in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to the Mortgaged Property or Mortgaged Properties being released and (b) an amount that results, with respect to the Mortgaged Property or Mortgaged Properties remaining after the release, in the loan-to-value ratio being not greater than 70% and the debt service coverage ratio being equal to or greater than 1.30x, (ii) delivery of a REMIC opinion.

Furthermore, some of the other Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or may permit the release of multiple unspecified parcels of real estate so long as the foregoing conditions, or similar conditions, are satisfied. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if certain conditions are satisfied.

●	With respect to the Wolfchase Galleria Mortgage Loan and the Potomac Mills Mortgage Loan, collectively representing approximately 11.8% of the Initial Pool Balance, the related borrower may, without lender’s consent, but subject to REMIC requirements, (i) make transfers of immaterial or non-income producing portions of the related Mortgaged Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of such Mortgaged Property, including, without limitation, portions of such Mortgaged Property’s “ring road,” for dedication or public use, (ii) make transfers of non-income producing portions of the related Mortgaged Property, including portions of such Mortgaged Property’s “ring road” (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including, owners of outparcels and department store pads, pads for office buildings, hotels or other properties and (iii) dedicate portions of the related Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

●	In addition, with respect to the Wolfchase Galleria Mortgage Loan and the Big Flats Consumer Square Mortgage Loan, collectively representing approximately 10.5% of the Initial Pool Balance, each such Mortgage Loan permits the release of an identified parcel of the related Mortgaged Property without payment of a release price as described in Annex A-3 hereto under “Mortgage Loan No. 3-Wolfchase Galleria” and “Mortgage Loan No. 7-Big Flats Consumer Square.”

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, the related borrower is entitled to make transfers of immaterial portions of the Mortgaged Property to governmental authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress and to grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, subject to certain conditions set forth in the related Mortgage Loan documents, including delivery of a certificate regarding no material adverse effect. If the borrower receives consideration in connection with any such transfers, it has the right to use any such consideration in connection with any alterations performed in connection with such transfers, with any excess not used for alterations required to be deposited into the related lockbox account.

●	With respect to the FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, the related borrower may, without consent of the related lender, (i) make immaterial transfers of unimproved, non-income producing portions of the Mortgaged Properties to governmental authorities for dedication or public use, (ii) transfer a portion of each related Mortgaged Property to the applicable municipality for a contemplated dedication and (iii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, construction, water and sewer lines, telephone and other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that, among other things, no such transfer, conveyance or encumbrance described in clause (i) or (iii) above will materially impair the utility and operation of the applicable Mortgaged Property or is reasonably expected to, or does, have a material adverse effect on the related Mortgaged Property.

Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Forty-two (42) of the Mortgage Loans, representing approximately 61.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-two (42) of the Mortgage Loans, representing approximately 60.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-five (25) of the Mortgage Loans, representing approximately 66.6% of the aggregate Cut-off Date Balance of the Mortgage Loans secured in whole or in part by office, retail, industrial or mixed-use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Twenty-two (22) of the Mortgage Loans, representing approximately 28.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Four (4) of the Mortgage Loans, representing approximately 11.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing/Springing Cash Management	33	$372,844,155	41.1%
Hard/Springing Cash Management	14	319,829,664	35.3
Hard/In-Place Cash Management	5	187,762,890	20.7
Soft/Springing Cash Management	3	23,516,161	2.6
None	1	3,000,000	0.3
Total	56	$906,952,869	100.0%

For purposes of the foregoing chart, the following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Springing/Springing. A lockbox account is established at origination (or in certain cases, related documentation is signed, but the lockbox account is not opened) or upon the occurrence of certain “trigger” events. However, even if a lockbox is established, revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to open a lockbox account (if not previously established) or instruct tenants to pay directly into such lockbox account (if previously established) or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Until the occurrence of a

“trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Hard/In-Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

All of the Mortgage Loans were originated in accordance with the respective sponsors’ underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”; “—Bank of America, National Association—Bank of America’s Commercial

Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”; “—Starwood Mortgage Funding III LLC—Starwood’s Underwriting Guidelines and Processes—Exceptions to Starwood’s Disclosed Underwriting Guidelines”; “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process—Exceptions”; and “—CIBC Inc.—Exceptions to CIBC’s Disclosed Underwriting Guidelines”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests; and

●	certain Mortgage Loans do not restrict the related ground tenant from financing the related improvements as long as such financing does not constitute a lien on the borrower’s right, title and interest in the fee collateral.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(1)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan UW NCF DSCR(1)	Cut-off Date Total Debt UW NCF DSCR(2)
FedEx Ground Portfolio	$42,500,000	4.7%	$ 50,000,000	$127,500,000	$ 220,000,000	4.690%	44.2%	57.2%	3.16x	2.16x

(1)	Calculated including any related Pari Passu Companion Loan.

(2)	Calculated including the mezzanine debt and any related Companion Loan.

The mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
191 Peachtree(4)	$55,000,000	N/A	65.0%	N/A	11.0%	Yes	Yes
100 Hamilton(5)	$53,000,000	N/A	46.9%	2.22x	12.48%	Yes	Yes
The Barlow(6)	$37,500,000	N/A	67.5%	1.20x	N/A	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	Mezzanine loan may be either a fixed rate loan or floating rate loan (in which event the mezzanine borrower is required to purchase an interest rate cap with a notional amount equal to the original principal balance of the mezzanine loan and a strike price reasonably acceptable to the mortgage lender). The mezzanine loan is required to have an initial maturity not earlier than the maturity date of the Mortgage Loan.

(5)	Mezzanine financing may be obtained only in connection with a transfer of the Mortgaged Property and assumption of the Mortgage Loan in accordance with the Mortgage Loan documents. The mezzanine loan may be either a fixed rate or floating rate loan (in which event the mezzanine borrower is required to purchase an interest rate cap with a notional amount equal to the original principal balance of the mezzanine loan and a strike price such that the combined debt service coverage ratio meets the minimum requirement set forth in the above chart). The mezzanine loan is required to be co-terminous with the Mortgage Loan.

(6)

A Rating Agency Confirmation is required only if the mezzanine loan is incurred after the Closing Date. The related loan sponsor and non-recourse carve-out guarantor reported that he is currently in discussions with the lender in connection with the incurrence of mezzanine debt secured by the pledge of all or a portion of his indirect ownership interests in the borrower and that such incurrence could occur as early as prior to the Closing Date.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower that has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the Carelton Courtyard and University Place Mortgage Loan, representing approximately 1.4% of the Initial Pool Balance, to the extent there is excess cash of the borrower available after payment of operating expenses, including debt service, such cash is to be distributed to members of the parent of the borrower on a pro rata basis in accordance with the parent’s operating agreement. One member of the parent (the “Preferred Member”) is entitled to an internal rate of return of 15% on its initial investment in the parent. The Preferred Member has the right to remove the manager of the parent if, among other things, the Preferred Member has not been paid such internal rate of return by, and its interests are not redeemed by the parent on or before, October 2021. Following such removal, the Preferred Member will become the manager of the parent and may unilaterally force a sale of the Mortgaged Property without the consent of the other member or prior manager.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Wolfchase Galleria Mortgage Loan and the Potomac Mills Mortgage Loan, collectively representing approximately 11.8% of the Initial Pool Balance, without the prior consent of the lender, the related borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the related Mortgaged Property; provided that the borrower is permitted to obtain such a loan (which, in each case, is not to exceed $5,000,000), subject to lender’s reasonable approval and delivery of a rating agency confirmation. Failure to timely pay such assessments may give rise to a lien against the related Mortgaged Property.

With respect to the American Greetings HQ Mortgage Loan, representing approximately 3.0% of the Initial Pool Balance, the Director of the Ohio Development Services Agency, acting on behalf of the State of Ohio, made a loan to H L & L Property Company, an affiliate of the related mortgagor, in the amount of $15,000,000 (“American Greetings HQ State of Ohio Loan”), the proceeds of which were used, in part, to defray the costs of constructing the Mortgaged Property. The loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated including the related American Greetings HQ State of Ohio Loan are 71.8% and 1.11x, respectively. The American Greetings HQ State of Ohio Loan is secured by a subordinate mortgage on the Mortgaged Property. The American Greetings HQ State of Ohio Loan carries an interest rate of 5.0% fully amortizing over ten years, plus a 0.25% annual service fee on the outstanding principal balance, matures on January 1, 2027, and is guaranteed by three affiliated entities of the related borrower. The American Greetings HQ State of Ohio Loan is subordinate to the American Greetings HQ Whole Loan pursuant to a subordination and intercreditor agreement.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, there is an intracompany loan secured by the equity interests in the related borrower among various affiliates of such borrower. Foreclosure on such intracompany loan would change ownership of the economic rights in such borrower, however, foreclosure would not change ownership of the borrower outside of such affiliates. Such intracompany loan is not secured by the related Mortgaged Property.

In addition, the borrowers under some of the Mortgage Loans or group of cross-collateralized Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents. For example, with respect to the 15 largest loans presented on Annex A-3:

●	With respect to the 100 Hamilton Mortgage Loan, representing approximately 5.8% of the Initial Pool Balance, there is an outstanding unsecured loan made by the borrower sponsor to the borrower in the original principal amount of $12,600,000 (the “Subordinate Loan”). The Subordinate Loan is subject to a subordination and standstill agreement, pursuant to which the borrower sponsor agreed to subordinate the Subordinate Loan to the 100 Hamilton Mortgage Loan. Debt service payments are permitted on the Subordinate Loan out of excess cash flow, so long as no cash sweep period exists.

●	With respect to the Le Meridien Tampa Mortgage Loan, representing approximately 2.6% of the Initial Pool Balance, AAOF II—Tampa Hotel Partners, LLC (“AAOF”), the 50% member of Tampa Hotel Holding, LLC, the sole member of the related borrower (the “Le Meridien Tampa Sole Member”), made a $5,500,000 loan maturing June 30, 2020 (the “Member Loan”) to the Le Meridien Tampa Sole Member, which is secured by the membership interests of Memphis Tampa Hotel Investors, LLC (“Investors”), the other 50% member of the Le Meridien Tampa Sole Member, in the Le Meridien Tampa Sole Member. Investors has the right to purchase the interest of AAOF (other than a 1% interest) in the Le Meridien Tampa Sole Member. It is anticipated that such purchase will occur prior to the end of 2016; however, Investors is not required to effect such purchase under the Le Meridien Tampa Mortgage Loan. At the time of such purchase, if any, it is anticipated that Investors will also repay the Le Meridien Tampa Sole Member Loan in an amount up to $2,000,000. At loan origination, $10,000,000 of the proceeds of the Le Meridien Tampa Mortgage Loan were reserved for such purchase and $1,446,740.95 of such proceeds was reserved for repayment of the Member Loan. There is no assurance as to whether or not any such purchase or repayment will occur.

Pursuant to a subordination and standstill agreement with the lender, AAOF has agreed that it will not accelerate the Member Loan, or take any enforcement action or file any bankruptcy or insolvency petition against the Sole Member or the borrower until 91 days following satisfaction in full of the Mortgage Loan. The subordination and standstill agreement permits AAOF to receive a partial payment of up to $2,000,000 of the Member Loan, and, provided there is no event of default under the Mortgage Loan, to receive a prepayment of the Member Loan at any time, and payment of the Member Loan when due. So long as there is no event of default under the Mortgage Loan, such agreement also permits payment of interest on the Member Loan; provided that each interest payment may not exceed the monthly average of net excess cash flow distributed by the borrower to the Sole Member during the preceding 12-month period in accordance with its operating agreement and the Mortgage Loan documents.

●	In addition, with respect to the Le Meridien Tampa Mortgage Loan, the Le Meridien Tampa Master Tenant made an unsecured loan in the original principal amount of $3,034,144 to the related borrower (the “Master Tenant Loan”), which matures February 15, 2043. Pursuant to a subordination and standstill agreement with the lender, the Le Meridien Tampa Master Tenant has agreed that it will not accelerate the Master Tenant Loan, or take any enforcement action or file any bankruptcy or insolvency petition against the borrower until 91 days following satisfaction in full of the Mortgage Loan. So long as there is no event of default under the Mortgage Loan, such agreement also permits payment of interest on the Master Tenant Loan; provided that each interest payment may not exceed the net excess cash flow for the immediately preceding month.

●	In addition, with respect to the Le Meridien Mortgage Loan, the franchisor funded $1,000,000 in “key money” to the related borrower. If the franchise is terminated prior to the 20th anniversary of the opening date of the hotel, the borrower is required to repay to the franchisor an amount equal to the key money multiplied by a fraction where (i) the numerator is the number of full and partial months from the earlier of (x) the date of termination or (y) the last month the borrower was not in an uncured default of the franchise agreement, to the 20th anniversary of the opening date, and (ii) the denominator is 240 months. Such obligation is unsecured and has not been subordinated to the Mortgage Loan.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Hilton Hawaiian Village Mortgage Loan, 191 Peachtree Mortgage Loan, Wolfchase Galleria Mortgage Loan, Potomac Mills Mortgage Loan, FedEx Ground Portfolio Mortgage Loan and American Greetings HQ Mortgage Loan is part of a related Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of the related Companion Loan(s) (the “Companion Holder(s)”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to any specified whole loan should be construed to refer to the whole loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s).

The following terms are used in reference to the Whole Loans:

“CD 2016-CD2 PSA” means the pooling and servicing agreement, dated as of December 1, 2016, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, KeyBank National Association, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer. A Non-Control Note with respect to the FedEx Ground Portfolio Whole Loan was included in the CD 2016-CD2 securitization trust, and the CD 2016-CD2 PSA will govern the servicing of the FedEx Ground Portfolio Whole Loan until the related Controlling Companion Loan Securitization Date.

“CFCRE 2016-C6 PSA” means the pooling and servicing agreement, dated as of November 1, 2016, between CCRE Commercial Mortgage Securities, L.P., as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as a special servicer, AEGON USA Realty Advisors, LLC, as special servicer for the Potomac Mills Whole Loan, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer. The lead securitization note with respect to the Potomac Mills Whole Loan was included in the CFCRE 2016-C6 securitization trust, and the CFCRE 2016-C6 PSA will govern the servicing of the Potomac Mills Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed in the column “Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Controlling Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Companion Loan Securitization Date” means, with respect to each of the FedEx Ground Portfolio Whole Loan and the American Greetings HQ Whole Loan, the date on which the related Control Note is included in a securitization trust.

“Hilton USA Trust 2016-HHV TSA” means the trust and servicing agreement, dated as of November 28, 2016, between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Wells Fargo Bank, National Association, as servicer, AEGON USA Realty Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, and Wilmington Trust, National Association, as trustee. The Control Note with respect to the Hilton Hawaiian Village Whole Loan was included in the Hilton USA Trust 2016-HHV securitization trust, and the Hilton USA Trust 2016-HHV TSA will govern the servicing of the Hilton Hawaiian Village Whole Loan.

“MSC 2016-BNK2 PSA” means the pooling and servicing agreement, dated as of November 1, 2016, between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, C-III Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator and custodian, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer. A Non-Control Note with respect to the American Greetings HQ Whole Loan was included in the MSC 2016-BNK2 securitization trust, and the MSC 2016-BNK2 PSA will govern the servicing of the American Greetings HQ Whole Loan until the related Controlling Companion Loan Securitization Date.

“MSC 2016-UBS12 PSA” means the pooling and servicing agreement, dated as of December 1, 2016, between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wells Fargo Bank, National Association, as trustee and certificate administrator, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer. The Control Note with respect to each of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan was included in the MSC 2016-UBS12 securitization trust, and the MSC 2016-UBS12 PSA will govern the servicing of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed in the column “Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Non-Controlling Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means the custodian under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Directing Certificateholder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Hilton Hawaiian Village Mortgage Loan, (ii) the 191 Peachtree Mortgage Loan, (iii) the Wolfchase Galleria Mortgage Loan, (iv) the Potomac Mills Mortgage Loan, (v) the FedEx Ground Portfolio Whole Loan, (vi) the American Greetings HQ Mortgage Loan, and (vi) each Servicing Shift Mortgage Loan (on and after the related Controlling Companion Loan Securitization Date).

“Non-Serviced Pari Passu-AB Whole Loan” means each of (i) the Hilton Hawaiian Village Whole Loan, and (ii) the Potomac Mills Whole Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the 191 Peachtree Whole Loan, (ii) the Wolfchase Galleria Whole Loan, (iii) the FedEx Ground Portfolio Whole Loan, (iv) the American Greetings HQ Whole Loan, and (v) each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date).

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to the Hilton Hawaiian Village Whole Loan, the Hilton USA Trust 2016-HHV TSA, (ii) with respect to each of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan, the MSC 2016-UBS12 PSA, (iii) with respect to the Potomac Mills Whole Loan, the CFCRE 2016-C6 PSA, (iv) with respect to the FedEx Ground Portfolio Whole Loan (a) prior to the securitization of the related Control Note, the CD 2016-CD2 PSA and (b) after the securitization of the related Control Note, the pooling and servicing agreement that creates the trust whose assets include the related Control Note, (v) with respect to the American Greetings HQ Whole Loan, (a) prior to the securitization of the related Control Note, the MSC 2016-BNK2 PSA and (b) after the securitization of the related Control Note, the pooling and servicing agreement that creates the trust whose assets include the related Control Note, and (vi) with respect to each Servicing Shift Whole Loan after the related Controlling Companion Loan Securitization Date, the pooling and servicing agreement that creates the trust whose assets include the related Controlling Pari Passu Companion Loan.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Hilton Hawaiian Village Whole Loan, (ii) the 191 Peachtree Whole Loan, (iii) the Wolfchase Galleria Whole Loan, (iv) the Potomac Mills Whole Loan, (v) the FedEx Ground Portfolio Whole Loan, (vi) the American Greetings HQ Whole Loan, and (vii) each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the master servicer that will be appointed under an Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, the pooling and servicing agreement that creates the trust whose assets include any of the related Serviced Pari Passu Companion Loans.

“Pari Passu Companion Loan” means any of the Serviced Pari Passu Companion Loans or the Non-Serviced Pari Passu Companion Loans.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Mortgage Loan. It is expected that there will be no Serviced Pari Passu Companion Loans as of the Closing Date related to the Trust.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan that is part of a Serviced Pari Passu Whole Loan. It is expected that there will be no Serviced Pari Passu Mortgage Loans as of the Closing Date related to the Trust.

“Serviced Pari Passu Whole Loan” means each Whole Loan made up of a Mortgage Loan and one or more Pari Passu Companion Notes, with no related Subordinate Companion Loans. It is expected that there will be no Serviced Pari Passu Whole Loans as of the Closing Date related to the Trust.

“Serviced Whole Loan” means each Whole Loan serviced pursuant to the PSA. It is expected that there will be no Serviced Whole Loans as of the Closing Date related to the Trust.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the Mortgage Pool. It is expected that there will be no Servicing Shift Mortgage Loans as of the Closing Date related to the Trust.

“Servicing Shift Whole Loan” means a Whole Loan that is a Serviced Whole Loan on the Closing Date (the servicing of which is initially governed by the PSA) and on and after the related Controlling Companion Loan Securitization Date, will be a Non-Serviced Whole Loan (the servicing of which will be governed by the related Non-Serviced PSA). It is expected that there will be no Servicing Shift Whole Loans as of the Closing Date related to the Trust.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Hilton Hawaiian Village	$63,000,000	6.9%	$633,600,000	$578,400,000	31.2%	57.2%	4.47x	2.44x
191 Peachtree	$55,000,000	6.1%	$120,500,000	N/A	64.9%	64.9%	2.69x	2.69x
Wolfchase Galleria	$54,922,796	6.1%	$109,845,592	N/A	64.9%	64.9%	1.72x	1.72x
Potomac Mills	$52,000,000	5.7%	$239,000,000	$125,000,000	38.0%	54.4%	4.39x	2.65x
FedEx Ground Portfolio	$42,500,000	4.7%	$127,500,000	N/A	44.2%	44.2%	3.16x	3.16x
American Greetings HQ(3)	$26,952,706	3.0%	$64,886,144	N/A	61.7%	61.7%	1.45x	1.45x

(1)	Calculated including the related pari passu companion loans but excluding any related subordinate companion loan.

(2)	Calculated including the related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

(3)	All information presented in this prospectus with respect to the American Greetings HQ Whole Loan is calculated without regard to the $15,000,000 American Greetings HQ State of Ohio Loan, unless otherwise expressly indicated. The Whole Loan Cut-Off Date LTV Ratio and Whole Loan Underwritten NCF DSCR are 71.8% and 1.11x, respectively, when calculated to include the American Greetings HQ State of Ohio Loan. See “Description of the Mortgage Pool—Additional Indebtedness—Other Secured Indebtedness”.

With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer and custodian under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Control Note	Controlling Holder	Control Note Cut-off Date Balance	Non-Control Note	Non-Controlling Holder	Non-Control Note Cut-off Date Balance
Hilton Hawaiian Village	Note A-1-A	Hilton USA Trust 2016-HHV	$24,975,000	Note A-1-B Note A-1-C Note A-1-D Note A-1-E A-2-A-1 A-2-A-2 A-2-A-3 A-2-A-4 A-2-B-1 A-2-B-2 A-2-B-3 A-2-D-1 A-2-D-2 A-2-E-1 A-2-E-2 B-1 B-2 B-3 B-4 B-5

Hilton USA Trust 2016-HHV

Hilton USA Trust 2016-HHV

Hilton USA Trust 2016-HHV

Hilton USA Trust 2016-HHV
JPMorgan Chase Bank, National Association

JPMorgan Chase Bank, National Association

JPMorgan Chase Bank, National Association

JPMorgan Chase Bank, National Association

Deutsche Bank AG, New York Branch

Deutsche Bank AG, New York Branch

Cantor Commercial Real Estate Lending L.P.

MSBAM 2016-C32

MSBAM 2016-C32

Barclays Bank PLC

Barclays Bank PLC

Hilton USA Trust 2016-HHV

Hilton USA Trust 2016-HHV

Hilton USA Trust 2016-HHV

Hilton USA Trust 2016-HHV

Hilton USA Trust 2016-HHV

$18,315,000

$104,490,000

$6,660,000

$17,160,000

$94,000,000

$80,000,000

$32,250,000

$30,000,000

$60,000,000

$56,625,000

$56,625,000

$31,500,000

$31,500,000

$26,250,000

$26,250,000

$216,900,000

$159,060,000

$86,760,000

$57,840,000

$57,840,000

191 Peachtree	Note A-1	MSC 2016-UBS12	$65,500,000	Note A-2 Note A-3 Note A-4	Morgan Stanley Bank, N.A. MSBAM 2016-C32 MSC 2016-UBS12	$40,500,000 $55,000,000 $14,500,000
Wolfchase Galleria	Note A-1-1	MSC 2016-UBS12	$34,950,870	Note A-1-2 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7	MSBAM 2016-C32 MSBAM 2016-C32 MSC 2016-UBS12 UBS AG, New York Branch UBS AG, New York Branch UBS AG, New York Branch UBS AG, New York Branch	$4,992,981 $49,929,815 $34,950,870 $4,992,981 $4,992,981 $19,971,926 $9,985,963
Potomac Mills	Note B-1	Teachers Insurance and Annuity Association of America(1)	$17,182,131	Note A-1 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10 Note B-2 Note B-3 Note B-4 Note B-5

CFCRE 2016-C6

Société Générale

Société Générale

MSBAM 2016-C32

Bank of America, National Association

CFCRE 2016-C6

CGCMT 2016-C3

Cantor Commercial Real Estate Lending, L.P.

Barclays Bank PLC

Barclays Bank PLC

Teachers Insurance and Annuity Association of America

Teachers Insurance and Annuity Association of America

Teachers Insurance and Annuity Association of America

Teachers Insurance and Annuity Association of America

						$40,000,000 $20,000,000 $12,750,000 $52,000,000 $20,750,000 $30,000,000 $35,000,000 $7,750,000 $36,375,000 $36,375,000 $8,591,065 $5,476,804 $22,336,770 $8,913,230

				Note B-6 Note B-7 Note B-8 Note B-9 Note B-10

Teachers Insurance and Annuity Association of America

Teachers Insurance and Annuity Association of America

Teachers Insurance and Annuity Association of America

Teachers Insurance and Annuity Association of America

Teachers Insurance and Annuity Association of America

						$12,886,598 $15,034,364 $3,329,038 $22,336,770 $8,913,230
FedEx Ground Portfolio	Note A-1	Bank of America, National Association(2)	$42,500,000	Note A-2 Note A-3 Note A-4	CD 2016-CD2 MSBAM 2016-C32 CD 2016-CD2	$42,500,000 $42,500,000 $42,500,000
American Greetings HQ	Note A-1-1	Bank of America, National Association(2)	$37,933,438	Note A-1-2 Note A-2	MSC 2016-BNK2 MSBAM 2016-C32	$26,952,706 $26,952,706

(1)	The Potomac Mills Whole Loan is serviced pursuant to the CFCRE 2016-C6 PSA. The initial controlling noteholder for the Potomac Mills Whole Loan is the holder of the Potomac Mills Subordinate Companion Loan. If the outstanding principal amount of the Potomac Mills Subordinate Companion Loan as notionally reduced by any appraisal reduction amounts or realized losses allocated to such Subordinate Companion Loan is less than 25% of the initial principal amount of such Subordinate Companion Loan less any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills Subordinate Companion Loan, the controlling noteholder will be the CFCRE 2016-C6 controlling class representative. At all other times, the controlling noteholder for the Potomac Mills Whole Loan will be the holder of the Potomac Mills Subordinate Companion Loan. The initial controlling noteholder for the Potomac Mills Whole Loan is Teachers Insurance and Annuity Association of America.

(2)	On and after the securitization of the related Control Note, the Controlling Holder will be the related Non-Serviced Securitization Trust.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Companion Loan Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Companion Loan Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the required party set forth in the PSA, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult or to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual conference calls with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced Pari Passu-AB Whole Loans

The Hilton Hawaiian Village Whole Loan

One (1) Mortgage Loan, secured by the Mortgaged Property identified on Annex A-1 as “Hilton Hawaiian Village” (the “Hilton Hawaiian Village Mortgage Loan”), representing approximately 6.9% of the Initial Pool Balance, is part of a Whole Loan (the “Hilton Hawaiian Village Whole Loan”) evidenced by 21 promissory notes, as follows: (1) two (2) promissory notes evidencing the Hilton Hawaiian Village Mortgage Loan, identified as promissory notes A-2-D-1 and A-2-D-2, with an aggregate Cut-off Date Balance of $63,000,000, (2) fourteen (14) promissory notes, with an aggregate Cut-off Date Balance of $633,600,000 that are pari passu in right of payment with the Hilton Hawaiian Village Mortgage Loan (collectively, the “Hilton Hawaiian Village Pari Passu Companion Loans”) and (3) five (5) promissory notes, with an aggregate Cut-off Date Balance of $578,400,000 that are subordinate in right of payment to the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans (collectively, the “Hilton Hawaiian Village Subordinate Companion Loans” and, together with the Hilton Hawaiian Village Pari Passu Companion Loans, the “Hilton Hawaiian Village Companion Loans”). Each of the promissory notes comprising the Hilton Hawaiian Village Whole Loan is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Hilton Hawaiian Village Companion Loans are not assets of the issuing entity and, as of the Closing Date, will be held by the entities set forth next to such Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General.”

The Hilton Hawaiian Village Mortgage Loan is pari passu in right of payment with the Hilton Hawaiian Village Pari Passu Companion Loans and will be allocated losses and appraisal reduction amounts pari passu with the Hilton Hawaiian Village Pari Passu Companion Loans following allocation of losses or appraisal reduction amounts, as applicable, to the Hilton Hawaiian Village Subordinate Companion Loans, subject to the terms of the Hilton Hawaiian Village Intercreditor Agreement. The Hilton Hawaiian Village Subordinate Companion Loans are subordinate in right of payment to the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, subject to the terms of the related Intercreditor Agreement. Such sequential priority of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans as they relate to the Hilton Hawaiian Village Subordinate Companion Loans is referred to herein as the “Sequential Order”.

Servicing

The Hilton Hawaiian Village Whole Loan will be serviced and administered pursuant to the Hilton USA Trust 2016-HHV TSA and an intercreditor agreement (the “Hilton Hawaiian Village Intercreditor Agreement”) entered into between the holders of the promissory notes evidencing the Hilton Hawaiian Village Whole Loan (the “Hilton Hawaiian Village Noteholders”). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan.”

None of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on the Hilton Hawaiian Village Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to make servicing advances on the Hilton Hawaiian Village Whole Loan in accordance with the terms of the Hilton USA Trust 2016-HHV TSA unless such advancing party determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on the Hilton Hawaiian Village Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to the Hilton Hawaiian Village Whole Loan.

Application of Payments

The Hilton Hawaiian Village Intercreditor Agreement sets forth the respective rights of the Hilton Hawaiian Village Noteholders with respect to distributions of funds received in respect of the Hilton Hawaiian Village Whole Loan, and provides, in general, that, subject to (a) the allocation of certain amounts to escrows and reserves required by the mortgage loan documents, (b) certain payment and reimbursement rights of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator and Non-Serviced Trustee under the Hilton USA Trust 2016-HHV TSA and (c) the reimbursement rights of the master servicer and the related Non-Serviced Master Servicer in respect of unreimbursed advances, all payments, proceeds and other recoveries on the Hilton Hawaiian Village Whole Loan will be applied:

●	first, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the related promissory notes (other than default interest) in an amount equal to the accrued and unpaid interest on such promissory notes at the applicable note interest rate (net of any servicing fee payable to the related Non-Serviced Master Servicer);

●	second, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until their respective principal balances have been reduced to zero;

●	third, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis (based on the amount of realized losses previously allocated to each such holder’s note), in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holders, plus interest thereon at the applicable note interest rate (net of any servicing fee payable to the related Non-Serviced Master Servicer) compounded monthly from the date the related realized loss was allocated to such holder’s note;

●	fourth, to the holders of the Hilton Hawaiian Village Subordinate Companion Loans, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the related promissory notes (other than default interest) in an amount equal to the accrued and unpaid interest on such promissory notes at the applicable note interest rate (net of any servicing fee payable to the related Non-Serviced Master Servicer);

●	fifth, to the holders of the Hilton Hawaiian Village Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until their respective principal balances have been reduced to zero;

●	sixth, to the holders of the Hilton Hawaiian Village Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holders, plus interest thereon at the applicable note interest rate (net of any servicing fee payable to the related Non-Serviced Master Servicer) compounded monthly from the date the related realized loss was allocated to such holder’s note;

●	seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Hilton Hawaiian Village Subordinate Companion Loans, on a pro rata and pari passu basis;

●	eighth, to pay default interest and late payment charges then due and owing under the Whole Loan, all of which will be applied in accordance with the Hilton USA Trust 2016-HHV TSA; and

●	ninth, if any excess amount is available to be distributed in respect of the Hilton Hawaiian Village Whole Loan, and not otherwise applied in accordance with the foregoing clauses first - eighth, such amount is required to be paid to the holders of the promissory notes comprising the Hilton Hawaiian Village Whole Loan pro rata based on the initial principal balances of such notes.

Notwithstanding anything to the contrary herein, to the extent required under the REMIC provisions, payments or proceeds received with respect to any partial release of the Mortgaged Property (including following a condemnation) from the lien of the applicable mortgage and mortgage loan documents must be allocated to reduce the principal balance of the Whole Loan in the manner permitted by such REMIC provisions if, immediately following such release, the loan-to value ratio of the Whole Loan exceeds 125% (based solely on real property and excluding any personal property and going concern value).

If a P&I Advance is made with respect to the Hilton Hawaiian Village Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Hilton Hawaiian Village Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Hilton Hawaiian Village Companion Loans.

The issuing entity is required to indemnify the Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator, Non-Serviced Trustee and the depositor under the Hilton USA Trust 2016-HHV TSA (in each case, as and to the same extent the Hilton USA Trust 2016-HHV securitization trust is required to indemnify such parties under the Hilton USA Trust 2016-HHV TSA) and the Hilton USA Trust 2016-HHV securitization trust against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of the related Whole Loan and the Mortgaged Property under the Hilton USA Trust 2016-HHV TSA, to the extent of its pro rata share of such indemnified items.

The issuing entity is also required to pay its pro rata share of (i) any servicing advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any unanticipated trust expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan (including, without, limitation, any costs, fees and expenses related to obtaining any rating agency confirmation and any indemnified items) in accordance with the Hilton USA Trust 2016-HHV TSA and the Hilton Hawaiian Village Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the borrower for payment of such amounts and any principal and interest collections allocable to the Hilton Hawaiian Village Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property are not sufficient to pay the amounts described in the preceding two paragraphs, the issuing entity will be required to pay or reimburse its pro rata share of such items from general collections on the other Mortgage Loans in the issuing entity. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Hilton Hawaiian Village Intercreditor Agreement will be the securitization trust created pursuant to the Hilton USA Trust 2016-HHV TSA. Pursuant to the terms of the Hilton USA Trust 2016-HHV TSA, the related Non-Serviced Directing Certificateholder will have consent and/or consultation rights with respect to the Hilton Hawaiian Village Whole Loan similar, but not necessarily identical, to those of the Directing Certificateholder under the terms of the PSA with respect to the Serviced Mortgage Loans (exclusive of any Servicing Shift Mortgage Loan or Excluded Loan). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, after the termination of a subordinate consultation period under the Hilton USA Trust 2016-HHV TSA (and for so long as such termination remains in effect) the issuing entity, as a non-controlling note holder, will have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Hilton Hawaiian Village Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Hilton Hawaiian Village Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the related Non-Serviced Special Servicer is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the promissory notes comprising the Hilton Hawaiian Village Whole Loan. Neither the related Non-Serviced Master Servicer nor the related Non-Serviced Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hilton Hawaiian Village Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as the holder of the Hilton Hawaiian Village Mortgage Loan (or its representative), will have the right to attend annual meetings (in-person or telephonically in the discretion of the Non-Serviced Master Servicer) with the holder of the related Control Note (or the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, acting on its behalf) upon reasonable notice and at times reasonably acceptable to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Hilton Hawaiian Village Whole Loan; provided that the holder of the Hilton Hawaiian Village Mortgage Loan executes, at the request of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects the issuing entity, as the holder of the Hilton Hawaiian Village Mortgage Loan, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the Hilton Hawaiian Village Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The rights of the issuing entity as holder of a non-controlling note under the Hilton Hawaiian Village Intercreditor Agreement will be exercisable by the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) or the special servicer (consistent with the Servicing Standard and only following the occurrence and during the continuance of a Control Termination Event).

Sale of Defaulted Hilton Hawaiian Village Whole Loan

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, if the Hilton Hawaiian Village Whole Loan becomes a defaulted loan under the Hilton USA Trust 2016-HHV TSA, and if the related Non-Serviced Special Servicer determines to sell the Hilton Hawaiian Village Pari Passu Companion Loans included in the Hilton USA Trust 2016-HHV securitization trust, then such Non-Serviced Special Servicer will be required to sell the Hilton Hawaiian Village Mortgage Loan together with all the other promissory notes evidencing the Hilton Hawaiian Village Whole Loan (including the Hilton Hawaiian Village Mortgage Loan) as one whole loan. In connection with any such sale, the related Non-Serviced Special Servicer will be required to take actions similar to the actions described under “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties”.

Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Hilton Hawaiian Village Whole Loan if such loan becomes a defaulted loan without the written consent of each non-controlling note holder, including the issuing entity as holder of the Hilton Hawaiian Village Mortgage Loan (provided that the consent of any such non-controlling note holder is not required if it is a borrower related party) unless the related Non-Serviced Special Servicer has delivered to each such holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hilton Hawaiian Village Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hilton Hawaiian Village Whole Loan, and any documents in the servicing file reasonably requested by a non-controlling note holder that are material to the price of the Hilton Hawaiian Village Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale; provided that any non-controlling note holder may waive any of the delivery or timing requirements described in this sentence.

Workout

Subject to the terms and conditions of the Hilton USA Trust 2016-HHV TSA and the obligation to act in accordance with the servicing standard thereunder, if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, in connection with a workout or proposed workout of the Hilton Hawaiian Village Whole Loan, modifies the terms thereof such that (i) the principal balance of such Whole Loan is decreased, (ii) the note rate is reduced, (iii) payments of interest or principal on any promissory note comprising such Whole Loan are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of such Whole Loan, such modification shall not alter, and any modification of the mortgage loan documents are required to be structured to preserve, the Sequential Order of payment of the related promissory notes and all payments to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans described under “—Application of Payments” above are required to be made as though such workout did not occur, with the full economic effect of all waivers, reductions or deferrals of amounts due on such Whole Loan attributable to such workout to be borne, first, by the holders of the Hilton Hawaiian Village Subordinate Companion Loans,

on a pro rata and pari passu basis, based on their respective note principal balances (up to their respective note principal balances, together with accrued interest thereon at the related note rate and any other amounts due to each such noteholder, as applicable) and then, by the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis (up to their respective note principal balances, together with accrued interest thereon at the related note rate and any other amounts due to each such noteholder, as applicable).

Custody of the Mortgage File

The custodian under the Hilton USA Trust 2016-HHV TSA (Wells Fargo Bank, National Association) is the custodian of the mortgage file related to the related Hilton Hawaiian Village Whole Loan (other than any promissory notes not contributed to such securitization).

Special Servicer Appointment Rights

Pursuant to the terms of the Hilton USA Trust 2016-HHV TSA, the related Non-Serviced Directing Certificateholder (prior to a control termination event) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Hilton Hawaiian Village Whole Loan and appoint a replacement special servicer in accordance with the Hilton USA Trust 2016-HHV TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”.

The Potomac Mills Whole Loan

The Potomac Mills Mortgage Loan, evidenced by promissory note A-4 and with a Cut-off Date Balance of $52,000,000 (the “Potomac Mills Mortgage Loan”), is part of a Whole Loan comprised of twenty promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Potomac Mills Mortgaged Property”). The portions of the Potomac Mills Whole Loan (as defined below) evidenced by (a) promissory note A-1 and promissory note A-6, with an aggregate Cut-off Date Balance of $70,000,000, which are currently held by the CFCRE 2016-C6 securitization trust, (b) promissory note A-2, with a Cut-off Date Balance of $20,000,000, which is currently held by Société Générale (or an affiliate), (c) promissory note A-3, with a Cut-off Date Balance of $12,750,000, which is currently held by Société Générale (or an affiliate), (d) promissory note A-5, with a Cut-off Date Balance of $20,750,000, which is currently held by Bank of America, National Association (or an affiliate), (e) promissory note A-7, with a Cut-off Date Balance of $35,000,000, which is currently held by the CGCMT 2016-C3 securitization trust, (f) promissory note A-8, with a Cut-off Date Balance of $7,750,000, which is currently held by Cantor Commercial Real Estate Lending, L.P. (or an affiliate), (g) promissory note A-9, with a Cut-off Date Balance of $36,375,000, which is currently held by Barclays Bank PLC (or an affiliate) and (h) promissory note A-10, with a Cut-off Date Balance of $36,375,000, which is currently held by Barclays Bank PLC (or an affiliate), are referred to in this prospectus as the “Potomac Mills Pari Passu Companion Loans”, are pari passu in right of payment with the Potomac Mills Mortgage Loan. The portions of the Potomac Mills Whole Loan (as defined below) evidenced by promissory note B-1, promissory note B-2, promissory note B-3, promissory note B-4, promissory note B-5, promissory note B-6, promissory note B-7, promissory note B-8, promissory note B-9 and promissory note B-10 (collectively, the “Potomac Mills Subordinate Companion Loans”), with an aggregate Cut-off Date Balance of $125,000,000, are currently held by Teachers Insurance and Annuity Association of America, are subordinate in right of payment with the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans. The Potomac Mills Mortgage Loan, together with the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, are referred to in this prospectus as the “Potomac Mills Whole Loan”. The Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Potomac Mills Whole Loan (the “Potomac Mills Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Potomac Mills Noteholder (the “Potomac Mills Intercreditor Agreement”).

Servicing

The Potomac Mills Whole Loan and any related REO Property will be serviced and administered by the master servicer and special servicer designated in the CFCRE 2016-C6 PSA (the “CFCRE 2016-C6 Master Servicer” and the “CFCRE 2016-C6 Potomac Mills Special Servicer”, respectively), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Potomac Mills Mortgage Loan”, but subject to the Potomac Mills Intercreditor Agreement. The certificate administrator, trustee, operating advisor, asset representations reviewer and depositor under the CFCRE 2016-C6 PSA are referred to herein as the “CFCRE 2016-C6 Certificate Administrator”, the “CFCRE 2016-C6 Trustee”, the “CFCRE 2016-C6 Operating Advisor”, the “CFCRE 2016-C6 Asset Representations Reviewer” and the “CFCRE 2016-C6 Depositor”, respectively.

Promissory note A-1 represents the lead securitization note with respect to the Potomac Mills Whole Loan. However, for so long as the holder of greater than 50% of the Potomac Mills Subordinate Companion Loans (the “Potomac Mills Controlling Subordinate Noteholder”) is the Potomac Mills Whole Loan Directing Holder (as defined below under “Consultation and Control”), the Potomac Mills Controlling Subordinate Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Potomac Mills Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Potomac Mills Intercreditor Agreement, the holders of the Potomac Mills Subordinate Companion Loans will have the right to cure certain defaults by the related borrower, as more fully described below.

The servicing standard set forth in the CFCRE 2016-C6 PSA requires the CFCRE 2016-C6 Master Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer to take into account the interests of the holders of certificates issued under the CFCRE 2016-C6 PSA (the “Potomac Mills Certificateholders”) and all other Potomac Mills Noteholders as a collective whole (taking into account the pari passu or subordinate nature of the related promissory note).

Amounts payable to the issuing entity as holder of the Potomac Mills Mortgage Loan pursuant to the Potomac Mills Intercreditor Agreement will be distributed net of certain fees and expenses on the Potomac Mills Mortgage Loan as set forth in the Potomac Mills Intercreditor Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the CFCRE 2016-C6 PSA will be the initial custodian of the mortgage file related to Potomac Mills Whole Loan (other than any Potomac Mills promissory notes not contributed to the CFCRE 2016-C6 PSA).

Application of Payments

Pursuant to the Potomac Mills Intercreditor Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Potomac Mills Whole Loan, (ii) any other event of default for which the Potomac Mills Whole Loan is actually accelerated, (iii) any other event of default which causes the Potomac Mills Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Potomac Mills Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Potomac Mills Whole Loan Directing Holder or the default cure period has not yet expired and the Potomac Mills Whole Loan Directing Holder is diligently exercising its cure rights under the Potomac Mills Intercreditor Agreement), after payment of amounts for required reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the CFCRE 2016-C6 PSA to the CFCRE 2016-

C6 Master Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds received with respect to the Potomac Mills Whole Loan will generally be applied in the following order:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Potomac Mills Whole Loan of principal payments received, if any, until their principal balances have been reduced to zero; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Whole Loan pursuant to this section, 100% of such insurance proceeds and condemnation proceeds will be distributed to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and, as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes plus interest on such amount at their respective net interest rate;

●	sixth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata basis any penalty charges;

●	seventh, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances with the exercise of their cure rights under the Potomac Mills Intercreditor Agreement, to reimburse such holders for all such cure payments;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to their respective percentage interests in the Potomac

Mills Whole Loan of principal payments received, if any; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Whole Loan pursuant to this section, the portion of such insurance proceeds and condemnation proceeds remaining after distribution to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pursuant to clause (second) above will be distributed to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	tenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to the product of (i) their respective percentage interests in the Potomac Mills Whole Loan, a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(tenth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holders of the Potomac Mills Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

●	twelfth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received;

●	thirteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Potomac Mills Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, pro rata, based on their respective percentage interests in the Potomac Mills Whole Loan; and

●	fourteenth, if any excess amount, including default interest and late payment charges, is available to be distributed in respect of the Potomac Mills Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(thirteenth), any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective initial percentage interests in the Potomac Mills Whole Loan.

Following the occurrence and during the continuance of a Potomac Mills Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the CFCRE 2016-C6 PSA to the CFCRE 2016-C6 Master Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds with respect to the Potomac Mills Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(fourth) and as a result of such foreclosure sale or liquidation, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes, plus interest on such amount at the applicable net interest rate;

●	sixth, to the extent the holders of the Potomac Mills Subordinate Companion Loans have made any payments or advances in the exercise of their cure rights under the Potomac Mills Intercreditor Agreement, to reimburse such holders for all such cure payments;

●	seventh, to the holders of the Potomac Mills Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their net interest rate;

●	eighth, to the holders of the Potomac Mills Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the principal balance of their respective notes until their principal balances have been reduced to zero;

●	ninth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●

tenth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the holders of the Potomac Mills Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balance of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(tenth) and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, to the Potomac Mills Controlling Subordinate Noteholder in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	twelfth, to the holders of the Potomac Mills Mortgage Loan and the holders of the Potomac Mills Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charges received with respect to the related note;

●	thirteenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Potomac Mills Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(thirteenth), any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Potomac Mills Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Potomac Mills Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Potomac Mills Companion Loans or any loans included in any securitization trust related to such Companion Loans.

Certain costs and expenses (such as a pro rata share of any related servicing advances with respect to the Potomac Mills Whole Loan made pursuant to the CFCRE 2016-C6 PSA, together with interest thereon) may be paid or reimbursed out of payments and other collections on the Mortgage Pool generally. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of the Certificates.

Consultation and Control

Prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period with respect to the Potomac Mills Subordinate Companion Loans, neither the directing holder under the CFCRE 2016-C6 securitization (the “CFCRE 2016-C6 Directing Holder”) nor the CFCRE 2016-C6 Operating Advisor will have any consent and/or consultation rights with respect to the Potomac Mills Whole Loan. After the occurrence and during the continuance of a Potomac Mills Control Appraisal Period with respect to the Potomac Mills Subordinate Companion Loans, the CFCRE 2016-C6 Directing Holder and the CFCRE 2016-C6 Operating Advisor will each have the same consent and/or consultation rights with respect to the Potomac Mills Whole Loan as each does, and for so long as each does, with respect to the other mortgage loans included in the CFCRE 2016-C6 securitization trust, which rights are substantially similar as those of the Directing Certificateholder and operating advisor with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

For so long as the Potomac Mills Controlling Subordinate Noteholder is the Potomac Mills Whole Loan Directing Holder (as defined below), the CFCRE 2016-C6 Master Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer, will be required to notify the Potomac Mills Controlling Subordinate Noteholder (or its designee) and receive its written consent with respect to the following actions (“Potomac Mills Major Decisions”):

(i)	any workout or other change to the Potomac Mills Whole Loan that would result in any modification of, or waiver with respect to, the Potomac Mills Whole Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Potomac Mills Whole Loan or a modification or waiver of any other monetary term of the Potomac Mills Whole Loan relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the mortgage loan documents or a modification or waiver of any material non-monetary provision of the Potomac Mills Whole Loan, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the Potomac Mills Mortgaged Property or the related borrower;

(ii)	any modification of, or waiver with respect to, the Potomac Mills Whole Loan that would result in a discounted pay-off of the Potomac Mills Subordinate Companion Loans;

(iii)	any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the Potomac Mills Mortgaged Property or any acquisition of the Potomac Mills Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(iv)	any material direct or indirect sale of all or any material portion of the Potomac Mills Mortgaged Property or REO Property;

(v)	any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related REO Property;

(vi)	any substitution, release or addition of collateral for the Potomac Mills Whole Loan other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vii)	any release of the related borrower or guarantor from liability with respect to the Potomac Mills Whole Loan including, without limitation, by acceptance of an assumption of the Potomac Mills Whole Loan by a successor borrower or replacement guarantor except as expressly permitted by the related mortgage loan documents;

(viii)	any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower) or (2) accelerate the Potomac Mills Whole Loan (other than automatic accelerations pursuant to the related mortgage loan documents);

(ix)	any transfer of the Potomac Mills Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower, except in each case as expressly permitted by the related mortgage loan documents;

(x)	any incurring of additional debt by the related borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the related borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement

(to the extent the master servicer or special servicer’s approval, as applicable, is required by the related mortgage loan documents);

(xi)	the waiver or modification of any documentation relating to the related guarantor’s obligations under the related guaranty (as defined in the related mortgage loan documents);

(xii)	the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans has expired or been waived;

(xiii)	any determination of an acceptable insurance default with respect to the Potomac Mills Mortgaged Property;

(xiv)	the approval of any annual budget (as defined in the related loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the related loan agreement;

(xv)	the approval of any major lease (as defined in the mortgage loan agreement), to the extent the master servicer or special servicer, as applicable, has such approval under the mortgage loan agreement;

(xvi)	the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no material lender discretion;

provided, however, that during the occurrence and continuance of a Potomac Mills Control Appraisal Period, “Potomac Mills Major Decisions” will have the meaning given to the term “Major Decision” in the CFCRE 2016-C6 PSA.

Neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Potomac Mills Whole Loan Directing Holder or any holder of the Potomac Mills Pari Passu Companion Loans (or their representatives) that would require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate provisions of the Potomac Mills Intercreditor Agreement or the CFCRE 2016-C6 PSA, require or cause the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate the terms of the Potomac Mills Whole Loan, or materially expand the scope of any of the CFCRE 2016-C6 Master Servicer’s or the CFCRE 2016-C6 Potomac Mills Special Servicer’s, as applicable, responsibilities under the Potomac Mills Intercreditor Agreement or the CFCRE 2016-C6 PSA.

The Directing Holder. Pursuant to the Potomac Mills Intercreditor Agreement, the directing holder (the “Potomac Mills Whole Loan Directing Holder”) with respect to the Potomac Mills Whole Loan, as of any date of determination, will be:

●	the holder of greater than 50% of the Potomac Mills Subordinate Loans, unless a Potomac Mills Control Appraisal Period has occurred and is continuing; and

●	the CFCRE 2016-C6 issuing entity or its designee if a Potomac Mills Control Appraisal period has occurred and is continuing.

A “Potomac Mills Control Appraisal Period” will exist with respect to the Potomac Mills Whole Loan, if and for so long as:

(1)	(a)(i) the sum of the initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Potomac Mills Subordinate Companion Loans, (y) any Appraisal Reduction Amount for the Potomac Mills Whole Loan that is allocated to the Potomac Mills Subordinate Companion Loans and (z) any losses realized with respect to the Potomac Mills Mortgaged Property or the Potomac Mills Whole Loan that are allocated to the Potomac Mills Subordinate Companion Loans, plus (iii) Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills Subordinate Companion Loans; or

(2)	any interest in the Potomac Mills Subordinate Companion Loans is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holder of the Potomac Mills Subordinate Companion Loans as the Potomac Mills Whole Loan Directing Holder.

The Potomac Mills Controlling Subordinate Noteholder is entitled to avoid a Potomac Mills Control Appraisal Period caused by the application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the Potomac Mills Intercreditor Agreement (either (x) or (y), the “Threshold Event Collateral”) in an amount that, when added to the appraised value of the Potomac Mills Mortgaged Property as used to calculate any Appraisal Reduction Amount for the Potomac Mills Whole Loan pursuant to the CFCRE 2016 Pooling and Servicing Agreement, would reduce such Appraisal Reduction Amount enough to cause the applicable Potomac Mills Control Appraisal Period not to exist.

In addition, pursuant to the terms of the Potomac Mills Intercreditor Agreement, after the occurrence of and during the continuance of a Potomac Mills Control Appraisal Period, the issuing entity (the rights of which may be exercised by the Directing Certificateholder or other party designated in the PSA) will (i) have the right to receive copies of all notices, information and reports that the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is required to provide to the CFCRE 2016-C6 Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the CFCRE 2016-C6 Directing Holder under the CFCRE 2016-C6 PSA without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event) under the CFCRE 2016-C6 PSA with respect to any Potomac Mills Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Potomac Mills Mortgage Loan (or its representative) requests consultation with respect to certain Potomac Mills Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Whole Loan. The consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the related Potomac Mills Mortgage Loan (or its representative) has responded within such period; provided that if the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the related Potomac Mills Mortgage Loan (or its representative) described above, the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Potomac Mills Mortgage Loan and the related Potomac Mills Pari Passu Companion Loans. Neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Potomac Mills Mortgage Loan (or its representative, including, if the Potomac Mills Mortgage Loan has been contributed to a securitization, the related directing certificateholder (or similar entity)).

In addition to the consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representatives) described above, pursuant to the terms of the Potomac Mills Intercreditor Agreement, during the continuance of a Potomac Mills Control Appraisal Period, the holder of the Potomac Mills Mortgage Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable) annual meetings with the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CFCRE 2016-C6 Master Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Potomac Mills Whole Loan.

Cure Rights

In the event that the Potomac Mills Mortgage Loan borrower fails to make any payment of principal or interest on the Potomac Mills Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Potomac Mills Whole Loan, the Potomac Mills Intercreditor Agreement provides that the Potomac Mills Controlling Subordinate Noteholder will have the right to cure such event of default subject to certain limitations set forth in the Potomac Mills Intercreditor Agreement; provided that the Potomac Mills Controlling Subordinate Noteholder will be limited to six cure payments over the life of the Potomac Mills Whole Loan, and, with respect to monetary events of default, no more than three of which may be consecutive. So long as the Potomac Mills Controlling Subordinate Noteholder is permitted to make a cure payment with respect to a non-monetary event of default, and is diligently pursuing the cure of same, under the Potomac Mills Intercreditor Agreement, neither the CFCRE 2016-C6 Master Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, will be permitted to treat such event of default as such for purposes of transferring the Potomac Mills Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Potomac Mills Whole Loan has occurred and is continuing, and subject to the terms, conditions and limitations set forth in the Potomac Mills Intercreditor Agreement, each holder of a Potomac Mills Subordinate Companion Loan will have the option to purchase the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, (b) accrued and unpaid interest on the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) any amounts payable in respect of the Mortgage Loan to the CFCRE 2016-C6 Asset Representations Reviewer, (g) any liquidation fees or workout fees payable with respect to the Potomac Mills Whole Loan, if (i) the Potomac Mills Whole Loan borrower or borrower related party is the purchaser or (ii) if the Potomac Mills Whole Loan is not purchased within 90 days after the first such option becomes exercisable pursuant to the Potomac Mills Intercreditor Agreement, and (h) certain additional amounts to the extent provided for in the Potomac Mills Mall Intercreditor Agreement. Notwithstanding the foregoing, the purchase price excludes clauses (d) through (f) above if the seller is a borrower-related party.

Sale of Defaulted Potomac Mills Whole Loan

Pursuant to the terms of the Potomac Mills Intercreditor Agreement, if the Potomac Mills Whole Loan becomes a defaulted loan under the CFCRE 2016-C6 PSA, and if the CFCRE 2016-C6 Potomac Mills Special Servicer determines to sell the Potomac Mills Mortgage Loan in accordance with the CFCRE 2016-C6 PSA, then the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to sell the Potomac Mills Pari Passu Companion Loans (but not the Potomac Mills Subordinate Companion Loans) together with the Potomac Mills Mortgage Loan as one whole loan. In connection with any such sale, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to follow the procedures contained in the CFCRE 2016-C6 PSA and the Potomac Mills Intercreditor Agreement, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CFCRE 2016-C6 Potomac Mills Special Servicer will not be permitted to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans together as one whole loan if it becomes a defaulted loan without the written consent of the holder of the Potomac Mills Mortgage Loan (provided that such consent is not required if such note holder is the borrower or an affiliate of the borrower) unless the CFCRE 2016-C6 Potomac Mills Special Servicer has delivered to such note holder: (a) at least 15 business days prior written notice of any decision to attempt to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing holder under the CFCRE 2016-C6 PSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with the proposed sale; provided that the holder of the Potomac Mills Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CFCRE 2016-C6 PSA, the holders of the Potomac Mills Subordinate Companion Loans (prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period), the holders of the Potomac Mills Pari Passu Companion Loans (after the occurrence and during the continuance of a Potomac Mills Control Appraisal Period) and the holder of the Potomac Mills Mortgage Loan and their respective representatives will be permitted to submit an offer at any sale of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Special Servicer Appointment Rights

Pursuant and subject to the terms of the Potomac Mills Intercreditor Agreement, the controlling noteholder (or its representative) with respect to the Potomac Mills Whole Loan (which, prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period, will be the Potomac Mills Controlling Subordinate Noteholder) will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Whole Loan and appoint a replacement special servicer in lieu of such servicer. Pursuant and subject to the terms of the CFCRE 2016-C6 PSA, the CFCRE 2016-C6 Directing Holder (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and prior to a control termination event under the CFCRE 2016-C6 PSA), or the applicable certificateholders under the CFCRE 2016-C6 PSA with the requisite percentage of Voting Rights (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and after a control termination event under the CFCRE 2016-C6 PSA), will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Whole Loan, and appoint a replacement special servicer, in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 2219.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in November 2016 and ending on a hypothetical Determination Date in December 2016. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

The depositor will acquire the Mortgage Loans from Morgan Stanley Mortgage Capital Holdings LLC, Bank of America, National Association, Starwood Mortgage Funding III LLC, KeyBank National Association and CIBC Inc. on the Closing Date. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and one of the mortgage loan sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 33.9% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization (except that (i) the Hilton Hawaiian Village Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Morgan Stanley Bank,

N.A. JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company and Barclays Bank PLC, and (ii) the Wolfchase Galleria Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”) and Morgan Stanley Bank, N.A.). Morgan Stanley Bank is also the holder of one or more of the 191 Peachtree pari passu companion loans. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ,” “HQ” and “TOP,” typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by MSMCH for the five years ending on December 31, 2015.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9
Year ending December 31, 2011	4.7	2.9	0.0	2.9

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to September 30, 2016, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $32,030,878,430.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the UW NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. MSMCH engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan,

MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or (i) with respect to the Hilton Hawaiian Village Mortgage Loan, originated in conjunction with JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company and Barclays Bank PLC, and (ii) with respect to the Wolfchase Galleria Mortgage Loan, originated in conjunction with UBS AG, New York Branch) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing October 1, 2013 and ending September 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2016 through September 30, 2016 was set forth in a Form ABS-15G filed by MSMCH on November 14, 2016. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements[1] Asset Class: CMBS
Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Dean Witter Capital I Series 2001-TOP1 (0001133471)(11)	X	Morgan Stanley Dean Witter Mortgage Capital Inc.	15	221,328,651	19.1%	1	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	-	0.00%	0	-	0.00%
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%
Aggregate Total			116	2,339,227,150		3	92,164,462		0	-		0	-		1	81,000,000		1	-		1	11,164,462

1.	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

2.	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

3.	Reflects aggregate numbers for all demand activity shown in this table.

4.	Includes loans for which the repurchase price or replacement asset was received during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

5.	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from October 1, 2013 to September 30, 2016.

6.	Includes demands received during and prior to the reporting period from October 1, 2013 to September 30, 2016 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

7.	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

8.	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

9.	Principal balance was determined as of the earlier of (i) the principal balance reported in the September 2016 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

10.	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the September 2016 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

11.	With respect to the Morgan Stanley Dean Witter Capital I Series 2001-TOP1 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn. In addition, the March 2014 distribution date report showed that the current balance of such loan is $0.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, any of MSMCH, Morgan Stanley Bank and their affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2011	2012	2013	2014	2015	As of 9/30/2016
Multifamily	$ 9,700,000	$ 8,050,000	$ 411,310,000	$ 518,929,738	$ 1,104,590,000	$ 62,668,000
Office	295,300,000	854,800,000	1,122,060,000	1,864,674,000	1,863,491,000	1,048,957,250
Retail	861,406,000	2,521,663,000	1,613,066,013	1,726,602,172	1,254,393,252	520,525,000
Industrial	270,870,000	110,780,000	46,200,000	31,185,000	1,342,375,000	71,937,500
Manufactured Housing	65,835,000	150,225,000	365,593,000	87,111,250	116,618,625	18,150,000
Self Storage	132,535,000	173,810,000	140,247,500	93,095,000	546,593,750	96,250,000
Lodging	581,550,000	1,180,501,000	2,205,861,250	2,631,502,433	2,241,228,600	26,625,000
Mixed Use	10,000,000	0	79,242,199	144,100,000	147,725,000	8,500,000
Other	0	0	0	69,930,000	0	150,000,000
Total	$ 2,227,196,000	$ 4,999,829,000	$ 6,287,108,854	$ 7,167,129,593	$ 8,617,015,227	$ 2,003,612,750

Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview. Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;

●	existing mortgage verification;

●	credit references;

●	certified financial statements for mortgagor and borrower principals;

●	tenant/resident leases;

●	ground leases;

●	property operating statements;

●	real estate tax bills;

●	purchase contract (if applicable);

●	appraisal;

●	engineering report;

●	seismic report (if applicable);

●	environmental report;

●	site plan;

●	certificate of occupancy;

●	evidence of zoning compliance;

●	insurance policies;

●	borrower structure/authority documents; and

●	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12th) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12th) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

●	Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

The Potomac Mills and FedEx Ground Portfolio Mortgage Loans.

The Potomac Mills Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, was originated in conjunction with Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC. The FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, was originated in conjunction with Citigroup Global Markets Realty Corp.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the Bank of America mortgage loans was originated (or with respect to the Potomac Mills and FedEx Ground Portfolio Mortgage Loans, representing approximately 5.7% and 4.7%, respectively of the Initial Pool Balance, co-originated in conjunction with third parties) with any material exceptions from Bank of America’s underwriting guidelines described above.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

●	certain information from the related mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3).

Data Comparisons and Recalculation. The depositor, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1, revised the exceptions and provided them to the depositor for inclusion in Annex D-2.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 and provided them to the depositor for inclusion in Annex D-2.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated (or with respect to the Potomac Mills and FedEx Ground Portfolio Mortgage Loans, representing approximately 5.7% and 4.7%, respectively of the Initial Pool Balance, co-originated in conjunction with third parties) in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “BANA Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the BANA Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The following table sets forth, for the period commencing October 1, 2013, and ending September 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2016, through September 30, 2016, was set forth in a Form ABS-15G filed by Bank of America on November 8, 2016. The Central Index Key Number of Bank of America is 0001102113.

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	23,288,901	69.10	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	2,668,138	30.90	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF4[8]		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	1,412,722,169	75.64	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo AG, New York Branch	22	341, 057,969	16.60	1	4,200,000	0.20	0	0	0.00	0	0	0.00	1	4,200,000	0.20	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	81,364,189	3.97	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	71,088,029	3.79	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	118	1,431,806,836	40.76	1	8,220,279	0.23	0	0	0.00	0	0	0.00	1	8,220,279	0.23	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	1,318,948,570	37.69	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	453,199,789	12.91	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	302,992,973	8.65	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	1,065,717,567	95.24	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	53,487,476	4.76	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	6,558,342,607		2	12,420,279		0	0		0	0		4	12,420,279		375	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from October 1, 2013 to September 30, 2016. Activity with respect to demands received during and, if applicable, prior to such period ended September 30, 2016, is reflected elsewhere in this table. If an asset changed status during such period ended September 30, 2016, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from October 1, 2013 to September 30, 2016. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of September 30, 2016:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by September 30, 2016;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from October 1, 2013 to September 30, 2016.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended September 30, 2016.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of September 30, 2016.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2016, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on November 8, 2016. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM“) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on November 2, 2016. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America or an affiliate thereof will retain the Class R certificates, which represent de minimis economic interests in this securitization. Bank of America or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Starwood Mortgage Funding III LLC

General

Starwood Mortgage Funding III LLC (“SMF III”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, including SMF III, “Starwood”). SMC is affiliated with LNR Property LLC, an international commercial real estate company specializing in property development, specialty finance, asset management, investing and special servicing of CMBS loans. SMF III is a sponsor of, and a seller of certain mortgage loans into this securitization. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California and New York, New York.

Pursuant to interim servicing agreements between Wells Fargo Bank, National Association, which is the master servicer, certificate administrator and custodian, and SMF III, Wells Fargo Bank, National Association acts as interim servicer with respect to all of the mortgage loans to be contributed to this securitization by SMF III.

Morgan Stanley Bank, an originator and an affiliate of one of the underwriters, sponsors and mortgage loan sellers, provides short-term warehousing of mortgage loans originated by SMC through a master repurchase facility. As of the date of this prospectus, all of the mortgage loans to be contributed to this securitization by SMF III, collectively representing approximately 15.2% of the Initial Pool Balance, are subject to such master repurchase facility. SMF III is using the proceeds from its sale of the SMF III mortgage loans to the depositor (such mortgage loans to be contributed to this securitization by SMF III, the “SMF III Mortgage Loans”) to, among other things, simultaneously reacquire such mortgage loans from Morgan Stanley Bank free and clear of any liens.

Starwood’s Securitization Program

This is the 58th commercial mortgage securitization to which Starwood is contributing loans; however, certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $7.48 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

Review of SMF III Mortgage Loans

Overview. SMF III has conducted a review of the SMF III Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMF III Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMF III Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF III Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMF III Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF III Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMF III Data Tape”) containing detailed information regarding each SMF III Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMF III Data Tape was used to provide the numerical information regarding the SMF III Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMF III engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMF III, relating to information in this prospectus regarding the SMF III Mortgage Loans.

These procedures included:

●	comparing the information in the SMF III Data Tape against various source documents provided by SMF III that are described above under “—Database”;

●	comparing numerical information regarding the SMF III Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMF III Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMF III Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMF III Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMF III Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF III Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF III Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF III Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMF III Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMF III Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMF III Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF III Mortgage Loans to determine whether any SMF III Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Starwood’s Underwriting Guidelines and Procedures” below.

Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF III Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMF III Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwriting criteria. SMF III attributes to itself all findings and conclusions resulting from the foregoing review procedures.

 Review Procedures in the Event of a Mortgage Loan Substitution. SMF III will perform a review of any SMF III mortgage loan that it elects to substitute for a SMF III mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMF III, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “SMF III Qualification Criteria”). SMF III may engage a third party accounting firm to compare the SMF III Qualification Criteria against the underlying source documentation to verify the accuracy of the review by SMF III and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by SMF III to render any tax opinion required in connection with the substitution.

Starwood’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Starwood for securitization (which guidelines are also applicable to mortgage loans acquired by Starwood and re-underwritten prior to contribution to a securitization).

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMF III Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex D-2.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes - typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12th) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance - if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12th) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●	Replacement Reserves - replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Completion Repair/Environmental Remediation - typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement/Lease Commissions - in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMF III Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to Starwood’s Underwriting Guidelines

None of the SMF III Mortgage Loans were originated with any material exceptions to Starwood’s underwriting guidelines and procedures. SMF III’s decision to include the Mortgage Loans notwithstanding this exception was supported by the compensating factor that each borrower represented in the related Mortgage Loan documents as of the related origination date that the operating statements and rent rolls were accurate, correct and complete in all material respects. Based on this compensating factor, SMF III approved inclusion of these Mortgage Loans in this transaction.

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on February 5, 2016. SMC’s Central Index Key is 0001548405. SMF III is a wholly-owned subsidiary of SMC. SMF III’s Central Index Key is 0001682532. SMF III has not yet filed a Form ABS-15G. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Starwood or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2015, KeyBank’s Real Estate Capital Group originated a total of $12.7 billion in permanent, bridge, development and construction commercial mortgage loans from 23 offices nationwide. Of this total, $5.9 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or sale to life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of September 30, 2016, KeyBank had originated approximately $15.24 billion of commercial mortgage loans that have been securitized in 71 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self-storage, manufactured housing, and hospitality properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus.

Data Comparison and Recalculation. KeyBank engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;

●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.

●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on January 29, 2016 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2015 as a sponsor of commercial mortgage loan securitizations. Since KeyBank has no demand, repurchase or replacement claims as a sponsor of commercial mortgage loan securitizations to report KeyBank has no obligation to file quarterly reports. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including October 1, 2013 to and including September 30, 2016, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization (although, for the avoidance of doubt, KeyBank, as primary servicer for certain of the serviced mortgage loans, will be entitled to, or is expected to be entitled to, primary servicing fees described in this prospectus with respect to such loans). However, KeyBank or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

CIBC Inc.

General

CIBC Inc. (“CIBC”), a Delaware corporation whose principal office is located in New York, New York, is a sponsor and mortgage loan seller in this transaction. CIBC is an affiliate of CIBC World Markets Corp., an underwriter for the offering of the offered certificates. CIBC is a majority owned subsidiary of Canadian Imperial Holdings Inc. Canadian Imperial Holdings Inc. is a wholly-owned subsidiary of CIBC Delaware Holdings Inc., also a Delaware corporation, which is an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce. Canadian Imperial Bank of Commerce is a bank chartered under the Bank Act of Canada, having its head office in the City of Toronto, in the Province of Ontario, Canada. It is licensed to do business in the United States through its agency located in New York, New York.

CIBC’s Commercial Mortgage Securitization Program

CIBC underwrites and originates mortgage loans secured by commercial or multifamily properties for its securitization program. As sponsor, CIBC sells the loans it originates through commercial mortgage-backed securitizations. CIBC began originating commercial and multifamily mortgage loans for securitization in 1997 and began securitizing commercial and multifamily mortgage loans in 1998. In 2010, CIBC formed a joint venture with BSSF Commercial Mortgage Member L.L.C. (“BSSF”) to originate and/or acquire and securitize fixed rate commercial and multifamily mortgage loans and invest in certain classes of the securities issued in those securitizations. The joint venture is CIBX Commercial Mortgage, LLC (“CIBX”), a Delaware limited liability company, and CIBC managed the origination and securitization process of CIBX. As of September 30, 2016, the total amount (by principal balance at the cut-off of the related securitization) of commercial mortgage loans originated and securitized by CIBC (exclusive of its services on behalf of CIBX) is in excess of $21.1 billion. In the calendar year ended December 31, 2015, CIBC originated approximately $1.1 billion of commercial mortgage loans and securitized approximately $1.1 billion of commercial mortgage loans.

The commercial mortgage loans originated or acquired by CIBC are fixed rate loans and include both smaller “conduit” loans and large loans. CIBC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also can originate loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. CIBC originates loans in the United States and the Commonwealth of Puerto Rico.

As a sponsor, CIBC originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, intends to initiate their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the trust for the related securitization. In coordination with its affiliate, CIBC World Markets Corp., and other underwriters, CIBC works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transactions. CIBC acts as sponsor, originator or mortgage loan seller in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these mortgage loan sellers may be affiliated with underwriters on the transactions.

Neither CIBC nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, CIBC sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between CIBC, as sponsor, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

CIBC’s Underwriting Guidelines and Processes

Overview. Each of the CIBC mortgage loans was originated by CIBC. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to the mortgage loans originated by CIBC for securitization.

However, given the unique nature of income-producing real properties, variations from these procedures and guidelines may be implemented as a result of various conditions, including a CIBC mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by CIBC. Therefore, this general description of CIBC’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated or purchased by it (or on its behalf) complies entirely with all guidelines set forth below. For important information about the circumstances that have affected the underwriting of particular CIBC mortgage loans, see “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” below.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches, prior experience as an owner and operator of commercial real estate properties and the borrower’s financial capacity. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan. CIBC’s underwriting guidelines generally require, without regard to any other debt, a debt service coverage ratio (calculated for this purpose using a 30-year amortization term) of not less than 1.25x and a loan-to-value ratio of not more than 75%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and CIBC’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by CIBC and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the mortgage loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. As described above, for the purpose of determining whether a mortgage loan’s debt service coverage ratio meets CIBC’s underwriting criteria, the debt service coverage ratio is calculated based on a debt service payment using a 30-year amortization term, however if a loan’s debt service coverage ratio is less than 1.25x because its debt service payment is calculated on an amortization schedule less than 30 years but its debt service coverage ratio calculated using a 30-year amortization term is equal to or greater than 1.25x, that loan meets CIBC’s underwriting criteria for debt service coverage ratio. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Mortgage Loan Terms. CIBC’s underwriting guidelines generally require that the term of a mortgage loan be not less than five years and not more than ten years.

Escrow Requirements. CIBC may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, CIBC may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by CIBC. The typical required escrows for mortgage loans originated by CIBC are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide CIBC with sufficient funds to satisfy all taxes and assessments. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or CIBC may not require the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

●	Insurance. An initial deposit and monthly escrow deposits equal to approximately 1/12 of the estimated annual property insurance premium are required to provide CIBC with sufficient funds to pay all insurance premiums. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); (iii) the borrower agrees to escrow and maintain a “static” reserve in the amount equal to the aggregate amount of a fixed number of monthly escrow deposit amounts; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant or another third party is responsible for the repairs and maintenance of the mortgaged property (or may not require the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances exist.

●	Tenant Improvement/Lease Commissions. A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; (ii) the rent for the space in question is considered below market; or (iii) any Escrow/Reserve Mitigating Circumstances exist.

●	Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) a tenant (which may include a ground lease tenant) at the related mortgaged property or other third party is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances exist.

●	Environmental Remediation. An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. CIBC may not require this escrow in certain circumstances, including, but not limited to, situations where: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; (iii) a third party unrelated to the borrower is identified as the responsible party; or (iv) any Escrow/Reserve Mitigating Circumstances exist.

CIBC may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) CIBC has structured springing escrows that arise for identified risks, (v) CIBC has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, (vi) CIBC believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve, (vi) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association or (vii) a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

For a description of the escrows collected with respect to the CIBC mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In those cases, CIBC may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, CIBC may require the borrower to remediate that violation and, subject to the discussion under “—CIBC’s Underwriting Guidelines and Processes—Escrow Requirements” above, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Title Insurance Policy. The borrower is required to provide, and CIBC reviews, a title insurance policy for each mortgaged property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.

Property Insurance. Except in certain instances where sole or significant tenants (which may include ground lease tenants) are required to obtain insurance or may self-insure, the borrower is required to provide, and CIBC’s insurance consultant reviews, certificates of required insurance with respect to the mortgaged property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as CIBC may require based on the specific characteristics of the mortgaged property.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CIBC mortgage loans, CIBC generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates).

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan. Each appraisal must meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The appraisal is based on the current use of the mortgaged property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, CIBC may also obtain a value on an “as-stabilized” basis reflecting leases that have been executed but tenants have not commenced paying rent or on an “as-completed” basis reflecting completion of capital improvements that are being undertaken at the mortgaged property. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation. CIBC then determines the loan-to-value ratio of the mortgage loan in each case based on the value set forth in the appraisal.

●	Environmental Assessment. In most cases, a Phase I environmental site assessment (“ESA”) will be required with respect to the real property collateral for each mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Furthermore, an ESA conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial ESA, additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral may be required. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response, CIBC either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” above.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. In cases in which the engineering assessment identifies material repairs or replacements needed immediately, CIBC generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, CIBC may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zone 3 or 4.

Notwithstanding the foregoing, engineering inspections and seismic reports may not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Exceptions to CIBC’s Disclosed Underwriting Guidelines

One or more of the mortgage loans originated by CIBC may vary from the specific CIBC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of CIBC’s mortgage loans, CIBC or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CIBC mortgage loans was originated with any material exceptions from CIBC’s underwriting guidelines and procedures.

Review of CIBC Mortgage Loans

General. In connection with the preparation of this prospectus, CIBC conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the CIBC mortgage loans is accurate in all material respects. The review of the CIBC mortgage loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of CIBC’s affiliates (including CIBC), or, in certain circumstances, are consultants engaged by CIBC (the “CIBC Deal Team”). CIBC determined the nature, extent and timing of the review and the level of assistance provided by any third party. CIBC has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the CIBC mortgage loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the CIBC Deal Team updated its internal origination database of loan-level and property-level information relating to each CIBC mortgage loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by CIBC during the underwriting process. After origination or acquisition of each CIBC mortgage loan, the CIBC Deal Team updated the information in the database with respect to such CIBC mortgage loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the CIBC Deal Team.

CIBC created a data file (the “CIBC Data File”) containing detailed information regarding each CIBC mortgage loan from the information in the database referred to in the prior paragraph. The CIBC Data File was used by the CIBC Deal Team to provide the numerical information regarding the CIBC mortgage loans in this prospectus.

Data Comparison and Recalculation. CIBC engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by CIBC, relating to CIBC mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the CIBC Data File against various source documents provided by CIBC that are described above under “—Database”;

●	comparing numerical information regarding the CIBC mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the CIBC Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CIBC mortgage loans disclosed in this prospectus.

Legal Review. CIBC engaged various law firms to conduct certain legal reviews of the CIBC mortgage loans for disclosure in this prospectus. In anticipation of the securitization of each CIBC mortgage loan, origination counsel assisted in completion of certain due diligence questionnaires designed to identify certain material deviations from mortgage loan disclosures in this prospectus. In addition, origination counsel for each CIBC mortgage loan reviewed CIBC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the CIBC mortgage loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain CIBC mortgage loans marked against the standard form document, and (ii) a review of due diligence questionnaires completed by the CIBC Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, for each CIBC mortgage loan with multiple mortgaged properties for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Certain Updates. On a case-by-case basis as deemed necessary by CIBC, with respect to any pending litigation that existed at the origination of any CIBC mortgage loan that is material and not covered by insurance, CIBC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. CIBC confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for CIBC mortgage loans. In addition, if CIBC became aware of a significant natural disaster in the immediate vicinity of any mortgaged property securing a CIBC mortgage loan, CIBC obtained information on the status of the mortgaged property from the related borrower to confirm no material damage to the mortgaged property.

Underwriting Standards. The CIBC Deal Team also consulted with CIBC personnel responsible for the origination of the CIBC mortgage loans to confirm that the CIBC mortgage loans were originated or acquired in compliance with the origination and underwriting criteria described above under “—CIBC’s Underwriting Guidelines and Processes,” as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to CIBC’s Disclosed Underwriting Guidelines” above in this prospectus.

Findings and Conclusions. CIBC found and concluded with reasonable assurance that the disclosure regarding the CIBC mortgage loans in this prospectus is accurate in all material respects. CIBC also found and concluded with reasonable assurance that the CIBC mortgage loans were originated in accordance with CIBC’s origination procedures and underwriting standards, except to the extent described above under “—Exceptions to CIBC’s Disclosed Underwriting Guidelines.”

Repurchases and Replacements

CIBC filed its most recent Form ABS-15G pursuant to Rule 15Ga-1 with the SEC on October 28, 2016, which covers the period from and including July 1, 2016 to and including September 30, 2016. CIBC’s CIK number is 0001548567. With respect to the period from and including July 1, 2013 to and including September 30, 2016, the following table provides information required by Rule 15Ga-1 regarding repurchase or replacement requests in connection with breaches of representations and warranties made by CIBC as a sponsor of commercial mortgage securitizations.

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand[1]			Assets That Were Repurchased or Replaced[1]			Assets Pending Repurchase or Replacement (within cure period)[1]			Demand in Dispute[1]			Demand Withdrawn[1]			Demand Rejected[1]
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 (CIK # 0001209655)	X	CIBC Inc.	26	255,720,442	100	1	10,718,582	4.47	0	0	0.00	0	0	0.00	1	10,718,582	4.47	0	0	0.00	0	0	0.00[2,4]
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2004-CIBC8 (CIK # 0001283891)	X	CIBC Inc.	45	528,766,659	100	1	19,884,852	52.4	0	0	0.00	0	0	0.00	0	0	0.00	1	19,884,852	52.4	0	0	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2007-CIBC19 (CIK # 0001399797)	X	CIBC Inc.	116	1,464,514,801	100	1	9,414,421	0.97[3]	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	9,414,421	0.97[2,3]

1.	The repurchase activity included herein as assets subject to demand (columns g/h/i) includes new demands received during the reporting period, if any, and demands received in prior reporting periods. Each asset included as an asset subject to demand (columns g/h/i) is also categorized and included as an asset pending repurchase or replacement within the cure period (columns m/n/o) or as a demand in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u) or (iii) the rejection of such demand (columns v/w/x), as applicable.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the end of the reporting period (for columns g-x). The principal balances presented and used for calculations of percentages presented are principal balances as reported on trustee’s reports and servicer’s reports. The principal balances on those reports may reflect reductions based on the principal portion of any servicer advances that may have been made with respect to the related loan(s).

2.	The asset subject to the repurchase request was liquidated during, or prior to, the reporting period. For each asset that was paid off or liquidated during, or prior to, the reporting period, the outstanding principal balance is calculated as of the time of payoff or liquidation, and the percentage of principal balance is calculated by dividing the outstanding principal balance by the total CIBC pool balance as of the immediately preceding trustee’s report.

3.	At the conclusion of the trial based on the claim for repurchase, the jury returned a verdict in favor of CIBC Inc. and the United States District Court, Southern District of New York ordered the related complaint dismissed in the related Judgment dated May 31, 2012.

4.	At the conclusion of the trial based on the claim for repurchase, the Circuit Court of Cook County, Illinois (the “Circuit Court”) entered a judgment in favor of Wells Fargo Bank Minnesota, NA, as trustee for the registered holders of J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-C3 holding that CIBC Inc. breached the representation in question. Because the asset subject to the repurchase request had already been liquidated, no repurchase was required, and damages were awarded in an amount equal to the repurchase price under the contract. The parties appealed, and on February 25, 2015, the Appellate Court of Illinois First Judicial District affirmed the Circuit Court’s judgment in its entirety. On July 21, 2015, CIBC Inc. made a payment to Wells Fargo Bank Minnesota, NA in satisfaction of such judgment, excluding post-judgment legal costs incurred by Wells Fargo Bank Minnesota, NA and owed by CIBC Inc., payment for which Wells Fargo Bank Minnesota, NA must petition.

Retained Interests in This Securitization.

Neither CIBC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, CIBC or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The Originators

Morgan Stanley Bank, Bank of America, SMC, KeyBank and CIBC are referred to in this prospectus as “originators”.

Morgan Stanley Bank, an affiliate of MSMCH, originated (or, with respect to (i) the Hilton Hawaiian Village Mortgage Loan, representing approximately 6.9% of the Initial Pool Balance, co-originated with JPMorgan Chase Bank, National Association, Deutsche Bank AG, New York Branch, Goldman Sachs Mortgage Company, and Barclays Bank PLC, and (ii) the Wolfchase Galleria Mortgage Loan, representing approximately 6.1% of the Initial Pool Balance, co-originated with UBS AG, New York Branch) all of the mortgage loans with respect to which MSMCH is acting as the mortgage loan seller, representing approximately 33.9% of the Initial Pool Balance.

Bank of America originated (or, with respect to (i) the Potomac Mills Mortgage Loan, representing approximately 5.7% of the Initial Pool Balance, co-originated with Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC and (ii) the FedEx Ground Portfolio Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, co-originated with Citigroup Global Markets Realty Corp.) all of the mortgage loans with respect to which it is acting as the mortgage loan seller, representing approximately 32.7% of the Initial Pool Balance.

SMC, an affiliate of SMF III, originated all of the mortgage loans with respect to which SMF III is acting as the mortgage loan seller representing approximately 15.2% of the Initial Pool Balance.

KeyBank originated all of the mortgage loans with respect to which KeyBank is acting as the mortgage loan seller representing approximately 9.5% of the Initial Pool Balance.

CIBC originated all of the mortgage loans with respect to which it is acting as the mortgage loan seller, representing approximately 8.7% of the Initial Pool Balance.

The Depositor

Banc of America Merrill Lynch Commercial Mortgage Inc. is a Delaware corporation and was organized on December 13, 1995 for the limited purpose of acquiring, owning and transferring mortgage assets and selling interests in the mortgage assets or bonds secured by the mortgage assets. The depositor was originally incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment to its Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010. The depositor is a subsidiary of Bank of America, National Association. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below. The depositor maintains its principal office at One Bryant Park, New York, New York 10036. The depositor’s telephone number is (980) 388-7451.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The Issuing Entity

The issuing entity, Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at

1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $140 billion, of which approximately 176 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $114 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The foregoing information set forth under this sub-heading has been provided by WTNA.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties and other related matters, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of the trustee are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the trustee with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator and custodian under the PSA. Wells Fargo Bank is also (i) expected to be the master servicer under the PSA; (ii) the current servicer, certificate administrator and custodian under the Hilton USA Trust 2016-HHV TSA, pursuant to which the Hilton Hawaiian Village Whole Loan is serviced; (iii) the current trustee, certificate administrator and custodian under the MSC 2016-UBS12 PSA, pursuant to which each of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan are serviced; (iv) the current master servicer, certificate administrator, paying agent and custodian under the CFCRE 2016-C6 PSA, pursuant to which the Potomac Mills Whole Loan is serviced; (v) the current master servicer, certificate administrator, paying agent and custodian under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note; and (vi) the current master servicer, certificate administrator and custodian under the MSC 2016-BNK2 PSA, pursuant to which the American Greetings HQ Whole Loan is being serviced prior to the securitization of the related Control Note.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The other transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and the grantor trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

In its capacity as commercial document custodian, Wells Fargo Bank is responsible for holding and safeguarding the mortgage notes and other contents of the mortgage files, subject and pursuant to the applicable terms of the related pooling and servicing agreement. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York

(the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. A similar case was filed in New York state court by a different investor. On January 19, 2016, an order was entered in connection with the Complaint in which the District Court declined to exercise jurisdiction over 261 RMBS trusts at issue in the Complaint; the District Court also allowed all plaintiffs to file amended complaints if they so choose, and three amended complaints have been filed. On March 28, 2016, the plaintiffs filed a new complaint in state court in San Francisco with regard to the trusts that had been dismissed in the District Court’s January 19 Order; that action was dismissed on September 28, 2016 and the court held that any claims relating to the trusts at issue must be filed in New York state court. Motions to dismiss all of the actions are pending.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Except as set forth below under “—The Master Servicer” with respect to Wells Fargo Bank (MS), neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of the certificate administrator are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the certificate administrator with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank (MS)”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Pari Passu Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo Bank (MS) is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank (MS) is also (i) expected to be the certificate administrator and the custodian under the PSA; (ii) the current servicer, certificate administrator and custodian under the Hilton USA Trust 2016-HHV TSA, pursuant to which the Hilton Hawaiian Village Whole Loan is serviced; (iii) the current trustee, certificate administrator and custodian under the MSC 2016-UBS12 PSA, pursuant to which each of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan are serviced; (iv) the current master servicer, certificate administrator, paying agent and custodian under the CFCRE 2016-C6 PSA, pursuant to which the Potomac Mills Whole Loan is serviced; (v) the current master servicer, certificate administrator, paying agent and custodian under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note; and (vi) the current master servicer, certificate administrator and custodian under the MSC 2016-BNK2 PSA, pursuant to which the American Greetings HQ Whole Loan is being serviced prior to the securitization of the related Control Note. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank (MS). Like Wells Fargo Bank (MS), Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank (MS) and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank (MS) managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank (MS) are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank (MS) are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202.

Wells Fargo Bank (MS) has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank (MS)’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank (MS) reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank (MS)’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number:	33,391	33,605	32,716	31,569
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$504.43

Within this portfolio, as of September 30, 2016, are approximately 22,345 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $394.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank (MS) also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank (MS)’s servicing portfolio, as of September 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank (MS) services in Europe through its London Branch. Wells Fargo Bank (MS) has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank (MS) utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank (MS) to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank (MS), as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank (MS)’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q3 2016	$383,266,887,450	$904,827,872	0.24%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank (MS) is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo Bank (MS)’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo Bank (MS) are rated “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank (MS) are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank (MS) has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank (MS)’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank (MS)’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank (MS) may perform any of its obligations under the PSA (or related Non-Serviced PSA) through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the master servicer will remain responsible for its duties thereunder. Wells Fargo Bank (MS) may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank (MS) monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank (MS) has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank (MS);

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code searches and filings.

Wells Fargo Bank (MS) may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Pari Passu Companion Loans. Wells Fargo Bank (MS) monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank (MS) on the Mortgage Loans and the Serviced Pari Passu Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank (MS) and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank (MS), that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (MS) (in its capacity as the master servicer under the PSA) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Pari Passu Companion Loans. On occasion, Wells Fargo Bank (MS) may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Pari Passu Companion Loans or otherwise. To the extent Wells Fargo Bank (MS) performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank (MS) proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank (MS) is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank (MS) and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank (MS), or to which any property of Wells Fargo Bank (MS) is subject, that are material to the Certificateholders, nor does Wells Fargo Bank (MS) have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Pari Passu Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank (MS) and MSMCH or certain of its affiliates, Wells Fargo Bank (MS) acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans contributed by MSMCH to this securitization.

Pursuant to certain interim servicing agreements between Wells Fargo Bank (MS) and Bank of America or certain of its affiliates, Wells Fargo Bank (MS) acts as interim servicer with respect to certain mortgage loans owned by Bank of America or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans contributed by Bank of America to this securitization.

Pursuant to certain interim servicing agreements between Wells Fargo Bank (MS) and SMF III or certain of its affiliates, Wells Fargo Bank (MS) acts as interim servicer with respect to certain mortgage loans owned by SMF III or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans contributed by SMF III to this securitization.

Wells Fargo Bank (MS) expects to enter into a primary servicing agreement with KeyBank pursuant to which KeyBank is expected to assume primary servicing duties with respect to some or all of the KeyBank Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo Bank (MS) will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate set forth on Annex A-1 under “Master Servicing Fee Rate”, with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, the Serviced Whole Loans notwithstanding any termination or resignation of Wells Fargo Bank (MS) as master servicer. In addition, Wells Fargo Bank (MS) will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo Bank (MS) nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank (MS) or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth above under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo Bank (MS).

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligation to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank (MS)’s ability to waive or modify any terms, fees, penalties or payments on the underlying mortgage loans and the effect of that ability on the potential cash flows from the underlying mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

Wells Fargo Bank (MS)’s obligations as the master servicer to make advances, and the interest or other fees charged for those advances and the terms of Wells Fargo Bank (MS)’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause” and “—Resignation of the Master Servicer and Special Servicer”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to initially be appointed to act as the special servicer under the PSA. In such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans and any associated REO Properties, and generally will review, evaluate and provide or withhold consent as to certain Major Decisions and all Special Servicer Non-Major Decisions and, in certain circumstances, will process Major Decisions and Special Servicer Non-Major Decisions, and will perform certain enforcement actions relating to non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS and KBRA. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” for master servicer and primary servicer, and “2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Pari Passu Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Pari Passu Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business.

Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2016, Midland was master and/or primary servicing approximately 28,725 commercial and multifamily mortgage loans with a principal balance of approximately $385 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,634 of such loans, with a total principal balance of approximately $144 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of September 30, 2016, Midland was named the special servicer in approximately 237 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $116 billion. With respect to such transactions as of such date, Midland was administering approximately 75 assets with an outstanding principal balance of approximately $596 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2013 to 2015.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
Total	$70	$85	$110

Midland may enter into one or more arrangements with the directing certificateholder, holders of controlling class certificates or any person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA or any related co-lender agreement and the limitations on such person’s right to remove the special servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Pursuant to an interim servicing agreement between Midland, the special servicer, and Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller, and/or certain of its affiliates, Midland acts as interim servicer with respect to certain mortgage loans unrelated to the Mortgage Loans.

Under the MSC 2016-UBS12 PSA, Midland is the related Non-Serviced Master Servicer of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan. Under the CGCMT 2016-C3 PSA, Midland acted as the Non-Serviced Master Servicer of the Potomac Mills Whole Loan prior to the closing date of the CFCRE 2016-C6 PSA.

Eightfold Real Estate Capital, L.P. (or its affiliate) is expected to serve as the initial Directing Certificateholder, and has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Other Servicers

The Primary Servicer and CD 2016-CD2 Special Servicer

KeyBank National Association

KeyBank will be appointed as a primary servicer with respect to the KeyBank Mortgage Loans (collectively, the “KeyBank Serviced Mortgage Loans”). KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the Depositor, any other mortgage loan seller, the trustee, the certificate administrator, the paying agent, the custodian, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any other sub-servicer. KeyBank is also the special servicer under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/2013	12/31/2014	12/31/2015	9/30/2016
By Approximate Number	16,716	16,772	16,876	16,032
By Approximate Aggregate Principal Balance (in billions)	$170.1	$174.6	$185.24	$183.10

Within this servicing portfolio are, as of September 30, 2016, approximately 8,766 loans with a total principal balance of approximately $144.1 billion that are included in approximately 459 CMBS transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2016, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in CMBS transactions since 1998. As of September 30, 2016, KeyBank was named as special servicer with respect to commercial mortgage loans in 119 commercial mortgaged-backed securities transactions totaling approximately $52.7 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 41 commercial mortgage loans with an aggregate outstanding principal balance of approximately $167.0 million, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in CMBS transactions in the United States.

CMBS (US)	12/31/2013	12/31/2014	12/31/2015	9/30/2016

By Approximate Number of Transactions	92	102	111	119

By Approximate Aggregate Principal Balance (in billions)	$45.6	$47.3	$56.2	$52.7

KeyBank has resolved over $14.8 billion of U.S. commercial mortgage loans over the past 10 years, $13.35 million of U.S. commercial mortgage loans during 2006, $16 million of U.S. commercial mortgage loans during 2007, $1.32 billion of U.S. commercial mortgage loans during 2008, $1.74 billion of U.S. commercial mortgage loans during 2009, $2.9 billion of U.S. commercial mortgage loans during 2010, $2.27 billion of U.S. commercial mortgage loans during 2011, and $1.89 billion of U.S. commercial mortgage loans during 2012 and $2.69 billion U.S. commercial mortgage loans during 2013, $628.5 million of U.S. commercial mortgage loans during 2014, and $1.4 billion of U.S. commercial mortgage loans during 2015.

KeyBank is approved as the master servicer, primary servicer and special servicer for CMBS rated by Moody’s, S&P and Fitch and ranked by Morningstar. Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer, U.S. Commercial Mortgage Special Servicer, and as a U.S. Commercial Mortgage Primary Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, special servicer, and primary servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CSS1” as a special servicer, and “CPS2” as a primary servicer. Morningstar has assigned KeyBank the rankings of “MOR CS1” as master servicer, special servicer, and primary servicer. S&P’s and Fitch’s ratings and

Morningstar’s rankings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees of CMBS transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the primary servicer or the master servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Deposits	A-	A-	Aa3
Short-Term Deposits	A-2	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the KeyBank Primary Servicing Agreement or, with respect to the FedEx Ground Portfolio Whole Loan, under the CD 2016-CD2 PSA and, accordingly, will not have any material adverse impact on the performance of the KeyBank Serviced Mortgage Loans, the FedEx Ground Portfolio Whole Loan or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act of 1933, as amended. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the applicable servicing agreement for assets of the same type included in the MSBAM 2016-C32 securitization trust are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the primary servicer of the KeyBank Serviced Mortgage Loans and special servicer of the FedEx Ground Portfolio whole loan, generally responsible for the primary servicing functions for the KeyBank Serviced Mortgage Loans and special servicing functions with respect to the FedEx Ground Portfolio who loan and any related REO Property. KeyBank may from time to time perform some of its servicing obligations under the KeyBank Primary Servicing Agreement or the CD 2016-CD2 pooling and servicing agreement, as applicable, through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the KeyBank Primary Servicing Agreement or the CD 2016-CD2 pooling and servicing agreement as if KeyBank had not retained any such vendors.

Generally, all amounts received by KeyBank are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the applicable servicing agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original loan documents. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard described in the applicable servicing agreement.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer or special servicer, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. One such action was brought by a certificateholder of the J.P. Morgan Chase Commercial Mortgage Securities Trust, Series 2007-CIBC18 in the Supreme Court of New York, County of New York, in connection with KeyBank’s determination of the fair value of a loan secured by the Bryant Park Hotel in New York City. KeyBank denies liability in such action, and KeyBank does not believe that such action or any other lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the mortgage loans pursuant to the KeyBank Primary Servicing Agreement. KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

Neither KeyBank nor any of its affiliates will retain, on the Closing Date, any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth above under this heading “—KeyBank National Association” has been provided by KeyBank and none of the depositor, any underwriter nor any of their affiliates takes any responsibility for such information or makes any representation or warranty as to its accuracy or completeness.

Summary of KeyBank Primary Servicing Agreement

KeyBank has acquired the right to be appointed as the primary servicer of the KeyBank Serviced Mortgage Loans, representing approximately 9.5% of the Initial Pool Balance. Accordingly, Wells Fargo Bank, National Association, as master servicer, and KeyBank, as primary servicer, will be required to enter into a Primary Servicing Agreement to be dated as of December 1, 2016 (the “KeyBank Primary Servicing Agreement”). The primary servicing of the KeyBank Serviced Mortgage Loans will be required to be governed by the KeyBank Primary Servicing Agreement. The following summary describes certain provisions of the KeyBank Primary Servicing Agreement relating to the primary servicing and administration of the KeyBank Serviced Mortgage Loans.

Pursuant to the KeyBank Primary Servicing Agreement, KeyBank, as primary servicer, on behalf of the master servicer, will be responsible for certain of the obligations of the master servicer with respect to the KeyBank Serviced Mortgage Loans described in “Pooling and Servicing Agreement”, including, but not limited to, collecting monthly payments and escrow and reserve payments, preparing reports and performing annual inspections of the related Mortgaged Property. KeyBank will be responsible for performing the primary servicing of the KeyBank Serviced Mortgage Loans in a manner consistent with the Servicing Standard under the PSA.

KeyBank will have no obligation to make any principal and interest advance or any servicing advances. KeyBank may not take any action with respect to any assumption, transfer, defeasance, Major Decision, Special Servicer Non-Major Decision or certain other actions as set forth in the Primary Servicing Agreement unless KeyBank has confirmed with the Master Servicer that the Master Servicer is either obligated to process or that the Master Servicer and the Special Servicer have mutually agreed that the Master Servicer will process such request pursuant to the PSA. Following such confirmation, KeyBank may not permit or consent to any assumption, transfer, defeasance, Major Decisions, Special Servicer Non-Major Decisions or take any other action requiring the approval of the master servicer under the KeyBank Primary Servicing Agreement without the prior written approval of the master servicer. Such consent will be subject to the consent of the special servicer to the extent set forth in the PSA. The master servicer will be required to request any such approvals or any Rating Agency Confirmation, if applicable.

As compensation for its activities under the KeyBank Primary Servicing Agreement, KeyBank will be paid a primary servicing fee equal to 0.01000% with respect to the KeyBank Serviced Mortgage Loans only to the extent that the master servicer receives the servicing fee with respect to such KeyBank Serviced Mortgage Loans under the PSA. KeyBank will be entitled to certain additional servicing compensation with respect to the KeyBank Serviced Mortgage Loans, including, but not limited to, a portion of Modification Fees, assumption fees and defeasance fees, but only from amounts to which the master servicer is entitled under the PSA.

KeyBank and its officers, agents, affiliates or employees (the “KeyBank Parties”) will have no liability to the master servicer for any action taken or from refraining from the taking of any action, in good faith pursuant to the KeyBank Primary Servicing Agreement, or for errors in judgment; provided, however, this will not protect KeyBank Parties against any breach of representations or warranties made in the KeyBank Primary Servicing Agreement, or against any liability which would otherwise be imposed on KeyBank by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the KeyBank Primary Servicing Agreement for a breach of the Servicing Standard) in the performance of its obligations or duties under the KeyBank Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the KeyBank Primary Servicing Agreement. The KeyBank Parties will be indemnified and held harmless by the master servicer against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities or expenses that KeyBank will sustain arising from or as a result of any willful misconduct, bad faith, fraud or negligence of the master servicer in the performance of its obligations and duties under the KeyBank Primary Servicing Agreement or by reason of negligent disregard by the master servicer of its duties and obligations hereunder or by reason of breach of any representations or warranties made in the KeyBank Primary Servicing Agreement.

KeyBank will be required to indemnify and hold harmless the master servicer and its partners, directors, officers, agents or employees against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and any other costs, liabilities or expenses that the master servicer may sustain arising from or as a result of any willful misconduct, bad faith, fraud or negligence of KeyBank in the performance of its obligations and duties under the KeyBank Primary Servicing Agreement or by reason of negligent disregard by KeyBank of its duties and obligations hereunder or by reason of breach of any representations or warranties made in the KeyBank Primary Servicing Agreement.

The KeyBank Primary Servicing Agreement may be terminated with respect to KeyBank if any of the following occurs:

●	the master servicer (or the depositor to the extent the depositor has the right to terminate KeyBank under the PSA) elects to terminate KeyBank following a an event of default under the KeyBank Primary Servicing Agreement;

●	upon resignation by KeyBank;

●	at the option of the purchaser of any KeyBank Serviced Mortgage Loans pursuant to the terms of the PSA; provided that any such termination pursuant to this clause will only be effective with respect to the KeyBank Serviced Mortgage Loans and not with respect to the entire agreement;

●	upon the later of the final payment or other liquidation of the last KeyBank Serviced Mortgage Loans and disposition of all REO Property and remittance of all funds thereunder;

●	upon termination of the PSA; or

●	by mutual consent of KeyBank and the master servicer in writing.

Notwithstanding the foregoing, upon any termination of KeyBank, KeyBank will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and is required to cooperate fully with the master servicer to transition primary servicing of the KeyBank Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information under this heading “Transaction Parties—Other Servicers—The Primary Servicer and CD 2016-CD2 Special Servicer—KeyBank National Association—Summary of KeyBank Primary Servicing Agreement” has been provided by KeyBank.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $92.3 billion issued in 90 transactions.

As of September 30, 2016, Park Bridge Lender Services was acting as asset representations reviewer for 22 CMBS transactions with an approximate aggregate initial principal balance of $17.7 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does

Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations under the PSA. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2016-C32, will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The certificates will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A, Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown under “Summary of Certificates.”

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of each class of Class X Certificates will equal the Certificate Balance (or the aggregate of the Certificate Balances, as applicable) of the class(es) of Principal Balance Certificates set forth next to such class of Class X Certificates in the table below (each such class of Principal Balance Certificates, with respect to the related class of Class X Certificates, an “Underlying Class”).

Class of Class X Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4
Class X-B	Class A-S and Class B
Class X-D	Class D

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The Regular Certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the closing date, divided by the initial Certificate Balance or Notional Amount of the class to which it belongs.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (such amounts other than any Excess Interest, together with any balloon payments, the “Periodic Payments”) paid by the borrowers of the Mortgage Loans, that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled payments of interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount received from the REO Account allocable to the Mortgage Loans and on deposit in the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

In addition, the master servicer will be required to use commercially reasonable efforts to remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any balloon payments received during the period that begins two (2) Business Days immediately preceding such Master Servicer Remittance Date and ends on such Master Servicer Remittance Date. In certain cases, the remittance with respect to a Non-Serviced Mortgage Loan in any given calendar month may be received after the Determination Date in that month. If such a remittance includes a principal prepayment or other unscheduled collection or includes a balloon payment, then such principal prepayment or other unscheduled collection will not, and such balloon payment may not, be distributed to certificateholders until the Distribution Date in the following calendar month even if received by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer during the Collection Period for the then current Distribution Date. No additional interest will be distributable in connection with such delayed distribution, thus resulting in a shortfall to certificateholders.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any related Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (and any related Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and each class of Class X Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)     prior to the Cross-Over Date

(a)      to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)      to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)      to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)      to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)      to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)    on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, and second, up to an amount equal to, and pro rata based upon, interest on such unreimbursed Realized Losses at the Pass-Through Rate for each such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A, Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A, Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the first Distribution Date as of which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The “Pass-Through Rate” is the rate per annum at which any class of certificates (other than the Class R certificates) accrues interest. The approximate initial Pass-Through Rate for each class of Offered Certificates is set forth on the cover of this prospectus.

The Pass-Through Rate for each Class of the Class A-1, Class A-2, Class A-SB and Class A-3 certificates will at all times be a fixed rate per annum equal to the initial Pass-Through Rate for such Class set forth in the table under the heading “Summary of Certificates” in this prospectus. The Pass-Through Rate for each Class of the Class A-4, Class A-S, Class B and Class D certificates will be a variable rate per annum equal to the lesser of (a) the initial Pass-Through Rate for such Class set forth in the table under the heading “Summary of Certificates” in this prospectus and (b) the WAC Rate for the related Distribution Date. The Pass-Through Rate for each Class of the Class C, Class E, Class F and Class G certificates will be a variable rate per annum equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S and Class B certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for that Distribution Date, over (b) the Pass-Through Rate for such Distribution Date on the Class D certificates.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month accrual period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan that is a successor to a Mortgage Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, any related Pari Passu Loan Primary Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

“Pari Passu Loan Primary Servicing Fee Rate” means the “master servicing fee rate” (or analogous term) (as defined in the related Non-Serviced PSA) and any other servicing fee rate payable to the applicable Non-Serviced Master Servicer applicable to any Non-Serviced Mortgage Loan, and “Pari Passu Loan Primary Servicing Fee” means the amount of such fee payable for a given Distribution Date. The Pari Passu Loan Primary Servicing Fee Rate will be equal to (i) 0.00125% per annum with respect to the Hilton Hawaiian Village Mortgage Loan, (ii) 0.0025% per annum with respect to the 191 Peachtree Mortgage Loan, the Wolfchase Galleria Mortgage Loan, the Potomac Mills Mortgage Loan and the FedEx

Ground Portfolio Mortgage Loan, and (iii) 0.0300% per with respect to of the American Greetings HQ Mortgage Loan.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above for the subject Distribution Date or in the Scheduled Principal Distribution Amount for any preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following to the extent not included in the Unscheduled Principal Distribution Amount for any prior Distribution Date: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable in respect of the related Mortgage Loan as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee and any related Pari Passu Loan Primary Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan as of any date of determination will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination or advanced by the master servicer as of the most recent Distribution Date coinciding with or preceding such date of determination;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination;

(iii)    the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan as of the most recent Distribution Date coinciding with or preceding such date of determination; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and all income rents and profits received with respect to such REO Loan on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that relates to the first Determination Date coinciding with or following the date on which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee, Asset Representations Reviewer Fee and any related Pari Passu Loan Primary Servicing Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, if acquired in respect of a Whole Loan, one or more outstanding Companion Loans (each, an “REO Loan”), and all references to Mortgage Loans or Companion Loans, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s)

pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (a) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (b) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (ii) any accrued and unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess

Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (a) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (b) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (ii) any accrued and unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the certificate administrator will pay to the holders of each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Control Eligible Certificates) for that Distribution Date. Any Yield Maintenance Charge or Prepayment Premium described in the prior sentence that is remaining after the distributions in the preceding sentence (as to the applicable Distribution Date, the “Class X YM Distribution Amount”) will be distributed to the holders of the Class X Certificates as follows: (1) first, to the holders of the Class X-A certificates in an amount equal to the product of (a) a fraction, the numerator of which is equal to the amount of principal distributed on the applicable Distribution Date with respect to the Underlying Class(es) of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to all classes of Principal Balance Certificates, multiplied by (b) the Class X YM Distribution Amount for the applicable Distribution Date; (2) second, to the holders of the Class X-B certificates in an amount equal to the product of (a) a fraction, the numerator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Underlying Class(es) of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to all classes of Principal Balance Certificates, multiplied by (b) the Class X YM Distribution Amount for the applicable Distribution Date; and (3) third, to the holders of the Class X-D certificates in an amount equal to the portion of the Class X YM Distribution Amount remaining after the distributions to the holders of the Class X-A and Class X-B certificates.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to both the mortgage interest rate on the related Mortgage Loan and the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class E, Class F, Class G or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates is set forth under “Summary of Certificates” above.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates were calculated on the basis of a 0% CPY prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls (other than relating to any Non-Serviced Mortgage Loan) or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than each Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a

Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or related Serviced Pari Passu Companion Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of each class of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates and the rights of holders of each other class of Subordinate Certificates, if any, with an earlier alphabetical designation.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, and second, to the Class A-1, Class A-2, Class A-3,

Class A-4 and Class A-SB certificates, in that order, in each case until the Certificate Balance thereof has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Certificates (other than the Class X Certificates), for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of such Senior Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of such Senior Certificates, the percentage interest in the issuing entity evidenced by such Senior Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to such Senior Certificates by the Subordinate Certificates.

Following retirement of the Senior Certificates (other than the Class X Certificates), the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than the Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any successor REO Loans immediately following such Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses to the respective classes of Subordinate Certificates in reverse order of alphabetical designation, in each case until the Certificate Balance of the subject class is reduced to zero. Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the Underlying Classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” and “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on monthly reports prepared by the master servicer and the special servicer and delivered by the master servicer to the certificate administrator, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the forms provided in the PSA (in the case of clause (1) below) or required in the PSA (in the case of clauses (2) – (15) below), which forms are subject to change and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA; provided, that such document will not be required to be periodically updated or provided in respect of each Distribution Date); and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to each Serviced Mortgage Loan that is not a Specially Serviced Loan) or the special servicer (with respect to Specially Serviced Loans and each REO Property related to a Serviced Mortgage Loan), as applicable, is also required to prepare the following for each related Mortgaged Property or such REO Property, as applicable:

●	within 45 days after receipt of a quarterly operating statement, if any, commencing with the quarter ending March 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List); and

●	within 45 days after receipt of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines), commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holders of Serviced Pari Passu Companion Loans who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of the PSA and subject to the limitations set forth therein, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan. The master servicer will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan other than any Excluded Special Servicer Loan with respect to which the special servicer is a Borrower Party, and the certificate administrator will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (unless (i) acceleration was automatic under such mezzanine loan, (ii) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an affiliate of such mezzanine lender, and (iii) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a mezzanine lender that has accelerated the related mezzanine loan (unless (i) acceleration was automatic under such mezzanine loan, (ii) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an affiliate of such mezzanine lender, and (iii) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or mezzanine lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or mezzanine lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® Special Servicer Loan File for the related Excluded Controlling Class Loan).

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. It is expected that there will be no Excluded Loans as of the Closing Date with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) except in the case of a Companion Holder, that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided, that, notwithstanding the foregoing, (x) any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan and (y) any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such

NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, will be provided by the certificate administrator at the direction of the depositor to certain market data providers pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), the master servicer or the special servicer, as applicable, may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or the special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	any annual reports provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report; and

○	the CREFC® Appraisal Reduction Template;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator; and

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”; and

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

Notwithstanding the description set forth above, all Excluded Information will be made available on the certificate administrator’s website under one separate restricted tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such party is not a Borrower Party and, if such Excluded Information is not available to such party via the certificate administrator’s website because of such party’s Excluded Controlling Class Holder status, such party will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, may each provide certain of the reports or, with respect to a Controlling Class Certificateholder, will be required to provide access to the reports available as set forth above. The master servicer and the special servicer may each also deliver certain other information received by it to any Certificateholder or Certificate Owner that requests reports or information. However, each of the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance of such class, and the denominator of which is equal to the aggregate Certificate Balance of all classes of the Principal Balance Certificates, in each case determined as of the prior Distribution Date (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, such numerator and denominator will take into account any notional reduction in the Certificate Balance of any class of Principal Balance Certificates for Cumulative Appraisal Reduction Amounts allocated to such class).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor and Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the

Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Administration Group – MSBAM 2016-C32

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a

Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates and is required to include a copy of the communication the Certificateholder proposes to transmit, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan sellers pursuant to separate mortgage loan purchase agreements (each, an “MLPA”), each of which will be between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the “Mortgage File” (as defined in Annex F) with respect to each Mortgage Loan (except that the Mortgage File with respect to any Non-Serviced Whole Loan (other than the original promissory note evidencing the related Non-Serviced Mortgage Loan) may, under certain circumstances, be held by the custodian under the related Non-Serviced PSA with various assignments running in favor of the Non-Serviced Trustee instead of the trustee for this securitization transaction).

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence File to a designated website, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

“Diligence File” means, with respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee); provided that any such Mortgage Note may be endorsed by the applicable mortgage loan seller to the order of the trustee in accordance with the terms of the related MLPA;

(ii)	the Mortgage, together with any intervening assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)	any related assignment of leases and of any intervening assignments (if any such item is a document separate from the Mortgage), in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)	any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	all related environmental reports; and

(xiv)	all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan as to which the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of the organizational documents of the related mortgagor and any guarantor;

(t)	unless already included in the origination settlement statement, a copy of the escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	unless already included in the environmental reports, a copy of any closure letter (environmental);

(v)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)	a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days (or 85 days in the case of clause (y) below) following:

(x)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)       cure such Material Defect in all material respects, at its own expense,

(B)       repurchase the affected Mortgage Loan or successor REO Loan at the Purchase Price, or

(C)       substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or successor REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan, if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will be required to promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If (i) one or more Mortgage Loans are to be repurchased or substituted as contemplated above, (ii) such Mortgage Loans are cross-collateralized and cross-defaulted with each other and with one or more other Mortgage Loans (each such cross-collateralized and cross-defaulted Mortgage Loan, a “Crossed Underlying Loan”, and such cross-collateralized and cross-defaulted Mortgage Loans, collectively, a “Crossed Mortgage Loan Group”) and (iii) the applicable Material Defect does not constitute a Material Defect as to any Crossed Underlying Loan (other than the Mortgage Loans referred to in clause (i) above) in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group as described above unless such Crossed Mortgage Loan Group satisfies the Crossed Underlying Loan Repurchase Criteria (as defined below). In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria” means, with respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution must not be less than the lesser of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 and (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution (which may be based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller) must not be greater than the greater of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 plus 10% and (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, (iii) the related mortgage loan seller, at its expense, must have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan must not cause an adverse REMIC event, and (iv) the related mortgage loan seller causes the affected Crossed Underlying Loan(s) to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the primary collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the primary collateral for the Mortgage Loan(s) removed from the Trust).

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest with respect to any ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or successor REO Loan, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan not previously paid by the mortgage loan seller and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” means a Mortgage Loan satisfying the criteria set forth in the PSA (including, subject to certain conditions and qualifications, (i) an outstanding principal balance not exceeding that of the substituted Mortgage Loan, (ii) an interest rate at least equal to that of the substituted Mortgage Loan, (iii) a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the substituted Mortgage Loan (and in no event will such Mortgage Loan mature after the date that is three (3) years prior to the Distribution Date in December 2049), (iv) original and current loan-to-value ratios not higher than the current loan-to-value ratio of the substituted Mortgage Loan, (v) a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the substituted Mortgage Loan, (vi) compliance with the representations and warranties relating to Mortgage Loans set forth in the applicable MLPA, (vii) an environmental assessment and an engineering report are included in the related Mortgage File and do not raise material issues that have not been adequately addressed, (viii) a REMIC opinion has been delivered to the trustee and certificate administrator and (ix) a Rating Agency Confirmation has been obtained from each Rating Agency) and otherwise satisfying the conditions set forth in the PSA. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that such Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller agrees to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trust under the PSA for any uncured Material Defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Pari Passu Companion Loans and any related REO Properties will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Properties will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan or any REO Property related to a Non-Serviced Mortgage Loan.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Serviced Mortgage Loans, any related Companion Loans and any related REO Properties.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan, any related REO Properties and any related Intercreditor Agreement are summarized under “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to a designated website within 60 days following the Closing Date, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Serviced Mortgage Loans, any related Serviced Pari Passu Companion Loans and any related REO Properties for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and any related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of their respective affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan or a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or a related Companion Loan that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have; and

(H)       any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Pari Passu Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate equal to (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and, subject to the consent of the Directing Certificateholder prior to a Control Termination Event, the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loans to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer and the special servicer will be solely liable for all fees owed by it to any sub-servicer retained by it, without regard to whether its compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer or the special servicer, as applicable, for certain expenditures which such sub-servicer makes, only to the same extent the master servicer or special servicer, as applicable, is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below with respect to nonrecoverable Advances and other limited exceptions, the master servicer will be obligated to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)	all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and, if applicable, Excess Interest) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any successor REO Loan during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)	in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any successor REO Loan as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any successor REO Loan will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related appraisal reduction amount (or, in the case of any Whole Loan, the portion of such appraisal reduction amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing a Serviced Mortgage Loan or a related REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance in its sole discretion, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed by the master servicer, the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA, and no Servicing Advances will be made with respect to any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan (other than an Excluded Loan) prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer (or special servicer, if specified in the related Intercreditor Agreement) under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan has been deposited, and, with respect to each Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer (and Non-Serviced Special Servicer, if specified in the related Intercreditor Agreement), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon the master servicer and the trustee (but this statement will not be construed to entitle the special servicer to reverse the determination of the master servicer or the trustee, or to prohibit the master servicer or the trustee from making a determination, that a P&I Advance or Servicing Advance would be a Nonrecoverable Advance). The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, each of the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a)(i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances at the time of such consideration, the recovery of which is being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for any delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer or the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer or Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA or Intercreditor Agreement provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that is subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If an Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from Related Proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection

Period before making its determination of whether to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to defer such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the master servicer, the special servicer or the trustee, as the case may be, has not timely received from the other such party information required by it to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s decision to defer such reimbursement or right to obtain reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for information regarding reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to the Serviced Pari Passu Companion Loans, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of any Serviced Pari Passu Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Pari Passu Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

On each Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date, and any Withheld Amounts to be deposited in the Interest Reserve Account in respect of the related Collection Period.

The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders. On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include various funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit into the Interest Reserve Account during the related interest period, in respect of any Mortgage Loan that accrues interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of such Mortgage Loan (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Trust, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the related Collection Period. Because there are no ARD Loans in the Trust, the Certificate Administrator will not establish an Excess Interest Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and, to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R Certificates.

The special servicer will also be required to establish one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, the issuing entity’s interest in any such account will be limited to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting certain ratings and other requirements set forth in the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account (other than the Companion Distribution Account)) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA and any related Intercreditor Agreement for Advances made by any of them and interest thereon as described above under “—Advances”;

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the master servicer and the special servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable MLPA;

(ix)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transaction, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA as described above under “—Accounts”;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan will be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loans or from general collections with respect to any securitization of a related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover a related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to Serviced Mortgage Loans that are not Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

Any P&I Advance made with respect to a Serviced Pari Passu Mortgage Loan (and interest thereon) may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu	Out of recoveries of interest with respect to the related Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	Companion Loan.	other Mortgage Loans.
Pari Passu Loan Primary Servicing Fee / Non-Serviced Master Servicer	With respect to each Non-Serviced Mortgage Loan, the monthly portion of the related annual Pari Passu Loan Primary Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan.	Out of recoveries of interest with respect to the related Non-Serviced Mortgage Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan or Serviced REO Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Specially Serviced Loan, the monthly portion of the annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Pari Passu Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan or Serviced Pari Passu Companion Loan for so long as it remains a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to (i) each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special	All modification fees, assumption application fees, defeasance fees, assumption,	Related payments made by borrowers with respect to the related Mortgage Loans and	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Servicer(3)	waiver, consent and earnout fees, late payment charges, default interest, review fees and similar fees actually collected on the Serviced Mortgage Loans and related Serviced Pari Passu Companion Loans.	related Serviced Pari Passu Companion Loans.
Certificate Administrator/Trustee Fee/Certificate Administrator/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee Rate calculated on the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Operating Advisor Fee Rate calculated on the Stated Principal Balance of each Serviced Mortgage Loan (excluding any Servicing Shift Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan (excluding any Servicing Shift Mortgage Loan) or such lesser amount actually received from the related borrower with respect to such Mortgage Loan.	Payable by the related borrower when incurred.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	(4)	Payable by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee		Pari Passu Companion Loans), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.
Interest on Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Pari Passu Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Pari Passu Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may	Based on third party charges.	First from collections on the related Mortgage Loan (income	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Pari Passu Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Pari Passu Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any successor REO Loan.

With respect to each Non-Serviced Mortgage Loan, the related master servicer and special servicer (and, solely with respect to certain indemnification expenses, operating advisor, certificate administrator and trustee) under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

(4)	With respect to each Delinquent Loan that is subject to an Asset Review (for purposes of this footnote, each a “Subject Loan”), the asset representations reviewer will be entitled to a fee that is equal to the sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Master Servicing Compensation

The fee of the master servicer, including the fee of any primary or other sub-servicer with respect to each Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Pari Passu Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Pari Passu Companion Loan or REO Loan, equal to (1) with respect to each Mortgage Loan, the sum of the per annum rates set forth on Annex A-1 under “Master Servicing Fee Rate” and “Primary Servicing Fee Rate”, and (2) with respect to each Serviced Pari Passu Companion Loan, 0.0025% per annum; provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Controlling Companion Loan Securitization Date, the primary servicing fee rate comprising a part of the related “Servicing Fee Rate” will be 0% per annum. The Servicing Fee payable to the master servicer with respect to each Serviced Pari Passu Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, with respect to each Serviced Mortgage Loan as additional servicing compensation, the following amounts to the extent collected from the related borrower:

●	100% of any defeasance fees actually collected during the related collection period in connection with the defeasance of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable (provided, that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	(x) 50% of Excess Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) and paid in connection with a Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the master servicer), and (y) 100% of Excess Modification Fees actually collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) to the extent not prohibited by the related Intercreditor Agreement and that do not involve a Major Decision or Special Servicer Non-Major Decision;

●	(x) 100% of assumption fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) to the extent not prohibited by the related Intercreditor Agreement and that do not involve a Major Decision or Special Servicer Non-Major Decision, and (y) 50% of assumption fees and other similar items collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the master servicer);

●	100% of assumption application fees collected during the related collection period with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) for which the master servicer is processing the underlying assumption transaction (whether or not the consent of the special servicer is required);

●	(x) 100% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) to the extent not prohibited by the related Intercreditor Agreement and that do not involve a Major Decision or Special Servicer Non-Major Decision, and (y) 50% of consent fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a consent that involves a Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the master servicer);

●	any and all amounts collected for checks returned for insufficient funds on all Mortgage Loans and any Serviced Pari Passu Companion Loan;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Mortgage Loans and any Serviced Pari Passu Companion Loan other than any Specially Serviced Loan;

●	the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the master servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Serviced Mortgage Loans and any Serviced Pari Passu Companion Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Pari Passu Companion Loans were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Companion Distribution Account and any other servicing, escrow or reserve accounts in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from

Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Pari Passu Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Pari Passu Companion Loans. The Servicing Fee Rate for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank (MS) will be entitled to retain a portion of the Servicing Fee with respect to each Serviced Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of Wells Fargo Bank (MS) as master servicer; provided that Wells Fargo Bank (MS) may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank (MS) will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or its sub-servicer) will be entitled to the related Pari Passu Loan Primary Servicing Fee.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan (and the related Companion Loan) or REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, that in no event will the Workout Fee exceed $1,000,000 in the aggregate with respect to any particular workout of a Mortgage Loan (together with any related Serviced Pari Passu Companion Loan) that is a Specially Serviced Loan; provided, further, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Pari Passu Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Pari Passu Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Pari Passu Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the special servicer as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (together with any related Serviced Pari Passu Companion Loan) again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) and (b) each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made) (except as specified in the following paragraph). The Liquidation Fee for each such Mortgage Loan, Specially Serviced Loan (and each related Serviced Pari Passu Companion

Loan) or REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that in no event will the Liquidation Fee payable in respect of any Specially Serviced Loan (including any Serviced Whole Loan that is a Specially Serviced Loan) or REO Property exceed $1,000,000; provided, further, that the Liquidation Fee with respect to any Mortgage Loan or Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a Material Defect within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such Material Defect if the applicable mortgage loan seller makes such Loss of Value Payment within the initial cure period provided under the related MLPA (as such period may be extended under the terms of the related MLPA),

(ii)      the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)     the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)     with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)      the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(vi)     if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)      100% of Excess Modification Fees actually collected during the related collection period with respect to any Specially Serviced Loans and any related Serviced Pari Passu Companion Loan (or any successor REO Loan);

(ii)      50% of Excess Modification Fees collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) to the extent not prohibited by the related Intercreditor Agreement and that involve a Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer);

(iii)     (x) 100% of assumption fees collected during the related collection period with respect to Mortgage Loans that are Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan), and (y) 50% of assumption fees and other similar items collected during the related collection period with respect to Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the special servicer);

(iv)     100% of assumption application fees collected during the related collection period with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan, if applicable) for which the special servicer is processing the underlying assumption transaction;

(v)      100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower;

(vi)     50% of waiver, consent and earnout fees on Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan) in connection with a Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the special servicer);

(vii)    100% of charges for beneficiary statements or demands actually paid by the borrowers under the Specially Serviced Loans; and

(viii)   late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loans since the Closing Date.

Notwithstanding anything to the contrary, the special servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment reserve account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including when such Non-Serviced Mortgage Loan has been transferred to special servicing thereunder). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan or any related Non-Serviced Whole Loans.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of any Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that trustee fee will be paid by the certificate administrator from the Certificate Administrator/Trustee Fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will accrue at a rate equal to 0.00662% per annum (the “Certificate Administrator/Trustee Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) and each successor REO Loan, and will accrue at a rate equal to 0.00259% per annum with respect to each such Mortgage Loan and any successor REO loan (the “Operating Advisor Fee Rate”) on the Stated Principal Balance of such Mortgage Loans and successor REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and successor REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount actually received from the related borrower) with respect to any Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, will accrue at a rate equal to 0.00055% per annum (the “Asset Representations Reviewer Fee

Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. With respect to each Delinquent Loan that is subject to an Asset Review (each, for purposes of this paragraph, a “Subject Loan”), the asset representations reviewer will be entitled to a fee equal to the sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller, and the Enforcing Servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of Certificateholders to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price or Loss of Value Payment for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price or Loss of Value Payment received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and successor REO Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use its names and trademarks and the CREFC® Investor Reporting Package in connection with the servicing and administration of the issuing entity. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or related Companion Loan;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan or a change in any other material economic term of the Mortgage Loan or the related Companion Loan (other than an extension of its maturity) becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or related Companion Loan (or, if a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan or related Companion Loan, 120 days after such uncured delinquency); and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event will occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the special servicer receives an appraisal or conducts a valuation described below and (ii) the occurrence of such Appraisal Reduction Event, equal to the excess of

(a)	the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)	the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicers’ option either (i) by an MAI appraisal obtained by the special servicer (the cost of which will be paid by the master servicer as a Servicing Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and any Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances. For a summary of the provisions in each Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Mortgage Loan. On the first Determination Date occurring on or after the tenth business day following the later of (a) receipt of the MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent a related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (1) or clause (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received or performed by the special servicer and the Appraisal Reduction Amount is calculated by the special servicer as of the first Determination Date that is at least 10 business days after the later of (a) the special servicer’s receipt of such MAI appraisal or the completion of the valuation and (b) the occurrence of such Appraisal Reduction Event. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan or Serviced Whole Loan, as applicable. Such report is also required to be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will be required to consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and second, to the Senior Certificates, pro rata based on their respective interest entitlements). See “—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan using reasonable efforts to deliver such information within 4 business days of the special servicer’s reasonable request. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The master servicer, upon reasonable prior written request, will provide the special servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the master servicer (with respect to Mortgage Loans other than any Non-Serviced Mortgage Loan), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage

Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein, as well as any equity interests or other obligations senior thereto), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, (i) Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., first, to Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates), and (ii) Collateral Deficiency Amounts allocated to a related Mortgage Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., to the Class G, Class F and Class E certificates, in that order).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event or Consultation Termination Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the special servicer or the master servicer, as applicable, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any Serviced Mortgage Loan, the special servicer will be required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, such person will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (for Serviced Mortgage Loans) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable. The certificate administrator, the operating advisor and the special servicer will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans.

In addition, the holders of Certificates representing the majority of the Certificate Balance of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at or with regard to the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at or with regard to the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the appraised value of the related Mortgaged Property or Mortgaged Properties.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or the special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the most subordinate class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to related REO Properties and subject to the conditions set forth in the following sentence) will be required to maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, that the master servicer (with respect to Mortgage Loans and Serviced Pari Passu Companion Loans) will not be required to cause the borrower to maintain, and the special servicer (with respect to REO Properties) will not be required to maintain, terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If any Mortgage Loan documents permit the lender to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will be required to impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) with the consent of the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing). If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to such REO Properties), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined in accordance with the Servicing Standard. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property securing a Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal

Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy, and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance, by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Serviced Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties, as applicable. Any losses incurred due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, is required to be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the two immediately succeeding paragraphs, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to (a) any Specially Serviced Loan and (b) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with respect to which the matter involves a Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA and with respect to clause (ii)(A), the consent or deemed consent of the Directing Certificateholder as provided in the PSA) or a Special Servicer Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan and does not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (other than the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA and with respect to clause (ii)(A), the consent or deemed consent of the Directing Certificateholder as provided in the PSA); provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Pari Passu Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan and/or Serviced Pari Passu Companion Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or any Trust REMIC to be subject to tax under the REMIC provisions.

Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Special Servicer Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the master servicer’s written recommendation and analysis and all information in the master servicer’s possession that is reasonably requested by the special servicer in order to grant or withhold such consent, plus, if applicable, any time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related Intercreditor Agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

With respect to non-Specially Serviced Loans, the master servicer, prior to taking any action with respect to any Special Servicer Major Decision (or making a determination not to take action with respect to a Special Servicer Major Decision) and prior to taking any action with respect to any Special Servicer Non-Major Decision (or making a determination not to take action with respect to the Special Servicer Non-Major Decision), will be required to refer any request with respect to such Special Servicer Major Decision or Special Servicer Non-Major Decision to the special servicer, which will process the request directly, or if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request, and if the master servicer processes such request and is recommending approval of such request, the master servicer will be required to prepare and submit its written analysis and recommendation to the special servicer with all information in the possession of the master servicer that the special servicer may reasonably request in order to withhold or grant its consent, and in all cases the special servicer will be entitled (subject to the discussion under “—The Directing Certificateholder” below) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Special Servicer Major Decision or Special Servicer Non-Major Decision. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where all or any portion of the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)	extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)	provide for the deferral of interest unless interest accrues on the Mortgage Loan or the related Serviced Whole Loan at the related Mortgage Rate.

If the master servicer or special servicer processes any modification, waiver or amendment of any term of any Serviced Mortgage Loan or related Companion Loan, the applicable party will be required to notify the special servicer (if such action is processed by the master servicer), the master servicer (if such action is processed by the special servicer), the holder of any related Companion Loan, the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and only if a Consultation Termination Event has not occurred), and the 17g-5 Information Provider (which will be required to post such notice to the 17g-5 Information Provider’s website). The party processing such action will be required to deliver to the custodian, for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer, all as set forth in the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Modifications that forgive principal or interest of a mortgage loan will result in realized losses on such mortgage loan, and such realized losses will be allocated among the various classes of Certificates in the manner described under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The modification of a mortgage loan may tend to reduce prepayments by avoiding liquidations and therefore may extend the weighted average life of the certificates beyond that which might otherwise be the case. See “Yield and Maturity Considerations”.

“Special Servicer Non-Major Decision” means each of the following:

(i)       approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers);

(ii)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan (other than Non-Serviced Mortgage Loans) or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the related Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision or another Special Servicer Non-Major Decision;

(iii)       any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit in the case of certain Mortgage Loans whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate (but excluding tax and insurance escrows), at the related origination date, 10% of the initial principal balance of such Mortgage Loan (or if such Mortgage Loan is part of a Whole Loan, 10% of the initial principal balance of such Whole Loan) (which Mortgage Loans and related escrow accounts, reserve funds or letters of credit are identified on a schedule to the Pooling and Servicing Agreement), except for the routine funding of tax payments and insurance premiums when due and payable (provided the Mortgage Loan is not a Specially Serviced Loan; provided that the foregoing is not otherwise a Major Decision);

(iv)       in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related Mortgage Loan documents; provided, that the Special Servicer will provide written notice of its determination to grant any such request to the Directing Certificateholder;

(v)       in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan; provided that, in any case, Special Servicer Non-Major Decisions will not include (i) the release, substitution or addition of collateral securing any Mortgage Loan (other than Non-Serviced Mortgage Loans) or Serviced Whole Loan in connection with a defeasance of such collateral; or (ii) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; provided that such release or substitution or addition of collateral is not otherwise a Major Decision; and

(vi)       approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan.

provided, however, that with respect to clauses (i), (ii)(A), (ii)(B) and (iv) of this definition, the master servicer will be required to process such request with respect to non-Specially Serviced Loans and obtain the consent or deemed consent of the special servicer as provided in the PSA and with respect to clause (ii)(A), the consent or deemed consent of the Directing Certificateholder as provided in the PSA.

Notwithstanding the foregoing, the master servicer and the special servicer may mutually agree as contemplated in the PSA that the master servicer will process any of the foregoing matters with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent. If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that is a non-Specially Serviced Loan, the Master Servicer will be required to obtain the special servicer’s prior consent (or deemed consent) to the Special Servicer Non-Major Decision.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan), in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision, the master servicer will determine, in a manner consistent with the Servicing Standard), whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or to (b) waive its right to exercise such rights; provided, however, that (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, upon consultation with the Directing Certificateholder), and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to $20,000,000, (B) with a stated principal balance greater than or equal to 5% of the aggregated Stated Principal Balance of the Mortgage Loans then outstanding or (C) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same mortgagor (or an affiliate thereof), that is one of the 10 largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

With respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, any non-Specially Serviced Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, the special servicer will be required to determine, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision, the master servicer will determine, in a manner consistent with the Servicing Standard), whether to (a) exercise any right it may have with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided, however, (i) with respect to such consent or waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, upon consultation with the Directing Certificateholder), and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a combined loan-to-value ratio greater than 85% (based upon any and all existing and proposed debt), (C) has a combined debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate debt service on the related Mortgage Loan and related Companion Loan, if any, and the debt service on the proposed additional lien), (D) that is one of the 10 largest Mortgage Loans outstanding (by Stated Principal Balance) or (E) with a Stated Principal Balance greater than or equal to $20,000,000, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less, but a Rating Agency Communication will be required in all cases) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

With respect to any matter described in the preceding two paragraphs, with respect to any non-Specially Serviced Loan as to which such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer and the master servicer may mutually agree that the master servicer will process such action in accordance with the terms and conditions reasonably agreed to by the master servicer and the special servicer, including the special servicer’s consent and subject to the rights of the Directing Certificateholder discussed under “—The Directing Certificateholder”.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Serviced Mortgage Loan (other than any Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement.

The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer will be responsible for performing inspections in respect of the related Mortgaged Property pursuant to similar provisions in the related Non-Serviced PSA.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Loans) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)       as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (who will be required to promptly forward such written evidence to the special servicer) or special servicer, as of the related maturity date, written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan (which commitment must be reasonably acceptable to the master servicer) (and the master servicer or special servicer, as applicable, is required to promptly forward such commitment to the other such party), which provides that such refinancing will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan, as applicable, will become a Specially Serviced Loan immediately (i) if, in the judgment of the special servicer in accordance with the Servicing Standard, the related borrower fails to diligently pursue such refinancing, or fails to satisfy any condition of such refinancing or the related borrower fails to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing, (ii) if such refinancing does not occur within 120 days of the related maturity date (or within such shorter period as the refinancing is scheduled to occur pursuant to the related refinancing commitment), or (iii) the related refinancing commitment is terminated before the refinancing is scheduled to occur;

(2)       as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)       as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period, or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)       as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)       as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)       as to which the master servicer or special servicer has notice of a default (other than a failure by the related borrower to pay principal or interest) and the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or

(7)       as to which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (or any related Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer (or, with respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Special Servicer) will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Serviced Mortgage Loan that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Serviced Mortgage Loan (other than any Excluded Loan or Servicing Shift Mortgage Loan), if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing

Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Serviced Mortgage Loan (other than any Excluded Loan or (unless the Directing Certificateholder is entitled to exercise the consultation rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement) a Servicing Shift Mortgage Loan), so long as no Consultation Termination Event has occurred, by the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments received from the operating advisor or the Directing Certificateholder, to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holder(s) of the related Companion Loan(s), as a collective whole (taking into account the pari passu nature of such Companion Loan)), but the special servicer will be under no obligation to revise such Asset Status Report based on the input or comments of the operating advisor or Directing Certificateholder.

The special servicer will not be required to take or to refrain from taking any action because of a recommendation, objection or comment by the operating advisor or the Directing Certificateholder or a recommendation of the operating advisor or the Directing Certificateholder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report as described above. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above.

With respect to each Non-Serviced Mortgage Loan and any Servicing Shift Mortgage Loan prior to the related Controlling Companion Loan Securitization Date, the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer (or, with respect to any Servicing Shift Mortgage Loan prior to the related Controlling Companion Loan Securitization Date, the MSBAM 2016-C32 special servicer) with respect to the related Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3-year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan and it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances permitted under the related Intercreditor Agreement, be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the highest cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer with written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan (which commitment must be reasonably acceptable to the special servicer); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee or its affiliates may not be an offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least one other offer is received from an independent third party. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance unless it or the special servicer (as described under “—Advances—Nonrecoverable Advances” above) determines such advance would be nonrecoverable; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender and, with respect to a Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender and, with respect to a Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holders of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (a) will be entitled to advise (1) the special servicer, with respect to the applicable Specially Serviced Loans other than any Excluded Loan, (2) the special servicer, with respect to the applicable non-Specially Serviced Loans other than any Excluded Loan, as to all Special Servicer Major Decisions, and (3) the master servicer, with respect to the applicable non-Specially Serviced Loans other than any Excluded Loan, as to all Master Servicer Major Decisions, and (b) will have the right to replace the special servicer with or without cause and will have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the master servicer or the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days following written request for input and its receipt of all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan. With respect to any Mortgage Loan (other than an Excluded Loan or (unless the Directing Certificateholder is entitled to exercise the consultation rights of the “Non-

Controlling Note Holder” under the related Intercreditor Agreement) a Servicing Shift Mortgage Loan), upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will only have certain consultation rights, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, that (1) absent that selection, (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, that (i) if such holder elects or has elected to not be the Directing Certificateholder, the holder of the next largest aggregate Certificate Balance will be the Directing Certificateholder, (ii) in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (iii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

Notwithstanding anything to the contrary herein, neither the depositor nor any affiliate thereof may serve as Directing Certificateholder, and solely for purposes of determining the identity of or selecting the Directing Certificateholder as described above, any Control Eligible Certificates held by the depositor or any affiliate thereof will be deemed not to be outstanding.

The initial Directing Certificateholder is expected to be Eightfold Real Estate Capital, L.P. or an affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” above), at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class G certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below, and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) with respect to a Mortgage Loan (to the extent the master servicer is responsible for processing the subject action as described in the first paragraph immediately following the definition of “Major Decision” below), the master servicer will not be permitted to take any of the following actions that constitute Special Servicer Major Decisions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 15 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer and reasonably available to the master servicer in order to make an informed decision with respect to such Major Decision, and (b) with respect to any Serviced Mortgage Loan (other than any Excluded Loan) or Serviced Whole Loan, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions (in the case of a Special Servicer Major Decision), as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xv) below) after receipt of the master servicer’s or special servicer’s, as applicable, written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer or the special servicer, as applicable, in order to grant or withhold such consent (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans and/or Serviced Whole Loan as come into and continue in default;

(ii)      Other than as provided in clause (ii) of Special Servicer Non-Major Decisions (which actions will be subject to the provisions described under “—Modifications, Waivers and Amendments” above), any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation the timing of payments and acceptance of discounted pay-offs, but excluding the waiver of penalty charges) of a Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)      any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates” in this prospectus) for less than the applicable Purchase Price (excluding the amounts described in clauses (4) of the definition of “Purchase Price”);

(iv)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)       any release of collateral or any acceptance of substitute or additional collateral (other than through defeasance, provided that any action in connection with a defeasance that constitutes a Major Decision or a Special Servicer Non-Major Decision will be subject to the provisions described under “—Modifications, Waivers and Amendments” above and this “—Major Decisions” section, as applicable) for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than immaterial condemnation actions and other similar takings, or if otherwise required pursuant to the specific terms of the related Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(vi)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)     releases of amounts from any escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” escrows or reserves with respect to certain Mortgage Loans as further specified in the PSA;

(viii)    any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)     the determination of the special servicer pursuant to clause (5), clause (6) or clause (7) of the definition of “Specially Serviced Loan”;

(x)      following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(xi)     approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a ground lease (including, without limitation any entry into a new ground lease or determining whether to cure any default by a borrower under a ground lease) or lease of an outparcel or affects an area greater than or equal to the lesser of (1) 20,000 square feet or (2) 20% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes;

(xii)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xiii)    any property management company changes or franchise changes (to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xiv)    any modification, waiver or amendment of an Intercreditor Agreement (excluding any amendment solely to re-size and/or change the number of pari passu promissory notes evidencing a whole loan without changing the aggregate principal balance of such pari passu promissory notes) or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(xv)     any determination of an Acceptable Insurance Default;

(xvi)    any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xvii)   any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xviii)   approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan).

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a Major Decision with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent. For the avoidance of doubt, the master servicer and the special servicer have mutually agreed that the master servicer will process the items listed in clauses (i), (ii)(A), (ii)(B) and (iv) of “Special Servicer Non-Major Decision” with respect to non-Specially Serviced Loans, subject to special servicer consent or deemed consent as provided in the PSA and with respect to clause (ii)(A), the consent or deemed consent of the Directing Certificateholder as provided in the PSA.

Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request in accordance with the terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with any special servicer, any Directing Certificateholder or the operating advisor.

“Master Servicer Major Decision” means any Major Decision under clauses (xiii) through (xviii) of the definition of “Major Decision” with respect to a non-Specially Serviced Loan.

“Special Servicer Major Decision” means any Major Decision with respect to a Specially Serviced Loan and any Major Decision under clauses (i) through (xii) of the definition of “Major Decision” with respect to a non-Specially Serviced Loan.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described in and subject to the conditions set forth under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Serviced Mortgage Loan (other than an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable, receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the master servicer or special servicer, as applicable, will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, that the failure of the Directing Certificateholder to respond will not relieve the master servicer or the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Serviced Mortgage Loan or Serviced Whole Loan.

With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to appoint (and may remove and replace with or without cause) an Excluded Special Servicer with respect to such Excluded Special Servicer Loan.

After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer and will, absent negligence, willful misconduct or bad faith, be indemnified by the issuing entity for any loss, liability or expense incurred in connection with any legal action relating to this transaction resulting solely from the identity or actions of such Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the master servicer or the special servicer, as applicable, will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision (or such other matters); provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will have any right to approve or be consulted with respect to asset status reports or Major Decisions.

A “Control Termination Event” will occur when the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

Notwithstanding the proviso to, or any other contrary provision of, the definitions of “Control Termination Event” and “Consultation Termination Event”, a Control Termination Event and a Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan, and neither the Directing Certificateholder nor any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any related Serviced Pari Passu Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder or the operating advisor, as applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and Servicing Shift Mortgage Loan, the Directing Certificateholder will not be entitled to exercise the rights described above under “—Major Decisions” or “Pooling and Servicing Agreement—Asset Status Report” or replace the related special servicer with or without cause as described above under “—Replacement of Special Servicer”; however, such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or controlling Companion Loan holder.

With respect to each Non-Serviced Whole Loan, the issuing entity, as the holder of the related Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to such Non-Serviced Whole Loan and, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such rights. In addition, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA.

With respect to each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date), the issuing entity, as holder of the related Mortgage Loan, will have similar consultation rights and rights to consent to a sale of such Whole Loan, and the Directing Certificateholder will be entitled to exercise such rights under the same circumstance described above with respect to Non-Serviced Whole Loans.

See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan, the holder of a related Pari Passu Companion Loan has consultation rights (or, in the case of the Control Note with respect to each Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), consent rights) with respect to certain major decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it becomes a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the

Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more Classes, including the Controlling Class, over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Non-Serviced Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA and in accordance with Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks

Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding anything to the contrary herein, the operating advisor will have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, any Servicing Shift Mortgage Loan or any related REO Properties. It is expected that the operating advisor under each Non-Serviced PSA will have certain obligations and consultation rights with respect to the related Non-Serviced Companion Loan securitized thereunder, which are expected to be substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan (but not any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)       promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)       promptly reviewing each Final Asset Status Report; and

(c)       reviewing any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount or Collateral Deficiency Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA. In addition, after the occurrence and continuance of a Control Termination Event, no Asset Status Report will be a Final Asset Status Report unless and until the operating advisor is consulted with or deemed to have been consulted with pursuant to the PSA. No such consultation will be required prior to a Control Termination Event.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan (but not any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports as described under “—Asset Status Report”;

(b)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)       the operating advisor will be required to meet with representatives of the special servicer as described below under “—Annual Meeting”;

(d)       the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan (other than a Servicing Shift Mortgage Loan or a Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) as described below under “—Annual Report”;

(e)       the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (e) above:

(i)       after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of and for the benefit of the Certificateholders and, with respect to any Serviced Whole Loan (other than a Servicing Shift Whole Loan), for the benefit of each holder of a related Companion Loan (as a collective whole as if such Certificateholders and Companion Holder(s) constituted a single lender) and not for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Meeting. After the occurrence and during the continuance of a Control Termination Event, within 60 days after the end of each calendar year during which any Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) was a Specially Serviced Loan or any Mortgaged Property was an REO Property and during which an Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO property, the operating advisor will be required to meet, via telephone conference or in person, as the operating advisor and special servicer, as applicable, may determine is appropriate, with representatives of the special servicer (if it was acting as special servicer as of December 31 in the prior calendar year and has continued in such capacity through the date of such meeting) to perform a review of the special servicer’s operational practices in light of the Servicing Standard and the requirements of the PSA and will be required to discuss the special servicer’s stated policies and procedures, operational controls and protocols, risk management systems, intellectual resources, the special servicer’s reasoning for believing it is in compliance with the PSA and other pertinent information the operating advisor may reasonably consider relevant, in each case, insofar as such information relates to the resolution or liquidation of Specially Serviced Loans (other than Servicing Shift Mortgage Loans) and REO Properties.

The operating advisor must provide the special servicer at least 30 days’ prior written notice of the date proposed for any annual meeting. The operating advisor and the special servicer will be required to determine a mutually acceptable date for the annual meeting, and the operating advisor will be required to deliver, at least 14 days prior to such annual meeting, a proposed written agenda to the special servicer identifying the Asset Status Reports to be discussed. The operating advisor and the special servicer may discuss any of the Asset Status Reports produced and any Specially Serviced Loan and any REO Property as part of the operating advisor’s annual assessment of the special servicer’s performance under the PSA. The special servicer will be required to make available servicing officers with relevant knowledge regarding the applicable Specially Serviced Loans and REO Properties and the related platform level information for each annual meeting.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s meeting with the special servicer, the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will be required (if any Serviced Mortgage Loans (other than a Servicing Shift Mortgage Loan) were Specially Serviced Loans in the prior calendar year) to prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the operating advisor with respect to any calendar year as to which no annual meeting was required to be held or if no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will be required to identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)     that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)     that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Serviced Mortgage Loan (other than any Excluded Loan)) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may terminate, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. Prior to the occurrence and during the continuance of a Control Termination Event, the identity of the proposed replacement operating advisor will be subject to the consent of the Directing Certificateholder (such consent not to be unreasonably withheld); provided that such consent will be deemed to have been granted if no objection is made within 10 business days following the Directing Certificateholder’s receipt of the request for consent and, if granted, such consent (together with any information reasonably requested by the Directing Certificateholder with respect to the proposed replacement operating advisor) may not thereafter be revoked or withdrawn.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will be required to give written notice of the termination and appointment as soon as possible to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be subject to a certificateholder vote for removal upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will be required to immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all reasonable costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder thirty (30) days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and will be subject to, any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will also be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to each party to the PSA and to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 44 prior pools of commercial mortgage loans for which Bank of America, National Association (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after October 1, 2006, the highest percentage of loans that were delinquent at least sixty (60) days at the end of any reporting period between January 1, 2011 and September 30, 2016 was approximately 36.4%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four largest Mortgage Loans in the Mortgage Pool represent approximately 24.9% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders and the asset representations reviewer, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (II) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the certificate administrator of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the certificate administrator, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of the Certificateholders to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)      a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)     a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)     a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)      a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In addition, if the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan that was entered into or delivered in connection with the origination of the related Mortgage Loan and is necessary in connection with its completion of any Asset Review, the asset representations reviewer will be required to promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clause (i) – (v) above, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. Except as otherwise expressly set forth in the PSA, all determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 45 business days after the date on which access to the secure data room is provided. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the related mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the mater servicer’s or the special servicer’s possession within 10 business days following the asset representations reviewer’s request, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”), Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc. (“Moody’s”), Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if any such document or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

Any person into which the asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the asset representations reviewer is a party, or any person succeeding to the business of the asset representations reviewer, will be the successor of the asset representations reviewer under the PSA, and will be deemed to have assumed all of the liabilities and obligations of the asset representations reviewer under the PSA, without the execution or filing of any paper or any further act on the part of any of the parties to the PSA; provided that the trustee has received a Rating Agency Confirmation with respect to such successor or surviving person if the asset representations reviewer is not the successor or surviving person. The rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated will not be affected by such merger, consolidation or succession, and the asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such merger, consolidation or succession.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then outstanding Certificates, provided, if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended an additional 30 days;

(ii)      any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)     any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)     a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)      the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator is required to promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee is required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In such event, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign by giving written notice to the other parties if it fails to be, an Eligible Asset Representations Reviewer. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that such replacement special servicer may not be the asset representations reviewer or any of its affiliates, and the Directing Certificateholder provides each Rating Agency (with a copy to the certificate administrator and the trustee) with a Rating Agency Communication. The reasonable fees and out-of-pocket expenses of any such termination without cause incurred by the Directing Certificateholder (including the costs of providing a Rating Agency Communication) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer (other than with respect to any Servicing Shift Whole Loan), (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to each Rating Agency (with a copy to the certificate administrator and trustee) of a Rating Agency Communication (which such Rating Agency Communication must be provided at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA (other than with respect to any Servicing Shift Whole Loan) and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 75% of the aggregate Voting Rights (taking into account, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Serviced Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to appoint (and may remove and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer (as so long as, on the date of the appointment, such appointment of such Excluded Special Servicer meets the criteria of the PSA). It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer (i) that satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) that is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) that is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) that is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) that is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, (vii) that currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) that is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer (other than with respect to any Servicing Shift Whole Loan). In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of posting of the notice of the operating advisor’s recommendation to the certificate administrator’s website), the certificate administrator will be required to provide a Rating Agency Communication to each of the Rating Agencies at that time. After the delivery of a Rating Agency Communication to each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA (other than with respect to any Servicing Shift Whole Loan) and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such Rating Agency Communications and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. In any case, the trustee will be required to notify the outgoing special servicer promptly of the effective date of its termination.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan and each Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), the related special servicer with respect to such Whole Loan may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA (or, with respect to each Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), in the PSA) and the related Intercreditor Agreement. See “Description of the

Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       either of Moody’s or DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized to terminate, and at the written direction of Certificateholders entitled to 25% of the Voting Rights, the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof) or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan and (unless the Directing Certificateholder is entitled to exercise the termination rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement) each Servicing Shift Whole Loan), the trustee will be required to terminate, all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan or Servicing Shift Whole Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, that has been approved by the Directing Certificateholder (for so long as no Control Termination Event has occurred and is continuing) or, with respect to a Servicing Shift Mortgage Loan, the related Controlling Holder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if such Companion Loan has been securitized, the designated party under the related pooling and servicing agreement) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan to the extent provided under the related Intercreditor Agreement. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage

Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (or, if a Control Termination Event has occurred and is continuing, acting at the direction of the master servicer or special servicer, as applicable), will be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s) (to the extent provided under the related Intercreditor Agreement), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Pari Passu Companion Loan, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes, and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover from the issuing entity all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that fulfillment of its obligations is no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that fulfillment of its obligations is no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan, the issuing entity or the certificates; provided, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor, certificate administrator, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them, and the Non-Serviced Securitization Trust (with respect to the Hilton Hawaiian Village Whole Loan and the Potomac Mills Whole Loan), will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and/or fidelity bond requirement so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any such entity is a party, or any person succeeding to the business of any such entity, will be the successor thereof under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

Neither the trustee nor the certificate administrator will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Each of the trustee and certificate administrator will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in the best interest of Certificateholders in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the special servicer (in the case of all Mortgage Loans) from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If multiple Requesting Certificateholders timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the Enforcing Servicer on behalf of the issuing entity will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Litigation Control

The special servicer may be responsible for conducting or managing certain litigation related to the Mortgage Loans (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the PSA.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”. The servicing terms of each such Non-Serviced PSA will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each of the Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the MSBAM 2016-C32 mortgage pool, if necessary).

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	The servicing decisions for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Special Servicer’s consent differ in certain respects from those decisions that constitute Special Servicer Major Decisions and Special Servicer Non-Major Decisions under the PSA.

●	Appraisal Reduction Amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the MSBAM 2016-C32 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the Hilton Hawaiian Village Mortgage Loan

The Hilton Hawaiian Village Mortgage Loan will be serviced pursuant to the Hilton USA Trust 2016-HHV TSA. The servicing terms of the Hilton USA Trust 2016-HHV TSA will be similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The primary servicing fee payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the Hilton USA Trust 2016-HHV TSA with respect to the Hilton Hawaiian Village Mortgage Loan will be calculated at 0.00125% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loan).

●	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the Hilton USA Trust 2016-HHV TSA with respect to the Hilton Hawaiian Village Mortgage Loan will be generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, except that (i) the special servicing fee will accrue at a rate equal to 0.125% per annum, (ii) the Non-Serviced Special Servicer will be entitled to a liquidation fee generally equal to 0.50% of liquidation proceeds and is not subject to any minimum or maximum rate payable in connection with any loan resolution, (iii) the Non-Serviced Special Servicer will be entitled to a workout fee generally equal to 0.50% of interest and principal payments made on the Hilton Hawaiian Village Mortgage Loan if it becomes a rehabilitated mortgage loan and is not subject to any minimum or maximum fee payable in connection with any loan workout, and (iv) in each case of clauses (i) through (iii), such fees will be subject to certain additional or different offsets and thresholds, which may affect the circumstances under which such fees will be payable to the Non-Serviced Special Servicer.

●	Nonrecoverable monthly debt service advances on the Hilton Hawaiian Village Whole Loan are reimbursable from loan proceeds prior to any payments of interest or principal on the related promissory notes; provided, that nonrecoverable monthly debt service advances on the Hilton Hawaiian Village Subordinate Companion Loans will be reimbursed after nonrecoverable monthly payment debt service advances on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, which will be reimbursed on a pro rata and pari passu basis.

●	If the Hilton Hawaiian Village Mortgage Loan is modified to create an A/B or similar structure, the Hilton USA Trust 2016-HHV TSA does not apply a post-workout appraisal reduction amount to such mortgage loan. By contrast, with respect to any Mortgage Loan in the Mortgage Pool that is modified to create an A/B or similar structure, the PSA applies a post-workout appraisal reduction amount to such modified Mortgage Loan in an amount equal to any related Collateral Deficiency Amount with respect to the A/B structure.

●	There is no operating advisor or asset representations reviewer (and therefore no monthly operating advisor fee or monthly asset representations reviewer fee and no dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”) with respect to the Hilton USA Trust 2016-HHV securitization.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loans”.

Prospective investors are encouraged to review the full provisions of the Hilton USA Trust 2016-HHV TSA, which is available by requesting a copy from the underwriters.

Servicing of the 191 Peachtree Mortgage Loan and the Wolfchase Galleria Mortgage Loan

Each of the 191 Peachtree Mortgage Loan and the Wolfchase Galleria Mortgage Loan will be serviced pursuant to the MSC 2016-UBS12 PSA. The servicing terms of the MSC 2016-UBS12 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The primary servicing fee payable to the related Non-Serviced Master Servicer (Midland Loan Services, a Division of PNC Bank, National Association) under the MSC 2016-UBS12 PSA with respect to each of the 191 Peachtree Mortgage Loan and the Wolfchase Galleria Mortgage Loan will be calculated at 0.00250% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loans).

●	The related Non-Serviced Special Servicer will be required to take actions with respect to each of the 191 Peachtree Mortgage Loan and the Wolfchase Galleria Mortgage Loan, as applicable, if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions will be substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the MSC 2016-UBS12 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Potomac Mills Mortgage Loan

The Potomac Mills Mortgage Loan will be serviced pursuant to the CFCRE 2016-C6 PSA. The servicing terms of the CFCRE 2016-C6 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	For so long as the controlling class representative under the CFCRE 2016-C6 securitization has not selected the replacement special servicer for the Potomac Mills Loan Whole Loan, the CFCRE 2016-C6 PSA provides for special servicing, workout and liquidation fee rates that do not exceed (i) 0.125%, in the case of special servicing fees, (ii) the lesser of (x) 0.50% and (y) such rate that results in a workout fee of $2,000,000, in the case of workout fees, and (iii) the lesser of (x) 0.50% and (y) such rate that results in a liquidation fee of $2,000,000, in the case of liquidation fees, subject in each case to market minimum special servicing fees and offsets set forth in the CFCRE 2016-C6 PSA.

●	If the controlling class representative under the CFCRE 2016-C6 securitization has selected the replacement special servicer for the Potomac Mills Loan Whole Loan, the CFCRE 2016-C6 PSA provides for special servicing, workout and liquidation fee rates that do not exceed (i) 0.25%, in the case of special servicing fees, (ii) the lesser of (x) 1.00% and (y) such rate that results in a workout fee of $1,000,000, in the case of workout fees, and (iii) the lesser of (x) 1.00% and (y) such rate that results in a liquidation fee of $1,000,000, in the case of liquidation fees, subject in each case to market minimum special servicing fees and offsets set forth in the CFCRE 2016-C6 PSA.

●	The related Non-Serviced Master Servicer (or a primary servicer) earns a primary servicing fee with respect to the Potomac Mills Mortgage Loan that is calculated at 0.0025% per annum.

●	None of the parties to the CFCRE 2016-C6 PSA are required to make P&I Advances with respect to the Potomac Mills Mortgage Loan; provided however, pursuant to the Potomac Mills Intercreditor Agreement, the holder of the Potomac Mills Subordinate Companion Loan has the right to cure monetary events of default, provided that such right is limited to, in the aggregate, six cure payments over the life of the Potomac Mills Whole Loan, no more than three of which may be consecutive.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the CFCRE 2016-C6 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the FedEx Ground Portfolio Mortgage Loan

The FedEx Ground Portfolio Mortgage Loan will be serviced pursuant to the CD 2016-CD2 PSA. The servicing terms of the CD 2016-CD2 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The CD 2016-CD2 PSA provides for special servicing, workout and liquidation fee rates that do not exceed (i) 0.25%, in the case of special servicing fees, (ii) the lesser of (x) 1.00% and (y) such rate that results in a workout fee of $1,000,000, in the case of workout fees, and (iii) the lesser of (x) 1.00% and (y) such rate that results in a liquidation fee of $1,000,000, in the case of liquidation fees, subject in each case to market minimum special servicing fees and offsets set forth in the CD 2016-CD2 PSA.

●	The primary servicing fee payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the CD 2016-CD2 PSA with respect to the FedEx Ground Portfolio Mortgage Loan will be calculated at 0.0025% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loans).

On and after the securitization of the related Control Note, the FedEx Ground Portfolio Mortgage Loan will be serviced under the pooling and servicing agreement entered into in connection with such securitization. The provisions of such future pooling and servicing agreement have not yet been determined, although such agreement will be required to contain terms and conditions that are customary for securitization transactions involving assets similar to the FedEx Ground Portfolio Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund formed pursuant to such pooling and servicing agreement, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the related securitization. In addition:

●	The special servicer under the future Non-Serviced PSA must satisfy customary servicer rating criteria, which is materially similar in all material respects to or materially consistent with those in the PSA.

●	The master servicer and special servicer under the future Non-Serviced PSA must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	Absent the existence of a control termination event or equivalent event under the future Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the CD 2016-CD2 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the American Greetings HQ Mortgage Loan

The American Greetings HQ Mortgage Loan will be serviced pursuant to the MSC 2016-BNK2 PSA. The servicing terms of the MSC 2016-BNK2 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The primary servicing fee payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the MSC 2016-BNK2 PSA with respect to the American Greetings HQ Mortgage Loan will be calculated at 0.0300% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loans).

●	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the MSC 2016-BNK2 PSA with respect to the American Greetings HQ Mortgage Loan will be generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, except that (i) the special servicing fee rate of 0.25% per annum is subject to a monthly minimum of $5,000 during any period in which the sponsor retaining securities for purposes of the credit risk retention regulations is entitled to consult with the special servicer (and a monthly minimum of $3,500 at any other time), (ii) the liquidation fee (x) is subject to a minimum fee payable in connection with each loan resolution equal to the lesser of 3.0% of liquidation proceeds and $25,000 and (y) is not subject to a maximum rate payable in connection with any loan resolution, (iii) the workout fee will not be subject to a minimum or maximum fee payable in connection with each loan workout, and (iv) in each case of clauses (i) through (iii), such fees will be subject to certain additional or different offsets and thresholds, which may affect the circumstances under which such fees will be payable to the Non-Serviced Special Servicer.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the American Greetings HQ Mortgage Loan if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions will be similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties,” but will be subject to certain differences, including that such Non-Serviced Special Servicer may accept the first cash offer that constitutes a fair price in connection with the sale of a defaulted loan and approval of a sale to a party to the Non-Serviced PSA, a borrower party or certain other conflicted parties will require that such party’s offer is the highest offer and that at least two offers (rather than one) are received from independent third parties.

●	In addition to providing certain consultation rights to the related Non-Serviced Directing Certificateholder, the MSC 2016-BNK2 PSA will provide certain non-binding consultation rights in respect of the American Greetings HQ Mortgage Loan (if it is specially serviced) to a representative of the holders of the credit risk retention interests.

On and after the securitization of the related Control Note, the American Greetings HQ Mortgage Loan will be serviced under the pooling and servicing agreement entered into in connection with such securitization. The provisions of such future pooling and servicing agreement have not yet been determined, although such agreement will be required to contain terms and conditions that are customary for securitization transactions involving assets similar to the American Greetings HQ Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund formed pursuant to such pooling and servicing agreement, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the related securitization. In addition:

●	The special servicer under the future Non-Serviced PSA must satisfy customary servicer rating criteria, which is materially similar in all material respects to or materially consistent with those in the PSA.

●	The master servicer and special servicer under the future Non-Serviced PSA must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The future Non-Serviced PSA will provide for a special servicing fee, liquidation fee and workout fee with respect to the related Non-Serviced Whole Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.00% and 1.00%, respectively (without regard to any related fee floor or cap).

●	Absent the existence of a control termination event or equivalent event under the future Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the MSC 2016-BNK2 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice of the action taken to the 17g-5 Information Provider’s website pursuant to the PSA.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to the PSA) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no certificates are rated by a Rating Agency, a Rating Agency Confirmation will not be required from that Rating Agency. “Rating Agencies” means the rating agencies engaged by the depositor to rate the certificates.

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider and the certificate administrator for posting to their respective websites.

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Certain actions under the PSA that do not require a Rating Agency Confirmation may nevertheless require the delivery of a Rating Agency Communication.

“Rating Agency Communication” means, with respect to any action, any written communication intended for a Rating Agency relating to such action, which is required to be delivered at least ten (10) Business Days prior to completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with the PSA).

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (but only if an advance was made by the trustee in the calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

If the party’s Assessment of Compliance or the related Attestation Report identifies any material instance of noncompliance with the servicing criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the certificates.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons therefor), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee, the Non-Serviced Custodian and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates has been reduced to zero and (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates)) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Pari Passu Companion Loan and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity and effect early retirement of the then outstanding certificates, provided, that the then-aggregate Stated Principal Balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance of the Mortgage Loans. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (prior to a Control Termination Event, if any such class is outstanding), (3) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees and any related Pari Passu Loan Primary Servicing Fees remaining outstanding and payable solely to the master servicer or the related Non-Serviced Master Servicer (which items will be deemed to have been paid or reimbursed to the master servicer or the related Non-Serviced Master Servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above-described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(1)       to cure any ambiguity or to correct any error;

(2)       to cause the provisions in the PSA to conform to or be consistent with or in furtherance of the statements made with respect to the certificates, the issuing entity or the PSA in the final prospectus for the Offered Certificates or in the final private placement memorandum for the privately offered Certificates, or to correct or supplement any provision which may be inconsistent with any other provisions;

(3)       to amend any provision of the PSA to the extent necessary or desirable to maintain the status of each REMIC (or any grantor trust portion of the issuing entity) for the purposes of federal income tax law (or comparable provisions of state income tax law);

(4)       to make any other provisions with respect to matters or questions arising under or with respect to the PSA not inconsistent with the provisions therein;

(5)       to modify, add to or eliminate the provisions in the PSA relating to transfers of Class R Certificates;

(6)       to amend any provision of the PSA to the extent necessary or desirable to list the certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;

(7)       to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the CMBS industry standard for such provisions if (w) the depositor, the trustee and the master servicer determine that industry standard has changed, (x) such modification will not result in an adverse REMIC event or adverse grantor trust event, as evidenced by an opinion of counsel, (y) each Rating Agency must have been provided with a Rating Agency Communication with respect to such modification, and (z) if no Control Termination Event or Consultation Termination Event has occurred and is continuing, the Directing Certificateholder consents to such modification;

(8)       to modify the procedures in the PSA relating to Rule 17g-5 under the Exchange Act; provided that if such modification materially increases the obligations of the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the operating advisor, the depositor, the master servicer or the special servicer, then the consent of such party will be required;

(9)       to modify, alter, amend, add or to rescind any of the provisions contained in the PSA if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time; or

(10)     any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or the related Intercreditor Agreement without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received (i) an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code and (ii) an officer’s certificate from the party requesting the amendment to the effect that all conditions precedent to such amendment set forth herein have been satisfied.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, an entity that is not an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch and “R-1(low)” by DBRS and (c) the master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS; provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, at such removed party’s cost, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor), conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the

Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable non-bankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

The depositor is an affiliate of Bank of America, a mortgage loan seller, an originator, a sponsor and the holder of one or more of the Potomac Mills pari passu companion loans, the FedEx Ground Portfolio pari passu companion loans and the American Greetings HQ pari passu companion loans.

MSMCH, a mortgage loan seller and a sponsor, is an affiliate of Morgan Stanley & Co. LLC, one of the underwriters, and Morgan Stanley Bank, an originator and the holder of one or more of the 191 Peachtree pari passu companion loans.

KeyBank National Association, a mortgage loan seller, a sponsor, an originator, the primary servicer of certain of the Serviced Mortgage Loans and the special servicer under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters.

CIBC Inc., a mortgage loan seller, a sponsor and an originator, is an affiliate of CIBC World Markets Corp., one of the underwriters.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans and Serviced Pari Passu Companion Loans.

Wells Fargo Bank, National Association, the master servicer, certificate administrator and custodian, is also (i) the current servicer, certificate administrator and custodian under the Hilton USA Trust 2016-HHV TSA, pursuant to which the Hilton Hawaiian Village Whole Loan is serviced; (ii) the current trustee, certificate administrator and custodian under the MSC 2016-UBS12 PSA, pursuant to which each of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan are serviced; (iii) the current master servicer, certificate administrator, paying agent and custodian under the CFCRE 2016-C6 PSA, pursuant to which the Potomac Mills Whole Loan is serviced; (iv) the current master servicer, certificate administrator, paying agent and custodian under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note; and (v) the current master servicer, certificate administrator and custodian under the MSC 2016-BNK2 PSA, pursuant to which the American Greetings HQ Whole Loan is being serviced prior to the securitization of the related Control Note.

Wilmington Trust, National Association, the trustee, is also (i) the current trustee under the Hilton USA Trust 2016-HHV TSA, pursuant to which the Hilton Hawaiian Village Whole Loan is serviced, (ii) the current trustee under the CFCRE 2016-C6 PSA, pursuant to which the Potomac Mills Whole Loan is serviced, (iii) the current trustee under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note; and (iv) the current trustee under the MSC 2016-BNK2 PSA, pursuant to which the American Greetings HQ Whole Loan is being serviced prior to the securitization of the related Control Note.

Pursuant to an interim servicing agreement between Bank of America and Wells Fargo Bank (MS), Wells Fargo Bank (MS) acts (or has acted) as interim servicer with respect to certain of the mortgage loans owned from time to time by Bank of America, including, prior to their inclusion in the issuing entity, each of the Serviced Mortgage Loans to be contributed to this securitization by Bank of America, representing approximately 19.3% of the Initial Pool Balance. Bank of America is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for certain of the Mortgage Loans Bank of America is selling to the depositor for this securitization.

Pursuant to an interim servicing agreement between MSMCH and certain of its affiliates, on the one hand, and Wells Fargo Bank (MS), on the other hand, Wells Fargo Bank (MS) acts as interim servicer with respect to certain of the mortgage loans owned from time to time by MSMCH and those affiliates thereof, including, prior to their inclusion in the issuing entity, nine (9) of the Mortgage Loans to be contributed to this securitization by MSMCH, representing approximately 33.9% of the Initial Pool Balance. MSMCH is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for the mortgage loans MSMCH is selling to the depositor for this securitization (other than any Non-Serviced Mortgage Loans).

CIBC is a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for all of the CIBC mortgage loans, representing approximately 8.7% of the Initial Pool Balance.

Pursuant to interim servicing agreements between Wells Fargo Bank (MS) and SMF III, Wells Fargo Bank (MS) acts as interim servicer with respect to all of the mortgage loans to be contributed to this securitization by SMF III. Wells Fargo Bank also acts as interim custodian with respect to the mortgage loan files for all of the Mortgage Loans SMF III is selling to the depositor for this securitization.

Pursuant to an interim servicing agreement between Midland, the special servicer, and MSMCH, a mortgage loan seller, and/or certain of its affiliates, Midland acts as interim servicer with respect to certain mortgage loans unrelated to the Mortgage Loans.

Under the MSC 2016-UBS12 PSA, Midland is the related Non-Serviced Master Servicer of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan. Under the CGCMT 2016-C3 PSA, Midland acted as the Non-Serviced Master Servicer of the Potomac Mills Whole Loan prior to the closing date of the CFCRE 2016-C6 PSA.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also (i) the current operating advisor and asset representations reviewer under the MSC 2016-UBS12 PSA, pursuant to which each of the 191 Peachtree Whole Loan and the Wolfchase Galleria Whole Loan is serviced; (ii) the current operating advisor and asset representations reviewer under the CFCRE 2016-C6 PSA, pursuant to which the Potomac Mills Whole Loan is serviced; (iii) the current operating advisor and asset representations reviewer under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note; and (iv) the current operating advisor and asset representations reviewer under the MSC 2016-BNK2 PSA, pursuant to which the American Greetings HQ Whole Loan is being serviced prior to the securitization of the related Control Note.

See “Risk Factors—Risks Related to Conflicts of Interest” and “—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the

Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will generally not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA (or related Non-Serviced PSA), neither the related master servicer nor the related special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that such master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). With respect to each class of Class X Certificates, any reduction of the Certificate Balances of the Underlying Classes of Certificates will also reduce the Notional Amount of such class of Class X Certificates.

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related Underlying Classes of Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates offered by this prospectus that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, any related Pari Passu Loan

Primary Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor Fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by a master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPYs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	with respect to two Mortgaged Properties identified as “Hilton Hawaiian Village” and “Potomac Mills” on Annex A-1, collectively representing approximately 12.7% of the Initial Pool Balance, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in January 2017; and

●	the Offered Certificates are settled with investors on December 21, 2016.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that are also Principal Balance Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	87%	87%	87%	87%	87%
December 2018	71%	71%	71%	71%	71%
December 2019	50%	50%	50%	50%	50%
December 2020	25%	25%	25%	25%	25%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.85	2.85	2.84	2.84	2.84

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.90	4.90	4.90	4.89	4.76

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	98%	98%	98%	98%	98%
December 2022	79%	79%	79%	79%	79%
December 2023	58%	58%	58%	58%	58%
December 2024	36%	36%	36%	36%	36%
December 2025	14%	14%	14%	14%	14%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.35	7.35	7.35	7.35	7.35

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.85	9.77	9.68	9.59	9.40

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.90	9.90	9.90	9.86	9.58

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.98	9.98	9.94	9.90	9.69

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.98	9.98	9.98	9.97	9.73

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.98	9.98	9.98	9.98	9.73

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—

Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including December 1, 2016 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95.00000%	3.848%	3.849%	3.849%	3.850%	3.851%
96.00000%	3.457%	3.457%	3.458%	3.458%	3.459%
97.00000%	3.071%	3.072%	3.072%	3.072%	3.073%
98.00000%	2.691%	2.692%	2.692%	2.692%	2.693%
99.00000%	2.317%	2.317%	2.317%	2.317%	2.318%
100.00000%	1.948%	1.948%	1.948%	1.948%	1.948%
101.00000%	1.584%	1.584%	1.584%	1.584%	1.584%
102.00000%	1.226%	1.225%	1.225%	1.225%	1.224%
103.00000%	0.872%	0.872%	0.871%	0.871%	0.870%
104.00000%	0.523%	0.523%	0.522%	0.522%	0.521%
105.00000%	0.179%	0.179%	0.178%	0.177%	0.176%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.744%	3.744%	3.744%	3.745%	3.756%
99.00000%	3.516%	3.516%	3.516%	3.517%	3.522%
100.00000%	3.291%	3.291%	3.291%	3.291%	3.290%
101.00000%	3.068%	3.068%	3.068%	3.068%	3.062%
102.00000%	2.848%	2.848%	2.848%	2.847%	2.836%
103.00000%	2.630%	2.630%	2.630%	2.629%	2.612%
104.00000%	2.415%	2.415%	2.415%	2.414%	2.391%
105.00000%	2.202%	2.202%	2.202%	2.201%	2.173%
106.00000%	1.992%	1.992%	1.992%	1.990%	1.957%
107.00000%	1.784%	1.784%	1.784%	1.781%	1.743%
108.00000%	1.578%	1.578%	1.578%	1.575%	1.531%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.836%	3.836%	3.836%	3.836%	3.836%
99.00000%	3.676%	3.676%	3.676%	3.676%	3.676%
100.00000%	3.518%	3.518%	3.518%	3.518%	3.518%
101.00000%	3.362%	3.362%	3.362%	3.362%	3.362%
102.00000%	3.208%	3.208%	3.208%	3.208%	3.208%
103.00000%	3.055%	3.055%	3.055%	3.055%	3.055%
104.00000%	2.904%	2.904%	2.904%	2.904%	2.904%
105.00000%	2.755%	2.755%	2.755%	2.755%	2.755%
106.00000%	2.608%	2.608%	2.608%	2.608%	2.608%
107.00000%	2.462%	2.462%	2.462%	2.462%	2.462%
108.00000%	2.318%	2.318%	2.318%	2.318%	2.318%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.00000%	3.965%	3.969%	3.972%	3.976%	3.985%
97.00000%	3.839%	3.841%	3.844%	3.847%	3.853%
98.00000%	3.714%	3.715%	3.717%	3.719%	3.723%
99.00000%	3.590%	3.591%	3.591%	3.592%	3.594%
100.00000%	3.468%	3.468%	3.467%	3.467%	3.467%
101.00000%	3.347%	3.346%	3.345%	3.344%	3.341%
102.00000%	3.227%	3.226%	3.224%	3.222%	3.217%
103.00000%	3.109%	3.107%	3.104%	3.101%	3.094%
104.00000%	2.993%	2.989%	2.985%	2.982%	2.973%
105.00000%	2.877%	2.873%	2.868%	2.864%	2.853%
106.00000%	2.763%	2.758%	2.752%	2.747%	2.734%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.979%	3.979%	3.979%	3.980%	3.986%
99.00000%	3.854%	3.854%	3.855%	3.855%	3.857%
100.00000%	3.731%	3.731%	3.731%	3.731%	3.731%
101.00000%	3.609%	3.609%	3.609%	3.609%	3.605%
102.00000%	3.489%	3.489%	3.489%	3.488%	3.482%
103.00000%	3.370%	3.370%	3.370%	3.369%	3.359%
104.00000%	3.252%	3.252%	3.252%	3.251%	3.238%
105.00000%	3.136%	3.136%	3.136%	3.134%	3.118%
106.00000%	3.021%	3.021%	3.020%	3.018%	3.000%
107.00000%	2.907%	2.907%	2.907%	2.904%	2.883%
108.00000%	2.795%	2.794%	2.794%	2.791%	2.767%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
5.00000%	7.618%	7.569%	7.513%	7.438%	7.055%
5.10000%	7.119%	7.069%	7.012%	6.936%	6.547%
5.20000%	6.635%	6.584%	6.526%	6.449%	6.054%
5.30000%	6.165%	6.114%	6.055%	5.976%	5.575%
5.40000%	5.709%	5.657%	5.597%	5.518%	5.111%
5.50000%	5.265%	5.213%	5.152%	5.072%	4.659%
5.60000%	4.834%	4.781%	4.720%	4.638%	4.220%
5.70000%	4.415%	4.361%	4.299%	4.216%	3.793%
5.80000%	4.007%	3.952%	3.889%	3.805%	3.376%
5.90000%	3.609%	3.554%	3.490%	3.405%	2.971%
6.00000%	3.222%	3.165%	3.101%	3.015%	2.576%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
2.00000%	9.800%	9.814%	9.783%	9.744%	9.623%
2.10000%	8.607%	8.621%	8.588%	8.548%	8.422%
2.20000%	7.497%	7.512%	7.478%	7.436%	7.305%
2.30000%	6.463%	6.478%	6.443%	6.399%	6.263%
2.40000%	5.494%	5.510%	5.473%	5.428%	5.288%
2.50000%	4.584%	4.600%	4.562%	4.516%	4.371%
2.60000%	3.727%	3.743%	3.704%	3.657%	3.508%
2.70000%	2.917%	2.934%	2.894%	2.845%	2.692%
2.80000%	2.150%	2.167%	2.126%	2.076%	1.919%
2.90000%	1.422%	1.439%	1.398%	1.347%	1.185%
3.00000%	0.729%	0.747%	0.705%	0.652%	0.487%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	4.258%	4.258%	4.259%	4.260%	4.264%
99.00000%	4.132%	4.132%	4.133%	4.133%	4.135%
100.00000%	4.008%	4.008%	4.008%	4.008%	4.008%
101.00000%	3.885%	3.885%	3.885%	3.885%	3.882%
102.00000%	3.764%	3.764%	3.763%	3.762%	3.758%
103.00000%	3.644%	3.644%	3.643%	3.642%	3.635%
104.00000%	3.526%	3.526%	3.524%	3.522%	3.514%
105.00000%	3.409%	3.408%	3.407%	3.404%	3.394%
106.00000%	3.293%	3.293%	3.291%	3.288%	3.275%
107.00000%	3.178%	3.178%	3.176%	3.172%	3.158%
108.00000%	3.065%	3.065%	3.062%	3.058%	3.041%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	4.361%	4.361%	4.361%	4.362%	4.366%
99.00000%	4.235%	4.235%	4.235%	4.235%	4.237%
100.00000%	4.110%	4.110%	4.110%	4.110%	4.110%
101.00000%	3.987%	3.987%	3.987%	3.987%	3.984%
102.00000%	3.865%	3.865%	3.865%	3.865%	3.860%
103.00000%	3.745%	3.745%	3.745%	3.744%	3.737%
104.00000%	3.626%	3.626%	3.626%	3.625%	3.615%
105.00000%	3.508%	3.508%	3.508%	3.507%	3.495%
106.00000%	3.391%	3.391%	3.391%	3.391%	3.376%
107.00000%	3.276%	3.276%	3.276%	3.276%	3.258%
108.00000%	3.162%	3.162%	3.162%	3.162%	3.142%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
92.00000%	5.423%	5.424%	5.424%	5.425%	5.449%
93.00000%	5.285%	5.285%	5.286%	5.287%	5.308%
94.00000%	5.149%	5.149%	5.150%	5.150%	5.169%
95.00000%	5.014%	5.015%	5.015%	5.016%	5.032%
96.00000%	4.881%	4.882%	4.882%	4.883%	4.897%
97.00000%	4.750%	4.751%	4.751%	4.752%	4.763%
98.00000%	4.621%	4.621%	4.622%	4.622%	4.631%
99.00000%	4.493%	4.493%	4.494%	4.494%	4.500%
100.00000%	4.366%	4.367%	4.367%	4.368%	4.371%
101.00000%	4.241%	4.242%	4.242%	4.243%	4.243%
102.00000%	4.118%	4.118%	4.119%	4.120%	4.117%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates (other than the Class R Certificates). The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and structural components that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, fifteen (15) of the Mortgaged Properties representing approximately 11.3% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class C Certificates will be issued with original issue discount for federal income tax purposes.

In addition, it is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to 0% CPY; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment

Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of the applicable classes of certificates receiving such amounts, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable classes of certificates receiving such amounts. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from principal payments on, and sales and other dispositions of, debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$36,900,000	$6,800,000	$58,600,000	$190,000,000
Morgan Stanley & Co. LLC.	$0	$0	$0	$0
KeyBanc Capital Markets Inc.	$0	$0	$0	$0
CIBC World Markets Corp.	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$36,900,000	$6,800,000	$58,600,000	$190,000,000

Underwriter	Class A-4	Class X-A	Class X-B
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$327,567,000	$634,867,000	$109,968,000
Morgan Stanley & Co. LLC.	$15,000,000	$0	$0
KeyBanc Capital Markets Inc.	$0	$0	$0
CIBC World Markets Corp.	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0
Total	$342,567,000	$634,867,000	$109,968,000

Underwriter	Class A-S	Class B	Class C
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$65,754,000	$44,214,000	$42,080,000
Morgan Stanley & Co. LLC.	$0	$0	$0
KeyBanc Capital Markets Inc.	$0	$0	$0
CIBC World Markets Corp.	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$1,000,000
Total	$65,754,000	$44,214,000	$43,080,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Each underwriter has represented and agreed that:

(a) in the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the certificates which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)       to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)       to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c)       in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Offered Certificates referred to in clauses (a) to (c) above will require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the prior paragraph, the expression an “offer of the certificates which are the subject of the offering contemplated by this prospectus to the public” in relation to any Offered Certificate in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 106.8% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

Expenses payable by the depositor are estimated at $5,105,821, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator, a sponsor, the parent of the depositor and the holder of one or more of the Potomac Mills pari passu companion loans, the FedEx Ground Portfolio pari passu companion loans and the American Greetings HQ pari passu companion loans.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator and the holder of one or more of the 191 Peachtree pari passu companion loans.

KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association, a mortgage loan seller, an originator, a sponsor, a primary servicer of certain of the Serviced Mortgage Loans and the special servicer under the CD 2016-CD2 PSA, pursuant to which the FedEx Ground Portfolio Whole Loan is being serviced prior to the securitization of the related Control Note.

CIBC World Markets Corp., an underwriter, is an affiliate of CIBC Inc., a mortgage loan seller, an originator and a sponsor.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc. and CIBC World Markets Corp. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to Bank of America, National Association (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated), in its capacity as a mortgage loan seller, of the purchase price for the Bank of America mortgage loans; (ii) the payment by the depositor to Morgan Stanley Mortgage Capital Holdings LLC (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans; (iii) the payment by the depositor to KeyBank National Association (an affiliate of KeyBanc Capital Markets Inc.), in its capacity as a mortgage loan seller, of the purchase price for the KeyBank Mortgage Loans; and (iv) the payment by the depositor to CIBC Inc. (an affiliate of CIBC World Markets Corp.), in its capacity as a mortgage loan seller, of the purchase price for the CIBC mortgage loans.

As a result of the circumstances described above, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC., KeyBanc Capital Markets Inc. and CIBC World Markets Corp. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of this prospectus are hereby incorporated by reference into this prospectus:  the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at One Bryant Park, New York, New York 10036, Attention: President, or by telephone at (646) 855-3953.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206847) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption (“PTE”) 93-31, 58 Fed. Reg. 28,620 (May 14, 1993) and to the predecessor of Morgan Stanley & Co. LLC, PTE 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), each as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of Mortgage Loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). The appropriate characterization of the Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Certificates, are subject to significant interpretive uncertainties.

No representations are made as to the proper characterization of the Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase the Certificates under applicable legal investment restrictions. Further, any rating of a Class of Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the liquidity, market value, and regulatory characteristics of, that Class. In addition, the fact that the Class R Certificates are not being rated by a Rating Agency or another NRSRO (unless an NRSRO issues an unsolicited rating) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, those Classes. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity and market value of the Certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent the Certificates will constitute legal investments for them or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the 3 Rating Agencies engaged by the depositor to rate the offered certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the other Classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	298
1986 Act	442
1996 Act	422
3
30/360 Basis	327
4
401(c) Regulations	459
A
AB Modified Loan	338
Acceptable Insurance Default	341
Acting General Counsel’s Letter	119
Actual/360 Basis	168
Actual/360 Loans	317
ADA	424
Additional Exclusions	341
Administrative Cost Rate	277
ADR	123
Advances	313
Affirmative Asset Review Vote	375
Allocated Loan Amount	123
American Greetings HQ State of Ohio Loan	180
Annual Debt Service	123
Appraisal Reduction Amount	334
Appraisal Reduction Event	334
Appraised Value	124
Appraised-Out Class	339
Assessment of Compliance	405
Asset Representations Reviewer Asset Review Fee	333
Asset Representations Reviewer Fee	332
Asset Representations Reviewer Fee Rate	333
Asset Representations Reviewer Termination Event	380
Asset Review	377
Asset Review Notice	376
Asset Review Quorum	376
Asset Review Report	378
Asset Review Report Summary	378
Asset Review Standard	377
Asset Review Trigger	374
Asset Review Vote Election	375
Asset Status Report	350

Assumed Final Distribution Date	285
Assumed Scheduled Payment	279
Attestation Report	405
Available Funds	272
B
Balloon LTV	126
BAMLCM	231
BANA Qualification Criteria	228
Bank of America	219
Bank of America Data File	226
Bank of America Guidelines	220
Bank of America Securitization Database	226
Bankruptcy Code	416
Base Interest Fraction	284
Borrower Party	292
Borrower Party Affiliate	292
Breach Notice	306
BSSF	244
C
C(WUMP)O	17
Cash Flow Analysis	124
CD 2016-CD2 PSA	182
CERCLA	421
Certificate Administrator/Trustee Fee	332
Certificate Administrator/Trustee Fee Rate	332
Certificate Balance	271
Certificate Owners	300
Certificateholder	293
Certificateholder Quorum	382
Certificateholder Repurchase Request	391
CFCRE 2016-C6 Asset Representations Reviewer	197
CFCRE 2016-C6 Certificate Administrator	197
CFCRE 2016-C6 Depositor	197
CFCRE 2016-C6 Directing Holder	201
CFCRE 2016-C6 Master Servicer	197
CFCRE 2016-C6 Operating Advisor	197
CFCRE 2016-C6 Potomac Mills Special Servicer	197
CFCRE 2016-C6 PSA	183
CFCRE 2016-C6 Trustee	197
CIBC	243
CIBC Data File	250
CIBC Deal Team	249
CIBX	244

Circuit Court	252
Class A Certificates	270
Class A-SB Planned Principal Balance	280
Class X Certificates	270
Class X YM Distribution Amount	284
Clearstream	299
Clearstream Participants	301
Closing Date	122
CMBS	49
CMMBS	262
Code	440
Collateral Deficiency Amount	338
Collection Account	316
Collection Period	273
Communication Request	302
Companion Distribution Account	317
Companion Holder(s)	182
Companion Loans	121
Compensating Interest Payment	286
Complaint	257
Constant Prepayment Rate	431
Consultation Termination Event	363
Control Eligible Certificates	358
Control Note	183
Control Termination Event	363
Controlling Class	358
Controlling Class Certificateholder	358
Controlling Companion Loan Securitization Date	183
Controlling Holder	183
Corrected Loan	350
CPP	431
CPR	431
CPY	431
CRE Loans	216
CREFC®	289
CREFC® Intellectual Property Royalty License Fee	333
CREFC® Intellectual Property Royalty License Fee Rate	333
CREFC® Reports	289
Crossed Mortgage Loan Group	307
Crossed Underlying Loan	307
Crossed Underlying Loan Repurchase Criteria	307
Cross-Over Date	276
Cumulative Appraisal Reduction Amount	337
Cure/Contest Period	377
Current LTV	125
Cut-off Date	121
Cut-off Date Balance	125
Cut-off Date Loan-to-Value Ratio	125
Cut-off Date LTV	125
Cut-off Date LTV Ratio	125
Cut-off Date UW NCF	129
D
D or GRTR of @% or YM(#)	128
DBRS	378
DEF(#)	128
Defaulted Loan	355
Defeasance Deposit	171
Defeasance Loans	171
Defeasance Lock-Out Period	171
Defeasance Option	171
Definitive Certificate	299
Delinquent Loan	375
Demand Entities	218, 230
Depositaries	299
Determination Date	271
Diligence File	303
Directing Certificateholder	358
Disclosable Special Servicer Fees	331
Discount Rate	285
Dispute Resolution Consultation	394
Dispute Resolution Cut-off Date	393
Distribution Accounts	317
Distribution Date	271
Distribution Date Statement	289
District Court	257
Dodd-Frank Act	106
DOL	457
Draft CRR Amendment Regulation	105
DTC	299
DTC Participants	299
DTC Rules	300
Due Date	167, 273
E
EDGAR	455
Effective Gross Income	124
EGI	125
Eligible Asset Representations Reviewer	378
Eligible Operating Advisor	369
Enforcing Party	392
Enforcing Servicer	392
ESA	147, 248
Escrow/Reserve Mitigating Circumstances	247
EU Risk Retention and Due Diligence Requirements	105
Euroclear	299
Euroclear Operator	301
Euroclear Participants	301
Excess Interest Distribution Account	317
Excess Modification Fee Amount	328
Excess Modification Fees	326
Excess Prepayment Interest Shortfall	287
Exchange Act	207, 253
Excluded Controlling Class Holder	291

Excluded Controlling Class Loan	292
Excluded Information	292
Excluded Loan	292
Excluded Plan	458
Excluded Special Servicer	383
Excluded Special Servicer Loan	383
Exemption	457
Exemption Rating Agency	457
F
FATCA	450
FDIA	118
FDIC	118
FETL	19
FIEL	19
Final Asset Status Report	366
Final Dispute Resolution Election Notice	394
Financial Promotion Order	16
FIRREA	119
Fitch	378
FPO Persons	16
FSCMA	19
FSMA	16, 453
G
Garn Act	423
GLA	125
Government Securities	169, 171
Grace Period	125
GRTR of @% or YM(#)	128
H
Hard Lockbox	125
Hilton	138
Hilton Hawaiian Village Companion Loans	191
Hilton Hawaiian Village Intercreditor Agreement	192
Hilton Hawaiian Village Mortgage Loan	191
Hilton Hawaiian Village Noteholders	192
Hilton Hawaiian Village Pari Passu Companion Loans	191
Hilton Hawaiian Village Subordinate Companion Loans	191
Hilton Hawaiian Village Whole Loan	191
Hilton Manager	138
Hilton USA Trust 2016-HHV TSA	183
HUD	137
I
Indirect Participants	300
Initial Pool Balance	121
Initial Requesting Certificateholder	391
In-Place Cash Management	125
Insurance and Condemnation Proceeds	316
Intercreditor Agreement	182
Interest Accrual Amount	278
Interest Accrual Period	278
Interest Distribution Amount	278
Interest Reserve Account	317
Interest Shortfall	278
Interested Person	356
Investment Company Act	460
Investor Certification	292
IO	125
IO Period UW NCF DSCR	125
K
KeyBank	238
KeyBank Data Tape	239
KeyBank Mortgage Loans	239
KeyBank Parties	268
KeyBank Primary Servicing Agreement	267
KeyBank Qualification Criteria	240
KeyBank Review Team	239
KeyBank Serviced Mortgage Loans	264
L
Largest Tenant	126
Lease Expiration of Largest Tenant	126
Liquidation Fee	328
Liquidation Proceeds	317
LO(#)	128
Loan Per Unit	126
Loan-to-Value Ratio at Maturity or ARD	126
Lock-out Period	169
Loss of Value Payment	308
Lower-Tier Regular Interests	440
Lower-Tier REMIC	271, 440
LTV Ratio at Maturity or ARD	126
M
Major Decision	359
MAS	18
Master Servicer Major Decision	361
Master Servicer Proposed Course of Action Notice	392
Master Servicer Remittance Date	312
Material Defect	306
Maturity Date LTV	126
Maturity Date LTV Ratio	126
Maturity/ARD Balance	124
Midland	262
MLPA	303
Modification Fees	327
Moody’s	378

Morgan Stanley Bank	207
Morgan Stanley Group	207
Morgan Stanley Origination Entity	209
Mortgage	122
Mortgage File	303
Mortgage Loans	121
Mortgage Note	122
Mortgage Pool	121
Mortgage Rate	126, 277
Mortgaged Property	122
Most Recent NOI	126
MSA	127
MSC 2016-BNK2 PSA	183
MSC 2016-UBS12 PSA	183
MSMCH	207
MSMCH Data File	215
MSMCH Mortgage Loans	207
MSMCH Qualification Criteria	216
MSMCH Securitization Database	214
N
Net Mortgage Rate	277
Net Operating Income	127
NOI	127
NOI Date	127
Non-Control Note	183
Non-Controlling Holder	184
Nonrecoverable Advance	314
Non-Serviced Certificate Administrator	184
Non-Serviced Companion Loan	184
Non-Serviced Custodian	184
Non-Serviced Directing Certificateholder	184
Non-Serviced Master Servicer	184
Non-Serviced Mortgage Loan	184
Non-Serviced Pari Passu Companion Loan	184
Non-Serviced Pari Passu Whole Loan	184
Non-Serviced Pari Passu-AB Whole Loan	184
Non-Serviced PSA	184
Non-Serviced Securitization Trust	184
Non-Serviced Special Servicer	184
Non-Serviced Trustee	185
Non-Serviced Whole Loan	185
Non-U.S. Tax Person	450
Notional Amount	271
NRA	127
NRSRO	291
NRSRO Certification	293
O
O(#)	128
OCC	219
Occupancy Date	127
Occupancy Rate	127
Occupancy Rate As-of Date	127
Offered Certificates	270
OID Regulations	443
OLA	119
Operating Advisor Consulting Fee	332
Operating Advisor Expenses	332
Operating Advisor Fee	332
Operating Advisor Fee Rate	332
Operating Advisor Standard	367
Operating Advisor Termination Event	371
Original Balance	127
Other Master Servicer	185
Other PSA	185
P
P&I Advance	312
Pads	132
Par Purchase Price	355
Pari Passu Companion Loan	185
Pari Passu Companion Loans	121
Pari Passu Loan Primary Servicing Fee	277
Pari Passu Loan Primary Servicing Fee Rate	277
Pari Passu Mortgage Loan	185
Park Bridge Financial	269
Park Bridge Lender Services	269
Participants	299
Parties in Interest	456
Pass-Through Rate	276
Patriot Act	425
PCIS Persons	16
Percentage Interest	272
Periodic Payments	272
Permitted Investments	272, 318
Permitted Special Servicer/Affiliate Fees	331
PIPs	72, 151
Plans	456
Potomac Mills Certificateholders	197
Potomac Mills Control Appraisal Period	203
Potomac Mills Controlling Subordinate Noteholder	197
Potomac Mills Intercreditor Agreement	197
Potomac Mills Major Decisions	201
Potomac Mills Mortgage Loan	196
Potomac Mills Mortgaged Property	196
Potomac Mills Noteholders	197
Potomac Mills Pari Passu Companion Loans	196
Potomac Mills Sequential Pay Event	197
Potomac Mills Subordinate Companion Loans	196
Potomac Mills Whole Loan	196

Potomac Mills Whole Loan Directing Holder	203
PRC	17
Preliminary Dispute Resolution Election Notice	393
Prepayment Assumption	444
Prepayment Interest Excess	286
Prepayment Interest Shortfall	286
Prepayment Premium	285
Prepayment Provisions	127
Prime Rate	316
Principal Balance Certificates	270
Principal Distribution Amount	278
Principal Shortfall	280
Privileged Information	370
Privileged Information Exception	370
Privileged Person	291
Professional Investors	17
Prohibited Prepayment	287
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	393
Proposed Course of Action Notice	393
Prospectus Directive	16
PSA	270
PSA Party Repurchase Request	392
PTCE	459
Purchase Price	308
Q
Qualified Replacement Special Servicer	383
Qualified Substitute Mortgage Loan	308
R
RAC No-Response Scenario	403
Rated Final Distribution Date	286
Rating Agencies	404
Rating Agency Communication	404
Rating Agency Confirmation	403
REA	56
Realized Loss	288
REC	147
Record Date	271
Registration Statement	455
Regular Certificates	270
Regular Interestholder	442
Regular Interests	440
Regulation AB	405
Reimbursement Rate	316
Related Proceeds	315
Release Date	171
Relevant Member State	15
Relevant Persons	16
Relief Act	424
REMIC	440
REMIC Regulations	440
REO Account	318
REO Loan	281
REO Property	350
Repurchase Request	392
Requesting Certificateholder	394
Requesting Holders	339
Requesting Investor	302
Requesting Party	402
Requirements	425
Residual Certificates	270
Resolution Failure	392
Resolved	392
Restricted Group	457
Restricted Party	370
Review Materials	376
RevPAR	128
RMBS	256
Rooms	132
Rule 17g-5	293
S
Scheduled Principal Distribution Amount	279
SEC	207
Securities Act	405
Securitization Accounts	270, 318
Securitization Framework	105
Securitization Regulation	105
Senior Certificates	270
Sequential Order	192
Serviced Mortgage Loans	309
Serviced Pari Passu Companion Loan	185
Serviced Pari Passu Companion Loan Securities	386
Serviced Pari Passu Mortgage Loan	185
Serviced Pari Passu Whole Loan	185
Serviced Whole Loan	185
Servicer Termination Event	385
Servicing Advances	313
Servicing Fee	325
Servicing Fee Rate	325
Servicing Shift Mortgage Loan	185
Servicing Shift Whole Loan	185
Servicing Standard	311
SF	128
SFA	18
SFO	17
Similar Law	456
SMC	232
SMF III	232
SMF III Data Tape	233
SMF III Mortgage Loans	232
SMF III Qualification Criteria	234

SMMEA	459
Soft Lockbox	128
Soft Springing Lockbox	128
Special Servicer Major Decision	361
Special Servicer Non-Major Decision	345
Special Servicing Fee	327
Special Servicing Fee Rate	327
Specially Serviced Loans	348
Springing Cash Management	128
Springing Lockbox	128
Sq. Ft.	128
Square Feet	128
Startup Day	440
Starwood	232
Starwood Review Team	233
Stated Principal Balance	280
Structured Product	17
Structuring Assumptions	431
Subject Loan	324, 333
Subordinate Certificates	270
Subordinate Companion Loan	121
Sub-Servicing Agreement	312
SunCap	153
T
T-12	129
Term to Maturity	129
Term to Maturity or ARD	129
Terms and Conditions	301
Tests	377
Threshold Event Collateral	204
Title V	423
Total Operating Expenses	124
Trailing 12 NOI	126
TRIPRA	78
Trust	254
Trust REMICs	271, 440
TTM	129
U
U.S. Tax Person	450
UBS AG, New York Branch	208
UCC	411
Underlying Class	271
Underwriter Entities	97
Underwriting Agreement	452
Underwritten Effective Gross Income	131
Underwritten EGI	131
Underwritten Expenses	129
Underwritten NCF	130
Underwritten NCF Debt Yield	129
Underwritten NCF DSCR	130
Underwritten Net Cash Flow	130
Underwritten Net Cash Flow DSCR	130
Underwritten Net Operating Income	130
Underwritten NOI Debt Yield	131
Underwritten NOI DSCR	131
Underwritten Revenue	132
Units	132
Unscheduled Principal Distribution Amount	279
Unsolicited Information	377
Upper-Tier REMIC	271, 440
USTs	150
UW EGI	131
UW Expenses	129
UW NCF	130
UW NCF Debt Yield	129
UW NCF DSCR	130
UW NOI	130
UW NOI Debt Yield	131
UW NOI DSCR	131
UW Revenue	132
V
Volcker Rule	106
Voting Rights	298
W
WAC Rate	277
Weighted Average Mortgage Rate	132
Wells Fargo Bank	255
Wells Fargo Bank (MS)	257
Whole Loan	121
Withheld Amounts	317
Workout Fee	328
Workout Fee Rate	328
Workout-Delayed Reimbursement Amount	316
WTNA	254
Y
Yield Maintenance Charge	285
YM(#)	128

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	MSBNA	MSMCH	$63,000,000	$63,000,000	$63,000,000	$243,566.43	Refinance	Park Intermediate Holdings LLC
Loan	4, 6, 7	2	191 Peachtree	6.1%	MSBNA	MSMCH	$55,000,000	$55,000,000	$55,000,000	$143.60	Acquisition	Oaktree Capital Management, L.P.; Banyan Street Capital, LLC
Loan	4	3	Wolfchase Galleria	6.1%	MSBNA	MSMCH	$55,000,000	$54,922,796	$44,022,898	$420.48	Refinance	Simon Property Group, L.P.
Loan	6	4	100 Hamilton	5.8%	BANA	BANA	$53,000,000	$53,000,000	$53,000,000	$737.88	Refinance	RREEF Spezial Invest GmbH
Loan	4	5	Potomac Mills	5.7%	BANA	BANA	$52,000,000	$52,000,000	$52,000,000	$199.32	Refinance	Simon Property Group, L.P.
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	BANA	BANA	$42,500,000	$42,500,000	$42,500,000	$226.33	Acquisition	PA-SC Venture I LLC
Property		6.01	Fedex - Yonkers, NY		BANA	BANA	$18,190,619	$18,190,619	$18,190,619
Property		6.02	Fedex - Elmsford, NY		BANA	BANA	$17,218,685	$17,218,685	$17,218,685
Property		6.03	Fedex - Bridgeport, PA		BANA	BANA	$7,090,696	$7,090,696	$7,090,696
Loan		7	Big Flats Consumer Square	4.4%	MSBNA	MSMCH	$40,300,000	$40,300,000	$36,420,598	$70.18	Acquisition	DRA Advisors LLC; DLC Management Corporation
Loan	6	8	The Barlow	4.1%	SMC	SMF III	$37,500,000	$37,500,000	$32,320,081	$209.88	Refinance	Bernard Aldridge
Loan		9	The Crossings of Spring Hill	3.2%	CIBC	CIBC	$28,845,000	$28,845,000	$25,429,474	$131.17	Acquisition	Dr. Hardam S. Azad
Loan		10	Club Royale Apartments	3.1%	BANA	BANA	$27,750,000	$27,711,899	$22,307,494	$82,969.76	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan	4	11	American Greetings HQ	3.0%	BANA	BANA	$27,000,000	$26,952,706	$20,045,350	$140.00	Refinance	H L & L Property Company
Loan		12	Willco Business Center	2.8%	SMC	SMF III	$25,450,000	$25,450,000	$21,946,393	$89.32	Refinance	Richard Cohen; Melvin Lenkin; James H. Moshovitis
Loan	11	13	Enterprise Plaza	2.7%	MSBNA	MSMCH	$24,500,000	$24,500,000	$21,578,438	$128.80	Refinance	Combined Holding Company LLC
Loan	8, 9	14	Walgreens Pool 7	2.7%	SMC	SMF III	$24,519,000	$24,487,754	$19,892,715	$281.03	Refinance	John E. Gross
Property		14.01	Walgreens Oak Brook		SMC	SMF III	$4,762,000	$4,755,931	$3,863,498
Property		14.02	Walgreens Park Ridge		SMC	SMF III	$4,731,000	$4,724,971	$3,838,347
Property		14.03	Walgreens Dallas		SMC	SMF III	$4,186,000	$4,180,666	$3,396,179
Property		14.04	Walgreens Round Lake Beach		SMC	SMF III	$4,149,000	$4,143,713	$3,366,160
Property		14.05	Walgreens Pasadena		SMC	SMF III	$3,772,000	$3,767,193	$3,060,293
Property		14.06	Walgreens Scottsdale		SMC	SMF III	$2,919,000	$2,915,280	$2,368,238
Loan	10	15	Le Meridien Tampa	2.6%	MSBNA	MSMCH	$24,000,000	$24,000,000	$20,398,251	$184,615.38	Refinance	Development Services Group
Loan	12	16	Parkview Plaza	2.5%	BANA	BANA	$22,500,000	$22,500,000	$18,687,399	$117.32	Refinance	Cedarwood Development
Loan	8, 9	17	Walgreens Pool 5	2.2%	SMC	SMF III	$20,350,000	$20,324,067	$16,510,330	$257.86	Refinance	John E. Gross
Property		17.01	Walgreens Ballwin		SMC	SMF III	$5,458,000	$5,451,045	$4,428,176
Property		17.02	Walgreens Espanola		SMC	SMF III	$4,944,000	$4,937,700	$4,011,158
Property		17.03	Walgreens Round Rock		SMC	SMF III	$4,061,000	$4,055,825	$3,294,764
Property		17.04	Walgreens Dickson		SMC	SMF III	$3,021,000	$3,017,150	$2,450,993
Property		17.05	Walgreens Burleson		SMC	SMF III	$2,866,000	$2,862,348	$2,325,239
Loan		18	Advance Auto Parts Distribution Facility	2.1%	KeyBank	KeyBank	$19,000,000	$19,000,000	$17,420,230	$54.68	Acquisition	Northbridge Partners, LLC
Loan		19	Rosedale Marketplace	2.0%	MSBNA	MSMCH	$18,000,000	$18,000,000	$15,810,751	$117.34	Refinance	Tanurb Development Inc.
Loan		20	Livonia Commons	1.9%	MSBNA	MSMCH	$17,500,000	$17,452,966	$14,018,116	$116.04	Refinance	Thomas R. Green
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	BANA	BANA	$15,000,000	$15,000,000	$12,723,883	$92,592.59	Refinance	Gary Mulhair; Sandra Mulhair; Michael Galgon
Property		21.01	Ilaria Apartments		BANA	BANA	$6,015,515	$6,015,515	$5,102,714
Property		21.02	Morino Apartments		BANA	BANA	$5,944,993	$5,944,993	$5,042,893
Property		21.03	Cortena Apartments		BANA	BANA	$3,039,492	$3,039,492	$2,578,276
Loan		22	Trinity Village	1.5%	KeyBank	KeyBank	$13,725,000	$13,725,000	$11,736,434	$192.68	Acquisition	Robert Berger; Richard Glickman; Tony Passander
Loan		23	Carelton Courtyard and University Place	1.4%	CIBC	CIBC	$12,975,000	$12,975,000	$11,307,772	$50,486.38	Refinance	Gregory A. Cason; Redwood-Kairos
Loan		24	Alicia Office Park	1.3%	SMC	SMF III	$12,200,000	$12,200,000	$9,989,420	$139.32	Refinance	John Davenport; Jeffrey K. Nickell; Mark Valentine
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	MSBNA	MSMCH	$10,750,000	$10,704,231	$8,547,862	$93,896.77	Refinance	James Campbell; Beverly Campbell
Property		25.01	James Creek		MSBNA	MSMCH	$8,808,550	$8,771,047	$7,004,118
Property		25.02	Foxfire		MSBNA	MSMCH	$1,941,450	$1,933,184	$1,543,744
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	SMC	SMF III	$9,800,000	$9,800,000	$8,013,155	$21.06	Acquisition	Matthew Cody Cowan; Clay Carter
Property		26.01	4001 West Minnesota Street		SMC	SMF III	$7,513,543	$7,513,543	$6,143,590
Property		26.02	1806 and 1848 Stout Field Drive		SMC	SMF III	$2,286,457	$2,286,457	$1,869,565
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	KeyBank	KeyBank	$9,400,000	$9,400,000	$8,654,507	$52.32	Refinance	Wheeler Real Estate Investment Trust, Inc.
Property		27.01	Sangaree Plaza		KeyBank	KeyBank	$3,977,600	$3,977,600	$3,662,145
Property		27.02	Tri-County Plaza		KeyBank	KeyBank	$2,843,175	$2,843,175	$2,617,689
Property		27.03	Berkley Center		KeyBank	KeyBank	$2,579,225	$2,579,225	$2,374,672
Loan		28	105 South York Street	1.0%	CIBC	CIBC	$8,900,000	$8,900,000	$7,792,659	$180.40	Refinance	Frank Catalano
Loan		29	Bay Area Self Storage Phase 1	1.0%	BANA	BANA	$8,750,000	$8,750,000	$8,750,000	$141.73	Refinance	Derek K. Hunter, Jr.
Loan		30	The Heights at State College Phase IV	0.9%	CIBC	CIBC	$8,350,000	$8,350,000	$6,965,657	$65,234.38	Refinance	William J. Leone; W. Grant Scott; David E. Meese; Keith R. Cooper
Loan		31	Big Springs Village	0.9%	BANA	BANA	$8,300,000	$8,300,000	$7,093,865	$66.34	Refinance	Ben F. Kushner; Warren N. Steinberg
Loan		32	Whisper Creek	0.8%	SMC	SMF III	$7,700,000	$7,700,000	$6,510,398	$16,594.83	Acquisition	Granite Communities, LLC
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	KeyBank	KeyBank	$7,400,000	$7,390,758	$6,813,041	$83.13	Refinance	Santo Carollo; William Nye
Loan		34	Harris Industrial Building	0.8%	KeyBank	KeyBank	$7,125,000	$7,125,000	$5,838,407	$68.39	Refinance	GBR Capital; Riverbend Holdings
Loan		35	Gateway Plaza	0.8%	KeyBank	KeyBank	$7,000,000	$6,991,161	$5,715,973	$69.26	Refinance	Charles W. Wilcox; Robin Brooksbank
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	KeyBank	KeyBank	$4,440,000	$4,440,000	$3,660,846	$342.02	Refinance	McKinley, Inc.
Property		36.01	Pei Wei/Mattress One		KeyBank	KeyBank	$3,078,000	$3,078,000	$2,537,857
Property		36.02	Aspen Dental		KeyBank	KeyBank	$1,362,000	$1,362,000	$1,122,989
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	KeyBank	KeyBank	$1,940,000	$1,940,000	$1,599,558	$342.02	Refinance	McKinley, Inc.
Property		37.01	Taco Bell Orlando Leased Fee		KeyBank	KeyBank	$991,060	$991,060	$817,143
Property		37.02	Just Brakes Tampa		KeyBank	KeyBank	$948,940	$948,940	$782,415
Loan		38	StorQuest - Oakland, CA	0.6%	BANA	BANA	$5,600,000	$5,600,000	$5,116,960	$340.90	Refinance	William Warren Group
Loan		39	Fairgate Apartments	0.6%	CIBC	CIBC	$5,363,250	$5,363,250	$4,631,663	$24,829.86	Acquisition	Samuel R. Pepper
Loan		40	Chestnut Commons	0.6%	KeyBank	KeyBank	$5,250,000	$5,250,000	$4,330,100	$110.41	Refinance	Carnegie Properties, Inc.
Loan		41	The Orchard	0.6%	BANA	BANA	$5,100,000	$5,100,000	$4,290,814	$155.00	Acquisition	Highpoint Capital
Loan		42	Bay Area Self Storage Phase 2	0.6%	BANA	BANA	$5,000,000	$5,000,000	$5,000,000	$126.53	Refinance	Derek K. Hunter, Jr.
Loan		43	Vista Lofts	0.6%	CIBC	CIBC	$5,000,000	$5,000,000	$4,344,856	$137.25	Refinance	Ben D. Arnold
Loan		44	Valencia Apartments	0.5%	BANA	BANA	$4,400,000	$4,393,959	$3,537,045	$86,156.05	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		45	Falcon Creek Phase II Apartments	0.5%	BANA	BANA	$4,330,000	$4,324,398	$3,520,054	$90,091.62	Refinance	BECO Asset Management
Loan		46	Diamond Southwest Industrial	0.5%	KeyBank	KeyBank	$4,250,000	$4,244,373	$3,440,187	$100.26	Acquisition	Jason W. Moore; James S. Forage
Loan		47	Burnet House Apartments	0.5%	BANA	BANA	$4,200,000	$4,194,233	$3,376,269	$116,506.48	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		48	Windy Knolls Phase II Apartments	0.4%	BANA	BANA	$3,950,000	$3,950,000	$3,220,778	$94,047.62	Refinance	BECO Asset Management
Loan		49	Colonial East Apartments	0.4%	CIBC	CIBC	$3,420,000	$3,420,000	$2,953,486	$17,812.50	Acquisition	Samuel R. Pepper
Loan		50	2601 Westinghouse Boulevard	0.4%	CIBC	CIBC	$3,380,000	$3,380,000	$3,099,905	$31.40	Acquisition	Franklin B. Mandel; Harold Kaufman
Loan		51	Walgreens - Alma, MI	0.4%	KeyBank	KeyBank	$3,350,000	$3,344,161	$2,490,222	$225.65	Acquisition	Lambros Kapodistrias; John Hanjiantoniou
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	KeyBank	KeyBank	$3,275,000	$3,262,890	$1,424,061	$145.93	Refinance	Dawn Smith O’Rourke
Property		52.01	Rite Aid - Spring Lake, MI		KeyBank	KeyBank	$1,677,000	$1,670,799	$729,206
Property		52.02	Rite Aid - Coloma, MI		KeyBank	KeyBank	$1,598,000	$1,592,091	$694,855
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	CIBC	CIBC	$3,100,000	$3,100,000	$2,536,033	$284.20	Acquisition	Michael Miserendino
Loan		54	Manassas Crossroads	0.3%	BANA	BANA	$3,000,000	$3,000,000	$3,000,000	$239.71	Refinance	Water Street Acquisitions
Loan		55	Park Royale Apartments	0.2%	BANA	BANA	$1,990,000	$1,987,268	$1,599,708	$110,403.76	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	BANA	BANA	$1,900,000	$1,900,000	$1,679,387	$34.68	Refinance	William Warren Group

A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

						MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	Park Intermediate Holdings LLC	1	Hospitality	Full Service	Fee / Leasehold	7/31/2035
Loan	4, 6, 7	2	191 Peachtree	6.1%	Rodolfo Prio Touzet; Oaktree Pinnacle Investment Fund, L.P.	1	Office	CBD	Fee / Leasehold	2/10/2087
Loan	4	3	Wolfchase Galleria	6.1%	Simon Property Group, L.P.	1	Retail	Regional Mall	Fee	N/A
Loan	6	4	100 Hamilton	5.8%	N/A	1	Office	CBD	Fee	N/A
Loan	4	5	Potomac Mills	5.7%	Simon Property Group, L.P.	1	Retail	Super Regional Mall	Fee	N/A
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	PA-SC Venture I Equity Sub LLC	3
Property		6.01	Fedex - Yonkers, NY				Industrial	Distribution Warehouse	Fee	N/A
Property		6.02	Fedex - Elmsford, NY				Industrial	Distribution Warehouse	Fee	N/A
Property		6.03	Fedex - Bridgeport, PA				Industrial	Distribution Warehouse	Fee	N/A
Loan		7	Big Flats Consumer Square	4.4%	DRA Growth and Income Master Fund IX, LLC	1	Retail	Anchored	Fee	N/A
Loan	6	8	The Barlow	4.1%	Bernard Aldridge	1	Mixed Use	Retail/Industrial	Fee	N/A
Loan		9	The Crossings of Spring Hill	3.2%	Dr. Hardam S. Azad	1	Retail	Anchored	Fee	N/A
Loan		10	Club Royale Apartments	3.1%	J.K. Properties, Inc.	1	Multifamily	Garden	Fee	N/A
Loan	4	11	American Greetings HQ	3.0%	Elie Weiss	1	Office	Suburban	Leasehold	6/27/2089
Loan		12	Willco Business Center	2.8%	Richard Cohen; Melvin Lenkin; James H. Moshovitis	1	Industrial	Warehouse/Flex	Fee	N/A
Loan	11	13	Enterprise Plaza	2.7%	Combined Holding Company LLC	1	Retail	Anchored	Fee	N/A
Loan	8, 9	14	Walgreens Pool 7	2.7%	John E. Gross	6
Property		14.01	Walgreens Oak Brook				Retail	Free-Standing	Fee	N/A
Property		14.02	Walgreens Park Ridge				Retail	Free-Standing	Fee	N/A
Property		14.03	Walgreens Dallas				Retail	Free-Standing	Fee	N/A
Property		14.04	Walgreens Round Lake Beach				Retail	Free-Standing	Fee	N/A
Property		14.05	Walgreens Pasadena				Retail	Free-Standing	Fee	N/A
Property		14.06	Walgreens Scottsdale				Retail	Free-Standing	Fee	N/A
Loan	10	15	Le Meridien Tampa	2.6%	Gary Prosterman	1	Hospitality	Full Service	Leasehold	3/31/2119
Loan	12	16	Parkview Plaza	2.5%	Lenora J. Petrarca	1	Retail	Anchored	Fee	N/A
Loan	8, 9	17	Walgreens Pool 5	2.2%	John E. Gross	5
Property		17.01	Walgreens Ballwin				Retail	Free-Standing	Fee	N/A
Property		17.02	Walgreens Espanola				Retail	Free-Standing	Fee	N/A
Property		17.03	Walgreens Round Rock				Retail	Free-Standing	Fee	N/A
Property		17.04	Walgreens Dickson				Retail	Free-Standing	Fee	N/A
Property		17.05	Walgreens Burleson				Retail	Free-Standing	Fee	N/A
Loan		18	Advance Auto Parts Distribution Facility	2.1%	Dean Withington Atkins; Chester Greenough Atkins; Gregory Scott Lauze	1	Industrial	Warehouse	Fee	N/A
Loan		19	Rosedale Marketplace	2.0%	Tanurb	1	Retail	Anchored	Fee	N/A
Loan		20	Livonia Commons	1.9%	Thomas R. Green; Matthias D. Renner (Springing)	1	Retail	Anchored	Fee	N/A
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	Gary Mulhair; Sandra Mulhair; Michael Galgon	3
Property		21.01	Ilaria Apartments				Multifamily	Mid-Rise	Fee	N/A
Property		21.02	Morino Apartments				Multifamily	Mid-Rise	Fee	N/A
Property		21.03	Cortena Apartments				Multifamily	Mid-Rise	Fee	N/A
Loan		22	Trinity Village	1.5%	Robert Berger; Richard Glickman; Tony Passander	1	Retail	Unanchored	Fee	N/A
Loan		23	Carelton Courtyard and University Place	1.4%	Gregory A. Cason	1	Multifamily	Garden	Fee	N/A
Loan		24	Alicia Office Park	1.3%	John Davenport; Jeffrey K. Nickell; Mark Valentine	1	Office	Suburban	Fee	N/A
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	James Campbell; Beverly Campbell	2
Property		25.01	James Creek				Multifamily	Student Housing	Fee	N/A
Property		25.02	Foxfire				Multifamily	Student Housing	Fee	N/A
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	Matthew Cody Cowan; Clay Carter	2
Property		26.01	4001 West Minnesota Street				Industrial	Cold Storage	Fee	N/A
Property		26.02	1806 and 1848 Stout Field Drive				Industrial	Warehouse	Fee	N/A
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	Wheeler Real Estate Investment Trust, Inc.	3
Property		27.01	Sangaree Plaza				Retail	Anchored	Fee	N/A
Property		27.02	Tri-County Plaza				Retail	Anchored	Fee	N/A
Property		27.03	Berkley Center				Retail	Anchored	Fee	N/A
Loan		28	105 South York Street	1.0%	Frank Catalano	1	Mixed Use	Office/Retail	Fee	N/A
Loan		29	Bay Area Self Storage Phase 1	1.0%	Derek K. Hunter, Jr.; Derek K. Hunter, Jr. and Lori Rae Hunter as Co-Trustees of The Hunter 1988 Revocable Trust U/A/D August 4, 1988, as amended and restated on November 9, 1995	1	Self Storage	Self Storage	Fee	N/A
Loan		30	The Heights at State College Phase IV	0.9%	William J. Leone; W. Grant Scott; David E. Meese; Keith R. Cooper	1	Multifamily	Student Housing	Fee	N/A
Loan		31	Big Springs Village	0.9%	Ben F. Kushner; Warren N. Steinberg	1	Retail	Anchored	Fee	N/A
Loan		32	Whisper Creek	0.8%	Granite Communities, LLC	1	Manufactured Housing	Manufactured Housing	Fee	N/A
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	Santo Carollo; William Nye	1	Leased Fee	Leased Fee	Fee	N/A
Loan		34	Harris Industrial Building	0.8%	Frank L. VanderSloot, as Trustee of the Frank L. VanderSloot Trust dated November 20, 2012	1	Industrial	Flex	Fee	N/A
Loan		35	Gateway Plaza	0.8%	Charles W. Wilcox; Charlotte T. Wilcox	1	Retail	Anchored	Fee	N/A
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	Ronald N. Weiser, individually and as Trustee of the Ronald N. Weiser Trust u/a/d June 7, 1983, as amended and/or restated	2
Property		36.01	Pei Wei/Mattress One				Retail	Shadow Anchored	Fee	N/A
Property		36.02	Aspen Dental				Retail	Free-Standing	Fee	N/A
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	Ronald N. Weiser, individually and as Trustee of the Ronald N. Weiser Trust u/a/d June 7, 1983, as amended and/or restated	2
Property		37.01	Taco Bell Orlando Leased Fee				Leased Fee	Leased Fee	Fee	N/A
Property		37.02	Just Brakes Tampa				Retail	Free-Standing	Fee	N/A
Loan		38	StorQuest - Oakland, CA	0.6%	Timothy B. Hobin; William W. Hobin; Clark W. Porter	1	Self Storage	Self Storage	Fee	N/A
Loan		39	Fairgate Apartments	0.6%	Samuel R. Pepper	1	Multifamily	Garden	Fee	N/A
Loan		40	Chestnut Commons	0.6%	Carnegie Properties, Inc.	1	Retail	Shadow Anchored	Fee	N/A
Loan		41	The Orchard	0.6%	Jeffrey Seltzer	1	Retail	Unanchored	Fee	N/A
Loan		42	Bay Area Self Storage Phase 2	0.6%	Derek K. Hunter, Jr.; Derek K. Hunter, Jr. and Lori Rae Hunter as Co-Trustees of The Hunter 1988 Revocable Trust U/A/D August 4, 1988, as amended and restated on November 9, 1995	1	Self Storage	Self Storage	Fee	N/A
Loan		43	Vista Lofts	0.6%	Ben D. Arnold	1	Mixed Use	Multifamily/Retail	Fee	N/A
Loan		44	Valencia Apartments	0.5%	H.K. Realty, Inc.	1	Multifamily	Garden	Fee	N/A
Loan		45	Falcon Creek Phase II Apartments	0.5%	C. Burton Cutright; Eric G. Olson	1	Multifamily	Garden	Fee	N/A
Loan		46	Diamond Southwest Industrial	0.5%	Jason W. Moore; James S. Forage	1	Industrial	Flex	Fee	N/A
Loan		47	Burnet House Apartments	0.5%	H.K. Realty, Inc.	1	Multifamily	Garden	Fee	N/A
Loan		48	Windy Knolls Phase II Apartments	0.4%	C. Burton Cutright; Eric G. Olson	1	Multifamily	Garden	Fee	N/A
Loan		49	Colonial East Apartments	0.4%	Samuel R. Pepper	1	Multifamily	Garden	Fee	N/A
Loan		50	2601 Westinghouse Boulevard	0.4%	Franklin B. Mandel; Harold Kaufman	1	Industrial	Flex	Fee	N/A
Loan		51	Walgreens - Alma, MI	0.4%	Lambros Kapodistrias; John Hanjiantoniou	1	Retail	Free-Standing	Fee	N/A
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	Dawn Smith O’Rourke; Dawn Smith O’Rourke, as Trustee of the O’Rourke Family Trust Dated November 19, 1990, as amended	2
Property		52.01	Rite Aid - Spring Lake, MI				Retail	Free-Standing	Fee	N/A
Property		52.02	Rite Aid - Coloma, MI				Retail	Free-Standing	Fee	N/A
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	Michael Miserendino	1	Retail	Free-Standing	Fee	N/A
Loan		54	Manassas Crossroads	0.3%	Zachary S. Mendelsohn; Jacob F. Sinn	1	Retail	Shadow Anchored	Fee	N/A
Loan		55	Park Royale Apartments	0.2%	H.K. Realty, Inc.	1	Multifamily	Garden	Fee	N/A
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	Clark W. Porter; William W. Hobin; Timothy B. Hobin	1	Self Storage	Self Storage	Fee	N/A

A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Address	City	County	State	Zip Code	Year Built	Year Renovated	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	2005 Kalia Road	Honolulu	Honolulu	HI	96815	1961	2016	2,860	Rooms	94.6%	9/30/2016
Loan	4, 6, 7	2	191 Peachtree	6.1%	191 Peachtree Street Northeast	Atlanta	Fulton	GA	30303	1991	2015	1,222,142	SF	88.8%	9/1/2016
Loan	4	3	Wolfchase Galleria	6.1%	2760 North Germantown Parkway	Memphis	Shelby	TN	38133	1997	N/A	391,862	SF	90.1%	9/28/2016
Loan	6	4	100 Hamilton	5.8%	100 Hamilton Avenue	Palo Alto	Santa Clara	CA	94301	1983	2001	71,827	SF	100.0%	10/31/2016
Loan	4	5	Potomac Mills	5.7%	2700 Potomac Mills Circle	Woodbridge	Prince William	VA	22192	1985	2005, 2012	1,459,997	SF	97.7%	9/20/2016
Loan	4, 8	6	FedEx Ground Portfolio	4.7%								751,118	SF	100.0%
Property		6.01	Fedex - Yonkers, NY		10 Herrmann Place	Yonkers	Westchester	NY	10710	2016	N/A	121,883	SF	100.0%	12/1/2016
Property		6.02	Fedex - Elmsford, NY		300 Waterside Drive	Elmsford	Westchester	NY	10523	2016	N/A	323,502	SF	100.0%	12/1/2016
Property		6.03	Fedex - Bridgeport, PA		601 River Road	Bridgeport	Montgomery	PA	19405	2016	N/A	305,733	SF	100.0%	12/1/2016
Loan		7	Big Flats Consumer Square	4.4%	830 County Road 64 a/k/a 830 Big Flats Road	Big Flats	Chemung	NY	14814	1993, 2014	N/A	574,215	SF	94.4%	10/5/2016
Loan	6	8	The Barlow	4.1%	6780-6790 Depot Street, 6750-6790 McKinley Avenue, 6700-6762 Sebastopol Avenue, 100-220 Morris Street and 6751 Laguna Parkway	Sebastopol	Sonoma	CA	95472	1910-1965, 2013	2013	178,677	SF	93.9%	11/10/2016
Loan		9	The Crossings of Spring Hill	3.2%	1001-1041 Crossings Boulevard and 1017-2020 Crossings Circle	Spring Hill	Maury	TN	37174	2007-2008	N/A	219,905	SF	98.9%	11/8/2016
Loan		10	Club Royale Apartments	3.1%	380 North Linden Avenue	Rialto	San Bernardino	CA	92376	1989	N/A	334	Units	93.1%	9/23/2016
Loan	4	11	American Greetings HQ	3.0%	2250 Crocker Road	Westlake	Cuyahoga	OH	44145	2016	N/A	655,969	SF	100.0%	12/1/2016
Loan		12	Willco Business Center	2.8%	19300-19326 Woodfield Road; 7501-7527, 7510-7564 & 7537-7585 Rickenbacker Drive; 19209 & 19211 Chennault Way; 7601, 7605 & 7609 Airpark Road	Gaithersburg	Montgomery	MD	20879	1986-1990	N/A	284,943	SF	81.7%	11/1/2016
Loan	11	13	Enterprise Plaza	2.7%	9343 Annapolis Road	Lanham	Prince Georges	MD	20706	1974	1992	190,211	SF	86.1%	9/30/2016
Loan	8, 9	14	Walgreens Pool 7	2.7%								87,136	SF	100.0%
Property		14.01	Walgreens Oak Brook		2205 West 22nd Street	Oak Brook	DuPage	IL	60523	1999	N/A	13,855	SF	100.0%	12/6/2016
Property		14.02	Walgreens Park Ridge		901 West Touhy Avenue	Park Ridge	Cook	IL	60068	2002	N/A	14,053	SF	100.0%	12/6/2016
Property		14.03	Walgreens Dallas		438 West Illinois Ave	Dallas	Dallas	TX	75224	1998	N/A	15,120	SF	100.0%	12/6/2016
Property		14.04	Walgreens Round Lake Beach		305 West Rollins Road	Round Lake Beach	Lake	IL	60073	1998	N/A	13,905	SF	100.0%	12/6/2016
Property		14.05	Walgreens Pasadena		6302 Fairmont Parkway	Pasadena	Harris	TX	77505	1999	N/A	15,120	SF	100.0%	12/6/2016
Property		14.06	Walgreens Scottsdale		7923 East McDowell Road	Scottsdale	Maricopa	AZ	85257	1997	N/A	15,083	SF	100.0%	12/6/2016
Loan	10	15	Le Meridien Tampa	2.6%	601 North Florida Avenue	Tampa	Hillsborough	FL	33602	1905	2014	130	Rooms	76.7%	10/31/2016
Loan	12	16	Parkview Plaza	2.5%	830-898 Plaza Boulevard	Lancaster	Lancaster	PA	17601	1985	N/A	191,775	SF	97.8%	10/1/2016
Loan	8, 9	17	Walgreens Pool 5	2.2%								78,818	SF	100.0%
Property		17.01	Walgreens Ballwin		13992 Manchester Road	Ballwin	St. Louis	MO	63011	2000	N/A	15,680	SF	100.0%	12/6/2016
Property		17.02	Walgreens Espanola		1115 North Riverside Drive	Espanola	Rio Arriba	NM	87532	1999	N/A	17,828	SF	100.0%	12/6/2016
Property		17.03	Walgreens Round Rock		2650 R R 620	Round Rock	Williamson	TX	78681	2000	N/A	15,070	SF	100.0%	12/6/2016
Property		17.04	Walgreens Dickson		2 Mathis Drive	Dickson	Dickson	TN	37055	2000	N/A	15,120	SF	100.0%	12/6/2016
Property		17.05	Walgreens Burleson		833 Southwest Wilshire Boulevard	Burleson	Johnson	TX	76028	1999	N/A	15,120	SF	100.0%	12/6/2016
Loan		18	Advance Auto Parts Distribution Facility	2.1%	192 Mansfield Avenue	Norton	Bristol	MA	02766	1999	2010	347,500	SF	100.0%	12/1/2016
Loan		19	Rosedale Marketplace	2.0%	2401 & 2439 Fairview Avenue North	Roseville	Ramsey	MN	55113	1989	N/A	153,397	SF	100.0%	10/21/2016
Loan		20	Livonia Commons	1.9%	13507 Middlebelt Road	Livonia	Wayne	MI	48150	1962	2014-2015	150,407	SF	100.0%	8/10/2016
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%								162	Units	100.0%
Property		21.01	Ilaria Apartments		1305 East Mercer Street	Seattle	King	WA	98102	2014	N/A	60	Units	100.0%	6/8/2016
Property		21.02	Morino Apartments		4032 and 4036 8th Avenue Northeast	Seattle	King	WA	98105	2016	N/A	70	Units	100.0%	6/8/2016
Property		21.03	Cortena Apartments		227 Boylston Avenue East	Seattle	King	WA	98102	2013	N/A	32	Units	100.0%	6/8/2016
Loan		22	Trinity Village	1.5%	10700-10820 State Road 54	New Port Richey	Pasco	FL	34655	2006	N/A	71,233	SF	100.0%	10/20/2016
Loan		23	Carelton Courtyard and University Place	1.4%	215 Market Street and 711 St. Mary’s Boulevard	Galveston	Galveston	TX	77550	1972, 1975	2014-2016	257	Units	99.6%	8/2/2016
Loan		24	Alicia Office Park	1.3%	25201, 25231, 25241 Paseo De Alicia	Laguna Hills	Orange	CA	92653	1979	2007	87,566	SF	97.9%	11/8/2016
Loan	8	25	James Creek and Foxfire Student Housing	1.2%								114	Units	100.0%
Property		25.01	James Creek		125 South Bryan Court	Stillwater	Payne	OK	74074	2003-2006	N/A	80	Units	100.0%	9/1/2016
Property		25.02	Foxfire		2425 West Lakeview Road #s 1-32; 2419 West Lakeview Road; 2421 West Lakeview Road	Stillwater	Payne	OK	74075	1986-2004	N/A	34	Units	100.0%	9/1/2016
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%								465,354	SF	94.2%
Property		26.01	4001 West Minnesota Street		4001 West Minnesota Street	Indianapolis	Marion	IN	46241	1967	1983	189,010	SF	94.3%	11/8/2016
Property		26.02	1806 and 1848 Stout Field Drive		1806 and 1848 Stout Field Drive	Indianapolis	Marion	IN	46241	1950, 1966	1983	276,344	SF	94.1%	11/8/2016
Loan	8, 9	27	Southeast Retail Portfolio	1.0%								179,665	SF	96.4%
Property		27.01	Sangaree Plaza		1625 North Main Street	Summerville	Berkeley	SC	29486	1982	2011	66,948	SF	100.0%	10/7/2016
Property		27.02	Tri-County Plaza		1065 Franklin Springs Street	Royston	Franklin	GA	30662	1986	N/A	67,577	SF	90.5%	10/7/2016
Property		27.03	Berkley Center		201 East Berkley Avenue	Norfolk	Norfolk City	VA	23523	2005	N/A	45,140	SF	100.0%	11/8/2016
Loan		28	105 South York Street	1.0%	105 South York Street	Elmhurst	Dupage	IL	60126	1927, 1982	2014	49,334	SF	100.0%	11/12/2016
Loan		29	Bay Area Self Storage Phase 1	1.0%	151 Industrial Road	San Carlos	San Mateo	CA	94070	1996	N/A	61,735	SF	96.3%	8/31/2016
Loan		30	The Heights at State College Phase IV	0.9%	201 Northwick Boulevard	State College	Centre	PA	16803	2016	N/A	128	Units	96.9%	8/2/2016
Loan		31	Big Springs Village	0.9%	11655 US Highway 431	Guntersville	Marshall	AL	35976	2005	N/A	125,119	SF	96.2%	11/15/2016
Loan		32	Whisper Creek	0.8%	1887 North State Road 29	LaBelle	Hendry	FL	33935	1988	N/A	464	Pads	67.4%	10/20/2016
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	3979 Van Dyke Road	Lutz	Hillsborough	FL	33558	2006	N/A	88,904	SF	N/A	N/A
Loan		34	Harris Industrial Building	0.8%	1152 West 2240 South and 1193 West 2200 South	West Valley City	Salt Lake	UT	84119	2000, 2016	N/A	104,183	SF	100.0%	11/1/2016
Loan		35	Gateway Plaza	0.8%	1000, 1010, 1026, 1034, 1038, 1040, 1050, 1060, 1070, 1076, 1078, 1080, 1086 and 1096 South Sable Boulevard; 14551, 14561, 14571, 14573, 14581 and 14593 East Mississippi Avenue	Aurora	Arapahoe	CO	80012	1984	N/A	100,948	SF	88.4%	10/31/2016
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%								10,996	SF	100.0%
Property		36.01	Pei Wei/Mattress One		3337 Daniels Road	Winter Garden	Orange	FL	34787	2015	N/A	7,246	SF	100.0%	10/31/2016
Property		36.02	Aspen Dental		2755 East Gulf to Lake Highway	Inverness	Citrus	FL	34453	2015	N/A	3,750	SF	100.0%	12/1/2016
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%								7,658	SF	100.0%
Property		37.01	Taco Bell Orlando Leased Fee		5960 Central Florida Parkway	Orlando	Orange	FL	32821	2012	N/A	2,908	SF	N/A	N/A
Property		37.02	Just Brakes Tampa		8705 North Dale Mabry Highway	Tampa	Hillsborough	FL	33614	1983	2015	4,750	SF	100.0%	12/1/2016
Loan		38	StorQuest - Oakland, CA	0.6%	4601 Shattuck Avenue	Oakland	Alameda	CA	94609	1929, 1969	N/A	16,427	SF	85.6%	9/20/2016
Loan		39	Fairgate Apartments	0.6%	1523 Burstock Road	Columbus	Franklin	OH	43206	1968	N/A	216	Units	98.6%	10/5/2016
Loan		40	Chestnut Commons	0.6%	605, 609, 629, 633, 637, 641, 645, 649, 653, 657, 661, 665, 667 ,677, 803, 811, 815, 819, 823 and 831 Chestnut Commons Drive	Elyria	Lorain	OH	44035	2007-2013	N/A	47,552	SF	97.0%	10/27/2016
Loan		41	The Orchard	0.6%	10500-10618 Hageman Road	Bakersfield	Kern	CA	93312	2009	N/A	32,903	SF	85.3%	10/25/2016
Loan		42	Bay Area Self Storage Phase 2	0.6%	100 Industrial Road	San Carlos	San Mateo	CA	94070	1997	N/A	39,515	SF	94.0%	8/31/2016
Loan		43	Vista Lofts	0.6%	701 Gervais Street	Columbia	Richland	SC	29201	2002	N/A	36,431	SF	100.0%	9/26/2016
Loan		44	Valencia Apartments	0.5%	4560 West 120th Street	Hawthorne	Los Angeles	CA	90250	1968	N/A	51	Units	98.0%	9/30/2016
Loan		45	Falcon Creek Phase II Apartments	0.5%	4902 and 4904 Falcon Creek Way	Hampton	Hampton City	VA	23666	2008	N/A	48	Units	97.9%	9/30/2016
Loan		46	Diamond Southwest Industrial	0.5%	3475 and 3515 West Post Road	Las Vegas	Clark	NV	89118	2006	N/A	42,332	SF	100.0%	10/13/2016
Loan		47	Burnet House Apartments	0.5%	8935 Burnet Avenue	North Hills	Los Angeles	CA	91343	1987	N/A	36	Units	94.4%	9/30/2016
Loan		48	Windy Knolls Phase II Apartments	0.4%	712 Windy Way	Newport News	Newport News City	VA	23602	2012	N/A	42	Units	90.5%	10/31/2016
Loan		49	Colonial East Apartments	0.4%	4229 East Broad Street	Columbus	Franklin	OH	43213	1967	N/A	192	Units	98.4%	10/5/2016
Loan		50	2601 Westinghouse Boulevard	0.4%	2601 Westinghouse Boulevard	Charlotte	Mecklenburg	NC	28273	1982	1990	107,635	SF	100.0%	12/1/2016
Loan		51	Walgreens - Alma, MI	0.4%	1420 Wright Avenue	Alma	Gratiot	MI	48801	2006	N/A	14,820	SF	100.0%	12/1/2016
Loan	8	52	Michigan Rite Aid Portfolio	0.4%								22,360	SF	100.0%
Property		52.01	Rite Aid - Spring Lake, MI		603 East Savidge Street	Spring Lake	Ottawa	MI	49456	2006	N/A	11,180	SF	100.0%	12/1/2016
Property		52.02	Rite Aid - Coloma, MI		6535 Paw Paw Avenue	Coloma	Berrien	MI	49038	2006	N/A	11,180	SF	100.0%	12/1/2016
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	3798 South Orlando Drive	Sanford	Seminole	FL	32773	2000	N/A	10,908	SF	100.0%	12/1/2016
Loan		54	Manassas Crossroads	0.3%	10689-10695 Sudley Manor Drive	Manassas	Prince William	VA	20109	2009	N/A	12,515	SF	100.0%	10/1/2016
Loan		55	Park Royale Apartments	0.2%	1235 Boynton Street	Glendale	Los Angeles	CA	91205	1962	N/A	18	Units	94.4%	9/30/2016
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	6400 South Commerce Court	Tucson	Pima	AZ	85746	2005	N/A	54,785	SF	90.2%	7/31/2016

A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY CHARACTERISTICS		MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Appraised Value	Appraisal As-of Date	Mortgage Rate	Administrative Cost Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Certificate Administrator / Trustee Fee Rate	Operating Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	$2,230,000,000	8/30/2016	4.1995%	0.01267%	0.00375%	0.00000%	0.00125%	0.00662%	0.00000%	0.00055%	0.00050%	Actual/360	1	No	120	119	120	119
Loan	4, 6, 7	2	191 Peachtree	6.1%	$270,500,000	10/3/2016	3.7320%	0.01267%	0.00250%	0.00000%	0.00250%	0.00662%	0.00000%	0.00055%	0.00050%	Actual/360	1	No	120	119	120	119
Loan	4	3	Wolfchase Galleria	6.1%	$254,000,000	9/26/2016	4.1460%	0.01267%	0.00250%	0.00000%	0.00250%	0.00662%	0.00000%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan	6	4	100 Hamilton	5.8%	$113,000,000	10/18/2016	3.8400%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	120	120
Loan	4	5	Potomac Mills	5.7%	$765,000,000	9/12/2016	2.9882%	0.01267%	0.00250%	0.00000%	0.00250%	0.00662%	0.00000%	0.00055%	0.00050%	Actual/360	1	No	120	119	120	119
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	$384,800,000		4.1580%	0.01267%	0.00250%	0.00000%	0.00250%	0.00662%	0.00000%	0.00055%	0.00050%	Actual/360	1	No	120	119	120	119
Property		6.01	Fedex - Yonkers, NY		$164,700,000	8/24/2016
Property		6.02	Fedex - Elmsford, NY		$155,900,000	8/24/2016
Property		6.03	Fedex - Bridgeport, PA		$64,200,000	8/24/2016
Loan		7	Big Flats Consumer Square	4.4%	$70,000,000	9/12/2016	3.6500%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	60	59
Loan	6	8	The Barlow	4.1%	$59,000,000	8/17/2016	4.7650%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	24	24
Loan		9	The Crossings of Spring Hill	3.2%	$39,300,000	9/6/2016	4.7300%	0.03276%	0.00250%	0.02000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	36	35
Loan		10	Club Royale Apartments	3.1%	$38,650,000	4/28/2016	4.2691%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan	4	11	American Greetings HQ	3.0%	$148,790,000	8/30/2016	4.7160%	0.04017%	0.00250%	0.00000%	0.03000%	0.00662%	0.00000%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan		12	Willco Business Center	2.8%	$37,800,000	10/7/2016	4.7860%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	24	24
Loan	11	13	Enterprise Plaza	2.7%	$37,800,000	10/12/2016	4.6800%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	36	36
Loan	8, 9	14	Walgreens Pool 7	2.7%	$37,920,000		4.6800%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	122	121	0	0
Property		14.01	Walgreens Oak Brook		$7,350,000	10/5/2016
Property		14.02	Walgreens Park Ridge		$7,320,000	10/4/2016
Property		14.03	Walgreens Dallas		$6,500,000	9/27/2016
Property		14.04	Walgreens Round Lake Beach		$6,400,000	9/28/2016
Property		14.05	Walgreens Pasadena		$5,850,000	9/30/2016
Property		14.06	Walgreens Scottsdale		$4,500,000	10/5/2016
Loan	10	15	Le Meridien Tampa	2.6%	$38,500,000	9/1/2016	6.0100%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Loan	12	16	Parkview Plaza	2.5%	$30,900,000	9/14/2016	4.3810%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	12	11
Loan	8, 9	17	Walgreens Pool 5	2.2%	$31,475,000		4.6800%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	122	121	0	0
Property		17.01	Walgreens Ballwin		$8,450,000	9/27/2016
Property		17.02	Walgreens Espanola		$7,650,000	10/7/2016
Property		17.03	Walgreens Round Rock		$6,300,000	10/6/2016
Property		17.04	Walgreens Dickson		$4,675,000	10/4/2016
Property		17.05	Walgreens Burleson		$4,400,000	9/27/2016
Loan		18	Advance Auto Parts Distribution Facility	2.1%	$30,400,000	10/14/2016	4.5200%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	60	59
Loan		19	Rosedale Marketplace	2.0%	$31,500,000	9/23/2016	4.5600%	0.03526%	0.00250%	0.02250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	36	36
Loan		20	Livonia Commons	1.9%	$24,500,000	8/1/2016	4.1630%	0.04276%	0.00250%	0.03000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	2	No	120	118	0	0
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	$21,270,000		4.1710%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	3	No	120	117	24	21
Property		21.01	Ilaria Apartments		$8,530,000	6/28/2016
Property		21.02	Morino Apartments		$8,430,000	6/28/2016
Property		21.03	Cortena Apartments		$4,310,000	6/28/2016
Loan		22	Trinity Village	1.5%	$18,800,000	9/19/2016	4.4700%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	24	23
Loan		23	Carelton Courtyard and University Place	1.4%	$17,300,000	7/25/2016	4.2200%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	2	No	120	118	36	34
Loan		24	Alicia Office Park	1.3%	$19,000,000	10/24/2016	4.8070%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	$15,500,000		3.9600%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	3	No	120	117	0	0
Property		25.01	James Creek		$12,700,000	7/15/2016
Property		25.02	Foxfire		$2,800,000	7/15/2016
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	$16,200,000		4.7650%	0.05526%	0.00250%	0.04250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Property		26.01	4001 West Minnesota Street		$12,420,346	10/21/2016
Property		26.02	1806 and 1848 Stout Field Drive		$3,779,654	10/21/2016
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	$15,125,000		4.7800%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	60	60
Property		27.01	Sangaree Plaza		$6,400,000	6/28/2016
Property		27.02	Tri-County Plaza		$4,575,000	6/30/2016
Property		27.03	Berkley Center		$4,150,000	7/3/2016
Loan		28	105 South York Street	1.0%	$12,200,000	9/28/2016	4.9200%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	30	30
Loan		29	Bay Area Self Storage Phase 1	1.0%	$15,500,000	9/28/2016	4.0240%	0.04526%	0.00250%	0.03250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	120	120
Loan		30	The Heights at State College Phase IV	0.9%	$12,400,000	7/12/2016	4.5200%	0.05526%	0.00250%	0.04250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	2	No	120	118	12	10
Loan		31	Big Springs Village	0.9%	$11,200,000	9/16/2016	4.4510%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	24	23
Loan		32	Whisper Creek	0.8%	$13,100,000	9/20/2016	4.5180%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	18	17
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	$11,500,000	9/6/2016	4.7900%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	60	59	0	0
Loan		34	Harris Industrial Building	0.8%	$10,100,000	10/26/2016	4.8300%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Loan		35	Gateway Plaza	0.8%	$12,600,000	10/10/2016	4.7300%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	$7,255,000		5.0200%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Property		36.01	Pei Wei/Mattress One		$5,030,000	10/26/2016
Property		36.02	Aspen Dental		$2,225,000	10/29/2016
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	$3,915,000		5.0200%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Property		37.01	Taco Bell Orlando Leased Fee		$2,000,000	10/26/2016
Property		37.02	Just Brakes Tampa		$1,915,000	10/29/2016
Loan		38	StorQuest - Oakland, CA	0.6%	$8,900,000	9/21/2016	4.2980%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	60	60
Loan		39	Fairgate Apartments	0.6%	$8,540,000	4/14/2016	4.8400%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	5	No	120	115	24	19
Loan		40	Chestnut Commons	0.6%	$8,700,000	10/10/2016	5.0300%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Loan		41	The Orchard	0.6%	$6,950,000	9/22/2016	4.8070%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	12	12
Loan		42	Bay Area Self Storage Phase 2	0.6%	$10,000,000	9/28/2016	4.0240%	0.04526%	0.00250%	0.03250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	120	120
Loan		43	Vista Lofts	0.6%	$7,110,000	8/17/2016	5.0900%	0.07276%	0.00250%	0.06000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	24	24
Loan		44	Valencia Apartments	0.5%	$6,600,000	5/3/2016	4.2691%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan		45	Falcon Creek Phase II Apartments	0.5%	$6,800,000	8/31/2016	4.5970%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan		46	Diamond Southwest Industrial	0.5%	$6,300,000	9/13/2016	4.4700%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan		47	Burnet House Apartments	0.5%	$6,600,000	4/29/2016	4.2691%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan		48	Windy Knolls Phase II Apartments	0.4%	$6,900,000	8/31/2016	4.6810%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Loan		49	Colonial East Apartments	0.4%	$5,530,000	4/14/2016	4.8400%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	5	No	120	115	24	19
Loan		50	2601 Westinghouse Boulevard	0.4%	$5,250,000	9/26/2016	4.5300%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	60	60
Loan		51	Walgreens - Alma, MI	0.4%	$5,850,000	8/24/2016	4.7500%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	$8,200,000		5.1400%	0.02276%	0.00250%	0.01000%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Property		52.01	Rite Aid - Spring Lake, MI		$4,200,000	10/5/2016
Property		52.02	Rite Aid - Coloma, MI		$4,000,000	10/5/2016
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	$4,800,000	10/13/2016	4.7800%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	0	0
Loan		54	Manassas Crossroads	0.3%	$7,000,000	10/8/2016	3.9020%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	0	No	120	120	120	120
Loan		55	Park Royale Apartments	0.2%	$3,650,000	5/2/2016	4.2691%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	0	0
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	$3,550,000	9/29/2016	4.8480%	0.01526%	0.00250%	0.00250%	0.00000%	0.00662%	0.00259%	0.00055%	0.00050%	Actual/360	1	No	120	119	36	35

A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	0	0	10/24/2016	12/1/2016	N/A	11/1/2026	N/A	$0.00	$223,535.89	$0.00	$2,682,430.68	Hard	In Place	No	N/A	N/A	4.98x	N/A	4.47x
Loan	4, 6, 7	2	191 Peachtree	6.1%	0	0	10/25/2016	12/5/2016	N/A	11/5/2026	N/A	$0.00	$173,425.69	$0.00	$2,081,108.28	Hard	In Place	No	N/A	N/A	3.05x	N/A	2.69x
Loan	4	3	Wolfchase Galleria	6.1%	360	359	10/26/2016	12/1/2016	N/A	11/1/2026	N/A	$267,228.83	$0.00	$3,206,745.96	$0.00	Hard	Springing	No	Group 1	1.84x	N/A	1.72x	N/A
Loan	6	4	100 Hamilton	5.8%	0	0	11/15/2016	1/1/2017	N/A	12/1/2026	N/A	$0.00	$171,955.56	$0.00	$2,063,466.72	Hard	Springing	No	N/A	N/A	3.41x	N/A	3.21x
Loan	4	5	Potomac Mills	5.7%	0	0	10/5/2016	12/1/2016	N/A	11/1/2026	N/A	$0.00	$131,287.69	$0.00	$1,575,452.28	Hard	Springing	No	Group 1	N/A	4.57x	N/A	4.39x
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	0	0	11/1/2016	12/1/2016	N/A	11/1/2026	N/A	$0.00	$149,307.81	$0.00	$1,791,693.72	Hard	In Place	No	N/A	N/A	3.17x	N/A	3.16x
Property		6.01	Fedex - Yonkers, NY
Property		6.02	Fedex - Elmsford, NY
Property		6.03	Fedex - Bridgeport, PA
Loan		7	Big Flats Consumer Square	4.4%	360	360	10/7/2016	12/1/2016	12/1/2021	11/1/2026	N/A	$184,356.20	$124,281.66	$2,212,274.40	$1,491,379.92	Hard	Springing	No	N/A	2.21x	3.27x	1.96x	2.91x
Loan	6	8	The Barlow	4.1%	360	360	11/10/2016	1/6/2017	1/6/2019	12/6/2026	N/A	$195,956.94	$150,974.39	$2,351,483.28	$1,811,692.71	Springing	Springing	No	N/A	1.36x	1.77x	1.31x	1.70x
Loan		9	The Crossings of Spring Hill	3.2%	360	360	10/31/2016	12/1/2016	12/1/2019	11/1/2026	N/A	$150,121.64	$115,276.51	$1,801,459.68	$1,383,318.12	Springing	Springing	No	N/A	1.61x	2.09x	1.53x	1.99x
Loan		10	Club Royale Apartments	3.1%	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$136,823.79	$0.00	$1,641,885.48	$0.00	Springing	Springing	No	Group 3	1.44x	N/A	1.39x	N/A
Loan	4	11	American Greetings HQ	3.0%	300	299	10/5/2016	12/1/2016	N/A	11/1/2026	N/A	$153,404.15	$0.00	$1,840,849.80	$0.00	Hard	Springing	No	N/A	1.57x	N/A	1.45x	N/A
Loan		12	Willco Business Center	2.8%	360	360	11/10/2016	1/6/2017	1/6/2019	12/6/2026	N/A	$133,312.05	$102,912.85	$1,599,744.60	$1,234,954.18	Springing	Springing	No	N/A	1.49x	1.93x	1.36x	1.77x
Loan	11	13	Enterprise Plaza	2.7%	360	360	11/18/2016	1/1/2017	1/1/2020	12/1/2026	N/A	$126,771.91	$96,877.08	$1,521,262.92	$1,162,524.96	Hard	Springing	No	N/A	1.42x	1.86x	1.29x	1.69x
Loan	8, 9	14	Walgreens Pool 7	2.7%	360	359	11/1/2016	12/6/2016	N/A	1/6/2027	N/A	$126,870.23	$0.00	$1,522,442.76	$0.00	Springing	Springing	No	Group 2	1.27x	N/A	1.27x	N/A
Property		14.01	Walgreens Oak Brook
Property		14.02	Walgreens Park Ridge
Property		14.03	Walgreens Dallas
Property		14.04	Walgreens Round Lake Beach
Property		14.05	Walgreens Pasadena
Property		14.06	Walgreens Scottsdale
Loan	10	15	Le Meridien Tampa	2.6%	360	360	11/17/2016	1/1/2017	N/A	12/1/2026	N/A	$144,046.46	$0.00	$1,728,557.52	$0.00	Hard	In Place	No	N/A	1.64x	N/A	1.41x	N/A
Loan	12	16	Parkview Plaza	2.5%	360	360	11/1/2016	12/1/2016	12/1/2017	11/1/2026	N/A	$112,418.82	$83,284.64	$1,349,025.84	$999,415.68	Hard	Springing	No	N/A	1.48x	2.00x	1.36x	1.83x
Loan	8, 9	17	Walgreens Pool 5	2.2%	360	359	11/1/2016	12/6/2016	N/A	1/6/2027	N/A	$105,298.30	$0.00	$1,263,579.60	$0.00	Springing	Springing	No	Group 2	1.27x	N/A	1.27x	N/A
Property		17.01	Walgreens Ballwin
Property		17.02	Walgreens Espanola
Property		17.03	Walgreens Round Rock
Property		17.04	Walgreens Dickson
Property		17.05	Walgreens Burleson
Loan		18	Advance Auto Parts Distribution Facility	2.1%	360	360	11/1/2016	12/1/2016	12/1/2021	11/1/2026	N/A	$96,496.13	$72,560.65	$1,157,953.56	$870,727.80	Hard	Springing	No	N/A	1.54x	2.05x	1.36x	1.81x
Loan		19	Rosedale Marketplace	2.0%	360	360	11/17/2016	1/1/2017	1/1/2020	12/1/2026	N/A	$91,846.19	$69,350.00	$1,102,154.28	$832,200.00	Springing	Springing	No	N/A	1.53x	2.02x	1.42x	1.88x
Loan		20	Livonia Commons	1.9%	360	358	9/15/2016	11/1/2016	N/A	10/1/2026	N/A	$85,200.51	$0.00	$1,022,406.12	$0.00	Springing	Springing	No	N/A	1.58x	N/A	1.45x	N/A
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	360	360	9/1/2016	10/1/2016	10/1/2018	9/1/2026	N/A	$73,098.91	$52,861.63	$877,186.92	$634,339.56	Springing	Springing	No	N/A	1.43x	1.97x	1.40x	1.93x
Property		21.01	Ilaria Apartments
Property		21.02	Morino Apartments
Property		21.03	Cortena Apartments
Loan		22	Trinity Village	1.5%	360	360	10/24/2016	12/1/2016	12/1/2018	11/1/2026	N/A	$69,298.12	$51,835.70	$831,577.44	$622,028.40	Springing	Springing	No	N/A	1.50x	2.00x	1.37x	1.83x
Loan		23	Carelton Courtyard and University Place	1.4%	360	360	9/2/2016	11/1/2016	11/1/2019	10/1/2026	N/A	$63,601.53	$46,262.48	$763,218.36	$555,149.76	Springing	Springing	No	N/A	1.62x	2.23x	1.56x	2.15x
Loan		24	Alicia Office Park	1.3%	360	360	11/10/2016	1/6/2017	N/A	12/6/2026	N/A	$64,060.80	$0.00	$768,729.60	$0.00	Springing	Springing	No	N/A	1.56x	N/A	1.42x	N/A
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	360	357	9/1/2016	10/1/2016	N/A	9/1/2026	N/A	$51,074.55	$0.00	$612,894.60	$0.00	Springing	Springing	No	N/A	1.68x	N/A	1.60x	N/A
Property		25.01	James Creek
Property		25.02	Foxfire
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	360	360	11/10/2016	1/6/2017	N/A	12/6/2026	N/A	$51,210.08	$0.00	$614,520.96	$0.00	Springing	Springing	No	N/A	2.37x	N/A	1.78x	N/A
Property		26.01	4001 West Minnesota Street
Property		26.02	1806 and 1848 Stout Field Drive
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	360	360	11/10/2016	1/1/2017	1/1/2022	12/1/2026	N/A	$49,204.97	$37,963.38	$590,459.64	$455,560.56	Soft	Springing	No	N/A	1.96x	2.54x	1.64x	2.13x
Property		27.01	Sangaree Plaza
Property		27.02	Tri-County Plaza
Property		27.03	Berkley Center
Loan		28	105 South York Street	1.0%	360	360	11/14/2016	1/1/2017	7/1/2019	12/1/2026	N/A	$47,342.93	$36,996.81	$568,115.16	$443,961.72	Springing	Springing	No	N/A	1.54x	1.98x	1.40x	1.79x
Loan		29	Bay Area Self Storage Phase 1	1.0%	0	0	11/10/2016	1/1/2017	N/A	12/1/2026	N/A	$0.00	$29,749.19	$0.00	$356,990.28	Springing	Springing	No	Group 4	N/A	2.71x	N/A	2.68x
Loan		30	The Heights at State College Phase IV	0.9%	360	360	9/9/2016	11/1/2016	11/1/2017	10/1/2026	N/A	$42,407.51	$31,888.50	$508,890.12	$382,662.00	Springing	Springing	No	N/A	1.46x	1.94x	1.43x	1.91x
Loan		31	Big Springs Village	0.9%	360	360	11/1/2016	12/1/2016	12/1/2018	11/1/2026	N/A	$41,813.57	$31,213.67	$501,762.84	$374,564.04	Hard	Springing	No	N/A	1.73x	2.32x	1.61x	2.16x
Loan		32	Whisper Creek	0.8%	360	360	10/28/2016	12/6/2016	6/6/2018	11/6/2026	N/A	$39,097.17	$29,393.15	$469,166.04	$352,717.75	Springing	Springing	No	N/A	1.49x	1.99x	1.44x	1.92x
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	360	359	10/7/2016	12/1/2016	N/A	11/1/2021	N/A	$38,780.52	$0.00	$465,366.24	$0.00	Springing	Springing	No	N/A	1.37x	N/A	1.37x	N/A
Loan		34	Harris Industrial Building	0.8%	360	360	11/10/2016	1/1/2017	N/A	12/1/2026	N/A	$37,511.72	$0.00	$450,140.64	$0.00	Soft	Springing	No	N/A	1.47x	N/A	1.30x	N/A
Loan		35	Gateway Plaza	0.8%	360	359	11/1/2016	12/1/2016	N/A	11/1/2026	N/A	$36,430.98	$0.00	$437,171.76	$0.00	Soft	Springing	No	N/A	2.09x	N/A	1.76x	N/A
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	360	360	11/10/2016	1/1/2017	N/A	12/1/2026	N/A	$23,889.18	$0.00	$286,670.16	$0.00	Hard	Springing	Yes	Group 8	1.45x	N/A	1.36x	N/A
Property		36.01	Pei Wei/Mattress One
Property		36.02	Aspen Dental
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	360	360	11/10/2016	1/1/2017	N/A	12/1/2026	N/A	$10,438.07	$0.00	$125,256.84	$0.00	Hard	Springing	Yes	Group 8	1.45x	N/A	1.36x	N/A
Property		37.01	Taco Bell Orlando Leased Fee
Property		37.02	Just Brakes Tampa
Loan		38	StorQuest - Oakland, CA	0.6%	360	360	11/7/2016	1/1/2017	1/1/2022	12/1/2026	N/A	$27,706.22	$20,335.91	$332,474.64	$244,030.92	Springing	Springing	No	Group 7	1.67x	2.27x	1.65x	2.25x
Loan		39	Fairgate Apartments	0.6%	360	360	6/15/2016	8/1/2016	8/1/2018	7/1/2026	N/A	$28,268.93	$21,932.22	$339,227.16	$263,186.64	Springing	Springing	No	Group 5	1.99x	2.57x	1.80x	2.32x
Loan		40	Chestnut Commons	0.6%	360	360	11/10/2016	1/1/2017	N/A	12/1/2026	N/A	$28,279.47	$0.00	$339,353.64	$0.00	Hard	Springing	No	N/A	1.70x	N/A	1.49x	N/A
Loan		41	The Orchard	0.6%	360	360	11/10/2016	1/1/2017	1/1/2018	12/1/2026	N/A	$26,779.52	$20,713.50	$321,354.24	$248,562.00	Springing	Springing	No	N/A	1.54x	2.00x	1.42x	1.84x
Loan		42	Bay Area Self Storage Phase 2	0.6%	0	0	11/10/2016	1/1/2017	N/A	12/1/2026	N/A	$0.00	$16,999.54	$0.00	$203,994.48	Springing	Springing	No	Group 4	N/A	3.20x	N/A	3.17x
Loan		43	Vista Lofts	0.6%	360	360	11/10/2016	1/1/2017	1/1/2019	12/1/2026	N/A	$27,116.77	$21,502.89	$325,401.24	$258,034.68	Springing	Springing	No	N/A	1.44x	1.81x	1.34x	1.69x
Loan		44	Valencia Apartments	0.5%	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$21,694.58	$0.00	$260,334.96	$0.00	Springing	Springing	No	Group 3	1.48x	N/A	1.43x	N/A
Loan		45	Falcon Creek Phase II Apartments	0.5%	360	359	10/21/2016	12/1/2016	N/A	11/1/2026	N/A	$22,189.74	$0.00	$266,276.88	$0.00	Springing	Springing	No	Group 6	1.51x	N/A	1.46x	N/A
Loan		46	Diamond Southwest Industrial	0.5%	360	359	10/20/2016	12/1/2016	N/A	11/1/2026	N/A	$21,458.43	$0.00	$257,501.16	$0.00	Springing	Springing	No	N/A	1.51x	N/A	1.33x	N/A
Loan		47	Burnet House Apartments	0.5%	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$20,708.47	$0.00	$248,501.64	$0.00	Springing	Springing	No	Group 3	1.51x	N/A	1.46x	N/A
Loan		48	Windy Knolls Phase II Apartments	0.4%	360	360	11/4/2016	1/1/2017	N/A	12/1/2026	N/A	$20,441.11	$0.00	$245,293.32	$0.00	Springing	Springing	No	Group 6	1.52x	N/A	1.46x	N/A
Loan		49	Colonial East Apartments	0.4%	360	360	6/15/2016	8/1/2016	8/1/2018	7/1/2026	N/A	$18,026.34	$13,985.58	$216,316.08	$167,826.96	Springing	Springing	No	Group 5	2.05x	2.64x	1.75x	2.25x
Loan		50	2601 Westinghouse Boulevard	0.4%	360	360	11/4/2016	1/1/2017	1/1/2022	12/1/2026	N/A	$17,186.27	$12,936.72	$206,235.24	$155,240.64	Hard	Springing	No	N/A	1.54x	2.04x	1.41x	1.87x
Loan		51	Walgreens - Alma, MI	0.4%	300	299	10/26/2016	12/1/2016	N/A	11/1/2026	N/A	$19,098.93	$0.00	$229,187.16	$0.00	Hard	Springing	No	N/A	1.47x	N/A	1.45x	N/A
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	180	179	11/1/2016	12/1/2016	N/A	11/1/2026	N/A	$26,137.96	$0.00	$313,655.52	$0.00	Hard	In Place	No	N/A	1.73x	N/A	1.61x	N/A
Property		52.01	Rite Aid - Spring Lake, MI
Property		52.02	Rite Aid - Coloma, MI
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	360	360	11/7/2016	1/1/2017	N/A	12/1/2026	N/A	$16,227.17	$0.00	$194,726.04	$0.00	Springing	Springing	No	N/A	1.33x	N/A	1.33x	N/A
Loan		54	Manassas Crossroads	0.3%	0	0	11/9/2016	1/1/2017	N/A	12/1/2026	N/A	$0.00	$9,890.49	$0.00	$118,685.88	N/A	N/A	No	N/A	N/A	4.07x	N/A	3.78x
Loan		55	Park Royale Apartments	0.2%	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$9,811.87	$0.00	$117,742.44	$0.00	Springing	Springing	No	Group 3	1.42x	N/A	1.38x	N/A
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	360	360	10/31/2016	12/1/2016	12/1/2019	11/1/2026	N/A	$10,023.84	$7,782.61	$120,286.08	$93,391.32	Springing	Springing	No	Group 7	1.65x	2.12x	1.58x	2.03x

A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS							MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	31.2%	31.2%	0	0	First	LO(25);DEF/YM1(88);O(7)	A	$346,089,627	$212,385,223	$133,704,403	12/31/2014	19.2%	$366,791,223	$223,381,851	$143,409,372
Loan	4, 6, 7	2	191 Peachtree	6.1%	64.9%	64.9%	0	5	Fifth	LO(25);DEF(88);O(7)		$31,836,683	$13,942,784	$17,893,899	12/31/2014	10.2%	$31,996,474	$14,217,230	$17,779,244
Loan	4	3	Wolfchase Galleria	6.1%	64.9%	52.0%	0	4	First	LO(25);DEF(88);O(7)		$25,868,069	$8,578,260	$17,289,809	12/31/2014	10.5%	$25,751,898	$8,571,453	$17,180,445
Loan	6	4	100 Hamilton	5.8%	46.9%	46.9%	0	0	First	LO(24);DEF(93);O(3)		$6,856,985	$1,673,292	$5,183,693	12/31/2014	9.8%	$7,150,668	$1,685,312	$5,465,356
Loan	4	5	Potomac Mills	5.7%	38.0%	38.0%	0	0	First	LO(25);DEF(88);O(7)		$52,996,465	$15,601,250	$37,395,215	12/31/2014	12.9%	$53,336,259	$14,386,618	$38,949,641
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	44.2%	44.2%	5	0	First	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.01	Fedex - Yonkers, NY									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		6.02	Fedex - Elmsford, NY									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		6.03	Fedex - Bridgeport, PA									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Loan		7	Big Flats Consumer Square	4.4%	57.6%	52.0%	5	5	First	LO(25);DEF(91);O(4)		$6,324,939	$2,083,617	$4,241,322	12/31/2014	10.5%	$7,075,766	$2,159,296	$4,916,470
Loan	6	8	The Barlow	4.1%	63.6%	54.8%	0	0	Sixth	LO(24);DEF(92);O(4)		$3,085,133	$976,850	$2,108,283	12/31/2014	5.6%	$3,622,440	$1,234,114	$2,388,326
Loan		9	The Crossings of Spring Hill	3.2%	73.4%	64.7%	7	7	First	LO(25);DEF(92);O(3)		$3,399,533	$603,630	$2,795,903	12/31/2014	9.7%	$3,514,532	$654,087	$2,860,445
Loan		10	Club Royale Apartments	3.1%	71.7%	57.7%	0	0	Sixth	LO(25);DEF(90);O(5)		$4,176,779	$1,721,202	$2,455,577	12/31/2014	8.9%	$4,175,096	$1,914,455	$2,260,641
Loan	4	11	American Greetings HQ	3.0%	61.7%	45.9%	0	0	First	LO(25);DEF(91);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		12	Willco Business Center	2.8%	67.3%	58.1%	0	0	Sixth	LO(24);DEF(92);O(4)		$3,096,451	$1,246,994	$1,849,457	12/31/2014	7.3%	$3,312,030	$1,163,606	$2,148,424
Loan	11	13	Enterprise Plaza	2.7%	64.8%	57.1%	0	5	First	LO(24);DEF(89);O(7)		$3,251,485	$940,216	$2,311,269	12/31/2014	9.4%	$3,293,090	$978,992	$2,314,098
Loan	8, 9	14	Walgreens Pool 7	2.7%	64.6%	52.5%	0	0	Sixth	LO(3);YM1(22);DEF/YM1(91);O(6)	B	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.01	Walgreens Oak Brook									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		14.02	Walgreens Park Ridge									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		14.03	Walgreens Dallas									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		14.04	Walgreens Round Lake Beach									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		14.05	Walgreens Pasadena									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		14.06	Walgreens Scottsdale									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Loan	10	15	Le Meridien Tampa	2.6%	62.3%	53.0%	0	5	First	LO(24);DEF(92);O(4)		$3,921,667	$3,772,672	$148,995	12/31/2014	0.6%	$8,530,327	$6,602,235	$1,928,092
Loan	12	16	Parkview Plaza	2.5%	72.8%	60.5%	0	0	First	LO(25);DEF(91);O(4)		$2,727,398	$720,481	$2,006,917	12/31/2014	8.9%	$2,876,377	$712,688	$2,163,689
Loan	8, 9	17	Walgreens Pool 5	2.2%	64.6%	52.5%	0	0	Sixth	LO(3);YM1(22);DEF/YM1(91);O(6)	B	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.01	Walgreens Ballwin									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		17.02	Walgreens Espanola									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		17.03	Walgreens Round Rock									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		17.04	Walgreens Dickson									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		17.05	Walgreens Burleson									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Loan		18	Advance Auto Parts Distribution Facility	2.1%	62.5%	57.3%	0	5	First	LO(25);DEF(89);O(6)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		19	Rosedale Marketplace	2.0%	57.1%	50.2%	0	5	First	LO(24);DEF(92);O(4)		$2,485,710	$1,014,364	$1,471,346	12/31/2014	8.2%	$2,787,028	$966,160	$1,820,868
Loan		20	Livonia Commons	1.9%	71.2%	57.2%	0	5	First	LO(26);DEF(90);O(4)		$100,122	$242,180	-$142,058	12/31/2014	-0.8%	$1,260,544	$385,290	$875,254
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	70.5%	59.8%	5	4	First	LO(27);DEF(88);O(5)		$827,380	$161,236	$666,144	12/31/2014	4.4%	$984,342	$238,710	$745,632
Property		21.01	Ilaria Apartments									$512,155	$87,599	$424,556	12/31/2014		$650,979	$150,449	$500,530
Property		21.02	Morino Apartments									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		21.03	Cortena Apartments									$315,225	$73,637	$241,588	12/31/2014		$333,363	$88,261	$245,102
Loan		22	Trinity Village	1.5%	73.0%	62.4%	0	5	First	LO(25);DEF(92);O(3)		$1,425,898	$413,895	$1,012,002	12/31/2014	7.4%	$1,426,388	$467,875	$958,513
Loan		23	Carelton Courtyard and University Place	1.4%	75.0%	65.4%	7	7	First	LO(26);DEF(90);O(4)		N/A	N/A	N/A	N/A	N/A	$2,102,400	$1,057,588	$1,044,812
Loan		24	Alicia Office Park	1.3%	64.2%	52.6%	0	0	Sixth	LO(24);DEF(91);O(5)		$820,769	$529,911	$290,859	8/31/2015 TTM	2.4%	$909,549	$568,578	$340,971
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	69.1%	55.1%	5	5	First	LO(27);DEF(89);O(4)		$1,710,951	$618,434	$1,092,517	12/31/2014	10.2%	$1,693,777	$580,184	$1,113,593
Property		25.01	James Creek									$1,385,713	$483,309	$902,404	12/31/2014		$1,364,979	$456,858	$908,121
Property		25.02	Foxfire									$325,238	$135,125	$190,113	12/31/2014		$328,798	$123,326	$205,472
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	60.5%	49.5%	0	0	Sixth	LO(24);DEF(92);O(4)		$2,012,543	$1,029,330	$983,213	12/31/2014	10.0%	$1,954,996	$986,248	$968,748
Property		26.01	4001 West Minnesota Street									$1,138,148	$641,523	$496,625	12/31/2014		$1,124,574	$651,917	$472,657
Property		26.02	1806 and 1848 Stout Field Drive									$874,395	$387,807	$486,588	12/31/2014		$830,422	$334,331	$496,091
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	62.1%	57.2%	0	5	First	LO(24);DEF(93);O(3)		$1,700,595	$515,395	$1,185,200	12/31/2014	12.6%	$1,769,129	$533,794	$1,235,335
Property		27.01	Sangaree Plaza									$736,999	$205,885	$531,114	12/31/2014		$776,653	$209,805	$566,848
Property		27.02	Tri-County Plaza									$501,579	$134,482	$367,097	12/31/2014		$502,079	$118,707	$383,372
Property		27.03	Berkley Center									$462,017	$175,028	$286,989	12/31/2014		$490,397	$205,282	$285,115
Loan		28	105 South York Street	1.0%	73.0%	63.9%	7	7	First	LO(24);DEF(93);O(3)		$1,219,505	$424,781	$794,724	12/31/2014	8.9%	$1,292,836	$394,425	$898,411
Loan		29	Bay Area Self Storage Phase 1	1.0%	56.5%	56.5%	5	4	First	LO(24);YM1(91);O(5)	C	$1,192,359	$282,332	$910,027	12/31/2014	10.4%	$1,224,035	$289,627	$934,407
Loan		30	The Heights at State College Phase IV	0.9%	67.3%	56.2%	7	7	First	LO(26);DEF(91);O(3)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		31	Big Springs Village	0.9%	74.1%	63.3%	5	4	First	LO(25);DEF(91);O(4)		$1,069,521	$247,545	$821,976	12/31/2014	9.9%	$1,088,463	$263,990	$824,473
Loan		32	Whisper Creek	0.8%	58.8%	49.7%	0	0	Sixth	LO(25);DEF(91);O(4)		$937,934	$484,559	$453,375	12/31/2014	5.9%	$1,192,202	$560,107	$632,095
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	64.3%	59.2%	0	0	First	LO(25);DEF(32);O(3)		$630,000	$4,484	$625,516	12/31/2013	8.5%	$630,000	$5,179	$624,821
Loan		34	Harris Industrial Building	0.8%	70.5%	57.8%	0	0	First	LO(24);DEF(90);O(6)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Gateway Plaza	0.8%	55.5%	45.4%	5	5	First	LO(25);DEF(92);O(3)		$1,407,538	$594,695	$812,843	12/31/2014	11.6%	$1,392,959	$560,018	$832,940
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	57.1%	47.1%	0	5	First	LO(24);DEF(93);O(3)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		36.01	Pei Wei/Mattress One									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		36.02	Aspen Dental									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	57.1%	47.1%	0	5	First	LO(24);DEF(93);O(3)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.01	Taco Bell Orlando Leased Fee									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		37.02	Just Brakes Tampa									N/A	N/A	N/A	N/A		N/A	N/A	N/A
Loan		38	StorQuest - Oakland, CA	0.6%	62.9%	57.5%	5	4	First	LO(24);DEF(91);O(5)		$729,106	$279,907	$449,199	12/31/2014	8.0%	$807,301	$284,819	$522,482
Loan		39	Fairgate Apartments	0.6%	62.8%	54.2%	7	7	First	LO(29);DEF(87);O(4)		$1,346,542	$794,302	$552,240	12/31/2014	10.3%	$1,416,515	$857,326	$559,189
Loan		40	Chestnut Commons	0.6%	60.3%	49.8%	0	5	First	LO(24);DEF(93);O(3)		$688,629	$297,744	$390,885	12/31/2014	7.4%	$844,327	$278,635	$565,692
Loan		41	The Orchard	0.6%	73.4%	61.7%	5	4	First	LO(24);YM1(90);O(6)	D	$521,446	$226,167	$295,278	12/31/2014	5.8%	$606,006	$244,969	$361,036
Loan		42	Bay Area Self Storage Phase 2	0.6%	50.0%	50.0%	5	4	First	LO(24);YM1(91);O(5)	C	$785,940	$183,279	$602,662	12/31/2014	12.1%	$808,948	$189,484	$619,463
Loan		43	Vista Lofts	0.6%	70.3%	61.1%	7	7	First	LO(24);DEF(93);O(3)		$686,336	$302,435	$383,901	12/31/2014	7.7%	$758,014	$327,630	$430,384
Loan		44	Valencia Apartments	0.5%	66.6%	53.6%	0	0	Sixth	LO(25);DEF(90);O(5)		$546,999	$194,185	$352,814	12/31/2014	8.0%	$563,049	$184,170	$378,879
Loan		45	Falcon Creek Phase II Apartments	0.5%	63.6%	51.8%	5	4	First	LO(25);DEF/YM1(90);O(5)	E	$653,231	$265,428	$387,803	12/31/2014	9.0%	$692,155	$278,066	$414,089
Loan		46	Diamond Southwest Industrial	0.5%	67.4%	54.6%	5	5	First	LO(25);YM1(92);O(3)	F	$438,061	$88,178	$349,883	12/31/2014	8.2%	$449,005	$97,114	$351,891
Loan		47	Burnet House Apartments	0.5%	63.5%	51.2%	0	0	Sixth	LO(25);DEF(90);O(5)		$492,316	$178,221	$314,095	12/31/2014	7.5%	$517,119	$130,415	$386,704
Loan		48	Windy Knolls Phase II Apartments	0.4%	57.2%	46.7%	5	4	First	LO(24);DEF/YM1(91);O(5)	E	$614,737	$269,819	$344,918	12/31/2014	8.7%	$658,046	$334,526	$323,520
Loan		49	Colonial East Apartments	0.4%	61.8%	53.4%	7	7	First	LO(29);DEF(87);O(4)		$961,035	$579,166	$381,869	12/31/2014	11.2%	$979,760	$651,611	$328,149
Loan		50	2601 Westinghouse Boulevard	0.4%	64.4%	59.0%	7	7	First	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		51	Walgreens - Alma, MI	0.4%	57.2%	42.6%	0	0	First	LO(25);DEF(92);O(3)		$388,813	$48,053	$340,760	12/31/2013	10.2%	$386,241	$44,182	$342,059
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	39.8%	17.4%	5	5	First	LO(25);YM1(89);O(6)	F	$524,420	$3,404	$521,016	12/31/2014	16.0%	$524,340	$3,420	$520,920
Property		52.01	Rite Aid - Spring Lake, MI									$268,980	$1,702	$267,278	12/31/2014		$268,900	$1,710	$267,190
Property		52.02	Rite Aid - Coloma, MI									$255,440	$1,702	$253,738	12/31/2014		$255,440	$1,710	$253,730
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	64.6%	52.8%	7	7	First	LO(24);DEF(93);O(3)		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		54	Manassas Crossroads	0.3%	42.9%	42.9%	5	4	First	LO(24);YM1(92);O(4)	C	$501,245	$110,287	$390,958	12/31/2014	13.0%	$620,716	$122,005	$498,711
Loan		55	Park Royale Apartments	0.2%	54.4%	43.8%	0	0	Sixth	LO(25);DEF(90);O(5)		$219,822	$61,361	$158,461	12/31/2014	8.0%	$236,415	$71,483	$164,932
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	53.5%	47.3%	5	4	First	LO(25);DEF(90);O(5)		$348,557	$228,414	$120,143	12/31/2014	6.3%	$375,955	$255,174	$120,781

A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW EGI	UW Expenses	UW NOI	UW NOI Debt Yield	UW Replacement Reserves	UW TI/LC	UW NCF	UW NCF Debt Yield
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	12/31/2015	20.6%	$376,987,438	$230,014,821	$146,972,617	9/30/2016 TTM	21.1%	94.6%	$374,437,743	$226,873,258	$147,564,485	21.2%	$14,977,510	$0	$132,586,975	19.0%
Loan	4, 6, 7	2	191 Peachtree	6.1%	12/31/2015	10.1%	$32,332,190	$14,196,590	$18,135,599	9/30/2016 TTM	10.3%	88.8%	$36,053,641	$15,817,308	$20,236,332	11.5%	$305,536	$2,096,099	$17,834,697	10.2%
Loan	4	3	Wolfchase Galleria	6.1%	12/31/2015	10.4%	$26,030,970	$8,724,355	$17,306,615	8/31/2016 TTM	10.5%	90.1%	$25,912,897	$8,234,769	$17,678,128	10.7%	$97,435	$1,017,045	$16,563,648	10.1%
Loan	6	4	100 Hamilton	5.8%	12/31/2015	10.3%	$7,445,464	$1,669,880	$5,775,584	9/30/2016 TTM	10.9%	95.0%	$9,008,224	$1,977,857	$7,030,367	13.3%	$17,957	$394,130	$6,618,280	12.5%
Loan	4	5	Potomac Mills	5.7%	12/31/2015	13.4%	$54,639,014	$14,340,962	$40,298,052	8/31/2016 TTM	13.8%	95.0%	$53,920,493	$13,594,604	$40,325,889	13.9%	$322,385	$1,289,527	$38,713,977	13.3%
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	98.0%	$23,188,063	$463,761	$22,724,302	13.4%	$75,112	$0	$22,649,190	13.3%
Property		6.01	Fedex - Yonkers, NY		N/A		N/A	N/A	N/A	N/A		98.0%	$10,148,362	$202,967	$9,945,394		$12,188	$0	$9,933,206
Property		6.02	Fedex - Elmsford, NY		N/A		N/A	N/A	N/A	N/A		98.0%	$9,227,089	$184,542	$9,042,546		$32,350	$0	$9,010,197
Property		6.03	Fedex - Bridgeport, PA		N/A		N/A	N/A	N/A	N/A		98.0%	$3,812,614	$76,252	$3,736,361		$30,573	$0	$3,705,788
Loan		7	Big Flats Consumer Square	4.4%	12/31/2015	12.2%	$7,045,566	$2,085,713	$4,959,853	7/31/2016 TTM	12.3%	91.8%	$7,018,665	$2,137,863	$4,880,803	12.1%	$86,132	$453,630	$4,341,041	10.8%
Loan	6	8	The Barlow	4.1%	12/31/2015	6.4%	$4,076,266	$1,335,228	$2,741,038	7/31/2016 TTM	7.3%	93.9%	$4,616,711	$1,418,536	$3,198,176	8.5%	$26,802	$84,180	$3,087,194	8.2%
Loan		9	The Crossings of Spring Hill	3.2%	12/31/2015	9.9%	$3,583,929	$620,980	$2,962,949	7/31/2016 TTM	10.3%	93.5%	$3,568,137	$671,746	$2,896,390	10.0%	$32,986	$113,933	$2,749,472	9.5%
Loan		10	Club Royale Apartments	3.1%	12/31/2015	8.2%	$4,337,627	$1,901,745	$2,435,882	8/31/2016 TTM	8.8%	93.4%	$4,388,918	$2,018,963	$2,369,955	8.6%	$83,500	$0	$2,286,455	8.3%
Loan	4	11	American Greetings HQ	3.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$10,382,494	$513,508	$9,868,986	10.7%	$98,395	$655,969	$9,114,622	9.9%
Loan		12	Willco Business Center	2.8%	12/31/2015	8.4%	$3,433,979	$1,179,675	$2,254,304	8/31/2016 TTM	8.9%	86.2%	$3,584,455	$1,202,746	$2,381,709	9.4%	$56,989	$142,472	$2,182,248	8.6%
Loan	11	13	Enterprise Plaza	2.7%	12/31/2015	9.4%	$3,079,079	$1,028,182	$2,050,897	8/31/2016 TTM	8.4%	87.0%	$3,214,116	$1,046,480	$2,167,636	8.8%	$38,042	$161,679	$1,967,915	8.0%
Loan	8, 9	14	Walgreens Pool 7	2.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	98.0%	$1,951,562	$19,516	$1,932,047	7.9%	$0	$0	$1,932,047	7.9%
Property		14.01	Walgreens Oak Brook		N/A		N/A	N/A	N/A	N/A		98.0%	$379,002	$3,790	$375,212		$0	$0	$375,212
Property		14.02	Walgreens Park Ridge		N/A		N/A	N/A	N/A	N/A		98.0%	$376,621	$3,766	$372,855		$0	$0	$372,855
Property		14.03	Walgreens Dallas		N/A		N/A	N/A	N/A	N/A		98.0%	$333,141	$3,331	$329,810		$0	$0	$329,810
Property		14.04	Walgreens Round Lake Beach		N/A		N/A	N/A	N/A	N/A		98.0%	$330,202	$3,302	$326,900		$0	$0	$326,900
Property		14.05	Walgreens Pasadena		N/A		N/A	N/A	N/A	N/A		98.0%	$300,219	$3,002	$297,217		$0	$0	$297,217
Property		14.06	Walgreens Scottsdale		N/A		N/A	N/A	N/A	N/A		98.0%	$232,377	$2,324	$230,053		$0	$0	$230,053
Loan	10	15	Le Meridien Tampa	2.6%	12/31/2015	8.0%	$9,680,532	$6,724,280	$2,956,252	10/31/2016 TTM	12.3%	76.7%	$9,654,083	$6,823,328	$2,830,755	11.8%	$386,163	$0	$2,444,592	10.2%
Loan	12	16	Parkview Plaza	2.5%	12/31/2015	9.6%	$2,920,579	$705,593	$2,214,986	8/31/2016 TTM	9.8%	89.8%	$2,701,410	$704,045	$1,997,364	8.9%	$38,355	$130,726	$1,828,283	8.1%
Loan	8, 9	17	Walgreens Pool 5	2.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	98.0%	$1,619,898	$16,199	$1,603,699	7.9%	$0	$0	$1,603,699	7.9%
Property		17.01	Walgreens Ballwin		N/A		N/A	N/A	N/A	N/A		98.0%	$434,511	$4,345	$430,166		$0	$0	$430,166
Property		17.02	Walgreens Espanola		N/A		N/A	N/A	N/A	N/A		98.0%	$393,544	$3,935	$389,609		$0	$0	$389,609
Property		17.03	Walgreens Round Rock		N/A		N/A	N/A	N/A	N/A		98.0%	$323,208	$3,232	$319,976		$0	$0	$319,976
Property		17.04	Walgreens Dickson		N/A		N/A	N/A	N/A	N/A		98.0%	$240,533	$2,405	$238,128		$0	$0	$238,128
Property		17.05	Walgreens Burleson		N/A		N/A	N/A	N/A	N/A		98.0%	$228,101	$2,281	$225,820		$0	$0	$225,820
Loan		18	Advance Auto Parts Distribution Facility	2.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	93.4%	$2,810,261	$1,028,349	$1,781,912	9.4%	$52,125	$150,361	$1,579,426	8.3%
Loan		19	Rosedale Marketplace	2.0%	12/31/2015	10.1%	$2,728,650	$1,048,766	$1,679,884	9/30/2016 TTM	9.3%	89.6%	$2,835,285	$1,152,069	$1,683,216	9.4%	$28,245	$88,970	$1,566,001	8.7%
Loan		20	Livonia Commons	1.9%	12/31/2015	5.0%	$1,537,806	$414,648	$1,123,159	7/31/2016 TTM	6.4%	92.4%	$2,009,337	$392,073	$1,617,263	9.3%	$22,738	$112,805	$1,481,720	8.5%
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	12/31/2015	5.0%	$1,421,892	$384,290	$1,037,602	9/30/2016 TTM	6.9%	95.0%	$1,657,519	$406,137	$1,251,382	8.3%	$24,300	$0	$1,227,082	8.2%
Property		21.01	Ilaria Apartments		12/31/2015		$680,033	$167,656	$512,377	9/30/2016 TTM		95.0%	$652,483	$132,199	$520,284		$9,000	$0	$511,284
Property		21.02	Morino Apartments		N/A		$387,325	$112,467	$274,858	9/30/2016 TTM		95.0%	$662,799	$190,374	$472,425		$10,500	$0	$461,925
Property		21.03	Cortena Apartments		12/31/2015		$354,534	$104,167	$250,367	9/30/2016 TTM		95.0%	$342,237	$83,564	$258,673		$4,800	$0	$253,873
Loan		22	Trinity Village	1.5%	12/31/2015	7.0%	$1,712,289	$474,308	$1,237,981	8/31/2016 TTM	9.0%	93.3%	$1,753,471	$508,495	$1,244,976	9.1%	$15,360	$93,731	$1,135,886	8.3%
Loan		23	Carelton Courtyard and University Place	1.4%	12/31/2015	8.1%	$2,292,416	$1,077,170	$1,215,246	10/31/2016 TTM	9.4%	90.9%	$2,309,757	$1,074,104	$1,235,653	9.5%	$42,919	$0	$1,192,734	9.2%
Loan		24	Alicia Office Park	1.3%	12/31/2015	2.8%	$1,334,068	$612,367	$721,701	8/31/2016 TTM	5.9%	92.8%	$1,907,488	$710,232	$1,197,256	9.8%	$17,513	$87,566	$1,092,177	9.0%
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	12/31/2015	10.4%	$1,718,900	$587,803	$1,131,097	5/31/2016 TTM	10.6%	95.0%	$1,654,846	$625,696	$1,029,150	9.6%	$47,013	$0	$982,137	9.2%
Property		25.01	James Creek		12/31/2015		$1,387,770	$457,777	$929,993	5/31/2016 TTM		95.0%	$1,339,607	$496,058	$843,549		$37,083	$0	$806,466
Property		25.02	Foxfire		12/31/2015		$331,130	$130,026	$201,104	5/31/2016 TTM		95.0%	$315,239	$129,638	$185,601		$9,930	$0	$175,671
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	12/31/2015	9.9%	$2,377,875	$1,188,673	$1,189,202	8/31/2016 TTM	12.1%	91.3%	$2,631,176	$1,174,542	$1,456,634	14.9%	$129,368	$232,677	$1,094,588	11.2%
Property		26.01	4001 West Minnesota Street		12/31/2015		$1,618,134	$846,842	$771,292	8/31/2016 TTM		95.3%	$1,811,712	$825,454	$986,258		$52,545	$94,505	$839,208
Property		26.02	1806 and 1848 Stout Field Drive		12/31/2015		$759,741	$341,831	$417,910	8/31/2016 TTM		83.5%	$819,464	$349,088	$470,376		$76,824	$138,172	$255,381
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	12/31/2015	13.1%	$1,722,260	$529,313	$1,192,947	8/31/2016 TTM	12.7%	90.7%	$1,732,988	$576,855	$1,156,133	12.3%	$35,933	$149,426	$970,773	10.3%
Property		27.01	Sangaree Plaza		12/31/2015		$708,971	$202,576	$506,395	8/31/2016 TTM		90.2%	$707,317	$215,110	$492,207		$13,390	$65,092	$413,725
Property		27.02	Tri-County Plaza		12/31/2015		$504,983	$119,393	$385,590	8/31/2016 TTM		90.0%	$540,831	$133,039	$407,792		$13,515	$50,723	$343,554
Property		27.03	Berkley Center		12/31/2015		$508,306	$207,344	$300,962	8/31/2016 TTM		92.5%	$484,840	$228,706	$256,134		$9,028	$33,611	$213,494
Loan		28	105 South York Street	1.0%	12/31/2015	10.1%	$1,302,902	$434,498	$868,404	9/30/2016 TTM	9.8%	93.0%	$1,325,285	$448,310	$876,975	9.9%	$9,867	$72,028	$795,081	8.9%
Loan		29	Bay Area Self Storage Phase 1	1.0%	12/31/2015	10.7%	$1,265,013	$289,746	$975,267	9/30/2016 TTM	11.1%	84.0%	$1,265,013	$298,335	$966,678	11.0%	$9,253	$0	$957,425	10.9%
Loan		30	The Heights at State College Phase IV	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$1,070,848	$328,506	$742,342	8.9%	$12,800	$0	$729,542	8.7%
Loan		31	Big Springs Village	0.9%	12/31/2015	9.9%	$1,106,393	$275,737	$830,656	8/31/2016 TTM	10.0%	94.2%	$1,121,340	$251,831	$869,509	10.5%	$25,024	$36,463	$808,022	9.7%
Loan		32	Whisper Creek	0.8%	12/31/2015	8.2%	$1,217,730	$542,738	$674,992	6/30/2016 TTM	8.8%	63.7%	$1,217,730	$516,886	$700,844	9.1%	$23,200	$0	$677,644	8.8%
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	12/31/2014	8.5%	$632,625	$3,521	$629,104	12/31/2015	8.5%	95.0%	$662,572	$24,272	$638,300	8.6%	$0	$0	$638,300	8.6%
Loan		34	Harris Industrial Building	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$892,601	$232,078	$660,523	9.3%	$31,255	$43,939	$585,329	8.2%
Loan		35	Gateway Plaza	0.8%	12/31/2015	11.9%	$1,226,450	$554,369	$672,081	8/31/2016 YTD Ann.	9.6%	88.4%	$1,516,494	$603,466	$913,029	13.1%	$23,218	$119,023	$770,788	11.0%
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$522,501	$108,474	$414,027	9.4%	$2,199	$21,839	$389,989	8.8%
Property		36.01	Pei Wei/Mattress One		N/A		N/A	N/A	N/A	N/A		95.0%	$369,171	$86,774	$282,397		$1,449	$12,359	$268,589
Property		36.02	Aspen Dental		N/A		N/A	N/A	N/A	N/A		95.0%	$153,330	$21,700	$131,630		$750	$9,480	$121,400
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$234,480	$51,331	$183,150	9.4%	$1,532	$11,761	$169,857	8.8%
Property		37.01	Taco Bell Orlando Leased Fee		N/A		N/A	N/A	N/A	N/A		95.0%	$99,651	$27,886	$71,766		$582	$4,556	$66,628
Property		37.02	Just Brakes Tampa		N/A		N/A	N/A	N/A	N/A		95.0%	$134,829	$23,445	$111,384		$950	$7,205	$103,229
Loan		38	StorQuest - Oakland, CA	0.6%	12/31/2015	9.3%	$821,948	$272,361	$549,587	8/31/2016 TTM	9.8%	82.1%	$824,151	$270,449	$553,702	9.9%	$4,928	$0	$548,774	9.8%
Loan		39	Fairgate Apartments	0.6%	12/31/2015	10.4%	$1,441,729	$874,967	$566,762	3/31/2016 TTM	10.6%	93.8%	$1,538,755	$863,542	$675,213	12.6%	$65,016	$0	$610,197	11.4%
Loan		40	Chestnut Commons	0.6%	12/31/2015	10.8%	$880,990	$299,890	$581,100	8/31/2016 TTM	11.1%	94.0%	$900,274	$324,275	$575,999	11.0%	$9,520	$62,239	$504,240	9.6%
Loan		41	The Orchard	0.6%	12/31/2015	7.1%	$637,512	$153,693	$483,819	9/30/2016 YTD Ann.	9.5%	85.6%	$729,649	$233,303	$496,346	9.7%	$6,581	$32,344	$457,421	9.0%
Loan		42	Bay Area Self Storage Phase 2	0.6%	12/31/2015	12.4%	$837,403	$191,186	$646,217	9/30/2016 TTM	12.9%	83.8%	$837,403	$184,290	$653,113	13.1%	$5,796	$0	$647,317	12.9%
Loan		43	Vista Lofts	0.6%	12/31/2015	8.6%	$758,306	$328,871	$429,435	7/31/2016 TTM	8.6%	92.5%	$773,086	$305,197	$467,888	9.4%	$8,006	$24,205	$435,677	8.7%
Loan		44	Valencia Apartments	0.5%	12/31/2015	8.6%	$584,786	$189,148	$395,638	8/31/2016 TTM	9.0%	91.5%	$591,593	$205,524	$386,069	8.8%	$12,750	$0	$373,319	8.5%
Loan		45	Falcon Creek Phase II Apartments	0.5%	12/31/2015	9.6%	$704,888	$282,559	$422,329	8/31/2016 TTM	9.8%	94.5%	$704,888	$302,921	$401,967	9.3%	$14,400	$0	$387,567	9.0%
Loan		46	Diamond Southwest Industrial	0.5%	12/31/2015	8.3%	$457,887	$98,315	$359,572	8/31/2016 TTM	8.5%	93.2%	$484,113	$95,202	$388,910	9.2%	$5,372	$41,980	$341,559	8.0%
Loan		47	Burnet House Apartments	0.5%	12/31/2015	9.2%	$534,080	$135,018	$399,062	8/31/2016 TTM	9.5%	88.4%	$537,033	$162,322	$374,711	8.9%	$11,088	$0	$363,622	8.7%
Loan		48	Windy Knolls Phase II Apartments	0.4%	12/31/2015	8.2%	$635,787	$344,806	$290,981	10/31/2016 TTM	7.4%	86.6%	$635,787	$264,118	$371,669	9.4%	$12,600	$0	$359,069	9.1%
Loan		49	Colonial East Apartments	0.4%	12/31/2015	9.6%	$1,004,758	$680,265	$324,493	3/31/2016 TTM	9.5%	94.1%	$1,118,304	$674,429	$443,875	13.0%	$66,240	$0	$377,635	11.0%
Loan		50	2601 Westinghouse Boulevard	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$327,210	$9,816	$317,394	9.4%	$10,764	$16,145	$290,485	8.6%
Loan		51	Walgreens - Alma, MI	0.4%	12/31/2014	10.2%	$384,012	$38,751	$345,261	12/31/2015	10.3%	97.0%	$398,572	$61,080	$337,492	10.1%	$4,594	$0	$332,898	10.0%
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	12/31/2015	16.0%	$555,012	$3,523	$551,489	10/31/2016 TTM	16.9%	95.0%	$564,096	$20,445	$543,651	16.7%	$4,472	$35,546	$503,633	15.4%
Property		52.01	Rite Aid - Spring Lake, MI		12/31/2015		$284,671	$1,761	$282,910	10/31/2016 TTM		95.0%	$289,330	$10,441	$278,889		$2,236	$18,526	$258,127
Property		52.02	Rite Aid - Coloma, MI		12/31/2015		$270,341	$1,761	$268,580	10/31/2016 TTM		95.0%	$274,766	$10,004	$264,762		$2,236	$17,020	$245,506
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	97.0%	$263,869	$5,389	$258,481	8.3%	$0	$0	$258,481	8.3%
Loan		54	Manassas Crossroads	0.3%	12/31/2015	16.6%	$628,248	$127,797	$500,451	9/30/2016 TTM	16.7%	95.0%	$609,778	$126,640	$483,138	16.1%	$2,503	$31,684	$448,951	15.0%
Loan		55	Park Royale Apartments	0.2%	12/31/2015	8.3%	$255,215	$72,111	$183,104	8/31/2016 TTM	9.2%	95.0%	$249,105	$82,092	$167,013	8.4%	$4,626	$0	$162,387	8.2%
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	12/31/2015	6.4%	$435,254	$256,082	$179,172	9/30/2016 TTM	9.4%	81.3%	$435,254	$237,139	$198,115	10.4%	$8,218	$0	$189,897	10.0%

A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					LARGEST TENANT INFORMATION				2ND LARGEST TENANT INFORMATION				3RD LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant Lease Expiration(3)	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration(3)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration(3)	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 6, 7	2	191 Peachtree	6.1%	Deloitte & Touche	5/31/2024	259,998	21.3%	Hall, Booth, Smith, P.C.	4/30/2021	64,359	5.3%	Ogletree, Deakins	4/30/2019	52,510	4.3%
Loan	4	3	Wolfchase Galleria	6.1%	Malco Theatres	12/31/2021	30,000	7.7%	The Finish Line	2/28/2022	21,899	5.6%	Victoria’s Secret	1/31/2018	13,330	3.4%
Loan	6	4	100 Hamilton	5.8%	Palantir Technologies, Inc.	4/30/2027	59,914	83.4%	Bon Appetit Management Co.	8/31/2020	11,913	16.6%	N/A	N/A	N/A	N/A
Loan	4	5	Potomac Mills	5.7%	Costco Warehouse	5/31/2032	148,146	10.1%	J.C. Penney	2/28/2022	100,140	6.9%	AMC Theatres	2/28/2019	75,273	5.2%
Loan	4, 8	6	FedEx Ground Portfolio	4.7%
Property		6.01	Fedex - Yonkers, NY		FedEx	7/31/2031	121,883	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.02	Fedex - Elmsford, NY		FedEx	6/30/2031	323,502	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.03	Fedex - Bridgeport, PA		FedEx	6/30/2031	305,733	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		7	Big Flats Consumer Square	4.4%	Sam’s Club	7/13/2018	134,678	23.5%	Tops Market	10/31/2023	60,479	10.5%	Field & Stream	1/31/2025	50,000	8.7%
Loan	6	8	The Barlow	4.1%	Kosta Browne Winery	7/31/2025	61,645	34.5%	Windgap Wines	9/30/2017	12,106	6.8%	Santa Rosa Community Market	11/6/2028	9,700	5.4%
Loan		9	The Crossings of Spring Hill	3.2%	Ross Dress for Less	1/31/2019	24,911	11.3%	Bed Bath & Beyond	1/31/2019	23,391	10.6%	Electronic Express	4/30/2026	20,331	9.2%
Loan		10	Club Royale Apartments	3.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	11	American Greetings HQ	3.0%	American Greetings	9/30/2031	655,969	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		12	Willco Business Center	2.8%	Autobody Dimensions, Inc.	5/31/2019	20,000	7.0%	Ryan Floors, Inc.	5/31/2018	12,000	4.2%	The Steiding Corporation	4/30/2022	10,000	3.5%
Loan	11	13	Enterprise Plaza	2.7%	T.J. Maxx	3/31/2021	25,000	13.1%	Aldi	1/31/2018	20,040	10.5%	Dollar Tree	6/30/2021	15,235	8.0%
Loan	8, 9	14	Walgreens Pool 7	2.7%
Property		14.01	Walgreens Oak Brook		Walgreens	1/31/2077	13,855	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.02	Walgreens Park Ridge		Walgreens	1/31/2077	14,053	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.03	Walgreens Dallas		Walgreens	1/31/2077	15,120	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.04	Walgreens Round Lake Beach		Walgreens	1/31/2077	13,905	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.05	Walgreens Pasadena		Walgreens	1/31/2077	15,120	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.06	Walgreens Scottsdale		Walgreens	1/31/2077	15,083	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	10	15	Le Meridien Tampa	2.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	16	Parkview Plaza	2.5%	Ollie’s Bargain Outlet	1/31/2025	36,416	19.0%	Bon Ton Furniture Dept. Store	1/29/2022	32,000	16.7%	T.J. Maxx	1/31/2024	25,000	13.0%
Loan	8, 9	17	Walgreens Pool 5	2.2%
Property		17.01	Walgreens Ballwin		Walgreens	1/31/2077	15,680	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.02	Walgreens Espanola		Walgreens	1/31/2077	17,828	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.03	Walgreens Round Rock		Walgreens	1/31/2077	15,070	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.04	Walgreens Dickson		Walgreens	1/31/2077	15,120	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.05	Walgreens Burleson		Walgreens	1/31/2077	15,120	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Advance Auto Parts Distribution Facility	2.1%	Advance Auto Parts	3/8/2022	347,500	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		19	Rosedale Marketplace	2.0%	Hobby Lobby	6/30/2026	43,960	28.7%	OfficeMax	1/31/2018	21,932	14.3%	Total Wines	1/31/2025	21,166	13.8%
Loan		20	Livonia Commons	1.9%	Dick’s Sporting Goods	1/31/2026	53,540	35.6%	AutoZone	8/31/2026	30,434	20.2%	Jo-Ann Fabrics	1/31/2025	24,100	16.0%
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%
Property		21.01	Ilaria Apartments		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.02	Morino Apartments		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Cortena Apartments		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		22	Trinity Village	1.5%	AAA Auto Club South, Inc.	6/30/2017	6,533	9.2%	Synovus Bank of Tampa Bay	5/31/2021	5,843	8.2%	Mattress Store	11/30/2019	5,000	7.0%
Loan		23	Carelton Courtyard and University Place	1.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		24	Alicia Office Park	1.3%	Futures Education, Inc.	10/31/2022	6,878	7.9%	Metronome Software LLC	6/30/2020	5,164	5.9%	Saddleback Valley Educators Association	9/30/2017	4,836	5.5%
Loan	8	25	James Creek and Foxfire Student Housing	1.2%
Property		25.01	James Creek		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		25.02	Foxfire		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%
Property		26.01	4001 West Minnesota Street		Peer Foods Group	Various (9/30/2017 - 2,674 SF; 4/30/2020 - 49,443 SF)	52,117	27.6%	DPI Dedicated Logistics	9/30/2020	35,973	19.0%	Pure Beverage	1/31/2019	27,030	14.3%
Property		26.02	1806 and 1848 Stout Field Drive		Gilmore Industries	12/31/2020	118,780	43.0%	Kirby Risk	2/28/2019	57,804	20.9%	Numark Industries	11/30/2017	54,790	19.8%
Loan	8, 9	27	Southeast Retail Portfolio	1.0%
Property		27.01	Sangaree Plaza		Bi-Lo	8/31/2026	47,698	71.2%	Bold Fitness	7/31/2019	8,450	12.6%	China Wok	7/31/2025	2,000	3.0%
Property		27.02	Tri-County Plaza		Bi-Lo	8/31/2021	36,377	53.8%	Maxway	3/31/2021	14,300	21.2%	Snap Fitness	5/26/2017	4,550	6.7%
Property		27.03	Berkley Center		Farm Fresh	11/18/2025	25,000	55.4%	Family Dollar	12/31/2020	8,100	17.9%	Beauty Town	2/29/2020	2,400	5.3%
Loan		28	105 South York Street	1.0%	Fifth Third Elmhurst	2/1/2023	14,436	29.3%	Ageology d/b/a Power2Practice	1/1/2017	6,690	13.6%	Compass Group USA Inc.	2/1/2024	5,454	11.1%
Loan		29	Bay Area Self Storage Phase 1	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	The Heights at State College Phase IV	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		31	Big Springs Village	0.9%	Belk, Inc.	10/11/2025	58,416	46.7%	Dollar Tree	6/30/2021	11,200	9.0%	Dollar General Corporation	8/31/2020	9,014	7.2%
Loan		32	Whisper Creek	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		34	Harris Industrial Building	0.8%	Cascata	10/31/2022	73,365	70.4%	Harris Mechanical	8/31/2023	24,318	23.3%	Cardinal Health	9/30/2018	6,500	6.2%
Loan		35	Gateway Plaza	0.8%	ARC Thrift Stores	9/30/2023	27,720	27.5%	Hibachi Grill of CO., Inc.	11/30/2026	10,000	9.9%	Arona Corporation	4/30/2018	8,400	8.3%
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%
Property		36.01	Pei Wei/Mattress One		Mattress One	2/28/2026	4,200	58.0%	Pei Wei Asian Diner	1/31/2026	3,046	42.0%	N/A	N/A	N/A	N/A
Property		36.02	Aspen Dental		Aspen Dental	12/31/2025	3,750	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%
Property		37.01	Taco Bell Orlando Leased Fee		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.02	Just Brakes Tampa		JBRE, LLC (dba Just Brakes)	8/31/2030	4,750	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	StorQuest - Oakland, CA	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Fairgate Apartments	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Chestnut Commons	0.6%	Ohio Dept of Public Safety	6/30/2017	5,711	12.0%	KGM Enterprise LLC (Anytime Fitness)	2/28/2020	4,560	9.6%	Smile Brands	1/31/2019	4,493	9.4%
Loan		41	The Orchard	0.6%	Jacalito Grill	5/31/2023	6,850	20.8%	Bakersfield Net	10/31/2020	4,084	12.4%	Slice of Italy	9/30/2019	4,051	12.3%
Loan		42	Bay Area Self Storage Phase 2	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		43	Vista Lofts	0.6%	PNC Bank	3/31/2020	8,869	24.3%	Le Peep	8/31/2018	2,203	6.0%	Black Bean Company	4/30/2019	1,815	5.0%
Loan		44	Valencia Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		45	Falcon Creek Phase II Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		46	Diamond Southwest Industrial	0.5%	Fresenius USA Manufacturing	10/31/2018	3,970	9.4%	JFC International, Inc.	3/31/2017	3,825	9.0%	McGill Cleanroom	10/31/2019	3,825	9.0%
Loan		47	Burnet House Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		48	Windy Knolls Phase II Apartments	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		49	Colonial East Apartments	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	2601 Westinghouse Boulevard	0.4%	Carter Lumber of the South, Inc.	9/30/2030	107,635	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		51	Walgreens - Alma, MI	0.4%	Walgreens	1/31/2082	14,820	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8	52	Michigan Rite Aid Portfolio	0.4%
Property		52.01	Rite Aid - Spring Lake, MI		Rite Aid	3/31/2026	11,180	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		52.02	Rite Aid - Coloma, MI		Rite Aid	3/31/2026	11,180	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	CVS	11/30/2026	10,908	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		54	Manassas Crossroads	0.3%	Raja, Rafiq, & Assoc (Dental)	2/28/2019	2,345	18.7%	Panda Express, Inc.	4/30/2019	2,306	18.4%	NOVA Batteries, Inc.	10/31/2019	1,628	13.0%
Loan		55	Park Royale Apartments	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					4TH LARGEST TENANT INFORMATION				5TH LARGEST TENANT INFORMATION				MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	4th Largest Tenant	4th Largest Tenant Lease Expiration(3)	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration(3)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan	4, 6, 7	2	191 Peachtree	6.1%	Carlock, Copeland & Stair	9/30/2022	52,028	4.3%	Morgan & Morgan	11/30/2026	51,927	4.2%	$0	$25,461	$1,222,142	$7,777,741	$101,845
Loan	4	3	Wolfchase Galleria	6.1%	Forever 21	6/30/2024	12,986	3.3%	Charming Charlie	5/31/2020	10,413	2.7%	$0	$0	$0	$0	$0
Loan	6	4	100 Hamilton	5.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$3,594,840	$0
Loan	4	5	Potomac Mills	5.7%	Buy Buy Baby/and That!	1/31/2025	73,432	5.0%	Marshalls	1/31/2019	61,763	4.2%	$0	$0	$0	$0	$0
Loan	4, 8	6	FedEx Ground Portfolio	4.7%									$0	$0	$0	$0	$0
Property		6.01	Fedex - Yonkers, NY		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.02	Fedex - Elmsford, NY		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		6.03	Fedex - Bridgeport, PA		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		7	Big Flats Consumer Square	4.4%	Hobby Lobby	6/30/2019	47,000	8.2%	T.J. Maxx	1/31/2023	27,846	4.8%	$0	$7,178	$0	$0	$35,888
Loan	6	8	The Barlow	4.1%	Barlow Event Management	12/31/2019	9,461	5.3%	Taylor Maid Coffee	5/1/2022	8,926	5.0%	$0	$2,234	$0	$1,000,000	$0
Loan		9	The Crossings of Spring Hill	3.2%	PetSmart	8/31/2018	18,471	8.4%	Books-A-Million	1/31/2019	15,500	7.0%	$0	$2,749	$98,957	$1,150,000	$27,411
Loan		10	Club Royale Apartments	3.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$6,979	$0	$0	$0
Loan	4	11	American Greetings HQ	3.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$54,664
Loan		12	Willco Business Center	2.8%	Eurowerks Autos, LLC	10/31/2019	10,000	3.5%	Cianbro Corporation	6/30/2017	8,960	3.1%	$0	$4,749	$171,000	$0	$11,873
Loan	11	13	Enterprise Plaza	2.7%	Teppanyaki Grill	9/30/2020	15,174	8.0%	Verizon Wireless	2/29/2020	10,921	5.7%	$0	$3,170	$114,120	$0	$15,851
Loan	8, 9	14	Walgreens Pool 7	2.7%									$0	$0	$0	$0	$0
Property		14.01	Walgreens Oak Brook		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.02	Walgreens Park Ridge		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.03	Walgreens Dallas		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.04	Walgreens Round Lake Beach		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.05	Walgreens Pasadena		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.06	Walgreens Scottsdale		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	10	15	Le Meridien Tampa	2.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$31,904	$0	$0	$0
Loan	12	16	Parkview Plaza	2.5%	Jo-Ann Fabrics	1/31/2028	17,059	8.9%	Life Way Christian Resources	1/31/2020	14,400	7.5%	$0	$3,196	$0	$0	$10,388
Loan	8, 9	17	Walgreens Pool 5	2.2%									$0	$0	$0	$0	$0
Property		17.01	Walgreens Ballwin		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.02	Walgreens Espanola		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.03	Walgreens Round Rock		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.04	Walgreens Dickson		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.05	Walgreens Burleson		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Advance Auto Parts Distribution Facility	2.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$4,333	$4,333	$208,000	$12,500	$12,500
Loan		19	Rosedale Marketplace	2.0%	Cost Plus	1/31/2020	20,253	13.2%	Dollar Tree	7/31/2020	9,600	6.3%	$0	$1,917	$115,020, unless EOD	$0	$9,583
Loan		20	Livonia Commons	1.9%	Party City	1/31/2029	23,465	15.6%	Rally House Stores, Inc.	10/31/2024	7,650	5.1%	$0	$1,895	$0	$0	$0
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%									$0	$2,025	$85,000	$0	$0
Property		21.01	Ilaria Apartments		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.02	Morino Apartments		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Cortena Apartments		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		22	Trinity Village	1.5%	Pediatric Associates	7/8/2020	4,622	6.5%	Johnny Brusco’s NY Pizza	1/31/2025	4,047	5.7%	$1,280	$1,280	$0	$205,650	$5,650
Loan		23	Carelton Courtyard and University Place	1.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$150,000	$4,819	$0	$0	$0
Loan		24	Alicia Office Park	1.3%	Vavrinek, Trine, Day & Co, LLP	7/31/2018	4,630	5.3%	Fed Loan Help, Inc.	2/28/2018	4,215	4.8%	$0	$1,460	$0	$0	$8,333
Loan	8	25	James Creek and Foxfire Student Housing	1.2%									$0	$3,918	$0	$0	$0
Property		25.01	James Creek		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		25.02	Foxfire		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%									$0	$12,797	$186,000	$0	$19,390
Property		26.01	4001 West Minnesota Street		Shenandoah Growers	12/31/2019	23,532	12.5%	Eby-Brown	MTM	18,800	9.9%
Property		26.02	1806 and 1848 Stout Field Drive		Pure Beverage	1/31/2019	28,787	10.4%	N/A	N/A	N/A	N/A
Loan	8, 9	27	Southeast Retail Portfolio	1.0%									$3,444	$3,444	$0	$6,867	$6,867
Property		27.01	Sangaree Plaza		Valeria, LLC	1/31/2022	2,000	3.0%	Check into Cash	6/30/2018	2,000	3.0%
Property		27.02	Tri-County Plaza		Shoe Show	4/30/2017	2,800	4.1%	1st Franklin Financial Corp	9/30/2018	1,200	1.8%
Property		27.03	Berkley Center		London Plaza Coin Laundry	1/31/2020	1,840	4.1%	Sal’s NY Pizza	5/31/2019	1,800	4.0%
Loan		28	105 South York Street	1.0%	Pazzi di Pizza	1/1/2019	5,225	10.6%	Environmental Consulting Group, Inc.	5/1/2019	4,200	8.5%	$0	$822	$29,600	$100,000	$4,111
Loan		29	Bay Area Self Storage Phase 1	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$771	$0	$0	$0
Loan		30	The Heights at State College Phase IV	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,067	$0	$0	$0
Loan		31	Big Springs Village	0.9%	Shoe Show of Rocky Mount	9/30/2020	5,600	4.5%	Maurices, Inc.	1/31/2018	4,800	3.8%	$0	$2,085	$0	$120,000	$3,112
Loan		32	Whisper Creek	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,933	$0	$0	$0
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan		34	Harris Industrial Building	0.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$2,605	$2,605	$156,300	$2,171	$2,171
Loan		35	Gateway Plaza	0.8%	A&A Quality Appliance, Inc.	8/30/2018	8,023	7.9%	Sang C. No/Phat Mart	10/31/2019	6,500	6.4%	$1,935	$1,935	$0	$6,309	$6,309
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%									$137	$137	$4,932	$458	$458
Property		36.01	Pei Wei/Mattress One		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		36.02	Aspen Dental		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%									$96	$96	$3,456	$319	$319
Property		37.01	Taco Bell Orlando Leased Fee		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.02	Just Brakes Tampa		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	StorQuest - Oakland, CA	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$548	$0	$0	$0
Loan		39	Fairgate Apartments	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$5,418	$150,000	$0	$0
Loan		40	Chestnut Commons	0.6%	Strongsville Hobby	3/31/2021	2,940	6.2%	Patron’s Best Grill	5/31/2022	2,880	6.1%	$781	$781	$46,860	$50,000	$3,905
Loan		41	The Orchard	0.6%	Krush Wine	12/27/2018	3,562	10.8%	Verdugo Market	6/30/2019	2,615	7.9%	$23,806	$214	$0	$50,000	$3,750
Loan		42	Bay Area Self Storage Phase 2	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$483	$0	$0	$0
Loan		43	Vista Lofts	0.6%	The UPS Store	11/30/2021	1,760	4.8%	Capelli Salon	5/31/2022	1,730	4.7%	$0	$758	$0	$0	$2,262
Loan		44	Valencia Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,063	$0	$0	$0
Loan		45	Falcon Creek Phase II Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,200	$0	$0	$0
Loan		46	Diamond Southwest Industrial	0.5%	Frontier Stone Works	9/14/2019	3,825	9.0%	The Terminix International Company	6/30/2021	3,825	9.0%	$459	$459	$16,509	$3,528	$3,528
Loan		47	Burnet House Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$923	$0	$0	$0
Loan		48	Windy Knolls Phase II Apartments	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$1,050	$0	$0	$0
Loan		49	Colonial East Apartments	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$5,525	$150,000	$0	$0
Loan		50	2601 Westinghouse Boulevard	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan		51	Walgreens - Alma, MI	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan	8	52	Michigan Rite Aid Portfolio	0.4%									$0	$0	$0	$0	$0
Property		52.01	Rite Aid - Spring Lake, MI		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		52.02	Rite Aid - Coloma, MI		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$0	$0	$0	$0
Loan		54	Manassas Crossroads	0.3%	AVAIL Vapor, LLC.	7/31/2019	1,517	12.1%	Huynh & Tang (Sassy Nails)	11/30/2018	1,288	10.3%	$0	$0	$0	$0	$0
Loan		55	Park Royale Apartments	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$386	$0	$0	$0
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0	$685	$24,654	$0	$0

A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	$0	$0	$0	$0	$0	$0	$0	$0
Loan	4, 6, 7	2	191 Peachtree	6.1%	$6,110,710 - Upfront funds ($7,777,741.04) not included in cap calculation.	$616,031	$308,016	$0	$0	$0	$0	$0
Loan	4	3	Wolfchase Galleria	6.1%	$0	$0	$0	$0	$0	$0	$0	$0
Loan	6	4	100 Hamilton	5.8%	$0	$0	$0	$0	$0	$0	$2,105,440	$0
Loan	4	5	Potomac Mills	5.7%	$0	$0	$0	$0	$0	$0	$0	$0
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	$0	$574,417	$130,987	$0	$0	$0	$3,066,110	$0
Property		6.01	Fedex - Yonkers, NY
Property		6.02	Fedex - Elmsford, NY
Property		6.03	Fedex - Bridgeport, PA
Loan		7	Big Flats Consumer Square	4.4%	$1,291,984	$280,392	$35,049	$0	$0	$2,768,000	$86,595	$0
Loan	6	8	The Barlow	4.1%	$600,000	$72,566	$24,378	$96,719	$24,397	$0	$152,702	$0
Loan		9	The Crossings of Spring Hill	3.2%	$0	$186,440	$18,644	$8,327	$4,163	$0	$0	$0
Loan		10	Club Royale Apartments	3.1%	$0	$49,712	$12,428	$0	$0	$94,600	$0	$0
Loan	4	11	American Greetings HQ	3.0%	$0	$0	$0	$0	$0	$0	$15,704,391.25 ($2,612,000 LOC)	$0
Loan		12	Willco Business Center	2.8%	$0	$123,948	$30,987	$22,524	$3,218	$76,733	$9,000	$0
Loan	11	13	Enterprise Plaza	2.7%	$570,636	$109,368	$36,456	$0	$0	$0	$1,416,535	$0
Loan	8, 9	14	Walgreens Pool 7	2.7%	$0	$0	$0	$0	$0	$0	$0	$0
Property		14.01	Walgreens Oak Brook
Property		14.02	Walgreens Park Ridge
Property		14.03	Walgreens Dallas
Property		14.04	Walgreens Round Lake Beach
Property		14.05	Walgreens Pasadena
Property		14.06	Walgreens Scottsdale
Loan	10	15	Le Meridien Tampa	2.6%	$0	$12,163	$12,163	$9,696	$9,696	$0	$11,455,908	$9,167
Loan	12	16	Parkview Plaza	2.5%	$375,000	$76,700	$25,567	$0	$0	$0	$125,000	$0
Loan	8, 9	17	Walgreens Pool 5	2.2%	$0	$0	$0	$0	$0	$0	$0	$0
Property		17.01	Walgreens Ballwin
Property		17.02	Walgreens Espanola
Property		17.03	Walgreens Round Rock
Property		17.04	Walgreens Dickson
Property		17.05	Walgreens Burleson
Loan		18	Advance Auto Parts Distribution Facility	2.1%	$637,500	$0	$0	$0	$0	$0	$0	$0
Loan		19	Rosedale Marketplace	2.0%	$460,000, unless EOD	$182,658	$60,886	$0	$0	$0	$448,750	$0
Loan		20	Livonia Commons	1.9%	$0	$0	$0	$0	$0	$0	$683,013	$0
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	$0	$13,953	$2,326	$1,355	$1,355	$0	$0	$0
Property		21.01	Ilaria Apartments
Property		21.02	Morino Apartments
Property		21.03	Cortena Apartments
Loan		22	Trinity Village	1.5%	$0	$14,498	$14,498	$8,921	$4,461	$0	$0	$0
Loan		23	Carelton Courtyard and University Place	1.4%	$0	$124,643	$13,849	$134,016	$11,168	$0	$0	$0
Loan		24	Alicia Office Park	1.3%	$250,000	$46,751	$9,351	$7,087	$1,182	$0	$0	$0
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	$0	$85,822	$8,582	$0	$0	$7,813	$0	$0
Property		25.01	James Creek
Property		25.02	Foxfire
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	$600,000	$27,921	$13,961	$10,847	$3,616	$193,750	$0	$0
Property		26.01	4001 West Minnesota Street
Property		26.02	1806 and 1848 Stout Field Drive
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	$0	$111,882	$15,670	$5,331	$3,371	$235,314	$376,300	$0
Property		27.01	Sangaree Plaza
Property		27.02	Tri-County Plaza
Property		27.03	Berkley Center
Loan		28	105 South York Street	1.0%	$148,002	$71,220	$12,949	$0	$978	$0	$450,000	$0
Loan		29	Bay Area Self Storage Phase 1	1.0%	$0	$24,353	$4,871	$0	$0	$0	$0	$0
Loan		30	The Heights at State College Phase IV	0.9%	$0	$23,760	$8,055	$18,849	$1,571	$0	$9,300	$0
Loan		31	Big Springs Village	0.9%	$150,000	$12,861	$6,431	$0	$0	$0	$0	$0
Loan		32	Whisper Creek	0.8%	$0	$0	$4,131	$0	$1,458	$0	$442,982	$0
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	$0	$0	$0	$0	$0	$0	$0	$0
Loan		34	Harris Industrial Building	0.8%	$52,100	$13,027	$6,514	$941	$941	$0	$82,022	$0
Loan		35	Gateway Plaza	0.8%	$300,000	$156,678	$19,585	$48,103	$4,209	$522,188	$216,018	$0
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	$16,488	$11,734	$5,867	$3,234	$404	$0	$0	$0
Property		36.01	Pei Wei/Mattress One
Property		36.02	Aspen Dental
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	$11,484	$6,138	$3,069	$1,908	$238	$0	$0	$0
Property		37.01	Taco Bell Orlando Leased Fee
Property		37.02	Just Brakes Tampa
Loan		38	StorQuest - Oakland, CA	0.6%	$0	$22,195	$4,439	$0	$0	$62,313	$0	$0
Loan		39	Fairgate Apartments	0.6%	$0	$81,951	$11,707	$7,877	$3,939	$43,163	$84,150	$0
Loan		40	Chestnut Commons	0.6%	$187,440	$47,345	$9,469	$848	$848	$0	$30,000	$0
Loan		41	The Orchard	0.6%	$250,000	$24,619	$4,924	$0	$0	$163,818	$380,885	$0
Loan		42	Bay Area Self Storage Phase 2	0.6%	$0	$14,745	$2,949	$0	$0	$0	$0	$0
Loan		43	Vista Lofts	0.6%	$155,000 - reduced to $100,000 if PNC extends the term of the PNC Lease to a date not earlier than 3/31/2025.	$0	$9,689	$0	$0	$0	$200,000	$0
Loan		44	Valencia Apartments	0.5%	$0	$10,868	$2,717	$0	$0	$110	$0	$0
Loan		45	Falcon Creek Phase II Apartments	0.5%	$0	$0	$6,500	$0	$0	$0	$0	$0
Loan		46	Diamond Southwest Industrial	0.5%	$211,660	$8,493	$2,831	$1,522	$507	$0	$0	$0
Loan		47	Burnet House Apartments	0.5%	$0	$7,545	$1,886	$0	$0	$44,814	$0	$0
Loan		48	Windy Knolls Phase II Apartments	0.4%	$0	$5,790	$5,790	$0	$0	$0	$0	$0
Loan		49	Colonial East Apartments	0.4%	$0	$63,088	$9,013	$7,010	$3,505	$21,388	$21,675	$0
Loan		50	2601 Westinghouse Boulevard	0.4%	$0	$0	$0	$0	$0	$0	$0	$0
Loan		51	Walgreens - Alma, MI	0.4%	$0	$0	$0	$0	$0	$0	$0	$0
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	$0	$0	$0	$0	$0	$0	$0	$0
Property		52.01	Rite Aid - Spring Lake, MI
Property		52.02	Rite Aid - Coloma, MI
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	$0	$0	$0	$0	$0	$0	$0	$0
Loan		54	Manassas Crossroads	0.3%	$0	$4,942	$4,942	$1,324	$662	$0	$0	$0
Loan		55	Park Royale Apartments	0.2%	$0	$3,979	$995	$0	$0	$0	$0	$0
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	$0	$18,775	$6,258	$0	$0	$12,281	$0	$0

A-1-10

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION	THIRD PARTY REPORTS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Other Reserves Description	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone	PML %
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	N/A	10/14/2016	10/17/2016	N/A	10/17/2016	N/A	No	N/A
Loan	4, 6, 7	2	191 Peachtree	6.1%	Deloitte Vacancy Reserve Funds (Springing)	10/18/2016	10/13/2016	N/A	10/13/2016	N/A	No	N/A
Loan	4	3	Wolfchase Galleria	6.1%	N/A	10/13/2016	10/3/2016	N/A	10/3/2016	10/4/2016	Yes - 3	9.0%
Loan	6	4	100 Hamilton	5.8%	Free Rent Reserve ($1,464,897); Elevator Renovation Reserve ($640,543)	11/2/2016	10/19/2016	N/A	10/19/2016	10/13/2016	Yes - 4	13.0%
Loan	4	5	Potomac Mills	5.7%	N/A	9/12/2016	9/16/2016	N/A	9/16/2016	N/A	No	N/A
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	Landlord Obligations Reserve ($1,582,000); Change Order Reserve ($934,110); Litigation Reserve ($550,000)
Property		6.01	Fedex - Yonkers, NY			9/27/2016	9/15/2016	N/A	9/14/2016	N/A	No	N/A
Property		6.02	Fedex - Elmsford, NY			9/27/2016	9/15/2016	N/A	9/15/2016	N/A	No	N/A
Property		6.03	Fedex - Bridgeport, PA			9/27/2016	9/13/2016	N/A	9/14/2016	N/A	No	N/A
Loan		7	Big Flats Consumer Square	4.4%	Existing TI/LC ($50,595); Popeye’s Occupancy Reserve Funds ($36,000)	10/6/2016	5/17/2016	N/A	5/16/2016	N/A	No	N/A
Loan	6	8	The Barlow	4.1%	Bronze Event Space Reserve	11/14/2016	8/10/2016	N/A	8/11/2016	8/8/2016	Yes - 4	9.0%
Loan		9	The Crossings of Spring Hill	3.2%	N/A	10/25/2016	9/19/2016	N/A	9/19/2016	N/A	No	N/A
Loan		10	Club Royale Apartments	3.1%	N/A	9/23/2016	5/13/2016	N/A	5/23/2016	5/16/2016	Yes - 4	8.0%
Loan	4	11	American Greetings HQ	3.0%	Remaining Liabilities Funds Account ($13,041,716); Remaining Liabilities Letter of Credit ($2,612,000); Ground Rent Reserve Account ($50,675.25)	9/21/2016	9/8/2016	N/A	9/12/2016	N/A	No	N/A
Loan		12	Willco Business Center	2.8%	Environmental Funds	11/8/2016	10/18/2016	N/A	10/16/2016	N/A	No	N/A
Loan	11	13	Enterprise Plaza	2.7%	Aaron’s Reserve Funds ($1,010,000); Outstanding TI/LC Reserve Funds ($322,272); Occupancy Reserve Funds ($84,262.50)	11/8/2016	11/9/2016	N/A	10/25/2016	N/A	No	N/A
Loan	8, 9	14	Walgreens Pool 7	2.7%	Walgreens Lease Funds Reserve
Property		14.01	Walgreens Oak Brook			10/31/2016	10/26/2016	N/A	10/11/2016	N/A	No	N/A
Property		14.02	Walgreens Park Ridge			10/26/2016	10/11/2016	N/A	10/6/2016	N/A	No	N/A
Property		14.03	Walgreens Dallas			10/25/2016	10/11/2016	N/A	10/11/2016	N/A	No	N/A
Property		14.04	Walgreens Round Lake Beach			10/25/2016	10/26/2016	N/A	10/11/2016	N/A	No	N/A
Property		14.05	Walgreens Pasadena			10/25/2016	10/11/2016	N/A	10/11/2016	N/A	No	N/A
Property		14.06	Walgreens Scottsdale			10/26/2016	10/11/2016	N/A	10/11/2016	N/A	No	N/A
Loan	10	15	Le Meridien Tampa	2.6%	AAOF Funds ($10,000,000); AAOF Repayment Funds ($1,446,740.95); Ground Rent Funds ($9,166.67); PIP Funds (Springing)	11/8/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Loan	12	16	Parkview Plaza	2.5%	Environmental Reserve	10/6/2016	9/16/2016	N/A	9/16/2016	N/A	No	N/A
Loan	8, 9	17	Walgreens Pool 5	2.2%	Walgreens Lease Funds Reserve
Property		17.01	Walgreens Ballwin			10/25/2016	10/11/2016	N/A	10/11/2016	N/A	No	N/A
Property		17.02	Walgreens Espanola			10/25/2016	10/11/2016	N/A	10/11/2016	N/A	No	N/A
Property		17.03	Walgreens Round Rock			10/26/2016	10/7/2016	N/A	10/11/2016	N/A	No	N/A
Property		17.04	Walgreens Dickson			10/26/2016	10/11/2016	N/A	10/11/2016	N/A	No	N/A
Property		17.05	Walgreens Burleson			10/25/2016	10/10/2016	N/A	10/11/2016	N/A	No	N/A
Loan		18	Advance Auto Parts Distribution Facility	2.1%	N/A	10/20/2016	9/20/2016	N/A	9/22/2016	N/A	No	N/A
Loan		19	Rosedale Marketplace	2.0%	Roof Repair Funds ($255,000); Total Wine Funds ($193,750)	10/13/2016	9/28/2016	N/A	9/27/2016	N/A	No	N/A
Loan		20	Livonia Commons	1.9%	Triparty Escrow Funds ($600,200); Environmental Insurance Reserve ($64,062.50); LUST Closure Reserve ($18,750)	9/7/2016	8/10/2016	N/A	8/9/2016	N/A	No	N/A
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%	N/A
Property		21.01	Ilaria Apartments			7/19/2016	7/12/2016	N/A	7/12/2016	7/13/2016	Yes - 3	5.0%
Property		21.02	Morino Apartments			7/19/2016	7/12/2016	N/A	7/12/2016	7/13/2016	Yes - 3	5.0%
Property		21.03	Cortena Apartments			7/25/2016	7/12/2016	N/A	7/12/2016	7/7/2016	Yes - 3	5.0%
Loan		22	Trinity Village	1.5%	N/A	10/9/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Loan		23	Carelton Courtyard and University Place	1.4%	N/A	8/24/2016	7/26/2016	N/A	7/26/2016	N/A	No	N/A
Loan		24	Alicia Office Park	1.3%	N/A	11/9/2016	10/18/2016	N/A	10/18/2016	10/18/2016	Yes - 4	9.0%
Loan	8	25	James Creek and Foxfire Student Housing	1.2%	N/A
Property		25.01	James Creek			8/26/2016	7/28/2016	N/A	7/28/2016	N/A	No	N/A
Property		25.02	Foxfire			9/6/2016	7/28/2016	N/A	7/28/2016	N/A	No	N/A
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%	N/A
Property		26.01	4001 West Minnesota Street			11/8/2016	10/27/2016	N/A	10/27/2016	N/A	No	N/A
Property		26.02	1806 and 1848 Stout Field Drive			11/8/2016	10/27/2016	N/A	10/27/2016	N/A	No	N/A
Loan	8, 9	27	Southeast Retail Portfolio	1.0%	Bi-Lo Sangaree Cap/Ex Reserve ($365,000); Rent Concession Reserve ($10,800); O&M Reserve ($500); Bi-Lo Sangaree TI/LC Reserve (Springing)
Property		27.01	Sangaree Plaza			8/11/2016	7/21/2016	N/A	7/8/2016	N/A	No	N/A
Property		27.02	Tri-County Plaza			7/21/2016	7/12/2016	N/A	7/8/2016	N/A	No	N/A
Property		27.03	Berkley Center			7/15/2016	7/8/2016	N/A	7/8/2016	N/A	No	N/A
Loan		28	105 South York Street	1.0%	Power2Practice Reserve	11/2/2016	10/10/2016	N/A	10/10/2016	N/A	No	N/A
Loan		29	Bay Area Self Storage Phase 1	1.0%	N/A	10/24/2016	10/12/2016	N/A	10/6/2016	10/5/2016	Yes - 4	14.0%
Loan		30	The Heights at State College Phase IV	0.9%	Radon Reserve	8/15/2016	7/19/2016	N/A	7/19/2016	N/A	No	N/A
Loan		31	Big Springs Village	0.9%	N/A	10/11/2016	9/23/2016	N/A	9/22/2016	N/A	No	N/A
Loan		32	Whisper Creek	0.8%	Seasonality Reserve	10/20/2016	9/23/2016	N/A	9/23/2016	N/A	No	N/A
Loan		33	Kohl’s - Lutz, FL Fee	0.8%	N/A	9/14/2016	9/16/2016	N/A	9/16/2016	N/A	No	N/A
Loan		34	Harris Industrial Building	0.8%	Rent Concession Reserve ($82,022); Major Tenant Rollover Reserve (Springing)	11/10/2016	11/3/2016	N/A	11/3/2016	11/3/2016	Yes - 3	12.0%
Loan		35	Gateway Plaza	0.8%	Existing TILC Lease Reserve ($130,000); Rent Concession Reserve ($86,018)	11/1/2016	10/18/2016	N/A	10/14/2016	N/A	No	N/A
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%	N/A
Property		36.01	Pei Wei/Mattress One			11/3/2016	2/5/2016	N/A	2/9/2016	N/A	No	N/A
Property		36.02	Aspen Dental			11/7/2016	12/14/2015	N/A	2/9/2016	N/A	No	N/A
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%	N/A
Property		37.01	Taco Bell Orlando Leased Fee			10/31/2016	2/23/2016	N/A	2/19/2016	N/A	No	N/A
Property		37.02	Just Brakes Tampa			11/7/2016	2/17/2016	2/29/2016	2/9/2016	N/A	No	N/A
Loan		38	StorQuest - Oakland, CA	0.6%	N/A	10/18/2016	9/29/2016	N/A	9/29/2016	9/29/2016	Yes - 4	19.0%
Loan		39	Fairgate Apartments	0.6%	Radon Mitigation System Reserve	5/27/2016	4/21/2016	N/A	4/21/2016	N/A	No	N/A
Loan		40	Chestnut Commons	0.6%	Existing TILC Lease Reserve	10/28/2016	10/13/2016	N/A	10/13/2016	N/A	No	N/A
Loan		41	The Orchard	0.6%	Tenant Vacancy Reserve ($350,000); Rent Concession Reserve ($30,885)	10/19/2016	10/3/2016	N/A	10/3/2016	10/3/2016	Yes - 4	6.0%
Loan		42	Bay Area Self Storage Phase 2	0.6%	N/A	10/27/2016	10/5/2016	N/A	10/6/2016	10/5/2016	Yes - 4	14.0%
Loan		43	Vista Lofts	0.6%	Upfront Leasing Reserve	9/19/2016	8/30/2016	N/A	8/31/2016	N/A	No	N/A
Loan		44	Valencia Apartments	0.5%	N/A	9/23/2016	5/16/2016	N/A	5/23/2016	5/18/2016	Yes - 4	12.0%
Loan		45	Falcon Creek Phase II Apartments	0.5%	N/A	9/14/2016	9/13/2016	N/A	9/13/2016	N/A	No	N/A
Loan		46	Diamond Southwest Industrial	0.5%	N/A	10/10/2016	9/21/2016	N/A	9/21/2016	N/A	No	N/A
Loan		47	Burnet House Apartments	0.5%	N/A	9/23/2016	5/2/2016	N/A	5/23/2016	4/29/2016	Yes - 4	15.0%
Loan		48	Windy Knolls Phase II Apartments	0.4%	N/A	9/14/2016	9/12/2016	N/A	9/12/2016	N/A	No	N/A
Loan		49	Colonial East Apartments	0.4%	Radon Mitigation System Reserve	5/27/2016	4/21/2016	N/A	4/21/2016	N/A	No	N/A
Loan		50	2601 Westinghouse Boulevard	0.4%	N/A	10/21/2016	10/4/2016	N/A	10/4/2016	N/A	No	N/A
Loan		51	Walgreens - Alma, MI	0.4%	N/A	9/23/2016	9/12/2016	N/A	9/12/2016	N/A	No	N/A
Loan	8	52	Michigan Rite Aid Portfolio	0.4%	N/A
Property		52.01	Rite Aid - Spring Lake, MI			10/20/2016	10/7/2016	N/A	10/7/2016	N/A	No	N/A
Property		52.02	Rite Aid - Coloma, MI			10/20/2016	10/7/2016	N/A	10/7/2016	N/A	No	N/A
Loan		53	CVS Pharmacy - Sanford, FL	0.3%	N/A	10/21/2016	10/19/2016	N/A	10/20/2016	N/A	No	N/A
Loan		54	Manassas Crossroads	0.3%	N/A	10/20/2016	10/11/2016	N/A	10/12/2016	N/A	No	N/A
Loan		55	Park Royale Apartments	0.2%	N/A	9/23/2016	5/9/2016	N/A	5/23/2016	5/9/2016	Yes - 4	15.0%
Loan		56	StorQuest - Tucson Pima, AZ	0.2%	N/A	10/14/2016	9/29/2016	N/A	9/29/2016	N/A	No	N/A

A-1-11

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	4, 5	1	Hilton Hawaiian Village	6.9%	$633,600,000	$578,400,000	57.2%	2.44x	11.6%
Loan	4, 6, 7	2	191 Peachtree	6.1%	$120,500,000		64.9%	2.69x	11.5%
Loan	4	3	Wolfchase Galleria	6.1%	$109,845,592		64.9%	1.72x	10.7%
Loan	6	4	100 Hamilton	5.8%
Loan	4	5	Potomac Mills	5.7%	$239,000,000	$125,000,000	54.4%	2.65x	9.7%
Loan	4, 8	6	FedEx Ground Portfolio	4.7%	$127,500,000		44.2%	3.16x	13.4%	$50,000,000	57.2%	2.16x	10.3%
Property		6.01	Fedex - Yonkers, NY
Property		6.02	Fedex - Elmsford, NY
Property		6.03	Fedex - Bridgeport, PA
Loan		7	Big Flats Consumer Square	4.4%
Loan	6	8	The Barlow	4.1%
Loan		9	The Crossings of Spring Hill	3.2%
Loan		10	Club Royale Apartments	3.1%
Loan	4	11	American Greetings HQ	3.0%	$64,886,144		61.7%	1.45x	10.7%
Loan		12	Willco Business Center	2.8%
Loan	11	13	Enterprise Plaza	2.7%
Loan	8, 9	14	Walgreens Pool 7	2.7%
Property		14.01	Walgreens Oak Brook
Property		14.02	Walgreens Park Ridge
Property		14.03	Walgreens Dallas
Property		14.04	Walgreens Round Lake Beach
Property		14.05	Walgreens Pasadena
Property		14.06	Walgreens Scottsdale
Loan	10	15	Le Meridien Tampa	2.6%
Loan	12	16	Parkview Plaza	2.5%
Loan	8, 9	17	Walgreens Pool 5	2.2%
Property		17.01	Walgreens Ballwin
Property		17.02	Walgreens Espanola
Property		17.03	Walgreens Round Rock
Property		17.04	Walgreens Dickson
Property		17.05	Walgreens Burleson
Loan		18	Advance Auto Parts Distribution Facility	2.1%
Loan		19	Rosedale Marketplace	2.0%
Loan		20	Livonia Commons	1.9%
Loan	8	21	Capitol Hill Apartment Portfolio	1.7%
Property		21.01	Ilaria Apartments
Property		21.02	Morino Apartments
Property		21.03	Cortena Apartments
Loan		22	Trinity Village	1.5%
Loan		23	Carelton Courtyard and University Place	1.4%
Loan		24	Alicia Office Park	1.3%
Loan	8	25	James Creek and Foxfire Student Housing	1.2%
Property		25.01	James Creek
Property		25.02	Foxfire
Loan	8, 13	26	Stout Field Industrial Portfolio	1.1%
Property		26.01	4001 West Minnesota Street
Property		26.02	1806 and 1848 Stout Field Drive
Loan	8, 9	27	Southeast Retail Portfolio	1.0%
Property		27.01	Sangaree Plaza
Property		27.02	Tri-County Plaza
Property		27.03	Berkley Center
Loan		28	105 South York Street	1.0%
Loan		29	Bay Area Self Storage Phase 1	1.0%
Loan		30	The Heights at State College Phase IV	0.9%
Loan		31	Big Springs Village	0.9%
Loan		32	Whisper Creek	0.8%
Loan		33	Kohl’s - Lutz, FL Fee	0.8%
Loan		34	Harris Industrial Building	0.8%
Loan		35	Gateway Plaza	0.8%
Loan	8, 9, 14	36	Florida NNN Portfolio I	0.5%
Property		36.01	Pei Wei/Mattress One
Property		36.02	Aspen Dental
Loan	8, 9, 14	37	Florida NNN Portfolio II	0.2%
Property		37.01	Taco Bell Orlando Leased Fee
Property		37.02	Just Brakes Tampa
Loan		38	StorQuest - Oakland, CA	0.6%
Loan		39	Fairgate Apartments	0.6%
Loan		40	Chestnut Commons	0.6%
Loan		41	The Orchard	0.6%
Loan		42	Bay Area Self Storage Phase 2	0.6%
Loan		43	Vista Lofts	0.6%
Loan		44	Valencia Apartments	0.5%
Loan		45	Falcon Creek Phase II Apartments	0.5%
Loan		46	Diamond Southwest Industrial	0.5%
Loan		47	Burnet House Apartments	0.5%
Loan		48	Windy Knolls Phase II Apartments	0.4%
Loan		49	Colonial East Apartments	0.4%
Loan		50	2601 Westinghouse Boulevard	0.4%
Loan		51	Walgreens - Alma, MI	0.4%
Loan	8	52	Michigan Rite Aid Portfolio	0.4%
Property		52.01	Rite Aid - Spring Lake, MI
Property		52.02	Rite Aid - Coloma, MI
Loan		53	CVS Pharmacy - Sanford, FL	0.3%
Loan		54	Manassas Crossroads	0.3%
Loan		55	Park Royale Apartments	0.2%
Loan		56	StorQuest - Tucson Pima, AZ	0.2%

A-1-12

MSBAM 2016-C32
Footnotes to Annex A-1

(1)	BANA—Bank of America, National Association; CIBC—CIBC Inc.; KeyBank—KeyBank National Association; MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; SMC—Starwood Mortgage Capital LLC; SMF III—Starwood Mortgage Funding III LLC

(2)	The Administrative Cost Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(3)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

(4)	Each of the Hilton Hawaiian Village Mortgage Loan (Mortgage Loan No. 1), the 191 Peachtree Mortgage Loan (Mortgage Loan No. 2), the Wolfchase Galleria Mortgage Loan (Mortgage Loan No. 3), the Potomac Mills Mortgage Loan (Mortgage Loan No. 5), the FedEx Ground Portfolio Mortgage Loan (Mortgage Loan No. 6) and the American Greetings HQ Mortgage Loan (Mortgage Loan No. 11) is part of a whole loan related to the Issuing Entity. For further information, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, in the Prospectus.

(5)	With respect to Mortgage Loan No. 1, Hilton Hawaiian Village, an approximately 5,900 SF outparcel of the Hilton Hawaiian Village Property is comprised of a leasehold interest with Virginia L. Taran, Trustee of the Virginia Lumapas Taran Revocable Living Trust dated August 10, 1959 as the ground lessor under a ground lease which expires July 31, 2035.

(6)	With respect to Mortgage Loan Nos. 2, 4 and 8, 191 Peachtree, 100 Hamilton, and The Barlow, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

(7)	With respect to Mortgage Loan No. 2, 191 Peachtree, a portion of the 191 Peachtree Property located under the parking garage servicing the office building at 191 Peachtree Street is comprised of a leasehold interest with an entity of the Ritz Carlton Atlanta as the ground lessor under a 99-year term ground lease which expires February 10, 2087, and has one 99-year extension, resulting in a final maturity on February 10, 2186.

(8)	With respect to Mortgage Loan Nos. 6, 14, 17, 21, 25, 26, 27, 36, 37, and 52, FedEx Ground Portfolio, Walgreens Pool 7, Walgreens Pool 5, Capitol Hill Apartment Portfolio, James Creek and Foxfire Student Housing, Stout Field Industrial Portfolio, Southeast Retail Portfolio, Florida NNN Portfolio I, Florida NNN Portfolio II and Michigan Rite Aid Portfolio, each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

A-1-13

(9)	With respect to Mortgage Loan Nos. 14, 17, 27, 36 and 37, Walgreens Pool 7, Walgreens Pool 5, Southeast Retail Portfolio, Florida NNN Portfolio I and Florida NNN Portfolio II, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Partial Releases” in the Prospectus.

(10)	With respect to Mortgage Loan No. 15, Le Meridien Tampa, the Le Meridien Tampa Property is subject to a ground lease from the City of Tampa that expires March 31, 2119 with the option for the lessee to terminate the ground leasehold after 60 years on March 31, 2073. The ground lease provides for an initial payment of $1 per annum for the first two years, $10,000 per annum for years three through 30, $15,000 per annum for years 31 through 60 and $25,000 per annum for the remaining 46-years. The ground lease is currently in its fourth year.

(11)	The borrower of Mortgage Loan No. 13, Enterprise Plaza, (the “Enterprise Plaza Borrower”) owns a leasehold interest in the Enterprise Plaza Mortgaged Property and the indirect 100% equity owner of the Enterprise Plaza Borrower owns a fee interest in the Enterprise Plaza Mortgaged Property, each of which is subject to a mortgage securing the Enterprise Plaza Whole Loan. Accordingly, the Enterprise Plaza Mortgaged Property is being treated as a fee interest.

(12)	The borrower of Mortgage Loan No. 16, Parkview Plaza, (the “Parkview Plaza Borrower”) owns a leasehold interest in the Parkview Plaza Mortgaged Property and the 100% equity owner of the Parkview Plaza Borrower owns a fee interest in the Parkview Plaza Mortgaged Property, each of which is subject to a mortgage securing the Parkview Plaza Whole Loan. Accordingly, the Parkview Plaza Mortgaged Property is being treated as a fee interest.

(13)	With respect to Mortgage Loan No. 26, Stout Field Industrial Portfolio, the mortgaged properties have historically been operated as one property. As such, the Appraised Value is allocated to each mortgaged property by UW NCF.

(14)	Mortgage Loan Nos. 36 and 37, Florida NNN Portfolio I and Florida NNN Portfolio II, are cross-collateralized and cross-defaulted. For the purpose of the statistical information set forth in the Prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis. The related loan documents permit a full defeasance of Florida NNN Portfolio I, pursuant to certain provisions in the combined loan documents, only upon the full defeasance of Florida NNN Portfolio II. A full defeasance of Florida NNN Portfolio II is permitted, pursuant to the Florida NNN Portfolio II loan documents, without the contemporaneous defeasance of Florida NNN Portfolio I. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” in the Prospectus.

A	“Yield Maintenance Premium” shall mean, with respect to any repayment of the outstanding principal balance of the Loan after the Permitted Release Date but prior to the Yield Maintenance End Date, an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of interest to be made with respect to the portion of such Note being prepaid assuming that all scheduled payments are made timely and that the principal of the applicable Note being prepaid (including interest thereon through the end of the related Interest Period) is paid on the Yield Maintenance End Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semiannually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance End Date” shall mean the Payment Date occurring in May, 2026.

A-1-14

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Yield Maintenance End Date, as determined by Lender on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error.

B	“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) (A) if no Event of Default has occurred and is continuing as of the Prepayment Date, one percent (1%) of the unpaid principal balance of the Note as of the Prepayment Date or (B) if an Event of Default has occurred and is continuing as of the Prepayment Date, five percent (5%) of the unpaid principal balance of the Note as of the Prepayment Date. “Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Open Prepayment Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate). “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually.

C	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Maturity Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published. Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

D	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Payment Date following the expiration of the Lockout Period each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or

A-1-15

shorter) most nearly approximating the Payment Date following the expiration of the Lockout Period, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

E	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the last day of the Lockout Period each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the last day of the Lockout Period, and converted to a monthly compounded nominal yield. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

F	“Yield Maintenance” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value, as of the Prepayment Date (hereinafter defined), of the remaining scheduled payments of principal and interest from the Prepayment Date through the Maturity Date including any balloon payment determined by discounting such payments at the Discount Rate (hereinafter defined), less the amount of principal being prepaid. The “Discount Rate” shall mean the rate that, when compounded monthly, is equivalent to the Treasury Rate (hereinafter defined) when compounded semi-annually. The “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate. The “Prepayment Date” shall mean the date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note.

A-1-16

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

 (THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-2

Mortgage Pool Information

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Morgan Stanley Mortgage Capital Holdings LLC	9	$307,879,993	33.9%	4.2246%	119	2.39x	12.9%	56.9%	50.8%
Bank of America, National Association	19	$296,164,463	32.7%	4.0095%	119	2.61x	11.6%	54.6%	49.0%
Starwood Mortgage Funding III LLC	7	$137,461,821	15.2%	4.7311%	120	1.36x	9.1%	64.2%	53.8%
KeyBank National Association	12	$86,113,343	9.5%	4.7044%	114	1.44x	10.3%	63.0%	53.9%
CIBC Inc.	9	$79,333,250	8.7%	4.6741%	119	1.51x	10.0%	70.8%	61.7%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1,900,000 - 5,000,000	17	$60,881,282	6.7%	4.6047%	119	1.70x	10.5%	59.1%	49.2%
5,000,001 - 10,000,000	14	$104,020,169	11.5%	4.6523%	115	1.64x	10.9%	64.4%	55.9%
10,000,001 - 15,000,000	5	$64,604,231	7.1%	4.3295%	118	1.46x	9.2%	70.5%	59.3%
15,000,001 - 25,000,000	8	$170,264,786	18.8%	4.7444%	120	1.35x	9.2%	65.0%	55.1%
25,000,001 - 50,000,000	7	$229,259,605	25.3%	4.3887%	119	1.83x	10.6%	61.3%	53.3%
50,000,001 - 63,000,000	5	$277,922,796	30.6%	3.8012%	119	3.32x	14.3%	48.8%	46.2%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: $1,900,000
Maximum: $63,000,000
Average: $16,195,587

A-2-1

Annex A-2

Mortgage Pool Information

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
California	11	$165,437,359	18.2%	4.2809%	120	2.09x	10.5%	59.1%	52.6%
Tennessee	3	$86,784,946	9.6%	4.3587%	119	1.64x	10.4%	67.7%	56.2%
New York	3	$75,709,304	8.3%	3.8876%	119	2.52x	12.7%	51.3%	48.4%
Virginia	5	$65,853,623	7.3%	3.3072%	119	3.89x	13.4%	42.0%	40.4%
Hawaii	1	$63,000,000	6.9%	4.1995%	119	4.47x	21.2%	31.2%	31.2%
Florida	9	$62,295,758	6.9%	5.1790%	112	1.39x	10.1%	64.0%	54.8%
Georgia	2	$57,843,175	6.4%	3.7835%	119	2.64x	11.5%	64.8%	64.5%
Maryland	2	$49,950,000	5.5%	4.7340%	120	1.33x	9.1%	66.1%	57.6%
Ohio	4	$40,985,956	4.5%	4.7828%	118	1.53x	11.2%	61.7%	48.1%
Pennsylvania	3	$37,940,696	4.2%	4.3699%	119	1.71x	9.7%	66.2%	56.5%
Texas	5	$27,841,031	3.1%	4.4656%	120	1.41x	8.6%	69.4%	58.5%
Michigan	4	$24,060,017	2.7%	4.3771%	118	1.47x	10.4%	65.0%	49.8%
Illinois	4	$22,524,615	2.5%	4.7748%	121	1.32x	8.7%	67.9%	57.0%
Massachusetts	1	$19,000,000	2.1%	4.5200%	119	1.36x	9.4%	62.5%	57.3%
Minnesota	1	$18,000,000	2.0%	4.5600%	120	1.42x	9.4%	57.1%	50.2%
Washington	3	$15,000,000	1.7%	4.1710%	117	1.40x	8.3%	70.5%	59.8%
Oklahoma	2	$10,704,231	1.2%	3.9600%	117	1.60x	9.6%	69.1%	55.1%
Indiana	2	$9,800,000	1.1%	4.7650%	120	1.78x	14.9%	60.5%	49.5%
South Carolina	2	$8,977,600	1.0%	4.9527%	120	1.47x	10.7%	66.7%	59.4%
Alabama	1	$8,300,000	0.9%	4.4510%	119	1.61x	10.5%	74.1%	63.3%
Utah	1	$7,125,000	0.8%	4.8300%	120	1.30x	9.3%	70.5%	57.8%
Colorado	1	$6,991,161	0.8%	4.7300%	119	1.76x	13.1%	55.5%	45.4%
Missouri	1	$5,451,045	0.6%	4.6800%	121	1.27x	7.9%	64.6%	52.5%
New Mexico	1	$4,937,700	0.5%	4.6800%	121	1.27x	7.9%	64.6%	52.5%
Arizona	2	$4,815,280	0.5%	4.7463%	120	1.39x	8.9%	60.2%	50.4%
Nevada	1	$4,244,373	0.5%	4.4700%	119	1.33x	9.2%	67.4%	54.6%
North Carolina	1	$3,380,000	0.4%	4.5300%	120	1.41x	9.4%	64.4%	59.0%
Total/Wtd. Avg.	76	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

A-2-2

Annex A-2

Mortgage Pool Information

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Retail
Anchored	11	$176,289,126	19.4%	4.3477%	119	1.57x	10.3%	65.4%	56.8%
Free-Standing	17	$56,829,812	6.3%	4.7298%	121	1.31x	8.6%	62.4%	49.7%
Regional Mall	1	$54,922,796	6.1%	4.1460%	119	1.72x	10.7%	64.9%	52.0%
Super Regional Mall	1	$52,000,000	5.7%	2.9882%	119	4.39x	13.9%	38.0%	38.0%
Unanchored	2	$18,825,000	2.1%	4.5613%	119	1.38x	9.3%	73.1%	62.2%
Shadow Anchored	3	$11,328,000	1.2%	4.7286%	120	2.06x	11.9%	54.8%	47.2%
Subtotal:	35	$370,194,734	40.8%	4.2080%	119	1.95x	10.6%	61.1%	52.3%
Office
CBD	2	$108,000,000	11.9%	3.7850%	119	2.95x	12.4%	56.1%	56.1%
Suburban	2	$39,152,706	4.3%	4.7444%	119	1.44x	10.4%	62.5%	48.0%
Subtotal:	4	$147,152,706	16.2%	4.0403%	119	2.54x	11.9%	57.8%	53.9%
Industrial
Distribution Warehouse	3	$42,500,000	4.7%	4.1580%	119	3.16x	13.4%	44.2%	44.2%
Warehouse/Flex	1	$25,450,000	2.8%	4.7860%	120	1.36x	9.4%	67.3%	58.1%
Warehouse	2	$21,286,457	2.3%	4.5463%	119	1.41x	10.0%	62.3%	56.5%
Flex	3	$14,749,373	1.6%	4.6577%	120	1.33x	9.3%	68.2%	57.2%
Cold Storage	1	$7,513,543	0.8%	4.7650%	120	1.78x	14.9%	60.5%	49.5%
Subtotal:	10	$111,499,373	12.3%	4.4825%	119	2.08x	11.4%	57.2%	51.8%
Multifamily
Garden	9	$68,320,007	7.5%	4.3777%	118	1.49x	9.4%	68.4%	56.6%
Student Housing	3	$19,054,231	2.1%	4.2054%	117	1.53x	9.3%	68.3%	55.6%
Mid-Rise	3	$15,000,000	1.7%	4.1710%	117	1.40x	8.3%	70.5%	59.8%
Subtotal:	15	$102,374,238	11.3%	4.3154%	118	1.48x	9.2%	68.7%	56.9%
Hospitality
Full Service	2	$87,000,000	9.6%	4.6989%	119	3.63x	18.6%	39.8%	37.2%
Subtotal:	2	$87,000,000	9.6%	4.6989%	119	3.63x	18.6%	39.8%	37.2%
Mixed Use
Retail/Industrial	1	$37,500,000	4.1%	4.7650%	120	1.31x	8.5%	63.6%	54.8%
Office/Retail	1	$8,900,000	1.0%	4.9200%	120	1.40x	9.9%	73.0%	63.9%
Multifamily/Retail	1	$5,000,000	0.6%	5.0900%	120	1.34x	9.4%	70.3%	61.1%
Subtotal:	3	$51,400,000	5.7%	4.8235%	120	1.33x	8.8%	65.9%	57.0%
Self Storage
Self Storage	4	$21,250,000	2.3%	4.1699%	120	2.43x	11.2%	56.4%	54.4%
Subtotal:	4	$21,250,000	2.3%	4.1699%	120	2.43x	11.2%	56.4%	54.4%
Leased Fee
Leased Fee	2	$8,381,818	0.9%	4.8172%	66	1.37x	8.7%	63.4%	57.8%
Subtotal:	2	$8,381,818	0.9%	4.8172%	66	1.37x	8.7%	63.4%	57.8%
Manufactured Housing
Manufactured Housing	1	$7,700,000	0.8%	4.5180%	119	1.44x	9.1%	58.8%	49.7%
Subtotal:	1	$7,700,000	0.8%	4.5180%	119	1.44x	9.1%	58.8%	49.7%

Total/Wtd. Avg.	76	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

A-2-3

Annex A-2

Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
2.9882 - 4.5000	23	$526,261,725	58.0%	3.9581%	119	2.66x	12.5%	55.5%	50.3%
4.5001 - 5.0000	27	$336,798,254	37.1%	4.7105%	118	1.41x	9.6%	64.4%	54.7%
5.0001 - 5.5000	5	$19,892,890	2.2%	5.0599%	120	1.43x	11.0%	58.4%	46.5%
5.5001 - 6.0100	1	$24,000,000	2.6%	6.0100%	120	1.41x	11.8%	62.3%	53.0%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 2.9882%
Maximum: 6.0100%
Weighted Average: 4.3160%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60	1	$7,390,758	0.8%	4.7900%	59	1.37x	8.6%	64.3%	59.2%
120	53	$854,750,291	94.2%	4.2928%	119	2.19x	11.6%	58.7%	51.8%
122	2	$44,811,821	4.9%	4.6800%	121	1.27x	7.9%	64.6%	52.5%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 60 mos.
Maximum: 122 mos.
Weighted Average: 120 mos.

A-2-4

Annex A-2

Mortgage Pool Information

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
59 - 60	1	$7,390,758	0.8%	4.7900%	59	1.37x	8.6%	64.3%	59.2%
115 - 120	53	$854,750,291	94.2%	4.2928%	119	2.19x	11.6%	58.7%	51.8%
121 - 121	2	$44,811,821	4.9%	4.6800%	121	1.27x	7.9%	64.6%	52.5%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 59 mos.
Maximum: 121 mos.
Weighted Average: 119 mos.

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	8	$282,250,000	31.1%	3.7998%	119	3.59x	14.8%	45.2%	45.2%
180	1	$3,262,890	0.4%	5.1400%	119	1.61x	16.7%	39.8%	17.4%
300	2	$30,296,867	3.3%	4.7198%	119	1.45x	10.6%	61.2%	45.5%
360	45	$591,143,112	65.2%	4.5372%	119	1.48x	9.8%	65.7%	55.7%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 180 mos.
Maximum: 360 mos.
Weighted Average: 356 mos.

A-2-5

Annex A-2

Mortgage Pool Information

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	8	$282,250,000	31.1%	3.7998%	119	3.59x	14.8%	45.2%	45.2%
179 - 180	1	$3,262,890	0.4%	5.1400%	119	1.61x	16.7%	39.8%	17.4%
299 - 300	2	$30,296,867	3.3%	4.7198%	119	1.45x	10.6%	61.2%	45.5%
357 - 360	45	$591,143,112	65.2%	4.5372%	119	1.48x	9.8%	65.7%	55.7%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 179 mos.
Maximum: 360 mos.
Weighted Average: 356 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.27 - 1.30	4	$76,436,821	8.4%	4.6940%	121	1.28x	8.3%	65.2%	54.5%
1.31 - 1.40	15	$197,889,298	21.8%	4.5789%	117	1.36x	8.9%	67.7%	57.8%
1.41 - 1.50	15	$148,592,423	16.4%	4.8079%	119	1.44x	10.0%	63.2%	51.7%
1.51 - 1.60	4	$54,424,231	6.0%	4.4611%	118	1.55x	9.8%	72.2%	62.4%
1.61 - 1.70	4	$26,562,890	2.9%	4.6198%	120	1.63x	11.8%	63.3%	54.3%
1.71 - 1.80	5	$80,497,207	8.9%	4.3478%	119	1.74x	11.6%	63.3%	51.3%
1.81 - 2.50	1	$40,300,000	4.4%	3.6500%	119	1.96x	12.1%	57.6%	52.0%
2.51 - 3.00	2	$63,750,000	7.0%	3.7721%	119	2.69x	11.4%	63.7%	63.7%
3.01 - 4.47	6	$218,500,000	24.1%	3.8079%	119	3.85x	15.8%	39.7%	39.7%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 1.27x
Maximum: 4.47x
Weighted Average: 2.14x

A-2-6

Annex A-2

Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
31.2 - 40.0	3	$118,262,890	13.0%	3.6928%	119	4.36x	17.9%	34.4%	33.8%
40.1 - 60.0	15	$202,802,590	22.4%	4.0848%	119	2.51x	12.2%	51.4%	48.0%
60.1 - 65.0	21	$360,109,962	39.7%	4.5537%	118	1.65x	10.2%	63.8%	55.0%
65.1 - 70.0	5	$53,142,563	5.9%	4.5099%	119	1.42x	9.3%	67.6%	56.5%
70.1 - 75.0	12	$172,634,865	19.0%	4.4588%	119	1.43x	9.3%	72.5%	61.1%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 31.2%
Maximum: 75.0%
Weighted Average: 59.0%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
17.4 - 30.0	1	$3,262,890	0.4%	5.1400%	119	1.61x	16.7%	39.8%	17.4%
30.1 - 40.0	2	$115,000,000	12.7%	3.6518%	119	4.43x	17.9%	34.3%	34.3%
40.1 - 50.0	15	$177,755,296	19.6%	4.2993%	119	2.50x	12.4%	51.5%	46.3%
50.1 - 55.0	15	$260,774,830	28.8%	4.5289%	120	1.54x	10.0%	62.7%	52.6%
55.1 - 65.4	23	$350,159,854	38.6%	4.3763%	118	1.66x	9.7%	68.5%	60.4%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 17.4%
Maximum: 65.4%
Weighted Average: 51.9%

A-2-7

Annex A-2

Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Partial Interest Only	23	$330,208,250	36.4%	4.4916%	119	1.49x	9.8%	66.1%	57.7%
Amortizing Balloon	25	$294,494,619	32.5%	4.6138%	118	1.48x	10.0%	64.5%	52.0%
Interest Only	8	$282,250,000	31.1%	3.7998%	119	3.59x	14.8%	45.2%	45.2%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
7.9 - 8.5	6	$102,399,088	11.3%	4.6316%	120	1.31x	8.2%	64.9%	54.3%
8.6 - 9.0	7	$99,040,849	10.9%	4.4562%	115	1.37x	8.8%	68.7%	57.7%
9.1 - 9.5	15	$148,706,736	16.4%	4.5584%	119	1.40x	9.3%	66.0%	56.6%
9.6 - 10.0	6	$71,349,231	7.9%	4.6229%	119	1.51x	9.9%	70.3%	60.3%
10.1 - 11.0	7	$109,419,664	12.1%	4.3728%	119	1.70x	10.7%	63.5%	51.2%
11.1 - 12.0	2	$79,000,000	8.7%	4.4241%	119	2.30x	11.6%	64.1%	61.3%
12.1 - 13.0	4	$58,483,250	6.4%	4.0103%	119	1.88x	12.2%	59.0%	53.1%
13.1 - 15.0	6	$169,291,161	18.7%	3.7539%	119	3.42x	13.6%	44.7%	43.7%
15.1 - 21.2	3	$69,262,890	7.6%	4.2309%	119	4.31x	20.8%	32.1%	31.1%
Total/Wtd. Avg.	56	$906,952,869	100.0%	4.3160%	119	2.14x	11.4%	59.0%	51.9%

Minimum: 7.9%
Maximum: 21.2%
Weighted Average: 11.4%

A-2-8

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS
OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

MSBAM 2016-C32	Hilton Hawaiian Village

Mortgage Loan No. 1 – Hilton Hawaiian Village

A-3-2

MSBAM 2016-C32	Hilton Hawaiian Village

Mortgage Loan No. 1 – Hilton Hawaiian Village

A-3-3

MSBAM 2016-C32	Hilton Hawaiian Village

Mortgage Loan No. 1 – Hilton Hawaiian Village

Honolulu Intl. Airport 3 miles
H1
63
Kamehameha Shopping Center
Liliha-Kapalama
61
KO'OLAU RANGE
Bishop Museum
N. School St
Lunalilo Fwy
N. King St
Hawaii Medical Center - East
Pali Hwy
Kalihi St
Kalihi-Palama
Dillingham Blvd
Liliha St
Royal Mausoleum State Monument
Round Top Forest Reserve
Honolulu Community College
Nuuanu Ave
Dillingham Plaza
Kuakini Medical Center
HONOLULU COUNTY
92
The Brad Powell Theater
N. Vineyard Blvd
Shops of Dole Cannery
Auwaiolimu St
O'ahu
Nimitz Hwy
Manoa Rd
Hawaii Theatre
Hawai'i Pacific University
NATIONAL MEM. CEMETERY OF THE PACIFIC
Manoa
E. Manoa Rd
Makiki - Lower Punchbowl - Tantalus
Prospect St
Downtown
State Capitol
Sand Island Parkway
The Queen's Medical Ctr.
Manoa Marketplace
Aloha Tower Marketplace
Iolani Palace
Lunalilo Fwy
Wilder Ave
Manoa Rd
Sand Island
Punchbowl St
Honolulu City Hall
University Ave
Blaisdell Concert Hall
Shriners Hospitals for Children
Waterfront Plaza
Kinau St
Metcalf St
Piikoi St
S. Beretania St
University of Hawaii at Manoa
Neal S. Blaisdell Center
Honolulu Harbor
Ala Moana Blvd
Ward Ave
HONOLULU
Stan Sheriff Center
Kakaako Waterfront Park
Ward Village
Kapiolani Blvd
Les Murakami Baseball Stadium
Children's Discovery Center
McCully St
Isenberg St
Ward Center
Ala Moana Center
Chaminade University of Honolulu
Lunalilo Fwy
Ala Moana Park
University Ave
Waialae Ave
Hawaii Convention Center
Kalakaua Ave
Ala Moana Beach
Kapiolani Blvd
Ala Wai Community Park
Kahanamoku Lagoon
Magic Island
Date St
Kapahulu Ave
Magic Island Lagoon
Luxury Row
Hilton Hawaiian Village
2005 Kalia Road
Honolulu, HI 96815
Kahanamoku Beach
Waikiki
Waikiki Shopping Plaza
Ala Wai Golf Course
Kaimuki
US Army Museum of Hawaii
Waikiki Beach Walk
Royal Hawaiian Ctr.
Ala Wai Blvd
Pacific Ocean
Waikiki Beach
Aloha Ave
Waikiki Bay
Kuhio Beach
Honolulu Zoo
Monsarrat Ave
Queens Surf Beach
Waikiki Shell
Waikiki Aquarium
Kaimana Beach
Diamond Head State Monument
Kaluahole Channel
Makalei Beach
Diamond Head Rd
Kauai
Kapaa
Lihue
Niihau
Poipu
Pacific Ocean
Kauai Channel
Oahu
Kaneohe
Kaiwi Channel
Honolulu International Airport
HONOLULU
Molokai
Kahului
Lahaina
Lanai
Maui
Wailea
Waimea
Kalaoa
Hilo
Kailua
Hawaii
Pacific Ocean

A-3-4

MSBAM 2016-C32	Hilton Hawaiian Village

Mortgage Loan No. 1 – Hilton Hawaiian Village

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
				Location:	Honolulu, HI 96815
Original Balance(1):	$63,000,000			General Property Type:	Hospitality
Cut-off Date Balance(1):	$63,000,000			Detailed Property Type:	Full Service
% of Initial Pool Balance:	6.9%			Title Vesting:	Fee / Leasehold
Loan Purpose:	Refinance			Year Built/Renovated:	1961/2016
Sponsor:	Park Intermediate Holdings LLC			Size(5):	2,860 Rooms
Mortgage Rate:	4.1995%			Cut-off Date Balance per Room(1):	$243,566
Note Date:	10/24/2016			Maturity Date Balance per Room(1):	$243,566
First Payment Date:	12/1/2016			Property Manager(6):	Hilton Management LLC
Maturity Date:	11/1/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$147,564,485
Seasoning:	1 month			UW NOI Debt Yield(1):	21.2%
Prepayment Provisions(2):	LO(25); DEF/YM1(88); O(7)			UW NOI Debt Yield at Maturity(1):	21.2%
Lockbox/Cash Mgmt Status:	Hard/In place			UW NCF DSCR(1):	4.47x
Additional Debt Type(1)(3):	Pari Passu/B-Note			Most Recent NOI:	$146,972,617 (9/30/2016 TTM)
Additional Debt Balance(1)(3):	$633,600,000/$578,400,000			2nd Most Recent NOI:	$143,409,372 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$133,704,403 (12/31/2014)
Reserves(4)				Most Recent Occupancy:	94.6% (9/30/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	94.4% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	90.7% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$2,230,000,000 (8/30/2016)
Deferred Maintenance:	$0	$0	N/A	Cut-off Date LTV Ratio(1):	31.2%
Recurring Replacements:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	31.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$1,275,000,000	100.0%	Loan Payoff:	$1,255,912,700	98.5%
			Other Loan Repayment(7):	$10,621,760	0.8%
			Closing Costs:	$8,465,540	0.7%
Total Sources:	$1,275,000,000	100.0%	Total Uses:	$1,275,000,000	100.0%

(1)	The Hilton Hawaiian Village Mortgage Loan is part of the Hilton Hawaiian Village Whole Loan, which is comprised of sixteen pari passu senior promissory notes with an aggregate principal balance of $696,600,000 and five pari passu junior promissory notes with an aggregate principal balance of $578,400,000. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Hilton Hawaiian Village Senior Loan, without regard to the Hilton Hawaiian Village Subordinate Companion Loan. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers based on the entire $1,275,000,000 Hilton Hawaiian Village Whole Loan are $445,804, $445,804, 11.6%, 11.6%, 2.44x, 57.2% and 57.2%, respectively.

(2)	Defeasance of the Hilton Hawaiian Village Whole Loan is permitted after the earlier of (i) May 1, 2019 and (ii) two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “REMIC Prohibition Period”). The assumed lockout period of 25 payments is based on the expected MSBAM 2016-C32 securitization closing date in December 2016. If the Hilton Hawaiian Village Borrower has not previously elected to defease the Hilton Hawaiian Village Whole Loan, the Hilton Hawaiian Village Borrower is also permitted to prepay the Hilton Hawaiian Village Whole Loan in whole after the expiration of the REMIC Prohibition Period with the payment of a yield maintenance premium (if prior to the open period). In addition, after the expiration of the REMIC Prohibition Period, the Hilton Hawaiian Village Borrower is entitled to prepay the Hilton Hawaiian Village Whole Loan in part in connection with the release of specified portions of the Hilton Hawaiian Village Property or to cure a cash management trigger caused by a decline in debt yield (in each case with yield maintenance, if prior to the open period). See “Release of Property” and “Lockbox and Cash Management” below.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)”, for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The Hilton Hawaiian Village Property also includes approximately 130,489 SF of commercial/retail/office space leased to more than 100 tenants and 14 hotel units of a condominium located in the Kalia Tower on floors 5-11 and 19-25. The remaining timeshare units of the condominium are not part of the collateral.

(6)	The property manager is currently affiliated with the Hilton Hawaiian Village Borrower but is expected not to be affiliated following the restructuring described below under “The Borrower and the Sponsor.”

(7)	Excess loan proceeds were distributed by the Hilton Hawaiian Village Borrower and thereafter utilized by affiliates of Park Hotels & Resorts to prepay other outstanding CMBS loans.

The Mortgage Loan. The largest mortgage loan (the “Hilton Hawaiian Village Mortgage Loan”) is part of a whole loan (the “Hilton Hawaiian Village Whole Loan”) in the total original principal amount of $1,275,000,000. The Hilton Hawaiian Village Whole Loan is secured by a first priority fee and leasehold mortgage encumbering a 2,860-room full service destination resort located in Honolulu, Hawaii (the “Hilton Hawaiian Village Property”). The Hilton Hawaiian Village Whole Loan was co-originated by Morgan Stanley Bank, N.A., J.P. Morgan Chase Bank, National Association (“JPMCB”), Deutsche Bank AG, New York Branch (“DBNY”), Barclays Bank PLC (“Barclays”) and Goldman Sachs Mortgage Company. The Hilton Hawaiian Village Whole Loan is comprised of (i) a senior loan, comprised of 16 senior notes, that are pari passu with each other, with an outstanding principal balance of $696,600,000 (collectively, the “Hilton Hawaiian Village Senior Loan”) and (ii) a subordinate companion loan, comprised of five subordinate notes that

A-3-5

MSBAM 2016-C32	Hilton Hawaiian Village

are pari passu with each other, with an outstanding principal balance of $578,400,000 (collectively, the “Hilton Hawaiian Village Subordinate Companion Loan”), each as described below. The senior Promissory Note A-2-D-1 and Promissory Note A-2-D-2, with an aggregate principal balance of $63,000,000, represent the Hilton Hawaiian Village Mortgage Loan and will be included in the MSBAM 2016-C32 trust. Of the remaining senior pari passu Promissory Notes (collectively, the “Hilton Hawaiian Village Non-Serviced Pari Passu Companion Loans”), the Hilton Hawaiian Village Non-Serviced Pari Passu Companion Loans evidenced by Promissory Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, in the aggregate original principal balance of $171,600,000 and the entire Hilton Hawaiian Village Subordinate Companion Loan are expected to be contributed to the Hilton USA Trust 2016-HHV securitization transaction. The Hilton Hawaiian Village Whole Loan is expected to be serviced pursuant to the trust and servicing agreement for the Hilton USA Trust 2016-HHV securitization transaction. The remaining Hilton Hawaiian Village Non-Serviced Pari Passu Companion Loans are held by JPMCB, DBNY, Barclays and Cantor Commercial Real Estate Lending, L.P. (“CCRE”), or affiliates thereof, and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loans—The Hilton Hawaiian Village Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Hilton Hawaiian Village Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E	$171,600,000	$171,600,000	Hilton USA Trust 2016-HHV	Yes
Note A-2-A-1	$94,000,000	$94,000,000	JPMCB	No
Note A-2-A-2	$80,000,000	$80,000,000	JPMCB	No
Note A-2-A-3	$32,250,000	$32,250,000	JPMCB	No
Note A-2-A-4	$30,000,000	$30,000,000	JPMCB	No
Note A-2-B-1	$60,000,000	$60,000,000	DBNY	No
Note A-2-B-2	$56,625,000	$56,625,000	DBNY	No
Note A-2-B-3	$56,625,000	$56,625,000	CCRE	No
Note A-2-D-1	$31,500,000	$31,500,000	MSBAM 2016-C32	No
Note A-2-D-2	$31,500,000	$31,500,000	MSBAM 2016-C32	No
Note A-2-E-1	$26,250,000	$26,250,000	Barclays	No
Note A-2-E-2	$26,250,000	$26,250,000	Barclays	No
Note B-1, B-2, B-3, B-4 and B-5	$578,400,000	$578,400,000	Hilton USA Trust 2016-HHV	No
Total	$1,275,000,000	$1,275,000,000

The Borrower and the Sponsor. The borrower is Hilton Hawaiian Village LLC (the “Hilton Hawaiian Village Borrower”), a Hawaii limited liability company and special purpose entity with two independent directors. The loan sponsor and nonrecourse carve-out guarantor is Park Intermediate Holdings LLC. Park Intermediate Holdings LLC is a wholly owned subsidiary of Park Hotels & Resorts Inc. (“Park Hotels & Resorts”), the subject of one of two spin-offs announced by Hilton Worldwide Holdings Inc. (“Hilton”). On February 26, 2016, Hilton announced plans to separate into three independent, publicly traded companies: Park Hotels & Resorts Inc. (NYSE: PK), Hilton Grand Vacations Inc. (NYSE: HGV) and Hilton (NYSE: HLT). The restructuring is anticipated to occur in 2017 and is subject to satisfaction of certain conditions; accordingly there is no assurance as to whether or not the restructuring will occur.

Following the proposed restructuring, it is anticipated that Park Hotels & Resorts will own most of Hilton’s owned and leased real estate properties and, with over 35,000 rooms and 67 hotels, is expected to be the second-largest publicly traded real estate investment trust in the lodging industry. It is also anticipated that Hilton Grand Vacations Inc. will own and operate Hilton’s timeshare business, while Hilton will retain its core management and franchise business and continue to trade on the NYSE as a global hospitality company. In connection with the proposed restructuring, the Hilton Hawaiian Village Borrower has signed an operating lease with an affiliate, which is also a signatory to the loan documents (other than the promissory notes) as a co-obligor. The operating lease will automatically be effective upon consummation of the restructuring. The Hilton Hawaiian Village Borrower is also required to deliver a substitute management agreement at that time. The existing property management agreement is with Hilton Management LLC and expires on the earlier of the restructuring and December 31, 2043. The substitute management agreement is also with Hilton Management LLC and will become effective on the restructuring and expire on December 31 of the 30th full operating year following the date of the restructuring.

The aggregate liability of the guarantor with respect to all full recourse carveouts in the Hilton Hawaiian Village Whole Loan documents may not exceed an amount equal to 10.0% of the principal balance of the Hilton Hawaiian Village Whole Loan outstanding at the time of the occurrence of the related recourse event, plus any and all reasonable third-party collection costs actually incurred by the lender. In addition, the guarantor is not a party to the environmental indemnity.

The Property. The Hilton Hawaiian Village Property is a 2,860-room, full-service resort located on the island of Oahu in Honolulu, Hawaii. The Hilton Hawaiian Village Property is a leading urban resort destination in Hawaii, and is situated on an entire city block overlooking Waikiki Beach. The site is approximately 18.95-acres, all of which is fee-owned, except for an outparcel comprising approximately 5,900 SF located under the Diamond Head Apartments known as the Taran outparcel (the “Taran Outparcel”), which is ground-leased. The Hilton Hawaiian Village Property is comprised of 2,860 guest rooms spread across five towers: the Ali’i Tower (348 rooms), Diamond Head Tower (380 rooms), Rainbow Tower (796 rooms), Kalia Tower (315 rooms) and Tapa Tower (1,021 rooms). The towers each offer guest room accommodations and are situated on ocean-front property, offering views of Waikiki Beach, Diamond Head and downtown Honolulu. The Hilton Hawaiian Village Property is the only self-contained destination resort in Waikiki and offers the largest guest room inventory in the state of Hawaii, as well as the most meeting space within its competitive set. The Hilton Hawaiian Village Property offers a variety of resort-style amenities and services, including 20 food and beverage outlets, over 150,000 SF of flexible indoor and outdoor function space, three conference centers, five swimming pools, a saltwater lagoon, spa grottos, the Mandara Spa and Fitness Center, a chapel and a retail component comprising over 100 retail tenants.

A-3-6

MSBAM 2016-C32	Hilton Hawaiian Village

The Hilton Hawaiian Village Property was initially constructed by Hilton in 1961 and has undergone several extensive renovations. Since 2008, the loan sponsor has invested approximately $232.2 million (approximately $81,188 per room) in capital expenditures spread across all segments of the Hilton Hawaiian Village Property. In 2012 the loan sponsor completed a full-scale renovation of its high-end guest room tower, the Ali’i Tower, updating and improving the guest rooms and suites, main lobby and library at an estimated cost of approximately $20.6 million. Additionally, the loan sponsor completed a comprehensive renovation of the Diamond Head Tower in 2014 at an estimated cost of approximately $17.9 million.

The Hilton Hawaiian Village Property offers approximately 150,000 SF of indoor and outdoor meeting and function space, which is split between three primary locations: the second floor of the Tapa Tower, the base of the Kalia Tower and the stand alone Mid-Pacific Conference Center. The Hilton Hawaiian Village Property features over 65,000 SF of indoor meeting space spread throughout four buildings, as well as two outdoor lawns: the Lagoon Green and the Village Green. The Mid-Pacific Conference Center, a stand-alone building, underwent a full-scale refurbishment in 2013 and features 35,000 SF of meeting space, including the 24,840 square foot Coral Ballroom, which is divisible into five separate breakout rooms. It is among the largest conference centers in the Hawaiian Islands and offers the largest capacity ballroom, accommodating up to 2,600 guests.

The Hilton Hawaiian Village Property features approximately 130,489 SF of leased retail, restaurant and office space, which was 78.5% occupied by over 100 tenants as of September 2016. For the trailing 12-month period ending September 2016, the retail component of the Hilton Hawaiian Village Property generated sales of approximately $136.1 million for reporting tenants. For the trailing 12-month period ending September 30, 2016, the retail component of the Hilton Hawaiian Village Property generated approximately $20.8 million in retail revenue (retail revenue is inclusive of reimbursements for common area maintenance, tax and marketing expenses, as provided by the loan sponsor) which, net of related expenses (an estimate of undistributed expenses attributable to the retail component of the Hilton Hawaiian Village Property was provided by the loan sponsor), accounts for approximately 13.1% of net cash flow. While the majority of the Hilton Hawaiian Village Property’s leased space is made up of traditional retail and restaurant tenants, the hotel also leases some office space to Hilton Grand Vacations and third-party travel wholesalers, such as Kintetsu Lounge and JTB Hawaii Inc. The hotel’s Ocean Crystal Chapel and Lagoon Chapel are also leased to a third-party operator. The Hilton Hawaiian Village Borrower has the right to obtain the separate release of the retail component of the Hilton Hawaiian Village Property or portions thereof, as described below under “Release of Property.”

The following table presents a summary of historical sales for the retail component of the Hilton Hawaiian Village Property:

Historical Retail Component Sales Summary(1)
	2013	2014	2015	9/30/2016 TTM
Total Sales	$130,613,993	$141,808,186	$137,316,925	$136,055,744
Sales PSF	$1,552	$1,651	$1,590	$1,496

(1)	Historical Sales for reporting tenants were provided by the loan sponsor.

The following table presents certain information relating to the major tenants for the retail component of the Hilton Hawaiian Village Property.

Tenant Summary(1)
								Most
			% of Retail	Annual UW	% of			Recent
	Credit Rating	Tenant	Collateral	Base Rent	Annual	Annual UW	Most Recent	Sales	Lease
Tenant Name	(Moody’s/S&P/Fitch)(2)	SF	SF	PSF	UW Rent	Base Rent	Sales(3)	PSF(3)	Expiration
Mandara Spa	NA / NA / NA	12,583	9.6%	$53.61	3.9%	$674,544	$2,903,709	$231	8/31/2017
Hatsuhana Hawaii	NA / NA / NA	6,026	4.6%	$52.38	1.8%	$315,624	$2,969,958	$493	11/30/2018
Fresco	NA / NA / NA	5,983	4.6%	$58.38	2.0%	$349,317	$3,331,316	$557	12/31/2018
Benihana of Tokyo	NA / NA / NA	5,300	4.1%	$127.67	3.9%	$676,653	$6,561,789	$1,238	5/31/2021
Best Bridal - Lagoon Chapel	NA / NA / NA	4,755	3.6%	$57.45	1.6%	$273,180	$520,020	$109	10/31/2022
Watabe Wedding(4)	NA / NA / NA	4,158	3.2%	$63.93	1.5%	$265,825	$167,697	$40	1/14/2019
ABC Stores - Tapa Tower	NA / NA / NA	3,500	2.7%	$384.23	7.7%	$1,344,792	$12,225,380	$3,493	8/31/2022
Louis Vuitton	NA / A+ / NA	3,500	2.7%	$142.43	2.9%	$498,488	$7,978,397	$2,280	8/18/2023
Lamonts & Whalers General Store	NA / NA / NA	2,800	2.1%	$163.11	2.6%	$456,696	$1,856,972	$663	MTM
ABC Discount Store	NA / NA / NA	2,145	1.6%	$812.26	10.0%	$1,742,302	$14,519,183	$6,769	12/31/2018
Total/Wtd. Avg.		50,750	38.9%	$130.00	37.8%	$6,597,421	$53,034,421	$1,045
Remaining Tenants		51,639	39.6%	$207.51	62.2%	$10,854,751	$83,021,323	$2,066
Vacant		28,100	21.5%
Total/Wtd. Avg.		130,489	100.0%

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Most Recent Sales and Most Recent Sales PSF for reporting tenants were provided by the loan sponsor as of September 30, 2016.

(4)	Most Recent Sales and Most Recent Sales PSF for Watabe Wedding represent only partial year performance as the venue opened in 2016.

A-3-7

MSBAM 2016-C32	Hilton Hawaiian Village

The following table presents historical Occupancy, ADR and RevPAR at the Hilton Hawaiian Village Property.

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Hilton Hawaiian Village Property(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	89.0%	$248.36	$221.07	89.9%	$237.77	$213.84	101.0%	95.7%	96.7%
2014	87.8%	$250.07	$219.50	90.7%	$238.34	$216.26	103.4%	95.3%	98.5%
2015	89.0%	$256.75	$228.38	94.4%	$240.62	$227.20	106.2%	93.7%	99.5%
9/30/2016 TTM	89.9%	$259.08	$232.92	94.6%	$250.09	$236.65	105.3%	96.5%	101.6%

Source: Industry Report

(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Hilton Hawaiian Village Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by an industry report. The competitive set contains the following properties: Sheraton Waikiki, Marriott Waikiki Beach Resort & Spa, Hyatt Regency Waikiki Beach Resort & Spa, Westin Moana Surfrider, Sheraton Hotel Princess Kaiulani, Outrigger Reef Waikiki Beach Resort and Outrigger Waikiki Beach Resort.

(3)	Based on operating statements provided by the Hilton Hawaiian Village Borrower, with the exception of 2013 and 2014 which have been adjusted for both ADR and RevPAR in order to normalize for a change in accounting methodology in 2015. Prior to 2015, borrower operating statements presented ADR and RevPAR inclusive of resort fees. For all years presented above, ADR and RevPAR are calculated exclusive of resort fees.

(4)	Penetration Factor is calculated based on data provided by an industry report for the competitive set and borrower-provided operating statements for the Hilton Hawaiian Village Property.

The Market. The Hilton Hawaiian Village Property is located in Honolulu, Hawaii in the greater Oahu lodging market and the Waikiki submarket. The island of Oahu serves as an economic center of the Hawaiian Islands. Oahu is a tourist destination offering cultural venues, golf courses, restaurants, retail and recreational attractions. In 2015, approximately 5.3 million tourists, or 62.4% of Hawaii’s total air tourists, visited the island of Oahu, making it the most popular destination of the Hawaiian islands. The total number of air visitors has increased by 435,867 from 2012 to 2015, which represents a 2.9% increase. International travel to Oahu represented 46.3% of Oahu’s 5.3 million air visitors in 2015 and was marginally unchanged from 2014. Additionally, visitor expenditures in Oahu totaled $7.4 billion in 2015, which represents 49.3% of total expenditures by air visitors in 2015. Honolulu encompasses more than 24,000 guest rooms in 74 properties and consistently achieved occupancy rates in the mid 70% to 80% range, never dropping below 74%, between 2009 and 2015. During this same period, RevPAR in Honolulu increased at an average annual rate of 9.5%, ending 2015 at $190, while the average daily rate achieved a premium of $69 over 2009. The market’s RevPAR in 2009, which represented the trough during the economic downturn, reflects a 14.6% decline relative to 2007.

The appraisal identified two hotels either recently opened or currently under construction in the Waikiki submarket that are expected to have some degree of competitive interaction with the Hilton Hawaiian Village Property. The 623-room Hilton Garden Inn (Ohana Waikiki West Redevelopment) opened in June 2016, while the 230-room boutique Hyatt Centric (Waikiki Trade Center Redevelopment) is expected to open in March 2017. Though offered at a competitive price-point with national brand affiliations, the appraisal notes that both options are non-beachfront locations with select-service product offerings.

Primary competitive properties to the Hilton Hawaiian Village Property are shown in the table below:

Competitive Property Summary
Property Name	No. of Rooms	Year Built	Meeting Space (SF)	Wholesale	Transient	Meeting & Group	2015 Occupancy	2015 ADR	2015 RevPAR
Hilton Hawaiian Village(1)	2,860	1961	150,000	37%	44%	19%	94.4%	$240.62	$227.20
Primary Competitors
Sheraton Waikiki	1,636	1971	48,210	65%	15%	20%	90-95%	$300-325	$280-290
Marriott Waikiki Beach Resort & Spa	1,310	1971	55,000	20%	60%	20%	85-90%	$210-220	$180-190
Hyatt Regency Waikiki Beach Resort & Spa	1,230	1976	23,130	60%	25%	15%	85-90%	$250-260	$220-230
Westin Moana Surfrider	791	1901-1969	23,612	60%	30%	10%	85-90%	$350-375	$300-325
Secondary Competitors
Sheraton Hotel Princess Kaiulani	1,000	1955	14,000	65%	25%	10%	85-90%	$150-160	$130-140
Outrigger Reef Waikiki Beach Resort	635	1956	9,600	55%	40%	5%	85-90%	$250-260	$220-230
Outrigger Waikiki Beach Resort	524	1967	5,000	50%	40%	10%	80-85%	$260-270	$220-230

Source: Appraisal

(1)	2015 Occupancy, 2015 ADR and 2015 RevPAR are based on operating statements provided by the Hilton Hawaiian Village Borrower.

A-3-8

MSBAM 2016-C32	Hilton Hawaiian Village

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hilton Hawaiian Village Property.

Cash Flow Analysis
	2013	2014	2015	9/30/2016 TTM	UW	UW per Room
Occupancy	89.9%	90.7%	94.4%	94.6%	94.6%
ADR(1)	$247.48	$259.85	$240.62	$250.09	$250.09
RevPAR(1)	$222.58	$235.78	$227.20	$236.65	$236.65

Rooms Revenue	$232,345,007	$246,124,088	$237,172,233	$247,711,744	$247,034,700	$86,375.77
Food & Beverage	$56,844,007	$62,740,100	$70,771,369	$69,023,623	$68,996,667	$24,124.71
Other Income(1)(2)	$35,785,874	$37,225,439	$58,847,621	$60,252,071	$58,406,376	$20,421.81
Total Revenue	$324,974,888	$346,089,627	$366,791,223	$376,987,438	$374,437,743	$130,922.29
Total Expenses	$201,011,058	$212,385,223	$223,381,851	$230,014,821	$226,873,258	$79,326.31
Net Op. Income	$123,963,830	$133,704,403	$143,409,372	$146,972,617	$147,564,485	$51,595.97
FF&E	$12,998,996	$13,843,585	$14,671,649	$15,079,498	$14,977,510	$5,236.89
Net Cash Flow	$110,964,834	$119,860,818	$128,737,723	$131,893,120	$132,586,975	$46,359.08

NOI DSCR(3)	4.18x	4.51x	4.84x	4.96x	4.98x
NCF DSCR(3)	3.74x	4.04x	4.34x	4.45x	4.47x
NOI Debt Yield(3)	17.8%	19.2%	20.6%	21.1%	21.2%
NCF Debt Yield(3)	15.9%	17.2%	18.5%	18.9%	19.0%

(1)	Prior to a change in industry accounting methodology in 2015, resort fees were accounted for as a component of Room Revenue and included in ADR and RevPAR calculations. Subsequent to 2014, resort fees were netted out of Room Revenue and shown separately in the Resort Fee category. ADR and RevPAR are shown net of resort fees for 2015 and all future years. The resort fee is included in Other Income in 2015 and TTM.

(2)	Other Income includes income from retail tenants. Retail tenant spaces are occupied pursuant to partial net leases. Retail revenue is inclusive of reimbursements associated with shared common area maintenance, tax and marketing expenses. Related expenses attributable to the retail component are included in undistributed operating expenses for the overall property.

(3)	Debt service coverage ratios and debt yields shown are based on the Hilton Hawaiian Village Senior Loan and exclude the Hilton Hawaiian Village Subordinate Companion Loan.

Escrows and Reserves. No upfront reserves were taken at origination for the Hilton Hawaiian Village Whole Loan.

The requirement for the Hilton Hawaiian Village Borrower to make monthly deposits to a tax escrow is waived so long as the Hilton Hawaiian Village Borrower has reserved such amounts with the property manager pursuant to the management agreement. In the event that the Hilton Hawaiian Village Borrower is no longer required to reserve such amounts with the property manager, on each payment date the Hilton Hawaiian Village Borrower will be required to deposit 1/12th of annual estimated taxes upon the occurrence of a Trigger Period (as defined below).

The requirement for the Hilton Hawaiian Village Borrower to make monthly deposits to an insurance escrow is waived so long as the Hilton Hawaiian Village Borrower has reserved such amounts with the property manager pursuant to the management agreement. In the event that the Hilton Hawaiian Village Borrower is no longer required to reserve such amounts with the property manager, on each payment date the Hilton Hawaiian Village Borrower will be required to deposit 1/12th of annual estimated insurance premiums upon the occurrence of a Trigger Period. Notwithstanding the foregoing, provided that no event of default has occurred and is continuing under the Hilton Hawaiian Village Whole Loan, the requirement to deposit such amounts is waived so long as the Hilton Hawaiian Village Borrower is insured under an acceptable blanket policy.

The requirement for the Hilton Hawaiian Village Borrower to make monthly deposits for replacement reserves is waived so long as (and to the extent that) the Hilton Hawaiian Village Borrower has reserved such amounts with the property manager pursuant to the management agreement. To the extent that the Hilton Hawaiian Village Borrower does not reserve such amounts with the property manager, on each payment date the Hilton Hawaiian Village Borrower will be required to deposit 4.0% of gross income (as calculated in the Hilton Hawaiian Village Whole Loan documents).

Lockbox and Cash Management. The loan is structured with a hard lockbox and in-place cash management. All revenues are required to be deposited into segregated property accounts maintained by the property manager on behalf of the Hilton Hawaiian Village Borrower and the operating lessee, as applicable, controlled by the lender (the “Property Accounts”). All revenues in the Property Accounts (less any account charges payable to the bank at which the Property Accounts are maintained and less any required minimum peg balance) are required to be transferred on each business day to accounts maintained by the property manager on behalf of the Hilton Hawaiian Village Borrower and the operating lessee, as applicable (each, an “Operating Account”). Funds on deposit in the Operating Accounts will be disbursed in an amount equal to the monthly replacement reserve deposit into the manager replacement reserve account (the “Manager FF&E Reserve Account”) (each of the Manager FF&E Reserve Account, the Operating Account and the Property Accounts are referred to as “Manager Accounts”). The property manager will be required to apply such funds to the payment of real property taxes and insurance, ground rent, debt service (but only prior to the restructuring), management fees, capital expenditures and reserves for the same, operating expenses, emergency repairs, tenant improvement costs and leasing commissions, working capital reserves, sales and use taxes owed to governmental authorities, custodial funds and required monthly reserves, in each case in accordance with the management agreement (the “Required Payments”). The lender will not require any reserves with respect to any Required Payments which are to be paid directly by or reserved by the property manager pursuant to the management agreement. On a monthly basis, the property manager is required to deposit all funds remaining in the Operating Accounts after the payment of the Required Payments (“Excess Cash”) into a lender-controlled account as additional collateral for the mortgage loan (the “Cash Management Account”). So long as no Trigger Period is continuing, all funds in the Cash Management Account are required to be released to the operating lessee and/or the Hilton Hawaiian Village Borrower, as applicable, not later than the business day immediately following the date such funds are deposited by the property manager. During a Trigger Period, all funds in the Cash Management Account are required to be deposited into the excess cash accounts and applied as provided in the Hilton Hawaiian Village Whole Loan documents. The operating lessee and/or the Hilton Hawaiian Village Borrower, as applicable, has granted a security interest in all Manager Accounts (and the property manager has consented to the same); provided, that such amounts on deposit in the Manager Accounts will be available for use by the property manager in accordance with the

A-3-9

MSBAM 2016-C32	Hilton Hawaiian Village

management agreement following an event of default and the lender may not apply such amounts on deposit in the Manager Accounts to the Hilton Hawaiian Village Whole Loan.

A “Trigger Period” will commence upon the occurrence of: (i) an event of default under the Hilton Hawaiian Village Whole Loan or (ii) the date that the debt yield (as calculated in the Hilton Hawaiian Village Whole Loan documents) is less than 7.0%.

A Trigger Period will end when (a) with respect to clause (i) above, the respective event of default has been cured or waived or (b) with respect to clause (ii) above, the debt yield (as calculated in the loan documents) exceeds 7.0% for two consecutive quarters.

Following the REMIC Prohibition Period, the Hilton Hawaiian Village Borrower is permitted to prepay the Hilton Hawaiian Village Whole Loan in part to cure a Trigger Period caused by a decline in debt yield, which is required to be accompanied by the applicable yield maintenance premium if prior to the open period.

Additional Secured Indebtedness (not including trade debts). In addition to the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Property also secures the Hilton Hawaiian Village Non-Serviced Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan. The Hilton Hawaiian Village Non-Serviced Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan are coterminous with the Hilton Hawaiian Village Mortgage Loan and accrue interest at the same interest rate. The holders of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Non-Serviced Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Hilton Hawaiian Village Whole Loan. The Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Non-Serviced Pari Passu Companions Loan are pari passu in right of payment with each other and are generally senior in right of payment to the Hilton Hawaiian Village Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loans—The Hilton Hawaiian Village Whole Loan” in the Prospectus.

Full Debt Summary
		Cumulative Balance	Cumulative Loan Per Room(1)	Cumulative LTV(2)	Cumulative NOI DY(2)(3)	Cumulative NCF DSCR(2)(3)
Hilton Hawaiian Village Non-Serviced Pari passu Companion Loan $633,600,000 Notes A-1-A, A-1-B, A-1-C, A-1-D, A- 1-E, A-2-1-A, A-2-A-2, A-2-A-3, A-2-A- 4, A-2-B-1, A-2-B-2, A-2-B-3, A-2-E-1, A-2-E-2	Hilton Hawaiian Village Mortgage Loan $63,000,000 Notes A-2-D-1 and A-2-D-2	$696,600,000	$243,556	31.2%	21.2%	4.47x
Hilton Hawaiian Village Subordinate Companion Loan $578,400,000 B Notes		$1,275,000,000	$445,804	57.2%	11.6%	2.44x
Implied Equity(4) $955,000,000		$2,230,000,000

(1)	Cumulative Loan Per Room is based on 2,860 rooms.

(2)	With respect to the Hilton Hawaiian Village Mortgage Loan, Cumulative LTV, Cumulative NOI DY and Cumulative NCF DSCR take into account the Hilton Hawaiian Village Non-Serviced Pari Passu Companion Loans.

(3)	Based on UW NOI of $147,564,485 and NCF of $132,586,975 and the actual debt service.

(4)	Based on the $2,230,000,000 appraised value as of August 30, 2016.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Following the REMIC Prohibition Period, the Hilton Hawaiian Village Borrower is permitted to obtain the release of (i) the ground leased Taran Outparcel, (ii) release parcels comprised of the retail component of the Hilton Hawaiian Village Property or any portion thereof and/or (iii) certain other parcels of property (not specifically identified in the Hilton Hawaiian Village Whole Loan documents) that do not materially and adversely affect the ongoing operations of the remaining Hilton Hawaiian Village Property, other than the lost income associated with the parcels being released from the lien of the security instrument, upon a partial prepayment of the Hilton Hawaiian Village Whole Loan in an amount equal to the release price, and upon satisfaction of certain terms and conditions contained in the Hilton Hawaiian Village Whole Loan documents.

With respect to the Taran Outparcel the release price is $2,500,000.

With respect to the retail release parcels, the release price is the product of (i) 110% and (ii) the product of (A) the greater of (x) 100% of the difference in the value of the Hilton Hawaiian Village Property including the retail release parcel and excluding the retail release parcel, as set forth in the appraisal obtained pursuant to the Hilton Hawaiian Village Whole Loan documents or (y) the net sale proceeds and (B) 57.2%.

With respect to the unidentified partial release parcels, the release price is the product of (i) 110% and (ii) the product of (A) 100% of the difference in the value of the Hilton Hawaiian Village Property including the release parcel and excluding the release parcel, as set forth in the appraisal obtained pursuant to the Hilton Hawaiian Village Whole Loan documents and (B) 57.2%.

Conditions to release include, among others, (i) satisfaction of REMIC requirements, (ii) payment of any then applicable yield maintenance premium (if prior to the open period), (iii) with respect to release of the retail release parcels or unidentified partial release parcels, a minimum debt yield following release at least equal to the Release Debt Yield, (iv) conditions relating to zoning, separate tax parcels, and title endorsements and (v) rating agency confirmation (1) with respect to release of the retail release parcels and (2) with respect to release of the unidentified partial release parcels, only if a released parcel encompasses more than 15% of the hotel rooms in the Hilton Hawaiian Village Property or the release price equals or exceeds the

A-3-10

MSBAM 2016-C32	Hilton Hawaiian Village

product of (x) 15% and (y) the original principal balance of the Hilton Hawaiian Village Whole Loan. “Release Debt Yield” means the greater of (i) the lesser of (A) 15% or (B) the debt yield immediately prior to giving effect to the applicable partial release or (ii) 10.2%.

Terrorism Insurance. The Hilton Hawaiian Village Borrower is required to obtain all risk insurance which includes insurance for acts of terrorism in an amount equal to the lesser of (1) 100% of the full replacement cost and (2) the amount otherwise required for such insurance, which is the lesser of (x) actual replacement value and (y) $1,300,000,000 per occurrence, and is also required to obtain business income insurance for a 24 month period of indemnity, which includes insurance against acts of terrorism, in each case to the extent such insurance is commercially available (provided that such all risk and business income insurance is subject to a cap equal to the lesser of $1,275,000,000 and the amount of the all risk coverage described above); provided, that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) (“TRIPRA”) is in effect, and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA. If TRIPRA is not in effect or is modified, which results in a material increase in terrorism insurance premiums or there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States, the Hilton Hawaiian Village Borrower will be required to carry terrorism insurance provided that it is commercially available, however the Hilton Hawaiian Village Borrower is not required to pay insurance premiums with respect to such terrorism insurance in excess of the Terrorism Cap (defined below).

“Terrorism Cap” means two times the amount of the then-current annual insurance premiums payable by the Hilton Hawaiian Village Borrower for the property and business interruption insurance policies insuring only the Hilton Hawaiian Village Property (excluding the terrorism, earthquake, and windstorm components of such insurance).

A-3-11

MSBAM 2016-C32	191 Peachtree

Mortgage Loan No. 2 – 191 Peachtree

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MSBAM 2016-C32	191 Peachtree

Mortgage Loan No. 2 – 191 Peachtree

FLOOR

- 50 — **HKS** | 15,965 SF | 2/2022
- 49 — **The Commerce Club** | 26,252 SF | 11/2025
- 48 — **Ogletree, Deakins** | 26,255 SF | 4/2019
- 47 — **Ogletree, Deakins** | 26,255 SF | 4/2019
- 46 — **Chamberlain, Hrdlicka, White, Williams & Martin** | 26,246 SF | 10/2023
- 45 — **Cushing Morris Armbruster** | 12,286 SF | 4/2019; **Vacant** | 4,449 SF; **Chamberlain, Hrdlicka** 4,343 SF | 10/2023; **Zevin & Rosenbloum** 3,851 SF | 12/2019
- 44 — **Bowden Spratt Law Firm** | 8,667 SF | 4/2020; **Mercer Thompson** | 15,983 SF | 8/2025
- 43 — **Morgan & Morgan** | 25,312 SF | 11/2026
- 42 — **Morgan & Morgan** | 25,615 SF | 11/2026
- 41 — **Integral Group** | 25,849 SF | 1/2024
- 40 — **Grey Global Group** | 11,719 SF | 8/2017; **Vacant** | 13,167 SF
- 39 — **Weathington Smith** | 14,722 SF | 1/2024; **Tull Charitable** | 2,381 SF | 7/2025; **Atlanta Press Club** 615 SF | 8/2020; **Eric McGlothen** 2,941 SF | 12/2020; **YieldQuest** 3,972 SF | 9/2019
- 38 — **Operation Hope** | 5,757 SF | 3/2022; **Vacant** | 6,456 SF; **Merchant & Gould** | 8,557 SF | 3/2021; **Kenneth Southall** | 3,853 SF | 3/2021; **Vacant** 548 SF
- 37 — **Carlock, Copeland** | 26,014 SF | 9/2022
- 36 — **Carlock, Copeland** | 26,014 SF | 9/2022
- 35 — **Robert Woodruff** | 8,716 SF | 9/2026; **Vacant** | 15,937 SF
- 34 — **Metro Atlanta Chamber of Commerce** | 25,470 SF | 12/2031
- 33 — **HNTB Corporation** | 25,470 SF | 3/2025
- 32 — **CST Tax Advisors** 1,412 SF | 6/2018; **Charles McTier** 1,710 SF | 3/2018; **Bey & Assoc.** 2,202 SF | 2/2022; **Delegation of Quebec** 3,090 SF | 11/2021; **David Perdue** 3,026 SF | 5/2017; **Vacant** 7,261 SF; **Rock-Tenn** 1,141 SF | 8/2017; **Phigenix, Inc.** 1,368 SF | 11/2017; **Colom and Brant** 794 SF | 12/2020; **Malik Law Group** 1,427 SF | 11/2017; **Red Rock** 905 SF | 2/2018; **Blitch Law** 955 SF | 12/2018
- 31 — **Hall, Booth, Smith P.C.** | 13,328 SF | 4/2021; **Vacant** | 12,161 SF
- 30 — **Hall, Booth, Smith P.C.** | 25,533 SF | 4/2021
- 29 — **Hall, Booth, Smith P.C.** | 25,498 SF | 4/2021
- 28 — **Dixon Hughes Goodman** | 25,533 SF | 1/2030
- 27 — **Dixon Hughes Goodman** | 25,533 SF | 1/2030
- 26 — **Atlanta Life Financial Group** | 7,604 SF | 12/2023; **Vacant** | 8,858 SF; **Healthcare Georgia Foundation** | 8,953 SF | 8/2029
- 25 — **Atlanta Life Financial Group** | 25,533 SF | 12/2023
- 24 — **Cooper Carry** | 25,533 SF | 12/2022
- 23 — **Cooper Carry** | 24,675 SF | 12/2022
- 22 — **Mary Ida Townson** | 16,309 SF | 7/2019; **HOK Group, Inc.** | 8,028 SF | 9/2018
- 21 — **Winter Construction** | 24,983 SF | 12/2019
- 20 — **Deloitte & Touche** | 24,773 SF | 5/2024
- 19 — **Deloitte & Touche** | 24,892 SF | 5/2024
- 18 — **Deloitte & Touche** | 24,892 SF | 5/2024
- 17 — **Deloitte & Touche** | 24,917 SF | 5/2024
- 16 — **Deloitte & Touche** | 24,917 SF | 5/2024
- 15 — **Deloitte & Touche** | 24,921 SF | 5/2024
- 14 — **Deloitte & Touche** | 24,921 SF | 5/2024
- 12 — **Deloitte & Touche** | 24,892 SF | 5/2024
- 11 — **Deloitte & Touche** | 24,941 SF | 5/2024
- 10 — **The Community Foundation** | 18,946 SF | 9/2030; **Vacant** | 5,698 SF
- 9 — **Sizmek Tech** | 12,133 SF | 3/2019; **Vacant** | 11,951 SF
- 8 — **The Henry Grady Foundation** 5,958 SF | 5/2021; **Harold Dawson** 3,194 SF | 3/2018; **Dixon Law Firm, P.C.** 793 SF | 6/2018; **The Burks Companies, Inc.** 6,357 SF | 12/2020; **Vacant** | 4,348 SF; **Georgia Research Alliance** 5,676 SF | 4/2025
- 7 — **Association of County Commissioners of GA** | 18,478 SF | 7/2028; **Vacant** | 3,302 SF; **Narrative Content** | 5,059 SF | 10/2023
- 6 — **Deloitte & Touche** | 35,932 SF | 5/2024
- 5 — **Vacant** | 35,167 SF
- 4 — **Vacant** | 5,389 SF; **Coxe, Curry & Associates** | 16,035 SF | 12/2023
- 3 — **Resolution Fitness (Corporate Sports)** | 17,459 SF | 7/2018
- 2 — **Kanner & Pintalunga** | 6,577 SF | 12/2026
- L — **Mgmt. Office** 2,692 SF; **Vacant** 840 SF; **Eneni's Garden** 840 SF | 1/2023; **Ha Young** 556 SF | 5/2018; **Alma Cocina** 5,434 SF | 11/2023; **Baraso** 822 SF | 1/2018; **Atlanta Police Foundation** 4,539 SF | 3/2023; **Sterling Spoon** 3,277 SF | 4/2018; **Jos. A. Bank** 4,700 SF | 12/2021

VACANT | BUILDING | 2017 | 2018 | 2019 | 2020 | 2021+

A-3-13

MSBAM 2016-C32	191 Peachtree

Mortgage Loan No. 2 – 191 Peachtree

191 Peachtree
191 Peachtree Street Northeast
Atlanta, GA 30303
Georgia Institute of Technology
Aquatics Center
Tech Pkwy NW
Fowler St NW
Techwood Dr NW
Centergy One
The Biltmore
Georgia Tech Hotel & Conf. Ctr.
Spring St NW
W Peachtree St NE
RED/GOLD LINES
MARTA
Peachtree St NE
Juniper St NE
AT&T Campus
MIDTOWN
Bobby Dodd Stadium
North Ave NW
Fox Theatre
Georgian Terrace Hotel
North Avenue
The Varsity
Marietta St NW
Atlanta Contemporary Art Center
Coca Cola World Headquarters
Centennial Place
One Georgia Center
Bank of America Tower
Emory Univ. Hospital Midtown
SoNo
Northyards Business Park
Luckie St NW
Pine St NW
Bauder College
ATLANTA
Centennial Hill
Civic Center
Courtland St NE
Atlanta Civic Center
Central Park
Gray St NW
Jones Ave NW
Ivan Allen Jr. Blvd
W Hotel
Allen Plaza
Ralph McGill Blvd NE
Georgia Aquarium
Simpson St NW
New World of Coca Cola
Imagine It! Children's Museum
SunTrust Plaza
Georgia Power
Atlanta Medical Center
Building B
Baker St NE
Hyatt Regency
Marriott Marquis
Atlanta Hilton & Towers
Highland Ave NE
Building C
Centennial Olympic Park
Inforum
Vine City
GEORGIA WORLD CONGRESS CENTER
Atlanta Conv. Ctr. at AmericasMart
PEACHTREE CENTER
Freedom Pkwy
Building A
Chamber of Commerce
Peachtree Center
Intl. Blvd NE
Tabernacle/ Cotton Club
Westin Peachtree Plaza
191 Peachtree Tower
Ellis St NE
Omni Hotel
Northside Dr NW
Georgia Dome
Georgia Intl. Plaza
Philips Arena
CNN Center
Luckie St NW
Georgia Pacific Center
Irwin St NE
Centennial Tower
Rialto Center for the Arts
DOWNTOWN
Hilliard St NE
Jackson St NE
Martin Luther King Jr. Natl. Historic Site
Dome/GWCC/ Philips/CNN
Atlanta Journal-Constitution Bldg.
Auburn Ave NE
Woodruff Park
Apex Museum
MLK Jr Dr SW
Edgewood Ave SE
Mitchell St SW
Richard B. Russell Building
Sam Nunn Atlanta Federal Center
Five Points
Hurt Plaza
Hurt Park
Sweet Auburn Curb Market
Georgia State University
MLK Jr. Federal Bldg.
UNDERGROUND ATLANTA
Piedmont Ave SE
Grady Memorial Hospital
Selena Butler Park
Boulevard SE
Sweet Auburn
Spring St SW
Forsyth St SW
MLK Jr Dr SW
Decatur St SE
Walker St SW
Fulton County Gov't.
Fulton County Courthouse
Georgia State
Bell St SE
King Memorial
Decatur St SE
Greyhound Bus Terminal
Trinity Ave SW
State Capitol Building
MARTA
BLUE/GREEN LINES
Castleberry Hill
Garnett
City Hall
Central Ave SW
Washington St SW
Oakland Cemetery
Peters St SW
MLK Jr Dr SE
Memorial Dr SW
Memorial Dr SE
Capitol Gateway
Woodward Ave SE
Whitehall St SW
Rawson-Washington Park
Hill St SE
Pryor St SW
Central Ave SW
Fulton St SW
Glenwood Ave SE
Sydney St SE
McDaniel St SW
Windsor St SW
Mechanicsville
Hartsfield-Jackson Atlanta Intl. Airport 8 miles
Summerhill
Grant Park
Grant Park
75
85
20
10
154
19
29
41
78
278
Woodstock
Alpharetta
Sugar Hill
Acworth
Suwanee
Roswell
Johns Creek
Kennesaw
Duluth
Marietta
Sandy Springs
Dunwoody
Norcross
Chamblee
Doraville
Lilburn
Powder Springs
Smyrna
Tucker
Mountain Park
Mableton
ATLANTA
Brookhaven
North Decatur
Clarkston
Stone Mountain
Lithia Springs
Scottdale
Decatur
Avondale
Belvedere
Redan
Douglasville
East Point
Gresham Park
Panthersville
College Park
Hapeville
Forest Park
Union City
Fairburn
Riverdale
Morrow

A-3-14

MSBAM 2016-C32	191 Peachtree

Mortgage Loan No. 2 – 191 Peachtree

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$55,000,000			Location:	Atlanta, GA 30303
Cut-off Date Balance(1):	$55,000,000			General Property Type:	Office
% of Initial Pool Balance:	6.1%			Detailed Property Type:	CBD
Loan Purpose:	Acquisition			Title Vesting:	Fee / Leasehold
Sponsors:	Oaktree Capital Management, L.P.; Banyan Street Capital, LLC			Year Built/Renovated:	1991/2015
				Size:	1,222,142 SF
Mortgage Rate:	3.7320%			Cut-off Date Balance per SF(1):	$144
Note Date:	10/25/2016			Maturity Date Balance per SF(1):	$144
First Payment Date:	12/5/2016			Property Manager:	BSC Realty Services, LLC (borrower-related)
Maturity Date:	11/5/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI(6):	$20,236,332
Prepayment Provisions(2):	LO (25); DEF (88); O (7)			UW NOI Debt Yield(1):	11.5%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	11.5%
Additional Debt Type(3):	Pari Passu			UW NCF DSCR(1):	2.69x
Additional Debt Balance(3):	$120,500,000			Most Recent NOI:	$18,135,599 (9/30/2016 TTM)
Future Debt Permitted (Type)(4):	Yes (Mezzanine)			2nd Most Recent NOI:	$17,779,244 (12/31/2015)
Reserves(5)				3rd Most Recent NOI:	$17,893,899 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	88.8% (9/1/2016)
RE Tax:	$616,031	$308,016	N/A	2nd Most Recent Occupancy:	89.3% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	85.5% (12/31/2014)
Recurring Replacements:	$0	$25,461	$1,222,142	Appraised Value (as of):	$270,500,000 (10/3/2016)
TI/LC:	$7,777,741	$101,845	$6,110,710	Cut-off Date LTV Ratio(1):	64.9%
Other:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	64.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$175,500,000	62.4%	Purchase Price:	$267,500,000	95.0%
Borrower Equity:	$105,965,740	37.6%	Reserves:	$8,393,772	3.0%
			Closing Costs:	$5,571,968	2.0%
Total Sources:	$281,465,740	100.0%	Total Uses:	$281,465,740	100.0%

(1)	The 191 Peachtree Mortgage Loan is part of the 191 Peachtree Whole Loan, which is comprised of four pari passu promissory notes with an aggregate original principal balance of $175,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 191 Peachtree Whole Loan.

(2)	Defeasance of the 191 Peachtree Whole Loan is permitted after the earlier of (i) the third anniversary of the closing date of the 191 Peachtree Whole Loan, or (ii) two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected MSBAM 2016-C32 securitization closing date in December 2016.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)”, for further discussion of additional debt.

(4)	See “Mezzanine Loan and Preferred Equity” for further discussion of permitted mezzanine debt.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	UW NOI includes UW Gross Potential Rent which has been underwritten based on the September 1, 2016 rent roll and includes rent steps of $702,066 through September 1, 2017 as well as three new leases that began or will begin in November and December 2016 totaling $966,728.

The Mortgage Loan. The second largest mortgage loan (the “191 Peachtree Mortgage Loan”) is part of a whole loan (the “191 Peachtree Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $175,500,000, all of which are secured by a first priority fee and leasehold mortgage encumbering a 50-story office building, a 14-story parking garage, 2-story retail building and 11-story parking garage totaling 1,222,142 SF known as 191 Peachtree in Atlanta, Georgia (the “191 Peachtree Property”). Promissory Note A-3, in the original principal amount of $55,000,000, represents the 191 Peachtree Mortgage Loan and will be included in the MSBAM 2016-C32 trust. Promissory Note A-1, in the original principal amount of $65,500,000, and Promissory Note A-4, in the original principal amount of $14,500,000, have been contributed to the MSC 2016-UBS12 securitization trust. Promissory Note A-2 with an original principal amount of $40,500,000 is expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction, and is expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. Promissory Notes A-1, A-2 and A-4 collectively represent non-serviced companion loans (the “191 Peachtree Non-Serviced Pari Passu Companion Loans”). The 191 Peachtree Whole Loan is being serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

A-3-15

MSBAM 2016-C32	191 Peachtree

The proceeds of the 191 Peachtree Whole Loan, together with $105,965,740 of borrower equity, were used to acquire the 191 Peachtree Property, fund reserves and pay closing costs.

The Borrower and the Sponsors. The borrower is Banyan Street/GAP 191 Peachtree Owner, LLC (the “191 Peachtree Borrower”), a single-purpose Delaware limited liability company with two independent directors. The loan sponsors are Oaktree Capital Management, L.P. and Banyan Street Capital, LLC, and the non-recourse carveout guarantors are Rodolfo Prio Touzet and Oaktree Pinnacle Investment Fund, L.P. The non-recourse carveout guaranty of Oaktree Pinnacle Investment Fund, L.P. is limited solely to certain voluntary or collusive bankruptcy events and transfer of the 191 Peachtree Property and/or all or substantially all of the direct or indirect equity interests in the 191 Peachtree Borrower in contravention of the 191 Peachtree Whole Loan documents, and such guarantor is not a party to the environmental indemnity.

The 191 Peachtree Borrower is 100.0% owned by Banyan Tree/GAP 191 Peachtree Holdings, LLC, a Delaware entity, which in turn is 5% owned by Banyan Tree 191 Peachtree Holdings, LLC and 95% owned by 191 Peachtree Grand Avenue Partners, LLC. 191 Peachtree Grand Avenue Partners, LLC, through other entities, is ultimately controlled by Oaktree Pinnacle Investment Fund GP, Ltd. which is the sole director of Oaktree Capital Management, L.P., the investment manager.

Oaktree Capital Management, L.P. is an investment manager and is involved in a variety of real estate investments, including direct property investments, corporate investments, debt and real estate related equity securities.

Banyan Street Capital, LLC is a private real estate investment firm. The firm’s principals have been involved in the acquisition of real estate assets and have executed disposition strategies including the sale of operating businesses and real estate portfolios to publicly-traded REITs.

The Property. The 191 Peachtree Property consists of a 50-story, Class A, multi-tenant office building totaling 1,222,142 SF and a 14-story parking garage, an adjacent two-story retail building located at 201 Peachtree Street and an 11-story parking garage located at 221 Peachtree Street. Amenities at the 191 Peachtree Property include on-site below-grade parking, an owner-operated fitness center, a variety of eateries and access through a joined, eight-story atrium to the Ritz-Carlton Atlanta Downtown. The Peachtree Center subway station is located approximately 300 feet from the 191 Peachtree Property. The 191 Peachtree Property was constructed and developed by Cousins and Hines in 1991 and subsequently renovated in 2015. Historical capital expenditures totaled approximately $5.8 million and included primarily structural upgrades.

The 191 Peachtree Property was 88.8% leased as of September 1, 2016 to over 60 tenants primarily in the financial services, law and accounting industries and has an average occupancy of approximately 86% in the last five years. The largest tenant at the 191 Peachtree Property is Deloitte & Touche (21.3% of NRA). No other tenant occupies more than 5.3% of NRA.

The 191 Peachtree Property is located in the Atlanta Downtown submarket within the Central Business District of Atlanta, Georgia. The Atlanta Downtown submarket is defined as a four square-mile area centered near the intersection of Peachtree Street and Andrew Young International Boulevard. Georgia State University, Grady Memorial Hospital, Centennial Olympic Park, the CNN Center, Phillips Arena, the Georgia World Congress Center and the Georgia Dome are located in the area of the 191 Peachtree Property. Other nearby development includes Peachtree Center, a mixed-use development owned by an affiliate of the 191 Peachtree Borrower that consists of approximately 2.6 million SF of office space, three hotels and a three-tiered retail mall, which may compete with the 191 Peachtree Property, and AmericasMart, a permanent wholesale trade center that hosts several trade shows each year.

A portion of the 191 Peachtree Property, located under the parking garage servicing the office building at 191 Peachtree Street, is comprised of a leasehold interest (with an entity owning the Ritz Carlton Atlanta as the ground lessor) under a 99-year term ground lease which expires February 10, 2087, and has one 99-year extension, making the final maturity February 10, 2186. The annual ground rent is $97,500 through February 9, 2017 and will increase by $2,500 per year for the remainder of the term.

Major Tenants.

Deloitte & Touche (259,998 SF, 21.3% of NRA, 27.7% of underwritten rent). Deloitte & Touche (“Deloitte”) is one of the “big four” accounting firms and provides audit, consulting, tax and advisory services to many companies nationwide. The 191 Peachtree Property serves as Deloitte’s regional headquarters for the southeast, and was recently selected as the site for a new $10 million “Innovation Lab” technology development center for the firm. Deloitte has been in occupancy since 2009, has a lease expiration of May 31, 2024 and has two five-year renewal options. Deloitte has a termination option effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019. The termination payment is estimated to be the unamortized portion of (i) the construction allowance, (ii) payments made by the landlord pursuant to a separate lease with the tenant which was assigned to the 191 Peachtree Borrower, and (iii) brokerage commissions, other than to one specified broker, plus all rent which would have been due for the 12-month period following the termination date.

Hall, Booth, Smith, P.C. (64,359 SF, 5.3% of NRA, 5.1% of underwritten rent). Hall, Booth, Smith, P.C. is a law firm with offices in 12 locations serving clients nationally as well as internationally, primarily in Europe. Hall, Booth, Smith, P.C. has been in occupancy since 2010, expanded in 2014 and has a lease expiration of April 30, 2021.

Ogletree, Deakins (52,510 SF, 4.3% of NRA, 5.2% of underwritten rent). Ogletree, Deakins is a law firm headquartered in Greenville, South Carolina with over 47 offices in North America and two offices in Europe. Ogletree, Deakins specializes in labor and employment law and works with a variety of companies. Ogletree, Deakins has been in occupancy since 2009, expanded in 2013 and has a lease expiration of April 30, 2019.

Carlock, Copeland & Stair (52,028 SF, 4.3% of NRA, 4.0% of underwritten rent). Carlock, Copeland & Stair is a litigation law firm specializing in medical malpractice, professional liability, trucking and transportation, construction and workers’ compensation, with offices located primarily in the southeast. Carlock, Copeland & Stair has been in occupancy since 2011 and has a lease expiration of September 30, 2022. Carlock, Copeland & Stair has a termination option of up to 26,014 SF, all of which being on one floor, effective on December 31, 2019, provided that written notice is delivered prior to December 31, 2018. The termination payment is estimated to equal certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space.

Morgan & Morgan (51,927 SF, 4.2% of NRA, 4.1% of underwritten rent). Morgan & Morgan is a personal injury law firm with offices in 34 locations nationally. Morgan & Morgan has been in occupancy since 2007, most recently expanded in 2016 and has a lease expiration date of November 30, 2026. Morgan & Morgan has received a rent abatement of $121,538 through November 2016, which amount was reserved at closing. Morgan & Morgan has a termination option of up to 15% of its leased square footage effective January 31, 2024, provided that written notice is delivered prior to January

A-3-16

MSBAM 2016-C32	191 Peachtree

31, 2023. The termination payment is estimated to equal the unamortized costs of free or abated rent, certain construction allowances, and broker’s commissions.

The following table presents certain information relating to the leases at the 191 Peachtree Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Tenants
Deloitte & Touche	NR/NR/NR	259,998	21.3%	$5,823,955	27.7%	$22.40	5/31/2024(4)
Hall, Booth, Smith, P.C.	NR/NR/NR	64,359	5.3%	$1,066,429	5.1%	$16.57	4/30/2021
Ogletree, Deakins	NR/NR/NR	52,510	4.3%	$1,094,308	5.2%	$20.84	4/30/2019
Carlock, Copeland & Stair	NR/NR/NR	52,028	4.3%	$838,691	4.0%	$16.12	9/30/2022(5)
Morgan & Morgan(6)	NR/NR/NR	51,927	4.2%	$865,818	4.1%	$16.67	11/30/2026(7)
Subtotal/Wtd. Avg.		480,822	39.3%	$9,689,201	46.0%	$20.15
Other Tenants		603,854	49.4%	$11,358,132	54.0%	$18.81
Vacant Space		137,466	11.2%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,222,142	100.0%	$21,047,334	100.0%	$19.40

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Deloitte has a termination option effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019. The termination payment is estimated to be the unamortized portion of (i) construction allowance, (ii) payments made by the landlord pursuant to a separate lease with the tenant which was assigned to the 191 Peachtree Borrower, and (iii) brokerage commissions, other than to a specified broker, plus all rent which would have been due for the 12-month period following the termination date.

(5)	Carlock, Copeland & Stair has a termination option of up to 26,014 SF, all of which being on one floor, effective on December 31, 2019, provided that written notice is delivered prior to December 31, 2018. The termination payment is estimated to equal certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space.

(6)	Morgan & Morgan has received a rent abatement of $121,538 through November 2016, which amount was reserved at closing.

(7)	Morgan & Morgan has a termination option of up to 15% of its leased square footage effective January 31, 2024, provided that written notice is delivered prior to January 31, 2023. The termination payment is estimated to equal the unamortized costs of free or abated rent, certain construction allowances, and broker’s commissions.

The following table presents certain information relating to the lease rollover schedule at the 191 Peachtree Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2017	5	18,681	1.5%	1.5%	$22.37	$417,954	2.0%	2.0%
2018	8	16,997	1.4%	2.9%	$19.04	$323,559	1.5%	3.5%
2019	10	126,044	10.3%	13.2%	$19.73	$2,486,868	11.8%	15.3%
2020	5	19,374	1.6%	14.8%	$26.22	$507,952	2.4%	17.8%
2021	10	90,517	7.4%	22.2%	$18.48	$1,672,644	7.9%	25.7%
2022	7	126,160	10.3%	32.5%	$18.78	$2,369,561	11.3%	37.0%
2023	10	95,633	7.8%	40.4%	$22.08	$2,111,499	10.0%	47.0%
2024	12	300,569	24.6%	65.0%	$22.19	$6,668,599	31.7%	78.7%
2025	7	75,762	6.2%	71.2%	$17.91	$1,356,553	6.4%	85.1%
2026	8	67,220	5.5%	76.7%	$17.51	$1,176,953	5.6%	90.7%
2027 & Beyond	11	147,719	12.1%	88.8%	$13.24	$1,955,191	9.3%	100.0%
Vacant	0	137,466	11.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	93	1,222,142	100.0%		$19.40	$21,047,334	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Base Rent PSF Rolling excludes vacant space.

The Market. The 191 Peachtree Property is located in the heart of downtown Atlanta, Georgia. Major local thoroughfares surround the 191 Peachtree Property, connecting it to other nearby submarkets. The area is supported by the MARTA rail system and consists of both old and new commercial, retail and multi-family residential developments. Regional access is provided by Interstate 85, connecting Atlanta with North Carolina in the northeast and Alabama in the west. Interstate 85 further connects to Interstates 75 and 20; Interstate 75 connects the Atlanta area to Tennessee in the north and Florida in the south and Interstate 20 connects the Atlanta area to South Carolina in the east and to Alabama in the west.

A-3-17

MSBAM 2016-C32	191 Peachtree

The 191 Peachtree Property is located in the Atlanta office market. As of the second quarter in 2016, the Atlanta office market contained 138,959,309 SF of office space, with a market vacancy of 16.0% and average asking rents of $23.07 PSF. Vacancy and average asking rents for Class A office buildings in the Atlanta office market were 16.0% and $27.11 PSF, respectively. The 191 Peachtree Property is located in the Downtown office submarket within the Atlanta Central Business District. As of the second quarter in 2016, the Downtown office submarket contained 15,101,773 SF of office space, with a submarket vacancy of 22.5% and asking rents of $22.94 PSF. Vacancy and asking rents for Class A office buildings in the Downtown office submarket were 16.5% and $24.42 PSF, respectively.

According to the appraisal, approximately 3.1 million SF of new office product is being constructed in Atlanta, of which approximately 60% has been pre-leased. However, none of the new construction is taking place in the Downtown office submarket where the 191 Peachtree Property is located.

The estimated 2015 population within a one-, three- and five-mile radius of the 191 Peachtree Property is 25,731, 170,887 and 344,811, respectively, according to the appraisal. The estimated 2015 average household income within a one-, three- and five-mile radius of the 191 Peachtree Property is $55,204, $79,228 and $81,152, respectively. The 2015 average household income for the greater city of Atlanta was $82,479.

The following table presents recent leasing data at competitive office buildings with respect to the 191 Peachtree Property:

Competitive Property Summary
Property Name/Address	Year Built	Class	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Rent Steps/SF
1100 Peachtree 1100 Peachtree Street NE Atlanta, GA	1991	A	570,004	Confidential	22,144	2Q 2016	10.0	$20.00	2.75%
One Atlantic Center 1201 West Peachtree Street NW Atlanta, GA	1987	A	1,100,312	Confidential	44,696	2Q 2016	15.0	$18.75	2.75%
Ten 10th Street 10 10th Street NW Atlanta, GA	2001	A	421,417	Mandarin Oriental Management	12,655	2Q 2016	3.0	$35.00	3.0%
999 Peachtree 999 Peachtree Street NE Atlanta, GA	1987	A	621,946	Available	22,643	4Q 2016	10.0	$35.00	3.0%
Bank of America Plaza 600 Peachtree Street NE Atlanta, GA	1992	A	1,312,980	Available	25,000	4Q 2016	5.0-10.0	$30.00	Negotiable
SunTrust Plaza 303 Peachtree Street NE Atlanta, GA	1992	A	1,249,022	Available	15,872	4Q 2016	5.0	$30.00	3.0%

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 191 Peachtree Property:

Cash Flow Analysis
	2013	2014	2015	9/30/2016 TTM	UW	UW PSF
Gross Potential Rent(1)	$17,776,623	$18,176,040	$17,811,762	$17,722,426	$21,047,334	$17.22
Total Recoveries	$8,794,528	$9,420,005	$9,934,060	$10,208,281	$10,755,655	$8.80
Total Other Income(2)	$3,877,795	$4,240,638	$4,250,652	$4,401,483	$4,250,652	$3.48
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	$0.00
Effective Gross Income	$30,448,946	$31,836,683	$31,996,474	$32,332,190	$36,053,641	$29.50
Total Operating Expenses	$13,420,494	$13,942,784	$14,217,230	$14,196,590	$15,817,308	$12.94
Net Operating Income	$17,028,452	$17,893,899	$17,779,244	$18,135,599	$20,236,332	$16.56
Capital Expenditures	$0	$0	$0	$0	$305,536	$0.25
TI/LC	$0	$0	$0	$0	$2,096,099	$1.72
Net Cash Flow	$17,028,452	$17,893,899	$17,779,244	$18,135,599	$17,834,697	$14.59

Occupancy %	84.7%	85.5%	89.3%	88.8%(3)	88.8%(3)
NOI DSCR(4)	2.56x	2.69x	2.68x	2.73x	3.05x
NCF DSCR(4)	2.56x	2.69x	2.68x	2.73x	2.69x
NOI Debt Yield(4)	9.7%	10.2%	10.1%	10.3%	11.5%
NCF Debt Yield(4)	9.7%	10.2%	10.1%	10.3%	10.2%

(1)	Gross Potential Rent has been underwritten based on the September 1, 2016 rent roll and includes rent steps of $702,066 through September 1, 2017, as well as three new leases that began or will begin in November and December 2016 totaling $966,728.

(2)	Total Other Income includes storage income, roof/telecommunications revenue, parking income and other miscellaneous income. Parking income constitutes approximately 10.2% of Effective Gross Income.

(3)	Occupancy as of September 1, 2016.

(4)	Debt service coverage ratios and debt yields are based on the 191 Peachtree Whole Loan.

A-3-18

MSBAM 2016-C32	191 Peachtree

Escrows and Reserves. The 191 Peachtree Whole Loan documents provide for upfront reserves in the amount of $616,031 for real estate taxes, $5,386,285 for existing tenant improvements and leasing commissions owed to ten tenants, including the fifth largest tenant, Morgan & Morgan, and $2,391,456 for free rent for 14 tenants, including Morgan & Morgan (to be disbursed monthly in each month in which a free rent period applies in lieu of the rent that would have been due absent such free rent period). The 191 Peachtree Borrower is required to escrow monthly: (i) 1/12th of the annual estimated real estate taxes; (ii) from and after the expiration of the insurance policies in effect on the origination date, 1/12th of the annual estimated insurance premiums (unless (i) no event of default has occurred and is continuing, (ii) either (A) the 191 Peachtree Borrower maintains an acceptable blanket policy or (B) amounts sufficient to pay all insurance premiums have been deposited with the property manager pursuant to the property management agreement and the lender receives reasonably acceptable evidence of such deposits, and (iii) insurance premiums are paid in a timely manner). The 191 Peachtree Borrower is required to deposit monthly $25,461 into an escrow for replacements and repairs, provided that the obligation to make such deposits is suspended during any period that the amounts in such escrow equal or exceed $1,222,142. The 191 Peachtree Borrower is required to deposit monthly $101,845 into an escrow for future tenant improvements and leasing commissions (the “Rollover Reserve”), provided that the obligation to make such deposits is suspended during any period that the amount in the Rollover Reserve is equal to, or exceeds $6,110,710, excluding the upfront reserve amount.

From and after the occurrence of a Deloitte Vacancy Event (as defined below), the 191 Peachtree Borrower is required to deposit on each monthly payment date all excess cash flow into an escrow (the “Deloitte Vacancy Reserve”) for tenant improvements, tenant allowances and leasing commissions that may be incurred with respect to the re-tenanting of the Deloitte Space (as defined below) or of the Closing Date Vacant Space (as defined below) until an aggregate amount equal to $50 per leasable square foot of the Deloitte Space has been so deposited. In addition, to the extent there are not sufficient funds in the Rollover Reserve, the 191 Peachtree Borrower is permitted to utilize Deloitte Vacancy Reserve funds for payment of up to 65% of the cost of tenant improvements, tenant improvement allowances and/or leasing commissions with respect to leases for space other than the Deloitte Space or Closing Date Vacant Space.

A “Deloitte Vacancy Event” will commence on the earliest to occur of (i) Deloitte LLP failing to either (A) renew its lease for all or substantially all of the Deloitte Space for its initial five year renewal term pursuant to the provisions of its lease or (B) enter into a new lease with a minimum five year term, a minimum base rent of $15.50 PSF, and in compliance with certain other requirements set forth in the 191 Peachtree Whole Loan documents, which new lease may reduce the rented space by 75,000 SF relative to the Deloitte Space on the origination date (either of (A) and (B), a “Deloitte Renewal Event”), on or before May 31, 2022, (ii) certain bankruptcy events with respect to Deloitte LLP, or (iii) the termination or cancellation of Deloitte LLP’s lease prior to May 31, 2022 without payment to the 191 Peachtree Borrower of the lease termination fee specified in such lease or a monetary default is continuing under such lease for at least 90 days, and will end upon (w) the occurrence of a Deloitte Renewal Event, (x) the execution of new leases in accordance with the terms of the 191 Peachtree Whole Loan documents with initial terms of at least five years and which are otherwise reasonably acceptable to the lender and in the aggregate demise at least 75% of the Deloitte Space, (y) with respect to a bankruptcy event of Deloitte LLP only, Deloitte LLP has assumed its lease in connection with the bankruptcy event or the bankruptcy event has been discharged or dismissed, or (z) with respect to a continuing monetary default under Deloitte LLP’s lease, the cure of all such monetary defaults.

“Deloitte Space” means the space leased to Deloitte LLP pursuant to its lease as of the origination date.

“Closing Date Vacant Space” means 89,132 SF of space identified in the 191 Peachtree Whole Loan documents that was vacant as of the origination date and has not been subsequently leased as of the date of determination.

Lockbox and Cash Management. A hard lockbox is in place with respect to the 191 Peachtree Whole Loan. The 191 Peachtree Whole Loan has in-place cash management. All funds in the lockbox account are required to be swept on each business day to a cash management account controlled by the lender, and applied, provided that no event of default is continuing under the 191 Peachtree Whole Loan, on each monthly payment date to pay debt service on the 191 Peachtree Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to disburse, if a Cash Trap Period (as defined below) or Deloitte Vacancy Event is continuing, the monthly operating expenses referenced in the approved annual budget and extraordinary expenses approved (if more than 5% in excess of the corresponding line item in the approved annual budget) by the lender, and to disburse the remainder (i) if a Deloitte Vacancy Event is continuing, into the Deloitte Vacancy Reserve until an aggregate amount equal to $50 per leasable square foot of the Deloitte Space has been so deposited, (ii) if a Cash Trap Period is continuing and no Deloitte Vacancy Reserve Period is continuing, into an account to be held by the lender as additional security for the 191 Peachtree Whole Loan during the continuance of such Cash Trap Period and (iii) if no Cash Trap Period or event of default under the 191 Peachtree Whole Loan is continuing, to the 191 Peachtree Borrower.

A “Cash Trap Period” means the period of time commencing after the cash management bank has received notice from the lender that a Trigger Period (as defined below) has commenced and is continuing until the cash management bank has received notice from the lender that such Trigger Period has ceased.

A “Trigger Period” means the period:

(i) commencing upon an event of default under the 191 Peachtree Whole Loan documents and ending upon the date that such event of default is cured or waived, or

(ii) commencing on the date upon which the combined debt service coverage ratio on the 191 Peachtree Whole Loan and any related mezzanine loan is less than 1.40x for any calendar quarter, and ending on the date the combined debt service coverage ratio on the 191 Peachtree Whole Loan and any related mezzanine loan equals or exceeds 1.45x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 191 Peachtree Property also secures the 191 Peachtree Non-Serviced Pari Passu Companion Loans, which have a Cut-off Date principal balance of $120,500,000. The 191 Peachtree Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the 191 Peachtree Mortgage Loan. The 191 Peachtree Mortgage Loan is entitled to payments of interest on a pro rata and pari passu basis with the 191 Peachtree Non-Serviced Pari Passu Companion Loans. The holders of the 191 Peachtree Mortgage Loan and the 191 Peachtree Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the 191 Peachtree Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

A-3-19

MSBAM 2016-C32	191 Peachtree

Mezzanine Loan and Preferred Equity. The 191 Peachtree Borrower is permitted to allow the owners of the 191 Peachtree Borrower to borrow a mezzanine loan secured by 100% of the ownership interests in the 191 Peachtree Borrower, provided that the following conditions, among others, are satisfied: (i) as of the date the mezzanine loan is made, the aggregate loan to value ratio of the 191 Peachtree Whole Loan and such mezzanine loan is not more than 65.0%, (ii) as of the date the mezzanine loan is made, the aggregate debt yield of the 191 Peachtree Whole Loan and such mezzanine loan is not less than 11.0%, (iii) the mezzanine loan has an initial maturity not earlier than the maturity date of the 191 Peachtree Whole Loan and all other terms and conditions thereof are reasonably acceptable to the lender under the 191 Peachtree Whole Loan, (iv) the mezzanine lender entering into a customary intercreditor agreement in form acceptable to the lender under the 191 Peachtree Whole Loan in its reasonable discretion, (v) the mezzanine loan is a fixed rate loan or a floating rate loan (in which case the mezzanine borrower shall be required to purchase an interest rate cap at a strike price reasonably acceptable to the lender under the 191 Peachtree Whole Loan), and (vi) receipt of a rating agency confirmation.

Release of Property. No material partial releases permitted.

Terrorism Insurance. The 191 Peachtree Whole Loan documents require that the “all risk” insurance policy required to be maintained by the 191 Peachtree Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 191 Peachtree Property and eighteen months of business interruption insurance, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or an extension thereof or substantially similar program (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA.

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A-3-21

MSBAM 2016-C32	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

A-3-22

MSBAM 2016-C32	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

A-3-23

MSBAM 2016-C32	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

64 STAGE ROAD
FRIDAYS
EL PORTON MEXICAN RESTAURANT
PLAZA AT WOLFCHASE
Olive Garden
BED BATH & BEYOND
macy's
sears
SHOPS
jcpenney
Dillard's
BARNES & NOBLE
GERMANTOWN PARKWAY
J. ALEXANDER'S
Holiday Inn
40
N
Anchor
Major / In-line
Outparcel
Not Part of the Collateral

A-3-24

MSBAM 2016-C32	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

Wolfchase Galleria
2760 North Germantown Parkway
Memphis, TN 38133
Brunswick
Lakeland
Bartlett
Cordova
MEMPHIS
Germantown
Collierville
Berclair
Grahamwood
Richland Acres
East Memphis
White Station
Colonial Acres
Poplar Estates
Southeast Memphis
SHELBY COUNTY
The Commons
Shelby Farms Park
Downtown 9 miles
Memphis Intl. Airport 6 miles
Old Brownsville Rd.
Summer Ave.
Ellendale Rd.
Elmo Rd.
Sam Cooper Blvd.
Walnut Grove Rd.
Poplar Ave.
Poplar Pike
Wolf River Blvd.
Macon Rd.
Dexter Rd.
Raleigh LaGrange Rd.
Germantown Rd.
Bill Morris Pkwy
Garner Lake
Colonial Country Club
Cordova Country Club
Germantown Square
Shelby Farms Dog and Equestrian Area
AgriCenter International
University of Phoenix-Memphis Campus
Baptist Women's Health Center
Baptist Mem. Hospital Memphis
St. Francis Hospital
Methodist le Bonheur Germantown Hosp.
Delta Medical Center
University of Memphis
Audubon Park
Memphis Botanic Garden
Shelby Crossing Shopping Ctr.
SW Tennessee Community College
Laurelwood Shopping Ctr.
Old Court Mall
Malco Paradiso Theatre
Eastgate Shopping Center
Shops of Saddle Creek
Exeter Village Shopping Center
Germantown Performing Arts Center
Village Shops of Forest Hill
Unified Health Services
Pfizer
Stonebridge Golf Course
Quail Ridge Golf Course
Bartlett Park
John F Kennedy Park
FedEx Park, Billy J. Murphy Athletic Complex
Millington
Arlington
Hickory Withe
Olive Branch
Southaven
ARKANSAS
TENNESSEE
MISSISSIPPI

A-3-25

MSBAM 2016-C32	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$55,000,000			Location:	Memphis, TN 38133
Cut-off Date Balance(1):	$54,922,796			General Property Type:	Retail
% of Initial Pool Balance:	6.1%			Detailed Property Type:	Regional Mall
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Simon Property Group, L.P.			Year Built/Renovated:	1997/N/A
Mortgage Rate:	4.1460%			Size(5):	391,862 SF
Note Date:	10/26/2016			Cut-off Date Balance per SF(1):	$420
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$337
Maturity Date:	11/1/2026			Property Manager:	Simon Management Associates, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$17,678,128
Seasoning:	1 month			UW NOI Debt Yield(1):	10.7%
Prepayment Provisions(2):	LO (25); DEF (88); O (7)			UW NOI Debt Yield at Maturity(1):	13.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.72x
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$17,306,615 (8/31/2016 TTM)
Additional Debt Balance (3):	$109,845,592			2nd Most Recent NOI:	$17,180,445 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$17,289,809 (12/31/2014)
Reserves(4)				Most Recent Occupancy(6):	90.1% (9/28/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	92.2% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	95.3% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$254,000,000 (9/26/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	64.9%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	52.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$165,000,000	72.8%	Loan Payoff:	$226,094,022	99.7%
Borrower Equity:	$61,688,908	27.2%	Closing Costs:	$594,886	0.3%
Total Sources:	$226,688,908	100.0%	Total Uses:	$226,688,908	100.0%

(1)	The Wolfchase Galleria Mortgage Loan is part of the Wolfchase Galleria Whole Loan, which is comprised of eight pari passu promissory notes. The eight Wolfchase Galleria pari passu promissory notes have a combined original principal balance of $165,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the eight notes totaling $165,000,000.

(2)	Defeasance of the Wolfchase Galleria Whole Loan is permitted after the earlier of (i) June 1, 2020, or (ii) two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected MSBAM 2016-C32 securitization closing date in December 2016.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The Wolfchase Galleria Property is part of a shopping center with a total of 1,267,857 SF, which includes non-collateral anchor tenants, Macy’s (252,720 SF), Dillard’s (203,943 SF), Sears (160,885 SF) and J.C. Penney (144,047 SF).

(6)	Most recent occupancy information is calculated based on the collateral SF of 391,862, and excludes two tenants currently in occupancy that are expected to vacate (Love Culture – 9,713 SF and Tempur Pedic – 1,020 SF). Three tenants totaling 14,321 SF have executed leases but are currently not in occupancy (Footlocker / House of Hoops, Cinnabon and Papaya) and underwritten as occupied. The occupancy including the non-collateral anchors and outparcels is 96.9%.

The Mortgage Loan. The third largest mortgage loan (the “Wolfchase Galleria Mortgage Loan”) is part of a whole loan (the “Wolfchase Galleria Whole Loan”) evidenced by eight pari passu promissory notes in the aggregate original principal amount of $165,000,000, all of which are secured by a first priority fee mortgage encumbering a regional mall known as Wolfchase Galleria (the “Wolfchase Galleria Property”). The Wolfchase Galleria Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”) and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”). Promissory Note A-2 in the original principal amount of $50,000,000 and Promissory Note A-1-2 in the original principal amount of $5,000,000 represent the Wolfchase Galleria Mortgage Loan and will be included in the MSBAM 2016-C32 securitization trust. Promissory Note A-1-1 currently held by MSBNA or an affiliate thereof, in the original principal amount of $35,000,000, and Promissory Note A-3 currently held by UBS AG or an affiliate thereof, in the original principal amount of $35,000,000, have been contributed to the MSC 2016-UBS12 securitization trust. Promissory Notes A-1-1, A-3, A-4, A-5, A-6 and A-7, in the aggregate original principal amount of $110,000,000, collectively represent non-serviced companion loans (the “Wolfchase Galleria Non-Serviced Pari Passu Companion Loans”). The Wolfchase Galleria Non-Serviced Pari Passu Companion Loans, represented by Promissory Note A-4 in the original principal amount of $5,000,000, Promissory Note A-5 in the original principal amount of $5,000,000, Promissory Note A-6 in the original principal amount of $20,000,000 and Promissory Note A-7 in the original principal amount of $10,000,000, are currently held by UBS AG, or an affiliate thereof on the closing date of this transaction and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The Wolfchase Galleria Whole Loan is being serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

A-3-26

MSBAM 2016-C32	Wolfchase Galleria

The proceeds of the Wolfchase Galleria Whole Loan, together with $61,688,908 of borrower equity, were used to refinance a previous loan with an original principal balance of $226,094,022 secured by the Wolfchase Galleria Property and pay closing costs. The previous mortgage loan secured by the Wolfchase Galleria Property was included in the GECMC 2007-C1 transaction.

The Borrower and the Sponsor. The borrower is Galleria at Wolfchase, LLC (the “Wolfchase Galleria Borrower”), a single-purpose Delaware limited liability company with two independent directors. The Wolfchase Galleria Borrower is controlled by and 94.5% owned by entities controlled by Simon Property Group, L.P. (the “Wolfchase Galleria Sponsor”). The Wolfchase Galleria Sponsor is the non-recourse carveout guarantor of the Wolfchase Galleria Whole Loan.

For so long as the Wolfchase Galleria Sponsor is the non-recourse carveout guarantor, the liability of the non-recourse carveout guarantor or a replacement guarantor under the non-recourse carveout guaranty (which also covers environmental provisions in the Wolfchase Galleria Whole Loan documents) is capped at $33,000,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of such guaranty or the preservation of the lender’s rights thereunder.

The Wolfchase Galleria Sponsor is also a sponsor of the borrower under the mortgage loan identified on Annex A-1 to the Prospectus as Potomac Mills.

The Wolfchase Galleria Sponsor is the operating partnership of Simon Property Group, Inc. (“Simon”). Simon is a publicly-traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon is one of the largest publicly-traded owners, operators and developers of retail assets in the United States. As of December 31, 2015, Simon operated 209 properties, consisting of 108 malls, 71 Premium Outlet-branded centers, 14 Mills-branded centers, four lifestyle centers, and 12 other retail properties located in 37 states and Puerto Rico containing an aggregate of approximately 184 million SF.

The Property. The Wolfchase Galleria Property consists of 391,862 SF contained in a two-story regional mall and anchored by Malco Theatres, in addition to four non-collateral anchor stores that include Macy’s, Dillard’s, Sears and J.C. Penney, and is surrounded by several non-collateral outparcels that include Bed Bath & Beyond Inc., Barnes & Noble, Bahama Breeze, Olive Garden, Logan’s Roadhouse and First Tennessee Bank, among others. Included in the collateral are 5,926 parking spaces. The Wolfchase Galleria Property was 90.1% leased as of September 28, 2016 to a mix of 106 national retail and restaurant tenants. Including non-collateral anchors and outparcels, the Wolfchase Galleria Mall is 96.9% occupied. The three largest tenants by collateral NRA include Malco Theatres, The Finish Line and Victoria’s Secret, with no other tenant occupying more than 3.3% of NRA or representing more than 4.0% of underwritten base rent. The five largest tenants total 22.6% of NRA and 15.5% of underwritten rent. Other tenants include: Express/Express Men, New York & Company, Pandora, Bath & Body Works, GameStop and Sephora.

As of September 28, 2016, the Wolfchase Galleria Property was 90.1% occupied. Historical occupancy at the Wolfchase Galleria Property has averaged 93.4% from 2010 to 2015. Total in-line sales at the Wolfchase Galleria Property for the trailing 12 months ending August 31, 2016 were approximately $78.9 million with an average of $393 PSF, resulting in an occupancy cost of 17.6%. Recent leasing at the Wolfchase Galleria Property includes eight tenants totaling 30,794 SF that have signed new leases or renewed existing leases at the Wolfchase Galleria Property in 2016, and includes Bath & Body Works, City Gear, Gap Kids/Baby Gap, Gould’s Salon, Kids Footlocker, Lovestick, Supreme Cuts and Papaya.

The Wolfchase Galleria Property is accessible via North Germantown Parkway and State Road 64, each a primary arterial through the submarket. Interstate-40, the primary east-west regional thoroughfare for the greater Memphis market and the state of Tennessee, borders the Wolfchase Galleria Property to the southeast, and intersects North Germantown Parkway and State Road 64 on the east and west side of the Wolfchase Galleria Property, respectively.

The following table presents a summary of historical comparable in-line sales, occupancy costs and total mall sales at the Wolfchase Galleria Property.

Historical Sales Summary(1)
Year	Occupancy(2)	Comparable In-Line Tenant Sales PSF	Comparable In-line Tenant Occupancy Cost %(3)	Total Comparable In-line Sales	Total Mall Sales(4)
2013	95.2%	$395	17.2%	$72,119,441	$95,655,352
2014	98.7%	$383	17.9%	$80,872,088	$105,041,718
2015	97.5%	$399	17.6%	$81,680,436	$106,376,248
8/31/2016 TTM	98.4%(5)	$393(6)	17.6%(6)	$78,856,693	$124,655,752

(1)	Comparable In-line tenant sales are based on tenants (<10,000 SF) who have been open and operating continuously from the beginning of the prior calendar year and are provided by Simon.

(2)	Occupancy excludes non-collateral anchor tenants and includes temporary tenants. Excluding temporary tenants, the historical occupancy is 92.4%, 95.3%, 92.2% and 93.5% for 2013, 2014, 2015 and August 31, 2016 TTM, respectively, as provided by Simon.

(3)	Comparable In-Line Tenant Occupancy Cost % calculations are based on UW Total Rent (base rent, recoveries, % rent in lieu and overage rent) per SF for all tenants <10,000 SF divided by the comparable in-line sales for tenants who have been open and operating continuously from the beginning of the prior calendar year.

(4)	Total Mall Sales exclude non-collateral anchors and outparcels.

(5)	Includes two tenants totaling 10,733 SF (Love Culture and Tempur Pedic) that are currently in occupancy, but are expected to vacate. These tenants were underwritten as vacant.

(6)	Comparable Tenant In-Line Sales PSF and Occupancy Cost % for the August 31, 2016 TTM are based on the underwritten rent roll as of September 28, 2016.

A-3-27

MSBAM 2016-C32	Wolfchase Galleria

Major Tenants.

Malco Theatres (30,000 SF, 7.7% of NRA, 2.2% of underwritten base rent). Malco Theatres leases 30,000 SF at the Wolfchase Galleria Property and operates the space as an eight-screen movie theater. The lease commenced February 26, 1997 and has an expiration date of December 31, 2021. Malco Theatres is a movie theater chain that has remained family owned and operated for over nine decades. The company has 326 screens across 33 locations in five states including Arkansas, Kentucky, Mississippi, Missouri and Tennessee.

Malco Theatres agreed to extend their lease at the Wolfchase Galleria Property for an approximately 4.5 year term with three additional five-year extension options. The lease extension requires Malco Theatres to invest at least $500,000 in renovating the theater by November 2017 to include new signage, flooring, seating and restrooms. In conjunction with the lease extension and renovations, Malco Theatres has agreed to attempt to sell their Stage Cinema movie theater located approximately 1.3 miles from the Wolfchase Galleria Property, to a non-theater operator for redevelopment.

The Finish Line (21,899 SF, 5.6% of NRA, 3.3% of underwritten base rent). The Finish Line leases 21,899 SF at the Wolfchase Galleria Property. The lease commenced March 1, 2012 and has an expiration date of February 28, 2022. The Finish Line is a U.S.-based specialty retailer of athletic footwear, apparel and accessories. As of April 2, 2016, the company operated 589 Finish Line stores across 44 states and Puerto Rico.

Victoria’s Secret (13,330 SF, 3.4% of NRA, 3.8% of underwritten base rent). Victoria’s Secret leases 13,330 SF at the Wolfchase Galleria Property. The lease commenced October 1, 2007 and has an expiration date of January 31, 2018. Victoria’s Secret, a subsidiary of Retail Store Operations, Inc., is a specialty retailer of apparel, lingerie, footwear and accessories for women.

Forever 21 (12,986 SF, 3.3% of NRA, 4.0% of underwritten base rent). Forever 21 leases 12,986 SF at the Wolfchase Galleria Property. The lease commenced June 13, 2014 and has an expiration date of June 30, 2024. Forever 21, based in Los Angeles, California, is a national fashion retailer of women’s, men’s and kids clothing, accessories and footwear.

Charming Charlie (10,413 SF, 2.7% of NRA, 2.2% of underwritten base rent). Charming Charlie leases 10,413 SF at the Wolfchase Galleria Property. The lease commenced June 1, 2010 and has an expiration date of May 31, 2020. Charming Charlie, founded in 2004 and based in Houston, Texas, is a specialty retailer offering an assortment of women’s jewelry, accessories and clothing. The company operates stores across 32 states in the United States.

A-3-28

MSBAM 2016-C32	Wolfchase Galleria

The following table presents certain information relating to the anchor tenants and major tenants.

Tenant Summary
Tenant Name	Credit Rating (Moody’s/S&P/Fitch)(1)	Tenant SF	% of Collateral SF	Annual UW Rent(2)	% of Annual UW	Annual UW Rent PSF (3)	Sales (TTM 8/31/2016)		Occ. Cost %(4)	Lease Expiration
							$	PSF(3)
Non-Collateral Anchors
Macy’s	Baa2/BBB/BBB	252,720	N/A	N/A	N/A	N/A	41,951,520	$166	N/A	N/A
Dillard’s	Baa3/BBB-/BBB-	203,943	N/A	N/A	N/A	N/A	28,755,963	$141	N/A	N/A
Sears	Caa1/CCC+/CC	160,885	N/A	N/A	N/A	N/A	13,996,995	$87	N/A	N/A
J.C. Penney	B1/B/B+	144,047	N/A	N/A	N/A	N/A	26,504,648	$184	N/A	N/A
Subtotal/Wtd. Avg.		761,595	N/A	N/A	N/A	N/A	$111,209,126	$146	N/A

Anchor/Major > 10,000 SF
Malco Theatres(5)	NR/NR/NR	30,000	7.7%	$300,000	2.2%	$10.00	$567,265	$70,908	59.5%	12/31/2021
The Finish Line	NR/NR/NR	21,899	5.6%	$460,317	3.3%	$21.02	$6,748,239	$308	14.9%	2/28/2022
Victoria’s Secret	NR/NR/NR	13,330	3.4%	$533,200	3.8%	$40.00	$7,013,223	$526	14.3%	1/31/2018
Forever 21	NR/NR/NR	12,986	3.3%	$557,587	4.0%	$42.94	$3,739,968	$288	18.7%	6/30/2024
Charming Charlie	NR/NR/NR	10,413	2.7%	$310,145	2.2%	$29.78	$1,045,569	$100	29.9%	5/31/2020
Cheesecake Factory	NR/NR/NR	10,147	2.6%	$337,388	2.4%	$33.25	$10,552,815	$1,040	6.2%	1/31/2036
Subtotal/Wtd. Avg. (6)		98,775	25.2%	$2,498,637	17.9%	$25.30	$29,667,079	$423	12.6%

10 Largest In-Line
Abercrombie & Fitch	NR/BB-/NR	8,575	2.2%	$175,000	1.3%	$20.41	$1,174,069	$137	15.3%	1/31/2019
Footlocker / House of Hoops(7)	Ba1/BB+/NR	8,331	2.1%	$333,240	2.4%	$40.00	NAV	NAV	N/A	6/1/2026
Express/Express Men	NR/NR/NR	7,796	2.0%	$265,064	1.9%	$34.00	$1,977,222	$254	27.3%	1/31/2018
Milano Menswear	NR/NR/NR	7,376	1.9%	$81,800	0.6%	$11.09	$1,254,674	$170	10.4%	1/31/2019
Hollister Co.	NR/NR/NR	6,850	1.7%	$202,041	1.5%	$29.50	$1,511,316	$221	18.2%	1/31/2019
New York & Company	NR/NR/NR	6,720	1.7%	$316,200	2.3%	$47.05	$1,679,959	$250	20.2%	2/28/2019
Tilly’s	NR/NR/NR	6,691	1.7%	$125,835	0.9%	$18.81	$1,011,545	$151	31.9%	1/31/2025
Gap Kids/Baby Gap	Baa2/BB+/BB+	6,541	1.7%	$268,874	1.9%	$41.11	$1,527,414	$234	22.6%	1/31/2021
Charlotte Russe	NR/NR/NR	6,498	1.7%	$241,418	1.7%	$37.15	$2,090,547	$322	20.7%	1/31/2021
American Eagle Outfitter	NR/NR/NR	6,361	1.6%	$283,496	2.0%	$44.57	$2,635,108	$414	19.5%	1/31/2024
Subtotal/Wtd. Avg. (6)		71,739	18.3%	$2,292,969	16.5%	$31.96	$14,861,853	$234	20.7%

All other Tenants < 10,000 SF		182,672	46.6%	$9,130,395	65.6%	$49.98	$80,126,819
Total Occupied SF		353,186	90.1%	$13,922,001	100.0%	$39.42	$124,655,752
Vacant(8)		38,676	9.9%
Total Property SF		391,862	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual UW Rent includes contractual rent steps equal to $207,732 through September 30, 2017, as well as $459,146 of rent associated with three tenants which have signed leases but are not yet in occupancy (Footlocker / House of Hoops, Cinnabon and Papaya, which in aggregate represent 3.7% of collateral square footage). Annual UW Rent does not include percentage rent in lieu and overage rent totaling $403,204 as of the September 28, 2016 rent roll.

(3)	PSF figures exclude vacant space.

(4)	Occ. Cost % calculations are based on UW Total Rent (UW base rent, recoveries, % rent in lieu and overage rent), divided by TTM 8/31/2016 Sales.

(5)	Sales PSF for Malco Theatres are based on 8 screens.

(6)	For purposes of calculating subtotals for Sales PSF and Occ. Cost %, amounts are based on tenants that reports sales on a per square feet basis and excludes Malco Theatres. Wtd. Avg. is based on Tenant SF.

(7)	Footlocker / House of Hoops has a lease for 8,331 SF that is currently occupied by fye through February 28, 2017. Footlocker / House of Hoops lease starts June 1, 2017.

(8)	Vacancy includes two tenants totaling 10,733 SF (Love Culture and Tempur Pedic) that are currently in occupancy but are expected to vacate.

A-3-29

MSBAM 2016-C32	Wolfchase Galleria

The following table presents certain information relating to the lease rollover schedule at the Wolfchase Galleria Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of Total SF Rolling	Total UW Rent Rolling(3)	UW Rent PSF Rolling(4)	% of Total Rent Rolling	Cumulative % of Total Rent Rolling
2016	1	1,263	0.3%	0.3%	94,333	74.69	0.7%	0.7%
2017	26	49,609	12.7%	13.0%	3,281,864	66.15	23.6%	24.3%
2018	15	49,741	12.7%	25.7%	2,168,110	43.59	15.6%	39.8%
2019	7	32,937	8.4%	34.1%	929,761	28.23	6.7%	46.5%
2020	8	18,449	4.7%	38.8%	696,838	37.77	5.0%	51.5%
2021	11	60,953	15.6%	54.3%	1,671,761	27.43	12.0%	63.5%
2022	10	37,971	9.7%	64.0%	1,220,309	32.14	8.8%	72.3%
2023	8	17,838	4.6%	68.6%	615,031	34.48	4.4%	76.7%
2024	8	30,452	7.8%	76.4%	1,365,450	44.84	9.8%	86.5%
2025	3	13,032	3.3%	79.7%	332,943	25.55	2.4%	88.9%
2026	5	23,755	6.1%	85.7%	898,305	37.82	6.5%	95.4%
2027 and Beyond	6	17,186	4.4%	90.1%	647,294	37.66	4.6%	100.0%
Vacant	0	38,676	9.9%	100.0%	$0	$0	0.0%	100.0%
Total/Wtd. Avg.	108	391,862	100.0%		$13,922,001	$39.42	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

(3)	Total UW Rent Rolling includes contractual rent steps equal to $207,732 through September 30, 2017 and excludes allocated overage rent and percent rent in lieu.

(4)	UW Rent PSF Rolling excludes vacant space.

The Market. The Wolfchase Galleria Property is located in the northeastern portion of the Memphis CBSA, approximately 17.5 miles east of downtown Memphis, Tennessee. The Wolfchase Galleria Property is situated at the southeast corner of the North Germantown Parkway and State Road 64 intersection, anchoring a primary retail corridor directly off of the heavily trafficked Interstate 40. Interstate 40 serves as a primary regional thoroughfare running east-west through the state of Tennessee, connecting Memphis to the southwest and Nashville to the northeast. The immediate area surrounding the Wolfchase Galleria Property is characterized by residential development, with commercial and retail development primarily extending along State Road 64 to the east of the Wolfchase Galleria Property and along North Germantown Parkway south of the Wolfchase Galleria Property, and includes the Colonial Country Club located adjacent to the Wolfchase Galleria Property, on the opposite side of Interstate 40. Per the appraisal, the Wolfchase Galleria Property is the largest regional mall in the Memphis retail market.

According to the appraisal, the Wolfchase Galleria Property is located in the Raleigh/Bartlett submarket of the Memphis metro area, encompassing approximately 32.0% of the region’s retail inventory. As of the second quarter of 2016, the Memphis retail market had a vacancy rate of 11.3% and the Raleigh/Bartlett submarket had a vacancy rate of 10.8%. In the same period, asking rents in the Memphis retail market were $13.92 PSF and asking rents in the Raleigh/Bartlett submarket were $12.18 PSF.

The appraiser concluded a primary trade area of 10 miles surrounding the Wolfchase Galleria Property and a secondary trade area of up to 25 miles surrounding the Wolfchase Galleria Property. According to the appraisal, over the period from 2000 through 2015, the compound annual population growth rates within a 5-, 10- and 25-mile radius of the Wolfchase Galleria Property were 1.93%, 1.27% and 0.75%, respectively. Within a 5-, 10- and 25-mile radius of the Wolfchase Galleria Property, the 2015 annual average household income levels were estimated at $84,163, $89,993 and $71,048, respectively, and exceed the corresponding average for the Memphis CBSA and the state of Tennessee, which were estimated at $69,579 and $65,306, respectively.

A-3-30

MSBAM 2016-C32	Wolfchase Galleria

A summary of demographics in the primary and secondary trade areas compared to the Memphis CBSA and the state of Tennessee is presented below.

Demographic Summary

Statistic	5-mile Radius	10-mile Radius	25-mile Radius	Memphis CBSA	State of Tennessee
Population
2000	124,072	354,257	1,092,449	1,213,206	5,689,220
2015	165,164	427,947	1,221,581	1,358,701	6,607,383
2020 (projected)	179,369	454,339	1,274,958	1,418,805	6,902,854
% Increase 2000-2015	1.93%	1.27%	0.75%	0.76%	1.00%
% Increase 2015-2020 (projected)	1.66%	1.20%	0.86%	0.87%	0.88%

Average Household Income
2000	$67,249	$70,147	$53,933	$52,933	$48,717
2015	$84,163	$89,993	$71,048	$69,579	$65,306
2020 (projected)	$98,684	$105,882	$85,054	$83,047	$77,116
% Increase 2000-2015	1.51%	1.67%	1.85%	1.84%	1.97%
% Increase 2015-2020 (projected)	3.23%	3.31%	3.66%	3.60%	3.38%

Number of Households
2000	46,393	136,021	408,337	451,465	2,232,881
2015	63,118	162,915	458,698	508,606	2,598,520
2020 (projected)	69,149	173,716	481,680	534,419	2,730,599
% Increase 2000-2015	2.07%	1.21%	0.78%	0.80%	1.02%
% Increase 2015-2020 (projected)	1.84%	1.29%	0.98%	1.00%	1.00%

Source: Appraisal

The following table presents certain competitive retail properties to the Wolfchase Galleria Property:

Competitive Property Summary
Property Name	Center Type	Proximity	Total GLA	Year Built	Year Renovated	Anchor Tenants	Occupancy	In-line Sales PSF
Wolfchase Galleria	Regional Mall	N/A	1,267,857 (including non-collateral anchors and outparcels)	1997	N/A	Macy’s, Dillard’s, Sears, J.C. Penney, Malco Theatres	96.9% (including non-collateral anchors and out-parcels)(1)	$393
Primary Competition
Oak Court Mall	Super Regional	9.2 miles	849,068	1988	1995	Macy’s, Dillard’s Women’s, Dillard’s Kid’s, Housewares, Men’s	99%	$300
Carriage Crossing	Lifestyle Center	12.8 miles	712,017	2005	N/A	Dillard’s, Macy’s, Bed Bath & Beyond, Barnes & Noble	90%	$475
The Shops of Saddle Creek	Lifestyle Center	7.4 miles	143,585	1987	N/A	Unanchored	100%	$550
Secondary Competition
Southaven Towne Center	Lifestyle Center	20.6 miles	567,640	2005	N/A	Dillard’s, J.C. Penney, Gordman’s, HH Gregg, Bed Bath & Beyond, Jo-Ann, Books-A-Million	100%	$300
Tanger Outlet Southaven	Outlet Center	21.6 miles	320,000	2015	N/A	Unanchored	100%	N/A

Source: Appraisal is the source for all information other than the Wolfchase Galleria Property GLA, Occupancy, and In-line Sales PSF, which are based on information in the underwritten rent roll.

(1)	Excluding the non-collateral anchors and outparcels, the Wolfchase Galleria Property has an underwritten occupancy rate of 90.1% based on the September 28, 2016 rent roll.

A-3-31

MSBAM 2016-C32	Wolfchase Galleria

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Wolfchase Galleria Property:

Cash Flow Analysis
	2013	2014	2015	8/31/2016 TTM	UW		UW PSF
Base Rental Revenue	$13,864,681	$14,158,254	$13,950,699	$14,187,408	$13,922,001	(1)	$35.53
Temporary Tenant Rent(2)	$2,118,799	$1,662,768(3)	$1,709,417(3)	$1,645,952	$1,777,441		$4.54
Other Rents	$191,628	$188,725	$187,590	$175,378	$192,612		$0.49
Total Minimum Rent	$16,175,108	$16,009,747	$15,847,706	$16,008,738	$15,892,053		$40.56
Overage Rent	$150,629	$151,811	$209,629	$354,924	$360,764		$0.92
Expense Reimbursements	$8,652,357	$9,228,531	$9,213,072	$9,244,935	$9,074,259		$23.16
Other Income	$528,608	$477,980	$481,491	$422,373	$585,820		$1.49
Total Gross Income	$25,506,702	$25,868,069	$25,751,898	$26,030,970	$25,912,897		$66.13
Vacancy and Credit Loss	$0	$0	$0	$0	$0		$0.00
Effective Gross Income	$25,506,702	$25,868,069	$25,751,898	$26,030,970	$25,912,897		$66.13
Total Expenses	$8,303,072	$8,578,260	$8,571,453	$8,724,355	$8,234,769		$21.01
Net Operating Income	$17,203,630	$17,289,809	$17,180,445	$17,306,615	$17,678,128		$45.11
Capital Reserves	$0	$0	$0	$0	$97,435		$0.25
Tenant Improvements	$0	$0	$0	$0	$409,846		$1.05
Leasing Commissions	$0	$0	$0	$0	$607,200		$1.55
Net Cash Flow	$17,203,630	$17,289,809	$17,180,445	$17,306,615	$16,563,648		$42.27

Occupancy %(4)	92.4%	95.3%	92.2%	93.5%	90.1%	(5)
NOI DSCR(6)	1.79x	1.80x	1.79x	1.80x	1.84x
NCF DSCR(6)	1.79x	1.80x	1.79x	1.80x	1.72x
NOI Debt Yield(6)	10.4%	10.5%	10.4%	10.5%	10.7%
NCF Debt Yield(6)	10.4%	10.5%	10.4%	10.5%	10.1%

(1)	UW Base Rental Revenue is based on the rent roll as of September 28, 2016 and includes rent steps totaling $207,732 taken through September 30, 2017 and $459,146 of rent associated with three tenants which have signed leases but are not yet in occupancy (Footlocker / House of Hoops, Cinnabon, Papaya). Footlocker / House of Hoops has an executed lease for 8,331 SF that is currently occupied by fye through February 28, 2017. fye’s current annual rent is $152,739. Underwritten rent reflects Footlocker / House of Hoops contractual rent of $333,240. Love Culture (9,713 SF) and Tempur Pedic (1,020 SF) are currently in occupancy, but are expected to vacate, and have been excluded from underwritten rent.

(2)	Temporary Tenant Rent includes temporary tenant income, percentage rent in-lieu, cart income, kiosk income, local event income, seasonal income and vending income.

(3)	Includes ($16,269) of deferred rent in 2014 and $4,067 of deferred rent in 2015.

(4)	Occupancy excludes non-collateral anchors, outparcels, and temporary tenants. Including temporary tenants, occupancy is 95.2%, 98.7%, 97.5% and 98.4% for 2013, 2014, 2015 and 8/31/2016 TTM, respectively.

(5)	UW Occupancy is based on square footage of 391,862 (based on September 28, 2016 rent roll) and reflects in place occupancy excluding two tenants that are expected to vacate (Love Culture – 9,713 SF and Tempur Pedic – 1,020 SF). UW Occupancy includes Footlocker / House of Hoops, Cinnabon and Papaya (in aggregate representing 3.7% of SF), which have executed leases but have not yet taken occupancy.

(6)	Debt service coverage ratios and debt yields are based on the Wolfchase Galleria Whole Loan.

Escrows and Reserves. During the continuance of a Lockbox Event Period (defined below), or if the Wolfchase Galleria Borrower has failed to pay real estate taxes as required by the Wolfchase Galleria Whole Loan documents, the Wolfchase Galleria Borrower is required to escrow monthly 1/12th of the annual estimated tax payments. During the continuance of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to escrow monthly 1/12th of the annual estimated insurance premiums (unless the Wolfchase Galleria Borrower maintains an acceptable blanket policy). During the continuance of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to make monthly deposits equal to $8,164 into an escrow account for replacements and repairs on each monthly payment date on which the balance on deposit in such escrow account is less than $195,931. During the continuance of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to make monthly deposits equal to $48,983 into an escrow account for tenant improvements and leasing commissions on each monthly payment date on which the balance on deposit in such escrow account is less than $1,175,586.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Wolfchase Galleria Whole Loan, and, within 30 days after the loan closing date and thereafter, the Wolfchase Galleria Borrower is required to direct all tenants to pay rent directly into such lockbox. The Wolfchase Galleria Whole Loan has springing cash management (i.e., the Wolfchase Galleria Whole Loan has cash management only after the initial occurrence and during the continuance of a Lockbox Event Period). Provided a Lockbox Event Period is not continuing, funds in the lockbox account are required to be swept to an account designated by the Wolfchase Galleria Borrower. Upon the occurrence of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to establish and maintain a cash management account controlled by the lender, and, during the continuance of a Lockbox Event Period, funds in the lockbox account are required to be transferred weekly to the cash management account. During the continuance of a Lockbox Event Period arising solely in connection with a DSCR Trigger Event (as defined below), funds in the cash management account are required to be applied on each monthly payment date to pay debt service on the Wolfchase Galleria Whole Loan, to fund the required reserve deposits as described above under “Escrows and Reserves”, to disburse the monthly operating expenses and capital expenditures referenced in the approved annual budget (or if no approved annual budget is available because review is pending or not required, in the existing annual budget) and extraordinary operating expenses or capital expenses approved (except in the case of emergency expenses) by the lender, and to disburse the remainder (i) if a Sweep Event Period (as defined below) is continuing, into an account to be held by the lender as additional security for the Wolfchase Galleria Whole Loan during the continuance of such Sweep Event Period and (ii) otherwise, to the Wolfchase Galleria Borrower. The annual budget is required to be approved by the lender only if both (A) either (x) a Lockbox Event Period caused by an event of default under the Wolfchase Galleria Whole Loan exists or (y) any other Lockbox Event Period exists and one or more of Simon Property Group, L.P. and Simon Property Group, Inc. does not own at least 50% of, or does not

A-3-32

MSBAM 2016-C32	Wolfchase Galleria

control, the Wolfchase Galleria Borrower, and (B) there is (x) more than a 5% deviation from the prior fiscal year’s annual budget or (y) an increase in fees or other payments made to an affiliate of the Wolfchase Galleria Borrower.

A “Lockbox Event Period” means the period:

(i) commencing upon an event of default under the Wolfchase Galleria Whole Loan and ending upon the acceptance by the lender, in its sole discretion, of a cure of such event of default, or

(ii) commencing on the date upon which the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters is less than 1.40x for two consecutive calendar quarters (a “DSCR Trigger Event”), and ending on the date the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters equals or exceeds 1.40x for two consecutive calendar quarters.

A “Sweep Event Period” means the period commencing on the date upon which the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters is less than 1.30x for two consecutive calendar quarters, and ending on the date the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters equals or exceeds 1.30x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The Wolfchase Galleria Property also secures the Wolfchase Galleria Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $109,845,592. The Wolfchase Galleria Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the Wolfchase Galleria Mortgage Loan. The Wolfchase Galleria Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Wolfchase Galleria Non-Serviced Pari Passu Companion Loans. The holders of the Wolfchase Galleria Mortgage Loan and the Wolfchase Galleria Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Wolfchase Galleria Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Wolfchase Galleria Borrower may transfer (including to an affiliate) all or any portion of an approximately 12.57 acre unimproved parcel, which was not included in the underwriting of the Wolfchase Galleria Whole Loan (the “Wolfchase Galleria Unimproved Parcel”), without payment to the lender (except to the extent, if any, required by REMIC regulations), upon satisfaction of certain conditions set forth in the Wolfchase Galleria Whole Loan documents, and may relocate tenants at the Wolfchase Galleria Property to the Wolfchase Galleria Unimproved Parcel after such transfer, provided that the Wolfchase Galleria Borrower delivers an officer’s certificate to the lender certifying that such tenant relocation will not cause a material diminution in the annual gross revenue generated from the operation of the Wolfchase Galleria Property In addition, the Wolfchase Galleria Borrower may make transfers of non-income producing portions of the Wolfchase Galleria Property as described in the Prospectus. See “—Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Terrorism Insurance. The Wolfchase Galleria Borrower is required to obtain insurance against acts of terrorism to the extent such insurance is available; provided, that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, (A) the Wolfchase Galleria Borrower is not required to pay insurance premiums with respect to such terrorism insurance in excess of the Terrorism Cap (defined below) and (B) any such policy may have a deductible that is reasonable with respect to properties similar to the Wolfchase Galleria Property and for the geographic region where the Wolfchase Galleria Property is located, so long as in no event may such deductible exceed $5,000,000. “Terrorism Cap” means two times the amount of the then-current annual insurance premiums payable by the Wolfchase Galleria Borrower for the policies insuring only the Wolfchase Galleria Property (excluding the wind, flood and earthquake components of such insurance premiums) on a stand-alone basis.

A-3-33

MSBAM 2016-C32	100 Hamilton

Mortgage Loan No. 4 – 100 Hamilton

A-3-34

MSBAM 2016-C32	100 Hamilton

Mortgage Loan No. 4 – 100 Hamilton

100 Hamilton
100 Hamilton Avenue
Palo Alto, CA 94301
San Francisco Intl. Airport 14 miles
Redwood City
Bay Front Park
DON EDWARDS SAN FRANCISCO BAY NATL. WILDLIFE REFUGE
Dumbarton Bridge
Facebook Headquarters
Bayfront Expwy.
TE Connectivity
ETrade Financial
Pacific Biosciences
ForteBio
Hamilton Ave.
Ivy Dr.
Bay Rd.
Willow Rd.
University Ave.
Newbridge St.
Flood County Park
Bayshore Freeway
Palmer Ln.
Marsh Rd.
Atherton
Middlefield Rd.
VA Healthcare Menlo Park
East Palo Alto
ATHERTON
Holbrook Palmer Park
Ringwood Ave.
Coleman Ave.
Oak Grove Ave.
SAN MATEO COUNTY
Menalto Ave.
IKEA
Ravenswood Shopping Center
Pulgas Ave.
El Camino Real
MENLO PARK
Menlo College
US Geological Survey
Palo Alto Municipal Golf Course
Palo Alto Airport of Santa Clara County
CALTRAIN
Menlo Park
Downtown Palo Alto
Channing Ave.
City of Palo Alto Main Library
Newell Rd.
Embarcadero Rd.
Valparaiso Ave.
Santa Cruz Ave.
Stanford Shopping Center
Amazon
PALO ALTO
Rinconada Park
Palo Alto Junior Museum & Zoo
Palo Alto Art Center
Middlefield Rd.
Greer Park
Palo Alto Baylands Park
Palm Dr.
Quarry Rd.
Palo Alto Medical Foundation
STANFORD
Waverley St.
Oregon Expwy.
Colorado Ave.
Stanford Medical Center
Stanford Arboretum
Sand Hill Rd.
Alma St.
PALO ALTO
Foster Field
Campus Dr.
Loma Verde Ave.
Louis Rd.
Intuit
CALIFORNIA AVENUE
Stanford University
Meadow Dr.
Garcia Ave.
Fabian Way
Junipero Serra Blvd.
SANTA CLARA COUNTY
Mercedes-Benz Research
Mitchell Park
Charleston Rd.
San Antonio Rd.
San Jose Intl. Airport 12 miles
Varian Medical Systems
STANFORD RESEARCH PARK
Page Mill Rd.
HP
Lockheed Martin
EMC
SAN ANTONIO
Jazz Pharmaceuticals
NTT DoCoMo
VA Palo Alto Healthcare System
Arastradero Rd.
Central Expwy.
Rengstorff Ave.
Junipero Serra Fwy
MOUNTAIN VIEW
VMWare
SAP
Rengstorff Park
Alpine Rd.
Tesla Motors
Foothill Expwy.
Los Altos
Esther Clark Park
Los Altos Hills
Arastradero Preserve
Corte Madera
Richmond
Pleasant Hill
Concord
Antioch
Mill Valley
Walnut Creek
Berkeley
Lafayette
Alamo
Sausalito
CONTRA COSTA COUNTY
OAKLAND
Danville
SAN FRANCISCO
Alameda
San Ramon
Castro Valley
Dublin
Daly City
San Francisco Intl. Airport
Oakland Intl. Airport
Livermore
Hayward
Pleasanton
Pacifica
Union City
Millbrae
San Mateo
Hillsborough
Fremont
ALAMEDA COUNTY
Redwood City
Belmont
Newark
Half Moon Bay
Woodside
Mtn. View
Moffett Federal Airfield
Milpitas
Palo Alto
San Jose Intl. Airport
Pacific Ocean
Portola Valley
Sunnyvale
Santa Clara
SAN JOSE
Cupertino
SAN MATEO COUNTY
SANTA CLARA COUNTY
Saratoga
Los Gatos

A-3-35

MSBAM 2016-C32	100 Hamilton

Mortgage Loan No. 4 – 100 Hamilton

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$53,000,000			Location:	Palo Alto, CA 94301
Cut-off Date Balance:	$53,000,000			General Property Type:	Office
% of Initial Pool Balance:	5.8%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	RREEF Spezial Invest GmbH			Year Built/Renovated:	1983/2001
Mortgage Rate:	3.8400%			Size:	71,827 SF
Note Date:	11/15/2016			Cut-off Date Balance per SF:	$738
First Payment Date:	1/1/2017			Maturity Date Balance per SF:	$738
Maturity Date:	12/1/2026			Property Manager:	Jones Lang LaSalle Americas, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	0 months			UW NOI(3):	$7,030,367
Prepayment Provisions:	LO (24); DEF (93); O (3)			UW NOI Debt Yield:	13.3%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	13.3%
Additional Debt Type:	N/A			UW NCF DSCR:	3.21x
Additional Debt Balance:	N/A			Most Recent NOI:	$5,775,584 (9/30/2016 TTM)
Future Debt Permitted (Type)(1):	Yes (Mezzanine)			2nd Most Recent NOI:	$5,465,356 (12/31/2015)
Reserves(2)				3rd Most Recent NOI:	$5,183,693 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	100.0% (10/31/2016)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	100.0% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2014)
Recurring Replacements:	$0	$0	N/A	Appraised Value (as of)(4):	$113,000,000 (10/18/2016)
TI/LC:	$3,594,840	Springing	N/A	Cut-off Date LTV Ratio(4):	46.9%
Other:	$2,105,440	$0	N/A	Maturity Date LTV Ratio(4):	46.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$53,000,000	100.0%	Loan Payoff(5):	$18,458,749	34.8%
			Reserves:	$5,700,280	10.8%
			Closing Costs:	$797,408	1.5%
			Return of Equity(5):	$28,043,564	52.9%
Total Sources:	$53,000,000	100.0%	Total Uses:	$53,000,000	100.0%

(1)	See “Mezzanine Loan and Preferred Equity” below for further discussion of the permitted future mezzanine loan.

(2)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(3)	UW NOI includes contractual rent steps through September 2017 totaling $1,759,791.

(4)	The appraiser provided a hypothetical “Dark Value” for the 100 Hamilton Property of $101,000,000 as of October 18, 2016, which would result in a Cut-Off Date LTV Ratio and a Maturity Date LTV Ratio of 52.5%.

(5)	The 100 Hamilton Mortgage Loan sponsor purchased the 100 Hamilton Property in March 2011 for a reported $65,000,000, resulting in current cash equity of $12,000,000 excluding any capital expenditures and leasing costs incurred since acquisition.

The Mortgage Loan. The fourth largest mortgage loan (the “100 Hamilton Mortgage Loan”) is secured by a first priority fee mortgage encumbering a 71,827 SF office building located in Palo Alto, California (the “100 Hamilton Property”). The proceeds of the 100 Hamilton Mortgage Loan were used to refinance a previous mortgage loan secured by the 100 Hamilton Property in the amount of approximately $18,458,749, fund upfront reserves of $5,700,280, pay closing costs and return equity to the 100 Hamilton Mortgage Loan sponsor.

The Borrower and the Sponsor. The borrower is BVK Hamilton Avenue LLC (the “100 Hamilton Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. Equity ownership in the 100 Hamilton Borrower is held by RREEF Spezial Invest GmbH, a German limited liability company, the 100 Hamilton Mortgage Loan sponsor. RREEF Spezial Invest GmbH is a part of Deutsche Asset Management’s Alternatives business, a global investment platform that is responsible for a reported $89.0 billion in assets under management as of June 30, 2016. Deutsche Asset Management provides investors access to investments in direct real estate and infrastructure, real estate and infrastructure securities and commodities, private equity, sustainable investments and hedge funds. Deutsche Asset Management serves 610 institutional clients globally.

RREEF Spezial Invest GmbH has made an unsecured loan to the 100 Hamilton Borrower in the original principal amount of $12,600,000 (the “Unsecured Loan”), subject to a subordination and standstill agreement pursuant to which RREEF Spezial Invest GmbH agreed to subordinate the Unsecured Loan to the 100 Hamilton Mortgage Loan. Debt service payments are permitted on the Unsecured Loan out of excess cash flow, so long as no Cash Sweep Period (as defined below) exists.

A-3-36

MSBAM 2016-C32	100 Hamilton

There is no guarantor of non-recourse carve-outs or environmental indemnitor for the 100 Hamilton Mortgage Loan, other than the 100 Hamilton Borrower.

The Property. The 100 Hamilton Property is a four-story office building containing 71,827 SF and located in Palo Alto, California. The 100 Hamilton Property was constructed in 1983 and renovated in 2001 and features two interior atrium courtyards with open air skylights, patio areas on the third and fourth floors, a fitness center and a two-level subterranean parking garage containing 108 spaces (approximately 1.5 spaces per 1,000 SF).

The 100 Hamilton Property is located at the intersection of Hamilton and Alma Streets. One block north of the 100 Hamilton Property is University Avenue, which connects approximately 2 miles northeast to US Highway 101, providing primary access to the area. Interstate 280 is also accessible approximately 3.5 miles southwest of the 100 Hamilton Property. CalTrain, a commuter train service, provides train service to San Francisco to the north and San Jose to the south. The nearest CalTrain access is the Palo Alto Transit Center (the second busiest CalTrain station by passenger count), located one block from the 100 Hamilton Property, with CalTrain bike lockers and public parking located directly across from the 100 Hamilton Property on Alma Street. Just past the CalTrain station is the Stanford Shopping Center and the Stanford University campus and football stadium. The San Francisco International Airport is located about 20 miles from the 100 Hamilton Property, and the San Francisco central business district is approximately 35 miles from the 100 Hamilton Property.

The 100 Hamilton Property is 100% leased to two tenants: Palantir Technologies, Inc. and Bon Appetit Management Co.

Major Tenants.

Palantir Tehnologies, Inc. (59,914 SF, 83.4% of NRA, 82.7% of underwritten base rent). Palantir Technologies, Inc. (“Palantir”) occupies a total of 59,914 SF on the first, second and third floors and a portion of the fourth floor of the 100 Hamilton Property. The Palantir lease requires annual rent of $69.12 PSF, increasing to $97.80 PSF as of May 1, 2017, with annual escalations. Palantir has signed a recent lease amendment to extend its lease expiration to April 30, 2027 and take an additional 11,913 SF (Suite 400) at the same rental rate as its existing space following Bon Appetit Management Co.’s lease expiration in 2020, at which time it will occupy 100% of the 100 Hamilton Property. Palantir has one five-year renewal option at fair market rent. In connection with its recent expansion, Palantir will receive $1,464,897 for free rent for the months of May, June and July 2017 and $3,594,840 ($60 PSF) for general tenant improvements outstanding as of the 100 Hamilton Mortgage Loan origination date. Upon taking of the expansion space if prior to May 1, 2017, Palantir will receive $40 PSF on the expansion space for initial tenant improvements, which amount will be reduced if Palantir takes the space after May 1, 2017 by a factor of the months remaining on the lease divided by 120 months. See “Escrows and Reserves” below for details on the free rent and tenant improvements reserved.

Palantir is a privately-held software and services company specializing in data analysis. Palantir is headquartered at the 100 Hamilton Property and was founded by Peter Thiel and Joe Lonsdale in 2004, in part with funding from the Central Intelligence Agency’s venture capital arm, originally to serve federal agencies of the United States intelligence community; however, it has since expanded and now also serves state and local governments, as well as private companies in the financial, healthcare, retail and oil and gas industries. Palantir employs approximately 1,500 employees, and was valued at $20 billion in December 2015 after an $880 million round of funding.

Palantir is the subject of a complaint filed with the Office of Contract Compliance Programs of the Department of Labor on September 26, 2016. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

Bon Appetit Management Co. (11,913 SF, 16.6% of NRA, 17.3% of underwritten base rent). Bon Appetit Management Co. (“Bon Appetit”) occupies 11,913 SF on the fourth floor at the 100 Hamilton Property. The Bon Appetit lease requires annual rent of $99.36 PSF, increasing to $102.84 PSF as of September 1, 2017, expires on August 31, 2020 and has no renewal options. Based in Palo Alto, California, Bon Appetit is an on-site restaurant company offering full food-service management to corporations, universities, museums and specialty venues. Bon Appetit operates more than 650 cafes in 33 states.

The following table presents a summary regarding the tenants at the 100 Hamilton Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Palantir Technologies, Inc.(4)	NR/NR/NR	59,914	83.4%	$5,859,589	82.7%	$97.80	4/30/2027
Bon Appetit Management Co.	A-/Baa1/A	11,913	16.6%	$1,225,133	17.3%	$102.84	8/31/2020
Total Occupied Space		71,827	100.0%	$7,084,722	100.0%	$98.64
Vacant Space		0	0.0%
Total/Wtd. Avg.		71,827	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Rent and Annual UW Rent PSF include contractual rent steps through September 2017 totaling $1,759,791. Palantir Technologies, Inc.’s current annual rent is $69.12 PSF, increasing to $97.80 PSF as of May 1, 2017. Bon Appetit Management Co.’s current annual rent is $99.36 PSF, increasing to $102.84 PSF as of September 1, 2017.

(4)	Palantir Technologies, Inc. has signed a lease amendment increasing its leased SF to 71,827 following the expiration of the Bon Appetit Management Co. lease in August 2020. The annual base rent for the expansion space will be the same as Palantir Technologies, Inc.’s then-current rent on its existing space.

A-3-37

MSBAM 2016-C32	100 Hamilton

The following table presents certain information relating to the lease rollover at the 100 Hamilton Property:

Lease Rollover Schedule(1)(2)

Year	# of Leases Rolling	SF Rolling	Base Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total Base Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020(3)	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027 & Beyond(3)	1	71,827	$127.56	100.0%	100.0%	$9,162,252	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	71,827	$127.56	100.0%		$9,162,252	100.0%

(1)	Information is based on the tenant leases.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	Palantir has signed a lease amendment increasing its leased SF to 71,827 following the expiration of the Bon Appetit Management Co. lease in August 2020. The annual base rent for the expansion space will be the same as Palantir’s then-current rent on its existing space, which annual rent will be $127.56 PSF in 2027.

The Market. The 100 Hamilton Property is located in downtown Palo Alto, California. Palo Alto is a hub for high-technology companies in the United States with Stanford University at its core and Sand Hill Road (a headquarter location for more than twenty venture capital firms) a few miles west. Palo Alto is home to more than 7,000 businesses employing more than 100,000 employees.

The 100 Hamilton Property is located in the Downtown Palo Alto office market which as of the second quarter 2016 had a 2.3% vacancy rate with gross asking rent of over $113 PSF for mid- to high-end properties, representing a twelve month rent growth of 1.9%. Buildings in the Downtown Palo Alto market are largely smaller in size, with only three properties over 75,000 SF. The Downtown Palo Alto office market has historically had limited new construction due to the combination of campus land, wealthy residential areas and protected parklands. Additionally to control area growth, in 2015 the Palo Alto City Council voted to institute an annual development cap of 50,000 SF of new office and research and development buildings in the areas of Downtown Palo Alto, California Avenue, and El Camino Real. Only 488,000 SF (16% of total inventory) has been added to the Downtown Palo Alto office market since 2000. In the Downtown Palo Alto office market, there is currently one 31,009 SF building expected to be completed in 2017.

According to the appraisal, the estimated 2016 population within a one-, three- and five-mile radius of the 100 Hamilton Property was 17,883, 150,989 and 279,183, respectively. The estimated 2016 median household income within a one-, three- and five-mile radius of the 100 Hamilton Property was $122,143, $110,780 and $101,647, respectively. Within a one-mile radius, the population demographics consist of approximately 84% college graduates.

The following table reflects comparable office leases within Palo Alto with respect to the 100 Hamilton Property:

Competitive Property Summary
Property	Year Built	Size (SF)	Tenant Name	Lease Area (SF)	Lease Start	Lease Term (Mos.)	Rent PSF	Escalations	Free Rent/ TI PSF	Lease Type
240 Hamilton Ave	2016	20,472	Centerview Partners	10,235	Jan-16	120	$120.00	3%/yr	None/$60	NNN
305 Lytton Ave	1980	11,102	Dorsey & Whitney, LLP	11,102	Jul-17	61	$109.20	3%/yr	1 mo/$0	NNN
530 Lytton Ave	1975	49,074	F8 Asia Growth Partners, LLC	8,519	Sept-16	128	$114.00	3%/yr	8 mos/$50	NNN
Palo Alto Office Center 525 University Ave	1966	176,688	Haynes & Boone, LLP	10,552	Jan-18	60	$111.00	3%/yr	3 mos/$0	NNN
384-396 University Ave	1935	14,250	Ascendis Pharma, Inc.	5,000	Mar-16	60	$103.80	3%/yr	None/$1	NNN

Source: Appraisal

A-3-38

MSBAM 2016-C32	100 Hamilton

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 100 Hamilton Property:

Cash Flow Analysis
	2013	2014	2015	9/30/2016 TTM	UW	UW PSF
Base Rent(1)	$4,443,528	$4,615,913	$4,881,492	$5,195,972	$7,084,722	$98.64
Total Reimbursables	$2,052,080	$1,827,863	$1,856,106	$1,836,025	$1,962,404	$27.32
Other Income(2)	$413,194	$413,209	$413,070	$413,457	$413,454	$5.76
Less Vacancy & Credit Loss	$0	$0	$0	$0	($452,356)	-5.0%
Effective Gross Income	$6,908,802	$6,856,985	$7,150,668	$7,445,464	$9,008,224	$125.42
Total Operating Expenses	$1,925,867	$1,673,292	$1,685,312	$1,669,880	$1,977,857	$27.54
Net Operating Income	$4,982,935	$5,183,693	$5,465,356	$5,775,584	$7,030,367	$97.88
TI/LC	$0	$0	$0	$0	$394,130	$5.49
Capital Expenditures	$0	$0	$0	$0	$17,957	$0.25
Net Cash Flow	$4,982,935	$5,183,693	$5,465,356	$5,775,584	$6,618,280	$92.14

Occupancy %	100.0%	100.0%	100.0%	100.0%	95.0%
NOI DSCR	2.41x	2.51x	2.65x	2.80x	3.41x
NCF DSCR	2.41x	2.51x	2.65x	2.80x	3.21x
NOI Debt Yield	9.4%	9.8%	10.3%	10.9%	13.3%
NCF Debt Yield	9.4%	9.8%	10.3%	10.9%	12.5%

(1)	UW Base Rent includes contractual rent steps through September 2017 totaling $1,759,791.

(2)	Other Income includes parking income, afterhours HVAC charges and quarterly bill-back charges for security monitoring.

Escrows and Reserves. During a Cash Sweep Period (as defined below), the 100 Hamilton Borrower is required to escrow monthly 1/12th of the estimated annual amount due for real estate taxes. The 100 Hamilton Borrower is required to deposit monthly 1/12th of the estimated annual amount due for insurance premiums (unless the 100 Hamilton Property is covered by an acceptable blanket policy and provided no event of default is continuing).

The 100 Hamilton Borrower deposited $1,464,897 at closing for free rent due to Palantir for the months of May, June and July 2017. Additionally, the 100 Hamilton Borrower deposited $3,594,840 at closing for tenant improvement obligations under the Palantir lease and $640,543 for elevator renovations. On or prior to July 1, 2020, the 100 Hamilton Borrower is required to deposit $317,680 (or deliver a letter of credit in such amount) unless it has satisfied the additional tenant improvement obligations under the Palantir lease concerning Palantir’s expansion space, to be released upon Palantir taking occupancy of the expansion space (the “Rollover Reserve Additional Deposit”).

Lockbox and Cash Management. The 100 Hamilton Mortgage Loan requires a hard lockbox with springing cash management. During a Cash Sweep Period, all funds in the lockbox account are required to be swept on each business day to the lender-controlled cash management account. Also during a Cash Sweep Period (excluding a Cash Sweep Period triggered by a Rollover Reserve Trigger Event (as defined below)), all excess cash flow is required to be swept to the lender-controlled cash management account as additional security for the 100 Hamilton Mortgage Loan.

A “Cash Sweep Period” will commence upon (a) an event of default under the 100 Hamilton Mortgage Loan; (b) any bankruptcy action of the 100 Hamilton Borrower, (c) any bankruptcy action of the manager and failure by the 100 Hamilton Borrower to replace such manager within 60 days of such bankruptcy action (a “Property Manager Trigger Event”), (d) the debt service coverage ratio being less than 1.20x based on the trailing six month period (a “DSCR Trigger Event”), (e) a Tenant Trigger Event (as defined below) or (f) the 100 Hamilton Borrower’s failure to deposit the Rollover Reserve Additional Deposit prior to July 1, 2020 if required (a “Rollover Reserve Deposit Trigger Event”).

A Cash Sweep Period will end upon (a) if caused solely by an event of default, the cure of such event of default, (b) if caused solely by a Property Manager Trigger Event, the acceptable replacement of the manager, (c) if caused solely by the occurrence of a DSCR Trigger Event either (i) the debt service coverage ratio being at least 1.20x for two consecutive quarters based upon the trailing six month period or (ii) delivery to lender of cash or a letter of credit in the amount that if applied would cause the debt service coverage ratio to be at least 1.20x to be held as additional collateral, (d) if caused by a Tenant Trigger Event, the occurrence of a Tenant Trigger Event Cure (as defined below), or (e) if caused by a Rollover Reserve Deposit Trigger Event, the deposit of the Rollover Reserve Additional Deposit. In order to end a Cash Sweep Period, (i) no event of default may be continuing (ii) a Cash Sweep Period cure may occur no more than a total of two times in the aggregate during the term of the 100 Hamilton Mortgage Loan, and (iii) the 100 Hamilton Borrower must have paid all of the lender’s reasonable expenses. In no event will the 100 Hamilton Borrower have the right to cure a Cash Sweep Period which occurs as a result of the bankruptcy action of the 100 Hamilton Borrower.

A “Tenant Trigger Event” will commence upon (i) any bankruptcy action of Palantir or the guarantor of the Palantir lease, (ii) Palantir’s failure to renew on or before twelve months prior to the current or future Palantir lease expiration date, (iii) Palantir vacating its premises, terminating its lease or giving notice of its intention to vacate its premises or terminate its lease, (iv) Palantir’s failure to extend the term of its lease for a minimum of five years on or before twelve months prior to the maturity date of the 100 Hamilton Mortgage Loan, or (v) Palantir’s default in the payment of rent beyond any cure period.

A Tenant Trigger Event will end upon a “Tenant Trigger Event Cure” meaning (i) if caused solely by the bankruptcy action of Palantir or its lease guarantor either (a) the Palantir lease, and any guaranties with respect thereto, being assumed in the entirety without alteration of material terms by the trustee or the debtor in the applicable bankruptcy action, or (b) the applicable bankruptcy action being dismissed and the Palantir lease, and all guaranties delivered in connection thereto, remaining in full force and effect without any modification to the terms thereof, (ii) if caused by triggers (ii), (iii) or (iv) described in the definition of “Tenant Trigger Event” above, the replacement of Palantir with an acceptable replacement tenant for the entire Palantir leased space, or (iii) if caused by Palantir’s default in payment of rent, either (a) the cure of the applicable default, or (b) if such default is not cured and the Palantir lease is terminated, then the replacement of Palantir with an acceptable replacement tenant for the entire Palantir leased space.

A-3-39

MSBAM 2016-C32	100 Hamilton

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. The 100 Hamilton Mortgage Loan documents permit future mezzanine debt in connection with a transfer of the 100 Hamilton Property and assumption of the 100 Hamilton Mortgage Loan provided among other conditions that (i) no event of default is continuing, (ii) the combined loan to value ratio for the 100 Hamilton Mortgage Loan and the mezzanine loan is not greater than 46.9%, (iii) the combined debt service coverage ratio is not less than 2.22x, (iv) the combined debt yield is at least 12.48% and (v) rating agency confirmation is delivered.

Release of Property. Not permitted.

Terrorism Insurance. The 100 Hamilton Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the 100 Hamilton Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 100 Hamilton Property, as well as business interruption insurance covering no less than the 18-month period (except for earthquake, which requires minimum 12-months of coverage) following the occurrence of a casualty event, together with a 180-day extended period of indemnity.

A-3-40

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-41

MSBAM 2016-C32	Potomac Mills

Mortgage Loan No. 5 – Potomac Mills

A-3-42

MSBAM 2016-C32	Potomac Mills

Mortgage Loan No. 5 – Potomac Mills

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A-3-43

MSBAM 2016-C32	Potomac Mills

Mortgage Loan No. 5 – Potomac Mills

Franklin Farm
Dulles Intl. Airport 4 miles
Oakton
Vienna
Tysons Corner
McLean
WASH D.C.
Virginia Hospital Center
Dunn Loring-Merrifield
West Falls Church
East Falls Church
Falls Church
Arlington National Cemetery
The Pentagon
Tattersall Park
Metro
Vienna-Fairfax-GMU
Fair Oaks Mall
Merrifield
Capital Beltway
Arlington Blvd
Ballston Common
Inova Fairfax Hospital
West Falls Church
Seven Corners Center
ARLINGTON
Fair Oaks
Lee Hwy
Fairfax
Old Town Fairfax
Fair City Mall
Mantua
Lake Barcroft
Northern VA Community College-Alexandria
Village at Shirlington
Reagan National Airport
Braddock Rd
George Mason University
Twin Lakes Golf Course
Country Club of Fairfax
Annandale
Little River Tpke
Lincolnia
ALEXANDRIA
Metro
Braddock Rd
Landmark Mall
Van Dorn Street
Burke Centre Shopping Center
Fairfax Station
Kings Park
Burke
Burke Centre Pkwy
Lake Accotink
Springfield
Old Town
Rolling Rd
Rose Hill
Huntington
Clifton
Chapel Rd
Springfield Plaza
Springfield Mall
Springfield Commons
Franconia
Belle Haven
Ox Rd
Fairfax County Pkwy
Rolling Valley Mall
West Springfield
Franconia-Springfield
Groveton
G. Washington Pkwy
Potomac River
Henderson Rd
Wolf Run Shoals Rd
Burke Lake
FAIRFAX COUNTY
US Coast Guard Radio Station
Huntley Meadows Park
Kingstowne
South Run Park
Newington
Telegraph Rd
Woodlawn
Fort Hunt
Occoquan River
Fountainhead Regional Park
Silverbrook Rd
Lorton Station Town Ctr.
Ox Rd
Lorton
Donald W. Reynolds Mus. and Educ. Ctr.
Davis Ford Rd
Lorton
Lorton Auto Train
Davison Army Airfield
Mount Vernon
George Washington's Mount Vernon
Occoquan River
Lake Ridge
Fort Belvoir US Army Reserve
Prince William County Stadium
Prince William Pkwy
Pohick Bay Golf Course
Piscataway Park
Gunston Rd
Pirate's Cove Waterpark
Tackett's Mill at Lake Ridge Shopping Center
PRINCE GEORGE'S COUNTY
CHARLES COUNTY
VIRGINIA
Gunston Cove
MARYLAND
Woodbridge
Woodbridge
Potomac Mills
2700 Potomac Mills Circle
Woodbridge, VA 22192
Andrew Leitch Park
Dale City
Marumsco Plaza
Belmont Bay
Prince William Shopping Ctr.
Sentara Northern VA Med. Ctr.
Occoquan Bay Natl. Wildlife Refuge
Mason Neck State Park
Minnieville Rd
Potomac Festival
Stonebridge at Potomac Town Center
Amtrak/VRE
PRINCE WILLIAM COUNTY
Cardinal Dr
Occoquan Bay
Montclair
Northern VA Community College-Woodbridge
Rippon
Montclair Golf Club
Potomac River
Fortuna Center Plaza
Leesylvania State Park
Prince William Forest
Dumfries Rd
Southbridge
Indian Head
Dumfries
Joplin Rd
Triangle
Smallwood State Park
Quantico Marine Corps Base
Natl. Museum of the Marine Corps
Naval Support Facility Indian Head
Quantico
Reston
Wolf Trap
McLean
WASHINGTON D.C.
Chantilly
Oakton
Vienna
Falls Church
ARLINGTON
Centreville
Fairfax
Annandale
ALEXANDRIA
Suitland
Hillcrest Heights
Yorkshire
Fairfax Station
Camp Springs
Linton Hall
Manassas Park
Burke
Springfield
National Harbor
Manassas
Franconia
Mount Vernon
Nokesville
Lorton
Lake Ridge
Brandywine
Accokeek
Dale City
Woodbridge
Waldorf
Montclair
St. Charles
Potomac River
Dumfries
Bensville
Indian Head
VIRGINIA
Triangle
Pomfret
Quantico
La Plata
MARYLAND
Garrisonville
Aquia Harbour

A-3-44

MSBAM 2016-C32	Potomac Mills

Mortgage Loan No. 5 – Potomac Mills

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
				Location:	Woodbridge, VA 22192
Original Balance(1):	$52,000,000			General Property Type:	Retail
Cut-off Date Balance(1):	$52,000,000			Detailed Property Type:	Super Regional Mall
% of Initial Pool Balance:	5.7%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	1985/2005, 2012
Sponsor:	Simon Property Group, L.P.			Size(5):	1,459,997 SF
Mortgage Rate:	2.988213%			Cut-off Date Balance per SF(1):	$199
Note Date:	10/5/2016			Maturity Date Balance per SF(1):	$199
First Payment Date:	12/1/2016			Property Manager:	Simon Management Associates II, LLC (borrower-related)
Maturity Date:	11/1/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$40,325,889
Seasoning:	1 month			UW NOI Debt Yield(1):	13.9%
Prepayment Provisions(2):	LO (25); DEF (88); O (7)			UW NOI Debt Yield at Maturity(1):	13.9%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	4.39x
Additional Debt Type(3):	Pari Passu / B-Note			Most Recent NOI:	$40,298,052 (8/31/2016 TTM)
Additional Debt Balance(1)(3):	$239,000,000 / $125,000,000			2nd Most Recent NOI:	$38,949,641 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$37,395,215 (12/31/2014)
Reserves(4)				Most Recent Occupancy:	97.7% (9/20/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(6):	98.8% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(6):	99.6% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$765,000,000 (9/12/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	38.0%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	38.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$416,000,000	100.0%	Loan Payoff:	$411,992,396	99.0%
			Closing Costs:	$2,011,635	0.5%
			Return of Equity:	$1,995,969	0.5%
Total Sources:	$416,000,000	100.0%	Total Uses:	$416,000,000	100.0%

(1)	The Potomac Mills Mortgage Loan is part of the Potomac Mills Whole Loan, which is comprised of ten pari passu senior promissory notes with an aggregate principal balance of $291,000,000 and ten pari passu junior promissory notes with an aggregate principal balance of $125,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Potomac Mills Senior Loan, without regard to the Potomac Mills Subordinate Companion Loan. The Cut-off Date Balance per SF, UW NOI Debt Yield, UW NCF DSCR and Cut-off Date LTV Ratio numbers based on the entire $416,000,000 Potomac Mills Whole Loan are $285, 9.7%, 2.65x and 54.4%, respectively.

(2)	Defeasance of the Potomac Mills Whole Loan is permitted after the earlier of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) October 5, 2019. The assumed lockout period of 25 payments is based on the expected MSBAM 2016-C32 securitization closing date in December 2016.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The Potomac Mills Property is part of a larger super regional mall with a total of 1,839,997 SF, which includes non-collateral anchor tenants IKEA and Burlington Coat Factory.

(6)	Historical occupancy is inclusive of temporary tenants.

The Mortgage Loan. The fifth largest mortgage loan (the “Potomac Mills Mortgage Loan”) is part of a whole loan (the “Potomac Mills Whole Loan”) in the total original principal amount of $416,000,000, evidenced by ten pari passu senior promissory notes in the aggregate original principal amount of $291,000,000 (together, the “Potomac Mills Senior Loan”) and ten pari passu junior promissory notes in the aggregate original principal amount of $125,000,000 (together, the “Potomac Mills Subordinate Companion Loan”). The Potomac Mills Whole Loan is secured by a first priority fee mortgage encumbering 1,459,997 SF of a super regional outlet mall in Woodbridge, Virginia known as Potomac Mills (the “Potomac Mills Property”). The Potomac Mills Whole Loan was co-originated by Bank of America, N.A., Société Générale, Cantor Commercial Real Estate Lending, L.P. and Barclays Bank PLC. The Potomac Mills Mortgage Loan is evidenced by non-controlling senior Promissory Note A-4, in the original principal amount of $52,000,000. Controlling senior Promissory Note A-1 and senior Promissory Note A-6 have been contributed to the CFCRE 2016-C6 securitization trust. Non-controlling senior Promissory Note A-7 has been contributed to the CGCMT 2016-C3 securitization trust. The remaining Potomac Mills Senior Loan pari passu promissory notes are currently held by Société Générale, Cantor Commercial Real Estate Lending, L.P., Bank of America, N.A. and Barclays Bank PLC, or affiliates thereof, and are expected to be contributed to one or more future securitization trusts or may be transferred at any time. The Potomac Mills Subordinate Companion Loan is currently held by Teachers Insurance and Annuity Association of America, or an affiliate thereof, and may be otherwise transferred at any time. The Potomac Mills Whole Loan will be serviced pursuant to the pooling and servicing agreement for

A-3-45

MSBAM 2016-C32	Potomac Mills

the CFCRE 2016-C6 securitization. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu-AB Whole Loans—The Potomac Mills Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Potomac Mills Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$40,000,000	$40,000,000	CFCRE 2016-C6	No(1)
Note A-2	$20,000,000	$20,000,000	Société Générale	No
Note A-3	$12,750,000	$12,750,000	Société Générale	No
Note A-4	$52,000,000	$52,000,000	MSBAM 2016-C32	No
Note A-5	$20,750,000	$20,750,000	Bank of America, N.A.	No
Note A-6	$30,000,000	$30,000,000	CFCRE 2016-C6	No
Note A-7	$35,000,000	$35,000,000	CGCMT 2016-C3	No
Note A-8	$7,750,000	$7,750,000	Cantor Commercial Real Estate Lending, L.P.	No
Note A-9	$36,375,000	$36,375,000	Barclays Bank PLC	No
Note A-10	$36,375,000	$36,375,000	Barclays Bank PLC	No
Potomac Mills Subordinate Companion Loan	$125,000,000	$125,000,000	Teachers Insurance and Annuity Association of America	Yes(1)
Total Debt	$416,000,000	$416,000,000

(1)	The Potomac Mills Whole Loan will be serviced pursuant to the CFCRE 2016-C6 pooling and servicing agreement. The initial controlling noteholder for the Potomac Mills Whole Loan is the holder of the Potomac Mills Subordinate Companion Loan. If the outstanding principal amount of the Potomac Mills Subordinate Companion Loan, as notionally reduced by any appraisal reduction amounts or realized losses allocated to such Subordinate Companion Loan, is less than 25% of the initial principal amount of such Subordinate Companion Loan less any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Potomac Mills Subordinate Companion Loan, the controlling noteholder will be the CFCRE 2016-C6 controlling class representative. At all other times, the controlling noteholder for the Potomac Mills Whole Loan will be the holder of the Potomac Mills Subordinate Companion Loan. The initial holder of the Potomac Mills Subordinate Companion Loan is Teachers Insurance and Annuity Association of America.

The proceeds of the Potomac Mills Whole Loan were used to refinance a previous loan of $411,992,396 secured by the Potomac Mills Property, return equity of $1,995,969 to the Potomac Mills Borrower and pay closing costs. The most recent prior financing of the Potomac Mills Property was included in the LBUBS 2007-C6 and WBCMT 2007-C33 transactions.

The Borrower and the Sponsor. The borrower is Mall at Potomac Mills, LLC (the “Potomac Mills Borrower”), a single purpose entity with two independent directors. The sponsor and the non-recourse carveout guarantor for the Potomac Mills Whole Loan is Simon Property Group, L.P. Simon Property Group, L.P. is the operating partnership of Simon Property Group, Inc. (“Simon”) (NYSE: SPG). Simon is a publicly-traded self-administered and self-managed real estate investment trust focused on retail property ownership and management. Simon is one of the largest publicly-traded owners, operators and developers of retail assets in the United States. As of December 31, 2015, Simon owned or had an interest in 209 properties consisting of 108 malls, 71 Premium Outlet-branded centers, 14 Mills-branded centers, four lifestyle centers and twelve other retail properties in 37 states and Puerto Rico, containing an aggregate of approximately 184 million SF of gross leasable area.

The Potomac Mills Whole Loan will be recourse to the guarantor pursuant to standard non-recourse carve-outs, however, the non-recourse carveout guaranty and the environmental indemnity agreement provide that for so long as Simon Property Group, L.P. is the guarantor under the non-recourse carveout guaranty and the indemnitor under the environmental indemnity agreement, the guarantor’s liability thereunder may not exceed $83.2 million in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty and the environmental indemnity agreement or the preservation of the lender’s rights thereunder.

The Potomac Mills Mortgage Loan sponsor is also a sponsor of the borrower under the mortgage loan identified on Annex A-1 to the Prospectus as Wolfchase Galleria.

The Property. The Potomac Mills Property consists of a super regional outlet mall located in Woodbridge, Virginia along the I-95 corridor between Washington, D.C. and Richmond, Virginia. Built in 1985, the Potomac Mills Property contains 1,839,997 SF of retail space, of which 1,459,997 SF serves as collateral for the Potomac Mills Whole Loan. The Potomac Mills mall, including the non-collateral tenants, features over 200 specialty retailers comprised of outlet, full-price, entertainment, and restaurant options. The Potomac Mills Property is anchored by Costco Warehouse, J.C. Penney, Buy Buy Baby/and That!, Marshalls and an 18-screen AMC Theatres with IMAX. Other major tenants include Nordstrom Rack, T.J. Maxx, Last Call Neiman Marcus, Sears Appliance Outlet, XXI Forever, Saks Fifth Avenue Off 5th, Group USA, Bloomingdales The Outlet, H&M, Off Broadway Shoes, The Children’s Place, Modell’s Sporting Goods, Nike Factory Store, Books-A-Million, Polo Ralph Lauren Factory Store, Gap Outlet and Victoria’s Secret. Non-collateral anchors include IKEA and Burlington Coat Factory. The Potomac Mills Property contains 7,292 parking spaces (approximately 5.0 spaces per 1,000 SF).

Since 2012, Simon has invested approximately $30 million in the Potomac Mills Property for the addition of four freestanding restaurants, exterior renovations to the mall and main entrances, relocation of Saks Fifth Avenue Off 5th and the addition of Buy Buy Baby/and That! in 2012.

Since 2007, the Potomac Mills Property has had an average occupancy of 97.6% including temporary tenants (95.1% excluding temporary tenants). In the trailing 12-month period ending June 30, 2016, in-line tenants in occupancy reported annual sales of $452 PSF with an occupancy cost of 14.4%. From year-end 2013 to the trailing 12-month period ending August 31, 2016, net operating income increased from $34,999,313 to $40,298,052

A-3-46

MSBAM 2016-C32	Potomac Mills

The following table presents a summary regarding the tenants at the Potomac Mills Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent(3)	Annual UW Rent PSF(3)		Sales (6/30/2016 TTM)(4)
						Approx. % of Annual UW Rent	$(000’s)	PSF	Occ. Cost %(4)	Lease Expiration
Anchor Tenants
Costco Warehouse	A+/A1/A+	148,146	10.1%	$650,943	$4.39	2.0%	$116,000	$783	NAV	5/31/2032
J.C. Penney	B+/B1/B	100,140	6.9%	$733,824	$7.33	2.3%	$11,188	$112	7.4%	2/28/2022
AMC Theatres(5)	B+/NR/B+	75,273	5.2%	$1,731,279	$96,182.17	5.4%	$14,486	$804,778	12.7%	2/28/2019
Buy Buy Baby/and That!	NR/Baa1/BBB+	73,432	5.0%	$779,114	$10.61	2.4%	NAV	NAV	NAV	1/31/2025
Marshalls	NR/A2/A+	61,763	4.2%	$602,189	$9.75	1.9%	$18,001	$291	3.8%	1/31/2019
Subtotal/Wtd. Avg.		458,754	31.4%	$4,497,349	$9.80	13.9%

Major Tenants (≥ 10,000 SF)
Nordstrom Rack	BBB+/Baa1/BBB+	41,321	2.8%	$361,559	$8.75	1.1%	$18,500	$448	NAV	9/30/2020
T.J. Maxx	NR/A2/A+	40,857	2.8%	$449,427	$11.00	1.4%	$9,138	$224	6.1%	5/31/2019
Last Call Neiman Marcus	NR/B3/NR	34,000	2.3%	$498,780	$14.67	1.5%	$4,242	$125	12.1%	1/31/2020
Sears Appliance Outlet	CC/Caa1/CCC+	33,103	2.3%	$380,685	$11.50	1.2%	$3,700	$112	NAV	6/30/2019
XXI Forever	NR/NR/NR	30,428	2.1%	$730,337	$24.00	2.3%	$6,005	$197	12.0%	1/31/2020
Saks Fifth Avenue Off 5	NR/NR/NR	28,000	1.9%	$581,560	$20.77	1.8%	$5,171	$185	11.2%	10/31/2023
Group USA	NR/NR/NR	27,068	1.9%	$216,000	$7.98	0.7%	$2,754	$102	15.7%	3/31/2018
Bloomingdales The Outlet	NR/NR/NR	25,038	1.7%	$529,053	$21.13	1.6%	$3,443	$138	14.7%	1/31/2021
H&M	NR/NR/NR	22,686	1.6%	$657,499	$28.98	2.0%	$7,020	$309	9.4%	1/31/2023
Off Broadway Shoes	NR/NR/NR	22,013	1.5%	$360,573	$16.38	1.1%	$3,462	$157	13.7%	8/31/2019
The Children’s Place	NR/NR/NR	20,004	1.4%	$540,108	$27.00	1.7%	$5,759	$288	7.5%	5/31/2022
Modell’s Sporting Goods	NR/NR/NR	17,265	1.2%	$362,565	$21.00	1.1%	$1,949	$113	30.0%	1/31/2024
Nike Factory Store	NR/A1/AA-	16,319	1.1%	$359,568	$22.03	1.1%	$9,117	$559	4.9%	6/30/2021
Books-A-Million	NR/NR/NR	13,981	1.0%	$154,600	$11.06	0.5%	$1,546	$111	10.0%	6/30/2018
Polo Ralph Lauren Factory Store	NR/A2/A	12,682	0.9%	$329,098	$25.95	1.0%	$8,088	$638	4.1%	1/31/2021
Gap Outlet	BB+/Baa2/BB+	11,713	0.8%	$236,134	$20.16	0.7%	$4,812	$411	9.8%	1/31/2019
Victoria’s Secret	NR/NR/NR	10,000	0.7%	$265,000	$26.50	0.8%	$7,220	$722	8.7%	1/31/2021
Subtotal/Wtd. Avg.		406,478	27.8%	$7,012,546	$17.25	21.7%

In-line Tenants (<10,000 SF)(6)		560,965	38.4%	$20,786,243	$37.05	64.4%		$452(7)	14.4%(7)

Total Occupied Collateral		1,426,197	97.7%	$32,296,138	$22.64	100.0%
Vacant		33,800	2.3%
Total Collateral		1,459,997	100.00%

Non-Collateral Anchor Tenants
IKEA(8)	NR/NR/NR	300,000	NAP		NAP		$175,000	$583	NAV	NAP
Burlington Coat Factory(9)	NR/NR/BB-	80,000	NAP		NAP		$22,317	$279	NAV	NAP
Subtotal		380,000	NAP

(1)	Information is based on rent roll as of September 20, 2016.

(2)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.

(3)	Annual UW Rent and Annual UW Rent PSF includes rent steps through May 2017 and excludes temporary tenant income.

(4)	Sales $ and Sales PSF only include tenants reporting sales. Sales PSF and Occ. Cost % are for the trailing 12-month period ended June 30, 2016 with the exception of IKEA, Burlington Coat Factory, Costco Warehouse, Nordstrom Rack and Sears Appliance Outlet which reflect estimated sales for the twelve-month period ended December 31, 2015.

(5)	Annual UW Rent PSF and Sales PSF are calculated based on 18 screens.

(6)	In-line Tenants (<10,000 SF) include food court, kiosk, and temporary tenants.

(7)	Sales PSF and Occ. Cost % as provided by the borrower. In-line tenant sales include all tenants occupying less than 10,000 SF and in occupancy from January of the prior year.

(8)	IKEA is subject to a ground lease for which IKEA owns its improvements and has prepaid the ground rent through the term of its lease. IKEA has the right to purchase the land at any time for a purchase price of $1.00. Therefore, the IKEA tenant has been excluded from the underwriting.

(9)	The Burlington Coat Factory improvements are tenant owned and therefore the Burlington Coat Factory tenant has been excluded from the underwriting.

A-3-47

MSBAM 2016-C32	Potomac Mills

The following table presents certain information relating to the lease rollover at the Potomac Mills Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM/2016	8	11,902	$77.03	0.8%	0.8%	$916,781	2.8%	2.8%
2017	23	74,317	$39.39	5.1%	5.9%	$2,927,149	9.1%	11.9%
2018	16	81,032	$22.67	5.6%	11.5%	$1,837,124	5.7%	17.6%
2019	18	278,554	$17.96	19.1%	30.5%	$5,003,818	15.5%	33.1%
2020	19	155,373	$24.11	10.6%	41.2%	$3,746,585	11.6%	44.7%
2021	19	111,242	$27.90	7.6%	48.8%	$3,103,543	9.6%	54.3%
2022	16	170,887	$17.77	11.7%	60.5%	$3,037,142	9.4%	63.7%
2023	25	137,241	$31.23	9.4%	69.9%	$4,286,413	13.3%	77.0%
2024	16	70,806	$29.64	4.8%	74.8%	$2,098,728	6.5%	83.5%
2025	17	132,240	$21.07	9.1%	83.8%	$2,786,460	8.6%	92.1%
2026	11	33,666	$37.05	2.3%	86.1%	$1,247,258	3.9%	96.0%
Thereafter	4	168,937	$7.73	11.6%	97.7%	$1,305,137	4.0%	100.0%
Vacant	0	33,800	$0.00	2.3%	100.0%	$0	0.0%	100.0%
Total / Wtd. Avg.	192	1,459,997	$22.64	100.0%		$32,296,138	100.0%

(1)	Information is based on the September 20, 2016 rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the related lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Potomac Mills Property is situated along the north side of Smoketown Road/Opitz Boulevard within Woodbridge, Virginia, approximately 20 miles south of Washington, D.C. Potomac Mills Circle encircles the Potomac Mills Property and has multiple points of access along Smoketown Road, Gideon Drive, Telegraph Road and Worth Avenue, and extends north to Prince Williams Parkway. According to the appraisal, Smoketown Road and Prince Williams Parkway have average daily traffic counts of 33,749 and 44,512, respectively. Within a 25-mile drive of the Potomac Mills Property are Falls Church and Fairfax counties, which are two of the three wealthiest counties in the nation according to the 2014 Census Bureau Report.

The Potomac Mills Property is located within the Washington, D.C. Metropolitan Statistical Area (“MSA”), which is the seventh most populous MSA in the nation. Fourteen Fortune 500 companies have headquarters located in the Washington, D.C. MSA, including but not limited to Northrop Grumman, Lockheed Martin, General Dynamics, Fannie Mae and Freddie Mac. According to the appraisal, the Washington, D.C. MSA gross metro product increased by 2.2% in 2015 and is expected to grow by 2.6% annually over the next five years. The primary economic drivers of the Washington, D.C. MSA are the federal government, defense and high technology. The Washington, D.C. MSA is home to both the Ronald Reagan Washington National Airport and Washington Dulles International Airport, which are utilized by approximately 45.0 million passengers annually, representing a passenger increase of approximately 5.8% over prior year. The unemployment rate in the Washington, D.C. MSA was 4.1% in the first quarter of 2016. In 2015, the population and average household income within the Potomac Mills Property trade area were approximately 1,076,000 and $125,000, respectively. The appraiser estimated market rent to be $33.21 PSF on a triple-net basis for in-line tenants.

A-3-48

MSBAM 2016-C32	Potomac Mills

The following table presents leasing data at competitive retail properties with respect to the Potomac Mills Property:

Competitive Retail Property Summary

Property	Property Type	Year Built/ Renovated	Occupancy	Total Size (SF)	Anchor Size (SF)	Anchor Tenants	Distance
Potomac Mills Property	Super Regional Mall	1985 / 2005, 2012	97.7%(1)	1,459,997(2)	458,754(2)	J.C. Penney, Costco Warehouse, Buy Buy Baby/and That!, Marshalls, AMC Theatres	NAP
Manassas Mall Manassas, VA	Super Regional Center/Mall	1972 / 2015	94%	906,463	654,249	Macy’s, At Home, Sears, Walmart	15.0 miles
Fair Oaks Mall Fairfax, VA	Super Regional Center/Mall	1980 / NAP	93%	1,550,434	993,981	J.C. Penney, Lord & Taylor, Macy’s, Macy’s Home, Sears	15.0 miles
Springfield Town Center Springfield, VA	Super Regional Center/Mall	1973 / 2014	87%	1,300,000	600,000	Macy’s, Target, J.C. Penney, Dick’s Sporting Goods, Regal Cinema, LA Fitness	11.0 miles
Stonebridge At Potomac Town Center Woodbridge, VA	Lifestyle Center	2008 / NAP	87%	485,611	164,718	Wegmans	1.0 miles
Tanger Outlet Center Fort Washington, MD	Outlet Center	2013 / NAP	100%	221,765	0	NAP	19.0 miles
St. Charles Town Center Waldorf, MD	Super Regional Center/Mall	1990 / 2015	97%	960,618	652,265	Macy’s, Macy’s Home, J.C. Penney, Sears, Kohl’s, Dick’s Sporting Goods	20.0 miles
Spotsylvania Towne Centre Fredericksburg, VA	Super Regional Center/Mall	1980 / 2008	95%	1,600,000	863,269	Belk, Costco, Dick’s Sporting Goods, J.C. Penney, Macy’s, Sears	27.0 miles

Source: Appraisal and underwritten rent roll.

(1)	Occupancy for the Potomac Mills Property is based on only the collateral square footage of 1,459,997 as of September 20, 2016 and includes temporary tenants.

(2)	Anchor Size (SF) and Total Size (SF) exclude non-collateral tenants.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Potomac Mills Property:

Cash Flow Analysis
	2014	2015	8/31/2016 TTM	UW	UW PSF
Base Rent(1)	$31,014,331	$31,707,142	$32,164,075	$34,330,601	$23.51
Total Recoveries	$17,019,559	$16,706,267	$17,076,158	$17,154,584	$11.75
Other Income(2)	$4,050,543	$4,001,498	$4,254,633	$4,254,633	$2.91
Percentage Rent	$1,084,831	$942,235	$1,184,702	$1,018,596	$0.70
Less Vacancy & Credit Loss	($172,799)	($20,883)	($40,554)	($2,837,921)	(5.0%)
Effective Gross Income	$52,996,465	$53,336,259	$54,639,014	$53,920,493	$36.93
Total Expenses	$15,601,250	$14,386,618	$14,340,962	$13,594,604	$9.31
Net Operating Income	$37,395,215	$38,949,641	$40,298,052	$40,325,889	$27.62
Capital Expenditures	$0	$0	$0	$322,385	$0.22
TI/LC	$0	$0	$0	$1,289,527	$0.88
Net Cash Flow	$37,395,215	$38,949,641	$40,298,052	$38,713,977	$26.52

Occupancy %(3)	99.6%	98.8%	97.7%	95.0%
NOI DSCR(4)	4.24x	4.42x	4.57x	4.57x
NCF DSCR(4)	4.24x	4.42x	4.57x	4.39x
NOI Debt Yield(4)	12.9%	13.4%	13.8%	13.9%
NCF Debt Yield(4)	12.9%	13.4%	13.8%	13.3%

(1)	UW Base Rent includes vacancy gross up of $2,034,462 and contractual rent steps through May 2017, totaling $548,234.

(2)	Other Income includes specialty leasing, temporary tenant income and other rents, miscellaneous income and non-rental income items, such as local media income, sponsorships and food court digital rent.

(3)	Historical occupancy is inclusive of temporary tenants. TTM Occupancy as of September 20, 2016.

(4)	Debt service coverage ratios and debt yields are based on the Potomac Mills Senior Loan totaling $291,000,000 and exclude the Potomac Mills Subordinate Companion Loan.

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MSBAM 2016-C32	Potomac Mills

Escrows and Reserves. The Potomac Mills Borrower is required to deposit monthly escrows for taxes and insurance during the continuance of an event of default or Debt Service Coverage Ratio Reserve Trigger Period (as defined below), or in the event that the Potomac Mills Borrower fails to provide satisfactory evidence to the lender that, (i) taxes have been paid prior to delinquency or that (ii) the insurance policies are being maintained as part of an acceptable blanket insurance policy. The Potomac Mills Borrower is required to deposit monthly escrows for replacement reserves and rollover reserves during the continuance of an event of default or Debt Service Coverage Ratio Reserve Trigger Period in the amount of $26,900 (subject to a cap of $645,000) and $107,500 (subject to a cap of $2,580,000), respectively.

A “Debt Service Coverage Ratio Reserve Trigger Period” will be in effect if the amortizing debt service coverage ratio based on the trailing-four-calendar-quarter period is below 1.40x for two consecutive calendar quarters until the debt service coverage ratio is at least equal to 1.40x for two consecutive calendar quarters.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Potomac Mills Whole Loan. The Potomac Mills Whole Loan has springing cash management. So long as no Lockbox Period (as defined below) is continuing, all funds in the lockbox account are required to be swept to an operating account maintained by the Potomac Mills Borrower. Upon the occurrence and during the continuance of a Lockbox Period, the lender has the right to direct the lockbox bank to disburse all funds to the lender-controlled cash management account. Also during a Lockbox Period, all excess cash flow will be swept to the cash management account to be held as additional security for the Potomac Mills Whole Loan.

A “Lockbox Period” will be in effect (i) upon the occurrence of an event of default until cured; (ii) upon the occurrence of any bankruptcy or insolvency proceeding of the property manager (if the property manager is an affiliate of the borrower) until, in the case of the property manager, it is replaced with a qualified property manager pursuant to a replacement management agreement within 60 days or such bankruptcy action is dismissed within 90 days or (iii) upon the debt service coverage ratio based on the trailing four-calendar-quarter period falling below 1.35x for two consecutive calendar quarters until the amortizing debt service coverage ratio based on the trailing four-calendar-quarters is at least 1.35x for two consecutive calendar quarters. A Lockbox Period is only permitted to be cured up to five times in the aggregate during the term of the Potomac Mills Whole Loan and so long as no event of default is continuing.

Additional Secured Indebtedness (not including trade debts). In addition to the Potomac Mills Mortgage Loan, the Potomac Mills Property also secures nine additional pari passu senior promissory notes, which combined with the Potomac Mills Mortgage Loan comprise the Potomac Mills Senior Loan in the aggregate original principal amount of $291,000,000, and ten pari passu junior notes with an aggregate principal balance of $125,000,000 comprising the Potomac Mills Subordinate Companion Loan. The Potomac Mills Subordinate Companion Loan is coterminous with the Potomac Mills Senior Loan, and accrues interest at a rate of 4.55%. The Potomac Mills Senior Loan is generally senior in right of payment to the Potomac Mills Subordinate Companion Loan. The Potomac Mills Subordinate Companion Loan has customary rights to cure events of default, approve major decisions and purchase the defaulted Potomac Mills Senior Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loans—The Potomac Mills Whole Loan” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. IKEA is subject to a ground lease for which IKEA owns its improvements and has prepaid the ground rent through the term of its lease. IKEA has the right to purchase the land at any time for a purchase price of $1.00. If the tenant under the IKEA lease exercises its purchase option, the Potomac Mills Borrower may also obtain the release of the IKEA parcel without the consent of any person if the Potomac Mills Borrower delivers reasonably satisfactory evidence to the lender that the IKEA parcel has been subdivided from the remainder of the Potomac Mills Property in accordance with applicable legal requirements and the remainder of the Potomac Mills Property constitutes a separate tax lot. See “—Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Terrorism Insurance. The Potomac Mills Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Potomac Mills Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Potomac Mills Property and business interruption insurance for actual loss sustained plus an extended period of indemnity of 365 days; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or extension thereof or substantially similar program (“TRIPRA”) is not in effect and the policy contains an exclusion for terrorism coverage, the Potomac Mills Borrower is not required to pay to obtain terrorism coverage annual premiums in excess of two times the then-current annual insurance premiums insuring only the Potomac Mills Property (excluding wind and flood components of such premiums) on a stand-alone basis.

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MSBAM 2016-C32	FedEx Ground Portfolio

Mortgage Loan No. 6 – FedEx Ground Portfolio

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MSBAM 2016-C32	FedEx Ground Portfolio

Mortgage Loan No. 6 – FedEx Ground Portfolio

Nyack
Pearl River
Tarrytown
Orangeburg
Hudson River
Elmsford
White Plains
Westchester County Airport
CONNECTICUT
Rye Lake
FAIRFIELD COUNTY
ROCKLAND COUNTY
Montvale
St. Thomas Aquinas College
Tappan Lake
Tappan
Old Tappan
Tallman Mountain St. Park
Irvington
Westchester Comm. Coll.
SUNY College at Purchase
Purchase
Greenwich
Pace Univ.-White Plains
Cross
Manhattanville College
Hartsdale
The Galleria at White Plains
NY-Presbyterian Hospital-Westchester
Rye Brook
Mercy College
Ardsley
Dobbs Ferry
Northvale
Hillsdale
NEW YORK
Westchester Expwy
Port Chester
Scarsdale
Norwood
Hastings-on-Hudson
WESTCHESTER COUNTY
Harrison
NEW JERSEY
Closter
Hutchinson R. Pkwy
Thruway
Rye
Edith G. Read Wildlife Sanctuary
Playland Park
St. Johns Riverside Hospital
Ridge Hill
Alpine
BERGEN COUNTY
YONKERS
Bronxville
Mamaroneck
Sarah Lawrence College
Cross County Pkwy
Iona College
New England
Larchmont
Long Island Sound
Bergenfield
Tenafly
Empire City at Yonkers Raceway
New Rochelle
Teaneck
Englewood
Mount Vernon
Pelham
NEW YORK CITY
College of New Rochelle
Palisades Interstate Pkwy
Saw Mill R. Pkwy
NY State Thruway
Sprain Brook Pkwy
Bronx R. Pkwy
METRO NORTH
TAPPAN ZEE BRIDGE
Livingston St.

FedEx Ground Portfolio	
1 FedEx - Yonkers, NY	Yonkers, NY
2 FedEx - Elmsford, NY	Elmsford, NY
3 FedEx - Bridgeport, PA	Bridgeport, PA

Elmsford
Yonkers
New York
Trenton
Philadelphia

Schuylkill River
Norristown
NORRISTOWN
MAIN ST.
SEPTA
E. Main St
Plymouth Meeting Mall
John F. Kennedy Park
Belvoir Rd.
Beidler Rd.
Henderson Rd.
Markley St.
Pennsylvania Turnpike
BRIDGEPORT
E. 4th St.
Bridgeport
Valley Forge Rd.
Intel
Metroplex
Butler Pike
Ridge Pike
Plymouth Meeting
King of Prussia
Valley Forge Center
KING MANOR
MONTGOMERY COUNTY
Allendale Rd.
1st Ave.
Plymouth Square
DeKalb Pike
Lockheed Martin
King of Prussia Mall
Church Rd.
Flint Hill Rd.
River Rd.
NORRISTOWN LINE
Conshohocken Rd.
W. North Ln.
Fayette St.
Valley Forge Memorial Gardens
Schuylkill Expwy
Gulph Rd.
HUGHES PARK
Gulph Mills Golf Course
HIGH SPEED LINE
Swedeland Rd.
Conshohocken
SPRING HILL
Warner Rd.
Croton Rd.
Gulph Mills
GULPH MILLS
West Conshohocken
CONSHOHOCKEN
King of Prussia Rd.
Union Hill Industrial Park
Upper Gulph Rd.
CALVARY CEMETERY
Philadelphia Country Club
CHESTER COUNTY
St. Davids Country Club
Cabrini University
Radnor
MATSONFORD
Gladwyne
Spring Mill Rd
Philadelphia 10 miles
DELAWARE COUNTY
Eastern University
COUNTY LINE
Philadelphia Intl. Airport - 20 miles

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MSBAM 2016-C32	FedEx Ground Portfolio

Mortgage Loan No. 6 – FedEx Ground Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$42,500,000			Location:	Various
Cut-off Date Balance(1):	$42,500,000			General Property Type:	Industrial
% of Initial Pool Balance:	4.7%			Detailed Property Type:	Distribution Warehouse
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	PA-SC Venture I LLC			Year Built/Renovated:	2016/N/A
Mortgage Rate:	4.1580%			Size:	751,118 SF
Note Date:	11/1/2016			Cut-off Date Balance per SF(1):	$226
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$226
Maturity Date:	11/1/2026			Property Manager:	Self-managed
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$22,724,302
Seasoning:	1 month			UW NOI Debt Yield(1):	13.4%
Prepayment Provisions(2):	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity(1):	13.4%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NCF DSCR(1):	3.16x
Additional Debt Type(1)(3):	Pari Passu / Mezzanine			Most Recent NOI(5):	N/A
Additional Debt Balance(1)(3):	$127,500,000 / $50,000,000			2nd Most Recent NOI(5):	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(5):	N/A
Reserves(4)				Most Recent Occupancy:	100.0% (12/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(5):	N/A
RE Tax:	$574,417	$130,987	N/A	3rd Most Recent Occupancy(5):	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$384,800,000 (8/24/2016)
Recurring Replacements:	$0	$0	N/A	Cut-off Date LTV Ratio(1):	44.2%
Other:	$3,066,110	$0	N/A	Maturity Date LTV Ratio(1):	44.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$170,000,000	41.6%	Purchase Price:	$400,427,868	97.9%
Mezzanine Loan(3):	$50,000,000	12.2%	Closing Costs:	$4,905,658	1.2%
Borrower Equity:	$188,974,053	46.2%	Reserves:	$3,640,527	0.9%
Total Sources:	$408,974,053	100.0%	Total Uses:	$408,974,053	100.0%

(1)	The FedEx Ground Portfolio Mortgage Loan is part of the FedEx Ground Portfolio Whole Loan, which is comprised of four pari passu senior promissory notes with an aggregate principal balance of $170,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the FedEx Ground Portfolio Whole Loan, without regard to the mezzanine loan. The Cut-off Date Balance per SF, UW NOI Debt Yield, UW NCF DSCR and Cut-off Date LTV Ratio numbers based on the combined balance of the FedEx Ground Portfolio Whole Loan and mezzanine loan are $293, 10.3% 2.16x, and 57.2%, respectively.

(2)	Defeasance of the FedEx Ground Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized, and (ii) November 1, 2020. The assumed lockout period of 25 payments is based on the expected MSBAM 2016-C32 securitization closing date in December 2016.

(3)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade payables)” below for further discussion of additional pari passu debt, and “Mezzanine Loan and Preferred Equity” below for further discussion of the mezzanine loan and an intracompany loan secured by the equity interests in the mezzanine borrower.

(4)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The FedEx Ground Portfolio Properties were built in 2016, therefore prior historical information is unavailable.

The Mortgage Loan. The sixth largest mortgage loan (the “FedEx Ground Portfolio Mortgage Loan”) is part of a whole loan (the “FedEx Ground Portfolio Whole Loan”) in the total original principal amount of $170,000,000, evidenced by four pari passu senior promissory notes and secured by a first priority fee mortgage encumbering three FedEx Ground warehouse and distribution facilities in Yonkers, New York (the “FedEx Ground Yonkers Property”), Elmsford, New York (the “FedEx Ground Elmsford Property”) and Bridgeport, Pennsylvania (the “FedEx Ground Bridgeport Property”) (together the “FedEx Ground Portfolio Properties”). The FedEx Ground Portfolio Whole Loan was co-originated by Bank of America, N.A. and Citigroup Global Markets Realty Corp. The FedEx Ground Portfolio Mortgage Loan is evidenced by non-controlling Promissory Note A-3 in the original principal amount of $42,500,000. Promissory Note A-1, Promissory Note A-2 and Promissory Note A-4 constitute non-serviced companion loans (the “FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loans”). The FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loans evidenced by Promissory Notes A-2 and A-4 in the aggregate original principal amount of $85,000,000 have been contributed to the CD 2016-CD2 securitization trust. The FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loan represented by the remaining controlling Promissory Note A-1 in the original principal amount of $42,500,000 is currently held by Bank of America, N.A. or an affiliate thereof, and is expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The FedEx Ground Portfolio Whole Loan is being initially serviced pursuant to the pooling and servicing agreement for the CD 2016-CD2 securitization trust until the FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loan represented by the Promissory Note A-1 is securitized, after which time the FedEx Ground Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Promissory Note A-1’s securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The

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MSBAM 2016-C32	FedEx Ground Portfolio

Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus. The proceeds of the FedEx Ground Portfolio Whole Loan were used to acquire the FedEx Ground Portfolio Properties, pay closing costs and fund upfront reserves. Based on the FedEx Ground Portfolio Whole Loan amount of $170,000,000, the FedEx Ground Portfolio Borrower has cash equity in the FedEx Ground Portfolio Properties of $230,427,868, with a loan to cost ratio of 42.5%.

The Borrowers and the Sponsor. The borrowers are PA-SC Elmsford Project LLC, PA-SC Yonkers Project LLC and PA-SC West Chester Project LLC (collectively the “FedEx Ground Portfolio Borrower”), each a single-purpose Delaware limited liability company, with at least two independent directors. Equity ownership in the FedEx Ground Portfolio Borrower is held by PA-SC Venture I Equity Sub LLC, the non-recourse carveout guarantor of the FedEx Ground Portfolio Whole Loan. PA-SC Venture I Equity Sub LLC is 100% owned by PA-SC Venture I LLC, the sponsor of the FedEx Ground Portfolio Whole Loan.

PA-SC Venture I LLC is an industrial acquisition venture formed in June 2015 between Ping An Trust (Ping An Insurance Company) and SC Venture Acquisition LLC. The venture was formed for the recapitalization of eight FedEx build-to-suit projects upon completion of construction. SC Venture Acquisition LLC is the control entity and is an affiliate of MRP Group. MRP Group is an affiliate of Black Creek Group, which is based in Denver and was co-founded by John Blumberg in 1993. Black Creek Group oversees a group of real estate investment companies including Dividend Capital Total Realty Trust, which in 2010 bought approximately 30 properties for $1.35 billion from iStar Financial Inc. Ping An Insurance Company is a Chinese insurance company, which is headquartered in Shenzhen, People’s Republic of China. Ping An Insurance Company was founded in 1988 and is a diversified financial services group, offering a wide range of insurance, banking and investment services, with over 235,000 employees and nearly 800,000 life insurance agents providing insurance, banking and investment services for 96.6 million customers.

The Properties. The FedEx Ground Portfolio Properties are secured by the fee interests in three cross-defaulted newly-built FedEx Ground warehouse and distribution facilities totaling 751,118 SF located in Yonkers, New York, Elmsford, New York and Bridgeport, Pennsylvania. The FedEx Ground Portfolio Properties are 100% leased to and occupied by FedEx Ground Package Systems, Inc. (“FedEx”).

FedEx serves customers in the North American small-package market, focusing on business and residential delivery of packages weighing up to 150 pounds. FedEx provides low-cost, day-certain service to any business address in the United States and Canada. It uses a large fleet of trucks which are owned by independent owner/operators and drivers who are independent contractors who control individual delivery routes and territories. FedEx Smart Post, a segment of FedEx, specializes in the consolidation and delivery of high volumes of low-weight, less time-sensitive business and consumer packages using the United States Postal Service for final delivery to any residential address or P.O. Box in the United States. FedEx invested $1.2 billion in their fiscal year 2015 in facilities and automation to support future growth. As of May 31, 2015, FedEx had 547 facilities, including 33 hubs, in the United States and Canada, approximately 47,000 owner-operated vehicles, and approximately 48,000 company-owned trailers. FedEx has approximately 62,000 employees and is headquartered in Pittsburgh, Pennsylvania.

According to its annual report dated May 31, 2016, FedEx reported total revenues of approximately $16.6 billion, an increase of 28% from the previous year. Fiscal year net earnings for 2016 totaled approximately $2.3 billion, an increase of 5% from the previous year. FedEx averages approximately 7,526 packages per day. The revenue per package for FedEx was $7.80. FedEx Ground Package System, Inc. is a subsidiary of FedEx Corporation. FedEx Corporation (FDX) is rated BBB by Standard & Poors and Baa2 by Moody’s.

The following table presents certain information relating to the FedEx Ground Portfolio Properties:

Property Summary
Property Name & Location	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Year Built/ Renovated	Occ. %	Lease Expiration Date	Net Rent. Area (SF)	% Net Rentable Area	UW Base Rent PSF	% UW Base Rent	Appraised Value
FedEx Yonkers Property 10 Herrmann Place Yonkers, NY 10710	$18,190,619	42.8%	2016/N/A	100.0%	7/31/2031	121,883	16.2%	$84.96	43.8%	$164,700,000

FedEx Elmsford Property 300 Waterside Drive Elmsford, NY 10523	$17,218,685	40.5%	2016/N/A	100.0%	6/30/2031	323,502(1)	43.1%	$58.41(1)	39.8%	$155,900,000

FedEx Bridgeport Property 601 River Road Bridgeport, PA 19405	$7,090,696	16.7%	2016/N/A	100.0%	6/30/2031	305,733	40.7%	$12.72	16.4%	$64,200,000

Total/Weighted Average	$42,500,000	100.0%		100.0%		751,118	100.0%	$44.12	100.0%	$384,800,000

Information is based on the underwritten rent roll.

(1) Including 162,318 SF of second floor parking, the blended base rent at the FedEx Elmsford Property is $29.10 PSF.

FedEx Yonkers. The FedEx Yonkers Property is located in Yonkers, Westchester County, New York which is approximately five miles north of Manhattan, New York. The FedEx Yonkers Property is a 121,883 SF industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 115,773 SF of warehouse space and 6,110 SF of office space. There is also a two-level parking deck with a total of 316 spaces with 218 rooftop spaces reserved for employees and the remaining 98 surface level spaces reserved for trucks, trailers and vans totaling approximately 2.6 spaces per 1,000 SF. The FedEx Yonkers Property has 28-29-foot ceilings throughout the warehouse space with 21 dock high doors and five grade level doors. FedEx’s lease commenced on July 15, 2016, expires on July 31, 2031, has two 10-year renewal options and no termination options, and is guaranteed by FedEx Corporation. FedEx is responsible for all operating costs at the FedEx Yonkers Property, including real estate taxes, insurance, common area maintenance and utilities.

FedEx Elmsford. The FedEx Elmsford Property is located in Elmsford, Westchester County, New York which is approximately 20 miles north of The Bronx, New York. The FedEx Elmsford Property is a 323,502 SF industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 153,915 SF of warehouse space, 7,269 SF of office space and 162,318 SF of second floor parking. The FedEx

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MSBAM 2016-C32	FedEx Ground Portfolio

Elmsford Property has approximately 335 parking spaces for employees and another 22 surface-level spaces for trucks, trailers and vans totaling approximately 1.1 spaces per 1,000 SF. The FedEx Elmsford Property has 28-29-foot ceilings throughout the warehouse space with 44 dock high doors and six grade level doors. FedEx’s lease commenced on July 15, 2016, expires on June 30, 2031, has two 10-year renewal options and no termination options and is guaranteed by FedEx Corporation. FedEx is responsible for all operating costs at the FedEx Elmsford Property, including real estate taxes, insurance, common area maintenance and utilities.

FedEx Bridgeport. The FedEx Bridgeport Property is located in Bridgeport, Montgomery County, Pennsylvania which is approximately 17 miles northwest of Philadelphia, Pennsylvania. The FedEx Bridgeport Property is a 305,733 SF industrial warehouse/distribution facility that was constructed in 2016. The rentable area of the distribution building includes 305,733 SF of warehouse space. There are two additional buildings on site which include a maintenance garage totaling 5,569 SF and a security building totaling 3,418 SF. The FedEx Bridgeport Property has 1,023 parking spaces totaling approximately 3.3 spaces per 1,000 SF. The FedEx Bridgeport Property has 32-foot ceilings throughout the warehouse space with 76 dock high doors and four drive-in doors. FedEx’s lease commenced on July 15, 2016, expires on June 30, 2031, has two five-year renewal options and no termination options. The FedEx Bridgeport Property lease is not separately guaranteed by FedEx Corporation. FedEx is responsible for all operating costs at the FedEx Bridgeport Property, including real estate taxes, insurance, common area maintenance and utilities.

The following table presents certain information relating to the lease rollover schedule at the FedEx Ground Portfolio Properties:

Lease Rollover Schedule
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of Total SF Rolling	Total UW Rent Rolling	UW Rent PSF Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2017	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2018	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2019	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2021	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2022	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2023	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2024	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2025	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2026	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2027 and Beyond	3	751,118	100.0%	100.0%	$23,661,289	$31.50	100.0%	100.0%
Vacant	0	0	0.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	3	751,118	100.0%		$23,661,289	$31.50	100.0%

Information based on the underwritten rent roll.

The Markets.

Yonkers, NY. The FedEx Yonkers Property is situated within the Westchester County Industrial Market. Westchester County is located along the Interstate 95 and Interstate 87 corridors along with connections to the Interstate 84 corridor via Interstate 287 and Interstate 684. The majority of the inventory in the Westchester County Industrial Market is comprised of warehouse and distribution buildings. Construction of industrial properties over the past 10 years in Westchester County has generally been warehouses, research and development and flex buildings, with limited construction of new manufacturing facilities. According to the appraisal, the Westchester County Industrial Market totals approximately 29.4 million SF and is 95.2% leased as of the second quarter of 2016. The FedEx Yonkers Property is located in the Southwest Industrial Submarket within the Westchester County Industrial Market. According to the appraisal, the Southwest Industrial Submarket totals approximately 9.0 million SF and is 94.2% leased as of the third quarter of 2016. According to the appraisal, average rental rates have been increasing in the submarket over the past few years and there have been no industrial properties built over the last five years within the submarket. There was no new supply identified in the appraisal within the submarket other than the FedEx Yonkers Property.

Per the appraisal, the population within the FedEx Yonkers Property’s neighborhood has moderately increased since 2000. The 2016 total population and average household income within a three-mile radius of the property are 215,042 and $98,971, respectively. The appraisal cited local property owners, a supportive local government and the location of the city and its demographics as indicators of future growth. The appraisal identified six lease comparables with rents ranging from $24.49 PSF to $65.61 PSF and concluded a market rent of $65 PSF for the FedEx Yonkers Property.

Elmsford, NY. The FedEx Elmsford Property is situated within the Westchester County Industrial Market. The FedEx Elmsford Property is located in the West I-287 Corridor Industrial Submarket within the Westchester County Industrial Market. According to the appraisal, the West I-287 Corridor Industrial Submarket totals 4.34 million SF and is 97.3% leased as of the third quarter of 2016. According to the appraisal, average rental rates have been increasing in the submarket over the past few years and there have been no industrial properties built over the last five years within the submarket. The appraisal identified one property under construction which is a 35,000 SF Class B industrial warehouse in Elmsford, New York. Per the appraisal, the population within the FedEx Elmsford Property’s neighborhood has moderately increased since 2000. The 2016 total population and average household income within a three-mile radius of the FedEx Elmsford Property are 67,748 and $128,139, respectively. The appraisal identified six lease comparables with rents ranging from $24.49 PSF to $84.96 PSF and concluded a market rent of $60 PSF for the FedEx Elmsford Property.

Bridgeport, PA. The FedEx Bridgeport Property is situated within the Southeastern Pennsylvania Market which includes Philadelphia, Pennsylvania and suburban towns. According to the appraisal, the Southeastern Pennsylvania Market totals approximately 111.3 million SF and is 91.9% leased as of the second quarter of 2016. Through the first two quarters of 2016, the market experienced positive net absorption of 626,239 SF. The FedEx Bridgeport Property is located in the Montgomery County submarket. According to the appraisal, the submarket totals approximately 30.1 million SF and is 93.8%

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MSBAM 2016-C32	FedEx Ground Portfolio

leased as of the second quarter of 2016. According to the appraisal, average rental rates have been increasing each year since 2013. Additionally, the submarket has experienced 737,812 SF of positive net absorption in 2015 through the second quarter of 2016. There was one property identified as new construction in the appraisal which was the FedEx Bridgeport Property. Per the appraisal, the population within the FedEx Bridgeport Property’s neighborhood has been steadily increasing since 2000. The 2016 total population and average household income within a three-mile radius of the property are 92,025 and $90,646, respectively. The appraisal identified six lease comparables with rents ranging from $5.20 PSF to $13.31 PSF and concluded a market rent of $12.36 PSF for the FedEx Bridgeport Property.

The following tables present certain information relating to the competitive industrial warehouse and distribution facilities to the FedEx Ground Portfolio Properties:

Competitive Property Summary
Property	Year Built	% Office	Clear Height (feet)	Tenant Name	Leased SF	Lease Type	Lease Date/Term	Rent PSF	TI/Free Rent
FedEx Yonkers Property(1)	2016	5.0%	28-29	FedEx	121,883	NNN	Jul-16/15 Yrs	$84.96	$0/None
FedEx Elmsford Property(1)	2016	4.5%	28-29	FedEx	323,502(2)	NNN	Jul-16/15 Yrs	$58.41(2)	$0/None
57th Ave & 43rd St Maspeth, NY	2016	2.9%	22-23	FedEx	362,474	NNN	Jan-16/15 Yrs	$39.93	$0/None
Secaucus Road Jersey City, NJ	2015	4.9%	36	FedEx	315,389	NNN	Jan-16/16 Yrs	$24.49	$0/None
830 Fountain Ave Brooklyn, NY	2015	5.0%	24-28	FedEx	273,401	NNN	Jul-15/15 Yrs	$37.05	$0/None
29-01 Borden Ave Long Island City, NY	2013	10.0%	26-28	FedEx	143,000	NNN	Aug-13/15 Yrs	$65.61	$0/None
57-54 Page Place Queens, NY	1941	6.0%	22	Bimbo Bakeries	57,000	NNN	Jan-13/14 Yrs	$42.48	$0/None
FedEx Bridgeport Property	2016	6.0%	32	FedEx	305,733	NNN	Jun-16/15 Yrs	$12.72	$0/None
Brainerd Industrial Park Brainerd, MN	N/A	N/A	N/A	FedEx	53,739	NNN	Jun-16/10 Yrs	$6.28	N/A
4600 Path Road Columbus, OH	N/A	N/A	N/A	FedEx	276,787	NNN	Mar-15/10 Yrs	$7.06	N/A
7800 Turkey Hollow Road Rock Island, IL	N/A	N/A	N/A	FedEx	189,926	NNN	Nov-14/10 Yrs	$5.20	N/A
Davidson Lane New Castle, DE	N/A	N/A	N/A	FedEx	182,816	NNN	Oct-14/10 Yrs	$9.97	N/A
111-31 Fulling Mill Road Middletown, PA	N/A	N/A	N/A	FedEx	303,711	NNN	Feb-14/15 Yrs	$9.37	N/A
10 Industrial Highway Lester, PA	N/A	N/A	N/A	FedEx	212,153	NNN	Jun-13/15 Yrs	$13.31	N/A

Source: Appraisal and underwritten rent roll

(1) The FedEx Yonkers Property and The FedEx Elmsford Property are located within the same submarket and are within the same competitive set.

(2) Including 162,318 SF of second floor parking, the blended base rent at the FedEx Elmsford Property is $29.10 PSF.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the FedEx Ground Portfolio Properties:

Cash Flow Analysis
	2014(1)	2015(1)	TTM(1)	UW	UW PSF
Base Rent(1)	N/A	N/A	N/A	$23,661,289	$31.50
Less Vacancy	N/A	N/A	N/A	($473,226)	(2.0%)
Effective Gross Income	N/A	N/A	N/A	$23,188,063	$30.87
Total Operating Expenses	N/A	N/A	N/A	$463,761	$0.62
Net Operating Income	N/A	N/A	N/A	$22,724,302	$30.25
Capital Expenditures	N/A	N/A	N/A	$75,112	$0.10
TI/LC	N/A	N/A	N/A	$0	$0.00
Net Cash Flow	N/A	N/A	N/A	$22,649,190	$30.15

Occupancy %	N/A	N/A	N/A	98.0%
NOI DSCR(2)	N/A	N/A	N/A	3.17x
NCF DSCR(2)	N/A	N/A	N/A	3.16x
NOI Debt Yield(2)	N/A	N/A	N/A	13.4%
NCF Debt Yield(2)	N/A	N/A	N/A	13.3%

(1)	The FedEx Ground Portfolio Properties were constructed in 2016, therefore historical information is not available. UW Base Rent is based on the in-place leases.

(2)	Debt service coverage ratios and debt yields as shown are based on the FedEx Ground Portfolio Whole Loan.

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MSBAM 2016-C32	FedEx Ground Portfolio

Escrows and Reserves. The FedEx Ground Portfolio Borrower deposited at origination $574,417 for real estate taxes and is currently required to deposit monthly 1/12th of the annual estimated real estate taxes due. Pursuant to the FedEx Ground Mortgage Loan documents, so long as (i) no event of default is continuing, (ii) no Cash Sweep Period (as defined below) is continuing, (iii) FedEx is directly paying the taxes and insurance premiums and (iv) as it relates to insurance premiums, the FedEx Ground Portfolio Properties are maintained under an acceptable blanket policy, monthly deposits for real estate taxes and insurance premiums will not be required.

The FedEx Ground Portfolio Borrower deposited at origination $934,110 for the cost of completion of change order work and $1,582,000 for the estimated cost of project completion and punchlist work, which may be disbursed to the FedEx Ground Portfolio Borrower, provided (i) no event of default is continuing and (ii) (a) with respect to the change order work, the lender has received an estoppel from FedEx certifying that the change order work has been completed, or (b) with respect to the project completion and punchlist work, the lender has received a final application and certificate for payment from the contractor engaged to complete the project completion and punchlist work together with final lien waivers for all work performed on the applicable contract.

The FedEx Ground Portfolio Borrower deposited at origination $550,000 for a litigation reserve, which may be disbursed to the FedEx Ground Portfolio Borrower, provided no event of default is continuing, upon delivery to lender of evidence of a final settlement on or dismissal of the litigation. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

Lockbox and Cash Management. A hard lockbox with cash management is in place with respect to the FedEx Ground Portfolio Whole Loan. All sums on deposit in the lockbox account are required to be swept into a lender-controlled cash management account. During the continuance of a Cash Sweep Period, the FedEx Ground Portfolio Whole Loan documents require all excess cash to be deposited with the lender to be held as additional security for the FedEx Ground Portfolio Whole Loan.

A “Cash Sweep Period” will occur during (i) a FedEx Trigger Period (as defined below) or (ii) a mezzanine loan event of default.

A “FedEx Trigger Period” will commence upon (i) FedEx’s failure to initially occupy any of the FedEx Ground Portfolio individual properties by November 1, 2017 or after taking initial occupancy, FedEx going dark, vacating or giving notice of intent to vacate the space covered by its lease(s) or terminating or giving notice to terminate its lease(s), (ii) any individual FedEx Ground Portfolio Borrower’s failure to renew its respective lease for a period of not less than five years and provide an updated tenant estoppel on or before the date of renewal for such lease, (iii) FedEx’s failure to pay rent or other expenses for which it is responsible under the applicable lease, (iv) FedEx or the guarantor of the applicable lease, or either’s assets, being subject to any bankruptcy or insolvency proceeding, or (v) a decline in the credit rating of FedEx or the guarantor of the applicable lease below BB by S&P or Ba2 by Moody’s or below the equivalent rating by any other rating agency.

A “FedEx Trigger Period” will end upon (i) as it relates to trigger (i) above, the FedEx Ground Portfolio Borrower entering into one or more acceptable replacement leases with the replacement tenant taking full occupancy and paying full rent (“the FedEx Replacement Lease Criteria”), or FedEx resuming occupancy and operations at the applicable property, (ii) as it relates to trigger (ii) above, the FedEx Ground Portfolio Borrower satisfying the FedEx Replacement Lease Criteria or the FedEx lease being renewed for at least a five-year term with delivery of an updated estoppel, (iii) as it relates to trigger (iii) above, FedEx providing evidence that it is current on its monetary obligations and absence of a material non-monetary default under the applicable lease, (iv) as it relates to trigger (iv) above, the FedEx Ground Portfolio Borrower providing evidence that the related lease has been assumed without alteration of its material terms or the assets of FedEx or such guarantor no longer being subject to the bankruptcy court and the obligations of FedEx or its guarantor under the related lease remaining materially unaltered, or (v) as it relates to trigger (v) above, restoration of the credit rating of FedEx or the guarantor of the applicable lease to at least BB by S&P or Ba2 by Moody’s or the equivalent rating by any other rating agency.

Additional Secured Indebtedness (not including trade debts). The FedEx Ground Portfolio Property also secures the FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $127,500,000. The FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the FedEx Ground Portfolio Mortgage Loan. The FedEx Ground Portfolio Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loans. The holders of the FedEx Ground Portfolio Mortgage Loan and the FedEx Ground Portfolio Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the FedEx Ground Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Mezzanine Loan and Preferred Equity. A mezzanine loan secured by the equity interests in the FedEx Ground Portfolio Borrower in the amount of $50,000,000 exists between Athene Annuity and Life Company and American Equity Investment Life Insurance Company as the mezzanine lenders, to PA-SC Elmsford Mezz Sub LLC, PA-SC West Chester Mezz Sub LLC and PA-SC Yonkers Mezz Sub LLC, the 100% direct owners of the FedEx Ground Portfolio Borrower. The mezzanine loan has an interest rate of 6.5000%, is interest only and is coterminous with the FedEx Ground Portfolio Whole Loan.

There is an additional loan from an affiliate of PA-SC Venture I Equity Sub LLC, the carveout guarantor of the FedEx Ground Portfolio Borrower, to the nonmanaging member of the applicable mezzanine borrower secured by the equity interests in the applicable mezzanine borrower. Foreclosure on such intracompany loan would change ownership of the economic rights of the members of the applicable mezzanine borrower but would not change the control of the applicable mezzanine borrower. Additionally, a non-controlling minority of the membership interests of the mezzanine borrower are subject to a put/call agreement, under which the non-managing member of the applicable mezzanine borrower has the right to put its interest to the managing member of the applicable mezzanine borrower during months 16, 17 and 18 after the origination of the FedEx Ground Portfolio Whole Loan (the “Put Right”). The obligation of the managing member of the applicable mezzanine borrower to purchase the non-managing member’s interest upon exercise of the Put Right is secured by the managing member’s economic rights in the applicable borrower, but not the managing member’s right to control the borrower. If the Put Right is not exercised, the managing member of the applicable mezzanine borrower has a call right for six years after expiration of the Put Right.

Release of Property. Not permitted.

Terrorism Insurance. The FedEx Ground Portfolio Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers acts of terrorism.

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MSBAM 2016-C32	Big Flats Consumer Square

Mortgage Loan No. 7 – Big Flats Consumer Square

A-3-60

MSBAM 2016-C32	Big Flats Consumer Square

Mortgage Loan No. 7 – Big Flats Consumer Square

Big Flats Consumer Square
830 County Road 64
a/k/a 830 Big Flats Road
Big Flats, NY 14814
Soaring Eagles Golf Course
14
13
Horseheads North
Holding Point Recreation Complex
Old Ithaca Rd.
Main St.
Watkins Rd.
Chambers Rd.
Hickory Grove Rd.
Sing Sing Rd.
Chambers Rd.
Eacher Hollow Rd.
Hibbard Rd.
Big Flats
Elmira/Corning Regional Airport
Arnot Mall
Horseheads
E. Franklin St.
Sing Sing Rd.
Southern Tier Expwy
Southern Tier Crossing
Grand Central Plaza
86
Grand Central Ave.
Lake Rd.
Rochester 113 miles
Big Flats Rd.
Harris Hill Rd.
Mark Twain Golf Course
CAF USA
Southern Tier Expwy
Willowcreek Golf Club
352
Elmira Heights
CHEMUNG COUNTY
Chemung River
W. Hill Rd.
College Ave.
Clemens Ctr. Pkwy.
Lake St.
Elmira
Hillcrest Rd.
Arnot Ogden Medical Center
West Elmira
Elmira College
Corning Community College
Hoffman St.
First Arena
Clemens Center
Elmira Country Club
W. Church St.
W. Water St.
Chemung River
Pennsylvania Ave.
Clemens Center Pkwy.
S. Main St.
Maple Ave.
Broadway St.
Southport
Cedar St.
Binghamton 53 miles
427
328
Pennsylvania Ave.
ONTARIO
Barrie
Peterborough
Kingston
Newmarket
Markham
Oshawa
TORONTO
Brampton
MISSISSAUGA
Oakville
Hamilton
Lake Ontario
Watertown
Oswego
Fulton
Syracuse Hancock Intl. Airport
Brockport
ROCHESTER
Lockport
Niagara Falls
Buffalo Niagara Intl. Airport
Baldwinsville
Macedon
Greater Rochester Intl. Airport
Ft. Erie
BUFFALO
SYRACUSE
West Seneca
Geneva
Auburn
Lake Erie
Cortland
Dunkirk
NEW YORK
Ithaca
Corning
Binghamton
Jamestown
Olean
Elmira
PENNSYLVANIA
Sayre
Warren
CANADA

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MSBAM 2016-C32	Big Flats Consumer Square

Mortgage Loan No. 7 – Big Flats Consumer Square

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$40,300,000			Location:	Big Flats, NY 14814
Cut-off Date Balance:	$40,300,000			General Property Type:	Retail
% of Initial Pool Balance:	4.4%			Detailed Property Type:	Anchored
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	DRA Advisors LLC; DLC Management Corporation			Year Built/Renovated:	1993, 2014 / N/A
Mortgage Rate:	3.6500%			Size:	574,215 SF
Note Date:	10/7/2016			Cut-off Date Balance per SF:	$70
First Payment Date:	12/1/2016			Maturity Date Balance per SF:	$63
Maturity Date:	11/1/2026			Property Manager:	DLC Management Corporation (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$4,880,803
Seasoning:	1 month			UW NOI Debt Yield:	12.1%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity:	13.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.91x (IO) 1.96x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$4,959,853 (7/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$4,916,470 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$4,241,322 (12/31/2014)
Reserves(1)				Most Recent Occupancy:	94.4% (10/5/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	97.0% (12/31/2015)
RE Tax:	$280,392	$35,049	N/A	3rd Most Recent Occupancy:	94.0% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$70,000,000 (9/12/2016)
Recurring Replacements:	$0	$7,178	N/A	Cut-off Date LTV Ratio:	57.6%
TI/LC:	$0	$35,888	$1,291,984	Maturity Date LTV Ratio:	52.0%
Deferred Maintenance:	$2,768,000	$0	N/A
Other:	$86,595	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$40,300,000	62.9%	Purchase Price:	$60,500,000	94.4%
Borrower Equity	$23,811,905	37.1%	Reserves:	$3,134,987	4.9%
			Closing Costs:	$476,918	0.7%
Total Sources:	$64,111,905	100.0%	Total Uses:	$64,111,905	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The seventh largest mortgage loan (the “Big Flats Consumer Square Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $40,300,000, secured by a first priority fee mortgage encumbering an anchored retail center comprised of 574,215 SF located in Big Flats, New York (the “Big Flats Consumer Square Property”). The proceeds of the Big Flats Consumer Square Mortgage Loan and equity of $23,811,905 were used to acquire the Big Flats Consumer Square Property for a net purchase price of $60,500,000, fund upfront reserves and pay closing costs.

The Borrower and the Sponsor. The borrower is G&I IX Empire Big Flats LLC (the “Big Flats Consumer Square Borrower”), a newly formed single-purpose Delaware limited liability company with one independent director in its organizational structure. The Big Flats Consumer Square Borrower is owned by G&I IX Investment Empire LLC (90.0%, managing member) and DLC Empire Holdco, LLC (10.0%, member). The Big Flats Consumer Square Borrower is a joint venture between DRA Advisors LLC, a registered investment advisor and DLC Management Corporation, the property manager of the Big Flats Consumer Square Property. The sponsors are DRA Advisors LLC and DLC Management Corporation and the non-recourse carve-out guarantor is DRA Growth and Income Master Fund IX, LLC, which owns G&I IX Empire Holding LLC, and therefore indirectly owns 90% of the Big Flats Consumer Square Borrower. Certain principals of DRA Advisors LLC have an indirect ownership interest and decision-making rights in DRA Growth and Income Master Fund IX, LLC. The non-recourse carveout guarantor, DRA Growth and Income Master Fund IX, LLC, is an investment fund which is currently in the process of raising funds and does not have any material assets at the present time. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus.

The Property. The Big Flats Consumer Square Property consists of the Big Flats Consumer Square Borrower’s fee interest in a 574,215 SF, multi-tenant retail center located in Big Flats, New York, approximately 36 miles southwest of Ithaca, NY. Built in 1993 and 2014, the Big Flats Consumer Square Property consists of eight buildings and is situated on an 80.3-acre site, bisected by Big Flats Road, with approximately 3,492 parking spaces (6.1 per 1,000 of total SF). The Big Flats Consumer Square Property is anchored by Sam’s Club (23.5% of NRA, 14.0% of underwritten rent) and features three junior anchor tenants: Tops Market (10.5% of NRA, 8.9% of underwritten rent), Field & Stream (8.7% of NRA, 11.9% of underwritten rent) and Hobby Lobby (8.2% of NRA, 4.3% of underwritten rent). Other major tenants (> 20,000 SF) include T.J. Maxx, Michaels, Bed Bath & Beyond,

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MSBAM 2016-C32	Big Flats Consumer Square

Staples and Barnes & Noble. Collectively, the anchor and junior anchors represent approximately 50.9% of NRA and 39.1% of underwritten rent, with no other tenant at the Big Flats Consumer Square Property leasing more than 4.8% of NRA or representing more than 5.5% of underwritten rent.

The Big Flats Consumer Square Property is 94.4% leased as of October 5, 2016 by a mix of 33 national and local tenants. Of the 33 current tenants in occupancy at the Big Flats Consumer Square Property, 19 tenants representing approximately 69.2% of the occupied SF and 71.1% of the contractual in-place rents have extended their leases at least once.

The immediate area surrounding the Big Flats Consumer Square Property consists of a combination of commercial, retail, office and residential uses. The Big Flats Consumer Square Property is located off Southern Tier Expressway, a primary arterial within the submarket. Other retailers in the Big Flats Consumer Square Property’s immediate area include a combination of national, regional and local tenants, primarily located along Big Flats Road. The Arnot Mall, anchored by The Bon-Ton, J.C. Penney and Sears, is located less than one mile from the Big Flats Consumer Square Property on the north side of Southern Tier Expressway.

Major Tenants.

Sam’s Club (134,678 SF, 23.5% of NRA, 14.0% of underwritten rent). Sam’s Club, a Wal-Mart Stores, Inc. entity, leases 134,678 SF at the Big Flats Consumer Square Property and has been in occupancy since the Big Flats Consumer Square Property was built in 1993. The lease began July 14, 1993, has an expiration date of July 13, 2018 and four five-year extension options. Sam’s Club, Wal-Mart’s wholesale club segment, operates 647 locations across the United States. Wal-Mart Stores, Inc. is a general merchandise discount retailer with discount stores, supercenters, wholesale clubs, and neighborhood markets. The company operates 5,163 locations totaling approximately 767.0 million SF across the United States.

Tops Market (60,479 SF, 10.5% of NRA, 8.9% of underwritten rent). Tops Market leases 60,479 SF at the Big Flats Consumer Square Property and has been in occupancy since the Big Flats Consumer Square Property was built in 1993. The original lease began November 3, 1993 and has an expiration date of October 31, 2023 and four five-year extension options. Tops Market is a regional supermarket chain located primarily in New York and Pennsylvania.

Field & Stream (50,000 SF, 8.7% of NRA, 11.9% of underwritten rent). Field & Stream leases 50,000 SF at the Big Flats Consumer Square Property. The 50,000 SF building occupied by Field & Stream was constructed in 2014 as built-to-suit for the tenant. The lease began October 6, 2014 and has an expiration date of January 31, 2025 and four five-year renewal options. Field & Stream is a retailer of hunting, fishing, camping, and outdoor recreation merchandise. Field & Stream is a subsidiary of Dick’s Sporting Goods, a full-line sporting goods retailer that offers a broad range of sporting goods equipment, apparel, and footwear. As of January 2015, the company operated nearly 700 stores with approximately 34.2 million SF in 44 states.

Hobby Lobby (47,000 SF, 8.2% of NRA, 4.3% of underwritten rent). Hobby Lobby leases 47,000 SF at the Big Flats Consumer Square Property. The lease began June 16, 2009 and has an expiration date of June 30, 2019 and two five-year renewal options. Hobby Lobby, founded in 1972 and based in Oklahoma City, Oklahoma, is a retailer of arts and crafts supplies, providing various products related to home décor, scrapbooks, fabric and sewing products, beads and jewelry, baking and party supplies, among various other products.

T.J. Maxx (27,846 SF, 4.8% of NRA, 4.6% of underwritten rent). T.J. Maxx leases 27,846 SF at the Big Flats Consumer Square Property and has been in occupancy since 1997. The current lease began February 1, 2018 and has an expiration date of January 31, 2023 and one five-year renewal option. T.J. Maxx, founded in 1977 and based in Framingham, Massachusetts, is an off-price retailer of apparel, shoes, jewelry, and various other accessories relating to fashion and home décor. As of December 2015, T.J. Maxx operated 1,156 stores in 49 states, Puerto Rico and the District of Columbia.

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MSBAM 2016-C32	Big Flats Consumer Square

The following table presents a summary regarding the largest tenants at the Big Flats Consumer Square Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	Annual UW Rent PSF (3)	% of Total Annual UW Rent	Sales PSF(4)	Occ. Cost %(5)	Lease Expiration
Anchor/Junior Anchor
Sam’s Club	AA/Aa2/AA	134,678	23.5%	$766,318	$5.69	14.0%	N/A	N/A	7/13/2018
Tops Market	NR/NR/B-	60,479	10.5%	$483,832	$8.00	8.9%	N/A	N/A	10/31/2023
Field & Stream	NR/NR/NR	50,000	8.7%	$650,000	$13.00	11.9%	$228	7.0%	1/31/2025
Hobby Lobby	NR/NR/NR	47,000	8.2%	$235,000	$5.00	4.3%	$83	9.6%	6/30/2019
Subtotal/Wtd. Avg.		292,157	50.9%	$2,135,150	$7.31	39.1%

Major Tenants
T.J. Maxx	NR/A2/A+	27,846	4.8%	$250,614	$9.00	4.6%	$266	4.5%	1/31/2023
Michaels	NR/NR/NR	26,322	4.6%	$302,703	$11.50	5.5%	$129	11.2%	1/31/2020
Bed Bath & Beyond	NR/Baa1/BBB+	23,668	4.1%	$289,999	$12.25	5.3%	$150	10.2%	1/31/2019
Staples	BB+/Baa2/BBB-	20,010	3.5%	$280,140	$14.00	5.1%	N/A	N/A	4/30/2021
Barnes & Noble	NR/NR/NR	20,000	3.5%	$300,000	$15.00	5.5%	$197	9.1%	7/31/2021
Subtotal/Wtd. Avg.		117,846	20.5%	$1,423,456	$12.08	26.1%

Other Tenants		131,811	23.0%	$1,901,858	$14.43	34.8%
Vacant Space		32,401	5.6%	$0	$0.00	0%
Total/Wtd. Avg.		574,215	100.0%	$5,460,464	$10.08	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent and Annual UW Rent PSF excludes vacant space.

(4)	Sales PSF only include tenants reporting sales and are as of 2015.

(5)	Occ Cost % calculations are based on Annual UW Rent and the underwritten recoveries from the respective year, divided by sales from the respective year.

The following table presents historical sales information for the ten largest tenants at the Big Flats Consumer Square Property:

Historical Sales Summary(1)
	2013			2014			2015
Tenant	Sales ($)	Sales (PSF)	Occ. Cost %(2)	Sales ($)	Sales (PSF)	Occ. Cost %(2)	Sales ($)	Sales (PSF)	Occ. Cost %(2)
Sam’s Club	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Tops Market	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Field & Stream	N/A	N/A	N/A	N/A	N/A	N/A	$11,386,572	$228	7.0%
Hobby Lobby	$3,575,118	$76	9.6%	$3,684,139	$78	9.6%	$3,899,514	$83	9.6%
T.J. Maxx	$7,103,529	$255	4.4%	$7,102,712	$255	4.5%	$7,412,335	$266	4.5%
Michaels	$3,248,437	$123	11.2%	$3,218,539	$122	11.5%	$3,388,732	$129	11.2%
Bed Bath & Beyond	$4,057,033	$171	8.5%	$3,683,621	$156	9.5%	$3,547,430	$150	10.2%
Staples	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Barnes & Noble	$4,067,325	$203	8.5%	$3,692,392	$185	9.5%	$3,939,819	$197	9.1%
Old Navy	$4,096,653	$273	5.8%	$4,200,241	$280	5.7%	$4,313,330	$288	5.7%
Total/Wtd. Avg.	$26,148,095	$164		$25,581,644	$160		$37,887,732	$181

(1)	Historical sales information is based on tenants that report sales.

(2)	Occ Cost % calculations are based on UW Annual Rent and the underwritten recoveries from the respective year, divided by sales from the respective year.

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MSBAM 2016-C32	Big Flats Consumer Square

The following table presents certain information relating to the lease rollover at the Big Flats Consumer Square Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	1	8,000	$13.00	1.4%	1.4%	$104,000	1.9%	1.9%
2017	2	6,304	$7.99	1.1%	2.5%	$50,367	0.9%	2.8%
2018	6	150,274	$6.77	26.2%	28.7%	$1,016,682	18.6%	21.4%
2019	3	77,668	$8.25	13.5%	42.2%	$640,499	11.7%	33.2%
2020	4	42,420	$12.19	7.4%	49.6%	$517,071	9.5%	42.6%
2021	7	70,229	$14.27	12.2%	61.8%	$1,001,871	18.3%	61.0%
2022	0	0	$0.00	0%	61.8%	$0	0.0%	61.0%
2023	4	107,325	$9.34	18.7%	80.5%	$1,002,946	18.4%	79.4%
2024	0	0	$0.00	0%	80.5%	$0	0.0%	79.4%
2025	3	62,950	$12.83	11.0%	91.5%	$807,350	14.8%	94.1%
2026	2	16,644	$14.88	2.9%	94.4%	$247,678	4.5%	98.7%
2027 & Beyond	1	0(4)	$0.00	0%	94.4%	$72,000(4)	1.3%	100.0%
Vacant	0	32,401	$0.00	5.6%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	33	574,215	$10.08	100.0%		$5,460,464	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the related lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

(4)	SF Rolling excludes Popeye’s Louisiana Kitchen, which is a ground lease tenant; however, its rent is included in the UW Rent Rolling.

The Market. The Big Flats Consumer Square Property is located just south of Interstate 86 in Big Flats, New York. The center sits on approximately 80 acres, and is bisected by Big Flats Road in an east-west direction. Interstate 86 serves as a primary arterial through Big Flats, New York, connecting to Elmira, NY approximately nine miles southeast of Big Flats and Binghamton, New York, approximately 68 miles east of Big Flats, New York. Local access to the subject and immediate area is provided by Big Flats Road and Chambers Road, on which the subject has frontage. The Big Flats Consumer Square Property is located within the broader Southern Tier Regional market, which encompasses the southwestern region of the state of New York and sits along the northern border of Pennsylvania.

The area immediately surrounding the subject is comprised of commercial, retail, office, and residential uses. Most of the commercial development is situated along primary arterials, such as Southern Tier Expressway and Big Flats Road, while residential development is concentrated in areas surrounding the commercial arterials. Big Flats Road is improved with retail strip centers, automotive service stations, bank branches, fast food facilities, restaurants, and other freestanding service establishments. Located approximately one half-mile from the Big Flats Consumer Square Property, on the north side of Interstate 86, is the Arnot Mall, a 975,000 SF enclosed mall anchored by The Bon-Ton, J.C. Penney, Sears, Burlington Coat Factory and Regal Cinemas.

According to a third party market research report, the estimated 2015 population within a five-, ten-, and fifteen-mile radius of the Big Flats Consumer Square Property is 15,321, 100,651 and 128,690 respectively. The estimated 2015 average household income within a five-, ten-, and fifteen-mile radius of the Big Flats Consumer Square Property is $83,874, $66,291 and $64,795, respectively. Comparatively, the estimated 2015 average household income for Elmira, New York and the state of New York are $62,223 and $87,081, respectively. In 2015, consumer expenditures within a five-, ten-, and fifteen-mile radius were approximately $391,055, $2,221,289 and $2,803,630, respectively, according to the appraisal. These figures are projected to grow at annual rates of 3.7%, 3.5%, and 3.5%, respectively.

A-3-65

MSBAM 2016-C32	Big Flats Consumer Square

The following table presents competitive retail properties with respect to the Big Flats Consumer Square Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject (mi.)
Big Flats Consumer Square(1)	Power Center	1993, 2014/N/A	574,215	94.4%(2)	Sam’s Club, Tops Market, Field & Stream, Hobby Lobby	N/A
Big Flats Commons	Power Center	2007/N/A	172,000	94.0%	Target	Adjacent
Southern Tier Crossing	Power Center	2007/N/A	510,000	92.0%	Aldi, Dick’s Sporting Goods, JoAnn Fabric, Kohls, PetSmart, Ulta, Walmart	0.3
Arnot Mall	Super-Regional Center/Mall	1967/1999	975,000	82.0%	The Bon-Ton, Burlington Coat Factory, J.C. Penney, Sears, Regal Cinemas	0.5
Total/Wtd. Avg.(3)			1,657,000	86.3%

Source: Appraisal

(1)	Based on the underwritten rent roll.

(2)	Total Occupancy is based on the underwritten rent roll, which considers 10,000 SF leased to Old Country Buffet, which is currently in occupancy, as vacant. Including Old Country Buffet, the physical occupancy of the Big Flats Consumer Square Property is 96.1%.

(3)	Total/Wtd. Avg. excludes the Big Flats Consumer Square Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Big Flats Consumer Square Property:

Cash Flow Analysis
	2012	2013	2014	2015	7/31/2016 TTM	UW	UW PSF
Base Rent(1)	$4,832,720	$4,850,605	$4,892,187	$5,413,952	$5,516,146	$5,946,479	$10.36
Total Recoveries	$1,242,067	$1,266,325	$1,382,690	$1,634,275	$1,511,767	$1,566,647	$2.73
Other Income	$70,730	$65,609	$50,061	$27,539	$17,653	$25,000	$0.04
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	($519,461)	($0.90)
Effective Gross Income	$6,145,518	$6,182,539	$6,324,939	$7,075,766	$7,045,566	$7,018,665	$12.22
Total Expenses	$2,024,131	$2,088,143	$2,083,617	$2,159,296	$2,085,713	$2,137,863	$3.72
Net Operating Income	$4,121,387	$4,094,397	$4,241,322	$4,916,470	$4,959,853	$4,880,803	$8.50
Capital Expenditures	$0	$0	$0	$0	$0	$86,132	$0.15
TI/LC	$0	$0	$0	$0	$0	$453,630	$0.79
Net Cash Flow	$4,121,387	$4,094,397	$4,241,322	$4,916,470	$4,959,853	$4,341,041	$7.56

Occupancy %(2)	78.0%	76.0%	94.0%	97.0%	94.4%	91.8%
NOI DSCR (P&I)	1.86x	1.85x	1.92x	2.22x	2.24x	2.21x
NOI DSCR (IO)	2.76x	2.75x	2.84x	3.30x	3.33x	3.27x
NCF DSCR (P&I)	1.86x	1.85x	1.92x	2.22x	2.24x	1.96x
NCF DSCR (IO)	2.76x	2.75x	2.84x	3.30x	3.33x	2.91x
NOI Debt Yield	10.2%	10.2%	10.5%	12.2%	12.3%	12.1%
NCF Debt Yield	10.2%	10.2%	10.5%	12.2%	12.3%	10.8%

(1)	Base Rent includes vacant space grossed up to market rent. Old Country Buffet leases 10,000 SF at the Big Flats Consumer Square Property but has been underwritten as vacant as the tenant is in bankruptcy. A mark-to-market adjustment was applied to seven tenants whose contractual rent is in excess of 110% of market and includes Vision Works, One Main Financial, Verizon Wireless, Cost Cutters, Charley’s Grilled Subs, Community Bank and Petco. The mark-to-market adjustment totals $47,550.

(2)	UW Occupancy % reflects the economic occupancy of the Big Flats Consumer Square Property. 7/31/2016 TTM Occupancy % is as of the rent roll dated October 5, 2016. 10,000 SF leased to Old Country Buffet through December 31, 2026, was underwritten as vacant as the tenant is currently in bankruptcy. Including Old Country Buffet, the physical occupancy of the Big Flats Consumer Square Property is 96.1%.

A-3-66

MSBAM 2016-C32	Big Flats Consumer Square

Escrows and Reserves. The Big Flats Consumer Square Mortgage Loan documents provide for upfront reserves in the amount of $2,768,000 for deferred maintenance (including replacement of asphalt paving, roof replacement, landscaping and painting), $280,392 for real estate taxes, $50,595 for existing tenant improvements and leasing commissions due with respect to the tenants Popeye’s and Community Bank, and $36,000 for an occupancy reserve with respect to the six months prior to the tenant Popeye’s rent commencement date, to be disbursed (provided no Cash Sweep Period (as defined below) is continuing) in monthly installments in lieu of the rent that would have been due if rent was then payable. The Big Flats Consumer Square Borrower is required to escrow monthly 1/12th of the annual estimated real estate tax payments (excluding taxes payable by any tenant rated “BBB-” or higher by S&P (or its equivalent by any other rating agency) to the extent (i) such tenant’s lease requires such tenant to pay the taxes associated with such lease directly to the applicable taxing authority and (ii) such tenant in fact makes such payment). The Big Flats Consumer Square Borrower is required to escrow monthly 1/12th of the annual estimated insurance premiums (unless the Big Flats Consumer Square Borrower maintains an acceptable blanket policy). On each payment date, the Big Flats Consumer Square Borrower is required to make monthly deposits equal to $7,178 into an escrow for replacements and repairs. On each payment date, the Big Flats Consumer Square Borrower is required to make monthly deposits equal to $35,888 into an escrow for tenant improvements and leasing commissions (the “Rollover Reserve”); provided that no such deposit is required to be made to the extent it would cause the amount on deposit in the Rollover Reserve to exceed $1,291,984.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Big Flats Consumer Square Mortgage Loan. The Big Flats Consumer Square Mortgage Loan has springing cash management (i.e., the Big Flats Consumer Square Mortgage Loan has cash management only after the initial occurrence and during the continuance of a Cash Sweep Period). Provided a Cash Sweep Period is not continuing, funds in the lockbox account are required to be swept to an account designated by the Big Flats Consumer Square Borrower. During the continuance of a Cash Sweep Period, funds in the lockbox account are required to be transferred on each business day to a lender controlled cash management account. During the continuance of a Cash Sweep Period, funds in the cash management account are required to be applied on each monthly payment date to pay debt service on the Big Flats Consumer Square Mortgage Loan, to fund the required reserves deposits as described above under “Escrows and Reserves,” to disburse, provided no event of default is continuing under the Big Flats Consumer Square Mortgage Loan, the monthly operating expenses referenced in the approved annual budget or otherwise approved by the lender, and extraordinary expenses needed to address a “life/safety” issue at the Big Flats Consumer Square Property or approved by the lender, and to disburse the remainder into an account to be held by the lender as additional security for the Big Flats Consumer Square Mortgage Loan (the “Cash Sweep Subaccount”); subject to disbursement for tenant improvement and leasing commission costs as provided below.

A “Cash Sweep Period” means the period:

(i) commencing upon an event of default under the Big Flats Consumer Square Mortgage Loan and ending if no event of default is continuing, or

(ii) commencing upon the debt service coverage ratio on the Big Flats Consumer Square Mortgage Loan being less than 1.10x for three consecutive calendar months, as determined on a trailing twelve month basis (a “DSCR Event”) and ending on the date that the debt service coverage ratio on the Big Flats Consumer Square Mortgage Loan equals or exceeds 1.20x for the immediately preceding three consecutive calendar months, as determined on a trailing twelve month basis (in each case, calculated including rental income on each signed lease on the earlier of the date the tenant takes occupancy, is open for business and pays full contractual rent and the date there is no contingency under the lease), or

(iii) commencing upon a Sam’s Club Trigger Event (as defined below) and ending upon a Sam’s Club Trigger Event Cure (as defined below), or

(iv) commencing upon a Tops Market Trigger Event (as defined below) and ending upon a Tops Market Trigger Event Cure (as defined below).

A “Sam’s Club Trigger Event” (A) commences (i) if Wal-Mart Stores, Inc. d/b/a Sam’s Club #6431 or any replacement tenant therefor (“Sam’s Club”) has made or been the subject of a bankruptcy filing, (ii) on the date the Sam’s Club’s lease is terminated or the date which is twelve months prior to expiration of such lease occurs, unless such lease is renewed or extended pursuant to its terms or on terms reasonably acceptable to the lender, or (iii) if Sam’s Club has vacated or “gone dark” or given written notice that it intends to do so and (B) ends (a “Sam’s Club Trigger Event Cure”), (i) in the case of clause (A) (i), if the Sam’s Club lease has been affirmed in bankruptcy and the Big Flats Consumer Square Borrower delivers to the lender a tenant estoppel certificate stating that Sam’s Club is in occupancy of its space, open for business and paying full contractual rent, (ii) in the case of clause (A)(ii), if Sam’s Club renews or extends its lease in accordance with its terms or terms otherwise reasonably acceptable to the lender, and the Big Flats Consumer Square Borrower delivers to the lender a tenant estoppel certificate (or the lender otherwise receives reasonably satisfactory evidence) confirming that Sam’s Club continues to be in occupancy of its space, open for business and will be paying an annual base rent during the renewal term as set forth in its lease or otherwise reasonably approved by the lender, (iii) in the case of clause (A) (iii), Sam’s Club is in occupancy of its space and the Big Flats Consumer Square Borrower delivers to the lender a tenant estoppel certificate stating that Sam’s Club is in occupancy of its space, open for business and paying full contractual rent, or (iv) in the case of any of clauses (A) (i), (ii) or (iii), (x) all or a portion of the Sam’s Club space has been re-let to one or more replacement tenant(s) (which may include Sam’s Club) reasonably satisfactory to the lender pursuant to replacement lease(s) reasonably satisfactory to the lender for a term of at least five years with annual base rent of not less than $766,318.00, plus triple net reimbursements, and the Big Flats Consumer Square Borrower delivers to the lender tenant estoppel certificate(s) from each such replacement tenant(s) stating that such replacement tenant(s) is/are in occupancy of all or a portion of the Sam’s Club space, open for business and paying the foregoing rent, or (y) if the replacement tenant(s) is/are leasing at least 70% of the Sam’s Club space and paying an annual base rent that does not equal or exceed $766,318.00, plus triple net reimbursements, then the underwritten net operating income after including such replacement tenant(s) (which may include Sam’s Club) satisfies a debt service coverage ratio of not less than 2.00x.

A “Tops Market Trigger Event” (A) commences (i) if Tops Markets, LLC or any replacement tenant therefor (“Tops Market”) has made or been the subject of a bankruptcy filing, (ii) the date the Tops Market’s lease is terminated or the date which is twelve months prior to expiration of such lease occurs, unless such lease is renewed or extended pursuant to its terms or on terms reasonably acceptable to the lender, or (iii) Tops Market has vacated or “gone dark” or given written notice that it intends to do so and (B) ends (a “Tops Market Trigger Event Cure”), (i) in the case of clause (A) (i), if the Tops Market lease has been affirmed in bankruptcy and the Big Flats Consumer Square Borrower delivers to the lender a tenant estoppel certificate stating that Tops Market is in occupancy of its space, open for business and paying full contractual rent, (ii) in the case of clause (A)(ii), if Tops Market renews or extends its lease in accordance with its terms or terms otherwise reasonably acceptable to the lender, and the Big Flats Consumer Square Borrower delivers to the lender a tenant estoppel certificate (or the lender otherwise receives reasonably satisfactory evidence) confirming that Tops Market continues to be in occupancy of its space, open for business and will be paying an annual base rent during the renewal term as set forth in its lease or otherwise reasonably approved by the lender, (iii) in the case of clause (A) (iii), Tops Market is in occupancy of its space and the Big Flats Consumer Square Borrower delivers to the lender a tenant estoppel certificate stating that Tops Market is in occupancy of its space, open for business and paying full contractual rent, or (iv) in the case of any of clauses (A) (i), (ii) or (iii), (x) all or a portion of the Tops Market space has been re-let to one or more replacement tenant(s) (which may include Tops Market) reasonably satisfactory to the lender pursuant to replacement lease(s) reasonably

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MSBAM 2016-C32	Big Flats Consumer Square

satisfactory to the lender for a term of at least five years with annual base rent of not less than $483,832.00, plus triple net reimbursements, and the Big Flats Consumer Square Borrower delivers to the lender tenant estoppel certificate(s) from each such replacement tenant(s) stating that such replacement tenant(s) is/are in occupancy of all or a portion of the Tops Market space, open for business and paying the foregoing rent, or (y) if the replacement tenant(s) is/are leasing at least 70% of the Tops Market space and paying an annual base rent that does not equal or exceed $483,832.00, plus triple net reimbursements, then the underwritten net operating income after including such replacement tenant(s) (which may include Tops Market) satisfies a debt service coverage ratio of not less than 2.00x.

Provided no event of default has occurred and is continuing, the lender is required to disburse funds from the Cash Sweep Subaccount for tenant improvement costs and leasing commissions during a Cash Sweep Period (i) caused by a Sam’s Club Trigger Event or a Tops Market Trigger Event, for the re-tenanting of the Sam’s Club space or the Tops Market space, and (ii) caused by a DSCR Event, for any tenant space, in each case subject to the satisfaction of certain disbursement conditions.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Big Flats Consumer Square Borrower is permitted to obtain the release of a 1.4 acre unimproved parcel identified in the Big Flats Consumer Square Mortgage Loan documents upon the satisfaction of certain conditions, including among others, (i) conveyance of the release parcel in an arm’s length transfer, (ii) compliance of the remaining Big Flats Consumer Square Property with zoning, separate tax lot, and other legal requirements, (iii) compliance with REMIC regulations, (iv) if required by the lender, delivery of a rating agency confirmation, and (v) payment of the lender’s out of pocket costs and expenses, including reasonable attorneys’ fees, in connection with the release. No prepayment or defeasance of the Big Flats Consumer Square Mortgage Loan is required in connection with such a release, unless the release would cause the loan-to-value ratio of the Big Flats Consumer Square Mortgage Loan to be greater than 125%, in which case a prepayment may be required to the extent required by REMIC regulations (together with a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium).

Terrorism Insurance. The Big Flats Consumer Square Borrower is required to obtain all risk and business income insurance against acts of terrorism to the extent such insurance is available in an amount determined by lender, but in no event more than the full replacement cost of the Big Flats Consumer Square Property and twelve months of business interruption insurance; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension or reauthorization thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA.

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MSBAM 2016-C32	The Barlow

Mortgage Loan No. 8 – The Barlow

A-3-70

MSBAM 2016-C32	The Barlow

Mortgage Loan No. 8 – The Barlow

The Barlow
6780-6790 Depot Street, 6750-6790 McKinley Avenue,
6700-6762 Sebastopol Avenue, 100-220 Morris Street
and 6751 Laguna Parkway
Sebastopol, CA 95472
Windsor
Windsor Golf Course
Shiloh Rd.
Shiloh Ranch Regional Park
Larkfield
Airport Blvd.
Charles M. Schulz - Sonoma County Airport
Mark West Spgs Rd.
Redwood Hwy
River Rd.
Fountaingrove Golf and Athletic Club
Fountain Grove Pkwy.
Forestville
Joseph Swan Vineyards
Hook & Ladder Vineyards and Winery
Martin Ray Winery
River Road Cellars
Scherrer Winery
Dehlinger Winery
Gantz Family Vineyards
Atascadero Creek Winery
Dutton Estate Winery
Lynmar Estate Winery
Santa Rosa Equestrian Center
Walter Hansel Winery
Guerneville Rd.
Coddingtown Mall
Santa Rosa Junior College
SANTA ROSA
Howarth Park
Sonoma Hwy.
College Ave.
Montgomery Dr.
Hoen Ave.
Santa Rosa Plaza
Graton
Merry Edwards Winery
Sebastopol Golf Course
Boudreaux Vineyard
Santa Rosa Golf and Country Club
Emeritus Vineyards
Gravenstein Hwy.
Sonoma Co. Fairgrounds
Fairgrounds Golf Course
Bennett Valley Golf Course
Occidental Rd.
Hanna Winery
Balletto Vineyards
Sebastopol Rd.
Stony Point Rd.
Dutton Ave.
Santa Rosa Marketplace
Sebastopol
Ragle Ranch Regional Park
Sebastopol Ave.
Hearn Ave.
Wright Rd.
Fulton Rd.
Olivet Rd.
Slusser Rd.
Windsor Rd.
Eastside Rd.
Old Redwood Hwy.
West County Museum
Dunah Vineyard & Winery
Palm Drive Hospital
Bodega Hwy.
Llano Rd.
SONOMA COUNTY
Santa Rosa Ave.
Petaluma Hill Rd.
Todd Rd.
Jenkins Vineyard
Gravenstein Hwy.
Millbrae Ave.
Foxtail Golf Club
Redwood Hwy.
Rohnert Park
Rohnert Park Expwy
Spreckels Performing Arts Center
Sonoma State University
Cotati
Roblar Rd.
Old Redwood Hwy.
Penngrove
San Francisco 45 miles
101
12
116
Santa Rosa
Occidental
Sebastopol
Napa
Vacaville
Fairfield
Vallejo
Concord
Richmond
Berkeley
OAKLAND
SAN FRANCISCO
Daly City
Hayward
Pacific Ocean

A-3-71

MSBAM 2016-C32	The Barlow

Mortgage Loan No. 8 – The Barlow

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	SMF III			Single Asset/Portfolio:	Single Asset
Original Balance:	$37,500,000			Location:	Sebastopol, CA 95472
Cut-off Date Balance:	$37,500,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	4.1%			Detailed Property Type:	Retail/Industrial
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Bernard Aldridge			Year Built/Renovated:	1910-1965, 2013/2013
Mortgage Rate:	4.7650%			Size:	178,677 SF
Note Date:	11/10/2016			Cut-off Date Balance per SF:	$210
First Payment Date:	1/6/2017			Maturity Date Balance per SF:	$181
Maturity Date:	12/6/2026			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	24 months			UW NOI(3):	$3,198,176
Seasoning:	0 months			UW NOI Debt Yield:	8.5%
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity:	9.9%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.70x (IO) 1.31x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$2,741,038 (7/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,388,326 (12/31/2015)
Future Debt Permitted (Type)(1):	Yes (Mezzanine)			3rd Most Recent NOI:	$2,108,283 (12/31/2014)
Reserves(2)				Most Recent Occupancy:	93.9% (11/10/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	97.0% (12/31/2015)
RE Tax:	$72,566	$24,378	N/A	3rd Most Recent Occupancy:	81.4% (12/31/2014)
Insurance:	$96,719	$24,397	N/A	Appraised Value (as of):	$59,000,000 (8/17/2016)
Recurring Replacements:	$0	$2,234	N/A	Cut-off Date LTV Ratio:	63.6%
TI/LC:	$1,000,000	Springing	$600,000	Maturity Date LTV Ratio:	54.8%
Other:	$152,702	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$37,500,000	100.0%	Loan Payoff:	$31,646,740	84.4%
			Reserves:	$1,321,987	3.5%
			Closing Costs:	$853,996	2.3%
			Return of Equity:	$3,677,277	9.8%
Total Sources:	$37,500,000	100.0%	Total Uses:	$37,500,000	100.0%

(1)	See “—Mezzanine Loan and Preferred Equity” below for further discussion of future permitted mezzanine debt.

(2)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(3)	UW NOI is greater than historical NOI due primarily to lease-up of a recently renovated 37,000 SF building throughout 2015, as well as Kosta Browne Winery expanding by 16,064 SF in October 2015.

The Mortgage Loan. The eighth largest mortgage loan (“The Barlow Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $37,500,000 and is secured by a first priority fee mortgage encumbering a mixed use property located in Sebastopol, California (“The Barlow Property”). The proceeds of The Barlow Mortgage Loan were primarily used to refinance existing debt on The Barlow Property, fund reserves, pay closing costs and return equity to The Barlow Borrower. A portion of The Barlow Property was previously encumbered by a mortgage loan that was securitized in the WFRBS 2013-C17 transaction.

The Borrower and the Sponsor. The borrower is Barlow Star, LLC (“The Barlow Borrower”), a single-purpose Delaware limited liability company with one independent director. The loan sponsor and non-recourse carve-out guarantor is Bernard Aldridge. Bernard Aldridge is the founder of Aldridge Development, The Barlow Property’s original developer. Bernard Aldridge has been involved in commercial real estate for over 20 years, primarily in the acquisition, development and renovation of multifamily, office and retail properties.

The Property. The Barlow Property, located at 6780-6790 Depot Street, 6750-6790 McKinley Avenue, 6700-6762 Sebastopol Avenue, 100-220 Morris Street and 6751 Laguna Parkway in Sebastopol, California, consists of a mixed use retail and industrial center totaling 178,677 SF that is leased to 34 tenants. The Barlow Property is comprised of 17 buildings, 12 of which were built in 2013 and the remaining five of which were constructed in phases between 1910 and 1965. The Barlow Property is located in Sonoma County, approximately seven miles west of Santa Rosa and approximately 55 miles north of San Francisco. The loan sponsor renovated existing buildings and constructed new ones that mirrored the historical design of the original buildings. The Barlow Property features a mix of tenant uses given the combination of its warehouse, manufacturing, retail, restaurant, distillery and winery spaces. The Barlow Property was 93.9% occupied as of November 10, 2016 by 34 tenants.

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MSBAM 2016-C32	The Barlow

Major Tenants.

Kosta Browne Winery (61,645 SF, 34.5% of NRA, 35.5% of underwritten base rent). Kosta Browne Winery is a Sonoma Valley winery founded in 1997 that specializes in Pinot and Chardonnay. Kosta Browne Winery has been in occupancy since 2013 and has a current lease expiration date of July 31, 2025. Kosta Browne Winery is headquartered at The Barlow Property, expanded by 16,064 SF (9.0% of NRA) in 2015 and has invested approximately $3.2 million into the build-out of its leased space. Kosta Browne Winery has three five-year renewal options remaining.

Windgap Wines (12,106 SF, 6.8% of NRA, 3.8% of underwritten base rent). Windgap Wines is a small full-production winery and tasting room. Windgap Wines has been in occupancy since 2012 and has a current lease expiration date of September 30, 2017.

Santa Rosa Community Market (9,700 SF, 5.4% of NRA, 8.0% of underwritten base rent). Santa Rosa Community Market is an employee-run, not-for-profit, natural food grocer. Santa Rosa Community Market has been in occupancy since 2013 and has a current lease expiration date of November 6, 2028. Santa Rosa Community Market has one ten-year renewal option remaining.

Barlow Event Management (9,461 SF, 5.3% of NRA, 6.4% of underwritten base rent). Barlow Event Management is an indoor and outdoor event venue that hosts weddings, corporate events and other special occasions at The Barlow Property. Barlow Event Management has been in occupancy since 2012 and has a current lease expiration date of December 31, 2019. Barlow Event Management is an affiliate of The Barlow Borrower.

Taylor Maid Coffee (8,926 SF, 5.0% of NRA, 3.6% of underwritten base rent). Taylor Maid Coffee sells handcrafted, organic espresso-based beverages, and single-origin coffee and provides a venue for community-driven events. Taylor Maid Coffee has been in occupancy since 2012 and has a current lease expiration date of May 1, 2022.

The following table presents a summary regarding major tenants at The Barlow Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration
Major Tenants
Kosta Browne Winery	NR/NR/NR	61,645	34.5%	$1,128,772	35.5%	$18.31	7/31/2025
Windgap Wines	NR/NR/NR	12,106	6.8%	$121,408	3.8%	$10.03	9/30/2017
Santa Rosa Community Market	NR/NR/NR	9,700	5.4%	$253,392	8.0%	$26.12	11/6/2028
Barlow Event Management(3)	NR/NR/NR	9,461	5.3%	$204,000	6.4%	$21.56	12/31/2019
Taylor Maid Coffee	NR/NR/NR	8,926	5.0%	$112,821	3.6%	$12.64	5/1/2022
Subtotal/Wtd. Avg.		101,838	57.0%	$1,820,394	57.3%	$17.88

Other Tenants		65,915	36.90%	$1,356,624	42.7%	$20.58
Vacant Space		10,924	6.1%	$0	0.0%	$0.00
Total/Wtd. Avg.		178,677	100.0%	$3,177,017	100.0%	$18.94

(1)	Information is based on the underwritten rent roll.

(2)	PSF figures exclude vacant space.

(3)	Barlow Event Management is an affiliate of The Barlow Borrower.

A-3-73

MSBAM 2016-C32	The Barlow

The following table presents certain information relating to the lease rollover at The Barlow Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	6	22,667	$15.08	12.7%	12.7%	$341,806	10.8%	10.8%
2018	10	17,266	$20.91	9.7%	22.3%	$361,023	11.4%	22.1%
2019	5	21,262	$21.43	11.9%	34.2%	$455,564	14.3%	36.5%
2020	3	3,219	$23.44	1.8%	36.1%	$75,448	2.4%	38.8%
2021	2	11,905	$16.36	6.7%	42.7%	$194,750	6.1%	45.0%
2022	2	9,953	$14.43	5.6%	48.3%	$143,637	4.5%	49.5%
2023	1	1,543	$36.00	0.9%	49.1%	$55,548	1.7%	51.2%
2024	1	1,917	$25.24	1.1%	50.2%	$48,384	1.5%	52.8%
2025	2	64,657	$18.32	36.2%	86.4%	$1,184,392	37.3%	90.0%
2026	0	0	$0.00	0.0%	86.4%	$0	0.0%	90.0%
2027	0	0	$0.00	0.0%	86.4%	$0	0.0%	90.0%
2028	2	13,364	$23.68	7.5%	93.9%	$316,464	10.0%	100.0%
2029 & Beyond	0	0	$0.00	0.0%	93.9%	$0	0.0%	100.0%
Vacant	0	10,924	$0.00	6.1%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	34	178,677	$18.94	100.0%		$3,177,017	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	UW Rent PSF Rolling figures exclude vacant space.

The Market. The Barlow Property is located in Sebastopol, Sonoma County, California. The Barlow Property is situated in the North Bay Area retail market. According to the appraisal, the market’s second quarter 2016 vacancy rate was 4.3%, while asking rent was $21.28 PSF. The Barlow Property does not have a significant amount of traditional industrial space. Instead, The Barlow Property’s industrial layout is utilized as parts of its retail suites. Given its overall configuration as a retail center, the industrial space is used to support the retail operations and productions at The Barlow Property. Due to its atypical mix of retail and industrial space, The Barlow Property does not have a set of properties within Sebastopol that directly compete with it.

The appraisal drew market statistics from the retail performance of the Wine Country submarket. According to the appraisal, the Wine Country submarket’s second quarter 2016 vacancy rate was 2.5%, while asking rent was $29.81 PSF. The estimated 2016 population within a one-mile radius of The Barlow Property and within the city of Sebastopol was 6,045 and 7,640 people, respectively. The estimated 2016 median household income within a one -mile radius of The Barlow Property and within the city of Sebastopol was $64,045 and $63,759, respectively.

The following table presents rental comparables with respect to The Barlow Property as identified in the appraisal:

Competitive Property Summary
Property Name/Location	Year Built	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
Redwood Marketplace 700-800 Gravenstein Hwy. Sebastopol, CA	1985	63,379	Verizon	900	Apr-16	5.0	$36.00	Triple Net
The Great Petaluma Mill 6 Petaluma Blvd. N. Petaluma, CA	1976	43,000	Undisclosed	869	Apr-16	1.5	$24.00	Modified Gross
200 S. Main Street 200 S. Main Street Sebastopol, CA	2000	16,978	Free-Range Guitars	780	Feb-16	3.0	$24.84	Modified Gross
Mendocino Marketplace 2240, 2280, 2360 Mendocino Ave. Santa Rosa, CA	2000	32,238	Pieology Pizza	1,850	Jan-15	N/A	$42.00	Triple Net
186 North Main Street 186 North Main Street Sebastopol, CA	2003	27,500	Listing	2,710	Aug-16	Negotiable	$24.35	Triple Net

Source: Appraisal

A-3-74

MSBAM 2016-C32	The Barlow

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at The Barlow Property:

Cash Flow Analysis
	2014	2015	7/31/2016 TTM	UW	UW PSF
Base Rent	$2,375,206	$2,565,799	$2,881,407	$3,472,875	$19.44
Total Recoveries	$703,374	$1,029,321	$1,145,427	$1,390,262	$7.78
Other Income	$6,553	$27,320	$49,432	$49,432	$0.28
Less Vacancy & Credit Loss	$0	$0	$0	($295,858)	($1.66)
Effective Gross Income	$3,085,133	$3,622,440	$4,076,266	$4,616,711	$25.84
Total Operating Expenses	$976,850	$1,234,114	$1,335,228	$1,418,536	$7.94
Net Operating Income(1)	$2,108,283	$2,388,326	$2,741,038	$3,198,176	$17.90
Capital Expenditures	$0	$0	$0	$26,802	$0.15
TI/LC	$0	$0	$0	$84,180	$0.47
Net Cash Flow	$2,108,283	$2,388,326	$2,741,038	$3,087,194	$17.28

Occupancy %(2)	81.4%	97.0%	93.9%	93.9%
NOI DSCR	0.90x	1.02x	1.17x	1.36x
NOI DSCR (IO)	1.16x	1.32x	1.51x	1.77x
NCF DSCR	0.90x	1.02x	1.17x	1.31x
NCF DSCR (IO)	1.16x	1.32x	1.51x	1.70x
NOI Debt Yield	5.6%	6.4%	7.3%	8.5%
NCF Debt Yield	5.6%	6.4%	7.3%	8.2%

(1)	UW Net Operating Income is greater than historical Net Operating Income due primarily to lease-up of a recently renovated 37,000 SF building throughout 2015, as well as Kosta Browne Winery expanding by 16,064 SF in October 2015.

(2)	Occupancy % for 2014 and 2015 represents physical occupancy as of December 31 of each respective year. TTM Occupancy % equates to physical occupancy as of November 10, 2016. UW Occupancy % is based on underwritten economic occupancy which is based on the vacancy rate in place at The Barlow Property.

Escrows and Reserves. At origination, The Barlow Borrower deposited $1,000,000 for general tenant improvements and leasing commissions, $152,702 for a rent reserve related to the Bronze Event Space leased by Barlow Event Management, $96,719 for insurance premiums and $72,566 for taxes. The Barlow Borrower is required to escrow monthly an amount equal to: (i) 1/12th of the estimated annual tax payments, (ii) 1/12th of the estimated annual insurance premiums and (iii) $2,234 monthly into an escrow for replacement reserves. If the balance in the tenant improvements and leasing commissions reserve falls below $600,000, The Barlow Borrower is required to deposit monthly into an escrow for tenant improvements and leasing commissions the amount of $14,890, subject to a cap equal to $600,000.

Lockbox and Cash Management. The Barlow Mortgage Loan is structured with a springing lockbox and springing cash management (i.e. The Barlow Mortgage Loan has cash management only upon the initial occurrence of a Trigger Event (as defined below) and for the remainder of the term of The Barlow Mortgage Loan). Following the occurrence of of a Trigger Event, The Barlow Borrower is required to direct tenants to deposit all rents into the lockbox account controlled by the lender. Following the occurrence of a Trigger Event, all sums on deposit in the lockbox account are required to be swept on a daily basis into a cash management account for the payment of, among other things, debt service, monthly escrows and property operating expenses, with any excess cash to be held by the lender as additional security for The Barlow Mortgage Loan.

A “Trigger Event” will commence:

(i)	upon the occurrence of an event of default under The Barlow Mortgage Loan and continue until such event of default is no longer continuing, or

(ii)	upon the debt service coverage ratio, calculated based on the trailing 12 calendar months, being less than 1.15x and continue until the debt service coverage ratio, calculated based on the trailing 12 calendar months, for two consecutive calendar quarters thereafter is equal to or greater than 1.25x and The Barlow Property has a total occupancy equal to or greater than 80.0% for two consecutive quarters, or

(iii)	if Kosta Browne Winery, or any tenant that leases the space currently leased to Kosta Browne Winery, (a) defaults under its lease, (b) goes dark, (c) gives notice to go dark or gives notice of its intention to terminate its lease, (d) becomes a debtor in any state or federal bankruptcy or other insolvency proceeding, (e) vacates or terminates its lease or (f) fails to exercise its option to extend the term of its lease for space at The Barlow Property no later than July 31, 2024, and continue until (x) a Replacement Tenant Cure (as defined below) occurs or (y) Kosta Browne Winery, or any tenant that leases the space currently leased to Kosta Browne Winery, in regard to clause (a) above, cures all defaults under its lease, in regard to clause (b) above, opens for business for two consecutive calendar quarters, in regard to clause (c) above, withdraws its notice to vacate, terminate or go dark, in regard to clause (d) above, ceases to be a debtor in any such bankruptcy or insolvency proceeding, in regard to clause (e) above, affirms its lease and resumes operations for two consecutive quarters and, in regard to clause (f) above, provides an acceptable lease extension for the related space.

A “Replacement Tenant Cure” means (i) a replacement tenant or tenants entering into a new lease or leases, as applicable, for the entire Kosta Browne Winery leased space on terms reasonably acceptable to the lender, (ii) the related lease or leases having commenced, (iii) the new tenant or tenants occupying the entire Kosta Browne Winery leased space, (iv) the new tenant or tenants being open for business, paying full, unabated rent and (v) all tenant improvement obligations having been satisfied in accordance with the terms of such lease or leases.

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MSBAM 2016-C32	The Barlow

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. The loan sponsor and non-recourse carve-out guarantor reported that he is currently in discussions with the lender in connection with the incurrence of mezzanine debt secured by the pledge of all or a portion of his indirect ownership interests in The Barlow Borrower and that such incurrence could occur as early as prior to the closing date of this transaction. Mezzanine debt secured by the ownership interests in The Barlow Borrower from an acceptable mezzanine lender is permitted under the following conditions, among others: (a) having a minimum combined debt service coverage ratio of 1.20x, (b) having an aggregate maximum loan-to-value of 67.5%, (c) delivery of an intercreditor agreement satisfactory to the lender and (d) if incurred after the closing date of this transaction, delivery of a rating agency confirmation.

Release of Property. Not permitted.

Terrorism Insurance. The Barlow Borrower is required to obtain terrorism insurance for domestic and foreign acts of terrorism (as defined in the Terrorism Risk Insurance Program Reauthorization Act of 2007 as amended or replaced) in an amount equal to the full replacement cost of The Barlow Property and business interruption insurance for 12 months.

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A-3-77

MSBAM 2016-C32	The Crossings of Spring Hill

Mortgage Loan No. 9 – The Crossings of Spring Hill

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MSBAM 2016-C32	The Crossings of Spring Hill

Mortgage Loan No. 9 – The Crossings of Spring Hill

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MSBAM 2016-C32	The Crossings of Spring Hill

Mortgage Loan No. 9 – The Crossings of Spring Hill

The Crossings of Spring Hill
1001-1041 Crossings Boulevard and 1017-2020 Crossings Circle
Spring Hill, TN 37174
Franklin
Nashville 17 miles
Williamson Square
Watson Glen Shopping Ctr.
Williamson Medical Center
Country Club of Franklin
Forrest Crossing Golf Club
Southall Rd
Coleman Rd
Long Ln
Lewisburg Pike
Goose Creek Bypass
Carters Creek Pike
Peytonsville Rd
WILLIAMSON COUNTY
MARS Petcare Global Innovation Center
Graystone Quarry
Murfreesboro 25 miles
Thompson's Station
Thompson's Station Rd
Lelpers Creek Rd
Heritage Commons
Spring Hill Village
Buckner Rd
Buckner Ln
Longview Recreation Center
Columbia Pike
Dr. Robertson Rd
Snow Creek Rd
Knob Creek Rd
Beechcroft Rd
Duplex Rd
Spring Hill City Hall
Spring Hill
GM Spring Hill Plant
Cleburn Rd
Main St
Mahon Rd
Kedron Rd
Port Royal Rd
Joe Peay Rd
Green Mills Rd
MX Wildflower
Nashville Hwy
Darks Mill Rd
Theta Pike
Double Branch Rd
MAURY COUNTY
Clara Mathis Rd
Joe Brown Rd
Lewisburg and Franklin Pike
Lasea
John Sharp Rd
Santa Fe Pike
Bear Creek Pike
Harley Davidson of Columbia
Columbia
Duck R.
W. 7th St
NASHVILLE
Greenbrier
White House
Coopertown
Millersville
Gallatin
Ridgetop
Goodlettsville
Hendersonville
Ashland City
Lakewood
Mount Juliet
Lebanon
Kingston Springs
Belle Meade
Forest Hills
Oak Hill
Rural Hill
La Vergne
Brentwood
Smyrna
Nolensville
Walterhill
Murfreesboro
Thompson's Station
Spring Hill
Columbia

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MSBAM 2016-C32	The Crossings of Spring Hill

Mortgage Loan No. 9 – The Crossings of Spring Hill

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	CIBC			Single Asset/Portfolio:	Single Asset
Original Balance:	$28,845,000			Location:	Spring Hill, TN 37174
Cut-off Date Balance:	$28,845,000			General Property Type:	Retail
% of Initial Pool Balance:	3.2%			Detailed Property Type:	Anchored
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Dr. Hardam S. Azad			Year Built/Renovated:	2007-2008/N/A
Mortgage Rate:	4.7300%			Size:	219,905 SF
Note Date:	10/31/2016			Cut-off Date Balance per SF:	$131
First Payment Date:	12/1/2016			Maturity Date Balance per SF:	$116
Maturity Date:	11/1/2026			Property Manager:	Azad Commercial Realty Services, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	36 months			UW NOI:	$2,896,390
Seasoning:	1 month			UW NOI Debt Yield:	10.0%
Prepayment Provisions:	LO (25); DEF (92); O (3)			UW NOI Debt Yield at Maturity:	11.4%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.99x (IO) 1.53x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$2,962,949 (7/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,860,445 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,795,903 (12/31/2014)
Reserves(1)				Most Recent Occupancy(2):	98.9% (11/8/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.1% (12/31/2015)
RE Tax:	$186,440	$18,644	N/A	3rd Most Recent Occupancy:	94.8% (12/31/2014)
Insurance:	$8,327	$4,163	N/A	Appraised Value (as of):	$39,300,000 (9/6/2016)
Recurring Replacements:	$0	$2,749	$98,957	Cut-off Date LTV Ratio:	73.4%
TI/LC:	$1,150,000	$27,411	N/A	Maturity Date LTV Ratio:	64.7%
Other:	$0	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$28,845,000	69.7%	Purchase Price:	$39,370,000	95.1%
Borrower Equity:	$12,551,175	30.3%	Reserves:	$1,344,767	3.2%
			Closing Costs:	$681,408	1.6%
Total Sources:	$41,396,175	100.0%	Total Uses:	$41,396,175	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Based on the underwritten rent roll dated November 8, 2016 which includes Ascend Federal Credit Union (0.8% of NRA) which has not taken occupancy yet.

The Mortgage Loan. The ninth largest mortgage loan (the “The Crossings of Spring Hill Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $28,845,000, secured by a first priority fee deed of trust encumbering a 219,905 SF regional multi-anchored retail center known as The Crossings of Spring Hill located in Spring Hill, Tennessee (the “The Crossings of Spring Hill Property”). The proceeds of The Crossings of Spring Hill Mortgage Loan, along with $12,551,175 of equity (inclusive of a $3.5 million broker fee earned by the sponsor), were used to purchase The Crossings of Spring Hill Property for $39,370,000, fund upfront reserves of $1,344,767 and pay closing costs.

The Borrower and the Sponsor. The borrower is TCSH, LLC (the “The Crossings of Spring Hill Borrower”), a single-purpose Delaware limited liability company with one independent director. Dr. Hardam S. Azad, The Crossings of Spring Hill Mortgage Loan sponsor and non-recourse guarantor, partially owns and controls The Crossings of Spring Hill Borrower. Dr. Azad has over 20 years of experience in acquiring and managing retail shopping centers for The Azad Family Trust, for which he is the trustee. The Azad Family Trust’s portfolio of retail shopping centers consists of 17 properties totaling approximately 1.8 million SF in Tennessee, Louisiana, Texas, Oklahoma and Alabama.

The Property. The Crossings of Spring Hill Property is a regional multi-anchored retail center comprised of nine buildings, including two main buildings shadow anchored by a Super Target and Kohl’s, three freestanding multi-tenant outlot buildings and four single-tenant outparcel buildings. The Crossings of Spring Hill Property was built in 2007-2008 and is situated on an approximately 32.4 acre site located in Spring Hill, Maury County, Tennessee, a suburb of Nashville, Tennessee, approximately 35 miles south of Nashville. The Crossings of Spring Hill Property is located along US Highway 31 (Main Street), a primary commercial corridor in Spring Hill, which has approximately 20,410 vehicles per day, near the intersection with Saturn Parkway, which has approximately 23,466 vehicles per day. There are 1,347 surface parking spaces available at The Crossings of Spring Hill Property which excludes the parking associated with the non-collateral Super Target and Kohl’s.

The Crossings of Spring Hill Property is anchored by Ross Dress for Less (11.3% of NRA), Bed Bath & Beyond (10.6% of NRA), and Electronic Express (9.2% of NRA). Junior anchor tenants include PetSmart (8.4% of NRA) and Books-A-Million (7.0% of NRA). As of November 8, 2016, The Crossings of Spring Hill Property was 98.9% leased to 36 tenants. Investment grade tenants include Ross Dress for Less (Moody’s: A3, S&P: A-) and Bed Bath & Beyond (Moody’s: Baa1, S&P: BBB+). National tenants include Ross Dress for Less, Bed Bath & Beyond, PetSmart, Books-A-Million, Cracker Barrel,

A-3-81

MSBAM 2016-C32	The Crossings of Spring Hill

ULTA and Dollar Tree, among others. Twenty-five tenants, totaling 186,327 SF (84.7% of NRA), have been in occupancy since at least 2009, and 13 of those tenants, totaling 59,417 SF (27.0% of NRA), are currently on renewal leases.

Major Tenants

Ross Dress for Less (24,911 SF, 11.3% NRA, 8.3% of underwritten base rent). Ross Dress for Less, Inc. (“Ross Dress for Less”) occupies 24,911 SF under a lease dated November 5, 2007 and has been a tenant at The Crossings of Spring Hill Property since its development. The lease expires on January 31, 2019, and there are four five-year extension options. Ross Dress for Less is a large off-price apparel and home fashion chain in the United States with 1,274 stores across 34 states, the District of Columbia and Guam as of fiscal year-end 2015. Ross Dress for Less’ parent company, Ross Stores, Inc. (NASD: ROST), has a market capitalization of approximately $26 billion and generated revenues of $12.3 billion and adjusted net income of $1.1 billion as of the trailing twelve months ended July 30, 2016. Ross Stores, Inc. guarantees the Ross Dress for Less lease at The Crossings of Spring Hill Property and is rated “A3” and “A-” by Moody’s and S&P, respectively.

Bed Bath & Beyond (23,391 SF, 10.6% NRA, 4.8% of underwritten base rent). Bed Bath & Beyond Inc. (“Bed Bath & Beyond”) occupies 23,391 SF under a lease dated December 17, 2007 and has been a tenant at The Crossings of Spring Hill Property since its development. The lease expires on January 31, 2019, and there are three five-year extension options. Bed Bath & Beyond operates a nationwide chain of retail stores under the brands of Bed Bath & Beyond, buybuy BABY, Cost Plus World Market, Christmas Tree Shops, Harmon Face Values, Of a Kind and One Kings Lane. Bed Bath & Beyond operates under the Bed Bath & Beyond brand at The Crossings of Spring Hill Property. Bed Bath & Beyond (NASD: BBBY) has a market capitalization of approximately $6.8 billion and generated revenues of approximately $12.1 billion and adjusted net income of approximately $744 million as of the trailing twelve months ended August 27, 2016. Bed Bath & Beyond is rated “Baa1” and “BBB+” by Moody’s and S&P, respectively.

Electronic Express (20,331 SF, 9.2% NRA, 6.6% of underwritten base rent). The Electronic Express, Inc. (“Electronic Express”) occupies 20,331 SF under a lease dated March 23, 2009. The lease was extended in February 2016 for ten years through April 30, 2026 with one five-year extension option remaining. Electronic Express backfilled a space that was vacated by Circuit City within 4 months of Circuit City filing for bankruptcy in November 2008. Electronic Express sells televisions, computers, electronics and home appliances. Electronic Express reported sales of $247 PSF for the trailing twelve months ending July 31, 2016, resulting in an occupancy cost of 5.2%. Headquartered in Nashville, Tennessee, Electronic Express operates 15 stores in Tennessee and one store in Alabama.

PetSmart (18,471 SF, 8.4% NRA, 7.9% of underwritten base rent). PetSmart, Inc. (“PetSmart”) occupies 18,471 SF under a lease dated November 27, 2007 and has been a tenant at The Crossings of Spring Hill Property since its development. The lease expires on August 31, 2018, and there are four five-year extension options. PetSmart is a large specialty retailer of pet services and merchandise. PetSmart operates approximately 1,477 locations in the United States, Canada and Puerto Rico and approximately 203 in-store dog and cat boarding facilities. PetSmart is rated “B3” and “B+” by Moody’s and S&P, respectively.

Books-A-Million (15,500 SF, 7.0% NRA, 6.1% of underwritten base rent). Books-A-Million, Inc. (“Books-A-Million”) occupies 15,500 SF under a lease dated November 27, 2007 and has been a tenant at The Crossings of Spring Hill Property since its development. The lease was extended in September 2013 through January 31, 2019, and there are four three-year extension options remaining. Books-A-Million reported sales of $115 PSF for the trailing twelve months ending July 31, 2016, resulting in an occupancy cost of 12.9%. Founded in 1917, Books-A-Million is a national book retailer. Based in Birmingham, Alabama, Books-A-Million operates more than 260 stores in 32 states and the District of Columbia.

The following table presents a summary regarding major tenants at The Crossings of Spring Hill Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s /S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration	7/31/2016 TTM Sales PSF	Occ. Cost(3)
Anchor/Major Tenants
Ross Dress for Less	NR / A3 / A-	24,911	11.3%	$261,566	8.3%	$10.50	1/31/2019	N/A	N/A
Bed Bath & Beyond	NR / Baa1 / BBB+	23,391	10.6%	$152,042	4.8%	$6.50	1/31/2019	N/A	N/A
Electronic Express	NR / NR / NR	20,331	9.2%	$209,409	6.6%	$10.30	4/30/2026	$247	5.2%
PetSmart	NR / B3 / B+	18,471	8.4%	$248,435	7.9%	$13.45	8/31/2018	N/A	N/A
Books-A-Million	NR / NR / NR	15,500	7.0%	$191,425	6.1%	$12.35	1/31/2019	$115	12.9%
Subtotal/Wtd. Avg.		102,604	46.7%	$1,062,876	33.6%	$10.36

Other Tenants		114,901	52.3%	$2,099,605	66.4%	$18.27
Vacant Space		2,400	1.1%	$0	0.0%	$0.00
Total/Wtd. Avg.		219,905	100.0%	$3,162,482	100.0%	$14.54

(1)	Information is based on the underwritten rent roll which includes Ascend Federal Credit Union (0.8% of NRA) which has not taken occupancy yet.

(2)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(3)	Occ. Cost is based on the underwritten base rent and underwritten reimbursements divided by respective the tenant’s reported sales.

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MSBAM 2016-C32	The Crossings of Spring Hill

The following table presents historical sales information for the anchor tenants that report sales at The Crossings of Spring Hill Property:

Historical Sales Summary(1)
	2014 Reported Sales			2015 Reported Sales			7/31/2016 TTM Reported Sales
Tenant	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)
Electronic Express	$4,780,789	$235	5.5%	$4,853,212	$239	5.4%	$5,013,297	$247	5.2%
Books-A-Million	$1,560,450	$101	14.7%	$1,688,544	$109	13.6%	$1,775,322	$115	12.9%
Total/Wtd. Avg.	$6,341,239	$177	7.7%	$6,541,756	$183	7.5%	$6,788,619	$189	7.2%

(1)	Information is based on the underwritten rent roll.

(2)	Occ. Cost is based on the underwritten base rent and underwritten reimbursements divided by the respective year’s reported sales.

The following table presents certain information relating to the lease rollover at The Crossings of Spring Hill Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0%
2017	3	4,400	$22.53	2.0%	2.0%	$99,124	3.1%	3.1%
2018	12	60,804	$17.73	27.7%	29.7%	$1,078,070	34.1%	37.2%
2019	9	95,019	$11.74	43.2%	72.9%	$1,115,870	35.3%	72.5%
2020	2	3,200	$22.26	1.5%	74.3%	$71,232	2.3%	74.8%
2021	3	7,500	$20.32	3.4%	77.7%	$152,390	4.8%	79.6%
2022	1	5,200	$9.00	2.4%	80.1%	$46,800	1.5%	81.1%
2023	1	2,261	$26.53	1.0%	81.1%	$59,984	1.9%	83.0%
2024	1	1,683	$20.30	0.8%	81.9%	$34,165	1.1%	84.0%
2025	1	8,027	$16.95	3.7%	85.5%	$136,058	4.3%	88.3%
2026	1	20,331	$10.30	9.2%	94.8%	$209,409	6.6%	95.0%
2027 & Beyond	2	9,080	$17.55	4.1%	98.9%	$159,380	5.0%	100.0%
Vacant	0	2,400	$0.00	1.1%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	36	219,905	$14.54	100.0%		$3,162,482	100.0%

(1)	Information is based on the underwritten rent roll which includes Ascend Federal Credit Union (0.8% of NRA) which has not taken occupancy yet.

(2)	Certain tenants may have conditional lease termination options that may become exercisable prior to the originally stated expiration date of the related lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Crossings of Spring Hill Property is located in the city of Spring Hill, Tennessee with frontage along US Highway 31 (Main Street), the primary commercial corridor in Spring Hill, near the intersection with Saturn Parkway. According to the appraisal, the city of Spring Hill is part of the Nashville-Davidson-Murfreesboro, Tennessee metropolitan statistical area (“Nashville MSA”). The economy of the Nashville MSA is diverse with the healthcare industry being its largest industry with over 250 healthcare companies. Vanderbilt University is the Nashville MSA’s largest employer, with over 21,000 employees. Additionally, Nissan Motor Company relocated its North American headquarters to the area in 2006. The Nashville MSA benefits from its central location near three major interstates, I-24, I-65 and I-40. From 2010 to 2015, the Nashville MSA population experienced a compound annual growth rate of 1.8% compared to 0.8% for the state of Tennessee and 0.8% for the United States. The population within the Nashville MSA, which had a 2015 median age of 36.3 years, is younger than the rest of the United States, which had a 2015 median age of 37.6. The Nashville MSA has 21 accredited four-year and postgraduate institutions. Nashville International Airport has seen increasing passenger volume since 2010, reaching approximately 5.7 million passengers in 2015. In August 2016, the Metro Nashville Airport Authority announced a $1.2 billion renovation and expansion for Nashville International Airport. According to the United States Bureau of Labor Statistics, as of September 2016, the unemployment rate (not seasonally adjusted) for the Nashville MSA was 4.0% versus 4.8% for the United States.

According to the appraisal, the population of the city of Spring Hill grew by approximately 26% to 36,530 people from 2010 to 2016. In 2015, within a 5-mile radius of The Crossings of Spring Hill Property there was an estimated population of 44,734 with an estimated median household income of $70,669. The Crossings of Spring Hill Property’s market area features shopping centers located along US Highway 31 anchored by national tenants such as Walmart, Lowes, Home Depot, Publix, Kroger and Aldi. A Hampton Inn and 12-screen Carmike Theater were completed in 2016 adjacent to The Crossings of Spring Hill Property. Residential development in the immediate area primarily consists of single family houses (13,505 within a 5-mile radius) with 9 multifamily developments totaling 2.6 million SF, including the 176-unit Villages at Spring Hill located just down the street from The Crossings of Spring Hill Property.

The Crossings of Spring Hill Property is located directly across from the General Motors (“GM”) Spring Hill plant, on the opposite side of US Highway 31, which according to GM employs 3,265 people as of September 2016. Saturn Parkway connects the GM Spring Hill plant and The Crossings of Spring Hill Property to I-65, the major north-south interstate that travels through Tennessee and connects the city of Spring Hill with Nashville, Tennessee approximately 35 miles to the north. According to the appraisal, since 2010, GM has invested more than $2 billion at its Spring Hill plant, including $936 million in 2016. In 2016, GM announced plans to invest approximately $790 million and hire over 700 new workers to launch a high-efficiency engine program as well as plans to add an additional 650 jobs to the Spring Hill plant to increase the output of the Cadillac XT5 and GMC Acadia beginning in January 2017. In addition, the Spring Hill plant produces engines and stampings for various GM assembly plants around the globe. Separately,

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MSBAM 2016-C32	The Crossings of Spring Hill

according to the appraisal, Tenneco announced plans in August 2016 to open a new 117,000 SF clear air manufacturing plant with plans to employ approximately 175 people by 2019 and Ryder Supply Chain Solutions announced plans in August 2015 to create 606 new jobs in Spring Hill over the next 5 years. There is no assurance such plans will be implemented.

The Crossings of Spring Hill Property is located in the Nashville retail market and the Columbia retail submarket. According to an industry report, as of the second quarter of 2016, the Nashville retail market had a total inventory of approximately 100.0 million SF with an average vacancy rate of 4.3% (down 1.8% from the prior year) and an average quoted rental rate of $16.32 PSF (up 9.7% from the prior year). As of the second quarter of 2016, the Columbia retail submarket had a total inventory of approximately 5.2 million SF with an average vacancy rate of 2.4% (down 2.1% from the prior year) and an average quoted rental rate of $9.47 PSF (up 2.0% from the prior year). The appraiser analyzed recent comparable retail leases and concluded to annual market rents of $22 PSF NNN for small inline space (< 4,000 SF), $17 PSF NNN for large inline space (4,000 – 10,000 SF), $21.50 PSF NNN for large inline endcap space (4,000 – 10,000 SF), $13.25 PSF NNN for junior anchor space (10,000 – 20,000 SF), $10.25 PSF NNN for anchor space (> 20,000 SF) and $17.50 PSF NNN for outparcel/ground leased space.

The following table presents directly competitive properties to The Crossings of Spring Hill Property:

Competitive Property Summary
Property Name/Location	Year Built	Occ.	Total GLA (SF)	Non-Anchor GLA (SF)	Asking Rent Range	Lease Type	Distance to Subject
The Crossings of Spring Hill Spring Hill, TN	2007-2008	98.9%(1)	219,905(1)	117,301
Proposed Retail Crossing Circle Spring Hill, TN	2017	N/A	5,000	0	$28.00 - $30.00	NNN	0.2 miles
Belshire Village 3015 Belshire Village Drive Spring Hill, TN	2007	52.5%	32,000	0	$18.00 - $20.00	NNN	2.2 miles
Shoppes at Campbell Station 4915 Main Street Spring Hill, TN	2015	100.0%	70,156	0	N/A	NNN	2.7 miles
The Marketplace 5228 Main Street Spring Hill, TN	2003	100.0%	20,000	0	$12.00 - $12.00	NNN	1.3 miles
Campbell Station Commons 4910 Columbia Pike Spring Hill, TN	2001	94.9%	20,593	0	$18.00 - $18.00	NNN	2.8 miles
Spring Hill Town Center 4886 Port Royal Road Spring Hill, TN	2008	100.0%	25,000	0	N/A	NNN	4.0 miles
Overlook Center 2035-2055 Wall Street Spring Hill, TN	2008	91.4%	21,563	0	N/A	NNN	2.6 miles
Total			194,312

Source: Appraisal

(1)	Based on the underwritten rent roll dated November 8, 2016.

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MSBAM 2016-C32	The Crossings of Spring Hill

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at The Crossings of Spring Hill Property:

Cash Flow Analysis
	2013	2014	2015	7/31/2016 TTM	UW	UW PSF
Rents in Place(1)	$2,709,496	$2,753,189	$2,826,945	$2,959,210	$3,162,482	$14.38
Vacant Rent(2)	$0	$0	$0	$0	$52,800	$0.24
Gross Potential Rent	$2,709,496	$2,753,189	$2,826,945	$2,959,210	$3,215,282	$14.62
Percentage Rent(3)	$164,838	$176,376	$184,114	$150,570	$29,467	$0.13
In Place Recoveries	$537,531	$483,899	$517,287	$487,233	$559,774	$2.55
Vacant Recoveries	$0	$0	$0	$0	$10,726	$0.05
Less Vacancy & Credit Loss(4)	$33,122	($14,241)	($14,694)	($14,694)	($247,991)	(6.5%)
Other Income	$0	$310	$880	$1,610	$880	$0.00
Effective Gross Income	$3,444,987	$3,399,533	$3,514,532	$3,583,929	$3,568,137	$16.23
Total Operating Expenses	$597,336	$603,630	$654,087	$620,980	$671,746	$3.05
Net Operating Income	$2,847,651	$2,795,903	$2,860,445	$2,962,949	$2,896,390	$13.17
Capital Expenditures	$0	$0	$50,000	$0	$32,986	$0.15
TI/LC	$0	$0	$0	$0	$113,933	$0.52
Net Cash Flow	$2,847,651	$2,795,903	$2,810,445	$2,962,949	$2,749,472	$12.50

Occupancy %	98.5%	94.8%	98.1%	98.1%(5)	93.5%(4)
NOI DSCR	1.58x	1.55x	1.59X	1.64x	1.61x
NOI DSCR (IO)	2.06x	2.02x	2.07X	2.14x	2.09x
NCF DSCR	1.58x	1.55x	1.56x	1.64x	1.53x
NCF DSCR (IO)	2.06x	2.02x	2.03x	2.14x	1.99x
NOI Debt Yield	9.9%	9.7%	9.9%	10.3%	10.0%
NCF Debt Yield	9.9%	9.7%	9.7%	10.3%	9.5%

(1)	Based on leases in-place rent roll with contractual rent steps through July 2017. UW base rent for Logan’s Roadhouse (3.3% of NRA) is at the proposed reduced rate at which it is willing to reaffirm its lease in its ongoing bankruptcy proceedings. Ascend Federal Credit Union (0.8% NRA) executed its lease on October 20, 2016 and has not taken occupancy yet. Logan’s Roadhouse and Ascend Federal Credit Union are both within the UW vacancy factor.

(2)	Based on vacant space at the appraiser’s concluded market rent of $22 PSF for inline space.

(3)	Based on percentage rent payments paid by Kirkland’s Store during the trailing 12-months ending July 31, 2016. Electronic Express converted to a NNN lease from percentage rent effective May 1, 2016.

(4)	Underwritten economic vacancy of 6.5% versus the actual physical vacancy of 1.1% and the appraiser’s concluded economic vacancy of 5%.

(5)	Occupancy as of August 30, 2016.

Escrows and Reserves. The Crossings of Spring Hill Borrower deposited $186,440 in escrow for annual real estate taxes and is required to escrow monthly 1/12th of the annual estimated real estate tax payments. The Crossings of Spring Hill Borrower deposited $8,327 in escrow for insurance premiums and is required to escrow monthly 1/12th of the annual estimated insurance premiums. The Crossings of Spring Hill Borrower is required to make monthly deposits of $2,749 for replacement reserves, subject to a cap of $98,957. The Crossings of Spring Hill Borrower deposited $1,150,000 in escrow for TI/LC costs at loan origination and is required to make monthly deposits of (x) $27,411 for the first 24 months of the loan term and (y) $12,828 commencing on the 25th payment date until The Crossings of Spring Hill Mortgage Loan is repaid in full for TI/LC costs.

In addition, The Crossings of Spring Hill Borrower is required to deposit all excess cash into a reserve (the “Trigger Lease Reserve”) in the event of a Trigger Period (as defined below).

A “Trigger Period” will commence when any of the following occur with respect to two or more of Ross Dress for Less, Bed Bath & Beyond, Electronic Express, PetSmart or Books-A-Million tenants, or any tenant which may replace any of the foregoing tenants as tenant of all or substantially all of its space (a “Trigger Tenant”):

(i)	a lease to a Trigger Tenant (a “Trigger Lease”) (or material portion thereof) being surrendered, cancelled or terminated prior to its expiration date;

(ii)	a Trigger Tenant, any direct or indirect parent company of such Trigger Tenant, or any guarantor of a Trigger Lease being subject to any bankruptcy or insolvency proceeding;

(iii)	a Trigger Tenant fails to exercise its renewal or extension option when required; or

(iv)	a Trigger Tenant going dark (excluding a Trigger Tenant which continues to pay rent and is actively pursuing a renovation of its space).

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MSBAM 2016-C32	The Crossings of Spring Hill

A Trigger Period will end upon the earlier to occur of the following (provided, in each case, that no Trigger Period has commenced and remains continuing and no event of default is then continuing under The Crossings of Spring Hill Mortgage Loan) with respect to each Trigger Tenant which caused the Trigger Period to occur:

(i)	with respect to any Trigger Period caused by item (i) above, such premises have been re-leased to a tenant pursuant to a lease that has been approved by lender, the tenant is in physical occupancy and paying full, unabated rent and all tenant improvements and leasing commissions due and payable have been fully paid and performed (together, a “Trigger Lease Re-Tenanting Event”); or

(ii)	with respect to a Trigger Period caused by item (ii) above, either (a) such bankruptcy action has terminated and such Trigger Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to lender or (b) the occurrence of a Trigger Lease Re-Tenanting Event with respect to the related premises; or

(iii)	with respect to a Trigger Period cause by item (iii) above, either (a) the occurrence of a Trigger Lease Re-Tenanting Event with respect to the related premises or (b) the renewal or extension of such Trigger Lease on terms reasonably acceptable to lender; or

(iv)	with respect to a Trigger Period caused by item (iv) above, either (a) the occurrence of a Trigger Lease Re-Tenanting Event with respect to the related premises or (b) (1) the Trigger Tenant re-opens and is operating and open for business in substantially all of the space demised by such Trigger Lease for a period of not less than 120 consecutive days, (2) such Trigger Lease is and remains in full force and effect under the same terms and conditions as when it went dark and (3) such Trigger Tenant is not in default under such Trigger Lease.

Lockbox and Cash Management. The Crossings of Spring Hill Mortgage Loan has a springing lockbox with springing cash management upon the commencement of a Cash Management Period (defined below). Upon the first occurrence of a Cash Management Period, The Crossings of Spring Hill Borrower is required to establish a lockbox and cause all rents and other charges to be deposited into the lockbox within one business day after receipt. Upon the commencement of a Cash Management Period, the lender will have the right to deliver tenant direction letters held in escrow by the lender to the tenants at The Crossings of Spring Hill Property directing such tenants to deposit all rents and other amounts due under their respective leases directly into the lockbox. During any Cash Management Period, funds in the lockbox will be applied on each monthly payment date in the order set forth in the loan agreement for The Crossings of Spring Hill Mortgage Loan to pay debt service on The Crossings of Spring Hill Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to pay monthly operating expenses and capital expenses referenced in the annual budget approved by the lender, to pay extraordinary operating expenses approved by the lender, and to disburse the remainder to an account to be held by the lender (during the continuance of a Trigger Period, to the Trigger Lease Reserve) as additional security for The Crossings of Spring Hill Mortgage Loan. If an event of default exists under The Crossings of Spring Hill Mortgage Loan, the lender may apply the amounts in the lockbox in any order or manner in its sole discretion.

A “Cash Management Period” will commence upon the occurrence of any of the following:

(i)	an event of default;

(ii)	the debt service coverage ratio being less than 1.15x;

(iii)	the debt yield being less than 6.75%; or

(iv)	the commencement of a Trigger Period.

A Cash Management Period will end upon, as applicable:

(i)	such event of default being cured and no other event of default continuing;

(ii)	the debt service coverage ratio being greater than or equal to 1.15x for two consecutive calendar quarters;

(iii)	the debt yield being greater than or equal to 6.75% for two consecutive calendar quarters; or

(iv)	any Trigger Period ending.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Crossings of Spring Hill Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism.

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A-3-87

MSBAM 2016-C32	Club Royale Apartments

Mortgage Loan No. 10 – Club Royale Apartments

A-3-88

MSBAM 2016-C32	Club Royale Apartments

Mortgage Loan No. 10 – Club Royale Apartments

Club Royale Apartments
380 North Linden Avenue
Rialto, CA 92376
SAN GABRIEL MOUNTAINS
SAN BERNARDINO MOUNTAINS
San Manuel Amphitheater
Cal. State University-San Bernardino
Barstow Fwy
E. 40th St
SAN MANUEL INDIAN RESERVATION
San Manuel Indian Casino
Muscoy
Foothill Fwy
Chaffey College
Ontario Fwy
Rialto Municipal Airport
W. Baseline St
SAN BERNARDINO
Highland
Rancho Cucamonga
Fontana
Rialto
Terra Vista Town Ctr.
Victoria Gardens
Foothill Blvd
Arrow Hwy
METROLINK
RANCHO CUCAMONGA
FONTANA
RIALTO
SAN BERNARDINO
DOWNTOWN SAN BERNARDINO
San Bernardino International Airport
Carousel Mall
Kohl's Distribution Center
Inland Center
Citizens Business Bank Arena
Ontario Mills
Auto Club Speedway
San Bernardino Ave
SAN BERNARDINO COUNTY
San Bernardino Valley College
Mountain Grove Shopping Center
Orange St
Tri-City Center
University of Redlands
San Bernardino Fwy
LA/Ontario International Airport
Palm Court at Empire Center
Colton
Loma Linda University
DOWNTOWN REDLANDS
Jurupa Ave
Bloomington
EAST ONTARIO
Grand Terrace
Loma Linda
Redlands
Los Angeles 38 miles
Sunnyslope
AB Brown Sports Complex
Riverside Fwy
Pomona Fwy
Highgrove
SAN TIMOTEO CANYON
Glen Avon
Ontario
Bellegrave Ave
Jurupa Rd
Rubidoux
RIVERSIDE-HUNTER PARK
Jurupa Valley
DOWNTOWN RIVERSIDE
University of California-Riverside
Archibald Ave
Limonite Ave
JURUPA VALLEY/PEDLEY
Riverside Community College
RIVERSIDE-DOWNTOWN
Box Springs Mountain Reserve
Lakeshore Village
Santa Ana River Regional Park
Riverside Municipal Airport
Canyon Crest Towne Ctr.
Canyon Springs Plaza
Towngate Shopping Center
Eastvale
The Plaza at Riverside
Arlington Ave
Moreno Valley Fwy
RIVERSIDE
Sycamore Canyon Park
Moreno Valley Mall
Sunnymead Plaza
Norco
La Sierra Ave
California Baptist Univ.
Mission Grove Plaza
Norco College
La Sierra University
Galleria at Tyler
Victoria Ave
Sunnymead Village
Moreno Valley
River Rd
Hidden Valley Plaza
RIVERSIDE COUNTY
MORENO VALLEY/MARCH FIELD
March Air Force Base
Moreno Valley College
Anaheim 20 miles
Corona Hills Plaza
LA SIERRA
CA Citrus State Historic Park
Orangecrest Town Center
Amazon Fulfillment Center
Lake Perris State Recr. Area
N. MAIN CORONA
Corona
El Sobrante
Woodcrest
Walgreens Dist. Ctr.
Perris Reservoir
Home Depot Dist. Ctr.
Ross Store Distribution Center
Markham St
Lake Mathews
Mead Valley
Cajalco Rd
Lowes Distribution Center
Escondido Fwy
Wood Rd
Old Elsinore Rd
Spectrum Shopping Ctr.
Hatford Springs Park
E. Nuevo Rd
Perris
PERRIS
Ellis Ave
SOUTH PERRIS
Goetz Rd
Perris Crossing
Sun City
Alberhill
Roy W. Kabian Mem. Park
San Diego 75 miles
15
215
330
210
66
10
60
91
74
Victorville
Hesperia
ANGELES NATIONAL FOREST
SAN GABRIEL MTS.
SAN BERNARDINO NATIONAL FOREST
Glendale
Burbank
Pasadena
Rancho Cucamonga
SAN BERNARDINO
LOS ANGELES
Pomona
Ontario
Rialto
Redlands
Santa Monica
RIVERSIDE
ANAHEIM
LONG BEACH
SANTA ANA
Huntington Beach
Irvine
Corona
Moreno Valley
Perris
Temecula
Pacific Ocean
San Clemente
Oceanside

A-3-89

MSBAM 2016-C32	Club Royale Apartments

Mortgage Loan No. 10 – Club Royale Apartments

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance:	$27,750,000			Location:	Rialto, CA 92376
Cut-off Date Balance:	$27,711,899			General Property Type:	Multifamily
% of Initial Pool Balance:	3.1%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsors:	H.K. Realty, Inc.; J.K. Properties, Inc.			Year Built/Renovated:	1989/N/A
Mortgage Rate:	4.2691%			Size:	334 Units
Note Date:	10/11/2016			Cut-off Date Balance per Unit:	$82,970
First Payment Date:	12/6/2016			Maturity Date Balance per Unit:	$66,789
Maturity Date:	11/6/2026			Property Manager:	Legacy Partners, Inc.
Original Term to Maturity:	120 months			Underwriting and Financial Information
Original Amortization Term:	360 months			UW NOI:	$2,369,955
IO Period:	0 months			UW NOI Debt Yield:	8.6%
Seasoning:	1 month			UW NOI Debt Yield at Maturity:	10.6%
Prepayment Provisions:	LO (25); DEF (90); O (5)			UW NCF DSCR:	1.39x
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$2,435,882 (8/31/2016 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI:	$2,260,641 (12/31/2015)
Additional Debt Balance:	N/A			3rd Most Recent NOI:	$2,455,577 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy:	93.1% (9/23/2016)
Reserves(1)				2nd Most Recent Occupancy(2):	N/A
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(2):	N/A
RE Tax:	$49,712	$12,428	N/A	Appraised Value (as of):	$38,650,000 (4/28/2016)
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio:	71.7%
Recurring Replacements:	$0	$6,979	N/A	Maturity Date LTV Ratio:	57.7%
Deferred Maintenance:	$94,600	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$27,750,000	100.0%	Loan Payoff:	$22,965,949	82.8%
			Reserves:	$144,312	0.5%
			Closing Costs:	$212,660	0.8%
			Return of Equity:	$4,427,079	16.0%
Total Sources:	$27,750,000	100.0%	Total Uses:	$27,750,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Historical rent rolls are unavailable. Historical physical occupancy as sourced from the appraisal was 93.3% and 93.2% as of 12/31/2015 and 12/31/2014, respectively.

The Mortgage Loan. The tenth largest mortgage loan (the “Club Royale Apartments Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $27,750,000 secured by a first priority fee mortgage encumbering a 334-unit garden-style apartment community in Rialto, California known as Club Royale Apartments (the “Club Royale Apartments Property”). The proceeds of the Club Royale Apartments Mortgage Loan were used to refinance existing debt on the Club Royale Apartments Property, fund reserves, pay closing costs and return equity to the Club Royale Apartments Borrower. The previous mortgage loan secured by the Club Royale Apartments Property was included in the JPMCC 2006-LDP9 securitization trust.

The Borrower and Sponsors. The borrower is Club Royale Apts., Inc. (the “Club Royale Apartments Borrower”), a single purpose California corporation with at least one independent director. Equity ownership in the Club Royale Apartments Borrower is 100% held by J.K. Properties, Inc., the non-recourse carve-out guarantor of the Club Royale Apartments Mortgage Loan. The sponsors of the Club Royale Apartments Mortgage Loan are H.K. Realty, Inc. and J.K. Properties, Inc.

Haresh Jogani is the primary ownership holder of H.K. Realty, Inc. and J.K. Properties, Inc. and has accumulated approximately 17,300 multifamily units over the last 20 years in California, Nevada, Arizona and Texas comprising over 180 apartment communities and two condominiums valued over $1.5 billion.

The Club Royale Apartments Mortgage Loan sponsor is also a sponsor of the borrower under the mortgage loans identified on Annex A-1 to the Prospectus as Valencia Apartments, Burnet House Apartments and Park Royale Apartments.

The Property. The Club Royale Apartments Property is a 334-unit garden-style apartment community built in 1989 and located in Rialto, California. The units are contained within 24 two-story buildings on an approximate 14.8-acre site. Each unit features a kitchen with gas oven, vent-hood, dishwasher and wood cabinets, bathroom(s) with tub/showers and marble countertops with built-in sinks, and a private patio or balcony. Common amenities include a pool, laundry room, fitness center, recreational room and clubhouse and gated access for security. The Club Royale Apartments Property also includes 505 surface and covered parking spaces (1.51 parking spaces per unit). Since 2012, approximately $1,111,358 ($3,327/unit) has

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MSBAM 2016-C32	Club Royale Apartments

been spent at the Club Royale Apartments Property in capital improvements including unit and common amenity refurnishing and upgrades. As of September 23, 2016, the Club Royale Apartments Property was 93.1% occupied.

The Club Royale Apartments Property is located at 380 North Linden Avenue in the city of Rialto, California. Surrounding land is used for residential and retail. Local and regional access is proximate with the 15-Freeway approximately 7.8 miles west, 215-Freeway approximately 5.8 miles east, 10-Freeway approximately two miles south and 210-Freeway approximately three miles north of the Club Royale Apartments Property.

The table below shows the apartment unit mix at the Club Royale Apartments Property:

Club Royale Apartments Unit Mix Summary
Floor Plan	No. of Units	% of Total Units	Unit SF	Total SF	Monthly Asking Rent Per Unit	Q1 2016 Rialto/Fontana Submarket Monthly Avg. Asking Rent Per Unit
Studio	34	10.2%	534	18,156	$900	$836
1 Bedroom/1 Bath	30	9.0%	685	20,550	$1,000	$977
2 Bedroom/1 Bath	96	28.7%	806	77,376	$1,125	$1,092
2 Bedroom/2 Bath	86	25.7%	939	80,754	$1,240	$1,167
2 Bedroom/2.5 Bath - Townhouse	32	9.6%	1,091	34,912	$1,425	$1,295
3 Bedroom/2 Bath	56	16.8%	1,097	61,432	$1,410	$1,438
Total/Weighted Avg.	334	100.0%	878	293,180	$1,197	$1,152

Source: Appraisal and sponsor provided information

The Market. The Club Royale Apartments Property is a part of the Rialto/Fontana submarket within California’s Inland Empire. As of the first quarter of 2016, none of the 22 cities of the Inland Empire had seen a drop in rental rates on a year-over-year basis. The Inland Empire market has had average occupancy of 95% since the beginning of 2014, having remained stable since the beginning of 2010, and has had positive absorption every year since 2007 with absorption of 1,349 units in 2015. The Rialto/Fontana submarket survey of 18 properties (3,904 units) had an average occupancy of 96.9% since the beginning of 2014. As of the first quarter of 2016, the Rialto/Fontana submarket had an occupancy rate of 97.6% and average asking rent of $1,148.

According to the appraisal, the Club Royale Apartments Property is located within an established residential area within close proximity to supporting uses including retail, schools, parks, transportation and public services. The 2016 estimated population within a one-, three- and five-mile radius was 28,850, 189,041 and 377,440, respectively. The population within a five-mile radius has grown 4.4% in the last six years and is projected to grow an additional 4.1% over the next five years. The 2016 estimated average household income within a one-, three- and five-mile radius was $55,091, $57,821 and $65,303, respectively.

Comparable rental properties to the Club Royale Apartments Property are shown in the table below:

Club Royale Apartments Property Comparable Rentals Summary
Address City, State	Year Built	Occupancy	Units	Beds/Bath	Unit Size (SF)	Rent per Month
Harvest Glen Apartments 200 South Linden Ave Rialto, CA	1989	95%	0 94 0 220 32 1	Studio 1 BR/ 1 BA 2 BR/ 1 BA 2 BR/ 2 BA 2 BR/ 2 BA+ 3 BR/ 2 BA	- 688(1) - 784 966 1,100	- 1,018(1) - $1,098 $1,310 N/A
Las Palmas Apartments 160 North Linden Ave Rialto, CA	1987	93%	20 50 55 52 0 35	Studio 1 BR/ 1 BA 2 BR/ 1 BA 2 BR/ 2 BA 2 BR/ 2.5 BA 3 BR/ 2 BA	600 697 800 927 - 1,110	$895 $995 $1,150 $1,195 - $1,495
Maple Hill Apartments 18215 Foothill Blvd Fontana, CA	1987	98%	0 52 0 228 0 0	Studio 1 BR/ 1 BA 2 BR/ 1 BA 2 BR/ 2 BA 2 BR/ 2.5 BA 3 BR/ 2 BA	- 599 - 803 - -	- $950 - $1,125 - -
Bella Park Apartments 210 North Beechwood Ave Railto, CA	1985	98%	0 114 150 0 0 96	Studio 1 BR/ 1 BA 2 BR/ 1 BA 2 BR/ 2 BA 2 BR/ 2.5 BA 3 BR/ 2 BA	- 601 801 - - 987	- $975 $1,075 - - $1,375

 Source: Appraisal

(1) Average for 1 BR/ 1 BA units of different layouts

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MSBAM 2016-C32	Club Royale Apartments

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Club Royale Apartments Property:

Cash Flow Analysis
	2013	2014	2015	8/31/2016 TTM	UW	UW per Unit
Base Rent	$4,573,440	$4,581,300	$4,511,207	$4,332,696	$4,227,899	$12,658
Other Income(1)	567,788	590,624	452,863	438,632	438,632	1,313
Less Vacancy & Credit Loss	(1,074,872)	(995,145)	(788,974)	(433,701)	(277,613)	(6.6%)
Effective Gross Income	$4,066,356	$4,176,779	$4,175,096	$4,337,627	$4,388,918	$13,140
Total Operating Expenses	1,884,183	1,721,202	1,914,455	1,901,745	2,018,963	6,045
Net Operating Income	$2,182,173	$2,455,577	$2,260,641	$2,435,882	$2,369,955	$7,096
Capital Expenditures	0	0	0	0	83,500	250
Net Cash Flow	$2,182,173	$2,455,577	$2,260,641	$2,435,882	$2,286,455	$6,846

Occupancy %(2)	N/A	N/A	N/A	93.1%	93.4%
NOI DSCR	1.33x	1.50x	1.38x	1.48x	1.44x
NCF DSCR	1.33x	1.50x	1.38x	1.48x	1.39x
NOI Debt Yield	7.9%	8.9%	8.2%	8.8%	8.6%
NCF Debt Yield	7.9%	8.9%	8.2%	8.8%	8.3%

(1)	Other Income includes income from Parking/Garage, Pet Fees, Application Fees, Cleaning & Damages, Legal Collected, Maintenance Service, Insufficient Funds Fees and Forfeited Deposits.

(2)	Historical rent rolls are unavailable. Historical physical occupancy as sourced from the appraisal was 93.3% and 93.2% as of 12/31/2015 and 12/31/2014, respectively. 8/31/2016 TTM Occupancy represents the physical occupancy as of the September 23, 2016 rent roll.

Escrows and Reserves. The Club Royale Apartments Borrower deposited at origination $49,712 for real estate taxes and is required to deposit monthly 1/12th of the annual estimated real estate taxes due and 1/12th of the annual estimated insurance premiums due (unless the Club Royale Apartments Property is covered by an acceptable blanket policy).The Club Royale Apartments Borrower deposited at origination $94,600 for immediate repairs and is required to deposit monthly $6,979 for replacement reserves.

Lockbox and Cash Management. Upon the occurrence of a Cash Sweep Period (as defined below) the Club Royale Apartments Borrower is required to open a lockbox account from which, during the continuance of an a Cash Sweep Period, funds are required to be transferred to a lender-controlled cash management account to be applied as provided in the Club Royale Apartments Mortgage Loan documents. Also during the continuance of a Cash Sweep Period, the Club Royale Apartments Mortgage Loan documents require all excess cash to be deposited with the lender to be held as additional security for the Club Royale Apartments Mortgage Loan.

A “Cash Sweep Period” will occur during either of (i) the continuance of a monetary or material non-monetary event of default or (ii) beginning when the debt service coverage ratio falls below 1.10x for any two consecutive calendar quarters until the debt service coverage ratio is at least 1.10x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Club Royale Apartments Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers acts of terrorism.

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A-3-93

MSBAM 2016-C32	American Greetings HQ

Mortgage Loan No. 11 – American Greetings HQ

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$27,000,000			Location:	Westlake, OH 44145
Cut-off Date Balance(1):	$26,952,706			General Property Type:	Office
% of Initial Pool Balance:	3.0%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Leasehold
Sponsor:	H L & L Property Company			Year Built/Renovated:	2016/N/A
Mortgage Rate:	4.7160%			Size:	655,969 SF
Note Date:	10/5/2016			Cut-off Date Balance per SF(1):	$140
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$104
Maturity Date:	11/1/2026			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	300 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$9,868,986
Seasoning:	1 month			UW NOI Debt Yield(1):	10.7%
Prepayment Provisions(2):	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity(1):	14.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.45x
Additional Debt Type(3):	Pari Passu/State of Ohio Loan			Most Recent NOI:	N/A
Additional Debt Balance(3):	$64,886,144/$15,000,000			2nd Most Recent NOI:	N/A
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	N/A
Reserves				Most Recent Occupancy:	100.0% (12/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	N/A
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of)(5):	$148,790,000 (8/30/2016)
TI/LC:	$0	$54,664	N/A	Cut-off Date LTV Ratio(1):	61.7%
Ground Rent:	$50,675	Springing	N/A	Maturity Date LTV Ratio(1):	45.9%
Other(4):	$15,653,716	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$92,000,000	96.5%	Loan Payoff(6):	$80,300,000	84.2%
Borrower Equity:	$3,368,520	3.5%	Reserves:	$13,092,391	13.7%
			Closing Costs:	$1,976,129	2.1%
Total Sources:	$95,368,520	100.0%	Total Uses:	$95,368,520	100.0%

(1)	The American Greetings HQ Mortgage Loan is a part of the American Greetings HQ Whole Loan, which is comprised of three pari passu notes with an aggregate original principal balance of $92,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the American Greetings HQ Whole Loan. The American Greetings HQ Property also secures a ten year fully amortizing subordinate mortgage loan in the amount of $15,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers including the subordinate mortgage are $163, $105, 1.11x, 9.2%, 14.4%, 71.8% and 46.1%, respectively.

(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last American Greetings HQ promissory note to be securitized and (b) October 5, 2019.

(3)	See “—The Mortgage Loan” below for further discussion of additional debt.

(4)	Other reserves include a $13,041,716 cash reserve and a $2,612,000 letter of credit for all outstanding costs incurred for the completion of the American Greetings HQ Property that have not yet been disbursed.

(5)	The American Greetings HQ Property was given a “Dark” Value of $92,590,000 by the appraiser.

(6)	The American Greetings HQ borrower used the proceeds of the American Greetings HQ Whole Loan to repay a previous construction loan of approximately $86,300,000, of which an estimated $80,300,000 was allocated to the office portion currently encumbered by the American Greetings HQ Whole Loan. The remaining estimated $6,000,000 of the previous construction loan was allocated to the retail portion of the building which is not part of the collateral for the American Greetings HQ Whole Loan.

The Mortgage Loan. The eleventh largest mortgage loan (the “American Greetings HQ Mortgage Loan”) is part of a whole loan (the “American Greetings HQ Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $92,000,000. The American Greetings HQ Whole Loan is secured by a leasehold mortgage encumbering the air rights leasehold interests and sub-leasehold interests in the office portion of two buildings located in Westlake, Ohio (the “American Greetings HQ Property”), which are known as the American Greetings headquarters and are solely occupied by American Greetings Corporation (“American Greetings”) . Promissory Note A-2 in the original principal amount of $27,000,000 represents the American Greetings HQ Mortgage Loan. Promissory Note A-1-1 in the original principal amount of $38,000,000 and promissory Note A-1-2 in the original principal amount of $27,000,000 represent the companion loans (the “American Greetings HQ Pari Passu Companion Loans”). The American Greetings HQ Pari Passu Companion Loan represented by Promissory Note A-1-2 in the original principal amount of $27,000,000 was contributed to the MSC 2016-BNK2 securitization trust. The American Greetings HQ Pari Passu Companion Loan represented by Promissory Note A-1-1 in the original principal amount of $38,000,000 is currently held by Bank of America, National Association or an affiliate thereof and is expected to be contributed to one or more future securitization trusts or may be otherwise transferred at any time. The American Greetings HQ Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 transaction, and from and after the

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MSBAM 2016-C32	American Greetings HQ

securitization of the American Greetings HQ Pari Passu Companion Loan represented by Note A-1-1, will be serviced pursuant to the pooling and servicing agreement for the securitization transaction to which such American Greetings HQ Note A-1-1 is contributed. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The American Greetings HQ Property also secures a subordinate loan with a Cut-off Date principal balance of $15,000,000 payable to the Director of the Ohio Development Services Agency (the “State of Ohio Loan”). The State of Ohio Loan carries an interest rate of 5.0% (plus a 0.25% annual service fee on the outstanding principal balance), fully amortizes over ten years, matures on January 1, 2027, and is guaranteed by three affiliates of American Greetings. The State of Ohio Loan is subordinate to the American Greetings HQ Whole Loan pursuant to a subordination and intercreditor agreement. The loan-to-value ratio as of the Cut-off Date and underwritten net cash flow debt service coverage ratio calculated including the related American Greetings HQ State of Ohio Loan are 71.8% and 1.11x, respectively.

Proceeds from the American Greetings HQ Whole Loan, together with an equity contribution of over $3.3 million from the American Greetings HQ Mortgage Loan sponsor were used to refinance the American Greetings HQ Property, fund reserves and pay closing costs.

The Borrower and the Sponsor. The borrower is AG HQ Creative Studios, LLC (the “American Greetings HQ Borrower”), a newly formed single-purpose Delaware limited liability company with two independent directors. Equity ownership in the American Greetings HQ Borrower is held by H L & L Property Company (the “American Greetings HQ Sponsor”), which is owned by Century Holding Company. Century Holding Company is wholly owned by Elie Weiss and members of the Weiss family. The Weiss family is also the owner of American Greetings, which is both the ground lessor to the American Greetings HQ Borrower and the sole tenant at the American Greetings HQ Property.

Elie Weiss is the non-recourse carveout guarantor for the American Greetings HQ Whole Loan. Elie Weiss is President of Real Estate for American Greetings managing the development of the American Greetings HQ Property and additional investments in office, multifamily, residential and retail income producing properties throughout the United States, England, Australia and Israel. Prior to his position with American Greetings, Elie Weiss was the Executive Vice President of Development at Stark Enterprises, the co-developer (with American Greetings) of Crocker Park in Westlake, Ohio.

The Property. The American Greetings HQ Property is comprised of the air rights leasehold interest in the office portion of two buildings (the American Greetings building (596,673 SF) and the Tech West Building (59,296 SF) containing a combined 655,969 SF) located in Westlake, Ohio, which interest is owned pursuant to leases and subleases with the Cleveland-Cuyahoga County Port Authority, which were executed in order to accommodate the tax abatements related to the American Greetings HQ Property. The American Greetings Building has five floors with an outdoor courtyard atrium beginning on the third floor featuring heated sidewalks, landscaped seating areas, a barbecue grill, fire pit and giant versions of corn hole, Jenga and Connect Four. The Tech West Building has three floors. The American Greetings HQ Property interiors feature open floor plans, artwork almost exclusively from American Greetings artists, a full-service Starbuck’s coffee shop, ATM, post office, dry-cleaning drop-off, private company store, full-service cafeteria and various casual meeting spaces, including coffee lounges on each floor. Additionally, the buildings include photo and audio studios, artist workshop spaces and a 10,000-volume reference library. The American Greetings Building and Tech West Building each have ground floor retail space totaling 92,000 SF, which is not included as collateral for the American Greetings HQ Mortgage Loan. The American Greetings Building is attached via skyway to a public multi-level garage, which is connected to the Tech West building. The common areas surrounding the buildings are owned by American Greetings and are not included as collateral for the American Greetings HQ Whole Loan. American Greetings has entered in a reciprocal easement agreement governing ingress, egress and maintenance of the common areas, the common facilities servicing the buildings and the portions of the buildings owned by the American Greetings HQ Borrower and the ground floor retail parcel owner. Neither the retail space nor the public multi-level garage is collateral for the American Greetings HQ Mortgage Loan. The public garage contains 1,253 spaces available for use for American Greetings during daytime hours. Additionally, there are 170 private spaces that are owned by American Greetings and included as collateral for the American Greetings HQ Whole Loan.

The American Greetings HQ Property is the southern anchor of Crocker Park, a mixed use development encompassing twelve city blocks that includes the American Greetings HQ Property, residential, retail and dining properties, a 120-room Hyatt Place hotel, a 24,000 SF civic center and performance space, two grocers, a fitness center and 16-theater movie theater and IMAX theater. The American Greetings HQ Property officially opened in September 2016 as a built-to-suit Class A world headquarters for American Greetings. American Greetings employs approximately 1,600 employees at the property and occupies 100% of the NRA on a 15-year triple-net lease, beginning September 1, 2016 and expiring September 30, 2031 (with no renewal or termination options), at a fixed annual base rent of $16.19 PSF during the term of the lease.

American Greetings acquired the fee interest in a 14.5-acre site within Crocker Park in March, 2014 and has developed the site with a parking garage, parking lot, and retail space. American Greetings has ground leased the retail portion of the American Greetings HQ building to an affiliate and has ground leased the office portion, the American Greetings HQ Property, to the American Greetings HQ Borrower. The ground lease between American Greetings and the American Greetings HQ Borrower has a flat lease rate of $202,701 per year with no rental increases during the term of the American Greetings HQ Whole Loan, and expires in June 2089.

The American Greetings HQ Borrower spent approximately $137.1 million on the development of the office improvements and American Greetings spent approximately $51.5 million on additional tenant improvements. To accommodate a sales tax exemption on the hard costs of construction, the predecessor to the American Greetings HQ Borrower entered into a “lease-leaseback” transaction with Cleveland-Cuyahoga County Port Authority which will expire in September 2020. In addition, the American Greetings HQ Property, together with the adjacent public parking garage and other internal roadways and public infrastructure benefitting the American Greetings HQ Property, was financed with the proceeds of a tax incremental financing issued by the City of Westlake, Ohio (“TIF”). In connection with the TIF, the American Greetings HQ Property, along with other properties within the TIF district, received a 30-year exemption from any real estate tax increases related to the improvement of the TIF district parcels, which expires in December 2043.

Founded in 1906, American Greetings is a privately-held company managed by members of its founding family. American Greetings creates and manufactures paper greeting cards, gift packaging, party goods, stationary and giftware sold in retail outlets worldwide, distributes electronic greeting cards and digital content, and also designs and licenses characters such as “Care Bears”. American Greetings’ greeting card brands include American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings, and Papyrus, and other paper product brands include DesignWare party goods, Plus Mark gift-wrap and boxed-cards and Date Works calendars. American Greetings’ internet brands include AmericanGreetings.com, BlueMountain.com, justwink.com and Cardstore.com.

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MSBAM 2016-C32	American Greetings HQ

As of their 2016 fiscal year-end, American Greetings had approximately 7,000 full-time employees and 20,500 part-time employees and generated annual revenues estimated at approximately $2 billion. The annual United States retail sales of greeting cards is estimated over $7 billion dollars. American Greetings estimates that its market share, as a percentage of total sales of greetings cards in North America, has increased from approximately 35% in 2007 to approximately 45% in 2016.

The following table presents certain information relating to the leases at the American Greetings HQ Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration
Major Tenant
American Greetings	NR/B2/BB-	655,969	100.0%	$10,618,134	100.0%	$16.19	9/30/2031
Subtotal/Wtd. Avg.		655,969	100.0%	$10,618,134	100.0%	$16.19

Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		655,969	100.0%	$10,618,134	100.0%	$16.19

(1)	Information is based on the underwritten rent roll.

The following table presents certain information relating to the lease rollover schedule at the American Greetings HQ Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027 & Beyond	1	655,969	$16.19	100.0%	100.0%	$10,618,134	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	655,969	$16.19	100.0%		$10,618,134	100.0%

(1)	Information is based on the underwritten rent roll.

The Market. The American Greetings HQ Property is located in Westlake, Ohio, approximately fifteen miles west of the Cleveland central business district and twelve miles from the Cleveland-Hopkins International Airport. Access to the American Greetings HQ Property is provided by Interstate 90, with an interchange within one mile, and Interstate 480 with an interchange within five miles of the American Greetings HQ Property.

The Cleveland metropolitan area is the largest metropolitan area in Ohio. There are 27 accredited colleges and universities in the area, including Kent State, the University of Akron, Cleveland State University, Case Western Reserve and John Carroll University. The top three employers in the area are Cleveland Clinic (35,141 employees), University Hospitals (21,035 employees) and the U.S. Office of Personnel Management (11,254 employees). The City of Westlake is approximately 16 square miles, and is home to major employers including American Greetings, Energizer, Hyland Software, St. John Medical Center, United Consumer Financial Services and University Hospitals.

According to the appraisal, the Cleveland office market contained approximately 152.7 million SF as of 2015 and has maintained a vacancy rate ranging from 11.4%-12.9%, with an average vacancy rate of 12.2%, and average asking rents ranging from $16.50-$16.88 PSF for the period from 2006-2015, while accommodating a 5.5% increase in market inventory.

According to the appraisal, the 2015 estimated population within a three- and five-mile radius of the American Greetings HQ Property was 56,183, and 146,727, respectively, with an estimated 2015 average household income of $101,686 and $92,373, respectively.

A-3-96

MSBAM 2016-C32	American Greetings HQ

The following table presents comparable office rental properties to the American Greetings HQ Property:

Comparable Office Lease Summary

Property Name/Location	Year Built	Occ.	Building Class	Total GLA (SF)	Tenant Name	Lease Date/ Term	Leased SF	Base Rent PSF	Lease Type
American Greetings HQ Property (subject) Westlake, OH	2016	100%	A	655,969	American Greetings	Sept - 16/ 15 yrs	655,969	$16.19	NNN
Single-Tenant Properties
Express Scripts Call Center North Huntingdon, PA	2015	100%	A	70,529	Express Scripts	Nov -15 / 10 yrs	70,529	$18.05	Absolute Net
Central Park IV Norwood, OH	2003	100%	B	95,000	Encore Technologies	Jan -16 / 7 yrs	95,000	$11.00	Net
Healthplex Indianapolis, IN	2015	100%	A	149,250	University of Indianapolis	Aug -15 / 11 yrs	149,250	$15.93	NNN
Xerox Lexington Lexington, KY	1978	100%	B	165,759	Xerox	Jul -15 / 10 yrs	165,759	$12.27	Absolute Net
Synchrony Financial Call Center Canton, OH	2000	100%	B	150,000	Synchrony Financial Call Center	Jan -16 / 10 yrs	150,000	$10.73	Absolute Net
Harman Becker HQ Novi, MI	2015	100%	A	188,042	Harman Becker	Dec -15 / 15 yrs	188,042	$15.51	NNN
Sub Total/Wtd. Average		100%		818,580				$13.75
Westlake, OH Office Properties
Avon Point Professional Campus Avon, OH	2006	100%	B	21,621	University Hospitals	Jan -16 / 10 yrs	7,000	$21.00	NNN
Crocker Corporate Center Westlake, OH	2007	100%	A	63,251	Confidential	Dec -14 / 10 yrs	5,024	$22.75	MG
Gemini II Westlake, OH	1985	100%	B	72,000	Emerald Hospitality	Aug -15 / 5 yrs	3,000	$21.50	NNN
Carnegie Center Westlake, OH	1997	82%	B	16,200	Cook Villari & Associates	Feb -15 / 3 yrs	3,623	$18.00	MG
Sub Total/Wtd. Average		98%		173,072				$20.97

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the American Greetings HQ Property:

Cash Flow Analysis(1)
	2012	2013	2014	2015	UW	UW PSF
Base Rent	N/A	N/A	N/A	N/A	$10,618,134	$16.19
Total Recoveries	N/A	N/A	N/A	N/A	$310,807	$0.47
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($546,447)	(5.0%)
Effective Gross Income	N/A	N/A	N/A	N/A	$10,382,494	$15.83
Total Operating Expenses	N/A	N/A	N/A	N/A	$513,508	$0.78
Net Operating Income	N/A	N/A	N/A	N/A	$9,868,986	$15.04
Capital Expenditures	N/A	N/A	N/A	N/A	$98,395	$0.15
TI/LC	N/A	N/A	N/A	N/A	$655,969	$1.00
Net Cash Flow	N/A	N/A	N/A	N/A	$9,114,622	$13.89

Occupancy %	N/A	N/A	N/A	N/A	95.0%
NOI DSCR(2)	N/A	N/A	N/A	N/A	1.57x
NCF DSCR(2)	N/A	N/A	N/A	N/A	1.45x
NOI Debt Yield(2)	N/A	N/A	N/A	N/A	10.7%
NCF Debt Yield(2)	N/A	N/A	N/A	N/A	9.9%

(1)	As construction of the American Greetings HQ Property was completed in September 2016, historical information is not available. UW net cash flow reflects the in-place lease with American Greetings at a fixed annual rent of $16.19 PSF NNN over the term of the American Greetings HQ Whole Loan, with no termination options.

(2)	The debt service coverage ratios and debt yields are based on the American Greetings HQ Whole Loan.

A-3-97

MSBAM 2016-C32	Willco Business Center

Mortgage Loan No. 12 – Willco Business Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	SMF III			Single Asset/Portfolio:	Single Asset
Original Balance:	$25,450,000			Location:	Gaithersburg, MD 20879
Cut-off Date Balance:	$25,450,000			General Property Type:	Industrial
% of Initial Pool Balance:	2.8%			Detailed Property Type:	Warehouse/Flex
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Richard Cohen; Melvin Lenkin; James			Year Built/Renovated:	1986-1990/N/A
	H. Moshovitis			Size:	284,943 SF
Mortgage Rate:	4.7860%			Cut-off Date Balance per SF:	$89
Note Date:	11/10/2016			Maturity Date Balance per SF:	$77
First Payment Date:	1/6/2017			Property Manager:	Willco Construction Co., Inc.
Maturity Date:	12/6/2026				(borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	24 months			UW NOI:	$2,381,709
Seasoning:	0 months			UW NOI Debt Yield:	9.4%
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity:	10.9%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.77x (IO) 1.36x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$2,254,304 (8/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,148,424 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$1,849,457 (12/31/2014)
Reserves				Most Recent Occupancy:	81.7% (11/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	79.1% (12/31/2015)
RE Tax:	$123,948	$30,987	N/A	3rd Most Recent Occupancy:	82.1% (12/31/2014)
Insurance:	$22,524	$3,218	N/A	Appraised Value (as of):	$37,800,000 (10/7/2016)
Recurring Replacements:	$0	$4,749	$171,000	Cut-off Date LTV Ratio:	67.3%
TI/LC:	$0	$11,873	N/A	Maturity Date LTV Ratio:	58.1%
Deferred Maintenance:	$76,733	$0	N/A
Environmental Funds:	$9,000	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$25,450,000	100.0%	Loan Payoff:	$24,630,321	96.8%
			Closing Costs:	$499,288	2.0%
			Reserves:	$232,205	0.9%
			Return of Equity:	$88,186	0.3%
Total Sources:	$25,450,000	100.0%	Total Uses:	$25,450,000	100.0%

The Mortgage Loan. The twelfth largest mortgage loan (the “Willco Business Center Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $25,450,000 and is secured by a first priority fee mortgage encumbering an industrial property located in Gaithersburg, Maryland (the “Willco Business Center Property”). The proceeds of the Willco Business Center Mortgage Loan were primarily used to refinance existing debt on the Willco Business Center Property, fund reserves, pay closing costs and return equity to the Willco Business Center Borrower.

The Borrower and the Sponsor. The borrower is CLM Airpark Associates LLC (the “Willco Business Center Borrower”), a single-purpose Maryland limited liability company with two independent directors. The loan sponsor and non-recourse carve-out guarantors are Richard Cohen, Melvin Lenkin and James H. Moshovitis. Richard Cohen is the Chairman of Willco Companies (“Willco”) and began his real estate career in 1961 with single-family home construction. Over the next decade, he broadened his scope to encompass the development, management and leasing of commercial real estate. Since 1973, Richard Cohen has led Willco, developing office buildings, shopping centers, warehouses and hotels, including the renovation of the Mayflower Hotel. Willco is a developer, owner, investor and manager of commercial real estate based in Potomac, Maryland. Since the early 1960s, Willco has completed hundreds of projects – office buildings, hotels, shopping centers and mixed-use facilities, totaling more than 20 million SF of development. Melvin Lenkin is the second generation of his family to be active in the Washington, D.C. real estate market. Melvin Lenkin has over 60 years of experience in the development, finance, construction and management of commercial, residential, and mixed-use properties. James H. Moshovitis has been involved in Washington D.C. real estate for over 50 years.

The Property. The Willco Business Center Property, consisting of five industrial buildings and 20 condominium units (within three industrial and retail condominium buildings) totaling 284,943 SF in Gaithersburg, Maryland, is leased to 54 tenants. The Willco Business Center Property was built in between 1986 and 1990. The tenants include a mix of local, regional and national tenants including Cianbro Corporation and the wholesale distributor Ferguson Enterprises, Inc. The Willco Business Center Property is proximate to Montgomery County Airpark, a public airport located approximately three miles northeast of downtown Gaithersburg, Maryland. The airpark opened in 1959 as a relief facility for Reagan National Airport and hosts some 100,000 operations per year. The airpark is considered the closest “jetport” to the nation’s capital. Additionally, the Montgomery County Intercounty Connector (“ICC”), is located approximately three miles south of the Willco Business Center Property. The ICC is a newly completed 17.5 mile freeway

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MSBAM 2016-C32	Willco Business Center

which connects Gaithersburg, Maryland to Laurel, Maryland. The ICC provides enhanced access to major transportation and business centers across the region. Interstate 270 is located approximately five miles west of the Willco Business Center Property and provides north/south access to Washington D.C. (south) and Frederick, Maryland (north). Interstate 270 also provides linkages to Interstate 495, Interstate 95, and US Route 1. The Willco Business Center Property has 744 parking spaces (which equates to 2.61 parking spaces per 1,000 SF of net rentable area). As of November 1, 2016, the Willco Business Center was 81.7% occupied.

The following table presents a summary regarding major tenants at the Willco Business Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Autobody Dimensions, Inc.(4)	NR/NR/NR	20,000	7.0%	$273,181	9.2%	$13.66	5/31/2019
Ryan Floors, Inc.	NR/NR/NR	12,000	4.2%	$174,667	5.9%	$14.56	5/31/2018
The Steiding Corporation	NR/NR/NR	10,000	3.5%	$140,000	4.7%	$14.00	4/30/2022
Eurowerks Autos, LLC	NR/NR/NR	10,000	3.5%	$124,243	4.2%	$12.42	10/31/2019
Cianbro Corporation(5)	NR/NR/NR	8,960	3.1%	$97,933	3.3%	$10.93	6/30/2017
Subtotal/Wtd. Avg.		60,960	21.4%	810,024	27.3%	$13.29

Other Tenants		171,908	60.3%	$2,157,104	72.7%	$12.55
Vacant Space		52,075	18.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		284,943	100.0%	$2,967,128	100.0%	$12.74

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF figures exclude vacant space.

(4)	Autobody Dimensions, Inc. has an ongoing option to terminate 4,000 SF of its leased space with 120 days’ notice.

(5)	Cianbro Corporation has an ongoing option to terminate its lease with nine months’ notice and payment of a termination fee equal to five months of rent.

The following table presents certain information relating to the lease rollover at the Willco Business Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	2	8,960	$12.01	3.1%	3.1%	$107,653	3.6%	3.6%
2016	0	0	$0.00	0.0%	3.1%	$0	0.0%	3.6%
2017	12	40,201	$12.52	14.1%	17.3%	$503,274	17.0%	20.6%
2018	11	44,620	$13.17	15.7%	32.9%	$587,450	19.8%	40.4%
2019	9	52,184	$13.27	18.3%	51.2%	$692,308	23.3%	63.7%
2020	5	14,864	$13.84	5.2%	56.4%	$205,689	6.9%	70.7%
2021	5	23,424	$12.52	8.2%	64.7%	$293,267	9.9%	80.5%
2022	2	16,720	$12.51	5.9%	70.5%	$209,216	7.1%	87.6%
2023	1	1,934	$15.45	0.7%	71.2%	$29,880	1.0%	88.6%
2024	1	8,000	$9.50	2.8%	74.0%	$76,000	2.6%	91.2%
2025	1	6,720	$7.63	2.4%	76.4%	$51,259	1.7%	92.9%
2026	3	15,241	$13.85	5.3%	81.7%	$211,130	7.1%	100.0%
2027	0	0	$0.00	0.0%	81.7%	$0	0.0%	100.0%
2028	0	0	$0.00	0.0%	81.7%	$0	0.0%	100.0%
2029 & Beyond	0	0	$0.00	0.0%	81.7%	$0	0.0%	100.0%
Vacant	0	52,075	$0.00	18.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	52	284,943	$12.74	100.0%		$2,967,128	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	UW Rent PSF Rolling figures exclude vacant space.

The Market. The Willco Business Center Property is located in Gaithersburg, Montgomery County, Maryland. The Willco Business Center Property is situated in the Washington, D.C. Metro Class B & C Warehouse/Industrial market. According to the appraisal, the market’s third quarter 2016 vacancy rate was 6.6%, while average asking rent was $7.61 per SF. The Willco Business Center Property is located within the Montgomery County Class B & C Warehouse/Industrial submarket, which features approximately 11.2 million SF of industrial space with a vacancy rate of 6.5% as of the third quarter of 2016 and asking rent of $11.41 per SF. The Willco Business Center appraisal determined market rent for building 1, buildings 2, 3 and 5, building 4 and the condominium buildings to be $12.00 to $14.00 per SF, $12.00 per SF, $10.00 per SF and $10.00 per SF for industrial space and $20.00 per SF for

A-3-99

MSBAM 2016-C32	Willco Business Center

retail space, respectively. The 2015 population within a one-, three- and five-mile radius of the Willco Business Center Property was 7,186, 92,158 and 199,347, respectively. The 2015 average household income within a one-, three- and five-mile radius of the Willco Business Center Property was $142,819, $118,531 and $120,694, respectively.

The following table reflects competitive retail properties with respect to the Willco Business Center Property:

Competitive Property Summary

Property Name/Location	Distance (Miles)	Year Built	Number of Stories	Class	Size (SF)	Occupancy	Asking Rent	Lease Type
9121-9125 Gaither Road 9121-9125 Gaither Road Gaithersburg, MD	4.0	1965	1	C	57,219	91.3%	$8.00-$13.50	Triple Net
Stanley Steamer Building 8176-8202 Beechcraft Avenue Gaithersburg, MD	0.6	1979	1	C	25,000	100.0%	$9.50-$11.00	Triple Net
Print Park Phase 3 8345 Beechcraft Avenue Gaithersburg, MD	0.8	2004	1	B	49,000	100.0%	$10.28-$11.00	Triple Net
Shady Grove Development Park 1 9100-9172 Gaither Road Gaithersburg, MD	4.1	1974	2	C	142,426	94.0%	$12.00-$15.00	Triple Net
Bedrock Building 16021 Industrial Drive, Suite Bay 4 Gaithersburg, MD	3.9	1967	1	C	49,000	93.0%	$9.00-$11.00	Triple Net
East Gude Center 425 East Gude Drive Rockville, MD	4.6	1989	1	C	15,357	100.0%	$12.00-$13.00	Triple Net

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Willco Business Center Property:

Cash Flow Analysis

	2013	2014	2015	8/31/2016 TTM	UW	UW Per SF
Base Rent	$2,632,315	$2,645,203	$2,691,087	$2,789,669	$3,541,588	$12.43
Total Recoveries	$375,311	$451,751	$620,943	$644,310	$617,327	$2.17
Other Income	$36,881	($502)	$0	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($574,460)	($2.02)
Effective Gross Income	$3,044,507	$3,096,451	$3,312,030	$3,433,979	$3,584,455	$12.58
Total Operating Expenses	$1,150,437	$1,246,994	$1,163,606	$1,179,675	$1,202,746	$4.22
Net Operating Income	$1,894,070	$1,849,457	$2,148,424	$2,254,304	$2,381,709	$8.36
Capital Expenditures	$0	$0	$0	$0	$56,989	$0.20
TI/LC	$0	$0	$0	$0	$142,472	$0.50
Net Cash Flow	$1,894,070	$1,849,457	$2,148,424	$2,254,304	$2,182,249	$7.66

Occupancy %(1)	83.2%	82.1%	79.1%	81.7%	86.2%
NOI DSCR	1.18x	1.16x	1.34x	1.41x	1.49x
NOI DSCR (IO)	1.53x	1.50x	1.74x	1.83x	1.93x
NCF DSCR	1.18x	1.16x	1.34x	1.41x	1.36x
NCF DSCR (IO)	1.53x	1.50x	1.74x	1.83x	1.77x
NOI Debt Yield	7.4%	7.3%	8.4%	8.9%	9.4%
NCF Debt Yield	7.4%	7.3%	8.4%	8.9%	8.6%

(1)	Occupancy % for 2013, 2014 and 2015 represents physical occupancy as of December 31 of each respective year. TTM Occupancy % equates to physical occupancy as of November 1, 2016. UW Occupancy % is based on economic occupancy.

Condominium. A portion of the Willco Business Center Property is subject to a condominium regime. The condominium units occupy portions of three condominium buildings, ranging in size from 1,440 SF to 6,954 SF and include industrial and retail units. The condominium units contain a total of 62,603 SF. 7601 Airpark Road features retail condominium units along the south and east sides, at the intersection of Woodfield Road and Airpark Road. The north and west sides of 7601 Airpark Road feature industrial units. 7605 Airpark Road and 7609 Airpark Road contain only industrial units. The Willco Business Center Borrower controls the condominium board owning 69.0% of the units.

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A-3-101

MSBAM 2016-C32	Enterprise Plaza

Mortgage Loan No. 13 – Enterprise Plaza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$24,500,000			Location:	Lanham, MD 20706
Cut-off Date Balance:	$24,500,000			General Property Type:	Retail
% of Initial Pool Balance:	2.7%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting(2):	Fee
Sponsor:	Combined Holding Company LLC			Year Built/Renovated:	1974/1992
Mortgage Rate:	4.6800%			Size:	190,211 SF
Note Date:	11/18/2016			Cut-off Date Balance per SF:	$129
First Payment Date:	1/1/2017			Maturity Date Balance per SF:	$113
Maturity Date:	12/1/2026			Property Manager:	Combined Properties, Incorporated (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	36 months			UW NOI(3):	$2,167,636
Seasoning:	0 months			UW NOI Debt Yield:	8.8%
Prepayment Provisions:	LO (24); DEF (89); O (7)			UW NOI Debt Yield at Maturity:	10.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	1.69x (IO) 1.29x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$2,050,897 (8/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,314,098 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,311,269 (12/31/2014)
Reserves				Most Recent Occupancy(3):	86.1% (9/30/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	83.3% (12/31/2015)
RE Tax:	$109,368	$36,456	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$37,800,000 (10/12/2016)
Recurring Replacements:	$0	$3,170	$114,120	Cut-off Date LTV Ratio:	64.8%
TILC:	$0	$15,851	$570,636	Maturity Date LTV Ratio:	57.1%
Other(1):	$1,416,535	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$24,500,000	100.0%	Loan Payoff:	$20,700,610	84.5%
			Reserves:	$1,525,903	6.2%
			Return of Equity:	$1,499,320	6.1%
			Closing Costs:	$774,167	3.2%
Total Sources:	$24,500,000	100.0%	Total Uses:	$24,500,000	100.0%

(1)	At closing, the Enterprise Plaza Borrower deposited $1,416,535 into the other reserve which includes the Aaron’s reserve funds ($1,010,000), an outstanding TI/LC reserve ($322,272) and an occupancy reserve ($84,262.50) for Salon Plaza. The Aaron’s reserve funds are required to be released to the Enterprise Plaza Borrower at such time, if any, that the space leased to Aaron’s, Inc. is renewed at the current rental rate such that the expiration date is on or after February 28, 2018 or is relet under a lease with a term of at least three years and a minimum rental rate of $9.50 PSF; provided, that the lender has the right to retain an amount equal to any tenant allowances and leasing commissions for a replacement tenant until it receives evidence such amounts have been paid and an amount equal to any free rent until it receives evidence that the replacement tenant is in occupancy and paying full rent.

(2)	The Enterprise Plaza Borrower owns a leasehold interest in the Enterprise Plaza Property and Combined Properties Limited Partnership, the indirect owner of the Enterprise Plaza Borrower, owns a fee interest in the Enterprise Plaza Property, each of which is subject to the mortgage securing the Enterprise Plaza Mortgage Loan. Accordingly, the Enterprise Plaza Property (as defined below) is being treated as a fee interest.

(3)	Most recent occupancy and Underwritten NOI include Salon Plaza (2.8% of NRA; 4.7% of underwritten rent), which has not yet taken occupancy and is in a free rent period. The tenant is currently in build out and is expected to commence paying rent on or around May 2017.

(4)	Occupancy decreased in 2015 following the bankruptcy of the anchor tenant in August 2015 and its consequent departure.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Enterprise Plaza Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $24,500,000 and secured by a first priority fee mortgage encumbering a multi-tenant anchored retail property located in Lanham, Maryland (the “Enterprise Plaza Property”). Proceeds of the Enterprise Plaza Mortgage Loan were primarily used to refinance a previous loan of approximately $20,700,610 secured by the Enterprise Plaza Property, return equity of approximately $1,499,320 to the Enterprise Plaza Borrower, pay closing costs and fund upfront reserves.

The Borrower and the Sponsor. The borrower is Enterprise Shopping Center LLC (the “Enterprise Plaza Borrower”), a single-purpose Delaware limited liability company with two independent directors. The Enterprise Plaza Borrower is 100% indirectly owned by Combined Properties Limited Partnership which in turn is ultimately owned and controlled by Ronald Haft. Ronald Haft is the founder and chairman of Combined Properties, Incorporated (“CPI”) and the sole member of Combined Holding Company LLC, the non-recourse carveout guarantor and sponsor. Founded in 1984, CPI is a private asset manager of retail strip shopping centers in the Washington, D.C. metropolitan area and has recently expanded its portfolio in Los Angeles, California. CPI currently manages a portfolio of 44 properties totaling approximately 5.0 million SF.

A-3-102

MSBAM 2016-C32	Enterprise Plaza

The Property. The Enterprise Plaza Property is a 190,211 SF anchored retail shopping center located in Lanham, Maryland, approximately 10 miles northeast of downtown Washington, D.C., on Annapolis Road (MD Route 450) at the intersection of Carter Avenue. The Enterprise Plaza Property was built in 1974 and renovated in 1992, had various building additions over the years and is currently comprised of two, one-story, retail buildings and four pad buildings. The two anchors at the Enterprise Plaza Property are T.J. Maxx and Aldi. The pads situated along Annapolis Road include a Taco Bell restaurant, a Wendy’s restaurant and a SunTrust Bank. The Enterprise Plaza Property also includes a parcel ground leased to a Shell gas station. As of September 30, 2016, the Enterprise Plaza Property was 86.1% occupied by 26 tenants, including one tenant, Salon Plaza, that is in build-out. Parking is provided for 799 vehicles, reflecting a parking ratio of 4.20 spaces for 1,000 SF.

The Enterprise Plaza Property is located on the south side of Annapolis Road at the intersection of Carter Avenue. Annual average traffic count is over 22,000 vehicles per day on Annapolis Road. The immediate neighborhood consists of a mixture of commercial and residential developments including shopping centers, office buildings, single-family detached, attached and multi-family dwellings, and a wide variety of commercial uses along the major roadways. Commercial development is concentrated along Annapolis Road and includes neighborhood shopping centers, low and mid-rise office buildings, fast food and sit-down restaurants, gasoline service stations, bank branches and other free-standing retailers.

The New Carrolton Metrorail Station is located approximately 1.75 miles southwest of the Enterprise Plaza Property adjacent to Interstate 95, serving commuters between Prince George’s County, the District of Columbia and Arlington, Virginia. In addition, bus service is available throughout the area, with links to District of Columbia and Metrorail.

Major Tenants.

T.J. Maxx (25,000 SF, 13.1% of NRA, 9.8% of underwritten rent). T.J. Maxx leases 25,000 SF at the Enterprise Plaza Property. The lease began March 23, 2006, expires March 31, 2021 and has two five-year extension options. T.J. Maxx is owned by TJX Companies, Inc. (NYSE: TJX) (rated A2/A+/NR by Moody’s/S&P/Fitch), an international retailer that offers designer clothing and accessories at discounted prices as well as home fashions. As of year-end 2015, TJX Companies, Inc. operated 3,614 stores and employed approximately 216,000 associates worldwide.

Aldi (20,040 SF, 10.5% of NRA, 7.0% of underwritten rent). Aldi leases 20,040 SF at the Enterprise Plaza Property. The lease began January 24, 2008, expires January 31, 2018 and has three five-year extension options. ALDI Group is an international grocery chain founded in Germany in 1961. Aldi is now headquartered in Batavia, Illinois and in the United States has nearly 1,600 stores across 35 states and employs over 24,000 people.

Dollar Tree (15,235 SF, 8.0% of NRA, 5.0% of underwritten rent). Dollar Tree leases 15,235 SF at the Enterprise Plaza Property. The lease began February 1, 2001, expires June 30, 2021 and has no extension options. Dollar Tree, Inc. (NASDAQ: DLTR) (rated NR/Ba2/BB+ by Fitch/Moody’s/S&P), is an operator of discount variety stores. Dollar Tree is headquartered in Chesapeake, Virginia, and operates thousands of stores across 48 states in the United States and five Canadian provinces.

Teppanyaki Grill (15,174 SF, 8.0% of NRA, 6.9% of underwritten rent). Teppanyaki Grill leases 15,174 SF at the Enterprise Plaza Property. The lease began September 30, 2010, expires September 30, 2020 and has one five-year extension option. Teppanyaki Grill is a Japanese grill restaurant.

Verizon Wireless (10,921 SF, 5.7% of NRA, 5.2% of underwritten rent). Verizon Wireless leases 10,921 SF at the Enterprise Plaza Property. The lease began February 12, 1998, expires February 29, 2020 and has no extension options. Verizon Wireless is a wholly owned subsidiary of Verizon Communications (NYSE: VZ) (rated A-/Baa1/BBB+ by Fitch/Moody’s/S&P) and is a broadband telecommunications company and a U.S. wireless communications service provider.

The following table presents a summary regarding the largest tenants at the Enterprise Plaza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approx % of SF	Annual UW Rent	Annual UW Rent PSF(3)		Sales (12/31/2015)(4)
						App. % of Total Annual UW Rent	$	PSF	Occ. Cost %(5)	Lease Expiration
T.J. Maxx	NR/A2/A+	25,000	13.1%	$225,000	$9.00	9.8%	$5,901,000	$236	3.8%	3/31/2021
Aldi	NR/NR/NR	20,040	10.5%	$161,920	$8.08	7.0%	NAV	NAV	NAV	1/31/2018
Dollar Tree	NR/Ba2/BB+	15,235	8.0%	$114,262	$7.50	5.0%	$3,079,000	$202	3.7%	6/30/2021
Teppanyaki Grill	NR/NR/NR	15,174	8.0%	$157,825	$10.40	6.9%	$2,783,891	$183	5.7%	9/30/2020
Verizon Wireless	A-/Baa1/BBB+	10,921	5.7%	$120,131	$11.00	5.2%	NAV	NAV	NAV	2/29/2020
Subtotal/Wtd. Avg.		86,370	45.4%	$779,138	$9.02	33.9%	$11,763,891	$212	4.2%

Other Tenants(6)		77,413	40.7%	$1,521,260	$19.65	66.1%	$10,563,000
Vacant Space		26,428	13.9%	$0	$0.00	0.0%	$0
Total/Wtd. Avg.		190,211	100.0%	$2,300,398	$14.05	100.0%	$22,326,891

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF only include tenants reporting sales.

(5)	Occ. Cost % is based on Annual UW Rent. Subtotal is based on tenants reporting sales and includes top five tenants only.

(6)	Other Tenants include Salon Plaza (2.8% of NRA; 4.7% of underwritten rent) that has a signed lease but is not yet in occupancy.

A-3-103

MSBAM 2016-C32	Enterprise Plaza

The following table presents historical sales information for the top 10 tenants that report sales at the Enterprise Plaza Property:

Historical Sales Summary(1)
	2013			2014			2015
Tenant	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)
T.J. Maxx	$5,587,000	$223	4.0%	$5,407,000	$216	4.2%	$5,901,000	$236	3.8%
Dollar Tree	$3,124,000	$205	3.7%	$2,967,000	$195	3.9%	$3,079,000	$202	3.7%
Teppanyaki Grill(3)	$2,884,000	$190	5.5%	$1,789,000	$118	8.8%	$2,783,891	$183	5.7%
Advance Auto	$1,418,000	$182	6.5%	$1,519,000	$195	6.1%	$1,483,000	$191	6.2%
Beauty Zone	NAV	NAV	NAV	$707,000	$107	11.9%	$759,000	$115	11.1%
Payless Shoesource	$491,000	$110	9.1%	$517,000	$116	8.6%	$540,000	$121	8.2%
Gem Liquors	$667,000	$166	10.1%	$786,000	$196	8.6%	$886,000	$221	7.6%
Wendy’s	$1,442,000	$396	11.5%	$1,436,000	$394	11.5%	$1,508,000	$414	11.0%
Rainbow	$555,000	$154	11.0%	$494,000	$137	12.4%	$542,000	$151	11.3%
Northbrook Medical Equipment	$235,000	$74	36.9%	$244,000	$77	35.5%	$339,000	$107	25.6%
Total/Wtd. Avg.	$16,403,000	$200		$15,866,000	$179		$17,820,891	$201

(1)	Historical sales information is based on tenants that report sales.

(2)	Occupancy Cost % calculations are based on UW Annual Rent divided by sales from the respective year.

(3)	2014 sales information for Teppanyaki Grill reflects sales information from January to August 2014.

The following table presents certain information relating to the lease rollover at the Enterprise Plaza Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Annual UW Rent PSF Rolling(3)	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2017	4	14,251	7.5%	7.5%	$12.45	$177,388	7.7%	7.7%
2018	3	33,906	17.8%	25.3%	$11.28	$382,408	16.6%	24.3%
2019	2	4,381	2.3%	27.6%	$44.25	$193,865	8.4%	32.8%
2020	4	30,559	16.1%	43.7%	$12.60	$384,970	16.7%	49.5%
2021	6	51,956	27.3%	71.0%	$10.56	$548,550	23.8%	73.3%
2022	3	13,175	6.9%	77.9%	$15.35	$202,245	8.8%	82.1%
2023	0	0	0.0%	77.9%	$0.00	$0	0.0%	82.1%
2024	1	2,500	1.3%	79.2%	$27.82	$69,545	3.0%	85.2%
2025	0	0	0.0%	79.2%	$0.00	$0	0.0%	85.2%
2026	1	4,010	2.1%	81.4%	$16.88	$67,689	2.9%	88.1%
2027 & Beyond	2	9,045	4.8%	86.1%	$30.26	$273,738	11.9%	100.0%
Vacant	0	26,428	13.9%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	26	190,211	100.0%		$14.05	$2,300,398	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Enterprise Plaza Property is located in the Suburban Maryland retail market. As of the second quarter of 2016, the Suburban Maryland retail market had approximately 33.6 million SF of retail space, a vacancy rate of 8.1% and asking rents of $26.23 per SF. The Enterprise Plaza Property is located in the Northern Prince George’s County submarket, the third largest submarket. As of second quarter of 2016, the Northern Prince George’s County submarket had approximately 8.0 million SF of retail space, a vacancy rate of 6.2% and asking rents of $22.81 per SF.

According to the appraisal, the Enterprise Plaza Property is considered to be a community center. As of the second quarter of 2016, there were approximately 17.6 million SF of community centers in the Suburban Maryland retail market, exhibiting vacancy rate of 9.0% and asking rents of $25.66 per SF. In the same period, there were approximately 4.7 million SF of community centers in the Northern Prince George’s County submarket, exhibiting a vacancy rate of 5.9% and asking rents of $23.34 per SF.

According to the appraisal, there are 783,828 SF of retail space under construction or recently completed across five centers, one of which is located in the Northern Prince George’s County submarket. That center, Bowie Marketplace Shopping Center, is a 109,674 SF neighborhood center which opened in the fall of 2016. In addition, the appraisal identified three proposed retail centers totaling 293,812 SF, though none is located in the Northern Prince George’s County submarket. Scheduled completion dates for these centers range from November 2017 to March 2019.

A-3-104

MSBAM 2016-C32	Enterprise Plaza

The following table presents leasing data at competitive retail properties with respect to the Enterprise Plaza Property:

Competitive Retail Property Summary
Property Name / City. State	Sub-Type	Tenant Name	Lease Date	Lease Term (Yrs.)	Lease Area (SF)	Annual Base Rent PSF	Rent Steps	Work Letter (PSF)
Anchor Leases
Beltway Plaza Greenbelt, MD	Power Center	T.J. Maxx	May 2014	10	24,000	$6.00	$0.50/SF increase in year 6	$0.00
Warrenton Center Warrenton, VA	Community Center	Marshall’s	October 2015	10	21,970	$9.95	N/A	$0.00
Winchester Plaza Winchester, VA	Community Center	Dick’s Sporting Goods	June 2015	10	50,635	$11.50	$0.50/SF increase in year 6	$0.00
Central Park Fredericksburg, VA	Power Center	Skyzone	June 2016	10	20,930	$11.00	10% increase in year 6	$10.00
Central Park Fredericksburg, VA	Power Center	Furniture Gallery	May 2016	10	18,699	$9.00	10% increase in year 6	$0.00
Ritchie Station Marketplace Capitol Heights, MD	Power Center	T.J. Maxx	March 2014	10	25,009	$12.00	$0.50/SF increase in year 6	$0.00
Ritchie Station Marketplace Capitol Heights, MD	Power Center	Big Lots	March 2014	10	30,000	$12.00	$1.00/SF increase in year 6	$0.00
Junior Anchor Leases
Beltway Plaza Greenbelt, MD	Regional Center	Fallas	February 2016	10	16,670	$15.00	$0.50/SF increase in year 6	$0.00
Eastover Shopping Center Oxon Hill, MD	Community Center	Planet Fitness	January 2016	10	18,932	$15.75	10% increase in year 6	$40.00
Penn Station Shopping Center District Heights, MD	Community Center	Super Beauty	August 2014	10	15,000	$13.00	10% increase in year 6	$0.00
Shops at Waldorf Center Waldorf, MD	Power Center	Party City	April 2014	10	12,093	$14.50	10% increase in year 6	$0.00
Ritchie Station Marketplace Capitol Heights, MD	Power Center	Modell’s	February 2014	10	15,000	$13.00	10% increase in year 6	$5.00
Sacramento Center Alexandria, VA	Neighborhood Center	Planet Fitness	March 2016	10	14,400	$9.75	12.5% increase in year 6	$25.00
Inline leases
Addison Plaza Seat Pleasant, MD	Neighborhood Center	WOW Wings & Fish Co	January 2015	10	1,724	$26.00	3.0%	$20.00
Eastgate Shopping Center Lanham, MD	Neighborhood Center	Penny Pincher’s	December 2014	5	3,200	$22.00	3.0%	$0.00
Eastgate Shopping Center Lanham, MD	Neighborhood Center	All State	LOI	5	1,180	$22.00	3.0%	$0.00
Penn Station Shopping Center District Heights, MD	Community Center	Masterpiece Salon & Spa	June 2015	5	1,855	$24.00	3.0%	$0.00
Plaza 30 New Carrollton, MD	Convenience / Strip Center	Metro PCS	January 2015	3	1,600	$18.00	3.0%	$0.00
Cipriano Square Plaza Greenbelt, MD	Neighborhood Center	Lekki Restaurant	January 2016	10	2,484	$22.00	3.0%	$0.00

Source: Appraisal

A-3-105

MSBAM 2016-C32	Enterprise Plaza

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Enterprise Plaza Property:

Cash Flow Analysis
	2012	2013	2014	2015	8/31/2016 TTM	UW	UW PSF
Base Rent(1)	$2,148,448	$2,232,172	$2,331,921	$2,293,080	$2,176,978	$2,564,678	$13.48
Total Recoveries	$774,727	$832,398	$836,476	$909,685	$811,777	$976,721	$5.13
Other Income(2)	$73,763	$69,034	$83,088	$90,325	$90,325	$90,150	$0.47
Discounts Concessions	$0	$0	$0	$0	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	($417,433)	($2.19)
Effective Gross Income	$2,996,938	$3,133,604	$3,251,485	$3,293,090	$3,079,079	$3,214,116	$16.90
Total Expenses	$771,007	$850,740	$940,216	$978,992	$1,028,182	$1,046,480	$5.50
Net Operating Income	$2,225,931	$2,282,864	$2,311,269	$2,314,098	$2,050,897	$2,167,636	$11.40
Capital Expenditures	$0	$0	$0	$0	$0	$38,042	$0.20
TI/LC	$0	$0	$0	$0	$0	$161,679	$0.85
Net Cash Flow	$2,225,931	$2,282,864	$2,311,269	$2,314,098	$2,050,897	$1,967,915	$10.35

Occupancy %	97.2%	100.0%	100.0%	83.3%(3)	86.1%(4)	87.0%
NOI DSCR (P&I)	1.46x	1.50x	1.52x	1.52x	1.35x	1.42x
NOI DSCR (IO)	1.91x	1.96x	1.99x	1.99x	1.76x	1.86x
NCF DSCR (P&I)	1.46x	1.50x	1.52x	1.52x	1.35x	1.29x
NCF DSCR (IO)	1.91x	1.96x	1.99x	1.99x	1.76x	1.69x
NOI Debt Yield	9.1%	9.3%	9.4%	9.4%	8.4%	8.8%
NCF Debt Yield	9.1%	9.3%	9.4%	9.4%	8.4%	8.0%

(1)	Underwritten Base Rent is based on the rent roll dated September 30, 2016 and includes rent steps through November 2017, vacancy gross up of $264,280 and Salon Plaza, which has not yet taken occupancy and is in a free rent period. The tenant is currently in build out and is expected to commence paying rent on or around May 2017. At loan origination, $84,262.50 was reserved for Salon Plaza free rent.

(2)	Other Income includes the Shell ground rent of $90,000 and a minor amount of advertising revenue.

(3)	2015 occupancy decreased due to the August 2015 bankruptcy and consequent departure of the anchor tenant.

(4)	Occupancy is 86.1% as of September 30, 2016. Occupancy includes Salon Plaza (2.8% of NRA), which is building out its space.

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A-3-107

MSBAM 2016-C32	Walgreens Pool 7

Mortgage Loan No. 14 – Walgreens Pool 7

Mortgage Loan Information				Property Information(3)
Mortgage Loan Seller:	SMF III			Single Asset/Portfolio:	Portfolio
Original Balance:	$24,519,000			Location:	Various
Cut-off Date Balance:	$24,487,754			General Property Type:	Retail
% of Initial Pool Balance:	2.7%			Detailed Property Type:	Free-Standing
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	John E. Gross			Year Built/Renovated:	Various / N/A
Mortgage Rate:	4.680%			Size:	87,136 SF
Note Date:	11/1/2016			Cut-off Date Balance per Unit:	$281
First Payment Date:	12/6/2016			Maturity Date Balance per Unit:	$228
Maturity Date:	1/6/2027			Property Manager:	Tenant-Managed
Original Term to Maturity:	122 months			Underwriting and Financial Information(3)
Original Amortization Term:	360 months			UW NOI:	$1,932,047
IO Period:	0 months			UW NOI Debt Yield:	7.9%
Seasoning:	1 month			UW NOI Debt Yield at Maturity:	9.7%
Prepayment Provisions(1):	LO (3); YM1(22); DEF/YM1 (91); O (6)			UW NCF DSCR:	1.27x
Lockbox/Cash Mgmt Status:	Springing / Springing			Most Recent NOI(4):	N/A
Additional Debt Type:	N/A			2nd Most Recent NOI(4):	N/A
Additional Debt Balance:	N/A			3rd Most Recent NOI(4):	N/A
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy:	100.0% (12/6/2016)
Reserves				2nd Most Recent Occupancy:	100.0% (12/31/2015)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	100.0% (12/31/2014)
RE Tax:	$0	Springing	N/A	Appraised Value (as of):	$37,920,000 (September / October 2016)
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio:	64.6%
Recurring Replacements:	$0	Springing	N/A	Maturity Date LTV Ratio:	52.5%
Other(2):	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$24,519,000	94.7%	Loan Payoff:	$25,640,568	99.1%
Sponsor Equity:	$1,358,972	5.3%	Closing Costs:	$237,404	0.9%

Total Sources:	$25,877,972	100.0%	Total Uses:	$25,877,972	100.0%

(1)	Individual mortgage properties may be released upon prepayment or defeasance as described below under “Release of Property.”

(2)	With respect to each mortgaged property, if the lender fails to receive satisfactory evidence that the related Walgreens has not elected to terminate its lease by January 2026, the lender will begin collecting a monthly reserve equal to $4.06 PSF annually for the related mortgaged property until such time as the borrower has delivered to the lender (i) written notice that the borrower has not received notice that the related Walgreens has exercised its termination option, which notice from the borrower is required to be delivered no earlier than 15 days after the date by which the related Walgreens is required to give notice to the borrower of its election to exercise its termination option under the related lease, and (ii) a tenant estoppel certificate executed by Walgreens.

(3)	Property Information and Underwriting and Financial Information are based on a combination or sum of information relating to all six retail properties that comprise the Walgreens Pool 7 Property.

(4)	Historical financial information is not presented as the leases are triple-net with no annual rent increases.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Walgreens Pool 7 Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $24,519,000 secured by first priority fee mortgages encumbering six retail properties in Arizona, Illinois and Texas (individually and collectively, the “Walgreens Pool 7 Property”). A previous loan secured in part by the Walgreens Pool 7 Property was included in the BACM 2006-5 securitization. The proceeds of the Walgreens Pool 7 Mortgage Loan were primarily used to refinance the Walgreens Pool 7 Property and pay closing costs.

The Borrowers and the Sponsor. The borrower is CS Loan Pool VII LLC (the “Walgreens Pool 7 Borrower”), a Delaware limited liability company with two independent directors. John E. Gross is the loan sponsor and nonrecourse carve-out guarantor. John E. Gross is the CEO of Newcastle Properties, L.L.C., which focuses on retail developments across the country. Since 1980, John E. Gross has acquired, developed, managed and leased a portfolio of commercial real estate assets totaling approximately 6.2 million SF and valued at approximately $1 billion. John E. Gross’ current portfolio includes 87 properties across 22 states, totaling approximately 3.5 million SF.

The Walgreens Pool 7 Mortgage loan sponsor is also a sponsor of the borrower under the mortgage loan identified on Annex A-1 to the Prospectus as Walgreens Pool 5.

The Property. The Walgreens Pool 7 Property consists of six retail properties totaling 87,136 SF. The individual properties comprising the Walgreens Pool 7 Property were built between 1997 and 2002, and each is 100.0% occupied as of December 6, 2016. The properties comprising the Walgreens Pool 7 Property are located in Scottsdale, Arizona; Oak Brook, Park Ridge and Round Lake Beach, Illinois; and Dallas and Pasadena, Texas.

A-3-108

MSBAM 2016-C32	Walgreens Pool 7

The chart below presents certain information regarding the six properties comprising the Walgreens Pool 7 Property (listed in order of allocated loan amount):

Property Summary
Property	Allocated Cut-off Date Loan Amount	% of Allocated Loan Amount	Location	Area (SF)	Year Built/ Renovated	Occupancy	Appraised Value	UW NCF
Walgreens Oak Brook	$4,755,931	19.4%	Oak Brook, IL	13,855	1999/N/A	100.0%	$7,350,000	$375,212
Walgreens Park Ridge	$4,724,971	19.3%	Park Ridge, IL	14,053	2002/N/A	100.0%	$7,320,000	$372,855
Walgreens Dallas	$4,180,666	17.1%	Dallas, TX	15,120	1998/N/A	100.0%	$6,500,000	$329,810
Walgreens Round Lake Beach	$4,143,713	16.9%	Round Lake Beach, IL	13,905	1998/N/A	100.0%	$6,400,000	$326,900
Walgreens Pasadena	$3,767,193	15.4%	Pasadena, TX	15,120	1999/N/A	100.0%	$5,850,000	$297,217
Walgreens Scottsdale	$2,915,280	11.9%	Scottsdale, AZ	15,083	1997/N/A	100.0%	$4,500,000	$230,053
Total/Wtd. Avg.	$24,487,754	100.0%		87,136		100.0%	$37,920,000	$1,932,047

The following table presents certain information regarding the major tenants at the Walgreens Pool 7 Property (listed in order of SF):

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration(3)	FY 2015 Sales PSF	Occ. Cost %
Major Tenants
Walgreens Dallas	BBB/Baa2/BBB	15,120	17.4%	$339,940	17.1%	$22.48	1/31/2077	$1,120.67	2.0%
Walgreens Pasadena	BBB/Baa2/BBB	15,120	17.4%	$306,346	15.4%	$20.26	1/31/2077	$895.37	2.3%
Walgreens Scottsdale	BBB/Baa2/BBB	15,083	17.3%	$237,119	11.9%	$15.72	1/31/2077	$817.69	1.9%
Walgreens Park Ridge	BBB/Baa2/BBB	14,053	16.1%	$384,307	19.3%	$27.35	1/31/2077	$1,163.20	2.4%
Walgreens Round Lake Beach	BBB/Baa2/BBB	13,905	16.0%	$336,941	16.9%	$24.23	1/31/2077	$1,361.24	1.8%
Walgreens Oak Brook	BBB/Baa2/BBB	13,855	15.9%	$386,737	19.4%	$27.91	1/31/2077	$1,051.01	2.7%
Subtotal/Wtd. Avg.		87,136	100.0%	$1,991,390	100.0%	$22.85		$1,063.30	2.1%

Other Tenants		0	0.0%	$0	0.0%	$0.00
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		87,136	100.0%	$1,991,390	100.0%	$22.85

(1)	Information is based on the underwritten rent roll.

(2)	Ratings reflect those of the parent company whether or not the parent guarantees the lease.

(3)	The sole tenant at each mortgaged property, Walgreens, has a right to terminate its lease on January 31, 2027, and every five years thereafter for the remainder of the lease term. The tenant must provide notice of its intent to terminate at least six months prior to each respective termination date.

A-3-109

MSBAM 2016-C32	Walgreens Pool 7

The following table presents certain information relating to the lease rollover at the Walgreens Pool 7 Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027(2)	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029 & Beyond	6	87,136	$22.85	100.0%	100.0%	$1,991,390	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	6	87,136	$22.85	100.0%		$1,991,390	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	The sole tenant at each mortgaged property, Walgreens, has a right to terminate its lease on January 31, 2027, and every five years thereafter for the remainder of the lease term. The tenant must provide notice of its intent to terminate at least six months prior to each respective termination date. Such termination options are not considered in the rollover schedule.

The Market. The Walgreens Pool 7 Property consists of three properties in three cities in Illinois, two properties in two cities in Texas and one property in Scottsdale, Arizona. Below is a summary of the related markets:

Market Summary
		2016 Population		2016 Median Household Income
Property	Location	One-Mile Radius	Three-Mile Radius	One-Mile Radius	Three-Mile Radius
Walgreens Oak Brook	Oak Brook, IL	8,084	81,907	$68,190	$77,877
Walgreens Park Ridge	Park Ridge, IL	19,158	157,987	$105,312	$66,994
Walgreens Dallas	Dallas, TX	22,208	157,428	$34,269	$33,690
Walgreens Round Lake Beach	Round Lake Beach, IL	19,833	77,893	$58,046	$70,836
Walgreens Pasadena	Pasadena, TX	11,963	80,913	$88,099	$58,351
Walgreens Scottsdale	Scottsdale, AZ	16,421	75,333	$45,818	$44,725

Source: Appraisal

A-3-110

MSBAM 2016-C32	Walgreens Pool 7

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Walgreens Pool 7 Property:

Cash Flow Analysis
	2013(1)	2014(1)	2015(1)	UW	UW Per Unit
Base Rent	N/A	N/A	N/A	$1,991,390	$22.85
Total Recoveries	N/A	N/A	N/A	$0	$0.00
Other Income	N/A	N/A	N/A	$0	$0.00
Discounts Concessions	N/A	N/A	N/A	$0	$0.00
Less Vacancy & Credit Loss	N/A	N/A	N/A	($39,828)	($0.46)
Effective Gross Income	N/A	N/A	N/A	$1,951,562	$22.40
Total Operating Expenses	N/A	N/A	N/A	$19,516	$0.22
Net Operating Income	N/A	N/A	N/A	$1,932,047	$22.17
Capital Expenditures	N/A	N/A	N/A	$0	$0.00
TI/LC	N/A	N/A	N/A	$0	$0.00
Net Cash Flow	N/A	N/A	N/A	$1,932,047	$22.17

Occupancy %	N/A	N/A	N/A	98.0%
NOI DSCR	N/A	N/A	N/A	1.27x
NCF DSCR	N/A	N/A	N/A	1.27x
NOI Debt Yield	N/A	N/A	N/A	7.9%
NCF Debt Yield	N/A	N/A	N/A	7.9%

(1)	Historical financial information for 2013, 2014 and 2015 is not presented as the leases are triple-net with no annual rent increases.

Release of Property. The Walgreens Pool 7 Borrower is permitted to obtain the release of an individual mortgaged property after the expiration of the applicable lock out period (depending on whether such release is made in connection with a partial defeasance (no earlier than two years from the securitization closing date) or prepayment with the greater of a yield maintenance and a prepayment premium (no earlier than 60 days from the loan origination date), subject to, among other things, the following conditions: (i) no event of default or loan trigger event has occurred and is continuing, (ii) such release is in connection with a sale to a bona-fide third party in an arms-length transaction, or if a Walgreens Store Trigger Event (as defined below) has occurred and is continuing, in connection with a sale to a bona-fide third party in an arms-length transaction or a sale to an affiliate of the Walgreens Pool 7 Borrower and (iii) the Walgreens Pool 7 Borrower prepays or defeases the Walgreens Pool 7 Mortgage Loan in an amount equal to the greater of (a) 115% of the initial loan amount allocated to the individual mortgaged property being released, and (b) with respect to the remaining individual mortgaged properties, the amount that results in (1) the loan-to-value ratio not exceeding 70.0% and (2) the debt service coverage ratio being greater than or equal to 1.30x.

A “Walgreens Store Trigger Event” means, with respect to each individual mortgaged property, (i) Walgreens being in default under its lease beyond applicable notice and cure periods, (ii) Walgreens failing to be in actual, physical possession of all or any portion of the premises and/or “going dark”, (iii) Walgreens giving notice of its intent to vacate and/or vacating all or any portion of its premises or (iv) Walgreens giving notice of its intent to terminate or cancel the applicable lease and/or any termination or cancellation of the applicable lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the applicable lease failing to otherwise be in full force and effect.

A-3-111

MSBAM 2016-C32	Le Meridien Tampa

Mortgage Loan No. 15 – Le Meridien Tampa

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$24,000,000			Location:	Tampa, FL 33602
Cut-off Date Balance:	$24,000,000			General Property Type:	Hospitality
% of Initial Pool Balance:	2.6%			Detailed Property Type:	Full Service
Loan Purpose:	Refinance			Title Vesting:	Leasehold
Sponsor:	Development Services Group			Year Built/Renovated:	1905/2014
Mortgage Rate:	6.0100%			Size:	130 Rooms
Note Date:	11/17/2016			Cut-off Date Balance per Room:	$184,615
First Payment Date:	1/1/2017			Maturity Date Balance per Room:	$156,910
Maturity Date:	12/1/2026			Property Manager:	MH Partners, LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information(3)
IO Period:	0 months			UW NOI:	$2,830,755
Seasoning:	0 months			UW NOI Debt Yield:	11.8%
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity:	13.9%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NCF DSCR:	1.41x
Additional Debt Type(1):	N/A			Most Recent NOI:	$2,956,252 (10/31/2016 TTM)
Additional Debt Balance(1):	N/A			2nd Most Recent NOI:	$1,928,092 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(4):	$148,995 (12/31/2014)
Reserves				Most Recent Occupancy:	76.7% (10/31/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	76.4% (12/31/2015)
RE Tax:	$12,163	$12,163	N/A	3rd Most Recent Occupancy(4):	48.8% (12/31/2014)
Insurance:	$9,696	$9,696	N/A	Appraised Value (as of):	$38,500,000 (9/1/2016)
Recurring Replacements:	$0	$31,904	N/A	Cut-off Date LTV Ratio:	62.3%
Other(2):	$11,455,908	$9,167	N/A	Maturity Date LTV Ratio:	53.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$24,000,000	100.00%	Loan Payoff:	$11,554,370	48.1%
			Reserves(2):	$11,477,767	47.8%
			Closing Costs:	$898,816	3.8%
			Return of Equity:	$69,046	0.3%
Total Sources:	$24,000,000	100.0%	Total Uses:	$24,000,000	100.00%

(1)	See “The Borrower and the Sponsor” below for further discussion on additional debt.

(2)	Other Reserves includes $10,000,000 for the purchase of the interest of AAOF II—Tampa Hotel Partners, LLC in the sole member of the borrower by Memphis Tampa Hotel Investors, LLC, $1,446,741 for repayment of a loan to the sole member by AAOF and $9,167 for ground rent funds.

(3)	The underwriting is based on hotel rents; however, for so long as the Master Sublease is in place, the borrower is only entitled to receive rents under the Master Sublease. See footnote (3) to the “Cash Flow Analysis” table below for debt service coverage ratio and debt yield based on the Master Sublease rent for 2017.

(4)	The Le Meridien Tampa Property underwent renovation into a hotel in the first half of 2014 and opened in June 2014. 2014 figures reflect partial year operations.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Le Meridien Tampa Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $24,000,000, secured by a ground leasehold interest in a full service hospitality property located in Tampa, Florida (“the Le Meridien Tampa Property”), under the Starwood Hotel flag. The proceeds of the Le Meridien Tampa Mortgage Loan were used to refinance the prior $11,554,370 construction loan, fund reserves, pay closing costs and return equity to the Le Meridien Tampa Borrower.

The Borrower and the Sponsor. The borrower is Tampa Hotel Partners, LLC (the “Le Meridien Tampa Borrower”), a special-purpose Delaware limited liability company with one independent director. The Le Meridien Tampa Borrower is the owner of the ground leasehold interest under a ground lease with the City of Tampa which expires March 31, 2119, with the option for the lessee to terminate the ground leasehold after 60 years on March 31, 2073. The ground leasehold interest is in turn sublet under a master lease (the “Master Sublease”) to Tampa Hotel Partners Master Tenant, LLC (the “Le Meridien Tampa Master Tenant”) that expires on December 31, 2046. The Le Meridien Tampa Borrower is wholly owned by Tampa Hotel Holding, LLC (the “Le Meridien Tampa Sole Member”), which is 50% owned by Memphis Tampa Hotel Investors, LLC (“Investors”) and 50% owned by AAOF II—Tampa Hotel Partners, LLC (“AAOF”). AAOF’s investors include foreign investors seeking United States visas through the EB 5 visa program. Tampa Hotel Partners Master Tenant, LLC is 99.99% owned by US Bancorp Community Development Corporation (“USBCDC”) and 0.01% by Investors, which is the managing member of the Le Meridien Tampa Master Tenant. Investors is 85% owned by Gary Prosterman, CEO and president of Memphis-based Development Services Group (“DSG”), 10% by LKG Trust, and 5% by DSG vice-president Michael Goforth.

The non-recourse carveout guarantor of the Le Meridien Tampa Mortgage Loan is Gary Prosterman, CEO and president of DSG. DSG has developed real estate across multiple asset classes, including more than 20 hotels under the Marriott, Hilton and Starwood franchises.

A-3-112

MSBAM 2016-C32	Le Meridien Tampa

AAOF, the 50% member of the Le Meridien Tampa Sole Member, has made a $5,500,000 loan (the “Member Loan”) to the Le Meridien Sole Member, which is secured by the membership interests of Investors, the other 50% member, in the Sole Member. It is anticipated that Investors may purchase AAOF’s interest in the Le Meridien Tampa Sole Member, excluding a 1.0% interest that is anticipated to continue to be held by AAOF. It is anticipated that such purchase will occur prior to the end of 2016; however, Investors is not required to effect such purchase under the Le Meridien Tampa Mortgage Loan. At the time of such purchase, if any, it is anticipated that Investors will also repay the Member Loan in an amount up to $2,000,000. At closing, $10,000,000 of the loan proceeds were reserved for purchase of AAOF’s interest in the Le Meridien Tampa Sole Member and $1,446,740.95 was reserved for repayment of the Member Loan. There can be no assurance as to whether or not any such purchase or repayment will occur. In addition, the Le Meridien Tampa Master Tenant made an unsecured loan in the original principal amount of $3,034,144 to the Le Meridien Tampa Borrower (the “Master Tenant Loan”). Each of the Member Loan and the Master Tenant Loan is subject to a subordination and standstill agreement with the mortgage lender.

The Property. The Le Meridien Tampa Property is a five-story, full service hotel located in the central business district of Tampa, Florida. The improvements were originally constructed in 1905, served as a U.S. Federal Courthouse and Postal Station and were listed on the National Register of Historic Places in 1974. The Le Meridien Tampa Property, which is fronted with columns and a grand staircase entry, underwent a $25.3 million renovation in 2014 that preserved many of the original architectural elements, including the marble and terrazzo lobby as well as its oak door frames and crown moulding. The Le Meridien Tampa Property offers 130 contemporary guestrooms, Bizou Brasserie Restaurant and Lounge, Longitude Bar, and approximately 4,820 SF of meeting and event space. Other amenities include an outdoor pool, 24-hour fitness center and modern business center that features a historic judge’s bench as the primary work station. The Le Meridien Tampa Property is operated as a Le Meridien hotel pursuant to a franchise agreement from Starwood International, Inc. that expires June 16, 2034.

The Le Meridien Tampa Property is comprised of the Le Meridien Tampa Borrower’s interest in a ground lease from the City of Tampa that expires March 31, 2119 with the option for the lessee to terminate the ground leasehold after 60 years on March 31, 2073. The ground lease provides for an initial payment of $1 per annum for the first two years, $10,000 per annum for years three through 30, $15,000 per annum for years 31 through 60 and $25,000 per annum for the remaining 46-years. The ground lease is currently in its fourth year. As an inducement for the recent rehabilitation of the Le Meridien Tampa Property, the Le Meridien Tampa Borrower benefits from exemptions from portions of the county and city real estate tax liabilities. The exemptions began January 1, 2015 and continue through 2024. The 2016 estimated tax liability set forth in the appraisal is $202,644 and the estimated tax liability set forth in the appraisal upon the expiration of the exemption in 2025 is $413,866, and assumes no sale or transfer of ownership. There can be no assurance that actual tax liabilities will not exceed such estimates. The Master Sublease was executed to facilitate pass-through to the Le Meridien Tampa Master Tenant of income tax credit equal to 20% of the qualified rehabilitation expenditures (QRE) incurred during conversion of the designated historic property.

The Le Meridien Tampa Master Tenant is required to make rent payments that include fixed rent and supplemental rent to the Le Meridien Tampa Borrower. The master lease rent includes base rent of $300,000 plus supplemental rent of $2,304,750 in 2017, both of which increase annually, with base rent equaling $381,261 and supplemental rent equaling $3,172,890 in 2026. The Le Meridien Master Tenant is also required to pay operating expenses. Upon a foreclosure of or other realization upon the Le Meridien Tampa Mortgage Loan, the lender is not permitted to terminate the master lease prior to June 12, 2019.

The fee interest in the Le Meridien Tampa Property was deeded from the United States of America to the City of Tampa. The related deed contains a right of reverter in favor of the United States in the event of a violation of any of the covenants of the City of Tampa contained in the deed or violations of the Program of Preservation and Utilization (“PPU”). At loan origination, the City of Tampa delivered to the lender an estoppel representing that there are no defaults or non-compliance by the City with any of the terms, restrictions, reservations and/or conditions of the Deed or the PPU and the City has not received any notice of any violation of any of such terms, restrictions, reservations and/or conditions or any notice of exercise of the right of reverter by the United States. Such right of reverter is senior to the mortgage securing the Le Meridien Tampa Mortgage Loan, and if exercised could cause the issuing entity to lose its interest in the Le Meridien Tampa Property. See “Description of the Mortgage Pool—Purchase Options and Rights of First Refusal” in the Prospectus.

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			Le Meridien Tampa(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	72.0%	$136.96	$98.63	48.8%	$153.05	$74.61	67.7%	111.7%	75.7%
2015	73.5%	$145.56	$106.95	76.4%	$164.39	$125.56	104.0%	112.9%	117.4%
10/31/2016 TTM(4)	76.6%	$153.91	$117.90	76.7%	$174.12	$133.52	100.1%	113.1%	113.2%

Source: Industry report and underwritten operating statements.

(1)	The competitive set includes Crowne Plaza Tampa Westshore, Hilton Tampa Downtown, InterContinental Tampa, The Westin Tampa Harbour Island, Renaissance Tampa International Plaza Hotel and Autograph Collection Epicurean Hotel.

(2)	Based on the underwritten operating statements.

(3)	2014 reflects partial year operations as the Le Meridien Tampa Property underwent renovation into a hotel in 2014.

(4)	Occupancy, ADR, and RevPAR for the competitive set is as of the September 30, 2016 TTM, and as of October 31, 2016 TTM for the Le Meridien Tampa Property.

The Market. The Le Meridien Tampa Property is situated on a 1.01-acre site in Tampa, Florida, approximately 7.8 miles from the Tampa International Airport and occupies an entire city block off of North Florida Avenue within Tampa’s central business district, bordered by East Zack, East Twiggs and North Marion Streets. The Tampa, Florida central business district is served by Interstate 275, located one half-mile to the north and Selmon Expressway, located approximately one half-mile south of the Le Meridien Tampa Property, both major arterials providing regional access to St. Petersburg, Florida to the west and Lakeland, Florida to the east. The immediate area surrounding the Le Meridien Tampa Property consists of a mix of office, retail and entertainment uses, including the Tampa Convention Center, Amalie Arena, Channelside Bay Plaza, Port Tampa Bay, Tampa Museum of Art, and the Tampa Riverwalk, all of which are located less than one mile from the Le Meridien Tampa Property. Located just across the Hillsborough River are the Tampa General Hospital, the University of Tampa and Henry Plant Museum. Employment sectors in the Tampa MSA include professional and business services, education and health services, retail trade, and government. Major employers include MacDill Air Force Base, Verizon Communications, University of South Florida, Tampa General Hospital, JPMorgan Chase & Co., and St. Joseph’s Hospital. Multiple office towers, including the Rivergate Tower, BB&T Tower, Bank of America Plaza, SunTrust Financial Centre and Wells Fargo Center, are located within the Tampa, Florida central business district.

A-3-113

MSBAM 2016-C32	Le Meridien Tampa

Competitive properties to the Le Meridien Tampa Property are shown in the tables below:

Competitive Hotel Supply – Occupancy and Average Rate Comparison (Estimated)
Property	Year Built	Rooms	2014 Occ.	2014 Average ADR	2014 RevPAR	2015 Occ.	2015 Average ADR	2015 RevPAR	% Change Occ.	% Change Average ADR	% Change RevPAR
Le Meridien Tampa(1)(2)	1905	130	49%	$153.05	$74.61	76%	$164.39	$125.56	55.9%	7.4%	68.3%
Sheraton Tampa Riverwalk Hotel	1968	277	74%	$138.00	$102.12	73%	$148.00	$108.04	-1.4%	7.2%	5.8%
Embassy Suites by Hilton Tampa Downtown Convention Center	2006	360	77%	$150.00	$115.50	77%	$160.00	$123.20	0.0%	6.7%	6.7%
The Westin Tampa Harbour Island	1985	299	74%	$140.00	$103.60	74%	$152.00	$112.48	0.0%	8.6%	8.6%
Courtyard Tampa Downtown	1998	141	75%	$132.00	$99.00	75%	$145.00	$108.75	0.0%	9.8%	9.8%
Crowne Plaza Tampa Westshore	1970	222	73%	$105.00	$76.65	73%	$111.00	$81.03	0.0%	5.7%	5.7%
Renaissance Tampa International Plaza Hotel	2004	293	70%	$168.00	$117.60	70%	$180.00	$126.00	0.0%	7.1%	7.1%
Total/Wtd. Avg.(3)			72%	$142.35	$102.19	74%	$152.87	$112.93

Source: Appraisal and underwritten operating statements.

(1)	The Le Meridien Tampa Property underwent renovation into a hotel in 2014. 2015 reflects the first full year of operations.

(2)	Occ., ADR, and RevPAR for the Le Meridien Tampa Property are based on the underwritten operating statements.

(3)	Total/Wtd. Avg. include the Le Meridien Tampa Property

Competitive Hotel Supply – Demand Segments
Property Name	Commercial Demand %	Meeting & Group %	Leisure Demand %
Le Meridien Tampa	19%	27%	54%
Sheraton Tampa Riverwalk Hotel	25%	35%	40%
Embassy Suites by Hilton Tampa Downtown Convention Center	20%	50%	30%
The Westin Tampa Harbour Island	25%	40%	35%
Courtyard Tampa Downtown	40%	20%	40%
Crowne Plaza Tampa Westshore	20%	35%	45%
Renaissance Tampa International Plaza Hotel	30%	40%	30%

Source: Appraisal.

A-3-114

MSBAM 2016-C32	Le Meridien Tampa

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Le Meridien Tampa Property.

Cash Flow Analysis(1)
	2015	10/31/2016 TTM	UW	UW per Room
Occupancy	76.4%	76.7%	76.7%
ADR	$164.39	$174.12	$174.12
RevPAR	$125.56	$133.52	$133.52

Rooms Revenue	$5,515,046	$6,353,007	$6,335,649	$48,736
Food & Beverage	$2,396,714	$2,618,429	$2,611,275	$20,087
Other Income(2)	$618,567	$709,096	$707,159	$5,440
Total Revenue(3)	$8,530,327	$9,680,532	$9,654,083	$74,262
Total Expenses(4)	$6,602,235	$6,724,280	$6,823,328	$52,487
Net Op. Income	$1,928,092	$2,956,252	$2,830,755	$21,775
FF&E	$341,213	$387,221	$386,163	$2,970
Net Cash Flow	$1,586,879	$2,569,031	$2,444,592	$18,805

NOI DSCR	1.12x	1.71x	1.64x
NCF DSCR	0.92x	1.49x	1.41x
NOI Debt Yield	8.0%	12.3%	11.8%
NCF Debt Yield	6.6%	10.7%	10.2%

(1)	The Le Meridien Tampa Property underwent renovation into a hotel in 2014. 2015 reflects the first full year of operations.

(2)	Other Income includes guest dry cleaning, service charges, gift shop, vending machine, cancellation fees and pet fees.

(3)	Underwritten Total Revenue reflects the operating revenue from the operations of the hotel located at the Le Meridien Tampa Property. The Le Meridien Tampa Borrower is entitled to receive the rents under the Master Sublease, and is not entitled to receive hotel revenues while the Master Sublease is in effect. The debt service coverage ratio and debt yield based on the Master Sublease base rent of $300,000 plus supplemental rent of $2,304,750 for the year 2017 is 1.51x and 10.9%, respectively.

(4)	The Le Meridien Tampa Property is subject to a tax exemption from the tax liability for Hillsborough County and the City of Tampa, which began on January 1, 2015, and will continue until December 31, 2024. Underwritten Total Expenses include the average of the estimated real estate tax liability over the next 15-year period. The 2016 estimated tax liability set forth in the appraisal is $202,644 and the estimated tax liability set forth in the appraisal upon the expiration of the exemption in 2025 is $413,866, and assumes no sale or transfer of ownership. There can be no assurance that actual tax liabilities will not exceed such estimates.

A-3-115

 (THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

 (THIS PAGE INTENTIONALLY LEFT BLANK)

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

Banc of America Merrill Lynch	Wells Fargo Bank, National Association	Midland Loan Services	Park Bridge Lender Services LLC
Commercial Mortgage Inc.	Commercial Mortgage Servicing	10851 Mastin Street	600 Third Avenue
	Three Wells Fargo	Building 82, Suite 300	40th Floor
Bank of America Tower	401 South Tryon Street, 8th Floor	Overland Park, KS 66210	New York, NY 10016
One Bryant Park	Charlotte, NC 28202
New York, NY 10036
Contact:
Contact: Leland F. Bunch, III	REAM_InvestorRelations@wellsfargo.com	Contact: Heather Wagner	Contact: David Rodgers
Phone Number: (980) 388-7451	Phone Number:	Phone Number: (913) 253-9570	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
Controlling Class:			Reduction	ASER	App. Red.
Effective as of: mm/dd/yyyy			Effected	Amount	Date
Directing Certificateholder:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall Net Prepayment Interest Excess	0.00 0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Total Fees		0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Rating Agency Expenses	0.00
Principal Prepayments	0.00		Attorney Fees & Expenses	0.00
Collection of Principal after Maturity Date	0.00		Bankruptcy Expense	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Taxes Imposed on Trust Fund	0.00
Excess of Prior Principal Amounts paid	0.00		Non-Recoverable Advances	0.00
Curtailments	0.00		Workout-Delayed Reimbursement Amounts	0.00
Negative Amortization	0.00		Other Expenses	0.00
Principal Adjustments	0.00		Total Additional Trust Fund Expenses		0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Property Type (1)							State (1)

Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals							Totals

Seasoning

Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

See footnotes on last page of this section.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							Anticipated Remaining Term (ARD and Balloon Loans)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

Remaining Amortization Term (ARD and Balloon Loans)

							Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)
Totals

Note Rate

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)
Totals

Remaining Stated Term (Fully Amortizing Loans)

							Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals
Totals
See footnotes on last page of this section.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Age of Most Recent NOI							Debt Service Coverage Ratio (3)

Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals							Totals

(1) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Master Servicer is used. To the extent that no DSCR is provided by the Master Servicer, information from the offering document is used. The DSCRs reported by the Master Servicer may be based on a period of less than 12 months. Regardless, DSCRs are normalized based on the Most Recent Financial as of Start and End Dates as reported on the NOI Detail page of this statement. The Certificate Administrator makes no representations as to the accuracy of the data provided by the borrower for this calculation.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32 Commercial Mortgage Pass-Through Certificates Series 2016-C32	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	1/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	1/11/17
Frederick, MD 21701-4747

Supplemental Reporting

Other Disclosable Special Servicer Fees

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT(1)

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2016 (the “Pooling and Servicing Agreement”).

Transaction: Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32,

Commercial Mortgage Pass-Through Certificates,
Series 2016-C32

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Directing Certificateholder: [______]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

(1)     This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount and Collateral Deficiency Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [LIST RELATED MORTGAGE LOANS]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount and Collateral Deficiency Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount and Collateral Deficiency Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount and Collateral Deficiency Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or Collateral Deficiency Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the Closing Date, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth in Annex D-2. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

 D-1-1

(3)       Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the

 D-1-2

Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex D-2 attached to this prospectus, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)       Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at

 D-1-3

origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)       Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)       Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer.

(15)       No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a

 D-1-4

customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount at least equal to the least of (A) the maximum amount available under the National Flood Insurance Program plus any such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan and (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days

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prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)       No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

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(20)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)       Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)       Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

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(25)       Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)       Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the

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Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan-to-value ratio and other requirements of the REMIC Provisions.

(28)       Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of either an individual or combined annual balance sheet of the Mortgagor entities (and no other entities), together with the related combined or individual statements of operations, members’ capital and cash flows, including a combined or individual balance sheet and statement of income for the Mortgaged Properties on a combined or individual basis.

(29)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender

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which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in Annex D-2 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth on Schedule D-1 to this Annex D-1), or future permitted mezzanine debt (as set forth on Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on Annex A-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)       Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal

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amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

(34)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit. With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and

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the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)       Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)       Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects,

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legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)       Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(40)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation

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is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, the Mortgage File or this prospectus, there is no Environmental Condition at the related Mortgaged Property.

(41)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) as set forth on Schedule 2-B of Exhibit 2 to the applicable MLPA and (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan.

(44)       Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)       Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
1	Hilton Hawaiian Village	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one or more additional (i) pari passu promissory notes which have an aggregate original principal amount of $633,600,000 and (ii) subordinate promissory notes which have an aggregate original principal amount of $578,400,000.
2	191 Peachtree	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $120,500,000.
3	Wolfchase Galleria	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $110,000,000.
15	Le Meridien Tampa	(3) Mortgage Provisions	The lender has agreed with Tampa Hotel Partners Master Tenant, LLC (the “Master Tenant”) that in the event that the lender forecloses on the Mortgage Loan prior to the expiration of the historic tax credit recapture period in September 2019, the master lease for the Mortgaged Property between the Mortgagor and the Master Tenant will remain in effect and not be terminated.
1	Hilton Hawaiian Village	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Under the existing management agreement, if the Mortgagor desires to sell or lease the Mortgaged Property, the Mortgagor must give written notice to the property manager, stating the price or rental, and all terms and conditions under which the Mortgagor desires to sell or lease the Mortgaged Property, together with all other information reasonably requested by the property manager and available to the Mortgagor (the “ROFO Notice”). Within 60 days of receipt of the ROFO Notice, or if additional information is requested, then 60 days after receipt by the property manager of the information, the property manager has the right to elect to purchase or lease the Mortgaged Property or to have its designee or designees (which, in the property manager’s sole discretion, may be any entity, including an unrelated third party) purchase or lease the Mortgaged Property upon the terms and conditions set forth in the ROFO Notice; provided that the property manager or its designees may substitute cash for the fair market value of any proposed non-cash compensation. If the property manager does not elect to purchase or lease the Mortgaged Property or to have its designee or designees purchase or lease the Mortgaged Property, then the Mortgagor may market the Mortgaged Property during the following 120 days at a price or rental at least equal to 95% of the price or rental, and upon other terms and conditions no more favorable to a purchaser or lessee than, set forth in the ROFO Notice. Any such transfer by the Mortgagor is subject to the rights of the Mortgaged Property manager to consent or withhold consent as described above.
15	Le Meridien Tampa	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	The deed (the “Deed”) from the United States of America (the “USA”) pursuant to which the fee owner/ground lessor acquired the fee interest in the Mortgaged Property contains a right of reverter in the event that certain provisions contained in the Deed or in the City of Tampa’s Application for Obtaining Property for Historic Monument Purposes dated May 30, 2003 and the approved program attached thereto entitled “Program of Preservation and Utilization (collectively, the “PPU”) are violated. Such right of reverter is senior to the Mortgage Loan. In the event such right of reverter is exercised, the lender would lose its interest in the Mortgaged Property. In addition, pursuant to the Deed, the USA has the right to use the Mortgaged

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
Property without charge in the event of a national emergency. The Mortgaged Property is listed on the National Register of Historic Places and is subject to restrictions regarding alteration and/or restoration.
20	Livonia Commons	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	If the landlord receives a bona fide offer from a third party for the acquisition of fee simple title to the landlord’s interest in the premises leased to the Panda Express tenant or the larger parcel of which such premises are a part, and the landlord wishes to accept such offer, the landlord is required to first give the Panda Express tenant notice to exercise its right of first refusal. The Panda Express tenant has 15 business days from receipt of the notice to acquire the property.
15	Le Meridien Tampa	(7) Junior Liens	Tampa Hotel Holding, LLC, the sole member of the Mortgagor (“Sole Member”) has borrowed a loan in the outstanding principal amount of $5,500,000 from AOFF II-Tampa Hotel Partners, LLC, one of the members of the Sole Member, which loan is secured by all of the membership interests in the Sole Member.
20	Livonia Commons	(11) Escrows and Reserves	Certain reserves relating to, among other items, renovations and repairs to the Mortgaged Property, and which had an original aggregate balance as of the closing date of the Mortgage Loan of approximately $600,200, are held by Fidelity National Title Insurance Company (“Fidelity”) under an escrow agreement among the Mortgagor, the lender and Fidelity and are not held by the lender. Certain of such reserves have been disbursed subsequent to the closing date of the Mortgage Loan.
1	Hilton Hawaiian Village	(16) Insurance	No deductible may be greater than $500,000 per occurrence. The Mortgagor and/or operating lessee may utilize a $5,000,000 aggregate deductible (basket aggregate) in conjunction with a per occurrence deductible which will not exceed $500,000 per occurrence except with respect to flood, windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Mortgaged Property (the “Base Deductible”), subject to a $1,000,000 minimum; provided that the Mortgagor and/or operating lessee shall be permitted to maintain a maximum deductible with respect to flood, windstorm and earthquake coverage of 15% of the total insurable value of the Mortgaged Property (the “Increased Deductible”) if the guarantor delivers a deductible guaranty guaranteeing any failure by the Mortgagor and/or operating lessee to pay its obligations actually incurred with respect to that portion of the Increased Deductible which exceeds the Base Deductible and not otherwise insured by a third party provider and, except that, with respect to the Increased Deductible for flood coverage, the Mortgagor shall not increase the amounts of such Increased Deductible or lower the positions of such Increased Deductible amounts below the current positions which are in place as of the origination date. The amount of these deductibles may be considered higher than customary.
1	Hilton Hawaiian Village	(16) Insurance	The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (1) (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the insurance coverage and 100% of the first layer of insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to the extent Moody’s rates the securitization and the insurance company), and the remaining 25% of the insurance coverage shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to the extent Moody’s rates the securitization and the insurance company) and (2) a rating of “A-VIII” or better in the current A.M. Best’s Insurance Reports, or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the insurance coverage and 100% of the first layer of insurance coverage shall be provided

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Annex A-1 ID#	Mortgage Loan	Representation	Exception

by insurance companies having a claims paying ability rating of “A” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to the extent Moody’s rates the securitization and the insurance company), and the remaining 40% of the insurance coverage shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P, Fitch (to the extent Fitch rates the securitization and the insurance company) and Moody’s (to the extent Moody’s rates the securitization and the insurance company) and (2) a rating of “A-VIII” or better in the current A.M. Best’s Insurance Reports. Notwithstanding the foregoing, the Mortgagor is permitted to maintain a portion of the coverage with United Specialty Insurance Company in their current participation amounts and positions within the syndicate provided that the Mortgagor obtains reinsurance with a cut-through endorsement acceptable to the lender and the rating agencies rating the securitization with respect to United Specialty Insurance Company from an insurance company which shall be rated at least “A” with S&P and “A2” with Moody’s (to the extent Moody’s rates the securitization and the applicable insurance company), or such higher rating as may be required by a rating agency rating the securitization, not to exceed “A+” with S&P and “A1” with Moody’s (to the extent Moody’s rates the securitization and the insurance company).

The Mortgage Loan requires, and the commercial general liability insurance policy obtained by the Mortgagor includes, coverage in an amount up to $1.5 million in the aggregate (rather than $2 million in the aggregate).

Subject to rating agency approval, the Mortgagor and/or operating lessee are permitted to provide coverage for named windstorm in an amount equal to the greater of (1) $500,000,000 per occurrence and (2) the 1,000-year Probable Maximum Loss as indicated in a risk analysis for all high risk locations under the related insurance policy, rather than in the amount set forth in the representation.

The requirement for flood insurance coverage under the Mortgage Loan is for flood insurance, including tsunami, in amounts acceptable to the lender, except that for the Mortgaged Property where any portion of the improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood insurance shall include the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $60,000,000, rather than five percent (5%) of the then outstanding principal balance of the Mortgage Loan or Whole Loan.

2	191 Peachtree	(16) Insurance	The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (1) (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the confidential required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies and (2) a rating of “A- VIII” or better in the current A.M. Best’s Insurance Reports. Notwithstanding the foregoing, the Mortgagor is permitted to maintain coverage with United Specialty Insurance Company, James River Insurance Company, Maxum Indemnity Company and The Burlington Insurance Company in their current participation amounts and

D-2-3

Annex A-1 ID#	Mortgage Loan	Representation	Exception
positions within the syndicate provided that (x) the respective A.M. Best rating of such insurer is not withdrawn or downgraded below the loan origination date and (y) at renewal of the current policy term, the Mortgagor is required to replace United Specialty Insurance Company, James River Insurance Company, Maxum Indemnity Company and The Burlington Insurance Company with insurance companies meeting the ratings requirements set forth above.
3	Wolfchase Galleria	(16) Insurance

The Mortgage Loan permits insurance to be provided under multilayered insurance policies, as to which, (i) if there is more than one, but less than five, insurance companies collectively issuing the policies, 75% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better with S&P and the remaining 25% or less must be provided by insurance companies that have a claims paying ability rating of “BBB” or better with S&P or (ii) if there are five or more insurance companies collectively issuing the policies, 60% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better and the remaining 40% or less must be provided by insurance companies that have a rating of “BBB” or better with S&P.

The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if the Mortgagor delivers cash or a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the related Whole Loan documents). The amount of these deductibles may be considered higher than customary.

If any reciprocal easement agreement or any of certain major leases require restoration, the lender is required to make proceeds available to the Mortgagor for restoration, even if the conditions to restoration in the related Whole Loan documents have not been satisfied.

15	Le Meridien Tampa	(16) Insurance	The business interruption insurance policy includes an extended period of indemnity endorsement which provides that after the loss to the improvements and personal property has been repaired, the continued loss of income will be insured until the earlier of the time such income returns to the same level it was at prior to the loss, or the expiration of six months from the date that the property is repaired and operations are resumed. The amount of business income insurance is to be determined at least once each year based on the borrower’s reasonable estimate of the gross income from the Mortgaged Property for the succeeding six month period.
1, 2, 3, 7, 13, 15, 19, 20 and 25	All MSMCH Mortgage Loans	(16) Insurance

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 29 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 16.

1	Hilton Hawaiian Village	(26) Recourse Obligations

The non-recourse carveout guarantor’s liability as to full recourse items is capped at an amount equal to 10% of the outstanding principal balance of the Whole Loan at the time of the related recourse event, plus any and all reasonable third party costs actually incurred by the lender.

Any transfer in violation of the Mortgage Loan documents is a loss

D-2-4

Annex A-1 ID#	Mortgage Loan	Representation	Exception

carveout and not a full recourse event.

The non-recourse carveout guarantor is liable for waste only if it results from the willful misconduct of the Mortgagor or its affiliates.

There is no separate environmental indemnitor, and breaches of the environmental covenants in the loan documents are not recourse to the non-recourse carveout guarantor.

2	191 Peachtree	(26) Recourse Obligations	The non-recourse carveout guaranty of one of the two non-recourse carveout guarantors, Oaktree Pinnacle Investment Fund, L.P., does not cover (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits (or the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property. In addition, Oaktree Pinnacle Investment Fund, L.P. is not a party to the environmental indemnity agreement with respect to the related Whole Loan. In addition, the non-recourse carveout guaranties do not provide for full recourse for transfers in violation of the related Whole Loan documents; provided that there is full recourse if (and only if) the related Mortgagor effects a transfer of the Mortgaged Property by deed and/or all or substantially all of the direct or indirect equity interests in such Mortgagor are transferred in contravention of the terms and provisions of the related Whole Loan documents. There is loss recourse (under the guaranty provided by Rodolfo Prio Touzet, but not under the guaranty provided by Oaktree Pinnacle Investment Fund, L.P.) for other transfers in violation of the related Whole Loan documents.
3	Wolfchase Galleria	(26) Recourse Obligations	For so long as Simon Property Group, L.P. is the guarantor under the non-recourse carveout guaranty, the recourse liability of a guarantor or replacement guarantor under the guaranty is required to be limited to $33,000,000, in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including court costs and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.
7	Big Flats Consumer Square	(26) Recourse Obligations	The non-recourse carveout guarantor is a closed-end investment fund which does not have any material assets.
1, 2, 3, 7, 13, 15, 19, 20 and 25	All MSMCH Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents may provide that there will not be recourse for (i) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers and (ii) waste to the extent that waste results from there being insufficient cash flow to satisfy operating expenses at the Mortgaged Property, which results in material physical waste to the Mortgaged Property.
1	Hilton Hawaiian Village	(27) Mortgage Releases

The Mortgagor may obtain the release any of the following portions of the Mortgaged Property subject to certain requirements in the Mortgage Loan documents: (1) unidentified portions of the Mortgaged Property; provided, among other things, the release does not materially and adversely affect the ongoing operations of the Mortgaged Property (other than the lost income associated with the parcels being released); (2) the retail component of the Mortgaged Property or any portions thereof; or (3) the ground leased portion of the Mortgaged Property.

With respect to the release of unidentified portions of the Mortgaged Property, the Mortgagor is permitted to obtain release of any such portions upon, among other things, payment to the lender of a parcel release price equal to the product of (A) 110% and (B) the product of (1) 100% of the difference in the value of the Mortgaged Property

D-2-5

Annex A-1 ID#	Mortgage Loan	Representation	Exception

including the release parcel, and excluding the release parcel, as set forth in an appraisal obtained under the loan agreement and (2) 57.2%.

With respect to the release of the retail component of the Mortgaged Property or portions thereof, the Mortgagor is permitted to obtain release of any such portions upon, among other things, payment to the lender of a retail parcel release price equal to the product of (A) 110% and (B) the product of (1) the greater of (x) 100% of the difference in the value of the Mortgaged Property including the retail release parcel, and excluding the retail release parcel, as set forth in an appraisal obtained under the loan agreement or (y) net sales proceeds of the retail release parcel then being released and (2) 57.2%.

With respect to the release of the ground leased portion of the Mortgaged Property, a release price equal to $2,500,000 has been assigned by lender.

1	Hilton Hawaiian Village	(28) Financial Reporting and Rent Rolls	The Mortgage Loan documents require Mortgagor to deliver a complete copy of the guarantor’s (or its publicly traded parent’s) annual financial statements audited by a “Big Four” accounting firm or other independent certified accountant acceptable to the lender, and the financial information for the Mortgaged Property and Mortgagor is required to be included as a part of such annual audited financial statements.
1	Hilton Hawaiian Village	(29) Acts of Terrorism Exclusion	The amount of terrorism coverage that is required is equal to the lesser of (1) the amounts required for the Mortgaged Property under the Loan Agreement and (2) $1,275,000,000 (provided that, in the event such limit is an annual aggregate and said limit is eroded by 5% or more due to claims, the Mortgagor is required to reinstate the available limits within 90 days to the limits required in the Loan Agreement. If (A) TRIPRA or a similar or subsequent statute, extension or reauthorization thereof is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States, then provided that terrorism insurance is commercially available, the Mortgagor and/or the operating lessee is required to carry terrorism insurance throughout the term of the loan as required by the preceding sentence, but in such event the Mortgagor and/or the operating lessee are not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Loan Agreement (without giving effect to the cost of the terrorism, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor and/or the operating lessee are required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
3	Wolfchase Galleria	(29) Acts of Terrorism Exclusion	The terrorism cap amount under the Mortgage Loan Agreement is an amount equal to 200% of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan Agreement (without giving effect to the cost of wind and flood components of such casualty and business interruption/rental loss insurance).
13	Enterprise Plaza	(29) Acts of Terrorism Exclusion	The Mortgagor is not required to spend on terrorism insurance coverage more than five times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents as of the loan origination date.
1, 2, 3, 7, 13, 15, 19,	All MSMCH Mortgage	(29) Acts of Terrorism	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e.

D-2-6

Annex A-1 ID#	Mortgage Loan	Representation	Exception
20 and 25	Loans	Exclusion	“BBB-”) by S&P) and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer).
1, 2, 3, 7, 13, 15, 19, 20 and 25	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
1	Hilton Hawaiian Village	(30) Due on Sale or Encumbrance	Transfers of interests in the non-recourse carveout guarantor, which indirectly owns 100% of the borrower, are permitted without restriction, and may result in a change in control of the borrower.
3	Wolfchase Galleria	(30) Due on Sale or Encumbrance	There is no explicit requirement in the Loan Agreement for the Mortgagor to pay Rating Agency fees incurred with respect to a permitted transfer of interests in the Mortgagor. In connection with an assumption of the Mortgaged Property, the Mortgagor will pay Rating Agency fees not to exceed $25,000, together with the Mortgagee’s other reasonable costs incurred.
7	Big Flats Consumer Square	(30) Due on Sale or Encumbrance	The related Mortgage Loan documents permit the pledge of direct or indirect ownership interests in any member, partner or shareholder of Mortgagor (but not a direct ownership interest in Mortgagor) in favor of one or more Permitted Pledge Banks (but in only one transaction by any such Person) by any of DRA G&I Fund IX Real Estate Investment Trust, a Maryland business trust, Manageco IX, LLC, a Delaware limited liability company, or the non-recourse carveout guarantor (DRA Growth and Income Master Fund IX, LLC, a Delaware limited liability company); provided that (a) such pledge is to secure a loan or line of credit secured by assets held directly or through intermediaries by such Person (which in no event shall be less than 50% of the total assets of such Person) in addition to the indirect ownership interests held by such Person in any member, partner or shareholder of Mortgagor; (b) the repayment of such loan or line of credit is not specifically tied solely to the cash flow of the Mortgaged Property and (c) the value of the indirect interests in Mortgagor being pledged is less than 25% of the aggregate value of the assets being pledged in connection with such loan or line of credit. “Permitted Pledge Bank” shall mean (a) a commercial bank or a financial institution that meets the Eligibility Requirements and has extensive experience lending on retail properties similar to the Mortgaged Property in major metropolitan markets with a long term unsecured debt rating of no less than “A” by S&P and “A3” by Moody’s, (b) Bank of America, Bank Hapoalim, PNC Bank, Sun Trust and KeyBank provided such Person’s long term unsecured debt rating is not downgraded below that which exists on the loan origination date, or (c) Wells Fargo Bank, N.A. “Eligibility Requirements” means, with respect to any Person, that such Person (or the direct or indirect beneficial owners of such Person, collectively) (i) has total assets (in name or under management) in excess of $2,000,000,000, and (ii) (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $1,000,000,000.
15	Le Meridien Tampa	(31) Single-Purpose Entity

The Mortgagor has borrowed an unsecured loan from Tampa Hotel Partner Master Tenant, LLC with an original principal balance of $3,034,144.00 (the “Master Tenant Loan”).

In addition, the sole member of the Mortgagor has obtained a loan as described in the exception to Representation No. 7 above.

The Mortgagor has the obligation to repay all or a portion of “key money” in the amount of $1,000,000 to the franchisor of the hotel located on the Mortgaged Property if the franchise is terminated prior to the 20th anniversary of the opening date of the hotel,

19	Rosedale Marketplace	(31) Single-Purpose Entity	The Mortgagor is permitted to make (and may have already made) a loan of up to $5,000,000 to its affiliate, the non-recourse carveout guarantor, which is also its limited partner.

D-2-7

Annex A-1 ID#	Mortgage Loan	Representation	Exception
The general partner of the Mortgagor is a Canadian (Ontario) corporation.
1	Hilton Hawaiian Village	(34) Ground Leases

A portion of the Mortgaged Property is comprised of a ground lease. The ground lease expires on July 31, 2035, which is less than 9 years after the maturity date of the Mortgage Loan.

The lender is not permitted to assign the Mortgagor’s leasehold interest in the ground lease without the ground lessor’s consent following an assignment of such leasehold interest to the lender by foreclosure, assignment in lieu of foreclosure or otherwise.

2	191 Peachtree	(34) Ground Leases

A portion of the Mortgaged Property is comprised of a ground leasehold interest. The mortgagee has the right to obtain a new lease upon termination in bankruptcy or upon termination due to default by the ground lessor, however, the ground lease does not require the ground lessor to enter into a new lease with the mortgagee upon any other termination.

Ground lessor is not required to accept performance and compliance by Mortgagee if, at the time of the curing of a default, ground lessor shall not be furnished with evidence satisfactory to ground lessor of “the interest in the Lease claimed by the Leasehold Mortgagee tendering the performance or compliance.”

The ground lease does not specifically provide that it cannot be terminated without lender’s consent; however, it provides that it cannot be modified without lender’s consent and that the ground lessor will not accept a surrender of the ground lessee’s interest without lender’s consent.

20	Livonia Commons	(40) Environmental Conditions	The Phase I environmental site assessment for the Mortgaged Property identified a controlled recognized environmental condition relating to the former occupancy of a dry cleaner at the Mortgaged Property. The Phase I concluded that such condition was a “controlled” recognized environmental condition (rather than a recognized environmental condition) because a Vapor Mitigation System Plan is in place for a proposed building at the Mortgaged Property. The Phase I recommended continuation with the Vapor Mitigation System Plan for the proposed building. It has not been confirmed whether or not the vapor mitigation system contemplated by such plan is in place at the Mortgaged Property.

D-2-8

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

Morgan Stanley Mortgage Capital Holdings LLC

None.(1)

(1)        With respect to the Le Meridien Tampa Mortgage Loan, the sole member of the Mortgagor has obtained a loan from one of its members secured by the ownership interests in such sole member, as described in the exception to Representation 7.

D-2-9

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan
2	191 Peachtree

D-2-10

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Bank of America, National Association

Annex A-1 ID#	Mortgage Loan	Representation	Exception
5	Potomac Mills	(1) Whole Loan; Ownership of Mortgage Loans

The related $416,000,000 whole loan to the related borrower is evidenced by twenty (20) notes: ten (10) pari passu senior notes and ten (10) subordinate notes. The pari passu senior notes are in the following original principal amounts: Note A-1 in the amount of $40,000,000, Note A-2 in the amount of $20,000,000, Note A-3 in the amount of $12,750,000, Note A-4 in the amount of $52,000,000, Note A-5 in the amount of $20,750,000, Note A-6 in the amount of $30,000,000, Note A-7 in the amount of $35,000,000, Note A-8 in the amount of $7,750,000, Note A-9 in the amount of $36,375,000, and Note A-10 in the amount of $36,375,000. Note A-4 secures the “Potomac Mills Mortgage Loan”.

The subordinate notes are in the following original principal amounts: Note B-1 in the amount of $17,182,131, Note B-2 in the amount of $8,591,065, Note B-3 in the amount of $5,476,804, Note B-4 in the amount of $22,336,770, Note B-5 in the amount of $8,913,230, Note B-6 in the amount of $12,886,598, Note B-7 in the amount of $15,034,364, Note B-8 in the amount of $3,329,038, Note B-9 in the amount of $22,336,770, and Note B-10 in the amount of $8,913,230 (collectively, the “B-Notes”).

Notes A-1 and A-6 were contributed to the CFCRE 2016-C6 securitization.

Société Générale holds Notes A-2 and A-3, which are expected to be contributed to one or more future securitizations.

Bank of America, National Association holds Note A-5, which is expected to be contributed to one or more future securitizations.

Notes A-7 was contributed to the CGCMT 2016-C3 securitization.

Cantor Commercial Real Estate Lending, L.P. holds Note A-8, which are expected to be contributed to one or more future securitizations.

Barclays Bank PLC holds Notes A-9 and A-10, which are expected to be contributed to one or more future securitizations.

Teachers Insurance and Annuity Association of America holds each of the B-Notes.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the CFCRE 2016-C6 securitization.

6	FedEx Ground Portfolio	(1) Whole Loan; Ownership of Mortgage Loans

The related $170,000,000 whole loan to the related borrower is secured on a pari passu basis by four (4) notes in the following original principal amounts: Note A-1 in the amount of $42,500,000, Note A-2 in the amount of $42,500,000, Note A-3 in the amount of $42,500,000 and Note A-4 in the amount of $42,500,000. Note A-3 secures the “FedEx Ground Portfolio Mortgage Loan”.

Bank of America, National Association holds Note A-1, which is expected to be contributed to one or more future securitizations.

Citigroup Global Markets Realty Corp. holds Notes A-2 and A-4, which are expected to be contributed to the CD 2016-CD2 securitization.

The related whole loan will initially be serviced pursuant to the pooling and servicing agreement for the CD 2016-CD2 securitization until Note A-1 is securitized, at which time the servicing of the related whole loan will shift to the related pooling and servicing agreement.

11	American Greetings HQ	(1) Whole Loan; Ownership of Mortgage Loans

The related $92,000,000 whole loan to the related borrower is secured on a pari passu basis by three (3) notes in the following original principal amounts: Note A-1-1 in the amount of $38,000,000, Note A-1-2 in the amount of $27,000,000 and Note A-2 in the amount of $27,000,000. Note A-2 secures the “American Greetings HQ Mortgage Loan”.

Bank of America, National Association holds Note A-1-1, which is expected to be contributed to one or more future securitizations. Note A-1-2 was contributed to the MSC 2016-BNK2 securitization.

D-2-11

Annex A-1 ID#	Mortgage Loan	Representation	Exception

The related whole loan will initially be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 securitization until Note A-1-1 is securitized, at which time the servicing of the related whole loan will shift to the related pooling and servicing agreement.

11	American Greetings HQ	(5) Lien; Valid Assignment	The related mortgage and/or assignment of leases and rents may not be assigned to a competitor of the related borrower sponsor, American Greetings Corporation.
5, 6 and 11	Potomac Mills FedEx Ground Portfolio American Greetings HQ	(6) Permitted Liens; Title Insurance	The related Mortgage Loan is cross-collateralized and cross-defaulted with related companion loans.
5	Potomac Mills	(6) Permitted Liens; Title Insurance

The largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the borrower elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the borrower elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

In the event the AMC Theatres lease is terminated following a casualty and the Mortgaged Property is rebuilt within 5 years, if the borrower intends to sell or lease any portion of the Mortgaged Property to exhibit motion pictures, the tenant has a right of first refusal to purchase or lease such portion of the Mortgaged Property.

The tenant IKEA Property, Inc., which tenant owns its improvements, has the exclusive right and option to purchase the parcel it leases during the lease term for a purchase price of $1.00.

11	American Greetings HQ	(6) Permitted Liens; Title Insurance	The related Mortgaged Property is subject to a fair market value purchase option in favor of an affiliate of the borrower and developer of the Crocker Park Development, Crocker Park, LLC, that if exercised during the term of the related Mortgage Loan requires the repayment or defeasance of such Mortgage Loan, however, such option is subordinate to the related Mortgage Loan documents and does not survive foreclosure or assignment in lieu of foreclosure.
54	Manassas Crossroads	(6) Permitted Liens; Title Insurance

The lease with tenant Panda Express contains a right of first offer in favor of Panda Express to purchase all or a portion of the Premises (as defined in the Panda Express Lease) and/or the Building (as defined in the Panda Express Lease) (the “ROFO”); provided, however, such ROFO will only apply in the event that the Premises or the Building is divided into its own separate legal parcel (neither is currently so divided); provided, further, that the ROFO will not apply to a conveyance of the Premises and/or the Building pursuant to a foreclosure sale or a deed in lieu of foreclosure. The borrower is not permitted to divide either the Premises or the Building into a separate legal parcel, in either case, without the lender’s consent, which consent may be subject to reasonable and customary conditions.

6	FedEx Ground Portfolio	(7) Junior Liens

At origination, the new investor (the “Class B Member”) will make a loan to Yonkers Holdco, LLC, Elmsford Holdco, LLC and West Chester Holdco, LLC (the “SunCap Entity”) in an amount up to the lesser of (x) 75% of the capital account of the SunCap Entity (the “Class A Member”), and (y) an amount such that the loan-to-value (including the first mortgage being made by the lenders) does not exceed 80%. This loan will be secured by the Class A Member’s interest in the related borrower. It has an interest rate of 4.75% per annum, and is secured by the Class A Member’s interest, and has maturity date of 3 years.

At origination, the Class A and Class B Members will also enter into a Put/Call Agreement, under which the Class A Member has the right to put its interest to the Class B Member during months 16, 17 and 18 after

D-2-12

Annex A-1 ID#	Mortgage Loan	Representation	Exception

origination. The obligation of the Class B Member to purchase upon exercise of the put is secured by the Class B Member’s economic/distribution rights in the related borrower (and is cross collateralized with any FedEx project under the Master Investment Agreement (which is the first project), but not by the Class B Member’s control rights. There is a deposit account for distributions to the Class B Member, and the Class A Member has the right to block access to this account and take all distributions if the Class B Member fails to buy the Class A Member upon the exercise of the put right.

The purchase right for the put right is the capital account of the Class A Member, which is calculated based on a direct capitalization of the FedEx rent. When the FedEx lease is amended post-closing to increase the rent to cover project cost overruns, the capital account of the Class A Member (and the put purchase price) will be increased accordingly. The Class A Member is also funding the post-closing construction reserve required by the lenders, and will recover those funds through the exercise of the put option and the increased put option price based on the increased FedEx rent, which covers the increased post-closing construction costs.

If the put option is not exercised, the Class B Member has a call right for 6 years after the 20th month post-closing (after expiration of the put right). The call price option is the fair market value of the Class A Member’s membership interest plus any undistributed preferred return (which is different than the put option price, which is formulaic based on FedEx rent and the specified direct cap rate).

In either the put or call option exercise, the loan initially made to the Class A Member by the Class B Member is credited against the purchase price, so the net purchase price is lower than the difference between the first mortgage loan and the put or call price. The loan is not being increased to account for the increase in FedEx rent, instead it is being based on the rent in place prior to lease amendment (without taking into account the cost overruns).

The Class A Member does not have any management rights, but does have major action approval rights, most of which expire 2 years after closing. The Class A member has no transfer rights other than the put/call. If the Class A Member does not exercise its put option (and the call option is not exercised), then it receives its contributed capital plus a 5% preferred return, and then 10% of any residual distributions (after the return of any capital of the Class B Member plus its preferred return of 11.5%). The Class B Member is entitled to 90% of any residual distributions after return of capital plus its preferred return.

The equity owner of the Mortgagor is the obligor under a $50,000,000 mezzanine loan secured by the equity interests in the Mortgagor.

11	American Greetings HQ	(7) Junior Liens	The Director of the Ohio Development Services Agency, acting on behalf of the State of Ohio, made a loan to H L & L Property Company, an affiliate of the Mortgagor, in the amount of $15,000,000 (“State of Ohio Loan”), the proceeds of which were used, in part, to defray the costs of constructing the Mortgaged Property. The State of Ohio Loan carries an interest rate of 5.0% fully amortizing over ten-years, plus a 0.25% annual service fee on the outstanding principal balance, matures on January 1, 2027, and is guaranteed by three affiliated entities of the related borrower. The State of Ohio Loan is subordinate to the American Greetings HQ Whole Loan pursuant to a subordination and intercreditor agreement.
6	FedEx Ground Portfolio	(13) Actions Concerning the Mortgage Loan

Litigation was filed on August 24, 2016 against the mortgage borrower that owns the property located in Yonkers, New York (the sellers of the parcels that owned the property prior to development, as well as the seller of the equity in the borrower to the sponsor, were also named in the lawsuit).

The complaint is a claim for unpaid real estate commissions by a broker. The claim is for a 5% commission on the total sales price of 3 parcels (by 3 unrelated owners) for $58,500,000, or $2,925,000 in total commissions. The plaintiffs at this time are only able to produce written brokerage commission agreements for 2 of the 3 parcels (which sold for $28,000,000), and not for the third parcel, although they allege they represented the third seller as well. Both of the original commission

D-2-13

Annex A-1 ID#	Mortgage Loan	Representation	Exception

agreements had expired (only one had a tail clause for 12 months after expiration, which had also expired) prior to the actual sale of the property.

The plaintiffs claim that they brought in the brokers who ultimately represented the sellers at the time of the sale as co-brokers. The plaintiffs also allege that SunCap Property Group, LLC (“SunCap”) induced the sellers to close the transaction without paying the plaintiffs. SunCap did in fact indemnify the sellers from any brokerage claims by the plaintiffs. The basis of their claims is (i) that plaintiffs procured the ultimate buyer (through their co-broker arrangement with the brokers at closing) and therefore the sellers are obligated to pay the commissions, (ii) breach of duties owed to them by the co-brokers, and (iii) tortious interference with their rights to the commissions by SunCap.

SunCap disputes the allegations, and their primary defense is that the plaintiff did not have a listing agreement with respect to one of the parcels, and that the listing agreements with respect to the remaining parcels had expired. Suncap dealt only with the co-brokers that were paid, and states that the plaintiff did not play any role in procuring Suncap as the purchaser of the property.

As additional support for its indemnity of the sellers, SunCap placed $520,000 in escrow with SunCap’s local counsel.

10, 44, 47 and 55	Club Royale Apartments Valencia Apartments Burnet House Apartments Park Royale Apartments	(13) Actions Concerning the Mortgage Loan	The owner of the related borrower sponsor has been in ongoing litigation since 2003 over eight causes of action brought by one of his siblings, of which all but one claim (Quantum Merit) have been dismissed. The Quantum Merit claim has yet to be ruled on. The initial 2003 lawsuit sought damages of over $250 million (note that the Sponsor reports net worth of $545 million and liquidity of $249 million). The owner of the related borrower sponsor has also been in litigation since 2014 over a breach of contract brought by another sibling. No ruling has been made on that claim. None of the lawsuits make any claims relating to title to the related Mortgaged Property.
5	Potomac Mills	(16) Insurance

With respect to multilayered policies, the Mortgage Loan documents permit coverage with carriers rated as follows, (A) if 4 or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB”, or (B) if 5 or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB”.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of $20,800,000 (or, after the occurrence of a Control Event (as defined in the Mortgage Loan documents) $10,400,000), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, (b) to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon or (c) at the sole discretion of the lender, paid to the borrower for such purposes and upon such conditions as the lender designates. Provided no Event of Default (as defined in the Mortgage Loan documents) is continuing, in the event that the insurance proceeds and the costs of restoration are each equal to or less than $20,800,000 (or, after the occurrence of a Control Event, $10,400,000) such proceeds will be disbursed by the lender to the borrower to the extent borrower agrees to use such funds for the restoration of the property in accordance with the Mortgage Loan agreement.

6	FedEx Ground Portfolio	(16) Insurance	The related Mortgage Loan documents permit the borrower to rely on the single tenant’s insurance with respect to each individual Mortgaged Property, so long as the single tenant’s applicable lease is in effect, no default has occurred under such lease, the tenant maintains a credit rating of at least “BBB” from S&P and the tenant maintains coverage acceptable to lender in its reasonable discretion; provided that the borrower must maintain the commercial general liability insurance, loss of rents or business interruption insurance and terrorism insurance

D-2-14

Annex A-1 ID#	Mortgage Loan	Representation	Exception
coverages required in the Mortgage Loan documents.
11, 16, 21, 29, 31, 38, 41, 42, 45, 48, 54 and 56

American Greetings HQ

Parkview Plaza

Capitol Hill Apartment Portfolio

Bay Area Self Storage Phase 1

Big Springs Village

StorQuest – Oakland, CA

The Orchard

Bay Area Self Storage Phase 2

Falcon Creek Phase II Apartments

Windy Knolls Phase II Apartments

Manassas Crossroads

StorQuest – Tucson Pima, AZ

(16) Insurance

The Mortgage Loan documents require business interruption insurance covering a period beginning upon the occurrence of loss and ending upon the earlier of completion of restoration of the Mortgaged Property or the expiration of 12 months and an extended period of indemnity endorsement which provides that after the completion of restoration, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss or the expiration of 6 months from the date that the Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs.

16	Parkview Plaza	(16) Insurance

With respect to multilayered policies, the Mortgage Loan documents permit coverage with carriers rated as follows, (A) if 4 or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such agency rates the insurance company and the Certificates), with no carrier below “BBB”, or (B) if 5 or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such agency rates the insurance company and the Certificates), with no carrier below “BBB”.

5, 21, 38, 41 and 56	Potomac Mills Capitol Hill Apartment Portfolio StorQuest – Oakland, CA The Orchard StorQuest – Tucson Pima, AZ	(16) Insurance	In addition, all exceptions to Representation 29 set forth below for all Bank of America mortgage loans are also exceptions to this Representation 16.
6	FedEx Ground Portfolio	(25) Licenses and Permits	The property located in Elmsford, New York and the property located in Yonkers, New York are currently operated under temporary certificates of occupancy, until completion of certain work required in connection with the initial zoning approvals with respect to those properties. In addition, the borrower is required by the zoning approvals applicable to the property located in West Chester, Pennsylvania to complete certain work (although a permanent certificate of occupancy has been issued). The temporary certificates of occupancy allow for the full use of the property by FedEx. In addition, the lenders have escrowed funds in an amount necessary to complete the work, and a completion guaranty was received from the guarantor with respect to the remaining work.
5	Potomac Mills	(26) Recourse Obligations	The guarantor’s liability is limited to $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty. The borrower is permitted to replace the existing guarantor for liabilities under the guaranty accruing after the date of such replacement with an entity

D-2-15

Annex A-1 ID#	Mortgage Loan	Representation	Exception
controlled by any key principal of the guarantor.
6, 11, 21, 29, 31, 38, 41, 42, 45, 48, 54 and 56

FedEx Ground Portfolio

American Greetings HQ

Capitol Hill Apartment Portfolio

Bay Area Self Storage Phase 1

Big Springs Village

StorQuest – Oakland, CA

The Orchard

Bay Area Self Storage Phase 2

Falcon Creek Phase II Apartments

Windy Knolls Phase II Apartments

Manassas Crossroads

StorQuest – Tucson Pima, AZ

		(26) Recourse Obligations	The related Mortgage Loan documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.
5	Potomac Mills	(26) Recourse Obligations	The Mortgage Loan documents do not provide recourse for intentional material physical waste.
29 42	Bay Area Self Storage Phase 1 Bay Area Self Storage Phase 2	(26) Recourse Obligations	The related individual guarantor’s personal residence is excluded from assets available to satisfy any claim under the guaranty or environmental indemnity agreement.
11	American Greetings HQ	(27) Mortgage Releases	Pursuant to the terms of the related ground lease, if there is a condemnation of less than substantially all of the related Mortgaged Property, then such Mortgaged Property must be restored.
5	Potomac Mills	(28) Financial Reporting and Rent Rolls	The Mortgage Loan documents provide that the delivery of an annual balance sheet and income statement of the related borrower is not required so long as (i) a Control Event has not occurred and (ii) such financial statements are not required pursuant to the disclosure requirements of Regulation AB or any other applicable regulatory requirement. A “Control Event” will exist if a key principal does not own, in the aggregate, at least 50% of the direct and indirect interests in the borrower or a key principal does not control the borrower.
5	Potomac Mills	(29) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then (A) the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the then current annual insurance premiums payable by such borrower for the insurance policies insuring only the property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis and (B) such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Mortgaged Property and reasonable for the geographic region where the Mortgaged Property is located, so long as in no event will such deductible exceed $5,000,000.
21, 38, 41 and 56	Capitol Hill Apartment Portfolio StorQuest – Oakland, CA The Orchard StorQuest – Tucson Pima,	(29) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related borrower will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement (provided

D-2-16

Annex A-1 ID#	Mortgage Loan	Representation	Exception
	AZ		that the related borrower will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
4, 5, 6, 10, 16, 21, 29, 38, 42, 44, 45, 47 and 56

100 Hamilton

Potomac Mills

FedEx Ground Portfolio

Club Royale Apartments

Parkview Plaza

Capitol Hill Apartment Portfolio

Bay Area Self Storage Phase 1

StorQuest – Oakland, CA

Bay Area Self Storage Phase 2

Valencia Apartments

Falcon Creek Phase II Apartments

Burnet House Apartments

StorQuest – Tucson Pima, AZ

		(31) Single-Purpose Entity	The applicable borrower is a recycled single-purpose entity, however, the related borrower made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such single-purpose entity representations and warranties.
16	Parkview Plaza	(31) Single-Purpose Entity	A non-consolidation opinion was not delivered in connection with the origination of the Mortgage Loan.
11	American Greetings HQ	(34) Ground Lease	If the related American Greetings Corporation space lease is in effect and there is no default thereunder, then the related Ground Lease cannot be assigned to a competitor of American Greetings Corporation without its consent.
10, 44, 47 and 55	Club Royale Apartments Valencia Apartments Burnet House Apartments Park Royale Apartments	(39) Organization of Mortgagor	The borrower with respect to each Mortgage Loan listed in the exception has common ownership with the borrowers in the other Mortgage Loans listed.
29 42	Bay Area Self Storage Phase 1 Bay Area Self Storage Phase 2	(39) Organization of Mortgagor	The borrower with respect to each Mortgage Loan listed in the exception has common ownership with the borrowers in the other Mortgage Loans listed.
38 56	StorQuest – Oakland, CA StorQuest – Tucson Pima, AZ	(39) Organization of Mortgagor	The borrower with respect to each Mortgage Loan listed in the exception has common ownership with the borrowers in the other Mortgage Loans listed.
45 48	Falcon Creek Phase II Apartments Windy Knolls Phase II Apartments	(39) Organization of Mortgagor	The borrower with respect to each Mortgage Loan listed in the exception has common ownership with the borrowers in the other Mortgage Loans listed.

D-2-17

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

Bank of America, National Association

Annex A-1 ID#	Mortgage Loan	Existing Mezzanine Debt
6	FedEx Ground Portfolio	$50,000,000

D-2-18

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Bank of America, National Association

Annex A-1 ID#	Mortgage Loan
4	100 Hamilton

D-2-19

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Starwood Mortgage Funding III LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
12	Willco Business Center	(6) Permitted Liens; Title Insurance	One tenant (Autobody Dimensions, Inc.) holds a right of first offer to purchase one of the Mortgaged Property’s buildings, representing approximately 16.6% of the Mortgaged Property’s net rentable area. The tenant has entered into a subordination, non-disturbance and attornment agreement with the Mortgagee pursuant to which the tenant has agreed that such right is not applicable to any foreclosure sale, transfer by deed-in-lieu of foreclosure or similar transfer of the applicable property or to any subsequent transfer or sale of the applicable property by the Mortgagee or its nominee.
12	Willco Business Center	(16) Insurance	A portion of the Mortgaged Property is subject to a condominium regime. The application of insurance proceeds relating to such portion of the Mortgaged Property is governed by the related condominium documents, which do not provide that insurance proceeds in respect of property loss be held by the lender (or a trustee appointed by it) as repair or restoration progresses or be applied to the outstanding principal balance of the Mortgage Loan. The condominium documents provide that if the cost of reconstruction or repair exceeds an amount equal to 2.5% of the full replacement value of the related condominium and the holders of mortgages or other obligations in the aggregate principal sum of more than $500,000 secured by condominium units so require, insurance proceeds will be paid over to a trustee selected by the condominium’s board of directors and approved by such holders.
14 17	Walgreens Pool 7 Walgreens Pool 5	(16) Insurance	The Mortgagor’s obligation to maintain insurance with respect to a Mortgaged Property is suspended (but only prior to February 1, 2025 with respect to rent loss and/or business interruption insurance) if, among other things, the related sole tenant provides third party insurance or elects to self-insure in accordance with the terms of its lease, provided if the tenant elects to self-insure on or after February 1, 2025, the Mortgagor will be obligated to provide all required insurance. The related leases govern the disbursement of insurance proceeds.
24	Alicia Office Park	(25) Licenses and Permits	Certain tenants are not in possession of valid certificates of occupancy. The Mortgage Loan documents require the Mortgagor to use commercially reasonable efforts to, or to cause such tenants to, and in any event in order to avoid any enforcement action by the applicable governmental authority, provide evidence satisfactory to the Mortgagee in its reasonable discretion that such tenants have obtained certificates of occupancy for their respective spaces.
14	Walgreens Pool 7	(25) Licenses and Permits	The use of a portion of the Walgreens Park Ridge Mortgaged Property as a drive-through is legal nonconforming. The related zoning ordinance provides that if a structure or property devoted in whole or in part to a nonconforming use is damaged or destroyed by any means not within the control of the property owner or tenant to the extent of 50% or more of its replacement value at that time, then the nonconforming use may not be continued unless the structure (including foundation) is made to conform to all applicable zoning regulation. In addition, the related zoning ordinance provides that if a structure or property devoted in whole or in part to a nonconforming use is damaged or destroyed by any means not within the control of the property owner or tenant to the extent of less than 50% its replacement value at that time, then the structure and/or property may be repaired, reconstructed or restored and the

D-2-20

Annex A-1 ID#	Mortgage Loan	Representation	Exception
nonconforming use continued, subject to the requirements that (a) a building permit be obtained within 1 year of the date of damage or destruction and (b) the construction be completed within 1 year of the issuance of the building permit. In the event that the requirements set forth in either clause (a) or clause (b) of the immediately preceding sentence fails to be met, a nonconforming use may not be continued.
12	Willco Business Center	(29) Acts of Terrorism Exclusion	The Mortgagor is not required to pay annual premiums in excess of an amount equal to two times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy (such premium, for purposes of calculating such amount, not to include catastrophe loss perils, i.e., earthquake, windstorm and/or flood coverage) insuring only the Mortgaged Property on a stand-alone basis at the time that the Mortgage Loan is closed, but the Mortgagor is obligated to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
14 17	Walgreens Pool 7 Walgreens Pool 5	(29) Acts of Terrorism Exclusion	The Mortgagor’s obligation to carry terrorism insurance with respect to a Mortgaged Property is suspended if certain conditions set forth in the Mortgage Loan documents are met, including the (i) Mortgagee’s receipt of notice of the related sole tenant’s election to provide third party insurance or, prior to February 1, 2025, to self-insure in accordance with its lease and (ii) the sole tenant’s satisfaction of the insurance requirements under its lease. The related leases do not expressly require the tenants thereunder to maintain terrorism insurance.
14 17	Walgreens Pool 7 Walgreens Pool 5	(39) Organization of Mortgagor	The Mortgagors are affiliated with each other.
14	Walgreens Pool 7	(40) Environmental Conditions	The ESA relating to the Walgreens Scottsdale Mortgaged Property reported that such Mortgaged Property is located within an approximately 13-square-mile site listed on the National Priorities List in connection with the contamination of groundwater with chlorinated solvents and has been the subject of remediation efforts to restore groundwater to drinking water standards. The environmental consultant concluded that the identification of the Mortgaged Property within such site constitutes an Environmental Condition, but that no further action appeared to be warranted at the time of the ESA.

D-2-21

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

Starwood Mortgage Funding III LLC

None.

D-2-22

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Starwood Mortgage Funding III LLC

Annex A-1 ID#	Mortgage Loan
8	The Barlow

D-2-23

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

KeyBank National Association

Annex A-1 ID#	Mortgage Loan	Representation	Exception
18	Advance Auto Parts Distribution Facility	(16) Insurance	The related tenant may self-insure with respect to both property and liability insurance provided that certain tenant insurance conditions are met under the Loan Documents.
51	Walgreens – Alma, MI	(16) Insurance	The related tenant may self-insure with respect to both property and liability insurance provided that certain tenant insurance conditions are met under the Loan Documents.
52	Michigan Rite Aid Portfolio	(16) Insurance	The related tenants may self-insure with respect to both property and liability insurance provided that certain tenant insurance conditions are met under the Loan Documents.
35	Gateway Plaza	(24) Local Law Compliance	There is an open fire code violation with respect to the Mortgaged Property. Within 60 days of the closing of the related Mortgage Loan, the Mortgagor is required to provide evidence satisfactory to the lender that the fire code violation has been resolved.
18, 22, 33, 34, 35, 36, 37, 40, 46, 51 and 52

Advance Auto Parts Distribution Facility

Trinity Village

Kohl’s – Lutz, FL Fee

Harris Industrial Building

Gateway Plaza

Florida NNN Portfolio I

Florida NNN Portfolio II

Chestnut Commons

Diamond Southwest Industrial

Walgreens – Alma, MI

Michigan Rite Aid Portfolio

		(26) Recourse Obligations	The non-recourse provisions of the Mortgage Loans provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation.”
18	Advance Auto Parts Distribution Facility	(26) Recourse Obligations	The non-recourse provision of the Mortgage Loan provides that the Mortgage Loan becomes full recourse in the event of voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents provided that the Mortgagor’s failure to obtain the lender’s prior written consent to any transfer to the extent required pursuant to the terms of the Loan Documents will not result in such full recourse liability if (i) the transfer was inadvertent or immaterial and is susceptible of cure and (ii) within five (5) business days of the earlier of (1) notice of the transfer violation from the lender or (2) the date the Mortgagor becomes aware of the transfer violation, the Mortgagor cures the violation and provides the lender with satisfactory evidence of such cure.
18, 22, 27, 33, 34, 35, 36, 37, 40, 46, 51 and 52	All KeyBank Mortgage Loans	(27) Mortgage Releases	With respect to a taking of a portion of any Mortgaged Property by a State or any political subdivision or authority thereof, the principal balance of the related Mortgage Loan is not required to be paid down in an amount at least equal to the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions, if the holder of such Mortgage Loan receives an opinion of counsel that, if such amount is not paid, the Trust will not fail to maintain its status as a REMIC Trust.
36	Florida NNN Portfolio I	(31) Single-Purpose Entity	The Borrower is a recycled entity that has owned prior property and had prior debt. The Borrower made standard recycled entity representations

D-2-24

Annex A-1 ID#	Mortgage Loan	Representation	Exception
warranties in the Loan Documents.
37	Florida NNN Portfolio II	(31) Single-Purpose Entity	The Borrower is a recycled entity that has owned prior property and had prior debt. The Borrower made standard recycled entity representations warranties in the Loan Documents.
52	Michigan Rite Aid Portfolio	(31) Single-Purpose Entity	The Borrower is allowed to share accounts with its affiliates so long as records are maintained by or on behalf of the Borrower so that it can readily ascertain, without undue effort, time or cost, the funds of the Borrower that are contained in such accounts, transferred from such accounts, and disbursed from such accounts to pay the Borrower’s expenses.
36 37	Florida NNN Portfolio I Florida NNN Portfolio II	(39) Organization of Borrower	The Borrowers under the Mortgage Loans are Affiliates.

D-2-25

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

KeyBank National Association

None.

D-2-26

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

KeyBank National Association

None.

D-2-27

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CIBC Inc.

Annex A-1 ID#	Mortgage Loan	Representation	Exception
23	Carelton Courtyard and University Place	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	The portion of the related Mortgaged Property known as Carelton Courtyard is encumbered by that certain Land Use Restriction Agreement dated November 15, 1994 (the “LURA”) with the Housing Authority of the City of Galveston, Texas (the “Authority”) pursuant to which, inter alia, the owner of the Mortgaged Property is required to make available for occupancy not less than 84 units to “Lower-Income Families” (as defined in the LURA), of which not less than 48 units shall be made available to “Very Low-Income Families” (as defined in the LURA), and in each case rent is restricted to such families as set forth in the LURA. The LURA is a Title Exception and runs with the related Mortgaged Property. The term of the LURA expires upon the occurrence of certain events, one of which is the date on which the related Mortgagor involuntarily loses the related Mortgage Property to a foreclosure or deed-in-lieu. Prior to termination of the LURA and the restrictions therein, the Authority can enforce noncompliance by the related Mortgagor of the LURA by, among other things, the appointment of a receiver to take over operations of the related Mortgaged Property. The related Mortgagor and guarantor under the related Mortgage Loan are personally liable for loss or damage suffered by the Mortgage Loan Seller in connection with a default under the LURA.
53	CVS Pharmacy - Sanford, FL	(16) Insurance	The related Mortgage Loan documents provide that so long as (i) the lease to CVS Pharmacy, Inc. (or an approved replacement lease with an approved replacement tenant) is in full force and effect, and (ii) such tenant is current in payment of all rent and no other monetary default under such lease is continuing beyond any applicable notice and cure period, and (iii) such tenant maintains a rating of not less than the lower investment-grade rating by each applicable rating agency as more fully set forth in such Mortgage Loan documents, then such tenant shall have the right to self insure for the coverages required under the Mortgage Loan documents. As of the origination of the related Mortgage Loan, the only insurance maintained by the Mortgagor is liability insurance.
23	Carelton Courtyard and University Place	(16) Insurance	With respect to windstorm insurance, the related Mortgage Loan documents permit a deductible for such coverage in an amount equal to three percent (3%) of the insured value of the Mortgaged Property, and with respect to liability insurance, the related Mortgage Loan documents permit a deductible for such coverage in an amount equal to $5,000. The amounts of such deductibles may be considered higher than customary.
28	105 South York Street	(16) Insurance	With respect to liability insurance, the related Mortgage Loan documents permit a deductible for such coverages in an amount equal to $10,000. The amount of such deductible may be considered higher than customary.
23	Carelton Courtyard and University Place	(26) Recourse Obligations	With respect to liability for breaches of the environmental covenants in the related Mortgage Loan documents, the recourse obligations for environmental indemnification shall terminate not earlier than twenty-four (24) months after payment in full of such Mortgage Loan if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, including, without limitation, that the holder of the Mortgage Loan shall have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, and there exists no condition or matter with respect to such Mortgaged Property for which the holder of the Mortgage Loan is entitled to be indemnified under such indemnity.
39 49	Fairgate Apartments Colonial East Apartments	(39) Affiliated Mortgagor	The Mortgagors under these Mortgage Loans are affiliated entities.

D-2-28

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

CIBC Inc.

None.

D-2-29

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

CIBC Inc.

None.

D-2-30

Annex E

Class A-SB Planned Principal Balance Schedule

Month	Balance ($)
0	58,600,000.00
1	58,600,000.00
2	58,600,000.00
3	58,600,000.00
4	58,600,000.00
5	58,600,000.00
6	58,600,000.00
7	58,600,000.00
8	58,600,000.00
9	58,600,000.00
10	58,600,000.00
11	58,600,000.00
12	58,600,000.00
13	58,600,000.00
14	58,600,000.00
15	58,600,000.00
16	58,600,000.00
17	58,600,000.00
18	58,600,000.00
19	58,600,000.00
20	58,600,000.00
21	58,600,000.00
22	58,600,000.00
23	58,600,000.00
24	58,600,000.00
25	58,600,000.00
26	58,600,000.00
27	58,600,000.00
28	58,600,000.00
29	58,600,000.00
30	58,600,000.00
31	58,600,000.00
32	58,600,000.00
33	58,600,000.00
34	58,600,000.00
35	58,600,000.00
36	58,600,000.00
37	58,600,000.00
38	58,600,000.00
39	58,600,000.00
40	58,600,000.00
41	58,600,000.00
42	58,600,000.00
43	58,600,000.00
44	58,600,000.00
45	58,600,000.00
46	58,600,000.00
47	58,600,000.00
48	58,600,000.00
49	58,600,000.00
50	58,600,000.00
51	58,600,000.00
52	58,600,000.00
53	58,600,000.00
54	58,600,000.00
55	58,600,000.00
56	58,600,000.00
57	58,600,000.00
Month	Balance ($)
58	58,600,000.00
59	58,577,462.57
60	57,629,402.90
61	56,727,134.03
62	55,821,344.70
63	54,693,072.89
64	53,779,335.93
65	52,789,307.97
66	51,868,138.30
67	50,870,889.05
68	49,942,228.93
69	49,009,944.33
70	48,001,896.34
71	47,062,034.97
72	46,046,625.71
73	45,099,128.68
74	44,147,932.96
75	42,978,487.31
76	42,019,002.75
77	40,984,528.45
78	40,017,255.71
79	38,975,214.74
80	38,000,093.29
81	37,021,164.24
82	35,967,798.51
83	34,980,930.16
84	33,919,850.94
85	32,924,981.58
86	31,926,226.77
87	30,783,627.17
88	29,776,502.47
89	28,695,743.03
90	27,680,459.83
91	26,591,773.94
92	25,568,268.80
93	24,540,765.28
94	23,440,206.63
95	22,404,386.16
96	21,295,747.11
97	20,251,545.02
98	19,203,262.91
99	17,945,780.54
100	16,888,479.58
101	15,758,970.93
102	14,693,121.24
103	13,555,306.99
104	12,480,842.08
105	11,402,177.73
106	10,251,913.27
107	9,164,534.02
108	8,005,802.50
109	6,909,640.54
110	5,809,193.53
111	4,504,408.55
112	3,394,550.17
113	2,213,978.79
114	1,095,162.76
115 and thereafter	0.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex F

Definition of “Mortgage File”

“Mortgage File”: The mortgage documents listed below (provided that references to the Mortgage File for any serviced Subordinate Companion Loan refer to the Mortgage File for the related Serviced Mortgage Loan and the Mortgage Note evidencing such serviced Subordinate Companion Loan):

(i)         the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the trustee in the following form: “Pay to the order of Wilmington Trust, National Association, as trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32, Commercial Mortgage Pass-Through Certificates, Series 2016-C32, without recourse, representation or warranty” or, if the original Mortgage Note is not included therein, then a lost note affidavit and indemnity with a copy of the Mortgage Note attached thereto;

(ii)        the original mortgage or a copy thereof, with evidence of recording thereon, and, if the mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof;

(iii)       the originals or copies of all agreements modifying a money term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon;

(iv)       an original assignment of mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32, Commercial Mortgage Pass-Through Certificates, Series 2016-C32” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan));

(v)        originals or copies of all intervening assignments of mortgage, if any, with evidence of recording thereon;

(vi)       if the related assignment of leases is separate from the mortgage, the original or a copy of such assignment of leases with evidence of recording thereon, together with (A) an original of each assignment of such assignment of leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such assignment of leases has not been returned from the applicable public recording office, a copy of such assignment certified by the applicable mortgage loan seller to be a true and complete copy of the original assignment submitted for recording, and (B) an original assignment of such assignment of leases, in recordable form, signed by the holder of record in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32, Commercial Mortgage Pass-Through Certificates, Series 2016-C32” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan)), which assignment may be effected in the related assignment of mortgage;

(vii)       the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)      an original (which may be electronic) or a copy (which may be electronic) of the title insurance policy or, if such title insurance policy has not been issued, an original binder or actual

F-1

title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)       copies of the related ground lease(s), space lease(s) or air rights lease(s) (and, in each case, any related lessor estoppels), if any, related to any Mortgage Loan where the mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;

(xi)      copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement);

(xii)     the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall either (A) name as beneficiary “Wells Fargo Bank, National Association, as Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of registered holders of Morgan Stanley Bank of America Merrill Lynch Trust 2016-C32, Commercial Mortgage Pass-Through Certificates, Series 2016-C32” or (B) be accompanied by all documentation necessary in order to transfer all rights of the named beneficiary in such letter of credit to the master servicer on behalf of the trustee and to receive, after presentment by the master servicer (in accordance with Section 3.01(f) of the PSA) to the bank issuing such letter of credit, a reissued letter of credit in the name of the master servicer on behalf of the trustee;

(xiii)     the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)     copies of third-party management agreements, if any, with respect to any Mortgaged Property;

(xv)      copies of any environmental insurance policy;

(xvi)     copies of any affidavit and indemnification agreement;

(xvii)     if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to the applicable mortgage loan seller in connection with such mortgage loan seller’s origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the applicable mortgage loan seller’s origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the franchise Mortgage Loan has been transferred to the Trust and requesting a replacement comfort letter in favor of the Trust (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the trustee for the benefit of the Certificateholders; and

(xviii)    with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced PSA;

F-2

provided, that (a) whenever the term “Mortgage File” is used to refer to documents held by the custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) any references to a “Mortgage File” for a Companion Loan will be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), and (d) with respect to any Mortgage Loan that has a serviced Companion Loan, the execution and/or recordation of any assignment in the name of the trustee will not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the trustee will hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the trustee, the master servicer, or the special servicer on its behalf to enforce or obtain the benefits of such instrument will be construed to be so undertaken by the trustee, the master servicer or the special servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan: (A) if the custodian is not also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by the delivery by the applicable mortgage loan seller of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the mortgage securing the Non-Serviced Mortgage Loan, and the requirement to deliver any of the preceding documents in the name of the trustee will be met by the delivery of such documents in the name of the Non-Serviced Trustee for the benefit of, among others, the trustee, as holder of such Non-Serviced Mortgage Loan; or (B) if (and only for so long as) the custodian is also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by (1) the delivery by the applicable mortgage loan seller of originals of the documents described in clause (i) and (2) custody of the documents specified in clauses (ii) through (xviii) above by the related Non-Serviced Custodian pursuant to the related Non-Serviced PSA, provided, that if any document specified in clauses (ii) through (xviii) above was not or was not required to be delivered to the related Non-Serviced Custodian in connection with the related Non-Serviced PSA, the applicable mortgage loan seller will be required to deliver such document to the custodian, provided, further, that (a) the custodian will be required to represent and warrant to each other party to the PSA and for the benefit of the Certificateholders that, as of the Closing Date, it is the related Non-Serviced Custodian for such Non-Serviced Mortgage Loan, (b) the custodian will be required to perform its duties under the PSA, and be liable to the other parties to the PSA, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if the Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the custodian under the PSA, (c) the custodian may not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party to the PSA, and (d) if for any reason the custodian resigns as custodian under the PSA or resigns as the related Non-Serviced Custodian or otherwise no longer acts as custodian under the PSA or as the related Non-Serviced Custodian or otherwise is required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the custodian will be required to include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the other securitization) that shall be maintained by it or any successor custodian hereunder.

F-3

Notwithstanding any contrary provision set forth above, in connection with each Servicing Shift Mortgage Loan (1) instruments of assignment may be in blank and need not be recorded pursuant to the PSA until the earliest of (i) the related Controlling Companion Loan Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Controlling Companion Loan Securitization Date, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Controlling Companion Loan Securitization Date, and (2) following the related Controlling Companion Loan Securitization Date, the person selling the applicable Pari Passu Companion Loan to the related Non-Serviced Depositor, at its own expense, will be (A) entitled to direct the trustee or custodian to deliver the originals of all Mortgage Loan documents in its possession (other than the mortgage note evidencing the related Servicing Shift Mortgage Loan and endorsements thereof) to the related Non-Serviced Trustee or Non-Serviced Custodian, (B) if the right under clause (A) is exercised, required to cause the retention by or delivery to the trustee or custodian of photocopies of the Mortgage Loan documents so delivered to such Non-Serviced Trustee or Non-Serviced Custodian, (C) entitled to cause the completion and recordation of instruments of assignment in the name of such Non-Serviced Trustee or Non-Serviced Custodian, and (D) if the right under clause (C) is exercised, required to deliver to the trustee (or the custodian on its behalf) photocopies of any instruments of assignment so completed and recorded.

F-4

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	15
Summary of Terms	21
Risk Factors	49
Description of the Mortgage Pool	121
Transaction Parties	207
Description of the Certificates	270
Description of the Mortgage Loan Purchase Agreements	303
Pooling and Servicing Agreement	309
Certain Legal Aspects of Mortgage Loans	410
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	425
Pending Legal Proceedings Involving Transaction Parties	427
Use of Proceeds	427
Yield and Maturity Considerations	427
Material Federal Income Tax Considerations	439
Certain State and Local Tax Considerations	452
Method of Distribution (Underwriter)	452
Incorporation of Certain Information by Reference	455
Where You Can Find More Information	455
Financial Information	456
Certain ERISA Considerations	456
Legal Investment	459
Legal Matters	460
Ratings	460
Index of Defined Terms	463

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$787,915,000
(Approximate)

Banc of America Merrill Lynch
Commercial Mortgage Inc.
Depositor

Morgan Stanley Bank of America
Merrill Lynch Trust 2016-C32
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2016-C32

PROSPECTUS

BofA Merrill Lynch
Co-Lead Manager and Joint Bookrunner

Morgan Stanley

Co-Lead Manager and Joint Bookrunner

KeyBanc Capital Markets Inc.

Co-Manager

CIBC World Markets

Co-Manager

Drexel Hamilton

Co-Manager

December 8, 2016